As filed with the Securities and Exchange Commission on November 23, 2021.
Registration No. 333-259742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT No. 7
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FWD GROUP HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)
Cayman Islands	6411	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong SAR
+852 2850 3823
(Address and Telephone Number of Registrant’s Principal Executive Offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address and telephone number of agent for service)
Copies to:
Colin J. Diamond, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 United States +1-212-819-8200	Kaya Proudian, Esq. White & Case Pte. Ltd. 8 Marina View #27-01 Asia Square Tower 1 Singapore 018960 +65-6225-6000	Jessica Zhou, Esq. White & Case 9th Floor Central Tower 28 Queen’s Road Central Hong Kong SAR +852-2822-8700	Alyssa Caples, Esq. Nicholas Dorsey, Esq. Cravath, Swaine & Moore LLP CityPoint One Ropemaker Street London EC2Y 9HR United Kingdom +44-20-7453-1000	John D. Moore, Esq. Slaughter and May 47th Floor, Jardine House One Connaught Place Central Hong Kong SAR +852 2521-0551
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)		Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.01 per share	US$	100,000,000	US$	10,910.00

(1)
American depositary shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-      ). Each ADS represents           Class A ordinary shares.

(2)
Includes (a) Class A ordinary shares represented by           ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(4)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion. Dated     , 2021.
Preliminary Prospectus
American Depositary Shares
FWD Group Holdings Limited
Representing           Class A Ordinary Shares
This is an initial public offering of American depositary shares, or ADSs, representing Class A ordinary shares of FWD Group Holdings Limited.
We are offering           ADSs. Each ADS represents           Class A ordinary shares, US$0.01 par value per share. We anticipate the initial public offering price per ADS will be between US$      and US$      .
Prior to this offering, there has been no public market for the ADSs or our shares. We intend to apply to list our ADSs on the New York Stock Exchange (the “NYSE”), under the symbol “FWD.”
On September 23, 2021, we entered into a subscription agreement with Athene Life Re Ltd. (“Athene”), a Bermuda-based reinsurance company and subsidiary of Athene Holding Ltd., a leading retirement services company, substantially all of the net invested assets of which are managed by affiliates of Apollo Global Management, Inc. (“Apollo”), a leading global investment manager. Pursuant to the subscription agreement, substantially concurrently with and subject to the completion of this offering, Athene has agreed to purchase Class A ordinary shares from us for an aggregate purchase price of US$400 million in a private placement. The Class A ordinary shares issued to Athene in the concurrent private placement will be issued at a price per Class A ordinary share equal to the initial public offering price per ADS adjusted to reflect the ADS-to-Class A ordinary share ratio. The private placement is being made pursuant to an exemption from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S of the U.S. Securities Act of 1933, as amended, or the Securities Act. Athene has agreed not to, directly or indirectly, sell, transfer, or dispose of any of the Class A ordinary shares acquired in the private placement for a period of 12 months with respect to Class A ordinary shares representing US$50 million of investment amount (the “Tranche B Purchased Shares”), and 24 months with respect to Class A ordinary shares representing US$350 million of investment amount (the “Tranche A Purchased Shares”), after the date of this prospectus, subject to certain exceptions. In addition, on September 23, 2021, we entered into an investment management framework agreement with Apollo Management Holdings, L.P. and Athene and a master investment management implementation agreement with certain affiliates of Apollo, which together set out the framework for a strategic collaboration between certain affiliates of Apollo, Athene and our company following the completion of this offering in asset management, product distribution and reinsurance. See “Prospectus Summary — The Offering — Concurrent Private Placement” for more details.
A number of investors have indicated their interest in subscribing for an aggregate of up to US$500 million of the ADSs being offered in this offering, including (i) up to US$300 million from Li Ka Shing Foundation (by itself or through a subsidiary), of which our ultimate controlling shareholder is a director on the board and a member and which was established by Mr. Li Ka Shing to support charitable purposes, (ii) up to US$100 million from PCCW Limited, of which our ultimate controlling shareholder is the chairman and an executive director and is deemed to have interest, and (iii) up to US$100 million from PCGI Holdings Limited (by itself or through a designated entity), our controlling shareholder. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$       per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to        ADSs, representing approximately       % of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will not receive any underwriting discounts and commissions on any ADSs purchased by such investors.
Our company currently does not have any substantive operations in mainland China. Accordingly, notwithstanding our material Hong Kong-based businesses, the laws and regulations of the PRC do not currently have any material impact on our business, financial condition and results of operations. This is because, pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong).
If certain PRC laws and regulations were to become applicable to a company such as us in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our securities, including the ADSs, to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to our Hong Kong-based businesses, we could become subject to data security and privacy obligations, including the need to conduct a national security review of data activities that may affect the national security of the PRC, and be prohibited from providing data stored in Hong Kong to foreign judicial or law enforcement agencies without approval from relevant PRC regulatory authorities. Similarly, if the Measures for Cybersecurity Review (Revision Draft for Comments) issued by the Cyberspace Administration of China (the “Draft Measures”), which relates to data security and overseas listing of mainland Chinese businesses, were to apply to our Hong Kong-based businesses, our Hong Kong-based businesses would be required to apply for a cybersecurity review by the Cybersecurity Review Office of the PRC prior to completing our offering. Furthermore, if any PRC law relating to the PCAOB access to auditor files were to apply to a company such as us or our auditor, the PCAOB may be unable to fully inspect our auditor, which may result in our securities, including our ADSs, being delisted or prohibited from being traded “over-the-counter” pursuant to the Holding Foreign Companies Accountable Act and materially and adversely affect the value and/or liquidity of your investment.
In addition, while we believe that the recent statements or regulatory actions by the relevant organs of the PRC government, including those in relation to the PRC Data Security Law, the Draft Measures, the PRC Personal Information Protection Law and variable interest entities, and the anti-monopoly enforcement actions taken by relevant PRC government authorities, should not have any material adverse impact on our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange, there is no guarantee that will continue to be the case or that the PRC government will not seek to intervene or influence our operations at any time. Should such statements or regulatory actions apply to a company such as us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, our ability to accept foreign investments and our ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may cause the value of our securities, including the ADSs, to significantly decline or become worthless. We cannot predict the extent of such impact if such events were to occur.
See “Risk Factors — Risks Relating to Our Operations in Hong Kong and the PRC — Our business, financial condition and results of operations, and/or the value of our ADSs or our ability to offer or continue to offer securities to investors may be materially and adversely affected if certain laws and regulations of the PRC become applicable to a company such as us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice” and “Risk Factors — Risks Relating to Our Operations in Hong Kong and the PRC - The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities, including activities relating to overseas offerings of securities and/or foreign investments in such companies. We are a Hong Kong-based company with no substantive operations in mainland China. However, we cannot guarantee that the PRC government will not seek to intervene or influence our operations at any time. If we were to become subject to such direct influence or discretion, including those over overseas offerings of securities and/or foreign investments (including this offering of ADSs), it may result in a material adverse change in our operations , significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of your ADSs to significantly decline or be worthless, which would materially affect the interests of investors.”
See “Risk Factors” on page 23 to read about factors you should consider before buying the ADSs.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
FWD Group Holdings Limited is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries. Thus, investors in our ADSs are purchasing an equity interest in a Cayman Islands holding company. As used in this prospectus, “we,” “us,” “our company,” “our,” “Group,” “FWD” and “FWD Group” refer to FWD Group Holdings Limited and its subsidiaries as the context requires.
Subject to certain contractual, legal and regulatory restrictions, as needed, cash and capital contributions may be transferred among our Cayman Islands holding company, our intermediate Cayman Islands holding companies and our other operating subsidiaries and entities. To date, there have been transfers of funds from our Cayman Islands holding company to our subsidiaries in the form of capital contributions, and other than a repayment of a shareholder’s loan extended by our Cayman Islands holding company to one of our subsidiaries and related interest payments, no transfer of cash or other types of assets nor any dividend or other distributions have been made from our subsidiaries to our Cayman Islands holding company. Please see “Prospectus Summary — Cash Transfers and Dividend Distributions” for details.
	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)
The underwriters will receive no underwriting discount in respect of ADSs sold to the investors who have indicated their interest in this offering as outlined above, if such investors participate in this offering, which is reflected in the “Total” column. We have also agreed to reimburse certain expenses of the underwriters. For additional information regarding underwriting compensation, see “Underwriting.”

To the extent that the underwriters sell more than           ADSs in this offering, the underwriters have a 30-day option to purchase up to an aggregate of           additional ADSs from us at the public offering price less the underwriting discounts and commissions.
Upon the completion of this offering,           Class A ordinary shares and           Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 10 votes, except for resolutions with respect to a number of matters, in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. PCGI Holdings Limited beneficially owns all of our issued Class B ordinary shares, representing    % of the voting power of our total issued and outstanding shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.
The underwriters expect to deliver the ADSs against payment in New York, New York on           , 2021.
Lead Underwriters
MORGAN STANLEY	GOLDMAN SACHS (ASIA) L.L.C.	J.P. MORGAN
HSBC	CMB INTERNATIONAL
Prospectus dated                 , 2021.

Our vision

Changing the way people feel about insurance

Our growth across Asia

10 markets | ~10.3 million customers
8 exclusive bancassurance partners
36,000+ agents

We focus on creating fresh customer experiences and making the insurance journey simpler, faster and smoother, with innovative propositions and easy-to-understand products, supported by digital technology.

Metrics as of September 30, 2021.

i

Until           , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ADSs.
Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus filed with the SEC must inform themselves about, and observe any restrictions relating to, this offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

GLOSSARY
This glossary contains explanations of certain terms used in this prospectus in connection with the Group and its business. The terminologies and their meanings may not correspond to standard industry meanings or usage of those terms.
“Actual Exchange Rate” or “AER”	actual exchange rates for the relevant periods used for the purpose of calculation of growth.
“Adjusted Net Worth” or “ANW”	the statutory net asset value, reflecting the excess of assets over policy reserves and other liabilities reported on a local regulatory basis plus/minus mark-to-market adjustments for assets that have not been held on a market value basis minus the value of intangible assets.
“Adjusted Net UFSG”	Net UFSG excluding one-off opening adjustments (including non-economic assumption change) and expense overruns.
“Annualized Premium Equivalent” or “APE”	the sum of 10% of single premiums and 100% of annualized first year premiums for all new policies, before reinsurance ceded. Consistent with customary industry practice, a factor of 10% is applied to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums. APE provides an indicative volume measure of new policies issued in the relevant period. See note 6.4 to the audited consolidated financial statements included elsewhere in this prospectus for more information. For takaful business, APE refers to annualized contribution equivalent.
“as-converted basis”	assuming (i) that each outstanding preference share and convertible preference share in FL or FGL is converted into one ordinary share in FL or FGL, as the case may be, in connection with the Reorganization Conversion, and (ii) the completion of the Reorganization and taking account of the Share Split. This does not take into account any difference between the total number of ordinary shares of our company that will be issued to certain the holders of convertible preference shares in FL and FGL as a result of the Reorganization Conversion and those under the assumptions described above.
“bancassurance”	the distribution of insurance products through banks or other financial institutions.
“CAGR”	compound annual growth rate.
“cede”	the transfer of all or part of a risk written by an insurer to a reinsurer.
“Constant Exchange Rate” or “CER”	constant exchange rate used for the calculation of growth and is based on average exchange rates of relevant periods, other than for balance sheet items where growth as at the end of the current year over the end of the prior year is based on end of period exchange rates.
“claim”	an occurrence that is the basis for submission and/or payment of a benefit under an insurance policy. Depending on the terms of the insurance policy, a claim may be covered, limited or excluded from coverage.
“customer”	anyone who owns or receives value from insurance products and services. Customers are categorized as either individual customers or group scheme customers.
“COLI”	corporate-owned life insurance.
“commission”	a fee paid to a distribution partner by an insurance company for services rendered in connection with the sale or maintenance of an insurance product.
“conversion rate”	the percentage of quoted leads that convert into successful sales.
“D2C”	direct-to-customer.
“Embedded Value” or “EV”	an actuarial method of measuring the consolidated value of shareholders’ interests in the existing business of an insurance company. Represents an estimate of the economic value of its life insurance business based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business.
“Embedded Value Equity” or “EV Equity”	the equity attributable to shareholders on an actuarial basis, reflecting the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders. It is presented on a net-of-financing basis. Financing for this purpose includes debt held by us and comprises borrowings and perpetual securities.
“Embedded value operating profit” or “EV Operating Profit”	the change in EV over the relevant period, adjusted for movements relating to acquisitions, partnerships and discontinued businesses, economic variance, economic assumption charge, non-operating variance, capital movements, corporate adjustments, financing and foreign exchange movement. It comprises expected returns on EV, VNB, operating variance, and the impact of operating assumption changes. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as Business Units are still in their growth phase and have not achieved economies of scale.
“exclusive bancassurance partnerships” or “exclusive bancassurance arrangements”	our exclusive bancassurance partnerships in-market generally require bancassurance partners to distribute our products on either an exclusive or preferred basis to their customers across networks and jurisdictions specified under their contracts and subject to applicable laws and regulations. Exclusive bancassurance arrangements commonly include termination rights which may be triggered if specific, pre-defined conditions are met, for example upon material breaches by either party, in the event a party becomes a competitor, upon a change of control or in the event of force majeure; in addition, in limited cases exclusivity also applies to us over the partnership term.
“expense ratio”	operating expenses expressed as a percentage of TWPI for the relevant period.

“financial investments”	equity and fixed income securities plus receivables and derivative financial instruments classified as assets, excluding cash and cash equivalents.
“first year premiums”	premiums received in the first year of a recurring premium policy. As such they provide an indication of the volume of new policies sold.
“Free Surplus”	excess of adjusted net worth, i.e. adjusted statutory net asset value attributable to shareholders, over the required capital.
“Group Embedded Value” or “Group EV”	the consolidated EV of our Group and is presented on a net-of-financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.
“Group Office”	employees from FWD Group Financial Services Pte. Ltd, FWD Group Management and Valdimir Pte. Ltd.
“GWP”	gross written premiums calculated based on applicable guidelines promulgated by the relevant insurance authorities.
“GWS”	group-wide supervision framework introduced by the HKIA, which came into effect on March 29, 2021.
“high net worth” or “HNW”	individuals who have investable assets of US$1 million or more.
“HKEX”	The Stock Exchange of Hong Kong Limited.
“IFA”	independent financial adviser.
“IFRS”	International Financial Reporting Standards.
“in-force customers,” “in-force agents,” “in-force products” or “in-force policies”	customers, agents or products with respect to an insurance policy or contract reflected on records that has not expired, matured or otherwise been surrendered or terminated, or such policies or contracts themselves.
“investment experience”	realized gains and losses, impairments and unrealized gains and losses on investments held at fair value through profit or loss.
“LCSM”	local capital summation method.
“lifetime value”	policyholder lifetime value is calculated by discounting the aggregate VNB of a policyholder’s purchase over his or her life to today’s value.
“MCV”	mainland Chinese visitor.
“morbidity” or “morbidity rate”	Incidence rates and period of disability, varying by such parameters as age, gender and period since disability, used in pricing and computing liabilities for accident and health insurance.
“mortality” or “mortality rate”	rate of death, varying by such parameters as age, gender and health, used in pricing and computing liabilities for life and annuity products, which contain mortality risks.
“net premiums”	life insurance premiums net of reinsurance premiums ceded to reinsurers.
“net Underlying Free Surplus Generation” or “net UFSG”	underlying free surplus generation, allowing for the free surplus used to fund new business. It excludes investment return variances and other items such as the impact of acquisitions, new partnerships and discontinued businesses, capital movements and impact

v

of financing.
“O2O”	collectively, online-to-online, online-to-offline and offline-to-online.
“offshore”	(x) with respect to our Hong Kong business, an offshore policy is any policy where the policyholder does not have or disclose a Hong Kong identity card number and an offshore customer is any customer who does not have or disclose a Hong Kong identity card; and (y) with respect to our Macau business, an offshore policy is any policy where the policyholder is not a resident of Macau and an offshore customer is any customer who is not a resident of Macau.
“onshore”	(x) with respect to our Hong Kong business, an onshore policy is any policy where the policyholder has a Hong Kong identity card and an onshore customer is any customer who has a Hong Kong identity card, and (y) with respect to our Macau business, any policy where the policyholder is a resident of Macau and an onshore customer is any customer who is a resident of Macau.
“Operating Embedded Value” or “Operating EV”	consolidated EV of operating entities.
“Operating ROEV”	the ratio of EV Operating Profit to the opening Group EV (net of financing basis) for the relevant period.
“participating funds”	distinct portfolios where the policyholders have a contractual right to receive at the discretion of the insurer additional benefits based on factors such as the performance of the pool of assets held within the fund, as a supplement to any guaranteed benefits. The insurer may either have discretion as to the timing of the allocation of those benefits to participating policyholders or as to the timing and the amount of the additional benefits.
“participating products” or “participating business”	contracts of insurance where the policyholders have a contractual right to receive, at the discretion of the insurer, additional benefits based on factors such as investment performance, as a supplement to any guaranteed benefits.
“persistency”	the proportion of insurance policies remaining in force from month to month, as measured by the number of policies.
“protection ratio”	the protection ratio of each product is calculated by dividing the present value of mortality and morbidity benefits expected to be paid on account of the product by the present value of all customer benefits expected to be paid on account of the product.
“Protection VNB”	the aggregated protection VNB at product level, which is determined by protection ratio multiplied by VNB.
“RBC” or ‘‘Risk-based capital”	a method of measuring the minimum amount of capital appropriate for an insurance entity to support its overall business operations in consideration of its size and risk profile.

“reinsurance”	the practice whereby a reinsurer, in consideration of a premium paid to it, agrees to indemnify another party for part or all of the liabilities assumed by the reinsured party under an insurance contract, which the reinsured party has issued.
“renewal premiums”	premiums receivable in subsequent years of a multi-year insurance policy.
“Reorganization Conversion”	the conversion of ordinary shares, preference shares and convertible preference shares issued by FL and FGL into Class A ordinary shares in our company as part of Phase 2 of the Reorganization.
“reserves”	liability established to provide for future payments of claims and benefits to policyholders net of liability ceded to reinsurers.
“retrocession”	the reinsuring of reinsurance.
“riders”	a supplemental plan that can be attached to a base insurance policy, typically with payment of additional premium. Unless otherwise stated, riders include unit-deducting riders for which no premiums are received. The insurance coverage of unit-deducting riders is funded by deduction of units from account balances of underlying unit-linked and universal life contracts.
“SFO”	Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong).
“Share Split”	the share sub-division effected on August 20, 2021 whereby each of the then-authorized ordinary shares of our company, par value US$1.00 each, was divided into 100 ordinary shares, par value US$0.01 each. Following such share sub-division, PCGI Holdings Limited owned 2,162,950,800 ordinary shares in our company and surrendered for no consideration 1,514,065,560 ordinary shares to our company for cancellation, following which PCGI Holdings Limited owns 648,885,240 ordinary shares in our company.
“single premiums”	single premium policies of insurance are those that require only a single lump sum payment from the policyholder.
“SME”	small and medium enterprise.
“surrender”	the termination of a life insurance policy or annuity contract at the request of the policyholder after which the policyholder receives the cash surrender value, if any, of the contract.
“takaful”	insurance that is compliant with Islamic principles.
“tied agent”	a sales representative who sells the products of one company exclusively.
“TWPI” or “total weighted premium income”	total weighted premium income consists of 100% of renewal premiums, 100% of first year premiums and 10% of single premiums; it provides an indication of total premiums and the new business premiums that we have generated in the reporting period and that have the potential to generate profits for the Shareholders.

“Underlying APE”	the APE for the relevant periods excluding, as applicable, (A) for 2018, 2019 and 2020, the impact of (i) our acquisition of SCB Life in Thailand, PT Commonwealth Life in Indonesia, VCLI in Vietnam, HSBC Amanah Takaful in Malaysia, and the associated bancassurance partnerships with SCB, PT Bank Commonwealth, VCB and HSBC Amanah Malaysia Berhad, (ii) the COLI business in Japan, the sales of which have declined on account of the taxation rule changes in 2019, (iii) the employee benefits business in Singapore, which we discontinued in 2019, (iv) the one-off retrocession reinsurance with Swiss Re and FWD Reinsurance for a block of in-force life and health business in Japan in 2020 and (v) our partnership with TMB, which ended on December 31, 2020, and (B) for the nine months ended September 30, 2020 and September 30, 2021, (i) our acquisition of Commonwealth Life in Indonesia, VCLI in Vietnam, 29.9% stake in BRI Life in Indonesia, Bangkok Life Assurance (Cambodia) Plc in Cambodia, and the associated bancassurance partnerships with PT Bank Commonwealth, and VCB, (ii) the COLI business in Japan, the sales of which have declined on account of the taxation rule changes in 2019, and (iii) our partnership with TMB, which ended on December 31, 2020.
“Underlying VNB”	the VNB for the relevant periods excluding, as applicable, (A) for 2018, 2019 and 2020, the effects of (i) our acquisition of SCB Life in Thailand, PT Commonwealth Life in Indonesia, VCLI in Vietnam, HSBC Amanah Takaful in Malaysia, and the associated bancassurance partnerships with SCB, PT Bank Commonwealth, VCB and HSBC Amanah Malaysia Berhad, (ii) the COLI business in Japan, the sales of which have declined on account of the taxation rule changes in 2019, (iii) the employee benefits business in Singapore, which we discontinued in 2019, (iv) the one-off retrocession reinsurance with Swiss Re and FWD Reinsurance for a block of in-force life and health business in Japan in 2020 and (v) our partnership with TMB, which ended on December 31, 2020, and (B) for the nine months ended September 30, 2020 and September 30, 2021, (i) our acquisition of Commonwealth Life in Indonesia, VCLI in Vietnam, 29.9% stake in BRI Life in Indonesia, Bangkok Life Assurance (Cambodia) Plc in Cambodia, and the associated bancassurance partnerships with PT Bank Commonwealth, and VCB, (ii) the COLI business in Japan, the sales of which have declined on account of the taxation rule changes in 2019, and (iii) our partnership with TMB, which ended on December 31, 2020.
“Underlying VNB Margin”	Underlying VNB expressed as a percentage of Underlying APE for the relevant period.

“underwriting”	the process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.
“Value of Business Acquired” or “VOBA”	VOBA in respect of a portfolio of long-term insurance and investment contracts acquired is recognized as an asset, calculated by discounting all future cash flows expected to be realized from the portfolio. VOBA is amortized over the estimated life of the contracts in the acquired portfolio on a systematic basis. The carrying value of VOBA is reviewed at least annually for impairment and any impairment is charged to the consolidated income statement.
“Value of New Business” or “VNB”	present value, measured at point of sale, of future net-of-tax profits on a local statutory basis less the corresponding cost of capital. VNB is calculated quarterly, based on assumptions applicable at the start of each quarter.
“VHIS”	Voluntary Health Insurance Scheme of Hong Kong.
“VNB Margin”	VNB expressed as a percentage of APE for the relevant period.

PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the ADSs. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision.
Overview
Our vision is changing the way people feel about insurance.
We are a fast-growing and leading Pan-Asian life insurer with a customer-led, legacy-light and digital-first model.
We were founded in 2013 by our founder, Mr. Li, with the ambition of forging our own path as a next-generation insurer in Asia. We set out to transform insurance with technology to disrupt the traditional mindset, behaviors and operations of the insurance industry. We developed our platform from the early days of our operation with minimal legacy. That advantage, combined with our speed of execution, has allowed us to quickly capture market opportunities and stay ahead of the industry average in terms of certain key performance indicators, such as Annualized Premium Equivalent (“APE”) growth rates in the markets in which we operate. We have built our leadership team and culture to align with this vision.
We have grown from three markets at inception to ten markets, including Hong Kong (and Macau), Thailand (and Cambodia), Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia. This provides us access to some of the fastest growing insurance markets in the world with an expanding but underinsured population. Our Southeast Asia markets contributed over 40% of our Value of New Business (“VNB”) in 2020. We achieved 5.5 times growth of our APE in 2020 since our first full year of operations in 2014, growing from US$309 million in 2014 to US$1,692 million in 2020, and our VNB grew 5.0 times over the same period, increasing from US$123 million in 2014 to US$617 million in 2020. We also recorded total revenue of US$9,487 million and a net loss of US$252 million in 2020.
We are customer-led and we put customers at the heart of everything we do. Since our inception, we have set a clear path to disrupt the traditional insurance industry and transform distribution, instead of operating a traditional distribution-led insurance business. To maximize customer touch points and offer a desirable experience, we adopted a digital-driven, multi-channel distribution model to enhance, extend and empower our distribution, effectively serving diverse customer needs and meeting customers wherever and whenever they choose. We have built a leading Southeast Asia bancassurance franchise with eight exclusive partnerships and an elite agency force, which is ranked among the top ten multi-national insurers globally in terms of the number of Million Dollar Round Table (“MDRT”) registered members as of July 1, 2021, to serve sophisticated, affluent and mass affluent customers who value personalized interactions. We have also built a neo-insurance model to effectively reach digitally native, tech-savvy and young-at-heart customers through our D2C eCommerce platform, our bank partners’ digital channels and ecosystem partners’ platforms supported by application programming interface (“API”) integration and O2O referral programs. Together, our distribution channels grant us access to over 150 million of our bank partners’ existing customers and over 80 million of our ecosystem partners’ existing customers, according to NMG. We redefine distribution with a digital heart and human touch by digitally transforming traditional channels and building new ones.
We offer easy-to-understand and relevant propositions with a proven record of first-in-market and award-winning products. Through a continued focus on innovation, proprietary digital tools and data analytics, we have made our customers’ insurance journey simpler, faster and smoother, providing them with an experience that we believe is best-in-class. We are a leading, strong performer for life insurance customer experience in three markets, according to a CX Index™ study by Forrester Consulting in the fourth quarter of 2020 that we commissioned. We also recorded significant growth in our customers, which include both individual and group scheme policyholders and beneficiaries, who have entrusted us with their insurance needs, from approximately 1 million customers as of December 31, 2015 to 9.6 million customers as of December 31, 2020 and 10.3 million customers as of September 30, 2021.
Market Opportunities and Growth Drivers.   We have built a Pan-Asian presence with success driven by our execution efficiency and a digital-first approach that can be flexibly adapted to evolving market trends and customer needs. According to NMG, the aggregate life insurance GWP in our current markets is estimated to be US$425 billion in 2020, with the overall GWP in Asia forecasted to grow 1.9 times from 2020 to 2030, offering significant market opportunities ahead. We believe that structural demographic and macroeconomic factors, including middle-class expansion, ongoing wealth accumulation, a significant protection gap, which is the estimated additional life insurance premiums needed annually to fully meet mortality and health protection needs, as well as digital acceleration, are key drivers for the growth of the Pan-Asian insurance sector. We are present in seven of the top ten fastest growing markets in Asia according to NMG, including a strong focus on Southeast Asia.
Legacy-light Organization.   We believe that — being a relatively young insurer, founded in 2013 — our legacy-light organization differentiates us from our competitors. This is demonstrated by our ability to quickly identify market opportunities, balance strong organic growth and efficient execution of value-accretive acquisitions and activate new partnerships in a speedy manner. Our operations are supported by robust technology capabilities and digital infrastructure, which is increasingly cloud-based and integrated across business functions and with external partners. Our growth is underpinned by our culture of continuous innovation, our capacity for decision making without layers of bureaucracy, as well as modern, streamlined infrastructure and systems that were built with minimal legacy. Our multi-channel distribution strategy frees us from the constraints that many competitors, operating primarily on the basis of legacy agency franchises, may face.
We believe that all of these advantages allow us to adapt quickly to evolving market dynamics, capture growth opportunities, and forge new paths ahead of traditional, legacy-heavy life insurers. We recorded a CAGR of 26.6% for total APE from 2018 to 2020, which is higher than the corresponding growth during the same period of the five largest (by APE) Pan-Asian life insurers, as defined as life insurers competing in three or more of our markets, according to NMG.
Addressing Insurance Pain Points.   When we established FWD in 2013, we conducted customer behavior studies and identified multiple pain points in the insurance journey that created barriers to purchase. We have found that underserved customers were offered complex, standard and jargon-laced products through aggressive marketing. At the same time, distributors lacked timely access, natural touchpoints and insights into these prospective customers to serve them effectively. Customers were also faced with convoluted paper-based and time-consuming purchase and claims processes, coupled with limited post-sale engagement and unsatisfactory customer service. We believe that these customers are deterred from purchasing the protection they need because of this frictional customer journey. We decided to challenge the traditional business model and tap into this insurance “white space.”
Customer-led Strategy.   To address these challenges, we adopted a customer-led strategy designed to champion our customers’ needs and create a desirable customer journey. We aim to be the trusted partner of our customers by making insurance (1) easy to know with transparent and tailored propositions, (2) easy to buy with paperless applications, auto-underwriting and our D2C eCommerce platform, (3) easy to claim with a smart claims process and swift payment, (4) easy to engage with end-to-end lifetime interaction, and (5) easy to love with a distinctive experience and an innovative brand. We believe our multi-channel distribution strategy allows us to meet our customers wherever and whenever they choose, across tech-enabled touch points, with O2O and cross-channel referrals creating a seamless customer journey that presents cross-selling and up-selling opportunities.
We believe that our customers are drawn to these value propositions. Our total customers increased at a CAGR of 28.8% from December 31, 2018 to September 30, 2021. In terms of organic new individual customers, we recorded a CAGR of 25.8% from 2018 to 2020 and year-on-year growth of 25.9% for the nine months ended September 30, 2021. Importantly, we have gained traction amongst the millennial (defined as those aged under 40) customer segment, which has high lifetime value, according to NMG.
Digitally Focused.   We are a digital-first next-generation insurer. Innovation, driven by data analytics, is at the core of everything we do and is foundational to each of our processes. Underpinned by our data and technology capabilities, we have constructed a digital architecture that is standardized across our Group. Our integrated, cloud-based Data Lake captures a holistic customer view and informs every customer interaction and decision across business divisions in real time. Our proprietary digital systems and toolkits across our prospecting, purchasing, underwriting, claims and servicing functions are built upon artificial intelligence (“AI”) and big data analytics. This has enabled us to understand our customers’ needs and how and when they would like to be engaged, deliver improved customer experiences and enhance our operational efficiency. To further our leadership and capabilities as a digital-first insurer, we have continued

to invest in our research and development budget and technology headcount. We have been widely recognized both by our customers in industry branding surveys and by industry peers as a digital innovator in the life insurance sector. We believe our digital innovation reinforces our market leadership and our ability to continue growing at a faster pace than our peers while reducing our operating expense ratio.
Sustainable and Value-Focused Growth.   We have experienced substantial growth and demonstrated a strong track record of execution. Our Pan-Asian franchise combines our operations in the Philippines, Indonesia, Singapore, Vietnam and Malaysia, which are growing rapidly and efficiently, and our sizeable operations in Hong Kong (and Macau), Thailand (and Cambodia) and Japan. Our growth is defined by the following aspects:
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Value creation:   We recorded a total VNB of US$617 million and a protection ratio of approximately 55% in 2020. Our Underlying VNB increased at a 25.8% CAGR (24.8% on a constant exchange rate basis) since 2018 to US$358 million in 2020 and increased by 43.2% (42.8% on a constant exchange rate basis) on a year-on-year basis from US$329 million in the nine months ended September 30, 2020 to US$471 million during the same period in 2021. Our EV Equity grew at a 29.0% CAGR from US$4.3 billion in 2018 to US$7.1 billion in 2020 and further grew to US$7.7 billion as of September 30, 2021.

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Scale:   Backed by both a rapidly growing new business and a significant book of in-force business, we achieved Total Weighted Premium Income (“TWPI”) of US$6.5 billion in 2020 growing at a 31.1% CAGR since 2018. Our TWPI grew 7.6% from US$4.9 billion in the nine months ended September 30, 2020 to US$5.2 billion in the same period in 2021.

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Profitability:   As we are a growing company with an operating history of only eight years, we incurred net losses of US$196 million, US$332 million and US$252 million and losses from continuing operations after tax of US$198 million, US$316 million and US$272 million for 2018, 2019 and 2020, respectively, primarily due to (i) increases in financing costs, which reflect additional bank borrowings in 2020 and the interest on bank borrowings, subordinated notes and guaranteed notes issued in mid- to late-2019, and (ii) one-off acquisition and related integration costs, costs in relation to this offering and implementation costs for IFRS 9 and 17 and Group-wide Supervision, which were partially offset by gains in short-term fluctuations in investment returns. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” for details. As such, in addition to net losses, we also look at adjusted operating profit before tax, a non-IFRS performance measure, and EV Operating Profit, an actuarial performance measure, to assess the performance of our operations. Adjusted operating profit before tax expanded from US$39 million in 2018 to US$101 million in 2020 and our EV Operating Profit grew from US$822 million in 2018 to US$1,010 million in 2020. We recorded a net profit of US$225 million and profit from continuing operations after tax of US$176 million in the nine months ended September 30, 2021 compared to a net loss of US$353 million and a loss from continuing operations after tax of US$354 million in the nine months ended September 30, 2020. We also recorded an adjusted operating profit before tax of US$135 million and an EV Operating Profit of US$798 million in the nine months ended September 30, 2021, representing an increase of 62.7% and 17.8%, respectively, from the nine months ended September 30, 2020.

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Capital management:   Our business is supported by a strong balance sheet to allow for future growth. As of September 30, 2021, the solvency ratios of our key operating companies in Hong Kong, Thailand and Japan were 286%, 331% and 1,244%, respectively, which are well above the minimum local regulatory requirements in these markets.

Our Competitive Strengths
We believe that the following competitive strengths have provided us with an ability to maintain our market-leading position:
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we are a fast growing Pan-Asian life insurer capturing growth opportunities in the most attractive markets in the region;

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we offer compelling customer propositions with a distinctive brand;

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we have elite, tailored and tech-enabled multi-channel distribution capabilities;

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we have purpose-built digital infrastructure and with data analytics at the core;

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we have gained advantaged access to millennials; and

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we are a legacy-light organization with agile execution by a highly experienced management team.

Our Growth Strategies
To maintain our strong growth momentum, we plan to implement the following strategies:
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generate lifetime value by reinforcing leadership in customer acquisition and engagement;

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increase scale and productivity by digitalizing, expanding and activating new partnerships;

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enhance protection mix and achieve VNB Margin uplift through innovative propositions;

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optimize customer experience and boost operating leverage through continued investment in digitalization; and

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create additional value by pursuing selective value-enhancing expansion opportunities.

Recent Developments
Debt Restructuring and Repayment
To centralize the treasury functions of our Group, we plan to restructure the outstanding indebtedness of each of our subsidiaries, FGL and FL, such that all such indebtedness is either transferred to our company and/or redeemed or repaid and/or refinanced.
To this end, FGL and FL solicited and obtained consents of the holders of all existing series of notes, subordinated notes and perpetual securities issued by FGL and FL, in each case to amend the terms of the relevant instrument to substitute the relevant issuer with our company, among other things. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Indebtedness — Borrowings — Medium-term notes and subordinated notes” for a description of our existing series of notes and subordinated notes and note 28.3 to our audited consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020 for details of the existing series of perpetual securities issued by FGL and FL.
In line with customary market practice, we expect to pay certain fees to the public holders of the notes, the subordinated notes and the perpetual securities who consented to the proposed amendments by the relevant deadlines.
The effectiveness of the consents of the holders of the notes, the subordinated notes and the perpetual securities is conditioned on, among other things, (a) all requisite regulatory approvals for the implementation of the relevant proposal(s) under the consent solicitation having been obtained by the Group and any notice periods imposed by any regulatory authority with respect to such proposal having lapsed or been waived, (b) the completion of any significant equity raising exercise by us, which may be by way of this offering or otherwise, (c) our being reasonably satisfied that, upon the implementation of the relevant proposal(s) under the consent solicitation, Fitch Ratings Limited will assign a long-term issuer default rating and Moody’s Investors Service Limited will assign a long-term issuer rating to our company equal to or higher than the long-term issuer rating of FL prevailing at such time, and (d) in respect of each of FGL’s existing loan agreements, either (x) lender consent in respect to such loan agreement having been obtained for the novation of such loan agreement from FGL to our company, or (y) such loan agreement having been (i) fully prepaid, (ii) fully repaid, or (iii) otherwise refinanced by new facilities borrowed by our company. We may waive condition (d) in our discretion.
The effectiveness of the consent in respect of any series is not conditional on the effectiveness of the consent in respect of any other series and we have the discretion to implement the relevant proposal(s) in respect of none, one, some or all of the series in respect of which consent is obtained. The proposals under the consent solicitation may therefore be implemented only with respect to some but not all of the series of notes, subordinated notes and perpetual securities. As a result, upon the effectiveness of the relevant proposal(s) under the consent solicitation, there may continue to be notes, subordinated notes and/or perpetual securities outstanding at the FGL and/or FL level.
We cannot assure that we will be able to effect the proposals with respect to any or all series, on the proposed timetable, on terms acceptable to us or at all. Please also see, “Risk Factors — Risks Relating to

Credit, Counterparties and Investments — We may not be able to obtain financing from external sources on commercially acceptable terms.”
On July 26, 2021, the Group repaid in full the US$275 million SCB Facility Agreement dated July 25, 2018 (as amended) (the “2018 SCB Facility Agreement”). An affiliate of HSBC, HSBC Bank Plc, was a lender under the US$175 million HSBC Facility Agreement dated February 4, 2019 (as amended) (the “2019 HSBC Facility Agreement”), which was voluntarily prepaid in full on August 10, 2021 before its scheduled maturity date. We have obtained the requisite lender consent and plan to effect the amendments of certain terms of the US$1,800 million SCB Facility Agreement dated September 10, 2019 (as amended) (the “2019 SCB Facility Agreement”), primarily in relation to substituting FGL with our company as the borrower under such facility. We currently expect such amendments to take effect following the completion of this offering. An affiliate of CMBI, CMB Wing Lung Bank Limited, is a lender under the 2019 SCB Facility Agreement.
COVID-19 Pandemic Update
Our business continues to be impacted by the COVID-19 pandemic. Significant COVID-19 related restrictions, including those in response to the outbreak of the Delta variant in the second and third quarters of 2021, have continued and in some instances, have been significantly tightened, in markets in which we operate, including Indonesia, Malaysia, the Philippines, Singapore and Vietnam, as well as Thailand (which has been affected more severely in the third quarter of 2021 than before). Border controls and travel restrictions, such as those imposed in Hong Kong, and the continuing uncertainty over the extent and timing of the re-opening of the border between Hong Kong and mainland China, have had and may continue to have an adverse effect on our sales to MCVs and other customers. The impact of the pandemic and the measures taken by the relevant governments to contain the disease on the global economy, the economies of the markets in which we operate and the movement of people have adversely affected, and we expect will continue to adversely affect, our new business sales and results of operations in the second half of 2021 and if the pandemic and restrictions persist, potentially into 2022. See “Risk Factors — Risks Relating to Our Business —  The COVID-19 pandemic has caused and may continue to cause disruption to our operations and negatively affect our business, financial condition, and results of operations.”
Summary of Risk Factors
An investment in our ADSs is subject to a number of risks, including risks relating to our business, risks relating to our operations in Hong Kong and the PRC, risks relating to credit, counterparties and investments, risks relating to our products and product distribution channels, risks relating to the insurance industry, risks relating to legal and regulatory matters, risks relating to our technology, risks relating to our controlling shareholder and certain other shareholders, and risks relating to this offering. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. The following list summarizes some, but not all, of these risks. Please see “Risk Factors” for a more thorough description of these and other risks.
Risks Relating to Our Business
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The COVID-19 pandemic has caused and may continue to cause disruption to our operations and negatively affect our business, financial condition, and results of operations.

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Our international operations subject us to additional risks which could have an adverse effect on us.

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Our business has evolved through a number of strategic transactions and the information presented in our financial statements may not be indicative of our future performance and prospects.

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Our success will depend on integrating and realizing synergies from our acquisitions and our ability to execute our strategic initiatives and manage our growth.

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Certain metrics and key performance indicators we present in this prospectus are based on a number of assumptions and may vary significantly as those assumptions change.

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Reinsurance may (i) be unavailable at current levels and prices, which may limit our ability to underwrite new business, and (ii) subject us to counterparty risk and may not be adequate to protect us against losses.

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As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends, which depends on a variety of factors.

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We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

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Our risk management and internal control systems may be inadequate or ineffective in identifying or mitigating the various risks to which we are exposed.

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We have a history of net losses and may not achieve or maintain profitability in the future.

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Geopolitical and political instability, market fluctuations and general economic conditions globally and in the markets in which we operate may materially and adversely affect our business.

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Involvement of our management, directors, and their affiliated entities in disputes, criminal proceedings, litigation, or investigations or other actual or alleged misconduct may adversely impact our reputation and/or the price of our securities.

Risks Relating to Our Operations in Hong Kong and the PRC
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Our business, financial condition and results of operations, and/or the value of our ADSs or our ability to offer or continue to offer securities to investors may be materially and adversely affected if certain laws and regulations of the PRC become applicable to a company such as us. In that case, we may be subject tothe risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

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Our ADSs may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act if the PCAOB were unable to fully inspect our auditor. The delisting or the cessation of trading “over-the-counter” of our ADSs, or the threat of them being delisted or prohibited from being traded “over-the-counter,” may materially and adversely affect the value and/or liquidity of your investment. Additionally, if the PCAOB were unable to conduct full in spections of our auditor, it would deprive our investors of the benefits of such inspections.

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The PRC government exerts substantial influence, discretion, oversight and control over the manner in which companies incorporated under the laws and regulations of the PRC must conduct their business activities, including activities relating to overseas offerings of securities and/or foreign investments insuch companies. We are a Hong Kong-based company with no substantive operations in main land China. However, we cannot guarantee that the PRC government will not seek to intervene or influence our operations at any time. If we were to become subject to such direct influence, intervention,discretion, oversight or control, including those over overseas offerings of securities (including thisoffering of ADSs) and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of your ADSs to significantly decline or be worthless, which would materially affect the interests of investors.

For more detailed discussions of these risks, please refer to “Risk Factors — Risks Relating to Our Operations in Hong Kong and the PRC” on pages 38 to 41 of this prospectus.
Risks Relating to Credit, Counterparties and Investments
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Compliance with existing and future solvency ratio and capital requirements may force us to raise additional capital, change our business strategy or reduce our growth, which could increase our financing costs.

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We may not be able to obtain financing from external sources on commercially acceptable terms.

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Our substantial indebtedness could materially and adversely affect us.

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A downgrade in our financial strength and claims-paying ratings could adversely affect us.

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Our investment portfolio is exposed to the risk of losses, volatility and illiquidity.

Risks Relating to Our Products and Product Distribution Channels
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We may be unable to expand our product offerings or our new business initiatives may not achieve the intended results.

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Changes in regulations, solvency standards, capital requirements or other requirements or the impact of adverse market conditions could result in changes to our product offerings that could materially and adversely affect us.

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Actual experience may differ from assumptions used in establishing reserves and in product pricing, which may adversely affect us.

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The termination of, or any adverse changes to, or any failure to renew, our arrangements with our bancassurance partners may have a material adverse effect on us.

Risks Relating to the Insurance Industry
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Intense competition in the segments of the insurance industry in which we operate in each of our markets could negatively affect our ability to attain or increase profitability.

Risks Relating to Legal and Regulatory Matters
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We are subject to extensive regulation as insurance companies, including monitoring of our financial soundness, which may restrict our activities and investments and increase our compliance costs.

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We may face challenges in adapting to group-wide supervision under the GWS framework.

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Changes in tax regulations have had, and may continue to have, an adverse effect on the demand for our insurance products.

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We face the risk of litigation, regulatory investigations and other proceedings in relation to our business which may result in financial losses and reputational harm.

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Our failure to comply with applicable data privacy laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Technology
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Cyber-attacks or other security breaches of our computer systems or computer systems maintained by others could disrupt our business, cause financial losses, damage our reputation, lead to regulatory sanctions and legal claims, or a loss of customers and revenue.

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Our investment in digitalization and neo-insurance may not achieve the intended result.

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We depend on online sources to attract consumers to our websites and our online applications, which may be affected by third-party interference beyond our control, and as we grow our customer acquisition costs will continue to rise.

Risks Relating to Our Controlling Shareholder and Certain Other Shareholders
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Our controlling shareholder and certain other shareholders are currently involved in some aspects of our business, including investment management, telecommunication services and reinsurance, and we may be subject to risks associated with such transactions.

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Negative publicity about our controlling shareholder may adversely affect us.

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If our controlling shareholder sells all or a substantial portion of his ownership in us, we could be adversely affected.

Risks Relating to this Offering
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Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.

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The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

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Our weighted voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control that holders of our Class A ordinary shares and ADSs may view as beneficial.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

Our History and Corporate Structure
Our company was incorporated in the Cayman Islands as an exempted company with limited liability on March 18, 2013 under the name “Power Shine Limited” and on November 12, 2015 was renamed “PCGI Intermediate Holdings Limited.” On August 20, 2021, our company was renamed “FWD Group Holdings Limited” and the Share Split was effected. We undertook the Reorganization primarily to facilitate our initial public offering in the United States. For a description of the Reorganization, see “Our History and Corporate Structure — Our Reorganization.”
In 2013, our controlling shareholder, Mr. Li, acquired life insurance companies in Hong Kong, Macau and Thailand, as well as certain other related businesses in Hong Kong, from the ING Group, which formed the foundation of our fast-growing Pan-Asian insurance platform. Since then, we have made a number of new market entries and expansions via a combination of organic entries and acquisitions, bringing the FWD brand to the Philippines, Indonesia, Singapore, Vietnam, Japan, Malaysia and Cambodia.
Implications of Being a Controlled Company and a Foreign Private Issuer
Upon the completion of this offering, we will be a “controlled company,” as defined under the rules of the NYSE, because Mr. Li, our executive director and controlling shareholder, will be able to exercise    % of the aggregate voting power of our total issued and outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs. Under the rules of the NYSE, a “controlled company” may elect not to comply with certain corporate governance requirements.
We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934 (“Exchange Act”) and, as such, we are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, under the applicable NYSE rules, as a foreign private issuer, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Our Corporate Information
Our principal executive offices are located at 13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong. Our telephone number at this address is +852 2850 3823. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.
Our main website is www.fwd.com, and the information contained on this website is not, directly or indirectly, a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
This prospectus includes trademarks and service marks owned by us. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
We believe that we are currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”) and Cyberspace Administration of China (“CAC”) in the

PRC to list on a U.S. securities exchange and issue these securities in this offering to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to the listing or continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. Any actions by the PRC government to exert more influence, oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities, including the ADSs, to significantly decline or be worthless.
To the extent applicable to the operation of our representative office in the PRC and two subsidiaries incorporated under the laws of the PRC, we are required to obtain (i) the registration certificate of resident representative office of foreign enterprise in China from the Shanghai Administration for Industry and Commerce and (ii) the business licenses for the two subsidiaries as wholly foreign owned enterprises from the State Administration for Market Regulation in Shanghai and Guangzhou, respectively, each of which has been obtained, is valid and continuing in effect and with which we believe we are in full compliance to date. Our two PRC incorporated subsidiaries have a limited scope of operation, namely, to provide shared services to the Group. In the event that, for whatever reason, we cease to maintain the requisite aforementioned business licenses for these PRC subsidiaries, or such licenses are revoked or not renewed, we do not expect this to result in a material adverse effect on our operations or financial condition, as we could make arrangements for the shared services currently provided by such PRC subsidiaries to be provided by our existing and/or newly incorporated subsidiaries in other jurisdictions.
Cash Transfers and Dividend Distributions
FWD Group Holdings Limited is a Cayman Islands holding company and does not conduct any significant business operations of its own. The Group’s pan-Asian life insurance business is conducted by FWD Group Holdings Limited’s operating subsidiaries and entities in ten geographic markets comprising Hong Kong (and Macau), Thailand (and Cambodia), Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia. See “History and Corporate Structure — Our Corporate Structure.”
Our Group maintains, where required, bank accounts and balances in licensed banks in the jurisdictions in which we, our intermediate holding companies and our subsidiaries operate. Subject to certain contractual, legal and regulatory restrictions as described below, as needed, cash and capital contributions may be transferred among our Cayman Islands holding company, our intermediate Cayman Islands holding companies and our other operating subsidiaries and entities. The total amounts transferred from our Cayman Islands holding company to the subsidiaries amounted to US$60.0 million, US$1,880.2 million and US$1,315.0 million, for the years ended December 31, 2019 and 2020 and the nine months ended September 30, 2021, respectively, in the form of capital contributions. Our Cayman Islands holding company extended a shareholder’s loan of US$150.0 million to FL in August 2019, which was repaid in full in February 2020, and offset against an equivalent amount of the capital contributions from our Cayman Islands holding company described in the preceding sentence. Other than the shareholder’s loan repayments referred to above and related interest payments, no transfer of cash or other types of assets nor any dividend distributions have been made from our subsidiaries to our Cayman Islands holding company as of the date of this prospectus. To the extent that such transfers are made in the future, they may be subject to withholding or remittance taxes that may be then applicable.
There are currently no material restrictions on transferring funds from our Cayman Islands holding company and our intermediate holding companies to our operating subsidiaries and entities, except for contractual restrictions imposed under borrowings and restrictions arising under applicable regulatory requirements and undertakings imposed by the HKIA. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Indebtedness” and “Regulations.”
Our Cayman Islands holding company depends on dividends, other distributions and payments from our operating subsidiaries, and its ability to pay dividends to its shareholders and to pay other obligations, is dependent, among others, on the flow of funds from and among its operating subsidiaries and intermediate holding companies. Our operating subsidiaries may be subject to contractual restrictions imposed under indebtedness, as well as restrictions imposed under insurance and other laws and regulations that vary by jurisdiction, which are intended to protect policyholders and beneficiaries in that jurisdiction first and foremost, rather than investors. The material, applicable legal regulations which restrict the ability of our subsidiaries to pay dividends or make distributions in Thailand, Japan, Indonesia, Singapore and Vietnam are described in the sections entitled “Dividend Policy” and “Regulations” in this prospectus.
In particular, our subsidiaries operating as regulated insurance businesses in Hong Kong, Macau, Thailand, Cambodia, Japan, the Philippines, Indonesia, Singapore, Vietnam, Malaysia and Cayman Islands and non-operating subsidiaries may only pay dividends or make distributions if they are able to meet the applicable legal requirements of the local jurisdiction, including with respect to retained earnings, as well as, where applicable, requirements of the relevant regulators and supervisors in these jurisdictions. Our regulated insurance subsidiaries are generally required to maintain solvency and capital standards as set by their local regulators and may also be subject to other regulatory restrictions, which may limit their ability to pay dividends or make distributions to our Cayman Islands holding company. Those material to the Group include restrictions applicable to our subsidiaries FWD Life (Bermuda), in Hong Kong and Bermuda, FWD Life Japan, FWD Thailand, in Thailand, and FWD Reinsurance, in the Cayman Islands. In the case of our regulated insurance subsidiaries, the payment of any dividends may also require formal approval from the relevant insurance regulator in the particular jurisdiction in which the subsidiary is domiciled. FWD Life (Bermuda), FWD Life (Hong Kong), FWD Life Assurance (Hong Kong), FWD Thailand and FWD Takaful are required to obtain prior written consent of their applicable regulators prior to declaring or paying a dividend to their respective shareholders. In addition, FL, FWD Financial Services Pte. Ltd. and FWD Management Holdings have agreed and undertaken to the HKIA that they will obtain its prior written consent before declaring or paying dividends to their shareholders. See “Risk Factors — Risks Relating to our Business — As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends. Our subsidiaries’ remittance of capital depends on their earnings, regulatory requirements and restrictions and macroeconomic conditions,” “— Risks Relating to Credit, Counterparties and Investments — New solvency standards may affect our capital position,” “Regulation” and note 29 to our audited consolidated financial statements.
Our Cayman Islands holding company has not declared or made any dividend or other distribution to its shareholders, including U.S. investors, in the past and it does not have any present plan to declare or pay any dividends on its ordinary shares or ADSs in the foreseeable future. The Group currently intends to retain most, if not all, of available funds and any future earnings to operate and expand the business. Any other future determination to pay dividends will be made at the discretion of our board of directors. Shareholders of our Cayman Islands holding company may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, we are required to obtain the HKIA’s prior written consent before declaring or paying dividends on our ordinary shares or ADSs. See “Dividend Policy”, “Risks Relating to this Offering — Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.” and “Regulation — Laws and Regulations Relating to the Group’s Business and Operations in Hong Kong — Payment of dividends.” Our Cayman Islands holding company may also be subject to certain covenants in outstanding indebtedness which may restrict its ability to declare or pay any dividend on its ordinary shares or ADSs.
Except as described above, there are no other material restrictions or limitations on our ability to distribute earnings from our businesses, including our subsidiaries, to our Cayman Islands holding company and U.S. investors or our ability to settle amounts owed.
U.S. investors will not be subject to Cayman Islands taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them while they may be subject to U.S. federal income tax. See “Taxation.”
There are no foreign exchange control or currency restrictions applicable to our Cayman Islands holding company and there are no material restrictions on foreign exchange to transfer cash between entities within our Group, across borders, or to U.S. investors.
Conventions That Apply to This Prospectus
Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•
“ADSs” are to American depositary shares, each of which represents           Class A ordinary shares;

•
“Bank BRI” are to PT Bank Rakyat Indonesia (Persero) Tbk, a publicly listed bank established and existing under the laws of Indonesia;

•
“BRI Life” are to PT Asuransi BRI Life, a company in which we own an equity interest of 29.9%;

•
“Business Units” are to our operations across Hong Kong (and Macau), Thailand (and Cambodia), Japan and Emerging Markets;

•
“China,” “mainland China” or “PRC” are to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning;

•
“Emerging Markets” are to our operations in the Philippines, Indonesia, Singapore, Vietnam and Malaysia;

•
“FL” are to FWD Limited, a company incorporated under the laws of the Cayman Islands and registered as a non-Hong Kong company in Hong Kong under Part 16 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong) and our subsidiary;

•
“FGL” are to FWD Group Limited, a company incorporated under the laws of the Cayman Islands and registered as a non-Hong Kong company in Hong Kong under Part 16 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong) and our subsidiary;

•
“FWD Assurance (Vietnam)” are to FWD Assurance VietNam Company Limited, a company incorporated under the laws of Vietnam and our subsidiary;

•
“FWD Cambodia” are to FWD Life Insurance (Cambodia) Plc., a company incorporated under the laws of Cambodia and our subsidiary;

•
“FWD Financial Planning” are to FWD Financial Planning Limited, a company incorporated under the laws of Hong Kong and our subsidiary;

•
“FWD Life Japan” are to FWD Life Insurance Company, Limited (formerly known as FWD Fuji Life Insurance Company, Limited), a company incorporated under the laws of Japan and our subsidiary. The name change of FWD Life Japan was effective as of November 2, 2021;

•
“FWD Group Management” are to FWD Group Management Holdings Limited, a company incorporated under the laws of Hong Kong and our subsidiary;

•
“FWD Indonesia” are to PT FWD Insurance Indonesia, a company established and existing under the laws of Indonesia and our subsidiary; PT Finansial Wiramitra Danadyaksa (which was subsequently rebranded as PT FWD Life Indonesia) merged with PT Commonwealth Life to form PT FWD Insurance Indonesia;

•
“FWD Life Assurance (Hong Kong)” are to FWD Life Assurance Company (Hong Kong) Limited, a company incorporated under the laws of Hong Kong and our subsidiary;

•
“FWD Life (Bermuda)” are to FWD Life Insurance Company (Bermuda) Limited, a company incorporated under the laws of Bermuda and registered as a non-Hong Kong company in Hong Kong under Part 16 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong) and our subsidiary;

•
“FWD Life (Hong Kong)” are to FWD Life (Hong Kong) Limited, a company incorporated under the laws of Hong Kong and our subsidiary;

•
“FWD Life (Macau)” are to FWD Life Insurance Company (Macau) Limited, a company incorporated under the laws of Macau and our subsidiary;

•
“FWD Management Holdings” are to FWD Management Holdings Limited, a company incorporated under the laws of Hong Kong and our subsidiary;

•
“FWD Philippines” are to FWD Life Insurance Corporation, a company incorporated under the laws of the Philippines and our subsidiary;

•
“FWD Reinsurance” are to FWD Reinsurance SPC, Ltd., a company incorporated under the laws of the Cayman Islands and our subsidiary;

•
“FWD Singapore” are to FWD Singapore Pte. Ltd., a company incorporated under the laws of Singapore and our subsidiary;

•
“FWD Takaful” are to FWD Takaful Berhad, a company incorporated under the laws of Malaysia and our subsidiary;

•
“FWD Thailand” are to FWD Life Insurance Public Company Limited, a company incorporated under the laws of Thailand and our subsidiary;

•
“FWD Vietnam” are to FWD Vietnam Life Insurance Company Limited, a company incorporated under the laws of Vietnam and our subsidiary;

•
“GI Disposal Group” are to certain subsidiaries of our general insurance business. Please see note 5.2 of our audited consolidated financial statements included elsewhere in this prospectus;

•
“GWS” are to the group-wide supervision framework introduced by the HKIA, which came into effect on March 29, 2021;

•
“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

•
‘‘HK$’’ or ‘‘Hong Kong dollars’’ or ‘‘HK dollars’’ are to Hong Kong dollars, the lawful currency of Hong Kong;

•
“HKIA” are to the Hong Kong Insurance Authority;

•
“HSBC Amanah Takaful” are to HSBC Amanah Takaful (Malaysia) Berhad, a company incorporated under the laws of Malaysia and our subsidiary, now rebranded as FWD Takaful;

•
“Li Ka Shing Foundation” are to Li Ka Shing Foundation 2020, a company limited by guarantee and incorporated under the laws of the Cayman Islands.

•
“Macau” are to the Macao Special Administrative Region of the People’s Republic of China;

•
“Milliman” are to Milliman Limited, an independent actuarial consultant;

•
“Mr. Li” are to our controlling shareholder, Mr. Li Tzar Kai, Richard;

•
“NMG” are to N.M.G. Financial Services Consulting Limited, an independent industry consultant;

•
“ordinary shares” are to our Class A ordinary shares, US$0.01 par value per share, and Class B ordinary shares, US$0.01 par value per share; each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 10 votes, except for resolutions with respect to a number of matters in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering;

•
“OGS” are to One George Street LLP, a joint venture in which we hold a 50.0% interest;

•
“PCG” are to Pacific Century Group, an Asia-based private investment group founded and controlled by Mr. Li;

•
“PineBridge” are to PineBridge Investments L.P., an exempted Cayman Islands limited partnership majority owned and controlled by Mr. Li;

•
“PT Commonwealth Life” are to PT Commonwealth Life, a company established and existing under the laws of Indonesia (subsequently renamed as PT FWD Insurance Indonesia prior to its merger with PT FWD Life Indonesia);

•
“Reorganization” are to the series of transactions we undertook prior to the completion of this offering as described in more detail in “Our History and Corporate Structure — Our Reorganization;”

•
“SCB” are to Siam Commercial Bank Public Company Limited;

•
“SCB Life” are to SCB Life Assurance Public Company Limited, a company incorporated under the laws of Thailand, now amalgamated with FWD Thailand;

•
“Security Bank” are to Security Bank Corporation, a universal bank incorporated in the Philippines;

•
“Swiss Re” are to Swiss Reinsurance Company Ltd, an intermediate parent company of Swiss Re Asia;

•
“Swiss Re Asia” are to Swiss Re Principal Investments Company Asia Pte. Ltd.;

•
“TMB” are to TMB Bank Public Company Limited (now amalgamated with Thanachart Bank Public Company Limited and known as TMB Thanachart Bank Public Company Limited);

•
“US$,” “US dollars” or “dollars” are to the legal currency of the United States;

•
“VCB” are to Joint Stock Commercial Bank for Foreign Trade of Vietnam;

•
“VCLI” are to Vietcombank-Cardif Life Insurance Limited Company, now rebranded as FWD Assurance (Vietnam);

•
“white space” are to the segment of the Asian life insurance market representing emerging affluent consumers who intend to purchase insurance products but suffer from low penetration of insurance services due to purchase barriers; and

•
“we,” “us,” “our company,” “our,” “Group,” “FWD” and “FWD Group” are to FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) and its subsidiaries, as the context requires.

Unless indicated otherwise, all information in this prospectus assumes no exercise of the underwriters’ option to purchase up to           additional ADSs. For explanations of certain terms used in this prospectus in connection with us and our business, please see “Glossary.”
Certain numerical figures set out in this prospectus, including financial and other data presented in billions, millions or thousands, have been subject to rounding adjustments and, as a result, the totals, percentages and amounts reflecting changes over time periods of the data in this prospectus may vary slightly from the actual arithmetic calculations of such information. Unless otherwise stated, all growth rates in this prospectus are calculated on an actual exchange rate basis.

The Offering
Price per ADS
We currently estimate that the initial public offering price will be between US$      and US$      per ADS.
ADSs Offered by Us
           ADSs (or          ADSs if the underwriters exercise in full the option to purchase additional ADSs).
ADSs Outstanding Immediately After This Offering
           ADSs (or          ADSs if the underwriters exercise in full the option to purchase additional ADSs).
Ordinary Shares Outstanding Immediately After This Offering
We have adopted a dual-class voting structure that will become effective upon the completion of this offering.            Class A ordinary shares and          Class B ordinary shares (or          Class A ordinary shares and          Class B ordinary shares if the underwriters exercise in full the option to purchase         additional ADSs) will be issued and outstanding immediately after the completion of this offering and the concurrent private placement. Class B ordinary shares issued and outstanding immediately after the completion of this offering will represent    % of our total issued and outstanding shares and    % of the then total voting power (or    % of our total issued and outstanding shares and    % of the then total voting power if the underwriters exercise in full their option to purchase the additional ADSs).
The ADSs
Each ADS represents          Class A ordinary shares.
The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs thereunder.
We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses.
You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.
We and the depositary may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Ordinary Shares
Pursuant to our memorandum and articles of association to be effective upon the completion of this offering, our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. In respect of all matters subject to a shareholder’s vote, each

Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 10 votes, except for resolutions with respect to a number of matters in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Class B ordinary shares can be transferred by a holder to its affiliates, trustees, partnerships, corporations and other entities owned or controlled by such holder or its affiliates (collectively, “Permitted Transferees”) without triggering automatic conversion into Class A ordinary shares. Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares, upon the earliest of the following: (i) any transfer of Class B ordinary shares to any person that is not a Permitted Transferee; (ii) the seventh anniversary of the consummation day of this offering, which may be extended by an additional five years and then another three years, in each case with the approval of a majority of our independent directors; (iii) the holder and the Permitted Transferees’ underlying economic interest in our company, in the aggregate, falling below 30%; (iv) the death of Mr. Li, our ultimate controlling shareholder; and (v) Mr. Li retiring from all board positions and, if any, all executive management positions with the FWD Group, in each case as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering. For a description of Class A ordinary shares and Class B ordinary shares, see “Description of Share Capital.”
Indication of Interest
A number of investors have indicated their interest in subscribing for an aggregate of up to US$500 million of the ADSs being offered in this offering, including (i) up to US$300 million from Li Ka Shing Foundation (by itself or through a subsidiary), of which our ultimate controlling shareholder is a director on the board and a member and which was established by Mr. Li Ka Shing to support charitable purposes, (ii) up to US$100 million from PCCW Limited, of which our ultimate controlling shareholder is the chairman and an executive director and is deemed to have interest, and (iii) up to US$100 million from PCGI Holdings Limited (by itself or through a designated entity), our controlling shareholder. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to     ADSs, representing approximately     % of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will not receive any underwriting discounts and commissions on any ADSs purchased by such investors.
Option to purchase additional ADSs
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of        additional ADSs at the public offering price, less underwriting discounts and commissions.
Concurrent Private Placement
On September 23, 2021, we entered into a subscription agreement with Athene, a Bermuda-based reinsurance company and subsidiary of Athene Holding Ltd., a leading retirement services company substantially all of the net invested assets of which are managed by affiliates of Apollo, a leading global investment manager. Pursuant to the subscription agreement, substantially concurrently with and subject to the completion of this offering, Athene has agreed to purchase Class A ordinary shares from us for an aggregate purchase price of US$400 million in a private placement. The Class A ordinary shares issued to Athene in the concurrent private placement will be issued at a price per Class A ordinary share equal to the initial public offering price per ADS adjusted to reflect the ADS-to-Class A ordinary share ratio. The private placement is being made pursuant to an exemption from registration with the SEC, under Regulation S of the Securities Act. Under the subscription agreement, Athene may assign all or any part of its rights and obligations thereunder to one or more of its affiliates or funds, accounts, clients or other entities owned, controlled, advised or managed by affiliates of Apollo or Athene Holding Ltd. (“Affiliate Assignees”). Athene has agreed not to, directly or indirectly, sell, transfer, or dispose of any of the Class A ordinary shares acquired in the concurrent private placements for a period of 12 months with respect to Class A ordinary shares representing US$50 million of investment amount, or the Tranche B Purchased Shares, and 24 months with respect to Class A ordinary shares representing US$350 million of the investment amount, or the Tranche A Purchased Shares, after the date of this prospectus, subject to certain exceptions, including for transfers to Affiliate Assignees. In connection with its investment in our company, Athene is entitled to appoint a non-voting observer to the board of directors of our company so long as it and/or its Affiliate Assignees hold at least 75% of the Tranche A Purchased Shares purchased by Athene at the closing of the private placement, subject to certain exceptions.
On September 23, 2021, we also entered into an investment management framework agreement with Apollo Management Holdings, L.P. and Athene and a master investment management implementation agreement with certain affiliates of Apollo, which together set out the framework for a strategic collaboration between certain affiliates of Apollo, Athene and our company following the completion of this offering in asset management, product distribution and reinsurance. Pursuant to these agreements, one or more Apollo affiliates will, following the completion of this offering, manage part of our company’s investment portfolio, across multi-credit and alternative asset classes. The initial term with respect to the multi-credit asset classes will be 5 years from the date of each deposit of assets in connection with the investment management mandate, with automatic annual renewals thereafter up to year 10, subject to performance, fees and compliance with law and regulations. Each of the investment management framework agreement and the master investment management implementation agreement may be terminated by us at any time if Athene and/or its Affiliate Assignees cease to hold at least 75% of Tranche A Purchased Shares purchased by Athene at the closing of the private placement. The effectiveness of the master investment management implementation agreement will be subject to certain conditions, including applicable regulatory approvals. Furthermore, pursuant to these agreements, if our company fails to obtain the applicable regulatory approval within nine calendar months following the completion of this offering, as a result of which, our company is unable to perform its obligations under the master investment management framework agreement, or if our company fails to make the requisite initial deposits on time and such failure is not remedied within a specified period of time, our company shall waive the 24-month/12-month transfer restrictions to which the Tranche A Purchased Shares and the Tranche B Purchased Shares are subject, respectively.
Use of Proceeds
We estimate that we will receive net proceeds from this offering and the concurrent private placement of approximately US$       (or US$      if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts, concurrent private placement agent fees and commissions and estimated offering expenses payable by us.
We plan to use the net proceeds of this offering and the concurrent private placement primarily for enhancement of our capital position under the GWS regime and provision of growth capital for our operating entities, repayment of outstanding indebtedness and/or exercise of calls on perpetual securities, completion and ongoing support of our announced acquisitions, investments and partnership transactions, enhancement of our digital capabilities and strategy and for working capital and other general corporate purposes.
See “Use of Proceeds” for more information.
Lock-up
In connection with this offering, we, our officers and directors and our pre-IPO shareholders have agreed not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.
Listing
We intend to apply to list our ADSs on the NYSE under the symbol “FWD.” Our ADSs and ordinary shares will not be listed on any other exchange or quoted for trading on any over-the-counter trading system.
Payment and settlement
The underwriters expect to deliver the ADSs against payment on          , 2021, through the facilities of the Depositary Trust Company (the “DTC”).
Depositary
JPMorgan Chase Bank, N.A.

The total number of ordinary shares that will be outstanding after this offering and the concurrent private placement will be        Class A ordinary shares and                 Class B ordinary shares, based upon the assumption that, immediately upon the completion of this offering and the concurrent private placement: (1) 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FL and 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FGL shall be acquired by us in consideration for issuance of            of our Class A ordinary shares and, subsequent to such acquisition, our company will surrender its preference shares and convertible preference shares in FL and FGL for cancellation and will only hold ordinary shares in FL and FGL, (2) 648,885,240 ordinary shares in our company held by PCGI Holdings Limited will be re-designated and reclassified into Class B ordinary shares on a one-for-one basis, and (3) the Class A ordinary shares in the form of ADSs will be offered hereby, but excludes:
•
Class A ordinary shares issuable upon the settlement of outstanding restricted share units, or RSUs and share options, under our equity incentive plans; and

•
additional Class A ordinary shares reserved for future grants under our equity incentive plans.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flows data for the years ended December 31, 2018, 2019 and 2020 and summary consolidated balance sheet data as of December 31, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flows data for the nine months ended September 30, 2020 and 2021 and summary consolidated balance sheet data as of September 30, 2021 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.
Our consolidated financial statements are prepared and presented in accordance with the International Financial Reporting Standards (“IFRS”). Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial and other data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.
Summary Consolidated Statements of Comprehensive Income Data
	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
	(audited)			(unaudited)
	(US$ millions)
REVENUE
Net premiums and fee income	4,155	5,127	7,682	5,543	7,038
Investment return	429	955	1,581	613	1,453
Other operating revenue	104	150	224	157	196
Total revenue	4,688	6,232	9,487	6,313	8,687
EXPENSE
Insurance and investment contract benefits	4,402	5,362	7,941	5,505	7,062
Insurance and investment contract benefits ceded	(639)	(477)	(646)	(519)	(593)
Net insurance and investment contract benefits	3,763	4,885	7,295	4,986	6,469
Commission and commission related expenses	299	416	832	577	865
General expenses	740	1,010	1,212	857	852
Finance costs	31	109	209	157	117
Other expenses	104	155	157	102	133
Total expenses	4,937	6,575	9,705	6,679	8,436
Share of profit/(loss) from associates and joint venture	18	7	(1)	(3)	(1)
Profit/(loss) before tax from continuing operations	(231)	(336)	(219)	(369)	250
Tax benefit/(expense) from continuing operations	33	20	(53)	15	(74)
Profit/(loss) from continuing operations	(198)	(316)	(272)	(354)	176
Profit/(loss) from discontinued operations, net of tax	2	(16)	20	1	49
Net profit/(loss)	(196)	(332)	(252)	(353)	225
Other comprehensive income/(loss)	(286)	1,121	512	66	(1,784)
Total comprehensive income/(loss)	(482)	789	260	(287)	(1,559)

Summary Consolidated Balance Sheet Data
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(audited)			(unaudited)
	(US$ millions)
ASSETS
Intangible assets	1,671	3,487	3,531	3,299
Assets other than financial investments(1)	8,194	10,867	13,377	13,287
Financial investments
Loans and deposits	782	1,701	1,754	1,623
Available for sale debt securities	16,709	30,837	37,839	35,746
At fair value through profit or loss:
Debt securities	60	109	129	96
Equity securities	2,634	4,111	5,740	7,596
Derivative financial instruments	30	193	180	116
Total financial investments	20,215	36,951	45,642	45,177
Total assets	30,080	51,305	62,550	61,763
LIABILITIES
Insurance and investment contract liabilities	23,047	37,656	45,481	46,911
Deferred commission income	538	724	990	1,023
Financial liabilities(2)	614	4,113	3,671	3,210
Liabilities – other than above(3)	1,858	3,282	4,183	2,994
Total liabilities	26,057	45,775	54,325	54,138
Total equity(4)	4,023	5,530	8,225	7,625

(1)
Primarily consist of property, plant and equipment, reinsurance assets, deferred acquisition costs, cash and cash equivalents other assets, and assets classified as held-for-sale.

(2)
Includes bank borrowings and derivative financial instruments.

(3)
Consists of provisions, deferred tax liabilities, current tax liabilities, other liabilities and liabilities classified as held-for-sale.

(4)
Includes equity attributable to shareholders of our company, perpetual securities and non-controlling interests.

Summary Consolidated Statements of Cash Flows Data
	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
	(audited)			(unaudited)
	(US$ millions)
Net cash provided by/(used in) operating activities	161	(32)	(2)	376	(269)
Net cash used in investing activities	(393)	(3,351)	(533)	(582)	(289)
Net cash provided by/(used in) financing activities	325	3,774	1,353	706	(272)
Net increase/(decrease) in cash and cash equivalents	93	391	818	500	(830)
Cash and cash equivalents at beginning of year/period	1,395	1,493	1,911	1,911	2,730
Effect of exchange rate changes on cash and cash equivalents	5	27	11	(25)	(59)
Cash and cash equivalents at end of year/period	1,493	1,911	2,740	2,386	1,841

Key performance indicators
	For the Year Ended December 31/ As of December 31,			For the Nine Months Ended September 30/ As of September 30,		2018-2020 CAGR	9M20-9M21 YoY
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
Growth & Value Creation
Annualized Premium Equivalent (APE)(1)	1,055	1,125	1,692	1,107	1,086	26.6%	(1.9)%
Value of New Business (VNB)(2)	648	498	617	375	511	(2.4)%	36.2%
Operating Embedded Value (Operating EV)(2)	4,251	7,048	8,479	N/A	8,655	41.2%	N/A
Group Embedded Value (Group EV)(2)(3)	2,666	1,463	3,761	N/A	4,387	18.8%	N/A
Embedded Value Equity (EV Equity)(2)(3)	4,275	4,845	7,110	N/A	7,671	29.0%	N/A
Profitability & Scale
Total Weighted Premium Income (TWPI)(4)	3,810	4,655	6,546	4,858	5,229	31.1%	7.6%
Net Profit / (Loss)(5)	(196)	(332)	(252)	(353)	225	N/A	N/A
Adjusted Operating Profit Before Tax(4)	39	29	101	83	135	60.9%	62.7%
Adjusted Net Profit / (Loss)(4)(5)	(196)	(330)	(216)	(328)	225	N/A	N/A
Embedded Value (EV) Operating Profit(2)(6)	822	772	1,010	678	798	10.8%	17.8%
Capital
Net Underlying Free Surplus Generation (Net UFSG)(2)	(92)	182	248	14	(36)	N/A	N/A
Ratios:
Growth & Value Creation
VNB Margin(2)(7)	61.4%	44.2%	36.5%	33.9%	47.1%	N/A	N/A
Profitability & Scale
Expense Ratio(8)	16.8%	17.8%	14.7%	14.2%	13.2%	N/A	N/A
Operating ROEV(9)	45.6%	29.0%	69.0%	66.1%	29.2%	N/A	N/A
Pro forma Operating ROEV(9)(10)	N/A	N/A	%	N/A	%	N/A	N/A

Except for TWPI, Adjusted Operating Profit Before Tax, Net Profit / (Loss), Adjusted Net Profit / (Loss) and Expense Ratio for 2018, 2019 and 2020, all other numbers in the table above are unaudited.
(1)
Operational performance measure. See the Actuarial Consultant’s Report set forth in Appendix I.

(2)
Actuarial performance measures. See the Actuarial Consultant’s Report set forth in Appendix I.

(3)
Presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.

(4)
Non-IFRS measures. See notes 5.2, 6.2, 6.3 and 6.4 to the audited consolidated financial statements and notes 5.1, 5.2, 5.3 and 5.4 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

(5)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Key Performance Indicators — Profitability and Scale — Net Profit / (Loss) and Adjusted Net Profit / (Loss).”

(6)
Presented before allowing for operating expense and commission variance.

(7)
VNB Margin is defined as VNB expressed as a percentage of APE for the relevant period.

(8)
Expense ratio is defined as operating expenses expressed as a percentage of TWPI for the relevant period.

(9)
Actuarial performance measure. Operating ROEV is defined as the ratio of EV Operating Profit to the Opening Group EV for the relevant period. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as business units are still in their growth phase and have not achieved economies of scale. Figures for the nine months ended September 30, 2020 and September 30, 2021 are calculated on a compounded interest basis. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II for details of EV Operating Profit and Group EV.

(10)
Pro forma shown for net proceeds from this offering of US$   – US$     , which impacts the Group EV by the same amount. Pro forma Operating ROEV is the ratio of EV Operating Profit to the sum of reported Group EV and net proceeds from this offering. For the year ended December 31, 2020, pro forma Operating ROEV, in addition to net proceeds from this offering, also gives effect to the increase in equity due to transactions in May 2021. See “Our History and Corporate Structure — Pre-IPO Investments in our company” for details.

Our key performance indicators measure the scale, growth, profitability and capital of our business. Operating EV, Group EV, EV Equity, VNB, VNB Margin, EV Operating Profit, Operating ROEV and Net UFSG are actuarially determined estimates that rely upon certain assumptions and estimates made by management. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II for details of actuarial estimates and assumptions. These indicators may not be comparable to other similarly titled measures of other life insurers or companies, since they are not uniformly defined or calculated and have limitations as analytical tools. Accordingly, you should exercise caution in comparing these measures as reported by us to those of other life insurance companies. Additionally, because of the technical complexity involved in these calculations and the fact that these estimates vary materially with any change in key assumptions, you should read this prospectus in its entirety, including the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II and the assumptions and limitations described therein, interpret the embedded value results with special care and not place undue reliance on the embedded value results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” for more information about and a more detailed discussion of our key performance indicators and “Embedded Value” for more information regarding the Actuarial Consultant’s Report.

RISK FACTORS
An investment in the ADSs involves significant risks. You should carefully consider all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.
RISKS RELATING TO OUR BUSINESS
The COVID-19 pandemic has caused and may continue to cause disruption to our operations and negatively affect our business, financial condition, and results of operations.
Our business has been and may continue to be affected by the COVID-19 pandemic. The pandemic and related measures taken to contain the spread of the virus, such as government-mandated business closures and travel restrictions, have negatively affected the global economy, including the economies of the markets in which we operate. Significant COVID-19 related restrictions, including those in response to the outbreak of the Delta variant in the second and third quarters of 2021, have continued and in some instances, have been significantly tightened, in markets in which we operate, including Indonesia, Malaysia, the Philippines, Singapore, and Vietnam, as well as Thailand (which has been affected more severely in the third quarter of 2021 than before). While there has been a simultaneous increase in customer demand for health insurance and a shift towards contactless selling and services, border controls and travel restrictions, such as those imposed in Hong Kong, and the continuing uncertainty over the extent and timing of the re-opening of the border between Hong Kong and mainland China, have had and may continue to have an adverse effect on our sales to MCVs and other customers. Additionally, our distributors have similarly adjusted their operations in light of the COVID-19 pandemic. The intra-country travel restrictions have affected our distributors’ ability to interact with customers through face-to-face meetings, which has affected and may continue to affect our revenue. If our distributors or other business partners experience shutdowns or continued business disruptions, our ability to conduct our business operations as planned could be materially and negatively affected.
Furthermore, the COVID-19 pandemic has created significant economic uncertainty globally and has negatively affected global economic growth, the proper functioning of financial and capital markets, interest rates, currency exchange rates, capital flows, credit spreads and market liquidity, and may cause a continuing economic downturn. This may result in an increase in costs associated with claims under our policies, as well as an increase in the number of customers experiencing difficulty paying premiums, which could negatively affect our ability to adequately cover our losses. Volatility in the financial markets and interest rates may also affect our returns from investments in equities and alternative asset classes, as well as our solvency ratios. Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.
We continue to monitor the development of the COVID-19 pandemic closely. However, there are no comparable recent events that provide guidance as to the effect of the spread of COVID-19 and a global pandemic, and, as a result, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change. In addition, due to the rapidly evolving global situation, the risk of further waves of infections, the range of national responses, including border closures, the pace at which vaccination programs are being rolled out and the uncertainty of the efficacy of vaccines, we cannot predict the duration or the ultimate impact of the COVID-19 pandemic. Any additional impact of the COVID-19 pandemic may have a material adverse effect on our business, financial condition, and results of operations.
Our international operations subject us to additional risks which could have an adverse effect on our business, financial condition, and results of operations.
We operate across different geographic markets and political systems, and are required to comply with a wide variety of tax regimes, laws and regulatory requirements. In connection with our growth plans, we may also expand our geographic footprint and enter into new markets, through organic growth or acquisitions. We need to manage our extensive and growing operations in the markets and regions in which we operate across Asia, which exposes us to complexities in staffing and personnel management, currency exchange movements and controls, and the burden of complying with a wide variety of tax regimes, legal systems and regulatory requirements, which may be in conflict with each other. We may face, and have to manage, risks in relation to volatile macroeconomic trends, capital controls and other restrictions on the movement of currency into and out of countries and markets, and therefore between different Business Units.
For example, we continue to explore expansion opportunities into mainland China, including into the Greater Bay Area region, which may subject us to risks relating to different legal, political, social and regulatory requirements and economic conditions. If we expand our operations into mainland China, our exposure to these risks would increase.
Furthermore, certain markets in which we operate, including some of our Emerging Markets, are rapidly developing economies and differ from the economies of most developed countries in material respects, including the macroeconomic challenges they face, the rapidly evolving nature of their financial and legal systems and the extent of government involvement. Operating in these markets presents certain risks, including political and economic instability, the inability to protect contractual or legal rights, market volatility and liquidity, rapid demographic and market changes, evolving laws and regulations in respect of insurance, potential expropriation or nationalization of property or assets, and comparatively underdeveloped legal, financial and enforcement systems. In some of our markets, there is also more limited reliable statistical data on which to base pricing or underwriting decisions for certain insurance products. These risks may increase our costs of doing business in these markets.
We cannot assure you that we will be able to execute our growth strategy successfully and manage all of the risks associated with operating and scaling up an extensive multi-country business with operations in many developing and rapidly growing countries and markets, and any failure to do so may affect our ability to obtain dividends from our Business Units which may have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks associated with multi-jurisdictional operations also include those arising from geopolitical uncertainties. For example, the United States has imposed sanctions on certain Chinese and Hong Kong individuals and companies, including prohibitions on investment by US persons in such companies. Further sanctions or other actions may be imposed or taken, and we cannot assure you that our customers, distributors, or partners will not be specifically impacted by such sanctions or actions. As of the date of this prospectus, we are unable to predict the impact of these events on our business.
Our business has evolved through a number of strategic transactions and the information presented in our financial statements may not be indicative of our future performance and prospects.
During the years ended December 31, 2018, 2019 and 2020, we made several strategic acquisitions that have contributed significantly to our business growth and our geographic expansion. Additionally, in advance of this offering, we have undertaken the Reorganization. To enable prospective investors to evaluate our results and performance as a combined group, we have prepared and presented in this prospectus consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021. Our consolidated financial statements for the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021 have been prepared on the basis that, during this period, our Group was under the common control of Mr. Li, our ultimate controlling shareholder.
Our financial statements do not necessarily reflect what our financial condition, results of operations and cash flows would have been had we been operated as a consolidated group during the periods presented. Actual costs that may have been incurred if we had been a consolidated group would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.
In addition, our financial statements may not be indicative of what our results of operations, financial condition and cash flows will be in the future. For example, following finalization of the Reorganization and completion of this offering, changes will occur in our cost structure, financial liabilities and interest expense, funding and operations, including changes in our tax structure, increased costs and enhanced regulatory standards associated with operating as a public company. These changes may be material, further reducing the meaningfulness of our historical consolidated financial statements in evaluating our future financial condition and results of operations. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Basis of Presentation” and “— Factors Affecting Comparability.”
Our success will depend on integrating and realizing synergies from our acquisitions and our ability to execute our strategic initiatives.
As part of our business strategy, we may acquire additional businesses, assets and technologies, enter into new markets, undertake new key projects or develop new distribution channels that are complementary to our business. During the years ended December 31, 2018, 2019 and 2020, we made several acquisitions and investments, principally for geographical or distribution expansion, including the acquisition of a 49.0% interest in HSBC Amanah Takaful in Malaysia, the acquisition of a 99.2% interest in SCB Life in Thailand, the acquisition of VCLI in Vietnam, the acquisition of PT Commonwealth Life in Indonesia and the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in Hong Kong. We also completed the acquisition of Bangkok Life Assurance (Cambodia) Plc. in December 2020 and launched operations in Cambodia in September 2021. We made a 29.9% investment in BRI Life in Indonesia, which we completed in March 2021, and have committed to providing an additional capital contribution to BRI Life, which is expected to bring our shareholding in BRI Life to approximately 44% across a three-year period.
In connection with acquisitions, we may face difficulties in conducting sufficient and effective due diligence on potential targets, and we may have to incur costs to remediate or address predecessor liabilities and incidences of contractual or regulatory non-compliance, as well as other operating losses, costs and expenses that may adversely affect us following our acquisitions or investments or other strategic transactions. In addition, we may not be able to complete any subsequent acquisitions or investments due to a failure to obtain the required regulatory approvals or other reasons, and we may experience unexpected delays in completing such acquisitions and investments, which may divert management time and resources for a prolonged period of time. If we are unable to complete the key projects we undertake in accordance with planned schedules, and to capture projected benefits, there could be a material adverse effect on our business and financial condition.
We may also experience difficulties integrating, or incur higher than expected costs in relation to, our acquisitions, investments, distribution arrangements and partnerships into our business and operations. Compared to our existing Business Units, the new businesses we acquire may be at different stages of development. This may make it difficult for our group-wide strategies and initiatives, such as our centralized approach to our vision, mission and digital initiatives, to be implemented at the newly acquired businesses. If we acquire businesses in new markets, we face the additional difficulty of adapting to local practices and competing with local and multinational insurers with market knowledge, and our experience of operating in our existing markets may not provide an advantage in those new markets.
In addition, we may experience difficulties in retaining employees and management teams of newly-acquired businesses following a strategic transaction. The culture, working practices and management styles at newly acquired businesses may be different to that of our existing Business Units and management teams. As a result, we may experience significant challenges in workforce integration, which may adversely affect the performance of our existing employees and management personnel. Integration of acquisitions, including consolidation of assets, services and infrastructure between our existing business and the acquired business, requires a substantial amount of management time, cost and other resources that may have to be diverted from our existing operations. We may also have to adapt our operating, governance and internal controls frameworks effectively to accommodate the transition and the new acquisitions, as well as to achieve integration goals that may be identified by regulators. Failure to integrate our acquisitions effectively may divert management time and resources for a prolonged period of time and have a material adverse effect on our business, financial condition and results of operations.

In addition, in connection with any disposal of assets or businesses we may undertake from time to time, we may contractually agree or be otherwise legally required to indemnify the purchaser of such assets or businesses we dispose of, including in respect of liabilities that are unknown or contingent at the time of such disposals or which may materialize much later than the time of completion of the relevant disposal. Accordingly, under these indemnities we may be exposed to potential significant liability, including in connection with or as a result of any claims or proceedings brought against us. Any actual liability incurred by us in connection with any such disposals may have a material adverse effect on our business, financial condition and results of operations. For more on the risks connected to litigation, see “— Risks Relating to Legal and Regulatory Matters — We face the risk of litigation, regulatory investigations and other proceedings in relation to our business which may result in financial losses and reputational harm” in this section.
Our financial condition and results of operations could be adversely affected if we are unable to successfully manage our growth.
Our future growth may place significant demands on our managerial, operational and capital resources. The expansion of our business activities exposes us to various challenges, including:
•
continuing to expand, train and retain our agency force, while maintaining costs and productivity at optimal levels;

•
continuing to expand our bancassurance, brokerage and other networks and upgrade the underlying technology and front and back-end support to meet expanding distribution needs;

•
continuing to develop adequate underwriting and claims settlement capabilities and skills;

•
recruiting, training and retaining management personnel with proper experience and knowledge; and

•
strengthening and expanding our risk management and information technology systems to effectively manage the risks associated with existing and new lines of insurance products and services and increased marketing and sales activities.

We cannot assure you that we will manage our growth successfully. In particular, we may not be able to recruit, train and retain a sufficient number of qualified personnel to keep pace with the growth of our business.
The implementation of large-scale strategic initiatives, such as acquisitions, gives rise to significant design and execution risks, may affect our operational capability and capacity, and may adversely impact our businesses and the delivery of our strategies if these initiatives fail to meet their objectives.
In order to implement our business strategies for growth, improve customer experiences, improve operational excellence, meet regulatory and industry requirements and maintain market competitiveness, we undertake large-scale strategic initiatives, such as group restructuring, acquisitions and disposals. Many of these initiatives are complex, interconnected and/or of large scale. There may be a material adverse effect to our businesses, customer satisfaction, financial condition, results of operations and prospects if these initiatives incur unplanned costs, are subject to implementation delays, or fail to fully meet their objectives. Additionally, there may be adverse non-financial (including operational, regulatory, conduct and reputational) implications for us. These initiatives inherently give rise to design and execution risks and may increase our business risks, such as placing additional strain on the operational capacity, or weakening the control environment.
Certain metrics and key performance indicators we present in this prospectus are based on a number of assumptions and may vary significantly as those assumptions change.
We have included in this prospectus estimates of Operating EV, Group EV, EV Equity, VNB, EV Operating Profit and VNB Margin, which are also included in the Actuarial Consultant’s Report set forth in Appendix I and/or the Addendum thereto set forth in Appendix II to this prospectus. The calculation of these values necessarily includes numerous assumptions and estimates with respect to, among other things, industry performance, general business and economic conditions, investment returns, reserving standards, regulatory requirements relating to solvency ratios and policyholder values, taxation, life expectancy and other matters, many of which are beyond our control. Specifically, we make certain assumptions and estimates regarding, among other things, risk discount rates, investment yields, mortality rates, morbidity rates, lapse rates, expense assumptions, commissions, policy dividends, crediting rates and tax rates. Moreover, the values shown in the Actuarial Consultant’s Report and in this prospectus do not encompass the full range of potential outcomes. The embedded value results are not intended to represent an opinion of market value and should not be interpreted in that manner. Actual market value is determined based on many factors. In particular, embedded value does not include the potential contribution arising from future new business which will depend on, among other things, the prospects of the Pan-Asian life insurance market, our future position in this market and the profitability of future new business. Further, the embedded value results are presented as at the valuation dates referenced in the Actuarial Consultant’s Report. Except where otherwise stated in the Actuarial Consultant’s Report, the figures stated therein and in this prospectus as at any valuation date do not make allowance for any developments after such date. It should be recognized that assumptions and estimates involve judgement and are forward-looking, actual future results may vary from those shown, on account of changes in the operating and economic environments and natural variations in experience and such differences may be material. We cannot assure you that the future experience will be in line with the assumptions made.
Reinsurance may (i) be unavailable at current levels and prices, which may limit our ability to underwrite new business, and (ii) subjects us to counterparty risk and may not be adequate to protect us against losses, which could have a material effect on our business, financial condition and results of operations.
We reinsure a portion of the risks that we assume under our insurance products to multiple international and local reinsurers to manage our insurance risk, maintain our capital position within our risk appetite limits and leverage the reinsurers’ knowledge for our product development. We also obtain reinsurance for capital management purposes. To reduce our reinsurance concentration risk, we use various leading international and local reinsurers. We select our reinsurers based on their financial strength, services and terms of coverage, claims settlement efficiency and price. In addition to using external reinsurers, we have also established FWD Reinsurance, a Cayman incorporated captive reinsurance company, for capital optimization and margin enhancement. We also use Swiss Re, one of our shareholders, to reinsure certain products. For further details, see “Related Party Transactions — Transactions with Swiss Re and its subsidiaries.”
Our ability to obtain reinsurance on a timely basis and at a reasonable cost is subject to a number of factors, many of which are beyond our control. In particular, certain risks that we are subject to, such as epidemics, are difficult to reinsure. If we are unable to renew any expiring external reinsurance coverage or to obtain acceptable new external reinsurance coverage, our net risk exposure could increase or, if we are unwilling to bear an increase in net risk exposure, the amount of risk we are able to underwrite and the breadth of our product offerings could decrease. To the extent that we are unable to utilize external or captive reinsurance effectively, for example because of changes in tax treatment or due to changes in regulatory views on acceptability of reinsurance arrangements, our business, financial condition and results of operations may be materially and adversely affected. Alternatively, we could elect to pay higher than reasonable rates for reinsurance coverage, which could have a material adverse effect upon our profitability until policy premium rates could be raised, in most cases subject to approval by our regulators, to offset this additional cost. We also cannot guarantee that we would be able to obtain these required approvals to raise our policy premium rates.
Additionally, we are also exposed to credit risk with respect to reinsurers in all lines of our insurance business. Although our reinsurance counterparties are liable to us according to the terms of the reinsurance arrangements, we remain primarily liable to our policyholders as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate our obligation to pay all claims, and we are subject to the risk that one or more of our reinsurers will be unable or unwilling to honor its obligations, that the reinsurers will not pay in a timely fashion, or that our losses are so large that they exceed the limits inherent in our reinsurance contracts, limiting recovery. Reinsurers may also become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years, in which case we may have no legal ability to recover what is due to us under our agreement with such reinsurer. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time consuming, costly, and uncertain of success. If our reinsurers fail to pay us on a timely basis, or at all, our business, financial condition and results of operations may be materially and adversely affected.
Concentrated surrenders may materially and adversely affect our business, financial condition and results of operations.
Under normal circumstances, it is generally possible for insurance companies to estimate the overall amount of surrenders in a given period. However, the occurrence of emergency or macroeconomic events that have significant impact, such as sharp declines in customer income due to a severe deterioration in economic conditions, changes in relevant government and regulatory policies, loss of customer confidence in the insurance industry due to the weakening of the financial strength of one or more insurance companies, or the severe weakening of our financial strength, may trigger massive surrenders of insurance policies. For example, in 2019, the Food and Health Bureau launched the Voluntary Health Insurance Scheme (“VHIS”) in Hong Kong with the goal of creating minimum standards for certified individual medical insurance plans and giving consumers greater transparency and tax benefits. We are one of the registered providers under VHIS. Since VHIS offers an alternative to existing medical insurance products, it has resulted in a decrease in persistency of our existing products and we expect it to continue to have an impact on our operations in Hong Kong as customers may surrender or not renew existing medical products to buy products under VHIS either from us or another provider of such products. If significant and concentrated surrenders were to occur, the value that we expect to generate from our in-force policies would be adversely impacted and we would have to dispose certain of our investment assets, possibly at unfavorable prices, in order to make the significant amount of surrender payments. This could materially and adversely affect our business, financial condition and results of operations.
As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends. Our subsidiaries’ remittance of capital depends on their earnings, regulatory requirements and restrictions and macroeconomic conditions.
Our company is a holding company and does not conduct any significant business operations of its own. Our company depends on dividends, other distributions and payments from our operating subsidiaries, and its ability to pay dividends and other obligations is dependent on the flow of funds from and among our operating subsidiaries.
Our operating subsidiaries are subject to a variety of insurance and other laws and regulations that vary by jurisdiction and are intended to protect policyholders and beneficiaries in that jurisdiction first and foremost, rather than investors. We are a regulated insurer in Hong Kong, Macau, Thailand, Cambodia, Japan, the Philippines, Indonesia, Singapore, Vietnam, Malaysia, Bermuda and Cayman Islands and may only pay dividends if we are able to meet the applicable legal requirements and requirements of the relevant regulators and supervisors in these jurisdictions. Our regulated subsidiaries are generally required to maintain solvency and capital standards as set by their local regulators and may also be subject to other legal and regulatory restrictions, including having adequate retained earnings, all of which may limit their ability to pay dividends or make distributions to us. In particular, we are required to obtain the HKIA’s prior written consent before declaring or paying dividends. For details, see “Dividend Policy” and “Regulation.” In addition, the ability of our operating subsidiaries to pay us dividends in the future will also depend on their earnings, their ability to generate surplus capital, as well as macroeconomic conditions and other local regulatory requirements and restrictions, including exchange controls and economic or trade sanctions. We cannot assure you that our operating subsidiaries will be able to make dividend payments, other distributions and payments in amounts sufficient to meet our cash requirements or to enable us to pay any dividends.
We do not wholly or directly own our businesses in some jurisdictions, which entails certain risks.
We do not wholly own our businesses in Malaysia and Indonesia. In Malaysia, we own an equity interest of 49.0% in FWD Takaful, a family takaful operator offering family takaful products. While we are the largest shareholder in FWD Takaful, the minority shareholders have certain protective rights, whether contractually or pursuant to applicable local laws and regulations, or may have economic or business interests or goals that are not consistent with ours, or may, as a result of financial or other difficulties, be unable or unwilling to fulfill their obligations as minority shareholders. For example, a minority shareholder could decide to sell its shares in the business in breach of any applicable pre-emptive rights, prevent us from acquiring full control of the business or oppose our proposals and other actions relating to strategic transactions and other matters, such as mergers, acquisitions, disposals, financings and commercial partnerships. Additionally, any disagreements or disputes between us and the minority shareholders in any of these businesses may lead to litigation, harm our reputation or prevent us from exercising control over or achieving our strategic or financial goals for such business. Any of these events could adversely affect the operation, performance and growth prospects of, or dilute the value of and return on our investment in, these business. Additionally, if the minority shareholders fail to make their share of capital contributions to support the growth strategy in relation to these businesses, the growth of these businesses might be adversely affected, or we may have to make additional capital contributions that exceed our equity interests in these businesses. In addition, the presence of minority shareholders may limit our ability to pay dividends and meet other obligations. Thus, our ability to control the operations and to pay dividends and meet other obligations in relation to these businesses are subject to contractual and other obligations. For details, see “Dividend Policy” and “Regulation.”
In Indonesia, we own an equity interest of 29.9% in BRI Life and have committed to providing an additional capital contribution which is expected to bring our shareholding in BRI Life to approximately 44% across a three-year period post the completion of the initial subscription. Presently, Bank BRI is the largest shareholder in BRI Life. As we own a minority interest in BRI Life, we cannot assure you that the majority shareholder’s strategies or goals in relation to BRI Life will be consistent with ours, or that the majority shareholder will not exercise its votes in relation to its majority stake to make decisions that do not align with our business or economic interests in BRI Life.
Furthermore, in compliance with local laws and regulations in certain markets in which we operate, we have entered into contractual arrangements which enable us to exercise effective control over, and be the primary beneficiary of, our local subsidiaries in such markets. Relevant laws, regulations or policies may change in such markets, including a change in their application or interpretation, which may result in a change to the existing structure of our existing or future local subsidiaries and associates in these matters and our ability to exercise effective control over them.
Our success depends on retaining our existing customers and expanding our customer base.
We define our customers as anyone who owns or receives value from our products and services, and we categorize them as either individual customers or group scheme customers. Our individual customers include policy owners, the insured under life insurance policies, beneficiaries of the policies and active FWD MAX members, whom we define as persons who have maintained an active membership on our FWD MAX platform during the preceding 90 days for the use of our products, services or discounts. Our group scheme customers include master policyholders, group scheme members and beneficiaries. We have experienced significant customer growth since 2018. From December 31, 2018 to September 30, 2021, the number of our total customers (including policyholders and beneficiaries) increased by a CAGR of 28.8%. While we strive to build life-long partnerships with our customers by making the customer journey easy and seamless, we cannot assure you that we will be able to maintain the rate of growth we have experienced in recent years, successfully retain our existing customers, attract new customers or capture long-term value from our customers.
There are many factors that could negatively affect our ability to grow our customer base, business or scale, including, but not limited to:
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there is a prolonged impact of the COVID-19 pandemic or any other pandemic on our persistency ratio and claims;

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we fail to offer new or competitive products;

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our distribution partners fail to grow their customer base or achieve sale targets;

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we experience a deterioration of our financial strength including any change in our credit ratings;

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our digital platform experiences disruptions, including as a result of hacking, malware or other unauthorized or malevolent activity;

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we are unable to address customer concerns regarding the content, privacy, and security of our digital platform;

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technical or other problems frustrating the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner;

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we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

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customers have difficulty installing, updating or otherwise accessing our digital apps or eCommerce platform on mobile devices or web browsers as a result of actions by us or third parties;

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our competitors successfully implement their own digital platform or mimic ours, causing current and potential customers to purchase their insurance products instead of our products;

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we fail to effectively use search engines, social media platforms, digital app stores, content-based online advertising, and other online sources for generating traffic to our eCommerce platform and our digital apps;

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potential customers in a particular marketplace or generally, do not meet our underwriting policies; or

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we fail to expand geographically.

Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, which in turn could have a material adverse effect on our business, operating results and financial condition. In addition, the needs and preferences of our customers are constantly evolving. As a result, we must continuously respond to changes in customer demand and preferences to remain competitive, grow our business and maintain our market position. Any inability to adapt to these changes may result in a failure to capture new customers or retain existing customers, the occurrence of which would materially and adversely affect our business, financial condition and results of operations. Further, any new products and services we launch may involve risks and challenges we do not currently face, may require us to devote significant financial and management resources and may not perform as well as expected. We may also have difficulty in anticipating customer demand and preferences, and our products may not be accepted in the market. Our success will depend, in part, on our ability to identify, develop and adapt to new trends and respond to technological advances and emerging industry standards and practices. We cannot assure you that we will be successful in these efforts.
Additionally, expanding our customer base in the millennial customer segment and developing our engagement with our target customers are key elements of our growth strategy. We intend to attract a new generation of digitally focused customers by implementing a number of strategies including a digital-first distribution strategy and diverse ecosystem partnerships. Millennials represented 62.8%, 60.8%, and 53.9% of our new individual policyholders in our bancassurance, agency, and other distribution channels (including brokerage/IFAs and neo-insurance), respectively, in 2020 and 58.4%, 59.3% and 56.3% of our new individual policyholders in our bancassurance, agency, and other distribution channels (including brokerage/IFA and neo-insurance), respectively, in the nine months ended September 30, 2021. While the percentage of millennials within our total organic new individual policyholders grew from 57.2% in 2020 to 57.7% in the first nine months of 2021, we cannot assure you that these initiatives and measures will be effective in continuing our growth in this segment, retaining our existing millennial customers or capturing greater value from our customers.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Should we fail to maintain the effectiveness of controls designed to remediate material weakness, we may not be able to report our financial results accurately or prevent fraudulent financial reporting.
Prior to this offering, we operated as a private company that was not required to comply with the obligations of a public company with respect to internal control over financial reporting and we did not maintain the internal accounting and financial reporting resources necessary to comply with the obligations of a public reporting company in the United States, including maintaining effective internal control over financial reporting. While we have established initiatives to get ourselves ready for the transition from a private company to a public company, these initiatives were not, until recently, specific to the requirements of becoming a public company in the United States and, in particular, did not look to prepare us to comply with the requirements of the Sarbanes-Oxley Act of 2002.
Upon completion of this offering, we will become a public company in the United States subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the New York Stock Exchange. Section 404 of the Sarbanes-Oxley Act of 2002, will require us to include a full report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2022. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a qualified or adverse report if it is not satisfied with our internal control or the level at which our control is documented, designed, operated, or reviewed, or if it interprets relevant requirements differently from us.
To date, we have not been required to assess, and our management has not completed an assessment of, the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as will be required when we file our second annual report using Form 20-F after we become a public company. In connection with the audits of our financial statements in preparation for this offering, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as of December 31, 2020. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis. The matters identified in relation to these historical audits were primarily attributable to (i) insufficient financial reporting, actuarial and accounting personnel with the appropriate level of technical experience/training to address complex technical accounting and financial reporting issues, related to IFRS and SEC reporting, (ii) insufficient dedicated resources and experienced personnel involved in designing and reviewing internal controls over financial reporting related to Sarbanes-Oxley requirements, and (iii) inconsistent application and documentation of processes and procedures related to Sarbanes-Oxley requirements in the areas of actuarial valuation, tax accounting, accounting for business combinations and related party transaction disclosures related to IFRS and SEC reporting.
We have implemented and will continue to implement initiatives and measures to address the material weaknesses that have been identified. This has involved and continues to involve adopting measures to improve our internal control over financial reporting, including, among others: (i) strengthening our finance and actuarial capabilities, including strengthening our financial oversight functions, through a combination of external consultants and new hires, (ii) establishing Sarbanes-Oxley internal controls capability to design, review and monitor internal control over financial reporting, (iii) organizing regular training for our accounting and actuarial staff, especially training related to IFRS and SEC reporting and Sarbanes-Oxley requirements, (iv) implementing enhanced new financial reporting systems, (v) enhancing historical and contemporaneous documentation in relation to judgements made in relation to actuarial valuation, accounting for business combinations and tax accounting, and (vi) enhancing procedures and controls relating to actuarial valuation, tax accounting, accounting for business combinations and related party transactions. However, we cannot assure you that these measures will fully address the material weaknesses in our internal control over financial reporting we have identified or that we will not identify additional material weaknesses or significant deficiencies in the future. See “— Our risk management and internal control systems may be inadequate or ineffective in identifying or mitigating the various risks to which we are exposed.”
Our risk management and internal control systems may be inadequate or ineffective in identifying or mitigating the various risks to which we are exposed.
We have established risk management and internal control systems consisting of organizational frameworks, policies, procedures and risk management methods that we believe are appropriate for our business operations, and we seek to continue to improve these systems. However, due to the inherent limitations in the design and implementation of risk management and internal control systems, including identification and evaluation of risks, internal control variables and the communication of information, we cannot assure you that such systems will be able to identify, mitigate and manage all exposures to risks.
Our risk management methods have inherent limitations, as they are generally based on statistical analysis of historical data as well as the assumption that future risks will share similar characteristics with past risks. We cannot assure you that such assumptions are an accurate prediction of future events. We have identified material weaknesses in our internal control over financial reporting. For details, see “— We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Should we fail to maintain the effectiveness of controls designed to remediate material weakness, we may not be able to report our financial results accurately or prevent fraudulent financial reporting.” In addition, during the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (with which we are required to comply beginning in the year ending December 31, 2022), we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain proper and effective internal controls over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, we cannot assure you that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. Furthermore, our financial systems are not fully automated and some of our financial controls still require manual intervention and are therefore susceptible to human error. To the extent we use information technology systems to support our financial controls, these systems need regular maintenance and upgrades to handle the expansion in information as we expand our existing operations and acquire new businesses. Our historical data may also need to be updated to unwind errors identified from time to time. If we fail to carry out these maintenance or upgrades, our risk management methods and techniques may not be effective in alerting us to take timely and appropriate measures to manage our risks.
Our risk management and internal controls also depend on the proficiency of and implementation by our employees. We cannot assure you that such implementation will not involve any human error or mistakes, which may materially and adversely affect our business, financial condition and results of operations.
We have a history of net losses and may not achieve or maintain profitability in the future.
For the years ended December 31, 2018, 2019 and 2020, we recorded net losses of US$196 million, US$332 million and US$252 million, respectively. For the nine months ended September 30, 2021, we recorded a net profit of US$225 million compared to a net loss of US$353 million during the same period in 2020. Our net losses resulted primarily from our operating expenses and the investments made to grow our business during these periods as well as financing costs. Although we recorded a net profit for the nine months ended September 30, 2021, this was the result of gains in short-term fluctuations in investment returns related to equities and property investment during the period and net profit from discontinued operations, and we expect that we may return to recording net losses in the coming future periods if the gains in short-term fluctuations in investment return related to equities and property investments do not recur as we continue to grow our business scale and presence and incur related costs. In line with our business strategy, we expect to continue making investments to further develop and expand our business, such as by investing in further digitalization across all our distribution channels. We will also have to upgrade our finance, investment and corporate governance functions in preparation for complying with public company reporting requirements as well as the implementation of the GWS framework and IFRS 17. We intend to invest substantially in our Emerging Markets to grow our business scale and presence in those markets. We made a strategic investment for a minority interest in BRI Life in Indonesia, which we completed in March 2021, and have also committed to providing an additional capital contribution to BRI Life, which is expected to bring our shareholding in BRI Life to approximately 44% across a three-year period. These efforts and investments may be more costly than we expect and our revenue may not increase sufficiently to offset the expenses, which may result in continued or increased net losses. Accordingly, we may not achieve or maintain profitability and we may continue to incur net losses in the future.
Geopolitical and political instability, market fluctuations and general economic conditions globally and in the markets in which we operate may materially and adversely affect our business.
Our business is subject to geopolitical and political instability, market fluctuations and general economic conditions globally and in the markets in which we operate. Such risks may result from the application of protectionist or restrictive economic and trade policies with specific markets, regulations and executive powers which increase trade barriers with specific markets or restrict trade, financial transactions, transfer of capital and/or investment with specific territories, companies or individuals which could impact on the macroeconomic outlook and the environment for global financial markets; international trade disputes such as the implementation of trade tariffs; the withdrawal from existing trading blocs or agreements; and measures favoring local enterprises, such as changes to the maximum level of non-domestic ownership by foreign companies or differing treatment of foreign-owned businesses under regulations and tax rules. Many governments are implementing COVID-19 vaccination programs, and differences in accessibility to supplies of vaccines that are effective against current and emerging variants of the coronavirus have the potential to contribute to an increase in geopolitical tensions.
The global economy has experienced, and continues to experience, uncertainty brought on by geopolitical events such as the change in administration in the United States, trade negotiations between China and the United States, as well as political instability in the Middle East and various parts of the Asia-Pacific region. Increased geopolitical tensions may also increase cross-border cyber activity and therefore increase cyber security risks, and may lead to civil unrest and/or acts of civil disobedience. These events, together with the global impact of the outbreak of the COVID-19 pandemic, have affected the monetary and fiscal policies of governments globally, prompting substantial volatility of equity markets, interest rates, currency exchange rates, capital flows and credit spreads as well as reducing market liquidity and global economic activity.
These factors could lead to a prolonged downturn in the global economy, resulting in higher unemployment rates, lower income and reduced consumer spending, which could in turn negatively impact the insurance sector as a whole, including our business. For example, we may experience a decline in demand for certain types of products and services, increased claims, lapses or surrenders of policies, and defaults in the payment of insurance premiums. Difficult macroeconomic conditions may also lead to decreased corporate earnings, default of issuers whose bonds we hold or reductions in the values of these bonds due to increased perceived risk of default and declines in the value of the equity securities in our investment portfolio, which may negatively impact our investment returns and asset valuations. In addition, our counterparties may fail to discharge their obligations to us if they face economic difficulties, and we may not be able to recover the losses resulting from such failure if the obligations of our counterparties are not fully secured. Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.
Our business is also subject to the general political and economic conditions in our key markets, in addition to the specific factors set forth below:
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in Hong Kong, social and political factors, the COVID-19 pandemic and related government measures such as the border controls imposed since 2020, as well as the resurgence of COVID-19 infections in 2021, have led to a significant decline in the number of visitors travelling to Hong Kong, which has consequently led to a decline in our sales to offshore customers, and payment of renewal premiums by policyholders in general. Given the uncertainty of the duration and impact of the COVID-19 pandemic, we cannot predict when or if revenue generated from offshore customers will be restored to pre-pandemic levels. While we have taken steps to change our product offering and marketing strategies in Hong Kong in response, including switching our focus to onshore customers and offering remote sales and customer services, we cannot assure you that these measures will continue to be effective. Responses by the U.S., U.K. and other governments to constitutional or legislative changes in Hong Kong, which continue to develop, may adversely impact Hong Kong’s economy with potential adverse sales, operational and product distribution impacts to our company;
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in Thailand, in addition to the impact of the COVID-19 pandemic on the general economy, political events and policy changes, such as the social instability and protests since the 2019 general election, have continued to impact our business operations and financial condition;

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in Japan, the COVID-19 pandemic and the corresponding government measures, such as the declaration of a state of emergency in certain regions, negatively impacted our sales since the second quarter of 2020. Furthermore, the changes announced by the tax authorities in 2019 with respect to the tax deductibility of insurance premiums paid on COLI products (which were previously fully deductible) have resulted in a material and adverse impact on our sales of those products in Japan. While we have taken steps to significantly adjust our product offering in Japan in response, we cannot assure you that these adjustments will be effective; and

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in Macau, Cambodia, the Philippines, Indonesia, Singapore, Vietnam and Malaysia, the impact of the COVID-19 pandemic and changes in the political and regulatory environment in these jurisdictions could have an adverse effect on our business and results of operations.

A failure to understand, manage and provide greater transparency of our exposure to environmental, social and governance (ESG) related risks may have increasingly adverse implications for us and our stakeholders.
ESG-related risks may directly or indirectly impact our business and the achievement of our strategy and consequently those of our key stakeholders, which range from customers, institutional investors, employees and suppliers, to policymakers, regulators, industry organisations and local communities. A failure to transparently and consistently implement our ESG strategy across operational, underwriting and investment activities may adversely impact our financial condition and reputation and may negatively impact our stakeholders, who all have expectations, concerns and aims related to ESG matters, which may differ, both within and across the markets in which we operate. In our investment activities, our stakeholders increasingly have expectations of, and place reliance on, an approach to responsible investment that demonstrates how ESG considerations are effectively integrated into investment decisions and the performance of fiduciary and stewardship duties. These duties include effective implementation of exclusions, voting and active engagement decisions with respect to investee companies, as both an asset owner and an asset manager, in line with internally defined procedures and external commitments. For more information on our group-wide ESG strategy see, “Business — Environmental, Social And Governance Matters.”
Market conditions, failure to meet our financial and operating targets, including growth of our customer base, and other factors could materially and adversely affect our intangible assets, including in respect of the goodwill and distribution rights recorded in our balance sheet, which in turn could materially and adversely affect our business, results of operations or financial condition.
Business and market conditions may impact the amount of intangible assets, including in respect of our distribution rights and goodwill, such as our goodwill arising in respect of our insurance businesses, as well as distribution rights in respect of our exclusive bancassurance and distribution arrangements, which we carry in our consolidated balance sheet in relation to our business. To the extent that market and economic conditions deteriorate, the fair value of such intangible assets will be adversely affected and reaching the conclusion that fair value exceeds carrying value will, over time, become more difficult. As a result, subsequent impairment tests may occur more frequently and be based on more negative assumptions and future cash flow projections, and may result in an impairment of intangible assets, including in respect of the goodwill and distribution rights recorded in our balance sheet. An impairment may result in a material charge to our earnings, which would materially and adversely affect our business, results of operations or financial condition. Because the value of our intangible assets may be significantly impacted by such factors as the state of the financial markets and ongoing operating performance, significant deterioration or prolonged weakness in the financial markets or economy generally, or our failure to meet financial and operating targets, or our distribution partners failing to grow their customer base, could adversely impact impairment testing and also may require more frequent testing for impairment. Any impairment would reduce the amount of intangible assets recorded, with a corresponding charge to earnings, which could be material.
We rely on the experience and expertise of our senior management team, key technical and operations employees and other highly skilled personnel and sales force, and a lack of ability to attract, motivate and retain talented professionals may adversely affect our business, financial condition and results of operations.
The success of our business is dependent in part on our ability to attract and retain key personnel, including management personnel, technical operations personnel, agents and distribution partners, who have in-depth knowledge and understanding of the insurance markets in which we operate. In a few of the insurance markets in which we operate, we are also required by law to hire a minimum percentage of domestic talent or recruit local personnel for certain key roles. We cannot assure you that we will be able to attract and retain qualified personnel or that our senior management or other key personnel will not retire or otherwise leave us at any time.
We face competition to attract and retain agency leaders, individual agents, as well as sales representatives in our bancassurance and brokerage distribution channels. We compete with other companies for the services of agents on the basis of our reputation, product range, compensation, training, support services and financial position. Further, access to the bancassurance and brokerage distribution channels is subject to similar competition. Our arrangements with such distribution partners may not be on an exclusive basis, with our products and services being distributed along with those of our competitors. Even for partnerships with exclusivity, our partners would still have ways to terminate their contracts with us if we fail to provide competitive products. Any adverse movement in any of these factors could inhibit our ability to attract and retain adequate numbers of qualified agents and adversely affect our ability to maintain the effectiveness of such distribution channels and develop relationships with other distribution partners.
Increasing competition for experienced individual insurance agents from insurance companies and other business institutions may also force us to increase the compensation of our agents, which would increase operating costs and reduce our profitability. Furthermore, we cannot assure you that we will be able to maintain these relationships at an acceptable cost or at all. To the extent we are unable to maintain our existing distribution relationships or secure new distribution relationships, we may not be able to maintain or increase our new business premiums, which may materially and adversely affect our business, financial condition and results of operations.
We also depend on the sound underwriting, product development, risk control, business development and actuarial expertise of our senior management, investment managers and other key employees. The competition for qualified technical, sales and managerial personnel in the insurance sector in the markets in which we operate is challenging. To attract top talent, we have to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competitor actions. If we are unable to hire new employees quickly enough to meet our needs, or otherwise fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts, productivity and retention could suffer, which in turn could have an adverse effect on our business, results of operations and financial condition.
Our business depends on a strong brand, and any failure to maintain and enhance our brand would hurt our ability to grow our business, particularly in new markets where we have limited brand recognition.
We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining and enhancing the “FWD” brand and our other brands is critical to growing our business, particularly in new markets where we have limited brand recognition. If we do not successfully build and maintain a strong brand, our business could be materially harmed. Maintaining and enhancing the quality of our brand may require us to make substantial investments in areas such as marketing, community relations and employee training. We actively engage in advertisements, targeted promotional mailings and email communications, and engage on a regular basis in public relations and sponsorship activities. These investments may be substantial and may fail to encompass the optimal range of traditional, online and social advertising media to achieve maximum exposure and benefit to the brand. If we fail to maintain or, in newer markets, establish, a positive reputation concerning our brand, we may not be able to attract or retain customers as well as agents and distribution partners, and, as a result, our business, financial condition or results of operations may be adversely affected.
Our brand names and intellectual property are valuable to us and we may not be successful in protecting them.
We have invested and expect to continue investing significant resources in establishing our brand names, brand visual identities and our marketing and technology intellectual property. Our success is dependent in part on protecting our intellectual property rights and technology (such as source code, information, data, processes and other forms of information, know-how and technology). We rely on a combination of copyrights, trademarks and contractual restrictions to establish and protect our intellectual property. While we take precautions designed to protect our intellectual property, including through contracts with third parties to protect our intellectual property rights, we cannot assure you that these contracts will fully safeguard our intellectual property rights or that our competitors and other unauthorized third parties will not copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services. In addition, we may not be able to protect the “FWD” and other brand names, which could reduce the value associated with them, erode any competitive advantage and materially harm our business and our prospects of profitability. The validity, enforceability and scope of protection of intellectual property rights may vary across the jurisdictions in which we operate, and we may not be successful in enforcing these rights. Accordingly, we may not be able to adequately protect our intellectual property rights. If we are unable to protect our brand names and other intellectual property rights from infringement, our competitive position may also be undermined, and we may suffer material losses and harm to our reputation.
We currently hold various domain names relating to our brand in all the markets in which we operate, including fwd.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our eCommerce platform and our online applications. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.
In addition, while we take care to ensure that we do not infringe on third parties’ intellectual property rights or breach the terms of any license of intellectual property granted by third parties, we cannot assure you that we will not face infringement claims brought by third parties, which may have a material adverse effect on our business and financial condition.
We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly and time-consuming to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform or harm our reputation or brand. We may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.
Catastrophic events could materially and adversely affect our business, financial condition and results of operations.
The threat of epidemics, including the ongoing COVID-19 pandemic and policies implemented by governments to deter the spread of the disease, has had and may continue to have an adverse effect on consumer confidence and the general economic conditions to which we or the third parties upon whom we rely to service our customers are subject. International tensions in many parts of the world, terrorism, ongoing and future military and other actions, heightened security measures in response to these threats, natural disasters (including tsunamis and earthquakes), climate change or other catastrophes may cause disruptions to commerce, reduced economic activity and high market volatility. Our insurance businesses expose us to claims arising out of such events, in particular to the risk of catastrophic mortality or morbidity, such as an epidemic or other events that cause a large number of claims or increase in reserves and capital requirements.
In accordance with IFRS, we do not establish reserves for catastrophes in advance of their occurrence, and the loss or losses from a single catastrophe or multiple catastrophes could materially and adversely affect our business, financial condition and results of operations. Although we carry reinsurance to reduce our catastrophe loss exposures, due to limitations in the relevant terms of our reinsurance contracts and the underwriting capacity limits in the reinsurance market, as well as difficulties in assessing our exposures to catastrophes, this reinsurance may not be sufficient to protect us adequately against loss.
Our failure to understand and respond effectively to the risks associated with corporate governance could adversely affect us.
A failure to maintain high standards of corporate governance may adversely impact us and our customers, staff and employees, through poor decision-making and a lack of oversight of our key risks. Poor governance may arise where key governance committees have insufficient independence, a lack of diversity, skills or experience in their members, or unclear (or insufficient) oversight responsibilities and mandates. Inadequate oversight increases the risk of poor senior management behaviors. In particular, as a foreign private issuer and a controlled company, under the NYSE listing rules, we are not required to comply with many of the NYSE’s corporate governance protections. We operate across multiple jurisdictions and have a group and subsidiary governance structure which may add further complexity to these considerations. Participation in joint ventures or partnerships where we do not have direct overall control and the use of third party distributors and agents increases the potential for reputational risks.
The failure to understand and respond effectively to certain social changes could adversely affect our achievement of our strategies.
Social risks that could impact our results of operations, financial condition and prospects may arise from a failure to consider the rights, diversity, well-being, and interests of people and communities in which we or the third parties that we cooperate with, operate. These risks are increased as we operate in multiple jurisdictions with distinct local cultures and considerations. As an employer, we are also exposed to the risk of being unable to attract, retain and develop highly skilled employees, which may increase if we do not have in place responsible working practices or fail to recognize the benefits of diversity or promote a culture of inclusion. The potential for reputational risk extends to our supply chains, which may be exposed to factors such as poor labor standards and abuses or allegations of abuses of human rights. Emerging population risks associated with public health trends (such as an increase in obesity) and demographic changes (such as population urbanization and ageing) may affect customer lifestyles and therefore may impact claims against our insurance product offerings. As a provider of insurance, we are increasingly focused on digital innovation, technologies and distribution channels for a broadening range of products and services. As a result, we have access to extensive amounts of customer personal data, including data related to personal health, and an increasing ability to analyze and interpret this data through the use of complex tools, machine learning and AI technologies. Therefore, we are exposed to the regulatory, ethical and reputational risks associated with customer data misuse or security breaches. These risks are explained elsewhere in this section. The increasing digitalization of products, services and processes may also result in new and unforeseen regulatory requirements and customer expectations, including those related to how we support our customers through this transformation.
If our employees were to engage in a strike or other work stoppage or interruption, our business, results of operations, financial condition and liquidity could be materially adversely affected.
Although we believe that our relations with our employees are good, if disputes with our employees arise, or if our workers engage in a strike or other work stoppage or interruption, we could experience a significant disruption of, or inefficiencies in, our operations or incur higher labor costs, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, our employees in Japan are represented by a labor union.
Involvement of members of our management, our directors, and entities with which they are affiliated in civil disputes, criminal proceedings, litigation, government or other investigations or other actual or alleged misconduct, whether related or unrelated to our business affairs, may be detrimental to our reputation and/or have an adverse effect on the price of our securities.
Members of our management team, our directors, and entities with which they are affiliated have been, and in the future may be, involved in a wide variety of businesses and other activities. As a result of such involvement, members of our management, our directors, and entities with which they are affiliated may become involved in civil disputes, criminal proceedings, litigation, governmental or other investigations or other actual or alleged misconduct relating to their affairs, whether related or unrelated to our company. Any such development, including any negative publicity related thereto, may be detrimental to our reputation and/or have an adverse effect on the price of our securities.
RISKS RELATING TO OUR OPERATIONS IN HONG KONG AND THE PRC
Our business, financial condition and results of operations, and/or the value of our ADSs or our ability to offer or continue to offer securities to investors may be materially and adversely affected if certain laws and regulations of the PRC become applicable to a company such as us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.
We currently have only immaterial, non-substantive operations in mainland China, which comprise only the maintenance of a representative office and the provision of shared services to the Group through two subsidiaries incorporated under the laws of the PRC. The representative office serves the purpose of maintaining a presence in mainland China, and the shared services primarily consist of certain IT and support services. These functions are not material to the Group and these operations in mainland China do not currently process any customer data, personal information, or data from third parties other than collecting and storing certain personal information relating to local employees in mainland China for payroll purposes. The Group’s customer data (all of which is maintained outside of mainland China) is not accessible by the Group’s entities incorporated under the laws of the PRC. In addition, the Group does not sell any insurance products in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China, and is not regulated by any insurance regulator in mainland China. As a result, notwithstanding our principal executive offices are located, and we operate, in Hong Kong, a special administrative region of China, the laws and regulations of the PRC do not currently have any material impact on the Group’s business, financial condition and results of operations.
Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. Whilst the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the PRC Data Security Law, the Measures for Cybersecurity Review (Revision Draft for Comments) issued by the Cyberspace Administration of China, or the Draft Measures, and the PRC Personal Information Protection Law do not apply to our Hong Kong-based businesses.
If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to a company such as us in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our securities, including the ADSs, to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to our Hong Kong-based businesses, we could become subject to data security and privacy obligations, including the need to conduct a national security review of data activities that may affect the national security of the PRC, and be prohibited from providing data stored in Hong Kong to foreign judicial or law enforcement agencies without approval from relevant PRC regulatory authorities. Similarly, if the Draft Measures, which relate to data security and overseas listing of mainland China businesses, were to apply to our Hong Kong-based businesses, our Hong Kong-based businesses would be required to apply for a cybersecurity review by the Cybersecurity Review Office of the PRC prior to completing our offering.
It is noted that relevant organs of the PRC government have made recent statements or recently taken regulatory actions related to data security, anti-monopoly and overseas listings of mainland China businesses. For example, in addition to the PRC Data Security Law and the Draft Measures, relevant PRC government agencies have recently taken anti-trust enforcement action against certain mainland China-based businesses. We understand such enforcement action was taken pursuant to the PRC Anti-Monopoly Law which applies to monopolistic activities in domestic economic activities in mainland China and monopolistic activities outside mainland China which eliminate or restrict market competition in mainland China. In addition, in July 2021, the PRC government provided new guidance on PRC-based companies raising capital outside of the PRC, including through arrangements called variable interest entities (“VIEs”). In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. While, as our company currently does not have any substantive operations in mainland China, including any customer-facing business in mainland China, and does not have a VIE structure, we believe that the recent statements or regulatory actions by the relevant organs of the PRC government, including statements relating to the PRC Data Security Law, the Draft Measures, the PRC Personal Information Protection Law and VIEs as well as the anti-monopoly enforcement actions, should not have any material adverse impact on our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange, there is no guarantee that this will continue to be the case or that the PRC government will not seek to intervene or influence our operations at any time. Should such statements or regulatory actions apply to a company such as us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, our ability to accept foreign investments and our ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may cause the value of our securities, including the ADSs, to significantly decline or become worthless. We cannot predict the extent of such impact if such events were to occur.
See “—Risks Relating to Legal and Regulatory Matters — Our failure to comply with data privacy laws and regulations in our geographic markets could have a material adverse effect on our business, financial condition and results of operations” for discussions of certain recent developments in the laws and regulations relating to data protection and cybersecurity of the PRC.
The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.
We may also become subject to the laws and regulations of the PRC to the extent we commence business and customer facing operations in mainland China as a result of any future acquisition, expansion or organic growth.
Our ADSs may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act if the PCAOB were unable to fully inspect our auditor. The delisting or the cessation of trading “over-the-counter” of our ADSs, or the threat of them being delisted or prohibited from being traded “over-the-counter,” may materially and adversely affect the value and/or liquidity of your investment. Additionally, if the PCAOB were unable to conduct full inspections of our auditor, it would deprive our investors with the benefits of such inspections.
The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.
Our auditor, the independent registered public accounting firm that has issued the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Under current practice and PRC law, the PCAOB is currently unable to inspect the audit work and practices of PCAOB-registered firms in mainland China. Our auditor is located in Hong Kong and the PCAOB has not been legally restricted from inspecting PCAOB audits relating to operations in Hong Kong. As noted above, except for the Basic Law, national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. National laws of the PRC relating to PCAOB access to auditor files have not been listed in Annex III and so do not apply directly to Hong Kong. The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. To the extent any PRC laws and regulations become applicable to a company such as us or our auditor, the PCAOB may be unable to inspect our auditor.
On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We would be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.
In May 2021, the PCAOB issued a proposed rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act, for public comment. The proposed rule is related to the PCAOB’s responsibilities under the HFCA Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021.
On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.
The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.
The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the HFCA Act. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. The implications of this possible regulation or guidance in addition to the requirements of the HFCA Act are uncertain.

If for whatever reason the PCAOB is unable to conduct full inspections of our auditor, such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter”. If our securities were unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.
Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB were unable to conduct full inspections of our auditor, we and investors in our ADSs would be deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct full inspections of auditors would make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
Additionally, in May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. The SEC previously instituted proceedings against mainland Chinese affiliates of the “big four” accounting firms, including the affiliate of our auditor, for failing to produce audit work papers under Section 106 of the Sarbanes-Oxley Act because of restrictions under PRC law. Each of the “big four” accounting firms in mainland China agreed to a censure and to pay a fine to the SEC to settle the dispute and stay the proceedings for four years, until the proceedings were deemed dismissed with prejudice on February 6, 2019. It remains unclear whether the SEC will commence a new administrative proceeding against the four mainland China-based accounting firms or accounting firms based in Hong Kong. If our independent registered public accounting firm, or its affiliate, were denied, even temporarily, the ability to practice before the SEC and PCAOB, and it were determined that our financial statements or audit reports are not in compliance with the requirements of the U.S. Exchange Act, we could be at risk of delisting or become subject to other penalties that would adversely affect our ability to remain listed on the NYSE.
The PRC government exerts substantial influence, discretion, oversight and control over the manner in which companies incorporated under the laws of PRC must conduct their business activities, including activities relating to overseas offerings of securities and/or foreign investments in such companies. We are a Hong Kong-based company with no substantive operations in mainland China. However, we cannot guarantee that the PRC government will not seek to intervene or influence our operations at any time. If we were to become subject to such direct influence, intervention, discretion, oversight or control, including those over overseas offerings of securities (including this offering of ADSs) and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of your ADSs to significantly decline or be worthless, which would materially affect the interests of the investors.
We have only immaterial, non-substantive operations in mainland China, comprising only the maintenance of a representative office and the provision of shared services to the Group through two subsidiaries incorporated under the laws of the PRC. Our principal executive offices are located, and we operate, in Hong Kong, a special administrative region of China. In addition, the Company does not sell any insurance products in mainland China or solicit any customer or collect, store or process any personal data of any customer in mainland China, and is not regulated by any insurance regulator in mainland China. The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, however, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or as a result of our expansion or acquisition of operations in mainland China. See “— Our business, financial condition and results of operations, and/or the value of our ADSs or our ability to offer or continue to offer securities to investors may be materially and adversely affected if certain laws and regulations of the PRC become applicable to a company such as us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.”
The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses which are subject to such government actions.
If we were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our development, expansion or acquisition of operations in the PRC, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. For instance, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding other industries, which, if applicable to us, may adversely affect our business, financial condition and results of operations. In addition, through the GWS framework, the HKIA directly conducts group-wide regulation and supervision of our insurance business. If the PRC government were to exert influence or oversight over the HKIA, it may have a material impact on our entire Group, including but not limited to with respect to our capital requirements, our ability to operate certain businesses, our operations in certain jurisdictions (including the markets in which we currently operate or may operate in the future) and/or the implementation of certain controls and procedures in relation to matters such as risk management or cybersecurity. Furthermore, the market prices and/or liquidity of our ADSs and/or other securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance.There can be no assurance that the Chinese government would not intervene in or influence our operations at any time.
We are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this offering, however there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities, including the ADSs, to significantly decline or be worthless.
RISKS RELATING TO CREDIT, COUNTERPARTIES AND INVESTMENTS
New solvency standards may affect our capital position.
The International Association of Insurance Supervisors (the “IAIS”) is in the process of developing a risk-based capital framework that takes into account different risk factors in the assessment of the capital adequacy of Internationally Active Insurance Groups (“IAIGs”). All member supervisors around the world are obliged to observe the new Insurance Core Principles. Additional requirements that may be proposed in the future, such as the Insurance Capital Standard (the “ICS”), currently developed by the IAIS as part of its Common Framework for the Supervision of IAIGs, could result in significant changes to the required capital regulations applicable to IAIGs. If we are designated as an IAIG in the future, these changes could negatively affect our business and investment activities. On July 31, 2018, the IAIS issued the Risk-based Global Insurance Capital Standard Version 2.0 (“ICS 2.0”), a public consultation document to solicit feedback from stakeholders on the ICS. The ICS 2.0 was adopted in 2019, and a five-year monitoring period began in 2020.
In addition, we anticipate significant developments in solvency standards in our three largest geographic markets. These developments will impact our capital positions and, as a result, could materially impact the nature of the products we offer and the investment strategies we adopt:
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Hong Kong is in the process of moving to a Risk Based Capital (“RBC”) regime from the current rules-based regime. The new regime will comprise three pillars (Pillar 1: quantitative requirements; Pillar 2: qualitative requirements; and Pillar 3: disclosure and transparency requirements). Pillar 2 was introduced via the HKIA’s Guideline on Enterprise Risk Management (GL21) and was effective from January 1, 2020. The remaining Pillar 1 and Pillar 3 requirements are expected to be introduced in 2024, subject to final approval and legislative adoption. These areas are the subject of ongoing consultation and field testing. Quantitative Impact Studies (“QIS”) were conducted in 2017, 2018, 2019 and 2020 with further expected consultation related to details of participating fund management over the course of 2021. The HKIA is also currently developing plans to enable early adoption of the Pillar 1 regime. As of the date hereof, no final proposal for quantitative capital requirements has been put forward; accordingly, uncertainty remains over their final form and their potential impact on us.

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Thailand implemented Risk Based Capital 2 (“RBC 2”), which became effective on December 31, 2019, and is actively considering further changes to risk-based capital standards that would increase the sufficiency level from 95% to 99.5% and would also change risk charge levels and components. It is contemplated that changes would be implemented gradually over time.

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In Japan, in connection with the development and possible introduction of new standards for solvency assessment by the IAIS, the Financial Services Agency of Japan is considering the adoption of an economic value-based solvency regime and use of internal models in the course of medium-term reviews of solvency margin regulations. The new regulations are expected to be significantly different from the current regulations.

Our operating subsidiaries are also subject to the regulatory requirements and solvency standards in other markets in which the Group operates, which may evolve and are subject to change. For example:
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In Malaysia, Bank Negara Malaysia (“BNM”), the central bank of Malaysia, has initiated a multiphase review of its current RBC frameworks for insurers and takaful operators which has been conducted since 2019. The review aims to ensure that the frameworks remain effective under changing market conditions, facilitate consistent and comparable capital adequacy measurement across the insurance and takaful industry, where appropriate, and achieve greater alignment with key elements of the global capital standards such as ICS, where appropriate. A discussion paper on proposals was issued on June 30, 2021 with responses due by September 30, 2021. The timing of the effective date of the updated rules currently remains uncertain.

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The Financial Services Authority of Indonesia (the Otoritas Jasa Keuangan or “OJK”) has been revising investment linked products (“ILP”) regulations with the aim of increasing insurance penetration and better protecting customer interests and improving market conduct. The final regulations when issued will have implications for the product strategies and insurance and compliance risks for insurers.

We have not yet determined the impact of new regulations, if any, on our business as a whole in the long term, although it is possible that they could affect the profitability of our products or amount of capital required. These regulations are subject to changes and different interpretations. In order to comply with applicable capital requirements, or future changes to these requirements, we may need to raise or inject additional capital, which may affect the return on investment of our shareholders. We may also need to change our business strategy, including the types of products we sell and how we manage our capital. Furthermore, compliance with capital requirements may either require us to slow the growth of our business or affect our ability to pay shareholder dividends. In addition, failure to make such adjustments to comply with capital requirements may affect our reputation or financial strength, which could in turn have a material adverse effect on our business, results of operations and financial condition. For details, see “Regulation.”
Compliance with solvency ratio and capital requirements may force us to raise additional capital, change our business strategy or reduce our growth.
We and our Business Units are required to maintain solvency ratios at a level in excess of minimum regulatory requirements. The solvency ratio of our Group and each of our Business Units is affected primarily by the volumes and types of new insurance policies sold, by the composition of the in-force insurance policies and investments and by the regulatory capital requirements in each jurisdiction. The solvency ratio is also affected by a number of other factors, including the profit margin of our products, returns on our assets and investments, interest rates, underwriting and acquisition costs, and policyholder and shareholder dividends. For details, see “Regulation.”
In order to comply with applicable solvency and capital requirements in each jurisdiction, we may need to raise or inject additional capital in our Group or Business Units. As a result of group-wide supervision under the GWS framework, we are subject to additional oversight by the HKIA, which we expect will require additional changes to our approach to Group capital adequacy and funding sources over time. For more details, see “Regulation —  Laws and Regulations Relating to the Group's Business and Operations in Hong Kong — Framework for group-wide supervision of certain insurance groups”. We may also need to change our business strategy, including the types of products we sell and our capital management. Finally, compliance with solvency and capital requirements may require us to slow the growth of our business in some jurisdictions or affect our ability to pay shareholder dividends, which could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to obtain financing from external sources on commercially acceptable terms.
We do not currently generate sufficient cash flows or surplus from operations to service our ongoing debt obligations. Furthermore, we may need to obtain additional debt or equity financing to implement acquisitions or other market entry opportunities.
We have been historically reliant on other sources of capital, including predominantly shareholder equity, to fund our operations. Shareholder funding may not be a consistently viable source of liquidity after we become a public company, and we cannot assure you that the cash flows generated by our operations will continue to grow and therefore be sufficient to service our debt obligations, inject additional capital into our Business Units or fund our acquisitions. To the extent our existing sources of capital are not sufficient to satisfy our needs, we may have to seek external sources. In particular, US$2.8 billion of our indebtedness will mature or become redeemable in 2022. Although we intend to use part of our proceeds from this offering to refinance such indebtedness when it matures or becomes redeemable, our ability to obtain additional capital or favorable refinancing terms from external sources in the future is subject to a variety of uncertainties, including our future financial condition, results of operations and cash flows, regulatory considerations, general market conditions for capital raising activities and economic, political and other conditions in the markets in which we operate and obtain funding, and elsewhere. In connection with and following this offering, we intend to centralize the treasury functions of the Group with the goal of enhancing our ability to obtain financing, including through the proposed restructuring of the outstanding indebtedness of each of FGL and FL as described in more detail in “Prospectus Summary — Recent Developments.” However, we cannot assure you that we will be successful in achieving such goals.
In addition, the capital and credit markets may experience, and have experienced, varying degrees of volatility and disruption. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We need liquidity to pay our operating expenses, interest expenses and to capitalize our insurance subsidiaries. Liquidity may also be consumed by any increase in required contributions to our captive reinsurance. Without sufficient liquidity, we could be required to curtail our operations and our business would suffer. In addition, following this offering, we expect we will need to rely in part on the capital markets and third-party lenders for future funding. While we expect that our future liquidity needs will be satisfied primarily through the net proceeds of this offering, cash generated by our operations, borrowings from third parties and dividends and distributions from our subsidiaries, it is possible that the level of cash and securities we maintain when combined with expected cash inflows from investments and operations will not be adequate to meet our anticipated short-term and long-term benefit and expense payment obligations. If current resources are insufficient to satisfy our needs, we may need to access financing sources such as bank debt or the capital markets. The availability of additional capital or financing would depend on a variety of factors, such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, interest rates, credit spreads, our credit ratings and credit capacity, as well as the possibility that our shareholders, customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn. Similarly, our access to funds may be rendered more costly or impaired if rating agencies downgrade our ratings or if regulatory authorities take certain actions against us. If we are unable to access capital markets to issue new debt, refinance existing debt or sell additional shares as needed, or if we are unable to obtain such financing on acceptable terms, our business could be adversely impacted.
Volatile market conditions may in the future limit our ability to raise additional capital to support business growth, or to counter-balance the consequences of losses or increased regulatory reserves and rating agency capital requirements. In addition, a significant rise in benchmark interest rates, including LIBOR or equivalent rates, would lead to higher financing costs for additional debt or refinancing existing debt. This could force us to (i) delay raising capital, (ii) miss payments on our debt or reduce or eliminate dividends paid on our capital stock, (iii) issue capital of different types or under different terms than we would otherwise or (iv) incur a higher cost of capital than would prevail in a more stable market environment. This would have the potential to decrease both our profitability and our financial flexibility.
We cannot assure you that we will be able to obtain financing in the future on commercially acceptable terms, or at all. In particular, future financing, if obtained, could include terms that restrict our financial flexibility or restrict our ability to manage our business freely, which may adversely affect our business and results of operations. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities, and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth, maintain minimum amounts of risk-based capital and to respond to business challenges could be significantly limited, and our business, results of operations and financial condition could be adversely affected.
Our substantial indebtedness could materially and adversely affect our business, results of operations or financial condition.
Historically, we have relied on indebtedness to fund working capital, to finance acquisitions and for our other funding requirements. As of September 30, 2021, we had approximately US$3.0 billion of indebtedness (including US$1.8 billion of indebtedness from bank borrowings, US$324 million from the issuance of medium term notes and US$900 million from the issuance of subordinated notes). In addition, as of September 30, 2021, we had outstanding perpetual securities in a nominal amount of US$1.8 billion. While we intend to use a certain amount of the net proceeds received from this offering to pay down a portion of our indebtedness, which may include the perpetual securities, we may incur more indebtedness in the future, subject to the terms of our debt agreements. For details, see “Use of Proceeds” and “Capitalization.” Any such incurrence of additional indebtedness may increase the risks created by our level of indebtedness.
Our level of indebtedness could have important consequences for you and significant effects on our business and future operations. If we fail to meet our payment obligations or otherwise default under the agreements governing our existing indebtedness, the applicable lenders or note holders under our indebtedness will have the right to accelerate such indebtedness and exercise other rights and remedies against us. Additionally, we may be limited in our ability to obtain additional financing, if needed, to fund our working capital requirements, capital expenditures, debt service, general corporate or other obligations, including our obligations with respect to existing indebtedness. If we are unable to comply with our existing and/or future indebtedness obligations and other agreements, there could be a default under those agreements. If that occurs, lenders could terminate their respective commitments to lend to us or terminate their respective agreements, and holders of our debt securities could accelerate repayment of debt and declare all outstanding amounts due and payable, as the case may be. If any of these events occurs, our assets and cash flows may not be sufficient to repay in full all of our indebtedness and we may not be able to find alternative financing. Even if we are able to obtain alternative financing, it may not be on terms that are acceptable to us.
Changes in the method pursuant to which the London Interbank Offered Rate (“LIBOR”) is determined and the transition to other benchmarks may adversely affect our results of operations.
LIBOR and certain other “benchmarks” have been the subject of continuing national, international, and other regulatory guidance and proposals for reform. These reforms may cause such benchmarks to perform differently than in the past or have other consequences which cannot be predicted. In July 2017, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, publicly announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. In March 2021, the FCA confirmed that all of the LIBOR settings for Euro and Swiss Franc and some of the LIBOR settings for Japanese Yen, Sterling and US dollars will cease in December 2021 and the remainder of the LIBOR settings for US dollars will cease in June 2023. To identify a successor rate for LIBOR, financial regulators in various countries, including the United States, the United Kingdom, the European Union and Switzerland, have formed working groups with the aim of recommending alternatives to LIBOR denominated in their local currencies. Some of the financial regulators have identified the Secured Overnight Financing Rate (“SOFR”) as their preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. Although certain financial regulators have indicated their preference for SOFR as the preferred replacement rate for LIBOR, it is unclear if other benchmarks may emerge or if other rates will be adopted.
Some of our indebtedness has interest rate payments determined directly or indirectly based on LIBOR. Uncertainty regarding the continued use and reliability of LIBOR as a benchmark interest rate could adversely affect the performance of LIBOR relative to its historic values. These contain benchmark replacement provisions in the event that LIBOR is permanently or indefinitely discontinued. However, even if the financial instruments transition to using alternative benchmarks like SOFR successfully, the new benchmarks are likely to differ from LIBOR, as the alternative benchmark rate may be calculated differently than LIBOR. This may increase the interest expense associated with our outstanding indebtedness or any future indebtedness we may incur. Further, transitioning to an alternative benchmark rate, such as SOFR, may result in us incurring significant expense and legal risks, as renegotiation and changes to documentation may be required in effecting the transition. Any of these occurrences could materially and adversely affect our borrowing costs, financial condition, and results of operations.
A downgrade in our financial strength and claims-paying ratings or any actual or perceived reduction in our financial strength could adversely affect our business, results of operations or financial condition.
Claims-paying and financial strength ratings are important factors in establishing the competitive position of insurance companies. They indicate the rating agencies’ opinions regarding an insurance company’s ability to meet policyholder obligations and are important to maintaining public confidence in our products and our competitive position. A downgrade in our ratings could adversely affect our business, results of operations or financial condition by, among other things, reducing new sales of our products, increasing surrenders and withdrawals from our existing contracts, possibly requiring us to reduce prices or take other actions for many of our products and services to remain competitive, or adversely affecting our ability to obtain reinsurance or obtain reasonable pricing on reinsurance. Our business, results of operations, financial condition, liquidity, statutory capital or rating agency capital position could be materially and adversely affected by disruptions in the financial markets. Any downgrade to our ratings is likely to increase our borrowing costs and limit our access to the capital markets and could be detrimental to our business relationships with distribution partners. A downgrade in our ratings may also adversely affect our cost of raising capital or limit our access to sources of capital. In addition, in the case of a downgrade in our credit ratings, our customers may not be able to obtain premium financing to purchase certain of our products. We may face additional downgrades as a result of this offering or future sales of our shares by our controlling shareholder. As rating agencies continue to evaluate the financial services industry, it is possible that rating agencies will heighten the level of scrutiny that they apply to financial institutions, increase the frequency and scope of their credit reviews, request additional information from the companies that they rate and potentially adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels. It is possible that the outcome of any such review of us would have additional adverse ratings consequences, which could have a material adverse effect on our business, results of operations or financial condition. We may need to take actions in response to changing standards or capital requirements set by any of the rating agencies which could cause our business and operations to suffer. We cannot predict what additional actions rating agencies may take, or what actions we may take in response to the actions of rating agencies.
Policyholders’ and other counterparties’ confidence in the financial strength of an insurance company, as well as in the financial services industry generally, is an important factor affecting our business. Any actual or perceived reduction in our financial strength, a significant reduction in the solvency ratio of one or more of our Business Units or a downgrade in our credit ratings could have a material adverse effect on our business, financial condition and results of operations. These effects could include, among others, increased policy surrenders, an adverse effect on new sales, increased pricing pressure on our products and services, increased borrowing costs, loss of support from distributors and counterparties such as reinsurers and an adverse impact on our ability to generate new business. The occurrence of any of these events may materially and adversely affect our business, financial condition and results of operations.
We are subject to the credit risk of our counterparties, including the issuers or borrowers whose securities or loans we hold and our trade debtors.
We have monetary and securities claims under transactions against reinsurers, brokers, other debtors and third parties. These parties include the issuers whose securities are held by us, borrowers whose loans we hold, customers, trading counterparties, counterparties under credit default swaps and other derivative contracts, clearing agents, exchanges, clearing houses and other financial intermediaries. Issuers or borrowers whose securities are held by or who have entered into loans with us may not fulfil their obligations to pay scheduled interest or principal payments on such securities or loans, while third-party trade debtors may not pay amounts outstanding in respect of our accounts receivable. In addition, our reinsurance providers may be unable or unwilling to fulfill their contractual obligations related to the liabilities we cede to them which could lead to an increase in policy liabilities. Failure to recover such amounts or governmental action involving these obligations may have a material adverse effect on our business, financial condition and results of operations.
Our investment portfolio is exposed to the risk of losses, volatility and illiquidity.
Our investment portfolio is comprised primarily of debt securities. Events or developments that have a negative effect on any particular industry, asset class, group of related industries, country or geographic region may have a greater negative effect on our investment portfolio to the extent our portfolio is concentrated in such industry, asset class, group of related industries, country or geographic region. These types of concentrations in our investment portfolio increase the risk that, in the event we experience a significant loss in any of these investments, our business, financial condition and results of operations would be materially and adversely affected.
Our exposure to credit risk arises mainly from our investment in fixed income or debt securities and the amounts payable by our reinsurance partners. The value of our fixed income securities portfolio could be affected by changes in the credit rating of the issuers of the fixed income securities we hold and by changes in credit spreads in the bond markets. In addition, issuers or our reinsurance partners may default on principal, reinsurance payable or interest payments to us and our rights against them may not be enforceable in all circumstances. Changes in our exposure to credit risk will also affect our solvency levels, capital position, reserving level and therefore our ability to comply with the supervisory capital level and our individual target capital level. Further, we may not be able to identify and mitigate credit risks successfully.
Equity and other alternative investments, including private equity fund investments, are subject to volatility in prices based on market movements, which can affect returns. Any decline in equity markets could adversely affect the value of our equity investments and, in turn, the value of our investment portfolio. In particular, given the tenor of our investment portfolio, the return on our long-term equity investments, which we consider an important profitability driver, is more susceptible to long-term volatility in the equity markets. Difficult economic conditions could also prevent companies in which we have made private equity investments from achieving their business plans and could cause the value of these investments to fall, or even cause the companies to fail. The timing and amount of investment income from private equity investments is difficult to predict, and investment income from these investments can vary from quarter to quarter. If our investment-linked funds underperform their respective benchmarks, report negative performance or the value of the underlying investments falls as a result of a decline in equity markets or otherwise, we may experience a decrease in new business and an increase in surrenders and be placed in a disadvantageous position as compared to our competitors. If our investment strategies are ineffective in the future and we fail to achieve our target investment return, our VNB, EV and earnings may be adversely impacted. Aside from concentration in certain assets possibly affecting our investment returns, we may experience significant losses from the performance of our investment portfolio due to events at the macro-economic level, including as a result of the ongoing COVID-19 pandemic. Adverse market conditions can also lead to a reduction of the distributable surplus relating to our participating products, which may result in some payments to policyholders, such as bonuses or dividends, being decreased or not paid. Furthermore, a decrease in investment income may reduce the value of our assets under management, leading to a reduction in the fees we receive from our investment-linked business. This could in turn reduce our profits and cash flows and have an adverse effect on our business, financial condition and results of operations.
In addition, there may not be a liquid trading market for some of our investments. For instance, our alternative investments include private equity fund investments which are inherently long-term and illiquid. Liquidity may be affected by numerous factors, including the existence of suitable buyers and market makers, market sentiment and volatility, the availability and cost of credit and general economic, political and social conditions. Our ability to dispose of certain securities without significantly depressing market prices, or at all, may be limited. If we are required to dispose of investment assets on short notice, whether as a result of cash outflows due to policyholder withdrawals or for other reasons, we may suffer investment losses. See “— We could be forced to sell investments to meet our liquidity requirements.”
Our reputation could suffer if we are unable to maintain and grow our investment portfolio. Any damage to our reputation, resulting from poor or inconsistent investment performance can impair our ability to maintain or grow our business. Any of the above factors, alone or in combination, may materially and adversely affect our business, financial condition and results of operations.
We are subject to the risk of potential sovereign debt credit deterioration owing to the amounts of sovereign debt obligations held in our investment portfolio.
We hold significant amounts of local currency and foreign currency denominated sovereign debt obligations in our investment portfolio and consequently are exposed to the direct or indirect consequences of political, social or economic changes (including changes in governments, heads of state or monarchs) in the countries in which the issuers of such debt are located and to the creditworthiness of the sovereign. Within our policyholder and shareholder investments, we held government bonds, primarily issued by governments in Asia, with a carrying value of US$16,266 million as of September 30, 2021, representing 37.6% of the carrying value of our total policyholder and shareholder investments. In particular, we held Thai government bonds issued in Thai Baht with a carrying value of US$10,968 million as of September 30, 2021.
Investment in sovereign debt obligations involves risks not present in debt obligations of corporate issuers and in particular creates exposure to the consequences of political, governmental, social or economic changes in the countries in which the issuers are located and the creditworthiness of the sovereigns. In addition, the issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or pay interest when due in accordance with the terms of such debt, and we may have limited recourse to compel payment in the event of a default. A sovereign debtor’s willingness or ability to repay principal and to pay interest in a timely manner may be affected by, among other factors, its cash flow situation, its relations with its central bank, the extent of its foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the sovereign debtor’s policy toward local and international lenders, and the political constraints to which the sovereign debtor may be subject.

Moreover, governments may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to devalue their currencies’ exchange rates, or may adopt monetary and other policies (including to manage their debt burdens) that have a similar effect, all of which could adversely impact the value of an investment in sovereign debt even in the absence of a technical default. Periods of economic uncertainty may affect the volatility of market prices of sovereign debt to a greater extent than the volatility inherent in debt obligations of other types of issuers.
In addition, if a sovereign default or other such events described above were to occur as has happened on occasion in the past, other financial institutions may also suffer losses or experience solvency or other concerns, which may result in our facing additional risks relating to investments in such financial institutions that are held in our investment portfolio. There is also risk that public perceptions about the stability and creditworthiness of financial institutions and the financial sector generally might be adversely affected as might counterparty relationships between financial institutions.
If a sovereign were to default on its obligations, or adopt policies that devalued or otherwise altered the currencies in which its obligations were denominated, this could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our investment portfolio is exposed to the risk of the potential long-term impact of climate change.
Environmental concerns, notably those associated with climate change, pose significant risks to us and our customers. Our investment horizons are long term and we are therefore exposed to the potential long-term impact of climate change risks, which include the financial and non-financial impact of transition and physical risks.
The global transition to a lower carbon economy may have an adverse impact on investment valuations as the financial assets of carbon intensive companies re-price, and this could result in some asset sectors facing significantly higher costs and a reduction in demand for their products and services. The speed of this transition, and the extent to which it is orderly and managed, will be influenced by factors such as public policy, technology and changes in market or investor sentiment. This climate-related transition risk may adversely impact the valuation of investments held by us, and the potential broader economic impact may adversely affect customer demand for our products. Our stakeholders increasingly expect and/or rely on us to support an orderly, inclusive and sustainable transition based on an understanding of relevant country and company-level transition plans and which takes into consideration the impact on the economies, businesses and customers in the markets in which we operate and invest. The pace and volume of new climate-related regulation emerging across the markets in which we operate and the demand for externally assured reporting may give rise to compliance, operational and disclosure risks and costs which may be increased by the multi-jurisdictional coordination required in adopting a consistent risk management approach.
Our ability to sufficiently understand and appropriately react to transition risk and our ability to deliver on any future external carbon reduction commitments may be limited by insufficient or unreliable data on carbon exposure and transition plans for the assets in which we invest. The direct physical impacts of climate change, driven by both specific short-term climate-related events such as natural disasters and longer-term changes to climate and the natural environment, will increasingly influence the longevity, mortality and morbidity risk assessments for our life insurance product underwriting and offerings and their associated claims profiles. Climate-driven events in countries in which we operate could impact our operational resilience and our customers. A failure to understand, manage and provide greater transparency of our exposure to these climate related risks may have increasingly adverse implications for us and our stakeholders.
We could be forced to sell investments to meet our liquidity requirements.
We invest the premiums we receive from our customers until they are needed to pay policyholder claims. Additionally, some of our products allow policyholders to withdraw their funds or cash values under defined circumstances. Consequently, we seek to manage the duration of our investment portfolio based on the duration of any losses and loss adjustment expenses reserves to ensure sufficient liquidity and avoid having to liquidate investments to fund claims or withdrawals. Risks such as inadequate losses and loss adjustment expenses reserves, unfavorable trends in litigation, the outcome of regulatory investigations or unexpected withdrawal activity could potentially result in the need to sell investments to fund these liabilities.

We may not be able to sell our investments at favorable prices or at all. Sales could result in significant realized losses depending on the conditions of the general market, interest rates and credit issues with individual securities.
Increases in the amount of allowances and impairments taken on our investments could have a material adverse effect on our financial condition and results of operations.
We determine the amount of allowances and impairments taken in respect of our investments in accordance with IAS 39. See note 2 to our audited consolidated financial statements included elsewhere in this prospectus. Such determination varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset classes. These evaluations and assessments are revised as conditions change and new information becomes available. The determination of the amount of allowances and impairments to be taken on our investment assets may require complex and subjective judgements. These judgements may not reflect the actual losses that we will ultimately incur on these investments. Historical trends may not be indicative of future impairments or allowances and we may not be required under future accounting standards to change the amounts of allowances and impairments of our investments. We recognized impairment losses of approximately US$7 million on our available for sale financial assets during the year ended December 31, 2020 and approximately US$4 million during the nine months ended September 30, 2021.
IFRS 9 replaced IAS 39 and became effective on January 1, 2018. Pursuant to a temporary exemption, we have decided to defer adopting IFRS 9 until January 1, 2023. The main change of IFRS 9 compared to IAS 39 is that IFRS 9 brings together all three aspects of the accounting for financial instruments, including classification and measurement, impairment and hedge accounting. We are assessing the implications of IFRS 9, and we cannot assure you that the adoption of IFRS 9 will not have a material adverse effect on our business, financial condition and results of operations.
Changes in interest rates may materially and adversely affect our profitability and regulatory solvency ratios.
Our investment portfolio primarily consists of fixed income investments to match the duration of our liabilities. As a result, our profitability is affected by changes in market interest rates that impact the level and timing of gains and losses that we make on our fixed income investments. Hong Kong, Thailand and Japan, the jurisdictions to which we have the most interest rate exposure through our fixed income investments, continue to experience low interest rates. If market interest rates remain low or decline, we may generate less income from our future fixed income investments. In addition, as instruments in our investment portfolio mature, we may have to reinvest the proceeds from such maturing investments, which were generally purchased in environments when interest rates were higher than current levels, in new investments that bear lower yields. This could materially reduce our liquidity, cash flows and profitability. Furthermore, some of our insurance obligations have a longer duration than certain assets in our investment portfolio, and some of the premiums we charge are calculated based on an assumed investment yield. Lower interest rates reduce our average investment yield while our premiums from certain outstanding products remain unchanged, thereby reducing our profitability.
If the current low interest rate environment continues, the negative effects on our capital and profitability could persist or increase. In this regard, the persistent low interest rate environment in Japan is a particular concern. The Bank of Japan introduced a negative interest rate policy in 2016, applying a rate of negative 0.1% to certain excess reserves held by financial institutions at the Bank of Japan, which has suppressed interest rates since its implementation. If this policy is maintained over the foreseeable future and results in continued lower interest rates on our investments, our average yield on investments could be adversely affected. The United States Federal Reserve has also maintained a low federal funds rate, setting the target range between 0% and 0.25% throughout 2020 and maintaining the same target for the first quarter of 2021. The United States Federal Reserve’s interest rate decisions have a significant influence on central banks globally, including the Bank of Japan and central banks in other jurisdictions in which we operate. If the United States Federal Reserve continues to pursue a long-term low interest rate policy — as they have indicated is likely due to the prolonged COVID-19 crisis and its impact on the economy — our average yield on future investments, particularly in interest-bearing assets, could be materially and adversely affected.

Conversely, if interest rates increase in the future, surrenders and withdrawals of insurance policies and contracts may increase as policyholders seek other investments with higher perceived returns. This process may result in cash outflows and may require us to sell investment assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized capital losses. Furthermore, any material fluctuations in interest rates may also increase our interest burden on our future indebtedness and could have an adverse effect on our ability to service our debt obligations. Additionally, for some of our long-term life insurance policies, we are obligated to pay a guaranteed return, minimum interest or crediting rate to our policyholders, which is established when the product is priced. The guaranteed return, minimum interest or crediting rate is partially or fully based on assumptions about interest rates. These products expose us to the risk that changes in interest rates may reduce our spread, or the difference between the rates we are required to pay under the policies and the rate of return we are able to earn on our investments supporting our insurance obligations. If the rates of return on our investments fall below the minimum rates we guarantee either explicitly or implicitly under those insurance products, our business, financial condition and results of operations could be materially and adversely affected.
We may be unable to closely match the duration of our assets and liabilities, which could potentially increase our exposure to interest rate risk.
In order to reduce our exposure to changes in interest rates, we seek to match, to the extent possible and appropriate, the duration of our assets and related liabilities. However, the availability of assets of suitable duration or alternatives in the form of derivative instruments may be restricted by applicable insurance laws, rules and regulations or other market factors. If we are unable to match the duration of our liabilities with the duration of the underlying assets, we will be exposed to interest rate changes, which may materially and adversely affect our business, financial condition and results of operations.
Fluctuations in currency exchange rates may adversely affect our financial condition and results of operations.
While the currency of our assets and liabilities are generally matched, we are still exposed to foreign currency exchange risk arising from fluctuations of exchange rates of the currencies in the jurisdictions where we operate, primarily because some of our investments in equity, fixed income securities and collective investment schemes and property are denominated in currencies that are different from the currencies of the underlying liabilities. Our most significant foreign currency exposure is to the Thai Baht and the Japanese Yen. We do not currently target to hedge either our revenues or our net equity position in any of our operating subsidiaries. We review our hedging strategy from time to time and may change our hedging policy in the future. The effect of exchange rate fluctuations on local operating results could lead to significant fluctuations in our financial statements upon translation of the results into US dollars. In particular, fluctuations in the value of the US dollar will affect the value of our investment assets which are denominated in US dollars and may affect our ability to service debts. In addition, Hong Kong has maintained a pegged exchange rate system between the Hong Kong dollar and the US dollar since 1983. If this system is ever discontinued, our assets and operating results denominated in Hong Kong dollars could face significant fluctuations.
RISKS RELATING TO OUR PRODUCTS AND PRODUCT DISTRIBUTION CHANNELS
If we are unable to expand our product offerings or our new business initiatives do not achieve the intended results, our business, financial condition and results of operations may be adversely affected.
The insurance and investment product markets are constantly evolving in response to shifts in the preferences of customers. Our future success will depend on our ability to adapt to changing customer preferences and industry standards, and on our ability to respond with new product offerings and services. In furtherance of this objective, we are focused on delivering products that are designed to address the increasing awareness of our customers for their protection needs, particularly under the context of rising demand for life and health coverage post-COVID-19 pandemic and we expect our historical trend of increasing protection mix to persist in the near term.
We face certain risks when introducing new business initiatives, including, initiatives implemented as part of our “customer-led” strategy. We may not be able to implement these initiatives consistently across our Business Units and, if implemented, they may not achieve customer acceptance. We may incur significant costs in connection with introducing new business initiatives, and we cannot assure you that we will be able to realize the intended benefits within the expected timeframes. In addition to significant costs incurred, insurance regulation could limit our ability to introduce new product offerings and require us to incur additional costs or devote additional resources. In addition, some of the new products we introduce into the market may carry additional underwriting risks. Any proposed new insurance products could take longer than anticipated to be approved by regulatory authorities, or may not be approved at all. If we fail to implement new business initiatives successfully, our business, financial condition and results of operations could be adversely affected.
Changes in regulations, solvency standards, capital requirements or other requirements or the impact of adverse market conditions could result in changes to our product offerings that could materially and adversely impact our business, results of operations or financial condition.
The insurance industry is highly regulated, and we are required to revise our product offerings and business practices from time to time due to changes in regulation. Our future success will depend on our ability to adapt to changing regulations (including the implementation of GWS and the RBC regime in Hong Kong) in a timely manner. For example, in Japan the COLI product offering was reduced in favor of new individual life insurance products as a result of changes in tax regulations in 2019. We cannot assure you that our efforts to introduce new product offerings or reposition our existing product offerings will be successful. Unsuccessful alterations in our product offering, or failure to adequately react to new regulations or trends in a timely manner, could have a material and adverse effect on our business, financial condition and results of operations.
In addition, more stringent solvency standards, capital requirements or regulatory restrictions on investment could limit the type of assets we can invest in, which may have an adverse impact on the performance of our investment portfolio and sales of our unit-linked products. Changing legal requirements, increased costs of hedging, other risk mitigation techniques, cost of financing and other adverse market conditions could also result in certain products becoming less profitable or unprofitable. These circumstances may cause us to modify or eliminate certain features of various products or cause us to suspend or cease the sales of some of our products in the future. Any modifications to products that we may make could result in these products being less attractive or competitive which could adversely impact our sales and profitability. We also cannot assure you that modifications to our products would result in these products being in compliance with any applicable solvency standards or capital requirements. Any of these events may materially and adversely impact our business, results of operations or financial condition.
Actual experience may differ from assumptions used in establishing reserves and in product pricing, which may adversely affect our business, financial condition and results of operations.
We establish balance sheet liabilities and set aside reserves to reflect future expected policyholder benefits and claims. We establish these reserves and prices of our products based on many assumptions and estimates, including mortality and morbidity rates, longevity, reinvestment rates, policyholder behavior, expected premiums and investment returns, policy persistency, benefits to be paid, expenses to be incurred, as well as macroeconomic factors such as interest rates and inflation.
Due to the nature of the underlying risks and uncertainty associated with the determination of the liabilities for unpaid benefits and claims, these amounts may vary from the estimated amounts. We cannot, however, determine with precision the amounts that we will need to pay for, or the timing of payment of, actual claims or whether the assets supporting the policy liabilities will grow to the level assumed prior to payment of claims. If significant deviations in actual experience from the assumptions occur, we may be forced to incur additional expenses in the form of claims and payments, to the extent the actual amounts exceed the estimated amounts, or we may be required to increase our reserves for future policy benefits, resulting in additional expenses in the period during which the reserves are established or re-estimated, which could materially and adversely affect our business, financial condition and results of operations.
The pricing of our products is also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Persistency within our products may be significantly impacted by, among other things, conditions in the capital markets, the changing needs of our policyholders, the manner in which a product is marketed or illustrated and competition, including the availability of new products and policyholder perception of us, which may be negatively impacted by adverse publicity. In addition, any repricing of our products may impact the perceived competitiveness and affordability of our products.
We have experienced consecutive negative persistency variances and consecutive positive mortality variances in recent periods, including in the nine months ended September 30, 2021. Significant deviations in actual experience from our pricing assumptions could have an adverse effect on the profitability of our products. For example, if policyholder elections differ from the assumptions we use in our pricing, our profitability may decline. Actual persistency that is lower than our persistency assumptions could have an adverse effect on profitability, especially in the early years of a policy, primarily because we would be required to accelerate the amortization of expenses we defer in connection with the acquisition of the policy. Actual persistency that is higher than our persistency assumptions could have an adverse effect on profitability in the later years of a block of business because the anticipated claims experience is higher in these later years. If actual persistency is significantly different from that assumed in our current reserving assumptions, our reserves for future policy benefits may prove to be inadequate.
We periodically update the assumptions and estimates used to calculate our reserves. A liability adequacy test is performed at least annually. If the net reserves initially established for future policy benefits prove to be insufficient, we must increase our net reserves, which may have a material adverse effect on our business, financial condition and results of operations.
The termination of, or any adverse changes to, or any failure to renew, our arrangements with our bancassurance partners may have a material adverse effect on our business, financial condition and results of operations.
In addition to our agency channel, we rely on distribution arrangements with banks in Southeast Asia and Hong Kong for sales of our bancassurance products through their respective networks. For example, our exclusive bancassurance partnership with SCB is the largest contributor to our APE and VNB in Thailand.
While these arrangements typically have multi-year terms, there is a risk our bancassurance partnerships might terminate before their contractually agreed termination dates or might not be renewed. For example, we transferred by novation our exclusive distribution agreement with TMB in Thailand to Prudential Life Assurance (Thailand) Public Company Limited in 2020 prior to its stated termination date. In addition, from time to time, our bancassurance partners may attempt to renegotiate the commercial terms of the arrangements, may be unable to fulfill their obligations, may have disputes with us as to the scope or performance of our and/or their obligations, or may be dissatisfied with other terms and seek changes to, or early termination of, the arrangements. Changes to these arrangements could increase our costs in connection with the sale of our products and adversely affect the profitability of our products, or impact our ability to sell products through our bancassurance partners.
Additionally, some banks may consolidate, downsize their physical branch networks or change their business lines, and more non-traditional market participants, such as virtual banks and other financial technology companies, may enter the market. These developments could limit or constrain the ability of our partnering banks and us to sell insurance products through bank branches.
Regulatory changes with respect to the bancassurance business and distribution of bancassurance products through any of the banks’ business lines, such as restrictions on banks to partner exclusively with one insurance company or changes in the sales practices of the bank branches, could also materially and adversely affect our relationships and arrangements with these banks or restrict our ability to further expand our bancassurance arrangements with such banks.
Most of our distribution arrangements with the banks are due to be renewed within a similar timeframe. If we are unable to renew our arrangements with a significant number of our partners or unable to find replacement partners, our business could be significantly impacted.
The termination of, disruption to, or any other adverse change to, our relationships with the banks with which we have distribution arrangements (including as a result of changes in ownership or strategy at such relationship banks), any adverse change to these banks’ businesses or the formation of any exclusive partnerships between these banks and any of our competitors could significantly reduce sales of our products and our growth opportunities. Our inability to address these risks or satisfactorily resolve any disputes or disagreements with our partners or other problems encountered in connection with our existing or future bancassurance arrangements could prevent us from fully realizing the anticipated benefits of such partnerships or impede or delay our operations or growth in the affected markets. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.
Consolidation of third-party distributors of insurance products may adversely affect the insurance industry and the profitability of our business.
The insurance industry distributes many of its products through other financial institutions such as banks and broker-dealers. An increase in the consolidation activity of such institutions and other financial services companies may create firms with even stronger competitive positions, negatively impact the industry’s sales, increase competition for access to third-party distributors, result in greater distribution expenses and impair our ability to market certain of our products to our current customer base or expand our customer base. For instance, on April 1, 2020, we novated our exclusive distribution agreement with TMB, following its consolidation with a different bank. We cannot assure you that, in the event of another consolidation in relation to any of our exclusive distributors in the future, we will be able to successfully novate our distribution agreements or receive adequate or any consideration.
Consolidation of third-party distributors or other industry changes, such as increased competition from new market entrants or non-traditional or online competitors, may also increase the likelihood that third-party distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us.
If our customers were to claim that the policies they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our reputation, business, results of operations and financial condition.
Although we aim to provide adequate and appropriate coverage under each of our policies, customers could purchase policies that prove to be inadequate or inappropriate. If such customers were to bring a claim or claims alleging that we failed in our responsibilities to provide them with the type or amount of coverage that they sought to purchase, we could be found liable, resulting in an adverse effect on our reputation, business, results of operations and financial condition.
Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, and prospects.
We must accurately and timely evaluate and pay claims that are made under our policies. Many factors affect our ability to pay claims accurately and timely, including the efficacy of our AI claims processing, the training and experience of our employees and our ability to develop or select and implement appropriate procedures and systems to support our claims functions.
The increased adoption of automation and AI has led to higher customer expectations for experience and productivity. The speed and accuracy by which our AI technology allows us to process and pay claims is a differentiating factor for our business, and an increase in the average time to process claims or a decrease in the accuracy of claim processing could undermine our reputation and position in the insurance marketplace. Any failure to pay claims accurately or timely could also lead to regulatory and administrative actions or material litigation, or result in damage to our reputation, any one of which could materially and adversely affect our business, financial condition, results of operations, and prospects. Additionally, if our employees are unable to effectively process our volume of non-automated claims, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which in turn, could adversely affect our operating margins.
We rely on third-party service providers in certain areas of our operations and therefore do not have full control over the services provided to us or our customers.
We rely on third parties for certain investment management, information technology and other services, including:

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managing certain assets in our investment portfolio;

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conducting information technology security assessments and developing certain digital tools;

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talent acquisition, employee training and development;

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conducting customer and brand surveys;

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performing certain governance and risk management functions;

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providing payroll services; and

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handling claims for medical products.

If any of these third parties fail to provide these services and we are unable to secure an adequate alternative in time, our business, financial condition and results of operations could be materially affected.
Agent, broker, employee, distribution partner or other parties’ misconduct, underperformance or negative media coverage could harm our reputation or lead to regulatory sanctions or litigation against us.
Misconduct or underperformance on the part of, attrition in relation to, or negative media coverage about, any of our agents, associates, employees, distribution partners or other counterparties could result in violations of law, regulatory sanctions, litigation or serious reputational or financial harm. Such misconduct could include misrepresenting the features or limits of our products, recommending products not suitable for particular consumers, misappropriation of client funds and other fraudulent behavior in violation of applicable laws and regulations.
We have limited control over our agents, associates, brokers, employees and distribution partners, but we may suffer negative consequences as a result of their actions. The measures that we take to detect and deter misconduct by our agents, associates, brokers, employees and distribution partners may not be effective in all circumstances. Past or future misconduct by our agents, associates, brokers, employees and distribution partners could result in investigations, violations of law, regulatory sanctions, and litigation. We may have to implement more extensive or different risk management policies and procedures due to legal and regulatory requirements as a result. Any such misconduct may have a material adverse effect on our business, financial condition and results of operations.
RISKS RELATING TO THE INSURANCE INDUSTRY
Intense competition in the segments of the insurance industry in which we operate in each of our markets could negatively affect our ability to attain or increase profitability.
Our competitors include established regional players, including domestic insurance companies and local operating entities of large insurance groups as well as new entrants, such as digital insurers. The large insurance groups may have greater financial and other resources than we do, in addition to their large market shares and economies of scale. We also face competition from large domestic financial service providers in some of our markets that either have their own insurance subsidiaries or enter into co-operative arrangements with major insurance companies.
In addition, Southeast Asian life insurance markets are dominated by a relatively small number of large insurers. According to NMG, pan-Asian insurers typically account for approximately 70% of total individual new business premiums across our markets in Southeast Asia. Further concentration of the markets in which we operate may adversely affect our business, financial condition and results of operations.
In the future, we may face competition from technology companies in the markets in which we operate. There are various technology companies that have recently started operating in adjacent insurance categories that offer life and health insurance products. Technology companies may in the future begin operating and offering products that are better or more competitively priced than ours, which could cause us to lose market share and have a material adverse effect on our results of operations and financial condition. In addition, traditional insurance companies may seek to adapt their businesses to sell insurance and process claims using technology similar to ours. Given their size, resources, and other competitive advantages, they may be able to erode any market advantage we may currently have over them.

We also face competition from banks and other financial institutions that directly own insurance companies, and from smaller insurance companies that may develop strong positions in various market segments in which we operate. Our ability to compete is driven by a number of factors, including premiums charged and other terms and conditions of coverage, product features, investment performance, services provided, distribution capabilities, scale, experience, commission structure, brand strength and name recognition, information technology and actual or perceived financial strength. Such competition could have a material adverse effect on our business, financial condition and results of operations.
IFRS 17 could have a material adverse effect on the reporting of our financial results.
The International Accounting Standards Board (the “IASB”), which develops IFRS, issued IFRS 17 in May 2017, which will replace the current IFRS 4. In June 2020, the IASB issued amendments to IFRS 17 and deferred the effective date of IFRS 17 to annual reporting periods beginning on or after January 1, 2023, with retrospective application and comparative figures required. IFRS 17 will significantly change the recognition and measurement of insurance contracts and the corresponding presentation and disclosure in our consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — IFRS 17 Insurance Contracts” for more information.
We are assessing the implications of IFRS 17 and are implementing a group-wide project to collect policy-level data, liabilities enhancing our actuarial models, developing a new sub-ledger to calculate the contractual service margin and enhancing our group ledger as well as consolidation system. We expect that IFRS 17 will have a significant impact on our consolidated financial statements and result in important changes to the accounting policies for our insurance contract liabilities. It is also likely to have a significant impact on our profit or loss, total equity, financial statement presentation and disclosures. For example, profit will be recognized differently and insurance revenue will no longer be measured by premium, but by provision of insurance services to policyholders throughout the term of the insurance contract. In addition, IFRS 17 introduces a new presentation format for the statement of comprehensive income and requires more extensive disclosure. These changes could have a material adverse effect on our financial performance and condition. The IASB may also make further amendments to IFRS 17 which could have a material adverse effect on our financial performance and condition. These changes may also adversely impact our credit rating.
The rate of growth of the insurance industry in Asia may not be as high or as sustainable as we anticipate.
We estimate the rate of growth of the insurance industry in Asia based on the number of underserved potential customers. The high number of underserved individuals in this region may not translate to high growth potential, or we may not succeed in capitalizing on any such growth potential. In addition, certain of the regional markets in which we operate may already be or become saturated and experience low or no growth in the future. Demographic growth and other economic indicators, such as an increase in standards of living, which are usually the traditionally beneficial drivers of growth in these markets, may not be sustainable or continue developing as expected. The growth and development of the insurance industry in Asia is subject to a number of industry trends and uncertainties that are beyond our control.
The failure of other insurance companies could require our operating entities to increase their contributions to industry-wide policyholder protection funds and could undermine consumer confidence.
In Hong Kong, a policyholder protection fund has not yet been established, although the Financial Services and the Treasury Bureau of the Hong Kong government undertook a consultation in 2012 with regard to the establishment of such a proposed policyholders’ protection fund. Establishing the Policy Holders’ Protection Scheme continues to be a stated objective, and together with the HKIA, additional preparatory work is being undertaken, including conducting a consultancy study to update the key parameters of the scheme. In Japan, FWD Life Japan, along with other life insurers, is required to support policyholders of failed life insurance companies through payments to the Life Insurance Policyholders Protection Corporation of Japan (the “LIPPC”). The LIPPC provides funds upon acceptance and assumption by a successor life insurance company of the insurance policies of a failed life insurance company and also performs certain other specified functions. The proportion of required contributions allocated to FWD Life Japan could increase if its income from insurance premiums and policy reserves increases relative to other life insurance companies in Japan. In the event of future failures of Japanese life insurance companies or if the legal requirements for contributing to the LIPPC change, FWD Life Japan may be required to make additional contributions to the LIPPC and its financial condition and results of operations could be adversely affected. In Singapore, all direct insurers licensed by the Monetary Authority of Singapore (“MAS”) to carry on life or general business, including FWD Singapore, are members of the Policy Owners’ Protection (“PPF”) Scheme and must make payments towards certain PPF Funds. In the event that a PPF Scheme member is wound up, insolvent, or otherwise fails, the MAS may decide to activate the PPF Fund to compensate policy owners, fund the transfer of the insurance company to another insurer, or to continue to provide coverage for affected policies until all policies have matured or expired. As the MAS determines the levy rates payable by PPF Scheme members every year, any change to how levy rates are calculated by MAS, whether not due to the potential future failures of other Singapore insurance companies, could adversely affect FWD Singapore’s financial condition and results of its operations. In Thailand, life insurance companies are required to contribute to a life insurance statutory fund intended to compensate policyholders in the event that an insurer is declared bankrupt or has its insurance license revoked. In principle, life insurance companies are required to contribute not more than 0.5% of insurance premiums received by the company during the past six months to the statutory fund and the contribution shall be in accordance with the rules announced by the Office of Insurance Commission of Thailand (“OIC”). According to the current rules announced by the OIC, life insurance companies are required to contribute to the statutory fund every six months. Additionally, although Indonesia has not established a policyholder protection fund, the Non-bank Financial Institutions Supervisory Division of the Indonesian Financial Services Authority (the Otoritas Jasa Keuangan or “OJK”) has produced a draft paper on the establishment of such a fund and is currently in discussion with the industry on this topic. In the Philippines, all insurance companies must contribute an amount (calculated as a ratio of the company’s net worth in proportion to the aggregate net worth of all insurance companies in the country) to the security fund which may be used to compensate policy owners in the event that an insurance company becomes insolvent. Similarly, in Vietnam, insurance companies (except for reinsurance companies) must contribute not more than 0.3% of the total revenue from insurance premium of original insurance contracts in the previous fiscal year of an insurance company to the insurant protection fund, which is set up to protect the rights and interests of the insured in case an insurance company falls bankrupt or becomes insolvent. The contribution amount shall be announced by the Ministry of Finance before April 30 each year. In Malaysia, all licensed takaful operators are members of the Malaysia Deposit Insurance Corporation (“MDIC”) and must make annual levies (in the case of a family takaful operator such as FWD Takaful, calculated based on the actuarial valuation liabilities in respect of its business) from their shareholders' funds to the relevant fund maintained by MDIC. In the event of a takaful operator failure, MDIC will utilize the relevant fund to, among other things, make payments to the certificate owners of such takaful operator. In some of these markets, therefore, any widespread failure by insurance companies would increase the amount our businesses either must contribute to designated funds or the reserves they must establish and maintain, thus possibly affecting our results of operations and financial condition.
The failure of other life insurance companies could also damage the reputation of the life insurance industry and undermine consumer confidence in life insurers in general, which could lead to a decrease in the relevant Group operating subsidiaries’ sales of new policies or an increase in lapses or surrenders of existing policies.
The adoption of OECD’s Common Reporting Standard, as well as changes it has proposed on global corporate minimum tax, could have an impact on our businesses, including our reinsurance company, financial condition, results of operations and growth prospects.
The Organisation for Economic Co-operation and Development (“OECD”) has adopted a common reporting standard (“CRS”) and model competent authority agreement to enable the multilateral, automatic exchange of financial account information. The CRS does not include a potential withholding element. Under the CRS, financial institutions (including certain specified insurance companies) are required to identify and report the tax residence status of customers in more than 110 countries that have endorsed the plans. It is expected that CRS will be adopted in Thailand by 2023. Financial institutions in Hong Kong, Macau, Japan, Indonesia, Singapore, Malaysia and the Cayman Islands have begun collecting tax residency information from their account holders as early as January 1, 2017 and have submitted information on reportable account holders for the applicable reporting years. The increased due diligence of customer information and the reporting of information to the tax authorities may increase operational and compliance costs for us, depending on its scope of application. At this time, it is not possible to quantify the full costs of complying with the new legislation as some aspects are still to be determined.
In addition, as a company with international operations, we are subject to taxation in each of the markets in which we operate. Our future effective tax rates could be affected by numerous factors, including changes in applicable tax laws. Changes currently proposed by the OECD and its action plan on Base Erosion and Profit Shifting, including, without limitation, its proposal to introduce a global corporate minimum tax at 15% effective from 2023 (and the possibility of implementation of higher tax rates in the markets in which we operate or a unified approach not being agreed upon while a significant number of countries enact new unilateral tax measures without mechanisms to avoid double taxation), may affect the tax expenses of our Business Units and our reinsurance strategy and could have a material impact on our financial condition and results of operations.
RISKS RELATING TO LEGAL AND REGULATORY MATTERS
We and our Business Units are subject to extensive regulation as insurance companies, including monitoring and inspection of our financial soundness, which may restrict our business activities and investments and increase our cost of complying with such regulations.
We are subject to laws, rules and regulations across all aspects of our business. The primary purpose of insurance laws and related regulations is to protect policyholders, not debt holders, shareholders or insurers. Insurance laws and regulations place restrictions on the types of businesses that we and our Business Units may engage in, impose limits on the types of investments that we may make and require us to maintain specified reserves and minimum solvency margin ratios. Furthermore, we and our Business Units are subject to extensive oversight and comprehensive regulation by the relevant regulators in each market where we operate. Collectively, these regulators oversee our relevant operations in each of the insurance markets in which we operate and, as a result of such broad oversight, we are occasionally subject to overlapping, conflicting or expanding regulation across jurisdictions.
For instance, each country’s insurance laws and regulations typically give the relevant regulator broad regulatory powers over us and our Business Units’ business, including the authority to investigate regulatory breaches, reprimand regulated entities publicly for compliance failures, impose fines, revoke operating licenses, suspend operations, request information and conduct rigorous on-site inspections of books and records. In addition, we and our Business Units need to receive prior authorization from our respective regulators for the sale of new insurance products or key changes in the terms of our products. Reorganization of our corporate structure or a change in control is also subject to regulatory approvals.
We and the businesses we have acquired or may acquire from time to time, are also subject to a wide range of anti-bribery, anti-money laundering and sanctions laws and regulations as well as business conduct rules, in each of the jurisdictions in which we or such other businesses operate. Such laws and regulations may vary significantly from jurisdiction to jurisdiction, and may either impose obligations on our Group to act in a certain manner or restrict the way that we can act in respect of specified individuals, organizations, businesses and/or governments. Our geographical diversification, including in some emerging markets, development of joint venture and partnering relationships and our employment of local agents in the markets in which we operate may increase our exposure to the risk of violations of anti-corruption laws or similar laws. We operate in some markets where, for example, large-scale agency networks may be in operation where sales are incentivized by commission and fees, where there is a higher concentration of exposure to politically-exposed persons, or which otherwise have higher geopolitical risk exposure. While we seek to apply a culture of compliance and control, our policies and procedures may not be followed at all times or effectively detect and prevent violations of the applicable laws by one or more of our employees, consultants, agents or partners across our operations in multiple jurisdictions. Similarly, with respect to the businesses we have acquired or may acquire from time to time we may be exposed to the adverse consequences of instances of non-compliance that occurred prior to our acquisition of such businesses.
In addition, some of the laws, rules and regulations are subject to changes. For example, in Vietnam, a new draft insurance law was released and circulated for industry comments on July 18, 2021 and is currently expected to take effect on January 1, 2023, subject to the public comment process and, eventually, approval by the National Assembly of Vietnam. The final version of such new insurance law, when and if enacted, may differ significantly from the current draft. Furthermore, some of the laws, rules and regulations to which we are subject are relatively new (including laws and regulations relating to data privacy), and their interpretation and application remain uncertain. See “Regulation.” Changes to existing regulations, their interpretation or implementation, or new regulations may also impede or otherwise impact our use or development of AI technologies, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition. Failure to comply with any applicable laws, rules and regulations and international prudential frameworks, including as a result of changes to rules and regulations or the changing interpretation thereof by relevant regulators, could result in fines, suspension of our business licenses or, in extreme cases, business license revocation, each of which would have a material adverse effect on our business, financial condition and results of operations.
We may face challenges in adapting to group-wide supervision under the GWS framework.
Until recently, we have been supervised by the HKIA through an indirect approach, including by way of written undertakings provided by our Group and our controlling shareholder. On March 29, 2021, the Insurance (Amendment) (No. 2) Ordinance 2020 (Ord. No. 18 of 2020) and the Insurance (Group Capital) Rules, which introduced the GWS framework, came into operation, enabling the HKIA to directly conduct group-wide regulation and supervision of insurance groups through the designation of a company within the relevant group as a “designated insurance holding company.” The Hong Kong government also published subsidiary legislation relating to the GWS framework on December 31, 2020. The GWS framework provides, among other requirements, group-wide capital, risk management, governance and disclosure related requirements for insurance groups through the designated holding companies of such insurance groups.
Because of the requirement for a designated insurance holding company to be incorporated in Hong Kong, the HKIA designated FWD Management Holdings as the designated insurance holding company of the Group on May 14, 2021, following which the Group became subject to additional capital, solvency, regulatory reporting, public disclosure and intervention measures under the GWS framework. This is the first time we have been subject to comprehensive regulation on a group-wide basis, and this will require a number of changes to our internal controls, risk management systems and reporting obligations. The GWS framework will also impact our businesses in jurisdictions other than Hong Kong, for example by impacting group-wide decisions and implementing group-wide requirements, which will affect all our Business Units. For example, the HKIA has identified certain priority areas for us to address, including improvement in the profitability and sustainability of our existing Business Units, further integration across our Business Units and enhancement of our corporate structure. For further details on the GWS framework and group-wide regulation and supervision, see “Regulation — Laws and Regulations Relating to the Group's Business and Operations in Hong Kong — Framework for group-wide supervision of certain insurance groups”.
Because the GWS framework is new and given the untested nature of the regime, interpretations of the applicable rules and guidelines may evolve over time. If we are unable to adapt to group-wide supervision under the GWS framework on a timely and cost-efficient basis or if our interpretations of the regulatory requirements differ in some aspects from the interpretations made by the HKIA, we could face penalties and public or private reprimand and our business, financial condition, capital position, results of operations and regulatory position could be materially and adversely affected.
Changes in tax regulations have had, and may continue to have, an adverse effect on the demand for our insurance products.
There are specific rules governing the taxation of policyholders and the tax treatment of insurance premiums paid by policyholders in each jurisdiction in which we operate. These rules affect the structuring of, and demand for, the insurance products that we offer in those jurisdictions. In addition, as we expand our business into new jurisdictions, we may be subject to new tax laws or additional tax liabilities. We are unable to predict accurately the impact of future changes in tax laws on the taxation of life insurance proceeds in the hands of beneficiaries and the tax treatment of insurance premiums paid by policyholders. Amendments to existing legislation, particularly if there is a withdrawal of any tax relief, or an increase in tax rates, or an introduction of new rules, may affect the purchase decisions of our potential customers and the investment decisions of our policyholders. The impact of such change on us would depend on the mix of business in force at the time of such change.
In particular, recent changes announced by the National Tax Agency of Japan in 2019 with respect to the tax deductibility of insurance premiums paid on COLI products (which were previously fully deductible) have had, and may continue to have, a significant impact on the sales of such products in Japan. Although we have taken a number of measures to mitigate the effects of these changes, such as shifting our focus to other product types, their near-term impact may be difficult to quantify, and we cannot assure you that such measures will be effective or sufficient in mitigating any adverse effects to our business, financial condition and results of operations.
The Indonesia Law No. 11 on Job Creation, which became effective in November 2020, changed the definition of non-taxable income, which may result in investment gains on unit-linked products being taxable for Indonesian citizens. Direct investments in mutual funds remain exempted from taxation. Therefore, customers may choose to invest directly into mutual funds rather than unit-linked products, which may have a material adverse effect on sales of our unit-linked investment products in Indonesia. The local life insurance association is lobbying with the Indonesian government to clarify the implementation of the new regulation. We are closely monitoring these developments and will take appropriate measures to mitigate the effects on our business, but we cannot assure you that these measures will be effective.
We face the risk of litigation, regulatory investigations and other proceedings in relation to our business which may result in financial losses and reputational harm.
Legal or regulatory actions, inquiries or investigations, whether ongoing or yet to come, could harm our reputation, ability to attract or retain customers or employees, business, financial condition, or results of operations, even if we ultimately prevail. Litigation and regulatory investigations are increasingly common in our business as a result of increased regulatory and prudential oversight. Regulators or private parties may bring investigations, class actions or individual suits seeking large recoveries alleging wrongs relating to sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, controls, investments, denial or delay of benefits and breaches of fiduciary or other duties, among other things. We may be unable to anticipate the outcome of a litigation or investigation and the amount or range of loss because we do not know how adversaries, fact finders, courts, regulators, or others will evaluate evidence, the law, or accounting principles, and whether they will do so differently than we have. A substantial liability arising from a lawsuit judgment or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers or employees could have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, such proceedings could significantly harm our reputation, which could materially affect our business, financial condition and results of operations. See “— Agent, broker, employee, distribution partner or other parties’ misconduct, underperformance or negative media coverage could harm our reputation or lead to regulatory sanctions or litigation against us.”
We are subject to tax audits, tax litigation or similar proceedings, and as a result we may owe additional taxes, interest and penalties in amounts that may be material.
We are subject to income and other taxes in the jurisdictions in which we do business. In determining our provisions for income taxes and our accounting for tax related matters in general, we are required to exercise judgment. We regularly make estimates where the ultimate tax determination is uncertain. We cannot assure you that the final determination of any tax audit, appeal of the decision of a taxing authority, tax litigation or similar proceedings will not be materially different from that reflected in our financial statements. The assessment of additional taxes, interest and penalties could be materially adverse to our current and future results of operations and financial condition.
Our failure to comply with data privacy laws and regulations in our geographic markets could have a material adverse effect on our business, financial condition and results of operations.
We are subject to data privacy laws, rules and regulations that regulate the collection, use and storage of personal data. Protection of personal data has become increasingly important for regulators and lawmakers globally. A breach of data privacy laws, rules and regulations may result in significant reputational and regulatory sanctions, including substantial financial penalties. Compliance with these laws, rules and regulations may restrict our business activities and require us to incur increased costs and allocate considerable time to compliance efforts, such as implementing information technology systems and processes that comply with the relevant rules and regulations. Applicable data privacy laws, rules and regulations could also adversely affect our distribution channels, such as our neo-insurance channel, and limit our ability to share customer data with third parties or transfer customer data between our businesses in different jurisdictions. Certain of these laws, rules and regulations in the markets in which we operate, as well as the PRC (where we have certain limited operations), are relatively new and evolving, and their interpretation and application remain uncertain. Data privacy laws, rules and regulations are also subject to change and may become more restrictive in the future. For instance, there have recently been several developments in the data privacy and protection laws and regulations in the PRC, including the Measures for Cybersecurity Review (Revision Draft for Comments) (“Draft Measures”) issued by the Cyberspace Administration of China (“CAC”) in July 2021, which have significantly expanded the cybersecurity review requirement under the cybersecurity laws, including a requirement that operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) file for cybersecurity review with the Cybersecurity Review Office of the PRC if purchasing of network products and services or carrying out data processing activities will affect or may affect national security. Specifically, it requires operators holding individual information of more than one million users (which term has yet to be specified) and seeking a listing in foreign countries to file for cybersecurity review with the Cybersecurity Review Office of the PRC. As the Draft Measures were released for public comment only, the enacted version of the Draft Measures and the anticipated adoption or effective date may be subject to substantial change. We cannot predict the impact of the Draft Measures, if any, at this stage, and we will closely monitor and assess any development in the rule-making process. If the enacted version of the Draft Measures mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. In addition, the newly released PRC Data Security Law, which was promulgated in June 2021 and took effect on September 1, 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities (including activities outside of the PRC), requires a national security review of data activities that may affect national security, and imposes export restrictions on certain data and information.
Other than the maintenance of a representative office and the provision of shared services to the Group through two subsidiaries incorporated under the laws of the PRC, we currently do not have operations in the PRC. As of the date of this prospectus, we had fewer than 100,000 MCV customers and did not have a large amount of MCV individual information in our business operations. In addition, no information belonging to FWD customers is collected, hosted or managed in the PRC and we have policies and systems in place to manage the risk of information belonging to FWD customers being collected, hosted or managed in the PRC. As such, we do not currently expect the proposed amendments to the cybersecurity law in the PRC, or the PRC Data Security Law to have an impact on our business, operations or this offering. To the extent that they apply to our limited presence in the PRC, we believe we are in compliance with the data privacy and protection regulations and policies issued by the relevant PRC regulatory authorities to date. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations and the Draft Measures are subject to substantial change, there can be no assurance that this will continue to be the case. In addition, to the extent we develop or acquire operations in the PRC, such laws could also apply to us.
Furthermore, new laws could be introduced in the future that could also apply to our business, whether or not we have operations in the PRC. For example, the PRC Personal Information Protection Law, which was promulgated on August 20, 2021 and took effect on November 1, 2021, also emphasizes extraterritorial effect. It shall apply to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China or (3) there are any other circumstances stipulated by laws and administrative regulations. As uncertainties remain regarding the interpretation and implementation of the PRC Personal Information Protection Law and whether it applies to us, if the PRC Personal Information Protection Law becomes applicable to us, we cannot assure you that we will be able to comply with the PRC Personal Information Protection Law in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. In the event of a failure to comply, we may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition.
In addition, while we have policies and systems in place to manage the risk of data privacy, data privacy breaches may still occur. We had several incidents of inadvertent data leakage and security breaches in 2018, 2019 and 2020, involving either employee or customer information. While we took remedial actions promptly and notified the relevant regulatory authorities, we were not subject to any fines or penalties by the relevant regulatory authorities. Although we have strengthened our policies and systems to better detect and manage the risk of data privacy breaches, we cannot assure you that these breaches will not happen in the future, which breaches could have a material adverse effect on our business, financial condition and results of operations. See “— We may be unable to prevent or address the misappropriation of our data.”
Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental or regulatory investigations, enforcement actions, regulatory fines and other penalties, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection (in particular those that impact the use of AI) and cross-border transfers of customer information could cause us to delay or change planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and penalties and have a material adverse effect on our reputation, business and operating results.
The privacy impact assessments we conduct on new projects, systems, tools and processes may fail to identify and manage all potential data privacy issues. Furthermore, changes in any such data privacy laws, rules and regulations or their application could have a material adverse effect on our business, financial condition and results of operations.
Evolving legislation related to genetic testing could adversely impact our underwriting abilities.
Current or future legislation in jurisdictions where we operate may restrict our right to underwrite based on access to genetic test results. Without the obligation of disclosure, the asymmetry of information shared between applicant and insurer could increase anti-selection in both new business and in-force policyholder behavior. The impact of restricting insurers’ access to this information and the associated problems of anti-selection becomes more acute where genetic technology leads to advancements in diagnosis of life threatening conditions that are not matched by improvements in treatment. We cannot predict the potential financial impact that this would have on us or the industry as a whole. In addition, there may be further unforeseen implications as genetic testing continues to evolve and becomes more established in mainstream medical practice.
RISKS RELATING TO OUR TECHNOLOGY
Cyber-attacks or other security breaches of our computer systems or computer systems maintained by others could disrupt our business, cause financial losses, damage our reputation, lead to regulatory sanctions and legal claims or a loss of customers and revenue.
Use of technology to offer insurance products involves the storage and transmission of information, including personal information, in relation to our employees, contractors, business partners and current, past or potential customers. Security breaches may result from actions of hackers, vendors, third-party administrators or insiders as well as from cyber-attacks perpetrated by organized crime groups, “hacktivists,” or state-sponsored groups. Cyber-attacks may range from sophisticated social engineering to extortion or threats, including ransomware attacks, which can lead to access, disclosure, disruption, or ransom demands or further attacks. These cyber-attacks or security breaches could expose confidential information, which could result in potential regulatory investigations, fines, penalties, compliance orders, liability, litigation and remediation costs, as well as reputational harm, any of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal or access our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing insurance quotes, and credit card or other payment information if a customer agrees to purchase insurance coverage from us. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers’ information. Policies and procedures are in place to prevent and detect fraud incidents; however, our existing system of internal controls may not be able to mitigate all possible incidents. The risk of a breach can exist whether software services are in our data centers or we use cloud-based software services. Any of these incidents, or any other types of security or privacy related incidents, could result in an investigation by a competent regulator, resulting in a fine or penalty, or an order to implement specific compliance measures. It could also trigger claims by affected third parties, which could adversely impact our business, results of operations, financial condition, and reputation.
We maintain confidential and proprietary information on our computer systems and rely on sophisticated technologies to maintain the security of that information. Our computer systems have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorized access, cyber-attacks or other computer-related penetrations. While, to date, we have not experienced a material breach of cyber security, administrative and technical controls and other preventative actions we take to reduce the risk of cyber-incidents and protect our information technology may be insufficient to prevent physical and electronic break-ins, cyber-attacks or other security breaches to our computer systems. Any such breaches could cause significant interruptions in our operations, and the failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to our customers, employees and distribution partners, could harm our reputation, subject us to regulatory sanctions, significant monetary fines and legal claims, lead to a loss of customers and revenue and otherwise materially adversely affect our business, financial condition or results of operations.
Our business could also be harmed indirectly by cyber-attacks or security breaches to computer and IT systems maintained by others, including our associate companies, business partners and our service providers. For example, BRI Life, in which we currently own an equity interest of 29.9%, announced that it was investigating an alleged cybersecurity breach resulting in the leak of the data of certain customers. FWD’s infrastructure is separate from that of BRI Life’s and has no direct linkage to BRI Life’s systems. However, while this incident has not had, and we do not believe will have, any material impact on our business, we cannot assure you that this incident or any future cyber-attacks or security breaches to computer and IT systems maintained by others will not have a material adverse effect on our business, financial condition or results of operations.
Our investment in digitalization and neo-insurance may not achieve the intended result.
As a customer-centric insurer, we have made and continue to make significant investments in digital initiatives, applications and tools to enhance customer experience, including neo-insurance. A key element of our customer retention and acquisition strategy is using digitalization to make it easier for customers to stay engaged with our insurance ecosystem. We also intend to continue to invest in digitalization, including neo-insurance, and launch more initiatives, technology-enabled products and services across the jurisdictions in which we operate.
We cannot assure you that our digital initiatives will continue to appeal to our existing or potential customers. Consumer trends and demands are subject to change, and we will need to respond to rapid technological developments in time to effectively serve our digitally native customers. Any failure of these digital applications and tools to operate as intended may cause customer dissatisfaction. In addition, as we develop new digital tools and implement new technology, we will need to update our governance and risk management frameworks to manage the relevant risks, such as the risks of data breaches and system failures. If we fail to update our governance frameworks on a timely basis, we could be exposed to risks associated with these digital systems. Any of these factors may have an adverse effect on our business, financial condition and results of operations.

We rely on AI and our digital platform to collect data points that we evaluate in pricing and underwriting our insurance policies, managing claims and customer support, and improving business processes, and any legal or regulatory requirements that restrict our ability to collect this data could thus materially and adversely affect our business, financial condition, results of operations and prospects.
We use AI and our digital platform to gain insight into our customers’ experience and support various aspects of our business operations. Our proprietary Data Lake, is a centralized data repository that collects customer data from multiple sources, which is stored and managed in a centralized system. It processes and analyzes data based on our proprietary AI and machine learning algorithms, providing us with quick access to time-sensitive data to gain customer insights, design and deploy new products and services, and launch automated and targeted marketing campaigns, thereby allowing us to meet the evolving customer needs in a timely manner. Our Data Lake currently covers Hong Kong and Macau, Thailand, the Philippines and Singapore, with scheduled roll out to all our other markets in a cloud based group data platform by the end of 2021.
If any of the regulators in the markets we operate in were to determine that the type of data we collect, the process we use for collecting this data or how we use it, unfairly discriminates against some groups of people, existing laws and regulations could be interpreted or implemented to prohibit or restrict our collection or use of this data. A determination by regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against some groups of people could also subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of our products. Any such event could, in turn, materially and adversely affect our business, financial condition, results of operations and prospects, and make it harder for us to be profitable over time. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our AI and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.
We depend on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our websites and our online applications, which may be affected by third-party interference beyond our control and as we grow our customer acquisition costs will continue to rise.
Our future growth depends on our ability to attract consumers to our websites and our online applications and convert them into customers in a cost-effective manner. We depend, in large part, on search engines, social media platforms, digital app stores, content-based online advertising and other online sources for traffic to our websites and our online applications.
With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our websites could decrease, any of which could have a material adverse effect on our business, results of operations and financial condition. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites.
Our ability to maintain and increase the number of consumers directed to our products from digital platforms is not within our control. Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our websites and our online applications were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our websites and our online applications, our business and operating results are likely to suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business and operating results could suffer.

The marketing of our insurance products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with digital app stores, in particular, those operated by Google and Apple. As we grow, we may struggle to maintain cost-effective marketing strategies, and our customer acquisition costs could rise substantially. Furthermore, because many of our customers access our insurance products through online applications, we depend on the Apple App Store and the Google Play Store to distribute our online applications. Both Apple and Google have broad discretion to change their respective terms and conditions applicable to the distribution of our online applications, including those relating to the amount of (and requirement to pay) certain fees associated with purchases facilitated by Apple and Google through our online applications, to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our ability to distribute our online applications through their stores, the features we provide and the manner in which we market in-app products. We cannot assure you that Apple or Google will not limit, eliminate or otherwise interfere with the distribution of our online applications, the features we provide and the manner in which we market our online applications. To the extent either or both of them do so, our business, results of operations and financial condition could be adversely affected.
Our proprietary AI models may not operate properly or as we expect them to, which could cause us to write policies we should not write, price those policies inappropriately or overpay claims that are made by our customers. Moreover, our proprietary AI models may lead to unintentional bias and discrimination.
We have built our entire digital architecture with the single purpose of maximizing the use of data analytics and technology to optimize customer experience, empower distribution and inform our business decisions. We have developed more than 37 proprietary data applications which leverage our Data Lake and proprietary AI models. As of September 30, 2021, approximately 40% of the headcount at our Group Office was comprised of technology employees, many of whom have extensive prior work experience with global leading technology and fintech companies. Our proprietary Data Lake is the central and foundational infrastructure that has been launched in five markets and is in the process of being rolled out across our other markets. Its cloud-based platform provides end-to-end visibility and control of the collection, collation and usage of data across applications, allowing real-time analysis to improve customer understanding, enable innovation and increase operational efficiencies. Built on our Data Lake is a series of systems and automated digital toolkits to facilitate prospecting, purchasing, underwriting, claims and servicing for customers, distributors and internal management.
The continuous development, maintenance and operation of our deep-learning backend data analytics engine is complex and may involve unforeseen difficulties including material performance problems, undetected defects or errors, for example, with new capabilities incorporating AI. We may encounter technical obstacles, and it is possible that we will discover additional problems that prevent our proprietary algorithms from operating properly. If our data analytics do not function reliably, we may incorrectly price insurance products for our customers or incorrectly pay or deny claims made by our customers. Either of these situations could result in customer dissatisfaction with us, which could cause customers to cancel their insurance policies with us, discourage prospective customers from obtaining new insurance policies, or cause us to underprice policies or overpay claims. Additionally, our proprietary AI models may lead to unintentional bias and discrimination in the underwriting process, which could subject us to legal or regulatory liability. Any of these eventualities could result in a material and adverse effect on our business, results of operations and financial condition.
Interruptions or delays in our information technology systems or in the services provided by our third-party data centers or our internet service providers could impair the operability of our online applications and other digital services, which may materially and adversely affect our operations.
Our business is reliant on the ability of our information technology systems to process a large number of transactions and data on a timely basis for our management to make informed decisions. We rely on the internet and, accordingly, depend on the continuous, reliable and secure operation of internet servers, related hardware and software, as well as network infrastructure. Further, because of the long-term nature of much of our business, accurate records must be maintained for significant periods of time. The proper functioning of our financial controls, accounting, customer database, customer service and other data processing systems, including those relating to underwriting and claims processing functions, is critical to our operations and to our ability to compete effectively.
Certain of our critical data and IT systems, including our proprietary Data Lake, a centralized data repository, are located on cloud platforms. Failure of these cloud platforms may render us unable to use our data and certain IT systems. Although we have in place disaster recovery and business continuity plans and maintain disaster recovery facilities designed to be activated in place of our primary facilities in the event of failure, the data centers that we use are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, many of which are beyond our control, any of which could disrupt our services, prevent customers from accessing our products, destroy customer data, or prevent us from being able to continuously back up and record data. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. Further, a prolonged service disruption affecting our online applications and other digital services for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the cloud services we use. Damage or interruptions to these data centers could harm our business. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact the use of our online applications and other digital services.
Additionally, as we continue to expand the number of customers to whom we provide our products and services, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of our data centers or third-party internet or technology service providers to meet our capacity requirements could result in interruptions or delays in access to our online applications and other digital services or impede our ability to scale our operations. In the event that our service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our online applications and other digital services as well as incur delays and additional expense and management time devoted to arranging new facilities and services, which could harm our business and have a material adverse impact on our financial condition and results of operations.
We may be unable to prevent or address the misappropriation of our data.
From time to time, third parties may misappropriate our data through website scraping, bots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online applications may misappropriate data and attempt to imitate our brand or the functionality of our websites or our online applications. If we become aware of such websites or online applications, we will employ technological or legal measures to halt their operations. However, we may be unable to detect all such websites or online applications in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, due to the applicable laws in the jurisdictions in which we operate, the remedies available to us may not be adequate to protect us against the effect of the operation of such websites or online applications. Regardless of whether we can successfully enforce our rights against the operators of these websites or online applications, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.
System errors may affect the calculation of unit prices or deduction of charges for investment linked products which may require us to compensate customers retrospectively.
A material portion of our product sales are investment linked contracts, where product benefits are linked to the prices of the underlying unit funds. While comprehensive controls are in place, there is a risk of error in the calculation of the prices of these funds or the use of the prices of these funds for other policyholder value calculations due to human error in data entry, IT-related issues or other causes. Additionally, it is possible that policy charges which are deducted from these contracts are taken incorrectly or the methodology is subsequently challenged by policyholders or regulators and changed retrospectively. Any of these can give rise to compensation payments to customers. Controls are in place to mitigate these risks, but errors could give rise to future liabilities. Payments due to errors or compensation may negatively affect our profitability or financial condition.
RISKS RELATING TO OUR CONTROLLING SHAREHOLDER AND CERTAIN OTHER SHAREHOLDERS
Our controlling shareholder and certain other shareholders are currently involved in some aspects of our business, including investment management, telecommunication services and reinsurance, and we may be subject to risks associated with such transactions.
PineBridge, a company majority owned and controlled by our controlling shareholder (with minority interests owned by directors, management and consultants of PineBridge), manages certain investment grade bonds and alternative investments for our investment portfolios. Our controlling shareholder also has interests in PCCW Limited and HKT Limited, companies listed on the HKEX, which provide IT, telecommunication and insurance related services to us. Our controlling shareholder is the chairman and executive director of PCCW and, as of September 30, 2021, is deemed to be interested (as such term is defined under the relevant statute) in approximately 30.93% of the equity interest in PCCW. PCCW is also the parent of the HKT Group. Our controlling shareholder is the executive chairman and an executive director of HKT Limited and HKT Management Limited (the trustee-manager of the HKT Trust), and, as of September 30, 2021, is deemed to be interested (as such term is defined under the relevant statute) in approximately 2.97% of the total number of share stapled units in issue of HKT Trust and HKT Limited. In addition, we provide certain services, including consulting and advisory support services, to and receive certain insurance services from, bolttech Holdings Limited, a company controlled by our controlling shareholder.
Swiss Re, the intermediate parent company of Swiss Re Asia, one of our shareholders, operates a reinsurance business and provides reinsurance services to us and we in turn receive reinsurance commissions from Swiss Re. Swiss Re Asia has the right to nominate two individuals to our board immediately prior to listing. For further details, see “Related Party Transactions.”
These relationships between our related parties and us could create, or appear to create, conflicts of interest. If any conflict of interest arises between our related parties and us, we cannot assure you that we will be able to resolve these conflicts on terms favorable to us given our controlling shareholder’s and Swiss Re’s respective ownership interests in us. If we fail to adequately address these conflicts of interests in our favor, we may be subject to regulatory scrutiny, which may adversely affect our business, financial condition and results of operations. Please also see “— Our weighted voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control that holders of our Class A ordinary shares and ADSs may view as beneficial.”
Negative news or publicity about our controlling shareholder may adversely affect our reputation, business and results of operations.
If our controlling shareholder or his affiliates are subject to negative publicity, and the negative publicity, even if untrue, causes our customers to lose confidence in our controlling shareholder, us or the FWD brand, it could have a material adverse effect on our brand image, reputation, business, results of operations and financial condition.
If our controlling shareholder sells all or a substantial portion of his ownership in us, our business, financial condition and results of operations could be adversely affected.
The shares held by our controlling shareholder will be subject to certain lock-up undertakings after this offering. Nevertheless, we cannot assure you that our controlling shareholder will not dispose of the shares he may own following the expiration of such lock-up period. If our controlling shareholder ceases to maintain a controlling stake in us or otherwise changes important elements of his strategic relationships with us, we may lose the advantages associated with these strategic relationships, which could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our financial obligations as well as the value of the shares.
In addition, because we operate regulated businesses (under applicable insurance and financial services rules and regulations), any shareholder whose shareholding meets or exceeds certain thresholds (as specified under applicable rules and regulations) may need to be pre-approved by, or pre-notified to, regulators. Any failure to comply with such pre-approval or pre-notification requirements may affect our ability to continue to hold applicable licenses, which in turn could have a material adverse effect on our business, financial condition and results of operations.
RISKS RELATING TO THIS OFFERING
Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.
Dividend payments are not guaranteed, and the board of directors may decide, at its sole and absolute discretion, at any time and for any reason, not to pay dividends. If we do not pay dividends, or pay dividends at levels lower than those anticipated by investors, the market price of the ADSs may be negatively affected and the value of any investment in the ADSs may be reduced. Any payment of dividends may adversely affect our ability to fund capital expenditures. As a result, we may be required to raise capital by issuing equity securities, subordinated debt or other capital instruments, which may not be possible on favorable terms or at all.
Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.
The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.
The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Asia that have listed their securities in the United States. The following factors, in addition to other factors described in this “Risk Factors” section and included elsewhere and incorporated by reference in this prospectus, may have a significant impact on the market price of our ADSs:
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our operating and financial performance, quarterly or annual earnings relative to similar companies;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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announcements by us or our competitors of acquisitions, business plans or commercial relationships;

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any major change in our board of directors or senior management;

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sales of our equity securities by us, our directors, executive officers or our controlling shareholder;

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adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

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short sales, hedging and other derivative transactions in our ordinary shares or ADSs;

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exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

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our creditworthiness, financial condition, performance, and prospects;

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our dividend policy and whether dividends on our ordinary shares have been, and are likely to be, declared and paid from time to time;

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perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

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regulatory or legal developments;

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changes in general market, economic, and political conditions;

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conditions or trends in our industry, geographies or customers;

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changes in accounting standards, policies, guidance, interpretations or principles; and

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threatened or actual litigation or government investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.
In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action suits. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.
As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.
If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our pre-IPO shareholders for their shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$      per ADS. See “Dilution” for a more complete description of how the value of your investment in ADSs will be diluted upon the completion of this offering.
Grants of share awards under our Equity Incentive Plans could result in dilution to our shareholders.
We adopted a Share Option and RSU Plan in 2017 for the purpose of granting share-based compensation awards to employees to incentivize their performance and align their interests with ours. The total fair value of RSUs and options granted during the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2021 amounted to US$73 million, US$44 million, US$34 million and US$52 million, respectively. Such grants will continue to be recorded as an expense over the respective vesting periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-Based Compensation and Valuation of Share Options and RSUs.” Any additional grant of share-based awards, including options, by us will further increase our share-based compensation expense.
As of the date of this prospectus, RSUs and options in respect of up to 600,972 shares of FL and FGL were granted and outstanding (or will be granted, subject to ongoing filing and registration processes as described below) pursuant to the Share Option and RSU Plan. To the extent any of these awards vest after the listing of our company, or if applicable, the number or fraction of ADS representing Class A ordinary shares, such awards will be satisfied with Class A ordinary shares of our company, with the aggregate outstanding amount representing approximately      % of our issued share capital immediately following the completion of this offering. Other than RSUs in respect of up to 4,387 shares of FL and FGL which may be granted after the effective date of the listing of our company due to ongoing filing and registration processes in certain jurisdictions, no further awards will be made under the Share Option and RSU Plan after the completion of this offering. Our board of directors approved the One-Off Share Award Plan, the Long-Term Incentive Plan, the Senior Executive Options Plan and the Employee Share Purchase Plan pursuant to which we have reserved a further 12.7 million shares of our company for issuance in connection with equity incentive awards the vesting of which will increase the number of shares in issue and will result in a dilution of shareholders’ equity ownership interest in our company. Any actual or perceived sales of the additional shares by grantees of the RSUs and options following the vesting of their RSUs and options may adversely affect the market price of the ADSs.

Our weighted voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control that holders of our Class A ordinary shares and ADSs may view as beneficial.
Upon the completion of this offering and the concurrent private placement, we will adopt the dual-class voting structure such that our shares will consist of Class A ordinary shares and Class B ordinary shares. Based on our dual-class voting structure, in respect of matters requiring a shareholders’ vote, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 10 votes per share, respectively, on any resolution tabled at our general meetings, except for resolutions with respect to a number of matters in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering and the concurrent private placement. For more details, see “Description of Share Capital — Ordinary Shares — Voting Rights.”
Immediately after the completion of this offering and the concurrent private placement, Mr. Li will beneficially own           Class B ordinary shares which represent approximately    % of the voting rights in our company (assuming the over-allotment option is not exercised). As a result of the dual-class voting structure, but subject to a number of important limitations specified in our memorandum and articles of association, which will become effective immediately prior to the completion of this offering and the concurrent private placement, our controlling shareholder will be able to exercise control over certain matters requiring shareholder approval and, as a result, will have influence over our company and affairs.
This concentrated control may delay, defer or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. Our controlling shareholder’s interests may differ, or may not be aligned, with the interests of other shareholders. In addition, this concentrated control may limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial, which may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise.
The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, except in limited circumstances, which could adversely affect your interests.
Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, unless:
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we have failed to timely provide the depositary with our notice of meeting and related voting materials;

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we have instructed the depositary that we do not wish a discretionary proxy to be given;

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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

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voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our shares are not subject to this discretionary proxy.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.
As a holder of ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. You may not have the same voting rights as the holders of our Class A ordinary shares and may not receive voting materials in time to be able to exercise your right to vote. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw your Class A ordinary shares from the depositary and become a registered holder of such shares. When a general meeting is convened, you may not receive sufficient advance notice to withdraw your Class A ordinary shares to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the Class A ordinary shares underlying your ADSs are not voted as you requested.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law, we conduct substantially all of our operations and all of our directors and executive officers reside outside of the United States.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands (as the same may be supplemented or amended from time to time) (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under the rules and regulations applicable to U.S. domestic issuers.
In addition, all of our current operations are conducted outside of the United States and most of our current directors and executive officers are not United States nationals or residents. Substantially all of the assets of these persons are also located outside the United States.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States, including effecting service of process within the United States upon our directors or officers, or enforcing judgments obtained in the United States courts against our directors or officers. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”
Our amended and restated memorandum and articles of association provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.
Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s interest in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.
This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts located in the Borough of Manhattan, the City of New York have exclusive jurisdiction to hear and determine claims arising out of or relating to the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. federal and state law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.
Sales of the ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline significantly. Upon completion of this offering and the concurrent private placement, we will have            ordinary shares and            ordinary shares outstanding, including            ordinary shares represented by ADSs newly issued in connection with this offering and the concurrent private placement, assuming the underwriters do not exercise their option to purchase additional ADSs. We, our directors, executive officers, and pre-IPO shareholders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. All ADSs representing our ordinary shares sold in this offering are expected to be freely transferable by persons other than our “affiliates” without restriction or additional registration under the Securities Act. All of the other shares outstanding after this offering and the concurrent private placement will be available for sale, upon the expiration of the lock-up periods described above, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the applicable lock-up period at the discretion of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of the ADSs could decline significantly. See “Shares Eligible for Future Sale — Lock-up Agreements.”
You may be subject to limitations on the transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADSs on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays, or in the case of a cessation of its own operations due to insolvency or the initiation of bankruptcy proceedings. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason. The possibility of any of these occurrences, along with the fees charged by the depositary that are not charged for ordinary shares, may diminish the value of ADSs for investors.
You may experience dilution of your holdings due to an inability to participate in rights offerings.
We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.
We will be a “controlled company” as defined under the NYSE Listed Company Manual. As a result, we will qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.
Upon the completion of this offering, we will be a “controlled company” as defined under NYSE Listed Company Manual, because Mr. Li, our founder and executive director, will be able to exercise    % of the aggregate voting power of our total issued and outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs. For so long as we remain a controlled company, we may rely on exemptions from certain corporate governance rules, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors.
As foreign private issuer, we may also rely on the exemption available for foreign private issuers to follow home country governance practices instead. See “— We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States.” As a result of the above exemptions available to us, you will not have the same protection afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the

SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
Additionally, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may also afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards. Among other things, under the NYSE corporate governance listing standards, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; (iii) obtain shareholders’ approval for issuance of securities in certain situations; or (iv) have regularly scheduled executive sessions with only independent directors each year. Certain corporate governance practices in the Cayman Islands may differ significantly from the NYSE corporate governance listing standards.
Additionally, we are also required by the HKIA to comply with certain corporate governance requirements including that, following listing, all independent non-executive directors of our board of directors shall also be independent non-executive directors on the board of FWD Management Holdings.
Apart from any corporate governance rules applicable to us under the GWS framework, we intend to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of the NYSE. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.
Participation in this offering by certain investors may further reduce the liquidity of our ADSs and participation in this offering by certain of our existing shareholders would reduce the available public float for our ADSs.
Certain investors have indicated their interest in subscribing for an aggregate of up to US$500 million of the ADSs being offered in this offering, including (i) up to US$300 million from Li Ka Shing Foundation (by itself or through a subsidiary), of which our ultimate controlling shareholder is a director on the board and a member and which was established by Mr. Li Ka Shing to support charitable purposes, (ii) up to US$100 million from PCCW Limited, of which our ultimate controlling shareholder is the chairman and an executive director and is deemed to have interest, and (iii) up to US$100 million from PCGI Holdings Limited (by itself or through a designated entity), our controlling shareholder. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to     ADSs, representing approximately     % of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.
If any of these investors are allocated all or a portion of the ADSs in which it has indicated interest in this offering and purchases any such ADSs, such purchase may reduce the liquidity of our ADSs.
There is a risk that our company will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and such classification could result in materially adverse U.S. federal income tax consequences for U.S. investors.
If our company is classified as a PFIC for any taxable year, U.S. investors may be subject to adverse U.S. federal income tax consequences, described below under “Taxation — Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” Our company will be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of “passive income” or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose “passive income” generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions with exceptions for, among other things, dividends, interest, rents and royalties received from certain related companies to the extent attributable (in accordance with U.S. Treasury regulations) to non-passive income derived by such related companies, as well as for gains from sale or exchange of inventory or similar property.
Our company’s PFIC status for its taxable year ended December 31, 2020, its current taxable year, and subsequent taxable years may depend on whether it qualifies for the “qualifying insurance company”

exception from the PFIC rules. The application of qualifying insurance company exception to holding companies is complicated and itself is subject to various fact-intensive exceptions, and there cannot be any assurance that our company has qualified or will qualify for the qualifying insurance company exception. The determination of whether our company is a PFIC is made annually after the end of each taxable year and is based on the composition of our company’s gross income, the value of our company’s assets (including goodwill) and activities in those years. Accordingly, there can be no assurances with respect to our company’s status as a PFIC for the current or any future taxable year.
We urge U.S. investors to consult their tax advisors regarding the possible application of the PFIC rules. For a more detailed discussion of the tax consequences of PFIC classification to U.S. investors, see the section of this prospectus captioned “Taxation — Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
GENERAL RISK FACTORS
There has been no prior public market for our shares or the ADSs prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.
Prior to this initial public offering, there has been no public market for our shares or ADSs. We intend to list our ADSs on the NYSE. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. A listing on the NYSE, however, does not guarantee that an active and liquid trading market for the ADSs will develop, or if it does develop, that it will be sustained following this offering. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.
The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.
We will incur increased costs as a result of being a public company.
We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.
Certain facts and other statistics in this prospectus with respect to the economies of the markets in which we operate and the insurance industry and market are derived from various official or third party sources and may not be accurate, reliable, complete or up to date.
We cannot assure you of the accuracy or completeness of certain facts, forecasts and other statistics obtained from various public sources and other independent third-party sources contained in this prospectus. Certain facts, forecasts and other statistics relating to the insurance industry contained in this prospectus, particularly in “Industry,” have been derived from various public data sources and other independent third party sources, as well as an industry report of NMG which we commissioned. We believe that the sources of the information are appropriate sources for such information, and we have taken reasonable care in extracting and reproducing such information. However, such information has not been independently verified by us, the controlling shareholder, the underwriters or any of our, the controlling shareholder’s or the underwriters’, directors, officers, representatives or any other person involved in this offering. Furthermore, any facts, forecasts, and other statistics from such sources may not be prepared on a comparable basis or may not be consistent with other sources. In addition, certain facts, forecasts and other statistics have been taken from public official sources or statements. Neither we nor the controlling shareholder nor the underwriters nor any of our, the controlling shareholder’s or the underwriters’, directors, officers or representatives nor any other person involved in this offering, are responsible for the accuracy, reliability or completeness of the information from such public official documents. For these reasons, you should not place undue reliance on such information as a basis for making your investment in the ADSs and Class A ordinary shares. You should carefully consider the importance placed on such information or statistics.
We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.
Mail addressed to our company and received at its registered office in the Cayman Islands will be forwarded unopened to the forwarding address supplied by our company. None of our company, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in any such mail reaching the forwarding address, which may impair your ability to communicate with us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:
•
changes in the laws, rules and regulations relating to our business operations;

•
technological changes in the future;

•
prevailing economic and market conditions in the markets in which we operate or plan to operate;

•
changes or volatility in interest rates, foreign exchange rates or other rates or prices that may affect our operations and financial results;

•
changes in population growth and other demographic trends, including mortality, morbidity and longevity rates;

•
developments of our competitors and other competitive pressures within the insurance industry in which we operate;

•
changes in consumer demand and preferences for the products and services we offer;

•
our ability to maintain and expand our customer base efficiently;

•
effectiveness of our ability to identify, measure, monitor and control risks in our business, including our ability to improve our overall risk profile and risk management practices;

•
our ability to properly price our products and services and establish reserves for future policy benefits and claims;

•
developments in our business strategies and business plans;

•
our ability to successfully implement our strategy, growth and expansion; and

•
our expectation regarding the use of the net proceeds from this offering.

Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.
The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the insurance industry and market segments in which we compete. Additionally, certain industry data in this prospectus was derived from a report dated   , 2021, prepared by NMG, an independent industry consultant hired and compensated by us. Any data attributed to NMG herein is presented as of the date of its report unless otherwise specified.
Although we have not independently verified the market and industry data included in this prospectus, we believe that the publications and reports are reliable. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering and the concurrent private placement of approximately US$       million, or approximately US$       million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions, concurrent private placement agent fees and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$         per ADS (the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus). A US$       increase (decrease) in the assumed initial public offering price of US$         per ADS would increase (decrease) the net proceeds to us from this offering by US$       million, after deducting the underwriting discounts and commissions, concurrent private placement agent fees and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.
We currently intend to use the net proceeds from this offering and the concurrent private placement for the enhancement of our capital position under the GWS regime in anticipation of any potential regulatory requirements and for the provision of growth capital for our operating entities, including the following;
(i)
not less than US$      million to fund the repayment of outstanding indebtedness, which may include the partial redemption, repurchase and/or repayment of any of our medium-term notes, subordinated notes, bank borrowings, or other indebtedness and/or exercise of calls on perpetual securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness” for more information, including the interest rates and maturity dates, with respect to the outstanding indebtedness that we may repay with the net proceeds to us from this offering and the concurrent private placement; our company has not made the determination and may not be in a position to determine prior to the effective date of the registration statement of which this prospectus forms a part, the specific indebtedness which our company may repay using a portion of the net proceeds of the offering and the concurrent private placement. Such determination, when made, will be based on, among other things, the then-prevailing market conditions, discussions with the relevant rating agencies and, where applicable, lenders and HKIA approval. None of the outstanding indebtedness to be repaid with the net proceeds of this offering and the concurrent private placement was incurred in the year ended December 31, 2020. All indebtedness incurred in that year was either novated and transferred as part of the Reorganization in December 2020 or repaid during the year, as discussed in more detail in notes 1.2, 26 and 27 to the notes to the audited financial statements included elsewhere in this prospectus.

(ii)
approximately US$     million for the completion and ongoing support of our announced acquisitions, investments and partnership transactions, including approximately US$165 million for our additional committed capital contributions to BRI Life as described in “Our Operations in our Geographic Markets — Our Emerging Markets — Indonesia”; and

(iii)
the balance, if any, to be retained for working capital and other general corporate purposes, including, but not limited to, the enhancement of our digital capabilities and strategy, such as rolling-out technology applications across our operating markets, and our research and development capabilities.

The foregoing represents our intentions as of the date of this prospectus with respect of the use of the net proceeds from this offering and the concurrent private placement based upon our present plans and business conditions, but our management will have significant flexibility and discretion in using the net proceeds from this offering and the concurrent private placement. We cannot specify with certainty the particular uses of the full net proceeds that we will receive from this offering and the concurrent private placement or the amounts we actually will spend on the uses set forth above. The occurrence of unforeseen events or changed business conditions may result in utilization of the proceeds of this offering and the concurrent private placement in a manner other than as described in this prospectus.
To the extent that the net proceeds we receive from this offering and the concurrent private placement are not immediately used for the above purposes, we intend to invest our net proceeds in interest bearing debt instruments or bank deposits or other suitable assets.

DIVIDEND POLICY
We do not have any present plan to declare or pay any dividends on our ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Any other future determination to pay dividends will be made at the discretion of our board of directors. In addition, our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, we are required to obtain the HKIA’s prior written consent before declaring or paying dividends. See “Regulation — Laws and Regulations Relating to the Group’s Business and Operations in Hong Kong —  Payment of dividends.’’ Even if we decide to pay dividends, the form, frequency and amount may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, net of the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Any cash dividends on our Class A ordinary shares will be paid in US dollars.
We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon dividends, other distributions and payments from our operating subsidiaries. The markets in which we operate our insurance businesses impose restrictions on our insurance subsidiaries’ ability to pay dividends. See “Risk Factors — Risks Relating to this Offering — Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.” Regulations and guidelines or restrictions from insurance authorities in certain markets where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us, including:
•
in Thailand, dividends may only be distributed out of a company’s retained earnings (less any unrealized gains) as stated in its audited financial statements. In addition, a company looking to distribute dividends is required to set aside at least 5% of its retained earnings (less accumulated retained loss, if any) into a legal reserve fund at the time the dividends are paid, until and unless the legal reserve fund reaches at least 10% of the company’s registered capital. Furthermore, as a regulated insurer in Thailand, we must meet certain requirements and obtain approval from the OIC prior to making dividend payment. For details, see “Regulation — Laws and Regulations Relating to the Group’s Business and Operations in Thailand — Restriction on dividends and distributions;”

•
in Japan, under the Companies Act of Japan (the “Japan Companies Act”), payment of dividends is required to be authorized, in principle, by resolutions of a general meeting of shareholders. Also, the aggregate book value of dividends paid by the Japanese operating entity may not exceed a distributable amount calculated pursuant to the Japan Companies Act;

•
in Indonesia, a company can only declare dividends if it has positive retained earnings at the end of a financial year and obtains approval from the annual general meeting of shareholders. Further, a company may distribute interim dividends prior to the end of a financial year if permitted by its articles of association; provided that the interim dividends do not result in the company’s net assets becoming less than the total issued and paid up capital and the compulsory reserves fund and such distribution is determined by the board of directors after being approved by the board of commissioners. Indonesian law requires a limited liability company to reserve a certain amount from its net profit each year as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital;

•
in Singapore, no dividend shall be paid to the shareholders of any company incorporated in Singapore except out of profits, and any profits of a company applied towards the purchase or acquisition of its own shares in accordance with the relevant provisions of the Singapore Companies Act, shall not be payable as dividends to the shareholders of such company. There are no general regulatory restrictions against the payment of dividends by insurers in Singapore; and

•
in Vietnam, foreign investors are not allowed to remit profits or dividends earned from their direct investments in Vietnam, even in a profitable financial year, if the financial statements of the company still have accumulated losses which have been carried forward under the law on corporate income tax.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, borrowings and capitalization as of September 30, 2021 presented on:
•
an actual basis;

•
a pro forma basis to give effect to (i) Phase 2 of our Reorganization, which includes the automatic issuance of Class A ordinary shares for consideration of 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FL and 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FGL upon the completion of this offering; and

•
a pro forma as adjusted basis to give effect further to (i) the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$        per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions, concurrent private placement agent fees and estimated offering expenses payable by us, the sale of      Class A ordinary shares in the concurrent private placement, assuming an initial public offering price of US$      per ADS, the midpoint of the estimated range of the initial public offering price, or US$      per Class A ordinary share, after deducting underwriting discounts and (ii) the adoption of our amended and restated articles of association to be effective immediately prior to the completion of this offering.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of the ADSs and other terms of this offering determined at pricing. The pro forma and pro forma as adjusted information below does not reflect the amount of the net proceeds we may use to fund the repayment of our outstanding indebtedness. See “Use of Proceeds.” You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	As of September 30, 2021
	Actual	Pro forma	Pro forma as adjusted
	(US$ millions, except share and per share data)
Cash and cash equivalents	1,839	[•]	[•]
Bank borrowings	1,792	[•]	[•]
Medium-term notes	324	[•]	[•]
Subordinated notes	900	[•]	[•]
Total borrowings	3,016	[•]	[•]
Share capital and share premium:
Ordinary shares, par value US$0.01 each	4,630	[•]	[•]
Class A ordinary shares, par value US$0.01 per share; shares authorized and shares issued and outstanding pro forma; shares authorized and shares issued and outstanding pro forma as adjusted (unaudited)	—	[•]	[•]
Class B ordinary shares, par value US$0.01 per share; shares authorized and shares issued and outstanding pro forma; shares authorized and shares issued and outstanding pro forma as adjusted (unaudited)	—	[•]	[•]
Other reserves, Accumulated losses and Amounts reflected in other comprehensive income	(240)	[•]	[•]
Total equity attributable to shareholders of the Company	4,390	[•]	[•]

	As of September 30, 2021
	Actual	Pro forma	Pro forma as adjusted
	(US$ millions, except share and per share data)
Perpetual securities	1,591	[•]	[•]
Non-controlling interests	1,644	[•]	[•]
Total equity	7,625	[•]	[•]
Total capitalization(1)	10,641	[•]	[•]

Note:
(1)
Total capitalization calculated as the sum of total borrowings and total equity.

If the underwriters exercise their option to purchase additional shares in full, our as adjusted cash and cash equivalents, share capital and share premium of Class A ordinary shares, total equity attributable to shareholders of the Company, total equity, total capitalization and as adjusted shares of Class A ordinary shares issued and outstanding as of September 30, 2021 would be US$      million, US$      million, US$      million, US$      million, US$      million and           Class A ordinary shares, respectively.

DILUTION
If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering and the concurrent private placement. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share on an as-converted basis upon the completion of this offering and the concurrent private placement.
Our net tangible book value as of September 30, 2021 was approximately US$      million, or US$      per ordinary share as of that date, and US$      per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed initial public offering price per ordinary share. As Class A ordinary shares and Class B ordinary shares are entitled to the same rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.
Without taking into account any other changes in net tangible book value after September 30, 2021, other than to give effect to (i) Phase 2 of our Reorganization, which includes the automatic issuance of Class A ordinary shares for consideration of 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FL and 890,310 ordinary shares, 4,003,330 preference shares and 6,536,127 convertible preference shares outstanding of FGL upon the completion of this offering; (ii) the redesignation of 648,885,240 ordinary shares held by PCGI Holdings Limited into Class B ordinary shares on a one-for-one basis upon the completion of this offering; (iii) the sale of     Class A ordinary shares in the concurrent private placement at the assumed initial public offering price of US$       per ordinary share, which is the midpoint of the estimated initial public offering price range adjusted to reflect the ADS-to-ordinary share ratio; and (iv) the issuance and sale by us of           Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$      per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2021 would have been US$      million, or US$      per issued ordinary share and US$      per ADS. This represents an immediate increase in net tangible book value of US$      per ordinary share and US$      per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$      per ordinary share and US$      per ADS to investors purchasing ADSs in this offering.
The following table illustrates such dilution:
	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Actual net tangible book value as of , 2021	US$	US$
Pro forma net tangible book value after giving effect to Phase 2 of our Reorganization and redesignation of ordinary shares into Class B ordinary shares
Pro forma As adjusted net tangible book value after giving effect to this offering and the concurrent private placement	US$	US$
Dilution in net tangible book value to new investors in this offering and the concurrent private placement	US$	US$
A US$1.00 increase (decrease) in the assumed public offering price of US$      per ADS would increase (decrease) our as adjusted net tangible book value after giving effect to this offering and the concurrent private placement by US$      million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering and the concurrent private placement by US$      per ordinary share and US$      per ADS and the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering by US$      per ordinary share and US$      per ADS, assuming

no change to the number of ADS offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions, concurrent private placement agent fees and estimated offering expenses payable by us.
The following table summarizes, on an as adjusted basis as of September 30, 2021, the differences between the pre-IPO shareholders and the new investors with respect to the number of Class A ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of Class A ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters. The total number of Class A ordinary shares assumes an issue price of ADSs issued in this offering and the concurrent private placement at an assumed initial public offering price of US$       per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us. If the public offering price per ADS were to increase or decrease by US$1.00 per ADS, respectively, our as adjusted number of Class A ordinary shares issued in Phase 2 of the Reorganization would increase by     and decrease by     Class A ordinary shares, respectively. See “Our History and Corporate Structure — Our Reorganization — Phase 2.”
	Class A Ordinary Shares Total		Total Consideration		Average Price per Ordinary Share Equivalent	Average Price per ADS Equivalent
	Number	Percent	Amount (in thousands)	Percent
Pre-IPO shareholders		%	US$	%	US$	US$
New investors		%	US$	%	US$	US$
Total		%	US$	%
The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering and the concurrent private placement is subject to adjustment based on the actual public offering price of the ADSs and other terms of this offering and the concurrent private placement determined at pricing.
The discussion and tables above do not take into consideration (i) the portion of outstanding RSUs and options granted under our equity incentive plans which are subject to further service or performance vesting condition and (ii) equity awards that may be granted in the future. As of the date of this prospectus, the total number of common shares underlying outstanding equity awards under our plans is detailed under “Management — Equity Incentive Plans.” If any of these equity awards are vested or granted, there will be further dilution to new investors.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
Our operations are mainly conducted in Hong Kong (and Macau), Thailand (and Cambodia), Japan and Emerging Markets, and our assets are mainly located in these jurisdictions. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Walkers (Hong Kong) has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Walkers (Hong Kong) has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
In addition, Walkers (Hong Kong) has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. The courts of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company organized in the United States.

OUR HISTORY AND CORPORATE STRUCTURE
Our History
Our company was incorporated in the Cayman Islands as an exempted company with limited liability on March 18, 2013 under the name “Power Shine Limited” and on November 12, 2015 was renamed “PCGI Intermediate Holdings Limited.” We undertook the Reorganization primarily to facilitate our initial public offering in the United States. On August 20, 2021, our company was renamed “FWD Group Holdings Limited.”
In 2013, our controlling shareholder Mr. Li, acquired life insurance companies in Hong Kong, Macau and Thailand, as well as the general insurance, employee benefits, Mandatory Provident Fund (“MPF”) business and financial planning businesses in Hong Kong, from the ING Group. With these acquisitions, we launched the FWD brand, which comprises FWD Life (Bermuda), FWD Thailand, FWD Life (Macau) and FWD Financial Planning. In October 2013, Mr. Li (through PCGI Holdings Limited) entered into an agreement with Swiss Re Investments Company Ltd, pursuant to which Swiss Re Investments Company Ltd agreed to invest up to US$425 million in our Group. After the completion of Swiss Re Investments Company Ltd’s original 2013 investment in our Group, Mr. Li, indirectly, owned and controlled our Group through his stake of 87.66% and Swiss Re Investments Company Ltd owned the remaining equity interest of 12.34% in our Group. Swiss Re Investments Company Ltd subsequently transferred its holdings in our Group to Swiss Re Asia through an internal share transfer in December 2020.
From 2013 to 2021, we made a number of new market entries and expansions via a combination of organic opportunities and acquisitions, bringing the FWD brand to the Philippines, Indonesia, Singapore, Vietnam, Japan, Malaysia and Cambodia in addition to our existing presence in Hong Kong, Macau and Thailand:
•
In November 2013, we incorporated a subsidiary, FWD Philippines, in the Philippines. FWD Philippines obtained a life insurance license in the Philippines in April 2014 and commenced its life insurance business in September 2014.

•
In June 2015, we entered Indonesia by acquiring a direct equity stake of 50.1% in PT Finansial Wiramitra Danadyaksa, which was subsequently rebranded as PT FWD Life Indonesia. Subsequently, we increased our equity stake in PT FWD Life Indonesia, which reached 79.1% in March 2018.

•
In April 2016, we acquired an equity interest of 90% in Shenton Insurance Pte. Ltd., which was subsequently rebranded as FWD Singapore. Subsequently, we acquired the entire remaining stake in the company, and it became our wholly owned subsidiary in June 2019.

•
In June 2016, we entered Vietnam by acquiring the entire equity interest in Great Eastern (Life) Co. Ltd, which was subsequently rebranded as FWD Vietnam.

•
In April 2017, we entered Japan by acquiring AIG Fuji Life Insurance Company, Limited which was subsequently rebranded as FWD Life Japan.

•
In March 2019, we entered Malaysia by acquiring an equity interest of 49% in HSBC Amanah Takaful, which was subsequently rebranded as FWD Takaful. In connection with this acquisition, in February 2019, FWD Takaful also entered into a 10-year exclusive bancatakaful partnership with HSBC Amanah Malaysia Berhad, as supplier of family takaful products.

•
In September 2019, we grew our presence in Thailand by acquiring an equity interest of 99.2% in SCB Life, which amalgamated with FWD Thailand in October 2020. In connection with this acquisition, we entered into a 15-year exclusive bancassurance partnership with SCB, in September 2019. Subsequently, we increased our equity interest in SCB Life to 99.9%.

•
In April 2020, we acquired the entire equity interest in VCLI, which was subsequently rebranded as FWD Assurance (Vietnam). In connection with this acquisition, we entered into a 15-year exclusive bancassurance partnership with VCB. In October 2021, we entered into a share purchase agreement to sell our entire interest in FWD Assurance (Vietnam), subject to, among other matters, obtaining all necessary regulatory approvals.

•
In June 2020, we grew our presence in Hong Kong by acquiring the entire equity interest in MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited, which were subsequently rebranded as FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong), respectively.

•
Also, in June 2020, PT FWD Life Indonesia acquired the entire equity interest in PT Commonwealth Life and, indirectly through PT Commonwealth Life (which changed its name to PT FWD Insurance Indonesia), the entire equity interest in PT First State Investments Indonesia (which changed its name to PT FWD Asset Management). In connection with these acquisitions, PT FWD Life Indonesia entered into a 15-year exclusive bancassurance partnership with PT Bank Commonwealth. Subsequently, PT FWD Life Indonesia merged with PT FWD Insurance Indonesia in December 2020 and the merged entity (namely, PT FWD Insurance Indonesia) was rebranded as FWD Indonesia.

•
In December 2020, we entered Cambodia by acquiring the entire share capital of Bangkok Life Assurance (Cambodia) Plc., which was subsequently rebranded as FWD Cambodia.

•
In March 2021, FWD Financial Services Pte. Ltd, a wholly owned subsidiary of FL, subscribed for 29.9% of the issued share capital in BRI Life. FWD Financial Services Pte. Ltd subsequently transferred its holding in BRI Life to FWD Management Holdings in October 2021. We have also agreed to provide additional capital contribution to BRI Life, which is expected to bring our shareholding in BRI Life to approximately 44% across a three-year period. In connection with this acquisition, BRI Life entered into a 15-year exclusive partnership with Bank BRI.

To streamline our business to focus on life insurance, in December 2020, we divested FWD General Insurance Company Limited, and in February 2021 we divested iFWD Insurance Broker Co., Ltd. and bolttech Digital Solutions Capital Limited, to an affiliate. See “Related Party Transactions.”
Our total VNB increased from US$123 million in 2014 to US$372 million in 2017 and further to $617 million in 2020, and our Underlying VNB increased from US$91 million in 2014 to US$193 million in 2017 and further to US$358 million in 2020.
Pre-IPO Investments in our company
During the period from February 2013 to May 2021, our Group received several rounds of pre-IPO investments for general working capital:
•
In February 2013, PCGI Limited subscribed for 18,486,630 ordinary shares in FL for US$1,848,663,000 and Mr. Li subscribed for 1,000,010 ordinary shares in FGL for US$100.0 million. Mr. Li subsequently transferred his shares in FGL to our company on May 29, 2013.

•
In December 2013, Swiss Re Investments Company Ltd subscribed for 2,601,634 preference shares in FL and FGL for US$26,016.3 and US$250.0 million, respectively.

•
In August 2015, PCGI Limited and our company subscribed for 4,198,895 preference shares in FL and FGL, respectively, for a total consideration of US$380.0 million and Swiss Re Investments Company Ltd subscribed for 1,401,696 preference shares in each of FL and FGL for approximately US$126.9 million. In December 2020, Swiss Re Investments Company Ltd transferred its ownership in the preference shares to Swiss Re Asia through an internal share transfer.

•
In February 2017, RRJ Capital Master Fund III, L.P., which is part of and is managed by RRJ Capital, an Asian investment firm (“RRJ”), through its controlled investment holding company, subscribed for convertible preference shares, which were subsequently re-designated as Series A convertible preference shares, issued by FL and FGL, in the aggregate amount of US$400.0 million. In January and February 2020, RRJ transferred all of its holding of Series A convertible preference shares to Fornax Investment Global Company Limited (“Fornax”) and our company for a consideration of US$500.0 million and US$100.7 million, respectively. Fornax is controlled by Falcon 2019 Co-Invest A, L.P. Falcon 2019 Co-Invest GP is the general partner of Falcon 2019 Co-Invest A, L.P. Spring Achiever Limited, which is ultimately controlled by Mr. Li, and Fornax Management Holding Company Limited are the limited partners of Falcon 2019 Co-Invest A, L.P.;

•
In May 2017, Crimson White Investment Pte. Ltd., an investment holding company of GIC Private Limited, subscribed for convertible preference shares, issued by our subsidiaries FL and FGL, which were subsequently re-designated as Series A convertible preference shares, in the aggregate amount of US$100.0 million;

•
In March 2018, Future Financial Investment Company Ltd, which is controlled by HOPU USD Master Fund III, LP, which is part of and is managed by HOPU Investments, an Asian alternative asset manager (“HOPU”), subscribed for Series A convertible preference shares, issued by our subsidiaries FL and FGL, in the aggregate amount of US$299.0 million. In October 2020, HOPU transferred approximately 46% of its holding of Series A convertible preference shares to Fornax for a total consideration of US$200.0 million;

•
In March 2019, our company, Swiss Re Investments Company Ltd and RRJ (through its controlled investment holding company) subscribed for Series B-2 convertible preference shares, issued by our subsidiaries FL and FGL, in the aggregate amounts of US$60.0 million, US$20.0 million and US$60.0 million, respectively. In December 2020, Swiss Re Investments Company Ltd transferred its ownership in the Series B-2 convertible preference shares to Swiss Re Asia through an internal share transfer;

•
In August 2019, PCGI Limited provided FL with a loan in the aggregate amount of US$150.0 million, bearing interest at a rate of 2% per annum plus LIBOR. The loan was settled through an issuance of mandatory convertible securities by our subsidiary FL to PCGI Limited in February 2020. The interest was settled in cash in July 2020. From February 2020 to July 2020, our company and Swiss Re Investments Company Ltd further subscribed for mandatory convertible securities issued by FL and FGL, and we subsequently transferred certain of these mandatory convertible securities to Mr. Wong Ka Kit. These mandatory convertible securities were fully redeemed in October 2020 as described below;

•
In October 2020, our company, Mr. Wong Ka Kit and Swiss Re Investments Company Ltd subscribed for Series B-3 convertible preference shares, issued by our subsidiaries FL and FGL, in the aggregate amount of US$1,510.0 million, US$2.0 million and US$210.0 million, respectively. The subscription price for the Series B-3 convertible preference shares was satisfied by set-off against all of the mandatory convertible securities issued by FL and FGL from February 2020 to July 2020 and held by our company, Mr. Wong Ka Kit and Swiss Re Investments Company Ltd. In October 2020, we transferred approximately 43% of our initial holding of Series B-3 convertible preference shares to Fornax for a total consideration of US$680.0 million. In April 2021, our company further transferred approximately 26% of our initial holding of Series B-3 convertible preference shares to Fornax for a total consideration of US$400.0 million. In December 2020, Swiss Re Investments Company Ltd transferred its ownership in the Series B-3 convertible preference shares to Swiss Re Asia through an internal share transfer;

•
In December 2020, our company subscribed for Series B-4 convertible preference shares in each of FL and FGL in the aggregate amount of US$370.0 million;

•
In December 2020, our company issued 18,486,640 ordinary shares to Mr. Li. In December 2020, Mr. Li transferred such shares to PCGI Holdings Limited in exchange for 18,486,640 ordinary shares of PCGI Holdings Limited; and

•
In May 2021, our company subscribed for 4,696,428 ordinary shares in each of FL and FGL in the aggregate amount of US$1,315.0 million. Such amounts were funded as to US$600.0 million from a new subscription of 2,142,858 ordinary shares in our company by PCGI Holdings Limited, US$400.0 million from a transfer of Series B-3 convertible preference shares of FL and FGL to Fornax (as described above), and US$315.0 million from our existing cash reserves.

•
On August 20, 2021, our company effected a share sub-division whereby each of our then authorized ordinary shares, par value US$1.00 each, was divided into one hundred ordinary shares, par value US$0.01 each. Following such share sub-division, PCGI Holdings Limited owned 2,162,950,800 ordinary shares in our company and surrendered for no consideration 1,514,065,560 ordinary shares to our company for cancellation, following which PCGI Holdings Limited owns 648,885,240 ordinary shares in our company.

Our Corporate Structure
The following diagram illustrates our corporate structure as of the date of this prospectus after giving effect to the Reorganization. Certain entities that are immaterial to our results of operations, business and financial condition are omitted. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%.

FWD Group Holdings Limited**
(Cayman Islands)
100%
100%
FWD Limited
(Cayman Islands – registered as non-Hong Kong company in HK)
FWD Group Limited
(Cayman Islands – registered as non-Hong Kong company in HK)
100%
FWD Financial Services Pte. Ltd.
(Republic of Singapore)
100%
FWD Management Holdings Limited
富衛控股有限公司
(Hong Kong)
Non-voting Shares
100%
FWD Group Financial Services Pte. Ltd.
(Republic of Singapore)
100%
FWD Reinsurance SPC, Ltd.
(Cayman Islands)
99.9%(3)
FWD Life Insurance Public Company Limited
(Thailand)
100%
FWD 生命保険株式会社 trading as FWD Life Insurance Company, Limited
(Japan)
100%(4)
FWD Life Insurance Corporation
(Philippines)
100%
FWD Singapore Pte. Ltd.
(Republic of Singapore)
79.1%
PT FWD Insurance Indonesia
(Indonesia)
100%(3)
FWD Life Insurance (Cambodia) Plc.
(Cambodia)
100%(3)
PT FWD Asset Management
(Indonesia)
100%(1)
FWD Life Insurance Company (Bermuda) Limited
富衛人壽保險(百慕達)有限公司
(Bermuda – registered as non-Hong Kong company in HK)
100%(2)
FWD Life Insurance Company (Macau) Limited
富衛人壽保險(澳門)股份有限公司
(Macau)
100%
FWD Financial Planning Limited
富衛財務策劃有限公司
(Hong Kong)
100%
FWD Life (Hong Kong) Limited
富衛人壽（香港）有限公司
(Hong Kong)
100%
FWD Life Assurance Company (Hong Kong) Limited
富衛人壽保險（香港）有限公司
(Hong Kong)
29.86%
PT Asuransi BRI Life
(Indonesia)
49%
FWD Takaful Berhad
(Malaysia)
100%
FWD Vietnam Life Insurance Company Limited
(Vietnam)
100%
FWD Assurance VietNam Company Limited
(Vietnam)
100%
FWD Financial Limited
富衛金融有限公司
(Hong Kong)

Notes:

- * This structure chart is simplified and only sets out insurance operating subsidiaries of the Group.
- ** On August 20, 2021, our company was renamed "FWD Group Holdings Limited."
- (1) Percentage of total voting rights.
- (2) Represents the beneficial interest owned by FWD Management Holdings Limited.
- (3) Represents the direct and indirect interest held by our Group.
- (4) Represents the beneficial interest owned by FWD Group Financial Services Pte. Ltd.
- ▒ Regulated

Our Reorganization
We have undertaken the Reorganization in an effort to unify the ownership structure of our Group, as well as to facilitate our initial public offering in the United States. We believe this will enhance organizational efficiency. Below is a description of our Reorganization, Phase 1 of which has completed and Phase 2 of which is conditioned upon receiving certain regulatory approvals.
Phase 1
On December 17, 2020, we entered into a plan of merger with PCGI Limited, pursuant to which PCGI Limited merged with and into our company in accordance with the Companies Act (as amended) of the Cayman Islands, with PCGI Limited ceasing to exist and our company as the surviving entity (the “Merger”). The Merger was completed on the same day, whereby we assumed all of the assets and liabilities of PCGI Limited and directly held 71.82% of the issued share capital in each of FL and FGL and 100% interest in each of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited.
In addition, on December 18, 2020, in connection with the Merger, we and PCGI Holdings Limited, entered into an agreement with Swiss Re Investments Company Ltd, pursuant to which it was agreed that two individuals nominated by Swiss Re Investments Company Ltd would be appointed to our board, immediately prior to listing, with one nominee to be the joint vice chairman. The agreement was subsequently novated as a result of the subsequent transfer by Swiss Re Investments Company Ltd of its holdings in our Group to Swiss Re Asia through an internal share transfer in December 2020 and Swiss Re Asia now holds the right to make such appointment to our board. Swiss Re Asia’s right to make such appointment will terminate upon the listing of our company.
On December 23, 2020, Mr. Li transferred his direct shareholding in our company to PCGI Holdings Limited in consideration for newly issued shares in PCGI Holdings Limited. Upon completion of such transfer, our company became a wholly-owned subsidiary of PCGI Holdings Limited, which is the vehicle through which Mr. Li holds interests in our Group.
On that date, we transferred the entire issued share capital of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited (both entities of which are issuers of public bonds unrelated to our Group’s business or financing) to PCGI Holdings Limited. Immediately following the transfer, PCGI Holdings Limited directly held the entire issued share capital of PCGI Intermediate Limited, PCGI Intermediate Holdings (II) Limited and our company. Pursuant to the entry into a deed of novation and release, an intragroup deed of transfer and novation and two deeds of guarantee between our Group and PCGI Holdings Limited, the indebtedness and guarantees of our company were novated to PCGI Holdings Limited following such transfer.
Phase 2
In connection with our Reorganization, we entered into an implementation agreement dated September 24, 2021, with PCGI Holdings Limited, FL, FGL and minority investors in our Group which hold security interests in FL and FGL (the “Implementation Agreement”).
Pursuant to the Implementation Agreement, and conditional upon our listing, we have agreed to acquire the interests of FL and FGL (being ordinary shares, preference shares and convertible preference shares in FL and FGL) held by these minority investors (including Swiss Re Asia, individual shareholders and senior management) in consideration for the issuance of Class A ordinary shares in our company and all warrants granted by FL and FGL held thereby have already lapsed as of the date of this prospectus.
The number of Class A ordinary shares which each minority investor will be entitled to will be determined by reference to the relevant percentage of the issued ordinary share capital of each of FGL and FL held by the minority investor (the “Reorganization Conversion”). In the case of holders of preference shares in FL and FGL, each of their preference shares will be treated as being entitled to one ordinary share in FL and FGL. In the case of holders of convertible preference shares, the principal amounts invested by the minority investors accrue interest at a coupon of between 5% per annum to 15% per annum. Each holder of convertible preference shares will be treated as being entitled to such number of ordinary shares in FL and FGL as determined by dividing: the sum of its principal amount and accrued interest up to the date of our listing by an amount equal to, if a discount option is exercised by the minority investor either (i) 97% of the offering price if our market capitalization on listing is greater than or equal to US$7 billion or (ii) 94% of the offering price if our market capitalization on listing is less than US$7 billion, or if the discount option is not exercised by the minority investor, the offering price.
Upon completion of Phase 2, we will hold 100% of the issued share capital of FL and FGL after surrendering our preference shares and convertible preference shares in FL and FGL for cancellation. Other ordinary shareholders, preference shareholders and holders of convertible preference shares in FL and FGL will cease to hold any interests in FL and FGL and will hold an equivalent proportion of their interests through the holding of our Class A ordinary shares (subject to dilution arising from this offering) and will not be entitled to any special rights upon completion of this offering.
Re-designation of our share capital
As at the date of this prospectus, our authorized share capital comprised ordinary shares of US$   par value per share. At the time of listing, our authorized share capital will be re-designated into two classes of shares: Class A ordinary shares of US$0.01 par value per share and Class B ordinary shares of US$0.01 par value per share. All of the ordinary shares of US$0.01 par value per share held by PCGI Holdings Limited will be re-designated as Class B ordinary shares.
The following diagram illustrates our corporate and shareholding structure upon completion of Phase 2 of the Reorganization:

(1)
See note 3 to the table in “Principal Shareholders’’ for a description of Fornax Investment Global Company Limited.

(2)
Formerly known as “PCGI Intermediate Holdings Limited.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following selected consolidated statements of comprehensive income data and selected consolidated statements of cash flows data for the years ended December 31, 2018, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2018, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive income data and selected consolidated statements of cash flows data for the nine months ended September 30, 2020 and 2021 and selected consolidated balance sheet data as of September 30, 2021 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.
Our consolidated financial statements are prepared and presented in accordance with IFRS. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Selected Consolidated Financial and Other Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.
We have omitted from this prospectus selected consolidated financial data for the years ended December 31, 2016 and December 31, 2017 as we consider such information cannot be provided without unreasonable effort or expense. In advance of this offering, we undertook the Reorganization, with FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) becoming our holding company, and the financial statements as of and for the years ended December 31, 2018, 2019 and 2020 are the first consolidated financial statements to have been prepared by us in accordance with IFRS.
Selected Consolidated Statements of Comprehensive Income Data
	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
	(audited)			(unaudited)
	(US$ millions)
Revenue
Net premiums and fee income	4,155	5,127	7,682	5,543	7,038
Investment return	429	955	1,581	613	1,453
Other operating revenue	104	150	224	157	196
Total revenue	4,688	6,232	9,487	6,313	8,687
Expenses
Insurance and investment contract benefits	4,402	5,362	7,941	5,505	7,062
Insurance and investment contract benefits ceded	(639)	(477)	(646)	(519)	(593)
Net insurance and investment contract benefits	3,763	4,885	7,295	4,986	6,469
Commission and commission related expenses	299	416	832	577	865
General expenses	740	1,010	1,212	857	852
Finance costs	31	109	209	157	117
Other expenses	104	155	157	102	133
Total expenses	4,937	6,575	9,705	6,679	8,436
Share of profit/(loss) from associates and joint venture	18	7	(1)	(3)	(1)
Profit/(loss) before tax from continuing operations	(231)	(336)	(219)	(369)	250
Tax benefit/(expense) from continuing operations	33	20	(53)	15	(74)
Profit/(loss) from continuing operations	(198)	(316)	(272)	(354)	176

	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
	(audited)			(unaudited)
	(US$ millions)
Profit/(loss) from discontinued operations, net of tax	2	(16)	20	1	49
Net profit/(loss)	(196)	(332)	(252)	(353)	225
Other comprehensive income/(loss)	(286)	1,121	512	66	(1,784)
Total comprehensive income/(loss)	(482)	789	260	(287)	(1,559)
Total comprehensive income/(loss) attributable to:
Shareholders of the company	(390)	569	126	(257)	(1,164)
Perpetual securities	26	38	65	49	49
Non-controlling interests	(118)	182	69	(79)	(444)
Net profit/(loss) attributable to shareholders of the Company	(169)	(278)	(243)	(306)	131
Selected Consolidated Balance Sheet Data
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(audited)		(unaudited)
	(US$ millions)
Intangible assets	1,671	3,487	3,531	3,299
Assets other than financial investments(1)	8,194	10,867	13,377	13,287
Financial investments
Loans and deposits	782	1,701	1,754	1,623
Available for sale debt securities	16,709	30,837	37,839	35,746
At fair value through profit or loss:
Debt securities	60	109	129	96
Equity securities	2,634	4,111	5,740	7,596
Derivative financial instruments	30	193	180	116
Total financial investments	20,215	36,951	45,642	45,177
Total assets	30,080	51,305	62,550	61,763
Insurance and investment contract liabilities	23,047	37,656	45,481	46,911
Deferred commission income	538	724	990	1,023
Financial liabilities(2)	614	4,113	3,671	3,210
Liabilities – other than above(3)	1,858	3,282	4,183	2,994
Total liabilities	26,057	45,775	54,325	54,138
Equity attributable to:
Shareholders of the Company	2,315	2,918	4,898	4,390
Perpetual securities	997	1,608	1,607	1,591
Non-controlling interests	711	1,004	1,720	1,644
Total equity	4,023	5,530	8,225	7,625

(1)
Primarily consist of property, plant and equipment, reinsurance assets, deferred acquisition costs, cash and cash equivalents, other assets, and assets classified as held-for-sale.

(2)
Includes bank borrowings and derivative financial instruments.

(3)
Consists of provisions, deferred tax liabilities, current tax liabilities, other liabilities and liabilities classified as held-for-sale.

Selected Consolidated Statements of Cash Flows Data
	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
	(audited)			(Unaudited)
	(US$ millions)
Net cash provided by/(used in) operating activities	161	(32)	(2)	376	(269)
Net cash used in investing activities	(393)	(3,351)	(533)	(582)	(289)
Net cash provided by/(used in) financing activities	325	3,774	1,353	706	(272)
Net increase/(decrease) in cash and cash equivalents	93	391	818	500	(830)
Cash and cash equivalents at beginning of year/period	1,395	1,493	1,911	1,911	2,730
Effect of exchange rate changes on cash and cash equivalents	5	27	11	(25)	(59)
Cash and cash equivalents at end of year/period	1,493	1,911	2,740	2,386	1,841
Key Performance Indicators
	For the Year Ended December 31/ As of December 31,			For the Nine Months Ended September 30/ As of September 30,		2018-2020 CAGR	9M20-9M21 YoY
	2018	2019	2020	2020	2021
	(US$ millions except for percentages)
Growth & Value Creation
Annualized Premium Equivalent (APE)(1)	1,055	1,125	1,692	1,107	1,086	26.6%	(1.9)%
Value of New Business (VNB)(2)	648	498	617	375	511	(2.4)%	36.2%
Operating Embedded Value (Operating EV)(2)	4,251	7,048	8,479	N/A	8,655	41.2%	N/A
Group Embedded Value (Group EV)(2)(3)	2,666	1,463	3,761	N/A	4,387	18.8%	N/A
Embedded Value Equity (EV Equity)(2)(3)	4,275	4,845	7,110	N/A	7,671	29.0%	N/A
Profitability & Scale
Total Weighted Premium Income (TWPI)(4)	3,810	4,655	6,546	4,858	5,229	31.1%	7.6%
Net Profit/(Loss)(5)	(196)	(332)	(252)	(353)	225	N/A	N/A
Adjusted Operating Profit Before Tax(4)	39	29	101	83	135	60.9%	62.7%
Adjusted Net Profit/(loss)(4)(5)	(196)	(330)	(216)	(328)	225	N/A	N/A
Embedded Value (EV) Operating Profit(2)(6)	822	772	1,010	678	798	10.8%	17.8%
Capital
Net Underlying Free Surplus Generation (Net UFSG)(2)	(92)	182	248	14	(36)	N/A	N/A
Ratios:
Growth & Value Creation
VNB Margin(2)(7)	61.4%	44.2%	36.5%	33.9%	47.1%	N/A	N/A
Profitability & Scale
Expense Ratio(8)	16.8%	17.8%	14.7%	14.2%	13.2%	N/A	N/A
Operating ROEV(9)	45.6%	29.0%	69.0%	66.1%	29.2%	N/A	N/A
Pro forma Operating ROEV(9)(10)	N/A	N/A	– %	N/A		N/A	N/A

Except for TWPI, Adjusted Operating Profit Before Tax, Net Profit / (Loss), Adjusted Net Profit / (Loss) and Expense Ratio for 2018, 2019 and 2020, all other numbers in the table above are unaudited.
(1)
Operational performance measure. See the Actuarial Consultant’s Report set forth in Appendix I.

(2)
Actuarial performance measures. See the Actuarial Consultant’s Report set forth in Appendix I.

(3)
Presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.

(4)
Non-IFRS measures. See notes 5.2, 6.2, 6.3 and 6.4 to the audited consolidated financial statements and notes 5.1, 5.2, 5.3 and 5.4 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

(5)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Key Performance Indicators — Profitability and Scale — Net Profit / (Loss) and Adjusted Net Profit / (Loss).”

(6)
Presented before allowing for operating expense and commission variance.

(7)
VNB Margin is defined as VNB expressed as a percentage of APE for the relevant period.

(8)
Expense ratio is defined as operating expenses expressed as a percentage of TWPI for the relevant period.

(9)
Actuarial performance measure. Operating ROEV is defined as the ratio of EV Operating Profit to the opening Group EV for the relevant period. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as business units are still in their growth phase and have not achieved economies of scale. Figures for the nine months ended September 30, 2020 and September 30, 2021 are calculated on a compounded interest basis. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II for details of EV Operating Profit and Group EV.

(10)
Pro forma shown for net proceeds from this offering of US$   – US$  , which impacts the Group EV by the same amount. Pro forma Operating ROEV is the ratio of EV Operating Profit to the sum of reported Group EV and net proceeds from this offering. For the year ended December 31, 2020, pro forma Operating ROEV, in addition to net proceeds from this offering, also gives effect to the increase in equity due to transactions in May 2021. See “Our History and Corporate Structure —  Pre-IPO Investments in our company” for details.

Our key performance indicators measure the scale, growth, profitability and capital of our business. Operating EV, Group EV, EV Equity, VNB, VNB Margin, EV Operating Profit, Operating ROEV and Net UFSG are actuarially determined estimates that rely upon certain assumptions and estimates made by management. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II for details of actuarial estimates and assumptions. These indicators may not be comparable to other similarly titled measures of other life insurers or companies, since they are not uniformly defined or calculated and have limitations as analytical tools. Accordingly, you should exercise caution in comparing these measures as reported by us to those of other life insurance companies. Additionally, because of the technical complexity involved in these calculations and the fact that these estimates vary materially with any change in key assumptions, you should read this prospectus in its entirety, including the Actuarial Consultant’s Report set out in Appendix I and the Addendum thereto set forth in Appendix II and the assumptions and limitations described therein, interpret the embedded value results with special care and not place undue reliance on the embedded value results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” for a more detailed discussion of our key performance indicators and see “Embedded Value” for more information regarding the Actuarial Consultant’s Report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information included under “Business,” “Selected Consolidated Financial and Other Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Overview
We are a fast-growing and leading Pan-Asian life insurer providing participating life, non-participating life, medical, unit-linked, group insurance and other life insurance products to our customers. Founded in 2013 with a presence in three markets, we now operate in ten markets that we group under the following reporting segments based on geography, which we also refer to as our Business Units:
•
Hong Kong (and Macau);

•
Thailand (and Cambodia);

•
Japan; and

•
Emerging Markets, which, for purposes of the reporting segments, we define to include the Philippines, Indonesia, Singapore, Vietnam and Malaysia.

We entered several of these markets through acquisitions pursuant to a strategy to access some of the fastest growing life insurance markets in Asia with rapidly increasing GDP and personal disposable income, and expanding, demographically attractive but underinsured populations.
While we have benefited from growth through acquisitions, our underlying business has experienced substantial organic expansion in nearly all of our markets in terms of scale, new business growth and capital. We achieved 5.5 times APE growth and 5.0 times VNB growth between 2014, our first full year of operations, and 2020. While the finance costs, short-term fluctuations in investment return related to equities and property investments and some non-operating or non-recurring items, which primarily consisted of goodwill impairment in 2018 and an adjustment in relation to the novation of the distribution agreement with TMB and non-core business set up and separation costs in 2019 and 2020, contributed to our net loss position under IFRS in the years ended December 31, 2018, 2019 and 2020, we experienced substantial improvement in other indicators of profitability. Our Underlying VNB Margin, increased from 39.2% in 2018 to 48.5% in 2020, and the corresponding Underlying VNB increased at a CAGR of 25.8% (24.8% on a constant exchange rate (“CER”) basis). Our Underlying VNB Margin, increased from 36.4% in the nine months ended September 30, 2020 to 48.2% in the nine months ended September 30, 2021, and the corresponding Underlying VNB increased at a CAGR of 43.2% (42.8% on a CER basis). For more information on Underlying VNB, see “ — Key Performance Indicators — Growth and Value Creation — Value of new business (“VNB”).” Our adjusted operating profit before tax increased at a CAGR of 60.9% from 2018 to 2020. Our adjusted operating profit before tax increased at a CAGR of 62.7% in the first nine months of 2021 compared to the same period in 2020.
We believe that our legacy-light, customer-led, digital-first model, combined with a commitment to innovation in our business strategies and practices, provides us with a competitive advantage in the pursuit of the extensive growth opportunities in all our markets, particularly in Southeast Asia. We further expect that as we unwind value from our in-force business and reduce our expense base through economies of scale, we will be able to continue to grow, achieve higher margins and improve overall profitability.
For the discussion in this section, references to “we” or the “Group” are to FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) and its consolidated subsidiaries as a whole. Our discussion of our financial condition, results of operations and cash flows takes into account our strategic acquisitions and partnerships, unless otherwise specified.

Basis of Presentation
In advance of this offering, we are undertaking the Reorganization and a series of financing transactions. Additionally, during the last three years we have made several strategic acquisitions and investments that have contributed to our business growth and our geographic expansion.
The consolidated financial statements may not be indicative of what our results of operations, financial condition and cash flows will be in the future. Set forth below are certain factors that prospective investors should note as they consider the financial and other information presented in this section.
Factors Affecting Comparability
Reorganization and Financing
Our operating subsidiaries carry out businesses which span across Hong Kong, Macau, Thailand, Cambodia, Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia, and our subsidiaries were held under two intermediate holding companies, namely, FL and FGL. Prior to this offering, we undertook the Reorganization and financing transactions to unify the ownership structure of the Group, with a view to enhancing its organizational efficiency and optimizing its structure for this offering. See “Our History and Corporate Structure — Our Reorganization” and note 1.2.2 to the audited consolidated financial statements included elsewhere in this prospectus for more information.
For a discussion of the pre-IPO investments made in our Group, see “Our History and Corporate Structure — Pre-IPO Investments in our company.”
Acquisitions, Investments and Discontinued Businesses
Since January 1, 2018, we have made several strategic acquisitions and partnerships that have contributed significantly to our business growth and our geographic expansion. These acquired entities have been consolidated in our financial statements from their respective dates of acquisition as further described below.
On March 22, 2019, we completed the acquisition, for a total consideration of US$20 million, of 49.0% of the equity ownership interest in HSBC Amanah Takaful in Malaysia, which contributed 0.5% of our revenue in 2019 and constituted 0.7% of our net assets as of December 31, 2019. As we were the largest shareholder and had effective control of FWD Takaful, the financial condition, results of operations and cash flow of FWD Takaful were fully consolidated in our consolidated financial statements for the years ended December 31, 2019 and 2020.
On September 26, 2019, we completed the acquisition, for a total consideration of US$3,072 million, of 99.2% of the equity ownership interest in SCB Life in Thailand, which contributed 5.7% of our revenue in 2019 and constituted 46.9% of our net assets as of December 31, 2019. The total consideration also includes the access fee under the distribution agreement with SCB.
On April 8, 2020, we completed the acquisition, for a total consideration of US$414 million, of VCLI (subsequently rebranded as FWD Assurance (Vietnam)) in Vietnam, which contributed 0.2% of our revenue in 2020 and constituted 0.4% of our net assets as of December 31, 2020. The total consideration also includes the access fee under the distribution agreement with VCB.
On June 4, 2020, we completed the acquisition, for a total consideration of US$424 million, of PT Commonwealth Life in Indonesia, which contributed 1.5% of our revenue in 2020 and constituted 3.3% of our net assets as of December 31, 2020. The total consideration also includes the access fee under the distribution agreement with PT Bank Commonwealth.
On June 30, 2020, we completed the acquisition, for a total consideration US$344 million, of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in Hong Kong, which contributed 2.5% of our revenue in 2020 and constituted 4.0% of our net assets as of December 31, 2020.
On December 9, 2020, we completed the acquisition of 100% of the equity ownership interest in Bangkok Life Assurance (Cambodia) Plc. for a total consideration of US$4 million.

On April 1, 2020, we novated our exclusive distribution agreement with TMB to Prudential Life Assurance (Thailand) Public Company Limited with a transition period of nine months, which ended on December 31, 2020, for a total consideration of approximately US$580 million. See note 11 to the audited consolidated financial statements included elsewhere in this prospectus.
On December 8, 2020, we sold a subsidiary of our GI Disposal Group to a related party for a total consideration of US$77 million. In addition, on February 3, 2021, we disposed the remaining two subsidiaries of our GI Disposal Group to a related party for a consideration of US$32 million, which included US$14 million for the settlement of intercompany loans to the GI Disposal Group. The sales were made pursuant to a plan to sell GI Disposal Group formulated in March 2020. On February 8, 2021, we received US$30 million from the related party as a reimbursement and settlement of expenses incurred for the GI Disposal Group in 2018 and 2019 and US$14 million to settle the receivable for payments made on behalf of the GI Disposal Group in 2020. Please see “Related Party Transactions” and refer to note 5 and note 37 to the audited consolidated financial statements, and note 4.1 and note 27 of the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.
On February 1, 2021, we completed the disposal of our pension business for a net consideration of US$10 million. See note 4.1 of the unaudited condensed consolidated financial statements included elsewhere in the prospectus for more details.
On March 2, 2021, we completed the subscription of a minority stake in BRI Life in Indonesia for a consideration of US$273 million. Concurrently with our subscription, BRI Life entered into a long-term distribution partnership with Bank BRI. See note 37 to the audited consolidated financial statements and note 11 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.
In October 2021, we entered into a share purchase agreement to sell our entire interest in FWD Assurance (Vietnam), subject to, among other matters, obtaining all necessary regulatory approvals. See note 4.2 to the unaudited condensed consolidated financial statements included elsewhere in the prospectus for more details.
In addition, since January 1, 2018, we have made other strategic acquisitions and investments, and agreed to sell certain businesses which are classified as discontinued operations in the consolidated financial statements. These acquisitions, investments and discontinued operations are, individually and in the aggregate, immaterial to our financial condition and results of operations.
Factors and Trends Affecting our Results of Operations
Our financial condition and results of operations, as well as the comparability of our results of operations between periods, have been affected and will continue to be affected by a number of factors, including the following.
Acquisitions and investments.   We have made several strategic acquisitions that have contributed significantly to our business growth and our geographic expansion. See “ — Factors Affecting Comparability — Acquisitions, Investments and Discontinued Businesses.” Due to the proportion of our in-force business that has arisen through acquisitions, our results of operations are significantly impacted by the amortization of VOBA, one-off costs of integration activities and the costs of servicing debt incurred to finance our acquisitions, which are not necessarily indicative of the underlying operational performance of our operating segments. We have also recorded goodwill and other intangible assets as a result of such acquisitions and investments. See note 5.1 to the audited consolidated financial statements included elsewhere in this prospectus. We plan to continue to grow and strengthen our market position as a Pan-Asian insurer through both organic growth and strategic acquisitions across Asia.
Economic, political and social conditions, demographic trends and consumer behavior.   Our business is inherently subject to general economic, political and social conditions, market fluctuations, consumer behavior and demographic changes in each of the markets in which we operate. Some of these factors were exacerbated in 2020 with the onset and spread of the COVID-19 pandemic and the policies and restrictions implemented by governments across our markets to deter the spread of the disease. These policies have caused substantial disruptions to, and generally reduced the levels of consumption and commercial activities in, all of our main markets. Specific factors that have affected, and continue to affect, our Business Units include:
•
in Hong Kong (and Macau), the social unrest that began in 2019 in Hong Kong as well as the COVID-19 pandemic and associated government measures such as border controls and mandatory quarantine requirements in 2020 have led to a decline in sales of our insurance products to and payment of renewal premiums by offshore policyholders, in particular, visitors from mainland China. In response to the adverse impacts of the COVID-19 pandemic, we have offered customers extended grace periods for premium payment and actively approached lapsed policyholders to encourage reinstatement;

•
in Thailand (and Cambodia), in addition to the impact of the COVID-19 pandemic on the general economy, political events and policy changes have continued to impact our business operations; the effects of these factors on our overall financial condition and results of operations have been moderated by the gradual termination of our relationship with TMB and the acquisition of SCB Life and the resulting expansion in the scale of our operations in Thailand;

•
in Japan, the changes announced by the tax authority in 2019 with respect to the tax deductibility of insurance premiums paid on COLI products (which were previously fully deductible) resulted in a material and adverse impact on our sales of such products in Japan; as a result, we have had to significantly adjust our product mix, including shifting our focus to individual medical insurance; in addition, we experienced lower customer persistency in the second quarter of 2020, primarily due to the COVID-19 pandemic; and

•
in Emerging Markets, which includes the Philippines, Indonesia, Singapore, Vietnam and Malaysia, growing health and protection awareness is expected to increase per capita spending on insurance and mitigate the slowdown induced by the COVID-19 pandemic and other recent macroeconomic pressures.

Across the markets in which we operate, volatility in the financial markets may affect general levels of economic activity, employment and customer behavior. For example, there may be an elevated incidence of claims, lapses or surrenders of policies, and our policyholders may choose to defer or stop paying insurance premiums. We delivered a strong performance in the nine months ended September 30, 2021 during which our Underlying VNB grew by 43.2% (42.8% on a CER basis) against a challenged economic environment due to COVID-19. However, as the impact of COVID-19 continues, especially the outbreak of the Delta variant and the restrictions implemented by the governments to contain the spread of the disease, specifically in Thailand, Vietnam, the Philippines, Indonesia and Malaysia (mainly from the second and third quarters of 2021, with restrictions increasing in some countries in the third quarter), our new business sales have been, and may if the restrictions persist, continue to be impacted, which may adversely affect our results of operations in the short-term. However, we believe that the roll-out of vaccination programs and re-opening of borders should facilitate a gradual return to normalcy, which in turn would benefit our operations in the long-term along with our compelling customer propositions and our multi-channel distribution. We are generally able to promptly identify and offset the effects of adverse economic changes or a decline in consumer confidence in a particular market by operating in a number of different geographies within Asia and by offering a wide range of insurance products targeting different customer segments and introducing new products in response to changes in customer needs. However, difficult macroeconomic conditions could reduce demand for our products and services, and reduce the returns from, or give rise to defaults or losses in, our investment portfolio.
Insurance and investment product markets are also constantly evolving alongside shifts in customer preferences and demographic changes. See “Industry — The Asia life insurance industry continues to exhibit robust growth driven by structural and macroeconomic factors — Market Size and growth.” In order to remain competitive, we must respond to such changes in a timely manner, grow our business and maintain market share. Changes in customer preferences and population demographics in the jurisdictions in which we operate may have a material impact on our results and operations and require us to adopt significant changes to our strategies and business plan. If these trends continue, or other similar demographic changes occur in any of the jurisdictions in which we operate, we may face reduced demand for our life insurance products, the scale of our insurance business may diminish, and our financial condition and results of operations may be materially and adversely affected.
Product portfolio and multi-channel distribution.   We maintain a diversified product portfolio and distribute our products through multiple channels to address the needs of a broad segment of customers in different life stages. Our product portfolio includes participating life, non-participating life, COLI, unit-linked, group insurance and other products. In the years ended December 31, 2018, 2019 and 2020 and in the nine months ended September 30, 2021, we have gradually shifted our focus to offering more protection products to better serve the needs of our customers and enhance our profitability. See “Business — Our Products — Life insurance products.” We distribute our products through bancassurance, brokerage/IFA, agency and other channels to reduce dependency on any single distribution channel. Our ability to maintain a diverse product portfolio and a balanced multi-channel distribution network, as well as how quickly we are able to market new products and adapt our distribution network to reach our target markets, will impact the extent to which we can create business value and respond to rapidly changing market needs.
Customers’ claims experience.   Our financial results are affected by our customers’ claims experience, which may be different from the assumptions that we would have made when we designed and priced the products and when we calculate our insurance contract liabilities. Claims experience varies over time and with product, and may be impacted by specific events and changes in macroeconomic environment, demographics, mortality, morbidity and other factors. In the years ended December 31, 2018, 2019 and 2020, we implemented a series of initiatives to reduce claims exclusions and shorten the turnaround time for claims payments. See “Business — Customers — Transforming the Customer Journey.” While we believe that these measures will improve customer experience and the attractiveness of our products, actual claims experience and policy benefits will differ by customer, and any failure to achieve our intended results may adversely impact our results of operations and growth prospects.
Expense Management.   As is typical for a life insurance company, our major expense items include insurance and investment contract benefits which represent the claims and benefits we pay to our policyholders and, to a lesser extent, operating expenses, commission and commission related expenses, finance costs and other expenses. As a relatively young insurance group, we recorded operating expense and commission variance of US$142 million, US$218 million and US$240 million, as outlined in the Actuarial Consultant’s Report, in the years ended December 31, 2018, 2019 and 2020, respectively. For the nine months ended September 30, 2021, we recorded operating expense and commission variance of US$155 million compared to US$175 million in the same period in 2020.
It is typical for a life insurance company in the early growth stages to record expense overruns. We monitor our expense overruns against our expense assumptions, which we set based on a long-term view of our expenditures and historical operating experience, including acquisition and maintenance activities by the reporting segments, and other product-related costs that drive up our spending. As we continue to expand the size of our business operations and further invest in technology, we expect to continue to realize economies of scale and synergies from our businesses and benefit from enhanced operational efficiencies to eliminate our expense overruns over time.
Investment portfolio performance.   We invest the premiums and other income generated from our insurance company in accordance with the key investment objectives defined by our Risk Committee. As of September 30, 2021, our investment portfolio, excluding investments supporting investment linked contracts under which policyholders assume the investment risk, comprised US$43,255 million in investment assets (84.2% of which consisted of fixed income securities). Our results of operations, financial condition and future prospects are affected by the performance of our investment portfolio and our ability to generate a significant level of return from our investments. Market conditions can significantly impact our results and lead to substantial changes from period to period. For example, although we have historically recorded net losses and expect to continue to do so in the future as we continue to grow our business scale and presence and incur related costs, in the nine months ended September 30, 2021, we recorded net profit of US$225 million due to gains on investment returns resulting from short-term fluctuations in investment returns related to equities and property investments and net foreign exchange gains. Our investments’ liquidity is affected by numerous factors, including the existence of suitable buyers and market makers, market sentiment and volatility, the availability and cost of credit and general economic, political and social conditions. There may not be a liquid trading market for some of our investments. Additionally, if we are required to dispose of illiquid assets at short notice, for example to meet policyholder obligations, we could be forced to sell such assets at prices significantly lower than the prices we paid for them. As most of our investments consist of fixed-income securities, we are also exposed to credit risks, in particular the risk that the issuers of such securities may not be able to fulfil their obligations to make their scheduled interest or principal payments.
As of September 30, 2021, 94.5% of our fixed income investment portfolio was rated investment grade, including government bonds and corporate bonds. We had a moderate portion of investments rated below investment grade, primarily because Thailand, the Philippines and Indonesia all have international sovereign debt ratings of BBB by S&P and, as a result, most corporate bonds issued in these markets are below investment grade on an international rating scale. We intend to continue to include certain non-investment grade securities in our investment portfolio if we find such investment opportunities attractive and appropriate.
In general, the investment risk in respect of investments held to back unit-linked contracts is borne by holders of our unit-linked insurance products, such as variable universal life insurance products, whereas the investment risk associated with investments held by participating funds is shared between our policyholders and our shareholders. The investment risk in respect of non-participating products is borne by our shareholders.
Fluctuations in market interest rates, credit risk and equity markets.   Our investment portfolio primarily consists of fixed income investments. As a result, our profitability is affected by changes in market interest rates that impact the level and timing of gains and losses that we make on our fixed income investments. Hong Kong, Thailand and Japan are the markets in which we have the most interest rate exposure through our fixed income investments. We continue to experience a period of low interest rates in all of these jurisdictions. If market interest rates remain low or decline, we may generate less income from our fixed income investments. As instruments in our investment portfolio mature, we may have to reinvest the proceeds from such maturing investments, which were generally purchased in environments where interest rates were higher than current levels, in new investments that bear lower yields. Although rising interest rates could increase our investment income from our fixed income investments, a high interest rate environment may also reduce the market value of these instruments. In addition, higher interest rates could result in increased surrenders and withdrawals of insurance policies and contracts as our policyholders seek other investments with higher perceived returns. This may result in significant cash outflows and may require us to sell our investment assets at a time when the prices of those assets are adversely affected by the increase in market interest rates.
We are also exposed to interest rate risks through certain long-term life insurance policies we underwrite that guarantee a minimum interest or crediting rate to our policyholders established when such products are initially priced. These products expose us to the risk that changes in interest rates may reduce our spread, represented by the difference between the interest rates we are required to pay under such policies and the rate of return we are able to earn on investments supporting our insurance obligations. A reduction in our spread could adversely affect our solvency position in some jurisdictions and our ability to pay our insurance obligations. Our financial condition and results of operations could also be adversely affected if the rate of return on our investments falls below the minimum interest rates we guarantee under those insurance products. To minimize our exposure to interest rate and other market risks and in accordance with our strategy to focus on protection, we had gradually increased the contribution of protection products to our overall sales, from approximately 32% in 2018 to approximately 52% in the nine months ended September 30, 2021.
Fluctuations in equity markets may affect our investment returns and the sale of our unit-linked and universal life insurance products. In particular, in 2020 the COVID-19 outbreak significantly impacted the proper functioning of financial and capital markets, leading to volatility in the global credit and equity markets as well as the value of our investments. Equity securities only comprised 12.5% of our investment portfolio as of September 30, 2021.
Sales of unit-linked insurance products typically decline in periods of protracted or steep declines in equity markets and increase in periods of rising equity markets. In particular, customers may be reluctant to commit to new unit-linked products in times of uncertainty or market volatility, although some customers with regular premium paying policies may choose to maintain their payments of regular premiums as markets decline, following a strategy of dollar cost averaging. Surrenders, premium holidays and withdrawals may increase at times of declining equity markets. In addition, lower investment returns for our unit-linked insurance products would also have a secondary impact on the asset management and other fees we earn, some of which are based on the account balance of these contracts.
Fluctuations in foreign exchange rates.   We currently operate in multiple geographic markets in Asia, including Hong Kong, Macau, Thailand, Cambodia, Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia. Our most significant foreign currency exposure is to the Thai Baht, the Hong Kong Dollar and the Japanese Yen. Please refer to note 30 to the audited consolidated financial statements and note 24 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information. We do not currently hedge our revenues or our net equity position in any of our operating subsidiaries. The effect of exchange rate fluctuations on our local operating results in the markets we operate in could lead to significant fluctuations in our consolidated financial statements upon translation of the results into US dollars. We seek to limit our exposure to foreign exchange rate risk by ensuring that our financial assets are predominantly denominated in the same currencies (or in the case of Hong Kong, US dollars) as our insurance liabilities in each of our geographic markets.
Regulatory environment.   Our business is subject to extensive regulations and oversight by various insurance regulators and other regulatory bodies. The primary purpose of insurance laws and regulations is to protect insurance policyholders, not debtholders or shareholders. Certain of the regulations that we are subject to impose limits on the types of investments that we may make and require us to maintain specified reserves and minimum solvency margin ratios. See “Regulation,” “Risk Factors — Risks Relating to Legal and Regulatory Matters  — We may face challenges in adapting to group-wide supervision under the GWS framework” and “Risk Factors — Risks Relating to Credit, Counterparties and Investments — New solvency standards may affect our capital position.”
In 2019, the Food and Health Bureau launched VHIS in Hong Kong with the goal of creating minimum standards for certified individual medical insurance plans and providing consumers with greater transparency and tax benefits. We are one of the registered providers under VHIS. Since VHIS offers an alternative to the existing medical insurance products, it may result in a decrease in persistency and is expected to continue to have an impact on our operations in Hong Kong in the near term as customers may elect to surrender existing medical policies to buy products under VHIS either from us or another provider.
Until recently, the HKIA supervised certain international insurance groups, including us, through written undertakings provided by these insurance groups. The GWS framework, which came into force on March 29, 2021, empowers the HKIA to (i) designate an insurance holding company to ensure the insurance group’s compliance with GWS’s capital requirements; (ii) apply risk management and governance measures across the insurance group, including a requirement to carry out economic capital assessments and risk and solvency assessments and (iii) set out disclosure requirements that cover risk and governance matters in relation to its insurance group. We have been subject to GWS as a result of our designation by the HKIA since May 14, 2021. We are currently developing a plan for implementation of GWS in consultation with the HKIA. We will comply with the GWS requirements on the basis of a staggered transition plan, which we have agreed with the HKIA. See “ — Solvency and Capital” and “Regulation.”
Our efforts to comply with the evolving regulations across the many jurisdictions we operate in may lead to increased operating and administrative expenses. Additionally, we may need to obtain prior authorization from our regulators before selling new insurance products or making changes in the terms of products we sell in particular jurisdictions. Delays in obtaining such approvals may have an adverse impact on our ability to grow our business and expand the range of products we are able to offer to our customers. Other regulations may limit our ability to engage in certain investment activities, which may restrict our ability to diversify investment risks and enhance the profitability of our investment portfolio.
Competition.   We face significant competition in each of the jurisdictions in which we operate. In particular the life insurance markets in Hong Kong and Southeast Asia are dominated by a relatively small number of large insurers, some of which have greater financial resources and economies of scale than us. In Japan, we face competition from both domestic and foreign-owned life insurance companies and from large domestic financial services providers that either have their own insurance subsidiaries or have entered into cooperation arrangements with major insurance companies. We also face competition from banks and other financial institutions that directly own insurance companies and from smaller insurance companies that may develop a strong position in various market segments in which we operate. Competition may negatively affect our business, financial condition and results of operations by reducing our market share in the jurisdictions in which we operate, decreasing our margins and reducing the growth of our customer base. We seek to differentiate ourselves from our competitors by tailoring our products and services to the needs of fast-growing markets and population segments. However, there is no guarantee that we will be able to compete with our competitors to retain and attract new customers.
Key Performance Indicators
In addition to the information contained in the consolidated financial statements, we have defined and presented below various key performance indicators that we rely upon to evaluate, and in our view provide an alternative measure with which to monitor, our economic, financial and operating performance, and which we use to monitor the underlying performance of the Group and its business and operations, identify trends in our business, and make strategic decisions, including setting performance goals for our executives and senior employees, and being a basis of our compensation program. These measures are not meant to be predictive of future results.
Our key performance indicators measure the scale, growth, profitability and capital of our business. Operating EV, Group EV, EV Equity, VNB, VNB Margin, EV Operating Profit, Operating ROEV and Net UFSG, are actuarially determined estimates that rely upon certain assumptions and estimates made by management. See the Actuarial Consultant’s Report set forth in Appendix I of this prospectus for details of actuarial estimates and assumptions. These indicators may not be comparable to other similarly titled measures of other life insurers or companies, since they are not uniformly defined or calculated, have limitations as analytical tools and should not be considered in isolation, or as alternatives or substitutes for analysis, of our operating results reported under IFRS. Accordingly, you should exercise caution in comparing these measures as reported by us to those of other life insurance companies.
As we discuss in greater detail when defining each measure below, we believe that these measures are useful to investors in evaluating our performance. However, APE is an operational performance measure while Operating EV, Group EV, EV Equity, VNB, VNB Margin, EV Operating Profit, Operating ROEV and Net UFSG are actuarial performance measures and are not indicators recognized under IFRS. You should not consider them as alternatives to financial measures and ratios reported under IFRS. Also, since these are actuarially determined metrics and performance measures, there is no equivalent IFRS measure. Further, as we describe below, TWPI and Adjusted Net Profit / Loss are non-IFRS measures and reconciliation of the same is provided in notes 6.4 and 6.3, respectively, to the audited consolidated financial statements included elsewhere in this prospectus, and in notes 5.4 and 5.3, respectively, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. In addition, you should take into account, unless otherwise stated, that these measures reflect the impact of the acquisitions we have made during the periods covered in this prospectus. The following pages define our key performance indicators, including the usefulness to investors of each of them.
Growth and Value Creation
•
Annualized premium equivalent (“APE”).   APE is an operational performance measure and consists of the sum of 10% of single premiums and 100% of annualized first year premiums for all new policies, before reinsurance ceded. Consistent with the customary industry practice, a factor of 10% is applied to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums. APE provides an indicative volume measure of new policies issued in the relevant period and thereby an indicator of how much new business sales we are able to generate in any period. For our takaful business, APE refers to annualized contribution equivalent. Further, since APE is an operational performance measure for our new business, we also mention the growth rates on a CER basis in addition to an actual exchange rate (“AER”) basis.

•
Value of new business (“VNB”).   VNB, an actuarial performance measure, represents the value to shareholders arising from the new business issued during the relevant reporting period. It reflects the present value, measured at point of sale, of future net-of-tax profits on a local statutory basis less the corresponding cost of capital. VNB is calculated quarterly, based on assumptions applicable at the start of each quarter. VNB is a useful metric to help understand the profitability of our new business. Further, since VNB is a key actuarial performance measure for our new business, we also mention the growth rates on a CER basis in addition to an AER basis.
•
Operating embedded value (“Operating EV”).   Due to the long-tail nature of insurance policies with substantial future income expected to arise from in-force insurance policies, embedded value (“EV”) is a commonly adopted method of measuring the economic value of a life insurance company. EV is an actuarial method of measuring the consolidated value of shareholders’ interests in the existing business of an insurance company. It is an actuarial performance measure and an estimate of the economic value of a life insurance company based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business. Operating EV reflects the consolidated EV of our operating entities. It excludes corporate net assets, allowance for Group Office unallocated expenses and adjustments for financing.

•
Group embedded value (“Group EV”).   Group EV, an actuarial performance measure, represents the consolidated EV of our Group and is presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.

•
Embedded value equity (“EV Equity”).   EV Equity, an actuarial performance measure, is defined to be the equity attributable to shareholders, and reflects the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders. It is presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities. EV Equity allows us to measure the total equity attributable to shareholders on an actuarial basis.

Profitability and Scale
•
Total weighted premium income (“TWPI”).   TWPI, a non-IFRS measure, consists of 10% of single premiums, 100% of first year regular premiums and 100% of renewal premiums across all business lines, before reinsurance ceded, and includes deposits and contributions for contracts that are accounted for as deposits in accordance with our accounting policies. Consistent with customary industry practice, a factor of 10% is applied to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums. TWPI provides an indicative volume measure of transactions undertaken in the relevant period that have the potential to generate profits for the shareholders. See note 6.4 to the audited consolidated financial statements included elsewhere in this prospectus for more information.

•
Adjusted operating profit before tax.   Adjusted operating profit before tax, a non-IFRS measure, consists of profit/(loss) from continuing operations after tax adjusted to exclude (i) net loss of our company and its financing subsidiaries, PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited (the “Financing Entities”), assuming the Reorganization was completed as of January 1, 2018 as these were principally financing and treasury related costs that were shareholder related that did not form part of the Group overseen by FWD management, (ii) tax, (iii) short-term fluctuations in investment return related to equities and property investments and other non-operating investment return, (iv) finance costs related to borrowings and long-term payables, (v) amortization of VOBA, (vi) mergers and acquisitions (“M&A”), business set-up and restructuring-related costs, (vii) costs relating to this offering, including incentive costs, and (viii) any other non-operating items which, in our view, should be disclosed separately to enable a meaningful understanding of our financial performance. Adjusted operating profit before tax, a non-IFRS measure, enhances the understanding and comparability of the Group’s performance and that of its operating segments on an ongoing basis. The Group considers that trends can be more clearly identified without the significant impact of the amortization of VOBA, the one-off costs of integration activities and the costs of servicing debt used to finance acquisition activities, and the fluctuating effects of other non-operating items which are largely dependent on market factors.

•
Net profit/ loss and Adjusted net profit / loss.   Adjusted net profit / loss, a non-IFRS measure, is net profit / loss adjusted to exclude net profit / loss to our company and Financing Entities, assuming the Reorganization was completed as of January 1, 2018 as these were principally financing and treasury related costs that were shareholder related that did not form part of the Group overseen by FWD management. See note 1.2.2 and note 6.3 to the audited consolidated financial statements included elsewhere in this prospectus. Management views adjusted net profit / loss as a more relevant measure of our net profits / losses as it gives pro forma effect to the Reorganization and should be read in conjunction with net profit / loss which reflects the actual net profit / loss incurred based on the organization structure in the relevant periods.
•
Embedded value operating profit (“EV Operating Profit”).   EV Operating Profit is an actuarial performance measure that reflects the change in EV over the relevant period, adjusted for movements relating to acquisitions, partnerships and discontinued business, economic variance, economic assumption change, non-operating variance, capital movements, corporate adjustments, financing and foreign exchange movement. It comprises expected returns on EV, VNB, operating variance, and the impact of operating assumption changes. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as Business Units are still in their growth phase and have not achieved economies of scale. EV Operating Profit allows us to measure the profits generated from our operating units on an actuarial basis.

Capital
Net underlying free surplus generation (“Net UFSG”).   Net UFSG is an actuarial performance measure and represents the underlying free surplus generation (“UFSG”), allowing for the free surplus used to fund new business. It excludes investment return variances and other items such as the impact of acquisitions, new partnerships and discontinued business, capital movements and impact of financing. Free surplus is defined as the excess of adjusted net worth, i.e. adjusted statutory net asset value attributable to shareholders, over the required capital. Adjusted net worth comprises of the statutory net asset value, reflecting the excess of assets over policy reserves and other liabilities reported on a local regulatory basis plus/minus mark-to-market adjustments for assets that have not been held on a market value basis minus the value of intangible assets. We believe that this serves as a useful adequate measure of the quality of our in-force business and hence the ability to generate cash.
Ratios
Growth and Value Creation
•
VNB Margin.   VNB Margin is an actuarial performance measure and measures the profitability of our new business and is equal to VNB expressed as a percentage of APE for the relevant period.

Profitability and Scale
•
Expense ratio.   Measures our ability to manage our cost base as we grow our business and is measured as operating expenses divided by TWPI for the relevant period.

•
Operating ROEV.   Operating ROEV is an actuarial performance measure and measures the return generated by our in-force business and new business and is defined as the ratio of EV Operating Profit to the opening Group EV for the relevant period. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as Business Units are still in their growth phase and have not achieved economies of scale.

The following table sets forth our key performance indicators for the periods indicated:
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,		2018-2020 CAGR	9M20-9M21 YoY
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
Growth & Value Creation
Annualized Premium Equivalent (APE)(1)	1,055	1,125	1,692	1,107	1,086	26.6%	(1.9)%
Value of New Business (VNB)(2)	648	498	617	375	511	(2.4)%	36.2%
Operating Embedded Value (Operating EV)(2)	4,251	7,048	8,479	N/A	8,655	41.2%	N/A

	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,		2018-2020 CAGR	9M20-9M21 YoY
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
Group Embedded Value (Group EV)(2)(3)	2,666	1,463	3,761	N/A	4,387	18.8%	N/A
Embedded Value Equity (EV Equity)(2)(3)	4,275	4,845	7,110	N/A	7,671	29.0%	N/A
Profitability & Scale
Total Weighted Premium Income (TWPI)(4)	3,810	4,655	6,546	4,858	5,229	31.1%	7.6%
Net Profit / (Loss)(5)	(196)	(332)	(252)	(353)	225	N/A	N/A
Adjusted Operating Profit Before Tax(4)	39	29	101	83	135	60.9%	62.7%
Adjusted Net Profit / (Loss)(4)(5)	(196)	(330)	(216)	(328)	225	N/A	N/A
Embedded Value (EV) Operating Profit(2)(6)	822	772	1,010	678	798	10.8%	17.8%
Capital
Net Underlying Free Surplus Generation (Net UFSG)(2)	(92)	182	248	14	(36)	N/A	N/A
Ratios:
Growth & Value Creation
VNB Margin(2)(7)	61.4%	44.2%	36.5%	33.9%	47.1%	N/A	N/A
Profitability & Scale
Expense Ratio(8)	16.8%	17.8%	14.7%	14.2%	13.2%	N/A	N/A
Operating ROEV(9)	45.6%	29.0%	69.0%	66.1%	29.2%	N/A	N/A
Pro forma Operating ROEV(9)(10)	N/A	N/A	– %	N/A		N/A	N/A

Except for TWPI, Adjusted Operating Profit Before Tax, Net Profit / (Loss), Adjusted Net Profit / (Loss) and Expense Ratio for 2018, 2019 and 2020, all other numbers in the table above are unaudited.
(1)
Operational performance measure. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II.

(2)
Actuarial performance measures. See the Actuarial Consultant’s Report set forth in Appendix I and the Addendum thereto set forth in Appendix II.

(3)
Presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.

(4)
Non-IFRS measures. See note 6.2, note 6.3 and note 6.4 to the audited consolidated financial statements and note 5.1, note 5.2 and note 5.3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

(5)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Key Performance Indicators — Profitability and Scale — Net Profit / (Loss) and Adjusted Net Profit / (Loss).”

(6)
Presented before allowing for operating expense and commission variance.

(7)
VNB Margin is defined as VNB expressed as a percentage of APE for the relevant period.

(8)
Expense ratio is defined as operating expenses expressed as a percentage of TWPI for the relevant period.

(9)
Actuarial performance measure. Operating ROEV is defined as the ratio of EV Operating Profit to the opening Group EV for the relevant period. The results have been presented before allowing for operating expense and commission variance as these are considered as short term variances as business units are still in their growth phase and have not achieved economies of scale. Figures for the nine months ended September 30, 2020 and September 30, 2021 are calculated on a compounded interest basis. See the Actuarial Consultant's Report set forth in Appendix I and the Addendum thereto set forth in Appendix II for details of EV Operating Profit and Group EV.

(10)
Pro forma shown for net proceeds from this offering of US$   – US$  , which impacts the Group EV by the same amount. Pro forma Operating ROEV is the ratio of EV Operating Profit to the sum of reported Group EV and net proceeds from this offering. For the year ended December 31, 2020, pro forma Operating ROEV, in addition to net proceeds from this offering, also gives effect to the increase in equity due to transactions in May 2021. See “Our History and Corporate Structure —  Pre-IPO Investments in our company” for details.
Discussion of Key Performance Indicators
The discussion below of our key performance indicators is focused on our geographical market reporting segments.
Growth and Value Creation — APE
Our APE, an operational performance measure, decreased by 1.9% (2.1% on a CER basis) from US$1,107 million in the nine months ended September 30, 2020 to US$1,086 million in the same period in 2021, as a result of the strong growth in Hong Kong and Emerging Markets, including from the acquisitions in Vietnam and Indonesia, which was more than offset by the decline in Thailand and Japan, due to our ongoing strategic efforts to change the product mix towards protection and higher margin savings products, the termination of the TMB partnership in Thailand and the pivot away from COLI to focus primarily on individual business in Japan.
Our APE increased by 50.4% (49.3% on a CER basis) from US$1,125 million in 2019 to US$1,692 million in 2020, primarily due to (i) the full year contribution from our bancassurance sales through SCB in Thailand, (ii) strong growth in the onshore business in Hong Kong and individual business in Japan, (iii) our success in capturing substantial growth opportunities in Emerging Markets, and (iv) our systematic roll-out of various digital tools across our markets that enabled strong new business growth, which was partially offset by the impact of the COVID-19 pandemic, in particular on the sales to MCVs in Hong Kong and the reduced demand for COLI products in Japan due to changes in taxation rules.
Our APE increased by 6.6% (5.2% on a CER basis) from US$1,055 million in 2018 to US$1,125 million in 2019, due to (i) primarily, the increase in new business sales supported by our digital-driven, multi-channel customer acquisition and engagement strategies through innovative digital tools and platforms and (ii) partly, our acquisition of SCB Life in September 2019. Our APE grew at a CAGR of 26.6% (25.1% on a CER basis) from 2018 to 2020.
The following table presents the APE achieved by our Hong Kong (and Macau), Thailand (and Cambodia), Japan and Emerging Markets market segments for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Hong Kong (and Macau)	367	431	372	256	366
Thailand (and Cambodia)	207	266	616	508	361
Japan	367	270	507	209	156
Emerging Markets	114	157	197	135	204
Total APE	1,055	1,125	1,692	1,107	1,086
To give a better representation of the performance of our underlying business, we also present Underlying APE. For the years ended December 31, 2018, 2019 and 2020, Underlying APE is the APE for the relevant periods excluding, as applicable, the impacts of (i) our acquisitions and associated partnerships —  SCB and other distribution networks of SCB Life, FWD Takaful, PT Bank Commonwealth and other distribution networks of PT Commonwealth Life and VCB, (ii) the discontinued TMB partnership in Thailand which ended on December 31, 2020, (iii) the discontinued employee benefits business in Singapore, (iv) COLI business in Japan which was impacted by taxation rule changes, and (v) the one-off retrocession reinsurance between Swiss Re and FWD Reinsurance for a block of in-force life and health business in Japan in 2020. For the nine months ended September 30, 2020 and 2021, Underlying APE is the APE for the relevant periods excluding, as applicable, the impacts of (i) our acquisitions and associated partnerships  — PT Bank Commonwealth and other distribution networks of PT Commonwealth Life, VCB and 29.9% stake in BRI Life, (ii) the discontinued TMB partnership in Thailand which ended on December 31, 2020, and (iii) COLI business in Japan which was impacted by taxation rule changes.

The following table presents our Underlying APE as reconciled with the APE for the relevant periods:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
APE	1,055	1,125	1,692	1,107	1,086
Less: Acquisitions/Partnerships and Discontinued Businesses
Thailand – SCB(1)	—	57	434	N/A	N/A
Thailand – TMB	150	139	86	67	—
Emerging Markets(2)	7	23	49	17	53
Less: Japan – COLI	320	176	149	120	56
Less: Japan – Retrocession Reinsurance	—	—	236	—	—
Underlying APE	578	730	739	903	977

(1)
For 2018 and 2019, business generated through SCB and other distribution networks of SCB Life. Not deducted for Underlying APE in 2020, the nine months ended September 30, 2020 and the nine months ended September 30, 2021 as the SCB transaction was completed in 2019.

(2)
For 2018, 2019 and 2020, business generated through (i) FWD Takaful, PT Bank Commonwealth, other distribution networks of PT Commonwealth Life and VCB, and (ii) the employee benefits business in Singapore. For the nine months ended September 30, 2020 and September 30, 2021, business generated through PT Bank Commonwealth, other distribution networks of PT Commonwealth Life, VCB, and 29.9% stake in BRI Life — FWD Takaful and the employee benefits business are not excluded, as FWD Takaful was acquired in 2019 and the employee benefits business in Singapore was disposed of in 2019.

Our Underlying APE grew by 8.2% (7.8% on a CER basis) from US$903 million in the nine months ended September 30, 2020 to US$977 million in the same period in 2021, by 1.1% (0.6% on a CER basis) from US$730 million in 2019 to US$739 million in 2020 and by 26.4% (25.6% on a CER basis) from US$578 million in 2018 to US$730 million in 2019, reflecting the growth of our underlying business from the various initiatives we have undertaken across product innovation, channel optimization and digitalization and, in particular for the nine-month period ended September 30, 2021, from growth in Hong Kong. Our Underlying APE grew at a CAGR of 13.1% (12.4% on a CER basis) from 2018 to 2020.
Growth and Value Creation — VNB
Our VNB, an actuarial performance measure, increased by 36.2% (35.9% on a CER basis) from US$375 million in the nine months ended September 30, 2020 to US$511 million in the same period in 2021, primarily due to the change in product mix to be more protection oriented, which resulted in higher profitability and, in particular, in Thailand and Japan where, while our APE declined, VNB increased, reflecting a significant change in product mix towards more profitable products as well as the acquisitions in Vietnam and Indonesia.
Our VNB increased by 24.0% (22.4% on a CER basis) from US$498 million in 2019 to US$617 million in 2020, primarily due to business growth driven by our continued focus on innovation, proprietary digital tools and data analytics to enhance, extend and empower our distribution channels, increased contribution of protection products to the overall portfolio and the full year contribution to our sales by our partnership with SCB, which was partially offset by (i) lower VNB in Hong Kong due to lower sales to MCVs as a result of the travel restrictions resulting from the COVID-19 pandemic, (ii) lower VNB in Japan from COLI product sales as a result of changes in the taxation rules in 2019, and (iii) winding down of our bancassurance partnership with TMB in Thailand as we commenced our partnership with SCB.
Our VNB decreased by 23.2% (24.2% on a CER basis) from US$648 million in 2018 to US$498 million in 2019, primarily due to changes in the taxation rules in Japan which reduced the demand for COLI products in 2019 and a decrease in VNB Margin in Thailand due to the continuation of a low interest rate environment. However, we successfully shifted the product mix to focus on protection sales. Excluding COLI sales, VNB grew by 27.6% (25.9% on a CER basis) during the same period, primarily due to (i) business growth driven by our innovative efforts to better address our customers’ protection needs, including pioneering a variety of first-to-market products that offered unbundled and affordable protection to customers and simple, easy-to-understand protection policies that appeal to a broad customer base, (ii) margin improvements in Hong Kong (and Macau) from the increased sales of protection products, and (iii) higher sales volume of individual products in Japan. Our protection ratio, which for each product is calculated by dividing the present value of mortality and morbidity benefits expected to be paid on account of the product by the present value of all customer benefits expected to be paid on account of the product, increased from approximately 32% in 2018 to approximately 55% in 2020 (approximately 51% excluding the effect of one-off retrocession reinsurance in Japan). Excluding the impact of the TMB partnership which we terminated on December 31, 2020 and one-off retrocession reinsurance in Japan in the second half of 2020, our protection ratio was approximately 31% in 2018 and 52% in 2020. Our protection ratio increased from approximately 48% in the nine months ended September 30, 2020 to approximately 52% in the nine months ended September 30, 2021, thereby reflecting the success of our continued efforts to increase the protection mix of our products. Our protection ratio has grown primarily due to our concerted effort and continuous focus on better addressing our customers’ protection needs. We have also consistently implemented our protection strategy across all markets, including (i) pioneering a variety of protection products, which are easy to understand and affordable, (ii) revamping our existing protection products and introducing new protection products to meet customers’ needs, (iii) equipping our distribution partners with continuous training to be aware of market development and better understand customers’ protection needs and (iv) introducing easy-to-understand policies to help customers to be more aware of the insurance coverage and ultimately improving the onboarding process.
Additionally, our Protection VNB, which is also an actuarial performance measure, measures the protection component of our total VNB and is calculated by aggregating product level Protection VNB, grew at a CAGR of approximately 29% (approximately 27% on a CER basis) from US$206 million in 2018 to US$342 million in 2020. Excluding the impact of one-off retrocession reinsurance in Japan, our Protection VNB in 2020 was US$286 million and our CAGR from 2018 to 2020 would be approximately 18% (approximately 16% on a CER basis). Excluding the impact of both TMB partnership, which we terminated on December 31, 2020, and one-off retrocession reinsurance in Japan, our Protection VNB grew at a CAGR of approximately 22% from US$186 million in 2018 to US$279 million in 2020. Our Protection VNB growth was particularly strong in 2020 at approximately 55% year-over-year (approximately 53% on a CER basis or approximately 34% (approximately 32% on a CER basis) excluding the impact of both the TMB partnership and one-off retrocession reinsurance in Japan) as we integrated SCB and changed the product mix to be more protection oriented. Further, despite the impact of COVID-19 in 2020, while we witnessed a decline of approximately 13% in Protection VNB in the first quarter of 2020 as compared to the first quarter of 2019, we grew by approximately 29%, 76% and 116% in the second, third and fourth quarters of 2020 and by approximately 64%, 63% and 20% in the first, second and third quarters of 2021, respectively, on a year-over-year basis. Our Protection VNB also increased by approximately 46% (approximately 46% on a CER basis) from US$182 million in the nine months ended September 30, 2020 to US$266 million in the nine months ended September 30, 2021. Excluding the TMB partnership which we terminated on December 31, 2020, our Protection VNB grew by approximately 50% from US$177 million in the nine months ended September 30, 2020 to US$266 million in the nine months ended September 30, 2021.
The following table presents our VNB for each of our reporting segments and our VNB Margin for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Hong Kong (and Macau)	130	170	167	98	148
Thailand (and Cambodia)	72	65	183	137	174
Japan	408	210	188	90	100
Emerging Markets	38	52	79	51	89
Total VNB	648	498	617	375	511
VNB Margin	61.4%	44.2%	36.5%	33.9%	47.1%

Similar to Underlying APE, we also present VNB on an underlying basis (“Underlying VNB”) to provide a better representation of the growth of the VNB of our underlying business. For the years ended December 31, 2018, 2019 and 2020, Underlying VNB is the VNB for the relevant periods excluding, as applicable, the impacts of (i) our acquisitions and associated partnerships – SCB and other distribution networks of SCB Life, FWD Takaful, PT Bank Commonwealth and other distribution networks of PT Commonwealth Life and VCB, (ii) the discontinued TMB partnership in Thailand which ended on December 31, 2020, (iii) the discontinued employee benefits business in Singapore, (iv) COLI business in Japan which was impacted by taxation rule changes, and (v) the one-off retrocession reinsurance between Swiss Re and FWD Reinsurance for a block of in-force life and health business in Japan in 2020. For the nine months ended September 30, 2020 and 2021, Underlying VNB is the VNB for the relevant periods excluding, as applicable, the impacts of (i) our acquisitions and associated partnerships –PT Bank Commonwealth and other distribution networks of PT Commonwealth Life, VCB and 29.9% stake in BRI Life, (ii) the discontinued TMB partnership in Thailand which ended on December 31, 2020, and (iii) COLI business in Japan which was impacted by taxation rule changes.
The following table presents our Underlying VNB as reconciled with the VNB for the relevant periods:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
VNB	648	498	617	375	511
Less: Acquisitions/Partnerships and Discontinued Businesses
Thailand – SCB(1)	—	11	127	N/A	N/A
Thailand – TMB	56	34	20	15	—
Emerging Markets(2)	2	3	19	5	20
Less: Japan – COLI	363	134	38	27	20
Less: Japan – Retrocession Reinsurance	—	—	56	—	—
Underlying VNB	227	316	358	329	471
Underlying VNB Margin	39.2%	43.2%	48.5%	36.4%	48.2%

(1)
For 2018 and 2019, business generated through SCB and other distribution networks of SCB Life. Not deducted for Underlying VNB in 2020, the nine months ended September 30, 2020 and the nine months ended September 30, 2021 as the SCB transaction was completed in 2019.

(2)
Business generated through (i) FWD Takaful, PT Bank Commonwealth, other distribution networks of PT Commonwealth Life and VCB, and (ii) the employee benefits business in Singapore. For the nine months ended September 30, 2020 and September 30, 2021, business generated through PT Bank Commonwealth, other distribution networks of PT Commonwealth Life, VCB, and 29.9% stake in BRI Life — FWD Takaful and the employee benefits business are not excluded, as FWD Takaful was acquired in 2019 and the employee benefits business in Singapore was disposed of in 2019.

Our Underlying VNB increased by 43.2% (42.8% on a CER basis) from US$329 million in the nine months ended September 30, 2020 to US$471 million in the same period in 2021, by 13.5% (12.4% on a CER basis) from US$316 million in 2019 to US$358 million in 2020 and by 39.4% (38.5% on a CER basis) from US$227 million in 2018 to US$316 million in 2019, primarily due to the strong growth of our underlying business and continued shift to higher margin products. Our Underlying VNB grew at a CAGR of 25.8% (24.8% on a CER basis) from 2018 to 2020. Accordingly, our Underlying VNB Margin, also an actuarial performance measure, was 39.2%, 43.2%, 48.5% and 48.2% in 2018, 2019 and 2020 and the nine months ended September 30, 2021, respectively.
For additional discussion of VNB and Protection VNB by reporting segments, see “— Segment Information.”
Growth and Value Creation — Operating EV, Group EV and EV Equity
Our Operating EV, an actuarial performance measure, increased by 2.1% from US$8,479 million in 2020 to US$8,655 million in the nine months ended September 30, 2021 due to the value generation from unwinding our in-force policies, and new business growth across our reporting segments. Our Operating EV increased by 20.3% from US$7,048 million in 2019 to US$8,479 million in 2020 due to the continued value generation from unwinding of our in-force policies, and new business growth across our reporting segments. Our Operating EV increased by 65.8% from US$4,251 million in 2018 to US$7,048 million in 2019 as a result of the acquisition of SCB Life in addition to the same reasons above.
Our Group EV, an actuarial performance measure, increased by 16.7% from US$3,761 million in 2020 to US$4,387 million in the nine months ended September 30, 2021 primarily due to the US$1 billion of capital raised in first six months of 2021, see “Our History and Corporate Structure — Pre-IPO Investments in our company” for details, partially offset by the negative impact of US$475 million from foreign exchange movement, largely driven by the strengthening of the US Dollar against the Japanese Yen and Thai Baht. Our Group EV increased by 157.1% from US$1,463 million in 2019 to US$3,761 million in 2020 due to the increase in our Operating EV and the capital raised by the Group through capital injections. Our Group EV decreased by 45.1% from US$2,666 million in 2018 to US$1,463 million in 2019, primarily as the increase in Operating EV was offset by the cost of acquiring new entities and partnerships, which was funded through financing.
Our EV Equity, an actuarial performance measure, increased by 7.9% from US$7,110 million in 2020 to US$7,671 million in the nine months ended September 30, 2021 primarily due to the US$1 billion of capital raised in first six months of 2021, see “Our History and Corporate Structure — Pre-IPO Investments in our company” for details, partially offset by the negative impact of US$475 million from foreign exchange movement, largely driven by the strengthening of the US Dollar against the Japanese Yen and Thai Baht. Our EV Equity increased by 46.8% from US$4,845 million in 2019 to US$7,110 million in 2020 and by 13.3% from US$4,275 million in 2018 to US$4,845 million in 2019. The increase in our EV Equity in 2020 was primarily due to the capital injection in the amount of US$2,408 million and the increase in our Operating EV in 2020.
The following table presents our Operating EV, Group EV and EV Equity for the periods indicated:
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Operating EV	4,251	7,048	8,479	8,655
Group EV(1)	2,666	1,463	3,761	4,387
EV Equity(1)	4,275	4,845	7,110	7,671

(1)
Presented on a net of financing basis. Financing for this purpose includes debt held and comprises borrowings and perpetual securities.

Profitability and Scale — TWPI
Our TWPI, a non-IFRS measure, increased by 7.6% from US$4,858 million in the nine months ended September 30, 2020 to US$5,229 million in the same period in 2021 primarily due to the revenue from in-force policies across our reporting segments and growth from acquisitions, specifically:
•
Hong Kong (and Macau):   TWPI increased due to our acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in 2020.

•
Thailand (and Cambodia):   TWPI increased due to the continued focus on building value in our new business portfolio by focusing on protection and higher margin savings products.

•
Japan:   TWPI increased due to growth in individual product sales as we continued to pivot away from COLI products, the sale of which was impacted due to changes in taxation rules.

•
Emerging Markets:   TWPI increased due to growth in all our markets, and in particular strong top-line growth in Indonesia, Vietnam and the Philippines, and traction in acquired distribution channels.

Our TWPI increased by 40.6% from US$4,655 million in 2019 to US$6,546 million in 2020, primarily due to the growth of our new business sales and revenue from in-force policies across our reporting segments, specifically:
•
Hong Kong (and Macau):   TWPI increased due to (i) strong growth in renewal premiums, which was primarily driven by strong sales in 2019, and new business sales to onshore customers and (ii) our acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in 2020, which was partially offset by a decline in demand for our products from MCVs primarily due to the COVID-19 pandemic and the border control measures in responses to it.

•
Thailand (and Cambodia):   TWPI increased due to strong growth driven by (i) our acquisition of SCB Life, which contributed only one quarter of premiums in 2019 compared to a full year of premiums in 2020 and (ii) organic new business growth across our distribution channels, which was partially offset by the decline in sales through our TMB partnership which ceased on December 31, 2020.

•
Japan:   TWPI increased due to increased individual product sales and one-off retrocession reinsurance with Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020, which were partially offset by reduced demand for COLI products and our strategic shift away from COLI to individual products as result of the tax rule change in February 2019, which significantly reduced COLI-related tax benefits for corporate customers.

•
Emerging Markets:   We experienced double-digit growth in TWPI in all markets, due to strong top-line growth, particularly from renewal premiums in Indonesia and the Philippines, and traction in newly acquired distribution channels.

Our TWPI increased by 22.2% from US$3,810 million in 2018 to US$4,655 million in 2019, primarily due to the growth of our new business sales and revenue from in-force policies and partly from our acquisitions, particularly of SCB Life in Thailand.
The following table presents the TWPI achieved by each of our Hong Kong (and Macau), Thailand (and Cambodia), Japan and Emerging Markets market segments for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Hong Kong (and Macau)	1,183	1,443	1,730	1,195	1,390
Thailand (and Cambodia)	795	1,140	2,255	1,710	1,750
Japan	1,655	1,801	2,131	1,660	1,666
Emerging Markets	177	271	430	293	423
Total TWPI	3,810	4,655	6,546	4,858	5,229
For a reconciliation of TWPI to premiums and fee income in the consolidated income statement, see note 6 to the audited consolidated financial statements and note 5 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Profitability and Scale — Net Profit / (Loss) and Adjusted Net Profit / (Loss)
We recorded net losses of US$196 million, US$332 million, US$252 million and US$353 million for 2018, 2019 and 2020 and the nine months ended September 30, 2020, respectively, primarily due to (i) increases in financing costs, which reflect additional bank borrowings in 2020 and the interest on bank borrowings, subordinated notes and guaranteed notes issued in mid- to late-2019, and (ii) one-off acquisition and related integration costs, costs in relation to this offering and implementation costs for IFRS 9 and 17 and GWS, which were partially offset by gains in short-term fluctuations in investment returns. In particular, in 2019 the increase in net loss was also due to increased expenses from the implementation of our digital initiatives and from the cost of integrating our acquired businesses that did not form part of the Group overseen by FWD management (i.e., the Financing Entities). See“— Factors and Trends Affecting our Results of Operations — Expense Management.” The net profit in the nine months ended September 30, 2021 was

US$225 million compared to net loss of US$353 million in the same period in 2020, primarily due to the higher investment income from asset growth and fair value gains on our equity portfolio, and the decline in our expense ratio across segments. See “— Factors and Trends Affecting our Results of Operations — Investment portfolio performance.”
To provide a more reliable representation of our net loss, we look at adjusted net loss, which is a non- IFRS measure that excludes the net loss of our company and Financing Entities, assuming the Reorganization was completed as of January 1, 2018 as these were principally financing and treasury related costs that were shareholder related that did not form part of the Group overseen by FWD management — see note 1.2.2 and note 6.3 to the audited consolidated financial statements and note 5.3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information. We recorded an adjusted net loss of US$196 million, US$330 million, US$216 million and US$328 million for 2018, 2019 and 2020 and the nine months ended September 30, 2020, respectively, due to factors affecting net loss as mentioned above and the change in net loss to our company and Financing Entities, which is the adjustment item for the Reorganization — See note 1.2.2 and note 6.3 to the audited consolidated financial statements and note 5.3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. The net loss of our company and Financing Entities excluded from adjusted net loss principally comprised financing costs related to bank borrowings and guaranteed notes that were novated and transferred to a related third party as part of the Reorganization.
The adjusted net profit in the nine months ended September 30, 2021 was US$225 million compared to adjusted net loss of US$328 million in the same period in 2020, due to the factors affecting net profit / (loss) as mentioned above and no adjustment for net loss to our company and Financing Entities in the nine months ended September 30, 2021 as the relevant steps under the Reorganization were completed in 2020. See “— Factors and Trends Affecting our Results of Operations — Expense Management” and “— Factors and Trends Affecting our Results of Operations — Investment portfolio performance.”
The following table presents our Adjusted Net Profit / (Loss) as reconciled with our net profit / (loss) in for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Net profit/(loss)	(196)	(332)	(252)	(353)	225
Less:
Net loss of the Company and Financing Entities	—	2	36	25	—
Interest income	—	(1)	(1)	(1)	—
General expenses	—	1	1	—	—
Finance costs	—	2	36	26	—
Adjusted net profit/(loss)(1)	(196)	(330)	(216)	(328)	225

(1)
Non-IFRS measure.

Profitability and Scale — Adjusted Operating Profit Before Tax
Our adjusted operating profit before tax, a non-IFRS measure, decreased from US$39 million in 2018 to US$29 million in 2019, but increased to US$101 million in 2020, as we increasingly benefitted from economies of scale and to a lesser extent, an increase in net premiums, fee income and other operating revenue, as well as an improvement in investment return. Our adjusted operating profit before tax increased from US$83 million in the nine months ended September 30, 2020 to US$135 million in the same period in 2021 due to the same reasons.
The implementation costs for IFRS 9 and 17 and GWS relate to the preparation for the requirements arising from IFRS 9 and 17 and GWS. IFRS 9 and 17 will be effective on January 1, 2023 and GWS became effective in May 2021 with a transitional arrangement to full implementation in 2023. Implementation costs for IFRS 9 and 17 and GWS have increased from US$5 million in 2018 to US$18 million in 2019 and to US$24 million in 2020, and increased slightly from US$18 million in the nine months ended September 30, 2020 to US$21 million in the nine months ended September 30, 2021. These costs are expected to be minimal from 2023 onwards. Excluding the impact of these one-off implementation costs, adjusted operating profit before tax increased from US$44 million in 2018 to US$47 million in 2019 and US$125 million in 2020, and from US$101 million for the nine months ended September 30, 2020 to US$156 million for the nine months ended September 30, 2021.
•
Hong Kong (and Macau):   Adjusted operating profit before tax was US$130 million, US$128 million and US$141 million in 2018, 2019 and 2020, respectively. The increase in 2020 compared to 2019 was driven by increased investment returns from the expansion of our investment portfolio, which was partially offset by an increase in operating expenses in 2020 reflecting the consolidation of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited, which we acquired in 2020. Adjusted operating profit before tax increased to US$130 million in the nine months ended September 30, 2021 from US$94 million in the same period in 2020, primarily due to the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in 2020 and higher investment returns resulting from growth in our asset base.

•
Thailand (and Cambodia):   Adjusted operating profit before tax remained relatively stable at US$48 million and US$41 million in 2018 and 2019, and increased to US$86 million in 2020, reflecting the increased profits from SCB Life and our disciplined expense management. Investment return increased due to higher average invested assets, and was partially offset by the de-risking of our investment portfolio and the continuation of the low-interest rate environment. Operating expenses increased, reflecting a full year of SCB Life’s contribution following its acquisition, which were partially offset by our disciplined expense management across the business. Adjusted operating profit before tax increased to US$97 million in the nine months ended September 30, 2021 from US$70 million in the same period in 2020, primarily as a result of continued disciplined expense management combined with improvements in investment return.

•
Japan:   Adjusted operating profit before tax was US$56 million, US$71 million and US$100 million in 2018, 2019 and 2020, respectively, reflecting increased sales of profitable term insurance products, our shift of focus to individual protection products towards the end of 2019 and restructuring of the investment portfolio by reallocating investments from lower-yield bonds to foreign investment grade credit and high-yield bonds. Adjusted operating profit before tax increased to US$89 million in the nine months ended September 30, 2021 from US$79 million in the same period in 2020, due to the significant decline in our expense ratio as we cut down fixed costs associated with COLI, the sales of which were impacted by the taxation rule changes and which we have been pivoting away from.

•
Emerging Markets:   Adjusted operating loss before tax was US$81 million, US$98 million and US$87 million in 2018, 2019 and 2020, respectively, reflecting the loss-making position of the segment as we are in the process of scaling up our operations in the relevant markets and due to the increased costs associated with new business sales resulting from our fast growth. Adjusted operating loss before tax in the nine months ended September 30, 2021 was US$75 million compared to US$73 million in the same period in 2020 for the same reasons.

The following table presents adjusted operating profit/(loss) before tax for each of our reporting segments for the periods indicated:

	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Hong Kong (and Macau)	130	128	141	94	130
Thailand (and Cambodia)	48	41	86	70	97
Japan	56	71	100	79	89
Emerging Markets	(81)	(98)	(87)	(73)	(75)
Corporate and Others	(109)	(95)	(115)	(69)	(85)
Segmental adjusted operating profit before tax(1)	44	47	125	101	156
Implementation costs for IFRS 9 and 17 and Group-wide Supervision	(5)	(18)	(24)	(18)	(21)
Adjusted operating profit before tax(1)	39	29	101	83	135

(1)
Non-IFRS measures. See notes 5.2, 6.2, 6.3 and 6.4 to the audited consolidated financial statements and notes 5.1, 5.2, 5.3 and 5.4 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

Profitability and Scale — EV Operating Profit
Our EV Operating Profit, an actuarial performance measure, increased from US$678 million in the nine months ended September 30, 2020 to US$798 million in the same period in 2021, primarily due to the growth in VNB and returns from our in-force business. Our EV Operating Profit increased from US$772 million in 2019 to US$1,010 million in 2020 due to strong expected returns from our in-force business and the growth in VNB. It decreased from US$822 million in 2018 to US$772 million in 2019, primarily due to a reduction in VNB as the sales of COLI business in Japan declined on account of the taxation rule changes in 2019.
Capital — Net UFSG
Our Net UFSG, an actuarial performance measure, changed from US$14 million in the nine months ended September 30, 2020 to a consumption of US$36 million in the nine months ended September 30, 2021 due to the higher new business strain in Hong Kong, which was driven by higher campaign costs required to sustain sales momentum under a prolonged COVID environment, partially offset by the change in product mix.
Our Net UFSG, an actuarial performance measure, increased from US$182 million in 2019 to US$248 million in 2020, primarily due to the growth in underlying free surplus generation from our Thailand business mainly as result of our acquisition of SCB Life which accounted for a full year in 2020, which was partially offset by a decline in free surplus generation in Hong Kong (and Macau) where, as result of the low interest rate environment, the underlying free surplus generated was not fully sufficient to fund new business growth.
Our Net UFSG increased from a consumption of US$92 million in 2018 to surplus of US$182 million in 2019, primarily due to the underlying free surplus generated from our business in Hong Kong (and Macau) and Thailand.
To provide a better representation of our Net UFSG, we look at Adjusted Net UFSG which is Net UFSG excluding one-off opening adjustments, non-economic assumption changes and expense overruns. The one-off opening adjustments, which are non-recurring, include primarily adjustments resulting from (i) revisions to the reserving methodology for variable interest rate segregation in Hong Kong, and (ii) alignment of the valuation methodology for acquired entities (i.e., SCB Life, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited) with our Group’s EV methodology in 2019 and 2020. The revisions to non-economic assumption updates are also considered one-off and excluded in the Adjusted Net UFSG. The expense overruns include the maintenance expenses that are allowed for in our in-force book and our operating and acquisition expenses — see the Actuarial Consultant’s Report set forth in Appendix I to the prospectus for details. Our Adjusted Net UFSG was US$102 million in 2018 and

US$103 million in 2019 and increased to US$135 million in 2020. Our Adjusted Net UFSG decreased from US$184 million in the first nine months ended September 30, 2020 to US$72 million in the nine months ended September 30, 2021 primarily due to the higher new business strain in Hong Kong.
The following table presents our Net UFSG and Adjusted Net UFSG for the periods indicated:
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
UFSG	146	597	654	295	309
Surplus used to fund new business	(238)	(415)	(406)	(282)	(345)
Net UFSG	(92)	182	248	14	(36)
One-off opening adjustments and non-economic assumption changes	(8)	(388)	(410)	(83)	(79)
Expense overruns	202	308	297	253	187
Adjusted Net UFSG	102	103	135	184	72
Ratios
Profitability and Scale — Expense Ratio
Our expense ratio decreased from 14.2% in the nine months ended September 30, 2020 to 13.2% in the same period in 2021, primarily as a result of the benefit from economies of scale and cost savings from the implementation of our digital initiatives across our markets. Our expense ratio decreased from 17.8% in 2019 to 14.7% in 2020, primarily as a result of the benefit of economies of scale and due to the cost savings resulting from the implementation of our digital initiatives across our markets. Our expense ratio increased from 16.8% in 2018 to 17.8% in 2019, primarily because of the increased expenses from the implementation of our digital initiatives and from the cost of integrating our acquired businesses.
The following table presents our expense ratio for each of our reporting segments for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
Hong Kong (and Macau)	10.4%	13.4%	11.3%	11.2%	11.3%
Thailand (and Cambodia)	9.5%	11.2%	9.8%	9.9%	8.5%
Japan	13.7%	14.5%	12.4%	12.2%	9.8%
Emerging Markets	63.3%	53.4%	40.6%	42.2%	37.1%
Total	16.8%	17.8%	14.7%	14.2%	13.2%
Profitability and Scale — Operating ROEV
The following table presents our Operating ROEV and pro forma Operating ROEV, both of which are actuarial performance measures, for the periods indicated:
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,
	2018	2019	2020	2020	2021
Operating ROEV	45.6%	29.0%	69.0%	66.1%	29.2%
Pro forma Operating ROEV(1)	—	—	%	—	%

(1)
Pro forma shown for net proceeds from this offering of    –   , which impacts the Group EV by the same amount. Pro forma Operating ROEV is the ratio of EV Operating Profit to the sum of reported Group EV and net proceeds from this offering. For the year ended December 31, 2020, pro forma Operating ROEV, in addition to net proceeds from this offering, also gives effect to the increase in equity due to transactions in May 2021. See “Our History and Corporate Structure — Pre-IPO Investments in our company” for details. For the nine months ended September 30, 2020 and September 30, 2021, ROEV was calculated on a compounded interest basis.

Our Operating ROEV decreased from 66.1% in the nine months ended September 30, 2020 to 29.2% in the nine months ended September 30, 2021 primarily due to the increase in our opening Group EV in the relevant periods for the reasons explained earlier. Our Operating ROEV increased from 29.0% in 2019 to 69.0% in 2020, primarily due to the decline in our opening Group EV in 2020 compared to 2019. Our Operating ROEV decreased from 45.6% in 2018 to 29.0% in 2019 primarily due to the increase in EV Operating Profit in 2018 outpacing the growth in our opening Group EV between 2018 and 2019.
Assuming net proceeds from this offering of    to   , our pro forma Operating ROEV for the twelve months ended September 30, 2021 would have been in the range of   % to   %. Pro forma Operating ROEV is the ratio of EV Operating Profit to the sum of reported Group EV and net proceeds from this offering. For the twelve months ended September 30, 2021, pro forma Operating ROEV, in addition to net proceeds from this offering, also gives effect to the increase in equity due to transactions in May 2021. See “Our History and Corporate Structure — Pre-IPO Investments in our company” for details.

Components of our Results of Operations
The following table sets forth our consolidated income statement and statement of comprehensive income with selected items for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Revenue
Premiums and fee income	5,053	6,047	8,776	6,398	7,922
Premiums ceded to reinsurers	(898)	(920)	(1,094)	(855)	(884)
Net premiums and fee income	4,155	5,127	7,682	5,543	7,038
Investment return	429	955	1,581	613	1,453
Other operating revenue	104	150	224	157	196
Total revenue	4,688	6,232	9,487	6,313	8,687
Expenses
Insurance and investment contract benefits	4,402	5,362	7,941	5,505	7,062
Insurance and investment contract benefits ceded	(639)	(477)	(646)	(519)	(593)
Net insurance and investment contract benefits	3,763	4,885	7,295	4,986	6,469
Commission and commission related expenses	299	416	832	577	865
General expenses	740	1,010	1,212	857	852
Finance costs	31	109	209	157	117
Other expenses	104	155	157	102	133
Total expenses	4,937	6,575	9,705	6,679	8,436
Share of profit/(loss) from associates and joint venture	18	7	(1)	(3)	(1)
Profit/(loss) before tax from continuing operations	(231)	(336)	(219)	(369)	250
Tax benefit/(expense) from continuing operations	33	20	(53)	15	(74)
Profit/(loss) from continuing operations	(198)	(316)	(272)	(354)	176
Profit/(loss) from discontinued operations, net of tax	2	(16)	20	1	49
Net profit/(loss)	(196)	(332)	(252)	(353)	225
Other comprehensive income/(loss)	(286)	1,121	512	66	(1,784)
Total comprehensive income/(loss)	(482)	789	260	(287)	(1,559)
Total comprehensive income/(loss) attributable to:
Shareholders of the Company	(390)	569	126	(257)	(1,164)
Perpetual securities	26	38	65	49	49
Non-controlling interests	(118)	182	69	(79)	(444)
Net profit/(loss) attributable to Shareholders of the Company	(169)	(278)	(243)	(306)	131
Revenue
Our total revenue is the sum of premiums and fee income, less premiums ceded to reinsurers, investment return and other operating revenue.
Net premiums and fee income
Our net premiums and fee income represent gross premiums and fee income, less premiums ceded to reinsurers. Gross premiums and fee income primarily include premiums on policies written by us and fees collected on insurance contracts issued or renewed for a given period. Premiums ceded to reinsurers represent the portion of gross premiums ceded to reinsurers who share part of the insured risk that we have assumed under insurance contracts underwritten by us pursuant to our reinsurance arrangements. Ceded reinsurance arrangements do not relieve us from our obligations to policyholders. The cost of reinsurance is accounted for over the life of the underlying reinsured policies, using assumptions consistent with those used to account for such policies.

	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Revenue
Premiums and fee income	5,053	6,047	8,776	6,398	7,922
Premiums ceded to reinsurers	(898)	(920)	(1,094)	(855)	(884)
Net premiums and fee income	4,155	5,127	7,682	5,543	7,038
Our net premiums and fee income increased by 27.0% from US$5,543 million in the nine months ended September 30, 2020 to US$7,038 million in the same period in 2021, due to strong growth in our business and acquisitions.
•
Hong Kong (and Macau):   Our net premiums and fee income increased by 73.9%, primarily due to our acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in 2020.

•
Thailand (and Cambodia):   Our net premiums and fee income increased by 2.5%, due to the strong growth sales momentum building off strong sales growth in 2020 and continuing in the nine months ended September 30, 2021.

•
Japan:   Our net premiums and fee income are comparable and increased by 0.2%.

•
Emerging Markets:   Our net premiums and fee income increased by 62.7%, due to strong underlying growth drivers, including sales through newly established bancassurance partnerships, particularly PT Bank Commonwealth in Indonesia and VCB in Vietnam.

Our net premiums and fee income increased by 49.8% from US$5,127 million in 2019 to US$7,682 million in 2020, mainly due to a full year of contribution from SCB Life as well as our organic business growth which powered our resilience to weather the adverse impacts of the COVID-19 pandemic.
•
Hong Kong (and Macau):   Our net premiums and fee income increased by 47.5%, driven by the contribution from the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited and strong onshore sales, which was partially offset by a decline in offshore sales from MCVs resulting from the COVID-19 outbreak and the border closure measures.

•
Thailand (and Cambodia):   Our net premiums and fee income increased by 89.9% as SCB Life contributed four quarters of net premiums and fee income in 2020 versus just the last quarter in 2019, which was partially offset by decline from the novation of the TMB distribution agreement.

•
Japan:   Our net premiums and fee income increased by 18.6%, mainly supported by increased contribution from individual product sales and a one-off retrocession reinsurance with Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020, which was partially offset by a decline in COLI product sales.

•
Emerging Markets:   Our net premiums and fee income increased by 61.5% as we achieved double-digit growth in net premiums and fee income across all our markets, due to strong underlying growth drivers such as sales through newly established bancassurance channels, particularly PT Bank Commonwealth in Indonesia and VCB in Vietnam, which was partially offset by a decline in sales in Singapore due to discontinuation of the employee benefits business in 2019.

Our net premiums and fee income increased by 23.4% from US$4,155 million in 2018 to US$5,127 million in 2019, mainly due to the strong overall business growth driven by strong customer growth and enhanced engagement, and the acquisition of SCB Life.
•
Hong Kong (and Macau):   Our net premiums and fee income increased by 18.8%, driven by both strong onshore and offshore sales growth, partially offset by a decrease in sales in the second half of 2019 due to social and political factors affecting Hong Kong.

•
Thailand (and Cambodia):   Our net premiums and fee income increased by 54.2%, which was driven by the growth of our underlying business, particularly increased sales through agency and neo-insurance channels, and from the SCB Life acquisition, partially offset by a decrease in sales through the TMB bancassurance channel.

•
Japan:   Our net premiums and fee income increased by 8.7%, primarily supported by our strategic shift towards individual products.

•
Emerging Markets:   Our net premiums and fee income increased by 35.2%, which was attributable to strong growth across Emerging Markets.

Investment return
Our investment return consists of investment income and investment experience, as described below under “— Critical Accounting Policies and Estimates — Investment Return.” The following table provides a breakdown of our investment return for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Interest income	478	619	867	634	701
Dividend income	80	82	140	76	197
Rental income(1)	8	21	25	18	21
Investment income	566	722	1,032	728	919
Net realized gains/(losses) from debt securities	(19)	65	217	120	74
Impairment of available-for-sale financial assets	—	(3)	(7)	(7)	(4)
Net gains/(losses) of available-for-sale financial assets reflected in the consolidated income statement	(19)	62	210	113	70
Net gains/(losses) of debt securities	(2)	7	32	(45)	2
Net gains/(losses) of equity securities	(118)	278	316	(159)	571
Net fair value movement on derivatives	24	(81)	9	6	(434)
Net gains/(losses) in respect of financial instruments at fair value through profit or loss	(96)	204	357	(198)	139
Net fair value movement of investment property	1	6	(8)	(7)	—
Net foreign exchange gains/(losses)	(26)	(40)	(33)	(38)	322
Other net realized gains	3	1	23	15	3
Investment experience	(137)	233	549	(115)	534
Investment return	429	955	1,581	613	1,453

(1)
Represents rental income from operating lease contracts of our investment property portfolio.

Our investment return increased by 137.0% from US$613 million in the nine months ended September 30, 2020 to US$1,453 million in the same period in 2021, due to the growth in our asset portfolio earning interest income as well as gains from short-term fluctuations in investment return related to equities and property investments.
Our investment return increased by 65.5% from US$955 million in 2019 to US$1,581 million in 2020, primarily due to higher income from fixed interest-bearing securities consequent to an increase in assets under management, largely on account of a full year of contribution from SCB Life in 2020, and net realized gains from debt securities.
Our investment return increased by 122.6% from US$429 million in 2018 to US$955 million in 2019, mainly due to increases in interest income and net gains from debt and equity securities. The increase in interest income was due to an increase in the average invested assets largely allocated to debt securities over the period, which primarily resulted from the contribution of SCB Life. Even when excluding the contribution of SCB Life, our investment return increased by 111.7% to US$908 million in 2019, which primarily reflected our overall business growth and the rising equity markets which also helped to drive gains in equity securities.

Other operating revenue
Our other operating revenue largely consists of commission from reinsurance arrangements as well as asset management and other fees. The following table sets forth our other operating revenue for the periods indicated:
	Year ended December 31,						Nine Months ended September 30,
	2018		2019		2020		2020		2021
	(US$ millions, except for percentages)
	Other operating revenue	%	Other operating revenue	%	Other operating revenue	%	Other operating revenue	%	Other operating revenue	%
Commission from reinsurance arrangements	98	94.2	134	89.3	194	86.6	141	89.8	178	90.8
Asset management fees	—	—	—	—	10	4.5	7	4.5	12	6.1
Other	6	5.8	16	10.7	20	8.9	9	5.7	6	3.1
Other operating revenue	104	100.0	150	100.0	224	100.0	157	100.0	196	100.0
Our other operating revenue increased by 24.8% from US$157 million in the nine months ended September 30, 2020 to US$196 million in the same period in 2021, due to the increase in ceding commissions from reinsurance arrangements, which reflected increased cession on existing reinsurance arrangements resulting from business growth with reinsurance attached, where the corresponding commissions are ceded to the reinsurers under existing reinsurance arrangements.
Our other operating revenue increased by 49.3% from US$150 million in 2019 to US$224 million in 2020, mainly due to the increase in ceding commissions from reinsurance arrangements, which reflected increased cession on existing reinsurance arrangements resulting from (i) business growth with reinsurance attached, where the corresponding commissions are ceded to the reinsurers under existing reinsurance arrangements, (ii) shift in product focus in Japan to individual products for which we raised the cession ratio in late 2019, and (iii) an upfront initial commission received on a new co-insurance arrangement in Hong Kong in 2020.
Our other operating revenue increased by 44.2% from US$104 million in 2018 to US$150 million in 2019, mainly due to the increase in ceding commissions from reinsurance arrangements.

Revenue by product
The following table sets forth a breakdown of our revenue by product category:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Revenue
Participating life	1,206	1,574	2,588	1,515	3,167
Non-participating life	1,769	2,465	3,761	2,866	2,976
Critical illness, term life, medical and riders	523	607	1,109	595	871
Unit-linked	354	592	850	435	696
Group	198	229	396	283	341
COLI	597	684	708	580	585
Others(1)	41	81	75	39	51
Total revenue	4,688	6,232	9,487	6,313	8,687

Note:
(1)
Others include non-life premium and investment income from shareholder funds not directly attributable to products.

Expenses
Our total expenses comprise net insurance and investment contract benefits, commission and commission related expenses, general expenses and finance costs and other expenses.
Net Insurance and Investment Contract Benefits
Our net insurance and investment contract benefits consist of insurance contract benefits, change in insurance contract liabilities and investment contract benefits, less insurance and investment contract benefits ceded. The following table provides a breakdown of our net insurance and investment contract benefits for the periods indicated:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Insurance contract benefits	1,546	2,200	3,301	2,430	2,687
Change in insurance contract liabilities	2,766	3,140	4,596	3,058	4,364
Investment contract benefits	90	22	44	17	11
Insurance and investment contract benefits	4,402	5,362	7,941	5,505	7,062
Insurance and investment contract benefits ceded	(639)	(477)	(646)	(519)	(593)
Net insurance and investment contract benefits	3,763	4,885	7,295	4,986	6,469
Our net insurance and investment contract benefits increased by 29.7%, from US$4,986 million in the nine months ended September 30, 2020 to US$6,469 million in the same period in 2021, due to the continued growth of our business and in particular from the increase in net premium and fee income from Hong Kong.
•
Hong Kong (and Macau):   Our net insurance and investment contract benefits increased by 72.0%, from US$1,569 million in the nine months ended September 30, 2020 to US$2,699 million in the same period in 2021, primarily as a result of the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited.

•
Thailand (and Cambodia):   Our net insurance and investment contract benefits increased by 4.2%, from US$1,814 million in the nine months ended September 30, 2020 to US$1,890 million in the same period in 2021, in line with our business growth.

•
Japan:   Our net insurance and investment contract benefits increased by 0.4%, from US$1,298 million in the nine months ended September 30, 2020 to US$1,304 million in the same period in 2021, in line with our business growth.

•
Emerging Markets:   Our net insurance and investment contract benefits increased by 88.7%, from US$306 million in the nine months ended September 30, 2020 to US$577 million in the same period in 2021, reflecting the strong growth across our markets.

Our net insurance and investment contract benefits increased by 49.3%, from US$4,885 million in 2019 to US$7,295 million in 2020, mainly due to the increase in net premiums and fee income resulting from the contribution from SCB Life for a full year in 2020 and, to a lesser extent, the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited and of in-force policies in Hong Kong (and Macau) and Japan.
•
Hong Kong (and Macau):   Our net insurance and investment contract benefits increased by 43.8%, from US$1,797 million in 2019 to US$2,584 million in 2020, mainly as a result of the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited, as well as an increase in the number of in-force policies in Hong Kong, partially offset by a decline in offshore policy contracts from MCVs due to border restrictions.

•
Thailand (and Cambodia):   Our net insurance and investment contract benefits increased by 88.4%, from US$1,284 million in 2019 to US$2,419 million in 2020, driven by the contribution from SCB Life for the full year in 2020 as compared to only the last quarter in 2019, partially offset by lower benefits as a result of the novation of the TMB distribution agreement.

•
Japan:   Our net insurance and investment contract benefits increased by 15.4%, from US$1,452 million in 2019 to US$1,676 million in 2020, primarily due to an increased contribution from individual product sales, but partially offset by the decline in COLI and certain other products.

•
Emerging Markets:   Our net insurance and investment contract benefits increased by 75.8%, from US$351 million in 2019 to US$617 million in 2020, mainly reflecting the strong growth in our premiums from both in-force policies and new business across our Emerging Markets.

Our net insurance and investment contract benefits increased by 29.8%, from US$3,763 million in 2018 to US$4,885 million in 2019, mainly due to continued growth in sales from our existing portfolio and also the increase in net premiums and fee income resulting from contribution from SCB Life for the last quarter in 2019.
•
Hong Kong (and Macau):   Our net insurance and investment contract benefits increased by 28.3%, from US$1,401 million in 2018 to US$1,797 million in 2019, largely driven by the increase in new business both from onshore and offshore customers and renewal premiums from our in-force policies.

•
Thailand (and Cambodia):   Our net insurance and investment contract benefits increased by 64.4%, from US$781 million in 2018 to US$1,284 million in 2019, mainly reflecting the growth in policy sales and from one quarter of contribution of SCB Life in 2019.

•
Japan:   Our net insurance and investment contract benefits increased by 8.2%, from US$1,342 million in 2018 to US$1,452 million in 2019, reflecting the shift toward individual products which was offset by the decline in our COLI business due to taxation rule changes.

•
Emerging Markets:   Our net insurance and investment contract benefits increased by 46.9%, from US$239 million in 2018 to US$351 million in 2019, driven by the strong growth in our premiums from both in-force policies and new business across our Emerging Markets.

The following table sets forth a breakdown of our net insurance and investment contract benefits by product category:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Participating life	1,045	1,290	2,033	876	2,567
Non-participating life	1,558	2,063	3,184	2,775	2,301
Critical illness, term life, medical and riders	333	383	669	379	521
Unit-linked	300	558	782	358	585
Group	117	105	128	175	125
COLI	391	444	457	395	361
Others(1)	19	42	42	28	9
Total net insurance and investment contract benefits	3,763	4,885	7,295	4,986	6,469

Note:
(1)
Others include non-life insurance contract benefits.

Commission and Commission Related Expenses
Our commission and commission related expenses consist of commission and other acquisition expenses incurred and deferral and amortization of acquisition expenses. The following table provides a breakdown of our commission and commission related expenses for the periods indicated:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Commission and other acquisition expenses incurred	1,072	1,249	1,525	1,110	1,233
Deferral and amortization of acquisition expenses	(773)	(833)	(693)	(533)	(368)
Commission and commission related expenses	299	416	832	577	865
Our commission and commission related expenses increased by 49.9%, from US$577 million in the nine months ended September 30, 2020 to US$865 million in the same period in 2021, due to higher commission and other acquisition expenses and lower net deferral and amortization of acquisition expenses. This is commensurate with the growth in our business.
Our commission and commission related expenses increased by 100.0%, from US$416 million in 2019 to US$832 million in 2020, mainly due to a full year of contribution from SCB Life and higher net deferral of acquisition costs, which refers to the recognition of acquisition costs over a period of time based on the nature of the income stream. The costs were higher due to the growth of our business through both organic growth and acquisitions, and were partially offset by an adjustment to deferred acquisition cost in Hong Kong of US$136 million driven by agent termination, as well as a decline in persistency resulting from the economic impact of the COVID-19 pandemic and the implementation of VHIS.
Our commission and commission related expenses increased by 39.1% from US$299 million in 2018 to US$416 million in 2019, mainly due to increased efforts to support the growth in new business during the period, in particular due to higher industry recruits mainly in Hong Kong, and contribution from SCB Life for one financial quarter in 2019.
General Expenses
Our general expenses consist of: (i) employee benefits expenses, (ii) depreciation, (iii) amortization, (iv) marketing and advertising, (v) professional service fees, (vi) information technology expenses,

(vii) operating lease rentals and (viii) other general expenses. The following table provides a breakdown of our general expenses for the periods indicated:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Employee benefits expenses	360	439	624	449	420
Depreciation	19	70	78	57	58
Amortization	15	24	42	30	21
Marketing and advertising	56	83	55	34	32
Professional service fees	60	114	165	109	123
Information technology expenses	82	100	121	87	93
Operating lease rentals	34	7	6	4	4
Other general expenses(1)	114	173	121	87	101
General expenses	740	1,010	1,212	857	852

(1)
Consists of travel and entertainment, bank charges, office related expenses and other general operating expenses.

Our general expenses decreased by 0.6%, from US$857 million in the nine months ended September 30, 2020 to US$852 million in the same period in 2021 primarily due to the decrease in employee benefit expenses, offset by an increase in professional service fees and information technology expenses to support our preparation of this offering and business growth. Other general expenses were relatively unchanged as we continued to benefit from economies of scale, increasing digitalization of our operations and general cost saving measures implemented in response to the COVID-19 pandemic.
Our general expenses increased by 20.0% from US$1,010 million in 2019 to US$1,212 million in 2020, mainly due to one-off acquisition and related integration costs, costs in relation to this offering and IFRS and risk-based capital preparation costs, contribution of expense by SCB Life for a full year in 2020 compared to one quarter in 2019 and higher investment in staff and infrastructure to support our business growth. These were partially offset by a reduction in marketing and advertising expenses and other expenses across the region resulting from increasing digitalization of our operations and general cost saving measures implemented in response to the COVID-19 pandemic.
Our general expenses increased by 36.4% from US$740 million in 2018 to US$1,010 million in 2019, mainly due to one-off acquisition and related integration costs, IFRS and risk-based capital preparation costs, higher investment in staff and infrastructure to support our business growth, and initiatives such as IT and operational improvement projects. We also recognized substantially higher depreciation for right-of-use assets due to adoption of IFRS 16 (Leases) in 2019.
Our general expenses can be further broken down into (i) operating expenses, which mainly comprise of general expenses related to the daily operations of our business, and (ii) non-operating expenses, which mainly comprise of (a) M&A, business set-up and restructuring costs, (b) implementation costs for IFRS 9 and 17 and Group-wide supervision and (c) costs in relation to this offering including incentive costs, as set forth below.
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Operating expenses	639	836	978	700	699
Non-operating expenses	101	174	234	157	153
Total general expenses	740	1,010	1,212	857	852

Finance Costs
Our finance costs consist of borrowings, lease liabilities and other finance costs. The following table provides a breakdown of our finance costs for the periods indicated:
	Year ended December 31			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Borrowings	29	94	168	128	91
Lease liabilities	—	6	6	4	4
Others	2	9	35	25	22
Total finance costs	31	109	209	157	117
Our finance costs decreased by 25.5%, from US$157 million in the nine months ended September 30, 2020 to US$117 million in the same period in 2021, primarily due to the settlement and transfer of borrowings and guaranteed notes to PCGI Holdings Limited during December 2020, the decrease in LIBOR which had an impact on the interest incurred and the repayment of bank borrowings in 2021.
Our finance costs increased by 91.7% from US$109 million in 2019 to US$209 million in 2020, mainly due to (i) additional bank borrowings of US$1,240 million in 2020, including US$800 million in March 2020 and US$440 million in October 2020, and a full year of interest on bank borrowings, subordinated notes and guaranteed notes entered into in 2019, part of which had been repaid as of December 31, 2020 and (ii) accretion of interest on obligations under our distribution agreements with SCB, PT Bank Commonwealth and VCB.
Our finance costs increased by 251.6% from US$31 million in 2018 to US$109 million in 2019, mainly due to additional bank borrowings of US$175 million in February 2019 and US$1,800 million in September 2019, issuance of subordinated notes of US$900 million in July 2019, and issuance of guaranteed notes of US$250 million in October 2019 and US$250 million in November 2019.
Other Expenses
Our other expenses consist of: (i) investment management expenses and others, (ii) amortization of value of business acquired, and (iii) non-operating expenses. The following table provides a breakdown of our other expenses for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Investment management expenses and others	41	47	62	43	48
Amortization of value of business acquired	40	31	82	55	84
Others	23	77	13	4	1
Total other expenses	104	155	157	102	133
Our other expenses increased by 30.4%, from US$102 million in the nine months ended September 30, 2020 to US$133 million in the same period in 2021, primarily due to the full period amortization of VOBA resulting from our acquisitions in Vietnam, Indonesia and Hong Kong.
Our other expenses increased by 1.3% from US$155 million in 2019 to US$157 million in 2020, mainly due to ongoing amortization of existing VOBA which included a full year of amortization for SCB Life in 2020 as well as the implementation of VHIS.
Our other expenses increased by 49.0%, from US$104 million in 2018 to US$155 million in 2019, mainly due to a charge of US$54 million we recognized in 2019 in relation to the novation of the TMB distribution rights.

Share of profit/(loss) from associates and joint venture
Our profit/(loss) from associates and joint venture primarily relates to our investment in OGS in the years ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2020 and September 30, 2021 and certain other associates.
The following table provides a breakdown of our profit/(loss) from associates and joint venture for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Net profit/(loss) from interest in associates	1	(2)	(2)	(1)	(9)
Net profit/(loss) from interest in OGS	17	9	1	(2)	8
Total share of profit/(loss) from associates and joint venture	18	7	(1)	(3)	(1)
Our share of profit/(loss) from associates and joint venture changed from a loss of US$3 million in the nine months ended September 30, 2020 to a loss of US$1 million in the same period in 2021, due to the loss associated with our investment in BRI Life, in which we completed the subscription of a 29.9% stake on March 2, 2021.
Our share of profit/(loss) from associates and joint venture changed from a profit of US$ 7 million in 2019 to a loss of US$ 1 million in 2020, mainly due to foreign exchange revaluation loss on property held by OGS as the SGD depreciated against the US dollar.
Our share of profit from associates and joint venture decreased by 63.8% from US$18 million in 2018 to US$7 million in 2019, mainly due to foreign exchange revaluation loss on property held by OGS, as the SGD depreciated against the US dollar.
On November 12, 2021, OGS entered into a sale and purchase agreement with SG OGS Pte. Ltd., whereby OGS agreed to sell its investment property with the plant and equipment at 1 George Street, Singapore (the “OGS Property”) to SG OGS Pte. Ltd. (the “OGS Sale”). The completion of the OGS Sale will be subject to certain conditions, including applicable regulatory approvals. Pursuant to the sale and purchase agreement, upon the completion of the sale, the Group plans to enter into an agreement to lease a specific area of the OGS Property for the purpose of displaying three facade signages for an initial period of three years, with options to extend the lease for additional periods as set out under the terms of the lease.
Adjusted operating profit before tax
Adjusted operating profit before tax, a non-IFRS measure as described below, represents our profit from continuing operations after tax, less certain non-operating items, further adjusted for taxes and net loss of the Company and Financing Entities to give pro forma effect to the Reorganization.
As further described in note 6.2 to the audited consolidated financial statements, the long-term nature of the Group's operations means that, for management’s decision-making and internal performance management purposes, the Group evaluates its results and its operating segments using a financial performance measure referred to as “adjusted operating profit”. Adjusted operating profit, a non-IFRS measure, is provided to assist in the comparison of business trends in different reporting periods on a consistent basis and to enhance overall understanding of financial performance. The Group considers that trends can be more clearly identified without the significant impact of the amortization of VOBA, the one-off costs of integration activities and the costs of servicing debt used to finance acquisition activities, and the fluctuating effects of other non-operating items which are largely dependent on market factors. Profit/(loss) from continuing operations after tax is reconciled to the adjusted operating profit before tax as follows:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Profit/(loss) from continuing operations after tax	(198)	(316)	(272)	(354)	176
Net loss of the Company and Financing Entities(1)	—	2	36	25	—
Adjusted net profit/(loss) from continuing operations after tax	(198)	(314)	(236)	(329)	176
Tax on adjusted operating profit before tax	29	34	50	35	39
Tax impact from non-operating items	(62)	(54)	3	(50)	35
Adjusted profit/(loss) before tax from continuing operations	(231)	(334)	(183)	(344)	250
Non-operating items, net of related changes in insurance and investment contract liabilities:
Short-term fluctuations in investment return related to equities and property investments	66	(40)	104	287	(374)
Other non-operating investment return(2)	18	55	(233)	(108)	28
Finance costs related to borrowings and long-term payables(3)	29	99	162	122	109
Amortization of value of business acquired	40	31	82	55	84
M&A, business set up and restructuring related costs	71	100	151	94	74
IPO-related costs including incentive costs	—	2	40	29	56
Other non-operating items(4)	46	116	(22)	(52)	(92)
Adjusted operating profit before tax	39	29	101	83	135

(1)
Represents the results and certain balances resulted from the Reorganization as described in note 1.2.2 and note 6.3 to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
Comprises realized gains/losses on the disposal of debt securities, loans and deposits and gains/losses on fair value movements of derivatives.

(3)
See note 6.3 to the audited consolidated financial statements and note 5.3 to the unaudited condensed consolidated financial statements for additional details on finance costs, including breakdown by purpose.

(4)
Primarily consists of goodwill impairment in 2018, impact of the novation of the TMB distribution agreement and non-core business set up and separation costs in 2019 and 2020.

Our loss from continuing operations after tax was US$354 million in the nine months ended September 30, 2020 compared to a profit of US$176 million in the same period in 2021 primarily due to the gain in short-term fluctuations in investment return related to equities and property investments, driven by strong performance from the equity portfolio.
Our loss from continuing operations after tax decreased by 13.9% from US$316 million in 2019 to US$272 million in 2020, mainly due to an increase in adjusted operating profit, a non-IFRS measure, and gains in other non-operating investment return, which were partially offset by an increase in financing costs primarily as a result of additional bank borrowings and an increase in the net loss to our company and the Financing Entities.
Our loss from continuing operations after tax increased by 59.6% from US$198 million in 2018 to US$316 million in 2019, mainly due to significant non-operating costs incurred in the period, resulting from acquisitions made in the period which increased M&A, integration, separation and restructuring related costs. Additionally, we also recognized a charge of US$63 million in relation to the novation of the TMB distribution rights in 2019. These costs and charges were partially offset by a reduction in losses from total short-term fluctuations in investment return related to equities and property investments and other non-operating investment return.

Income tax benefit/(expense) from continuing operations
We are subject to income tax on an entity basis on profits arising in or derived from the markets or jurisdictions in which we operate. During the three years ended December 31, 2020 and the nine months ended September 30, 2021, we were subject to statutory corporate income tax rates of 16.5%, 20.0% and 28.0% in relation to our operations in Hong Kong, Thailand and Japan, respectively. In the other jurisdictions in which we operate, we were subject to average corporate income tax rates ranging from 12.0% (Macau) to 30.0% (the Philippines) during that period. In the Philippines, the corporate income tax rate changed to 25.0% in 2021 with retrospective effect from July 1, 2020. Specifically, new subsidiaries of varying sizes and applicable statutory tax rates have been added to our Group in different countries across each reporting period. We recorded tax benefits from continuing operations of US$33 million and US$20 million in 2018 and 2019, respectively, and a tax expense of US$53 million in 2020. We recorded a tax expense from continuing operations of US$74 million in the nine months ended September 30, 2021 compared to a tax benefit of US$15 million in the same period in 2020, due to the increase in profitability of the Group. Additionally, as we operate across relatively more mature markets and emerging markets, our consolidated results during the three years ended December 31, 2020 comprised both profit-making and loss-making entities, which results in offsetting effects that impacted our combined effective tax rates during the reporting periods. Our consolidated results during the three years ended December 31, 2020 comprised both profit-making and loss-making entities, which results in offsetting effects that impacted our combined effective tax rates during the reporting periods. Our annual average tax has changed year over year as taxes are determined at the individual country level and then aggregated and as a result, as our geographic mix changes, the overall tax rate also changes.
The table below reflects the principal rates of corporate income tax as the end of each year/period. The rates reflect enacted or substantively enacted corporate tax rates throughout the year/period in each jurisdiction:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
Hong Kong	16.5%	16.5%	16.5%	16.5%	16.5%
Thailand	20%	20%	20%	20%	20%
Japan	28%	28%	28%	28%	28%
Others	12% – 30%	12% – 30%	12% – 30%	12% – 30%	12% – 25%
Profit/(loss) from discontinued operations, net of tax
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Pension business	2	2	2	1	9
General insurance business	—	(18)	18	—	40
Profit/(loss) from discontinued operations, net of tax	2	(16)	20	1	49
Our profit from discontinued operations increased from of US$1 million in the nine months ended September 30, 2020 to a profit of US$49 million in the same period in 2021, due to (i) the US$10 million gain recognized on the disposal of the pension business on February 1, 2021 and (ii) the US$11 million gain recognized on the disposal of the GI Disposal Group to a related party on February 3, 2021 and US$30 million received from the related party as a reimbursement and settlement of expenses incurred in 2018 and 2019.
Our profit/(loss) from discontinued operations changed from a loss of US$16 million in 2019 to a profit of US$20 million in 2020, mainly due to a gain from the sale of the general insurance business in Hong Kong.

Our profit/(loss) from discontinued operations changed from a profit of US$2 million in 2018 to a loss of US$16 million in 2019, mainly due to increase in separation costs incurred in 2019 in connection with the planned disposal of our GI Disposal Group and such separation costs were recovered on February 3, 2021 from the related party to which the GI Disposal Group was sold.
Segment Information
This section provides performance highlights for each of our reporting segments: Hong Kong (and Macau), Thailand (and Cambodia), Japan, Emerging Markets and, where applicable, Corporate and Others.
Hong Kong (and Macau)
	For the Year ended December 31/ As of December 31			For the Nine Months ended September 30/ As of September 30,
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
TWPI(1)	1,183	1,443	1,730	1,195	1,390
APE(2)	367	431	372	256	366
Onshore	195	224	281	192	256
Offshore	172	207	91	64	111
VNB(3)	130	170	167	98	148
Onshore	71	90	146	83	132
Offshore	59	81	21	15	16
Adjusted operating profit before tax(1)	130	128	141	94	130
Allocated segment assets	15,084	17,027	22,669	N/A	23,792
Ratios:
Expense Ratio	10.4%	13.4%	11.3%	11.2%	11.3%
VNB Margin(3)	35.5%	39.6%	45.0%	38.2%	40.4%

(1)
Non-IFRS measures. See notes 5.2 and 6.4 to the audited consolidated financial statements and notes  5.4 and 5.2 to the unaudited condensed consolidated financial statements and notes included elsewhere in this prospectus for more details.

(2)
Operational performance measure.

(3)
Actuarial performance measures.

TWPI in Hong Kong (and Macau) increased by 16.3% from US$1,195 million in the nine months ended September 30, 2020 to US$1,390 million in the same period in 2021, primarily due to our acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong. TWPI in Hong Kong (and Macau) increased by 19.9% from US$1,443 million in 2019 to US$1,730 million in 2020, mainly due to our acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited and new business expansion, particularly from increased sales to onshore customers. TWPI in Hong Kong (and Macau) increased by 22.0% from US$1,183 million in 2018 to US$1,443 million in 2019, mainly due to growth in new business.
APE in Hong Kong (and Macau) increased by 43.0% from US$256 million in the nine months ended September 30, 2020 to US$366 million in the same period in 2021, primarily due to the strong growth in our offshore business as well as continued growth in our onshore business. APE in Hong Kong (and Macau) decreased by 13.7% from US$431 million in 2019 to US$372 million in 2020, mainly due to decreased demand for insurance products from MCVs as a result of the COVID-19 pandemic and border control measures. While sales to offshore customers declined by 56.2%, onshore business demonstrated resilience with a 25.5% growth. APE in Hong Kong (and Macau) increased by 17.4% from US$367 million in 2018 to US$431 million in 2019, mainly due to strong growth of our business which was result of an increase in agency channel sales which reflected increases in both the total number of agents and MDRT-registered agents despite the adverse market conditions due to social unrest in Hong Kong in the second half of 2019. On a CER basis, our APE growth rates in Hong Kong (and Macau) across time periods mentioned above remain unchanged.
VNB in Hong Kong (and Macau) increased by 51.3% from US$98 million in the nine months ended September 30, 2020 to US$148 million in the same period in 2021, due to the strong growth in APE as described above and the significant increase in the profitability of our products sold in the onshore segment as we continued the product mix shift towards protection products, which more than offset the decline in margins in our offshore business driven primarily by higher campaign costs. VNB in Hong Kong (and Macau) decreased by 1.8% from US$170 million in 2019 to US$167 million in 2020, mainly due to the decline in APE which was partially offset by the increase in the proportion of protection products and thereby VNB Margin. VNB in Hong Kong (and Macau) increased by 30.9% from US$130 million in 2018 to US$170 million in 2019, mainly due to our business growth through channel expansion as well as the shift towards protection products, partially offset by the impact of the social and political factors in Hong Kong. VNB Margin increased from 38.2% in the nine months ended September 30, 2020 to 40.4% during same period in 2021 due to the factors highlighted above for the growth in APE and VNB. Accordingly, Protection VNB grew by 45.3% from the nine months ended September 30, 2020 to the nine months ended September 30, 2021. VNB Margin in Hong Kong (and Macau) was 35.5%, 39.6% and 45.0% in 2018, 2019 and 2020, respectively, and our Protection VNB grew at a CAGR of 27.4% from 2018 to 2020. On a CER basis, our VNB growth rates in Hong Kong (and Macau) across time periods mentioned above remain unchanged.
Adjusted operating profit before tax in Hong Kong (and Macau) increased by 38.3% from US$94 million in the nine months ended September 30, 2020 to US$130 million in the same period in 2021, due to the strong growth of our business, higher investment returns resulting from growth in our asset base as well as our expense ratio remaining largely stable. Adjusted operating profit before tax in Hong Kong (and Macau) remained relatively stable at US$130 million, US$128 million and US$141 million in 2018, 2019 and 2020, respectively. The expense ratio was 11.2% in the nine months ended September 30, 2021 compared to 11.3% in the same period in 2020, due to the expense control measures we have undertaken that helped us control costs while growing the business. The expense ratio in Hong Kong (and Macau) was 10.4%, 13.4% and 11.3% in 2018, 2019 and 2020, respectively, primarily reflecting (i) an increase in expense ratio from 2018 to 2019 due to higher staff cost as we invested in research and development (“R&D”), branding expense and rental costs to support our agency expansion in support of our business expansion and (ii) a decrease in expense ratio from 2019 to 2020 due to our expense control under the COVID-19 pandemic and higher TWPI generated from the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited.
Allocated segment assets in Hong Kong (and Macau) were US$15,084 million, US$17,027 million and US$22,669 million as of December 31, 2018, 2019 and 2020, respectively. Allocated segment assets in Hong Kong (and Macau) were US$23,792 million in the nine months ended September 30, 2021. The increase in allocated segment assets in Hong Kong (and Macau) mainly reflects the growth of the Hong Kong business and the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited.
For a discussion of our operations in Hong Kong (and Macau), see “Our Operations in Our Geographic Markets — Hong Kong (and Macau).”

Thailand (and Cambodia)
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
TWPI(1)	795	1,140	2,255	1,710	1,750
APE(2)	207	266	616	508	361
TMB	150	139	86	67	—
SCB(3)	—	57	434	372	296
Others	57	71	96	70	64
VNB(4)	72	65	183	137	174
TMB	56	34	20	15	—
SCB(3)	—	11	127	99	143
Others	15	21	36	23	31
Adjusted operating profit before tax(1)	48	41	86	70	97
Allocated segment assets	4,896	21,137	22,475	N/A	19,725
Ratios:
Expense Ratio	9.5%	11.2%	9.8%	9.9%	8.5%
VNB Margin(4)	34.5%	24.5%	29.7%	26.9%	48.3%

(1)
Non-IFRS measures. See notes 6.4 and 6.1 to the audited consolidated financial statements and notes 5.4 and 5.1 to the unaudited condensed consolidated financial statements and notes included elsewhere in this prospectus for more details.

(2)
Operational performance measure.

(3)
Business generated through SCB and other distribution networks of SCB Life.

(4)
Actuarial performance measures.

TWPI in Thailand (and Cambodia) increased by 2.3% from US$1,710 million in the nine months ended September 30, 2020 to US$1,750 million in the same period in 2021, due to our continued focus on building value in our new business portfolio by focusing on protection and higher margin savings products. TWPI in Thailand (and Cambodia) increased by 97.8% from US$1,140 million in 2019 to US$2,255 million in 2020, mainly due to the sales contribution of SCB Life for a full year, robust growth in renewal premiums and higher bancassurance sales through SCB. TWPI in Thailand (and Cambodia) increased by 43.4% from US$795 million in 2018 to US$1,140 million in 2019, mainly due to the sales contribution of SCB Life, the acquisition of which we completed in the fourth quarter of 2019, and strong growth in underlying premiums across all distribution channels, particularly reflecting an increase in renewal premiums driven by high persistency in the bancassurance channel.
APE in Thailand (and Cambodia) decreased by 29.0% (29.5% on a CER basis) from US$508 million in the nine months ended September 30, 2020 to US$361 million in the same period in 2021, due to (i) the decline in APE from SCB as we undertook a change in product mix to sell more protection and higher margin savings products and (ii) the termination of our TMB partnership. Excluding the TMB partnership, APE in Thailand (and Cambodia) decreased by 18.3% (18.8% on a CER basis) in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. APE in Thailand (and Cambodia) increased by 131.2% (133.2% on a CER basis) from US$266 million in 2019 to US$616 million in 2020, mainly due to the sales contribution of SCB Life for a full year, despite the adverse market conditions and restrictions on face-to-face sales across our distribution channels due to the COVID-19 pandemic and the decline in sales from TMB which we ceased to partner with in our bancassurance channel on December 31, 2020. APE in Thailand (and Cambodia) increased by 28.6% (23.5% on a CER basis) from US$207 million in 2018 to US$266 million in 2019, mainly due to (i) new business sales contribution from SCB Life for the last quarter of 2019, (ii) increased sales driven by an accelerated adoption of digital sales tools by our agency force and (iii) growing demand for standalone protection products and protection riders from higher health awareness of the Thai public. Such factors had offset the lower bancassurance sales which resulted from unfavorable regulatory changes restricting product sales outside of bank branches and restricting the sales of unit-linked products.
VNB in Thailand (and Cambodia) increased by 27.5% (26.8% on a CER basis) from US$137 million in the nine months ended September 30, 2020 to US$174 million in the same period in 2021, due to our shift to higher margin products coupled with higher protection sales, which more than offset the decline in new business sales. VNB in Thailand (and Cambodia) increased by 179.8% (182.2% on a CER basis) from US$65 million in 2019 to US$183 million in 2020, due to the increase in both sales and margins of our overall business. VNB in Thailand (and Cambodia) decreased by 8.7% (12.3% on a CER basis) from US$72 million in 2018 to US$65 million in 2019, mainly due to the transition of our bancassurance partnership from TMB to SCB, the change in the mix of products sold through the TMB bancassurance channel and regulatory changes in relation to mortality tables. Our VNB in Thailand increased at a CAGR of 59.8% (57.3% on a CER basis) from 2018 to 2020. VNB Margin was up from 26.9% in the nine months ended September 30, 2020 to 48.3% during the same period in 2021, due to the reasons explained above for the changes in APE and VNB. Accordingly, Protection VNB grew at a CAGR of 64.2% (61.4% on a CER basis) from 2018 to 2020 and by 59.7% (59.2% on a CER basis) from the nine months ended September 30, 2020 to the nine months ended September 30, 2021. VNB Margin in Thailand (and Cambodia) decreased from 34.5% in 2018 to 24.5% in 2019, primarily reflecting (i) a change in the mix of products distributed through the TMB bancassurance channel, particularly as we shifted our focus away from the sales of unit-linked products in the TMB branches, (ii) lower premium rates as result of the introduction of a new mortality table in Thailand in mid-2018, which impacted the VNB Margin in 2019 for the full year and (iii) a decrease in interest rates. VNB Margin increased to 29.7% in 2020, primarily reflecting the product replacement and repricing we undertook in 2019. The product replacement and repricing involved a reduction in product guarantees on endowments, the introduction of new unit-linked products and a shift towards products with higher protection coverage and consequently with a higher protection ratio.
Excluding the VNB generated from the TMB partnership which ended on December 31, 2020, our VNB in Thailand (and Cambodia) increased by 42.7% (41.8% on a CER basis) from US$122 million in the nine months ended September 30, 2020 to US$174 million in the same period in 2021, due to the increase in margins of our business from SCB and that from our agency and brokerage channels. Excluding the VNB generated from the TMB partnership which ended on December 31, 2020 and the SCB partnership which we entered into in 2019 concurrently with our acquisition of SCB Life and other distribution networks of SCB Life, our VNB in Thailand increased by 75.1% (75.8% on a CER basis) from US$21 million in 2019 to US$36 million in 2020, mainly due to the growth in our business from our agency and brokerage channels and shift towards protection products, and increased by 33.7% (28.5% on a CER basis) from US$15 million in 2018 to US$21 million in 2019, mainly due to growth of our underlying business, and increased by 53.0% (50.3% on a CER basis) from 2018 to 2020. Our VNB Margin in Thailand (and Cambodia) excluding the TMB partnership was 48.3% in the nine months ended September 30, 2021 compared to 27.6% in the same period in 2020. Our VNB Margin in Thailand (and Cambodia) excluding the TMB partnership, SCB partnership and other distribution networks of SCB Life was 27.1%, 29.1% and 37.4% in 2018, 2019 and 2020, respectively. The gradual increase in such VNB Margin primarily reflected (i) margin improvements due to an increasing focus on protection and the repricing and improvements to product mix in response to lower interest rates, and (ii) the introduction of our neo-insurance channel in Thailand in 2019. Further, excluding VNB from our SCB partnership, our VNB decreased by 16.9% (16.9% on a CER basis) from nine months ended September 30, 2020 to the nine months ended September 30, 2021 and decreased at a CAGR of 11.7% (13.1% on a CER basis) from 2018 to 2020.
Adjusted operating profit before tax in Thailand (and Cambodia) increased by 38.6% from US$70 million in the nine months ended September 30, 2020 to US$97 million in the same period in 2021, primarily due to higher investment return.
Adjusted operating profit before tax in Thailand (and Cambodia) decreased by 14.6% from US$48 million in 2018 to US$41 million in 2019, mainly due to lower operating investment yields, and the shift in business mix from unit-linked and long-term protection to endowment products. Adjusted operating profit before tax in Thailand (and Cambodia) increased by 109.8% from US$41 million in 2019 to US$86 million in 2020, mainly due to higher operating investment yields, the sales contribution of SCB Life for a full year which contributed to economies of scale and higher operating efficiency, as well as a lower number of claims due to decreased hospital visits as a result of the COVID-19 pandemic. The expense ratio was 8.5% in the nine months ended September 30, 2021 compared to 9.9% in the same period in 2020, due to the continued realization of synergies from the integration of SCB Life, combined with ongoing savings in a more efficient operating environment. The expense ratio in Thailand (and Cambodia) increased from 9.5% in 2018 to 11.2% in 2019, primarily reflecting (i) slower growth in premium income due to the underperforming sales through the TMB bancassurance channel and the shift of our focus towards quality over quantity, (ii) increased costs as we expanded the headcount and increased our spending on improvements and collaboration projects and (iii) increased costs as we prepared for the implementation of the IFRS 17 accounting standard. The expense ratio decreased to 9.8% in 2020, primarily reflecting (i) the acquisition of SCB Life which allowed us to benefit from the economies of scale and (ii) a tighter expense control as we went through the amalgamation of SCB Life and FWD Thailand.
Allocated segment assets in Thailand (and Cambodia) were US$19,725 million in the nine months ended September 30, 2021. Allocated segment assets in Thailand (and Cambodia) were US$4,896 million, US$21,137 million and US$22,475 million as of December 31, 2018, 2019 and 2020, respectively. The increase in allocated segment assets in Thailand (and Cambodia) mainly reflects the increase in the scale of our business, particularly as a result of the acquisition of SCB Life.
For a discussion of our operations in Thailand (and Cambodia), see “Our Operations in Our Geographic Markets — Thailand (and Cambodia).”
Japan
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30/ As of September 30,
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
TWPI(1)	1,655	1,801	2,131	1,660	1,666
APE(2)	367	270	507	209	156
Individual	47	95	123	88	100
COLI	320	176	149	120	56
Retrocession reinsurance	—	—	236	—	—
VNB(3)	408	210	188	90	100
Individual	45	76	95	63	79
COLI	363	134	38	27	20
Retrocession reinsurance	—	—	56	—	—
Adjusted operating profit before tax(1)	56	71	100	79	89
Allocated segment assets	8,832	10,618	12,970	N/A	13,197
Ratios:
Expense Ratio	13.7%	14.5%	12.4%	12.2%	9.8%
VNB Margin(3)	111.2%	77.7%	37.1%	43.1%	63.9%

(1)
Non-IFRS measures. See notes 6.4 and 6.1 to the audited consolidated financial statements and notes 5.4 and 5.1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more details.

(2)
Operational performance measure.

(3)
Actuarial performance measures.

TWPI in Japan increased by 0.4% from US$1,660 million in the nine months ended September 30, 2020 to US$1,666 million in the same period in 2021. TWPI in Japan increased by 18.3% from US$1,801 million in 2019 to US$2,131 million in 2020, mainly due to increased contributions from individual product sales and a one-off retrocession reinsurance arrangement with Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020, which was partially offset by the reduced demand of COLI products and our strategic shift to individual products as a result of the tax rule change in February 2019, which significantly reduced COLI-related tax benefits for corporate customers. TWPI in Japan increased by 8.8% from US$1,655 million in 2018 to US$1,801 million in 2019, mainly due to the growth in renewal premiums and increased sales of individual protection products despite the lower sales of COLI products as result of unfavorable taxation changes.
APE in Japan decreased by 25.2% (24.6% on a CER basis) from US$209 million in the nine months ended September 30, 2020 to US$156 million in the same period in 2021, due to the continued focus on individual products, which was more than offset by the continued shift away from COLI products, which were impacted by the taxation rule changes. APE in Japan increased by 87.7% (82.1% on a CER basis) from US$270 million in 2019 to US$507 million in 2020, mainly due to our one-off retrocession reinsurance business with Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020 and sales of individual products. APE in Japan decreased by 26.4% (27.3% on a CER basis) from US$367 million in 2018 to US$270 million in 2019, mainly due to changes in the taxation rules for COLI products which impacted the sales of COLI products in Japan, which were partially offset by the increased sales of individual protection products.
VNB in Japan increased by 10.8% (11.8% on a CER basis) from US$90 million in the nine months ended September 30, 2020 to US$100 million in the same period in 2021 due to the continued shift towards more profitable individual protection products as well as margin improvement in both individual and COLI products. VNB in Japan decreased by 10.4% (13.0% on a CER basis) from US$210 million in 2019 to US$188 million in 2020, mainly due to a decrease in sales of COLI products on account of the tax regulation changes and change of product mix to lower margin products, including the one-off retrocession reinsurance arrangement for a block of in-force life and health business in 2020. VNB in Japan decreased by 48.6% (49.2% on a CER basis) from US$408 million in 2018 to US$210 million in 2019, mainly due to the reduced sale of COLI products driven by taxation rule changes. VNB Margin increased from 43.1% in the nine months ended September 30, 2020 to 63.9% during same period in 2021 primarily due to the increase in VNB for reasons explained above. Accordingly, Protection VNB grew by 16.0% (17.0% on a CER basis) from the nine months ended September 30, 2020 to the nine months ended September 30, 2021 and at a CAGR of 12.3% (9.9% on a CER basis) from 2018 to 2020. Our VNB in Japan decreased at a CAGR of 32.1% (33.5% on a CER basis) from 2018 to 2020 and decreased at a CAGR of 43.0% (44.0% on a CER basis) in the same period excluding the one-off retrocession reinsurance business for a block of in-force life and health business in 2020. VNB Margin in Japan decreased from 111.2% in 2018 to 77.7% in 2019, primarily reflecting the decline in sales of COLI products in the second quarter of 2019 as we experienced the impact of taxation rule changes, which also resulted in a decrease in the margin of COLI products. VNB Margin further decreased to 37.1% in 2020, primarily reflecting (i) retrocession reinsurance, (ii) a change in product mix which included a larger proportion of products with lower margin, including the one-off retrocession reinsurance business for a block of in-force life and health business in 2020 and (iii) the continued decrease in sales of COLI products.
Excluding the VNB generated from sales of COLI products, which was impacted due to changes in taxation rules, and one-off retrocession reinsurance with Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020, our VNB in Japan increased by 25.4% (26.6% on a CER basis) from US$63 million in the nine months ended September 30, 2020 to US$79 million in the same period in 2021, due to the increase in sales of individual protection products and, in particular, the increase in margins of the individual products sold, increased by 24.6% (21.6% on a CER basis) from US$76 million in 2019 to US$95 million in 2020, mainly due to an increase in the sales of individual protection products as we shifted our focus towards such products, increased by 68.0% (65.9% on a CER basis) from US$45 million in 2018 to US$76 million in 2019, mainly due to an increase in the sales of individual protection products, and grew at a CAGR of 44.7% (42.0% on a CER basis). Our VNB Margin excluding the impact of COLI products and retrocession reinsurance increased from 71.6% in the nine months ended September 30, 2020 to 79.3% in the same period in 2021, due to the increase in VNB of our individual products for the reasons explained above. Our VNB Margin in Japan excluding the impact of COLI products and retrocession reinsurance decreased from 96.3% in 2018 to 80.5% in 2019 and further to 77.1% in 2020, primarily reflecting the repricing of certain key individual products in 2019. Our VNB generated from sales of COLI business decreased by 23.7% (23.1% on a CER basis) from the nine months ended September 30, 2020 to nine months ended September 30, 2021 and decreased at a CAGR of 67.9% (68.4% on a CER basis) from 2018 to 2020.

Adjusted operating profit before tax in Japan increased from US$79 million in the nine months ended September 30, 2020 to US$89 million in the same period in 2021, primarily due to lower operating expenses as a result of our prudent cost control measures. Adjusted operating profit before tax in Japan was US$56 million, US$71 million and US$100 million in 2018, 2019 and 2020, respectively, primarily driven by the steady growth of our in-force customers due to the increased COLI product sales in 2018 and the first quarter of 2019, followed by a shift in our focus to individual protection products and our successful expense management to mitigate the impact of lower sales of COLI products in the remainder of 2019 and 2020. The expense ratio in Japan was 9.8% in the nine months ended September 30, 2021 compared to 12.2% same period in 2020, primarily due to the reduction in business as usual costs through the introduction of a procurement function and implementing various cost reduction initiatives. The expense ratio in Japan increased from 13.7% in 2018 to 14.5% in 2019, primarily reflecting our investments in developing new products and enhancing customer service infrastructure in anticipation of increased sales of individual products after the taxation rule changes for the COLI products in 2019. The expense ratio decreased to 12.4% in 2020, primarily reflecting our strict control and optimization of expenses.
Allocated segment assets in Japan were US$13,197 million in the nine months ended September 30, 2021. Allocated segment assets in Japan were US$8,832 million, US$10,618 million and US$12,970 million as of December 31, 2018, 2019 and 2020, respectively. The increase in allocated segment assets in Japan reflects robust business growth, and a one-off retrocession reinsurance contract for a block of in-force life and health business in 2020.
For a discussion of our operations in Japan, see “Our Operations in Our Geographic Markets — Japan.”
Emerging Markets
The Emerging Markets segment includes our business operations in Indonesia, Malaysia, the Philippines, Singapore and Vietnam.
	For the Year ended December 31/ As of December 31,			For the Nine Months ended September 30 / As of September 30,
	2018	2019	2020	2020	2021
	(US$ millions, except for percentages)
TWPI(1)	177	271	430	293	423
APE(2)	114	157	197	135	204
Partnerships and discontinued businesses(3)	7	23	49	17	53
Others	107	134	147	117	151
VNB(4)	38	52	79	51	89
Partnerships and discontinued businesses(3)	2	3	19	5	20
Others	36	49	60	45	69
Adjusted operating loss before tax(1)	(81)	(98)	(87)	(73)	(75)
Allocated segment assets	784	1,912	3,409	N/A	4,057
Ratios:
Expense Ratio	63.3%	53.4%	40.6%	42.2%	37.1%
VNB Margin(4)	33.5%	32.9%	40.0%	37.8%	43.9%

(1)
Non-IFRS measures. See notes 6.4 and 6.2 to the audited consolidated financial statements and notes 5.4 and 5.2 to the unaudited condensed financial statements included elsewhere in this prospectus for more details.

(2)
Operational performance measure.

(3)
For 2018, 2019 and 2020, business generated through (i) FWD Takaful, PT Bank Commonwealth, other distribution networks of PT Commonwealth Life and VCB and (ii) the employee benefits business in Singapore. For the nine months ended September 30,

2020 and September 30, 2021, business generated through PT Bank Commonwealth and other distribution networks of PT Commonwealth Life, VCB, and 29.9% stake in BRI Life.
(4)
Actuarial performance measures.

TWPI in Emerging Markets increased by 44.4% from US$293 million in the nine months ended September 30, 2020 to US$423 million in the same period in 2021, due to the strong growth in both new and renewal business across our markets. TWPI in Emerging Markets increased by 58.7% from US$271 million in 2019 to US$430 million in 2020, mainly due to the strong growth in premiums in Indonesia and Vietnam, in particular the acquisition of PT Commonwealth Life in Indonesia and strong growth of new business and renewal premiums generated in Vietnam. TWPI in Emerging Markets increased by 53.1% from US$177 million in 2018 to US$271 million in 2019, mainly due to the strong growth in renewal premiums in Indonesia and the Philippines.
APE in Emerging Markets increased by 51.4% (48.8% on a CER basis) from US$135 million in the nine months ended September 30, 2020 to US$204 million in the same period 2021, due to strong growth of our operations across markets. APE in Emerging Markets increased by 25.1% (23.3% on a CER basis) from US$157 million in 2019 to US$197 million in 2020, mainly due to strong organic growth of our operations in Malaysia and Vietnam, coupled with increased sales from the newly acquired businesses and partnerships in Vietnam and Indonesia. APE in Emerging Markets increased by 38.5% (37.5% on a CER basis) from US$114 million in 2018 to US$157 million in 2019, mainly due to strong growth in sales of relevant products, particularly unit-linked products in Indonesia and the Philippines as well as non-participating life insurance products in Vietnam.
VNB in Emerging Markets increased by 75.6% (72.4% on a CER basis) from US$51 million in the nine months ended September 30, 2020 to US$89 million in the same period in 2021, due to the strong growth in new business sales as well as an increase in margins from higher growth in protection products sales. VNB in Emerging Markets increased by 52.2% (49.1% on a CER basis) from US$52 million in 2019 to US$79 million in 2020, mainly due to strong growth of new business in Malaysia and Vietnam, and in particular the full year contribution of VNB in Malaysia as we commenced our operation there in 2019. VNB in Emerging Markets increased by 36.0% (34.9% on a CER basis) from US$38 million in 2018 to US$52 million in 2019, mainly due to the strong growth of our business in all markets. Our VNB in Emerging Markets increased at a CAGR of 43.9% (41.6% on a CER basis) from 2018 to 2020. VNB Margin in Emerging Markets remained relatively stable at 33.5% and 32.9% in 2018 and 2019. VNB Margin increased to 40.0% in 2020, primarily due to the shift towards higher margin protection products and an increase in our cost efficiency. Our VNB Margin was up from 37.8% in the nine months ended September 30, 2020 to 43.9% during the same period in 2021, due to the growth in VNB for the reasons explained above. Accordingly, Protection VNB grew by 103.7% (99.9% on a CER basis) from the nine months ended September 30, 2020 to the nine months ended September 30, 2021. Our Protection VNB grew at a CAGR of 92.3% (90.2% on a CER basis) from 2018 to 2020, mainly due to (i) a shift towards protection products across all Emerging Markets and across all distribution channels to meet customers’ needs for protection, (ii) the revamping of existing protection and savings products to incorporate more protections and riders and (iii) a shift towards more profitable universal life products and riders.
Excluding the VNB generated from our acquisitions and associated bancassurance partnerships, namely PT Bank Commonwealth, other distribution networks of PT Commonwealth Life, VCB, and 29.9% stake in BRI Life, our VNB increased by 52.3% (49.4% on a CER basis) from US$45 million in the nine months ended September 30, 2020 to US$69 million in the same period in 2021, due to the strong growth of our business as well as the continued shift towards more profitable protection products. Excluding the VNB generated from our acquisitions and associated bancassurance partnerships, namely FWD Takaful, PT Bank Commonwealth, other distribution networks of PT Commonwealth Life, and VCB, as well as the discontinuation of the employee benefits business in Singapore, our VNB increased by 23.4% (20.5% on a CER basis) from US$49 million in 2019 to US$60 million in 2020, mainly due to the strong growth of our business and shift towards protection products, and increased by 36.5% (35.2% on a CER basis) from US$36 million in 2018 to US$49 million in 2019, and increased at a CAGR of 29.8% (27.5% on a CER basis) mainly due to (i) our continued and concerted efforts to implement our protection strategy across Emerging Markets, (ii) strong sales growth and a shift towards the more profitable universal life products and riders in Vietnam and (iii) strong organic growth in sales in all markets. Our VNB Margin in Emerging

Markets excluding acquisitions and discontinued business increased to 46.0% in the nine months ended September 30, 2021 compared to 38.8% in the same period in 2020, due to the shift towards more profitable protection products. Our VNB Margin in Emerging Markets excluding the acquisitions and discontinued business was 33.4%, 36.3% and 40.7% in 2018, 2019 and 2020, respectively. Such gradual increase primarily reflected the strong increase in our protection mix across our Emerging Markets.
Adjusted operating loss before tax in Emerging Markets largely unchanged from US$73 million in the nine months ended September 30, 2020 to US$75 million in the same period in 2021 due to cost control measures amidst rapid business expansion. Adjusted operating loss before tax in Emerging Markets was US$81 million, US$98 million and US$87 million in 2018, 2019 and 2020, respectively, reflecting the loss-making position of the segment as result of new business strains driven by high business growth of the relatively young operations. The expense ratio was 42.2% in the nine months ended September 30, 2020 compared to 37.1% in the same period in 2021 due to the continued benefit from economies of scale. The expense ratio in Emerging Markets gradually decreased at 63.3%, 53.4% and 40.6% in 2018, 2019 and 2020, respectively, as we benefited from an increase in the scale of our business and continued to roll out our expense-saving initiatives.
Allocated segment assets in Emerging Markets were US$4,057 million in the nine months ended September 30, 2021. Allocated segment assets in Emerging Markets was US$784 million, US$1,912 million and US$3,409 million as of December 31, 2018, 2019 and 2020, respectively. The increase in allocated segment assets in Emerging Markets primarily reflects the impact of our acquisitions of HSBC Amanah Takaful in 2019 and VCLI and PT Commonwealth Life in 2020.
For a discussion of our operations in our Emerging Markets, see “Our Operations in Our Geographic Markets — Our Emerging Markets.”
Corporate and Others
The Corporate and Others segment largely represents the expenditure to support our regulatory and compliance activities, as well as our Business Units across the finance, IT and digital, investments and distribution areas.
	For the Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Adjusted operating loss before tax	(109)	(95)	(115)	(69)	(85)
Adjusted operating loss before tax was US$69 million in the nine months ended September 30, 2020 compared to US$85 million in the same period in 2021, due to the investments required to support the growth of our operations while maintaining disciplined cost control. Adjusted operating loss before tax in Corporate and Others was US$109 million, US$95 million and US$115 million in 2018, 2019 and 2020, respectively, reflecting a focus on allocating resources to support growth, while maintaining disciplined cost control. Adjusted operating loss before tax remained largely stable from 2018 to 2020 while our TWPI grew at 31.1% CAGR from 2018 to 2020.
Discussion of Major Items in the Consolidated Statements of Financial Position
Assets
As of December 31, 2018, 2019 and 2020 and September 30, 2021, our total assets were US$30,080 million, US$51,305 million, US$62,550 million and US$61,763 million, respectively. The following table sets forth the principal components of our assets as of the dates indicated:
	As of December 31,			As of September 30, 2021
	2018	2019	2020
	(US$ millions)
Intangible assets	1,671	3,487	3,531	3,299

	As of December 31,			As of September 30, 2021
	2018	2019	2020
	(US$ millions)
Assets other than financial investments(1)	8,194	10,867	13,377	13,287
Financial investments
Loans and deposits	782	1,701	1,754	1,623
Available for sale debt securities	16,709	30,837	37,839	35,746
At fair value through profit or loss:
Debt securities	60	109	129	96
Equity securities	2,634	4,111	5,740	7,596
Derivative financial instruments	30	193	180	116
Total financial investments	20,215	36,951	45,642	45,177
Total assets	30,080	51,305	62,550	61,763

(1)
Primarily consist of property, plant and equipment, reinsurance assets, deferred acquisition costs, cash and cash equivalents, other miscellaneous non-financial assets and assets classified as held-for-sale.

Intangible assets
Intangible assets consist of goodwill, distribution rights, computer software and other intangible assets.
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Intangible assets
Goodwill	932	1,448	1,615	1,552
Distribution rights	678	1,935	1,786	1,621
Computer software and others	61	104	130	126
Total intangible assets	1,671	3,487	3,531	3,299
Our intangible assets as of September 30, 2021 reduced by 6.6% from US$3,531 million as of December 31, 2020 to US$3,299 million as of September 30, 2021, mainly due to the amortization of our distribution rights and computer software, and foreign exchange translation adjustments. Our intangible assets increased by 1.3% from US$3,487 million as of December 31, 2019 to US$3,531 million as of December 31, 2020, mainly due to an increase in goodwill from US$1,448 million as of December 31, 2019 to US$1,615 million as of December 31, 2020 resulting from the acquisitions of VCLI, PT Commonwealth Life, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited, which was offset by a decline in the carrying value of distribution rights from US$1,935 million as of December 31, 2019 to US$1,786 million as of December 31, 2020. Our distribution rights declined as while the new distribution agreements we entered into with PT Bank Commonwealth and VCB through the PT Commonwealth Life and VCLI acquisitions contributed to an increase, it was more than offset by the decline resulting from the novation of our distribution agreement with TMB to Prudential Life Assurance (Thailand) Public Company Limited.
Our intangible assets increased by 108.7% from US$1,671 million as of December 31, 2018 to US$3,487 million as of December 31, 2019, mainly due to (i) an increase in goodwill from US$932 million as of December 31, 2018 to US$1,448 million as of December 31, 2019, mainly relating to our acquisitions of SCB Life and HSBC Amanah Takaful, and (ii) an increase in the carrying value of distribution rights from US$678 million as of December 31, 2018 to US$1,935 million as of December 31, 2019 as a result of the SCB distribution agreement we entered into concurrently with our acquisition of SCB Life.

Assets other than financial investments
Assets other than financial investments primarily consist of reinsurance assets, deferred acquisition costs, cash and cash equivalents and other miscellaneous non-financial assets.
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Assets other than financial investments
Reinsurance assets	2,335	2,880	3,232	3,366
Deferred acquisition costs	2,747	3,766	4,591	4,636
Cash and cash equivalents	1,493	1,911	2,730	1,839
Other non-financial assets(1)	1,619	2,310	2,824	3,446
Total assets other than financial investments	8,194	10,867	13,377	13,287

(1)
Consist of investment in associates and joint venture, property, plant and equipment, investment property, deferred tax assets, current tax recoverable, other assets and assets classified as held-for-sale.

Our assets other than financial investments as of September 30, 2021 decreased by 0.7% from US$13,377 million as of December 31, 2020 to US$13,287 million as of September 30, 2021, mainly due to the reduction in cash and cash equivalents from (i) the repayment of bank borrowings of US$450 million, (ii) other financing cash outflows mainly from finance costs on borrowings of US$106 million, distributions paid on perpetual securities of US$65 million and lease payments of US$42 million, (iii) investing cash outflows of US$120 million for payment of distribution agreement liabilities and (iv) operating cash outflows of US$269 million, which was offset by the capital contribution from our shareholders of US$600 million and US$400 million from the proceeds of transferring FL’s and FGL’s convertible preference shares from our Company to an existing convertible preference shareholder. See note 22 of the unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Our assets other than financial investments increased by 23.1% from US$10,867 million as of December 31, 2019 to US$13,377 million as of December 31, 2020, mainly due to (i) an increase in deferred acquisition costs, which reflects the acquisitions of VCLI, PT Commonwealth Life, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in 2020, and VOBA, (ii) an increase in insurance receivables which resulted from strong business growth, a receivable from the novation of the TMB distribution agreement and overall business growth, and (iii) an increase in cash and cash equivalents which reflects a higher volume of new business premium collected in Hong Kong (and Macau), Thailand (and Cambodia) and Japan reporting segments, as well as changes in central liquidity holdings.
Our assets other than financial investments increased by 32.6% from US$8,194 million as of December 31, 2018 to US$10,867 million as of December 31, 2019, primarily due to an increase in deferred acquisition costs from US$2,747 million as of December 31, 2018 to US$3,766 million as of December 31, 2019 mainly due to our strong business growth and an increase in VOBA due to the acquisitions of SCB Life and HSBC Amanah Takaful.
Financial investments
Our financial assets decreased by 1.0% from US$45,642 million as of December 31, 2020 to US$45,177 million as of September 30, 2021, mainly due to (i) the reduction in value of our available for sale debt securities, primarily driven by an increase in longer dated bond yields in Thailand as well as USD interest rates affecting portfolios in Hong Kong and Japan. These valuation effects were largely offset by overall asset growth from new business and reinvestments as well as fair value gains from our equity portfolio. Our financial assets increased by 23.5% from US$36,951 million as of December 31, 2019 to US$45,642 million as of December 31, 2020, mainly due to (i) an increase in available for sale debt securities from US$30,837 million as of December 31, 2019 to US$37,839 million as of December 31, 2020, which primarily reflects the acquisitions completed in 2020 and purchases made to support business growth and (ii) an increase in equity securities at fair value from US$4,111 million as of December 31, 2019 to

US$5,740 million as of December 31, 2020, which, in each case, primarily reflects the acquisitions completed in 2020 and purchases made to support business growth.
Our financial assets increased by 82.8% from US$20,215 million as of December 31, 2018 to US$36,951 million as of December 31, 2019. This increase was mainly attributable to (i) an increase in available for sale debt securities from US$16,709 million as of December 31, 2018 to US$30,837 million as of December 31, 2019, mainly relating to the acquisition of SCB Life which accounted for US$11,149 million, (ii) an increase in loans and deposits from US$782 million as of December 31, 2018 to US$1,701 million as of December 31, 2019 as we extended more policy loans to our policyholders and continued to increase our investments in accreting deposits and promissory notes to manage our duration gap (the difference between liability duration and asset duration in our outstanding product and investment portfolios), (iii) an increase in debt securities at fair value from US$60 million as of December 31, 2018 to US$109 million as of December 31, 2019 and (iv) an increase in equity securities at fair value from US$2,634 million as of December 31, 2018 to US$4,111 million as of December 31, 2019, particularly an increase in equity securities at fair value excluding those attributable to holders of unit-linked products from US$1,416 million as of December 31, 2018 to US$2,508 million as of December 31, 2019, which reflected our strategic asset allocation to support business growth, particularly contributions from Hong Kong (and Macau) to private and public equities and from Thailand (and Cambodia) due to the acquisition of SCB Life.
Liabilities
As of December 31, 2018, 2019 and 2020 and September 30, 2021, our total liabilities were US$26,057 million, US$45,775 million, US$54,325 million and US$54,138 million, respectively. The following table sets forth the principal components of our liabilities as of the dates indicated:
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Liabilities
Insurance and investment contract liabilities	23,047	37,656	45,481	46,911
Financial liabilities(1)	614	4,113	3,671	3,210
Liabilities – other than the above(2)	2,396	4,006	5,173	4,017
Total liabilities	26,057	45,775	54,325	54,138

(1)
Includes borrowings and derivative financial instruments.

(2)
Consists of deferred ceding commission provisions, deferred tax liabilities, current tax liabilities, other liabilities and liabilities classified as held-for-sale.

Our insurance and investment contract liabilities as of September 30, 2021 increased by 3.1% from US$45,481 million as of December 31, 2020 to US$46,911 million as of September 30, 2021, mainly due to the growth in our business and the resultant increases in liabilities for future policyholder benefits, and deferred profit liabilities. Our financial liabilities decreased by 12.6% from US$3,671 million as of December 31, 2020 to US$3,210 million as of September 30, 2021 primarily due to the repayment of US$450 million of our bank borrowings in the nine months ended September 30, 2021. Our liabilities, other than insurance and investment contract liabilities and financial liabilities, decreased by 22.3% from US$5,173 million as of December 31, 2020 to US$4,017 million as of September 30, 2021, mainly due to settlements of repurchase and forward agreements and distribution agreement payables, the disposal of the GI Disposal Group and our pension business, and the decrease in deferred tax liabilities as a result of a decrease in unrealized gain on available for sale financial assets and changes in insurance provision.
Our insurance and investment contract liabilities increased by 20.8% from US$37,656 million as of December 31, 2019 to US$45,481 million as of December 31, 2020, mainly due to acquisitions completed in 2020, coupled with our strong business growth. Our financial liabilities decreased by 10.8% from US$4,113 million as of December 31, 2019 to US$3,671 million as of December 31, 2020, mainly due to the decrease in our borrowings from US$3,946 million as of December 31, 2019 to US$3,457 million as of December 31, 2020, which was primarily due to the transfer of the guaranteed notes of PCGI Intermediate

Limited and PCGI Intermediate Holdings (II) Limited to our shareholder, PCGI Holdings Limited, by way of capitalization as part of the Reorganization.
Our insurance and investment contract liabilities increased by 63.4% from US$23,047 million as of December 31, 2018 to US$37,656 million as of December 31, 2019, primarily as a result of (i) insurance contract liabilities transferred to us as a result of acquisitions made in 2019 and (ii) growth in our business and the resultant increase in liabilities for future policyholder benefits. Our financial liabilities increased significantly from US$614 million as of December 31, 2018 to US$4,113 million as of December 31, 2019, mainly due to our entry into new derivative financial instruments and a significant increase in our borrowings in 2019 for the purpose of acquisitions, including US$2,223 million of bank borrowings and US$902 million of subordinated notes.
Equity
Our total equity as of September 30, 2021 decreased by 7.3% from US$8,225 million as of December 31, 2020 to US$7,625 million as of September 30, 2021, mainly due to (i) a net decrease in fair value reserve of US$1,270 million driven by Thailand and Hong Kong which experienced drop in market value as a result of an increase in interest yield, and (ii) a net decrease in foreign currency translation reserve of US$509 million driven by appreciation of the USD against the Thai Baht and the Japanese Yen, and partially offset by (iii) a capital injection from PCGI Holdings Limited of US$600 million and transaction with non-controlling interests in 2021.
Our total equity increased by 48.7% from US$5,530 million as of December 31, 2019 to US$8,225 million as of December 31, 2020, mainly due to (i) the transfer and novation of the indebtedness and guarantees of our company to PCGI Holdings Limited by way of capitalization in the amount of US$1,716 million, and (ii) US$892 million from issuance of shares to, and transactions with, non-controlling interests in 2020.
Our total equity increased by 37.5% from US$4,023 million as of December 31, 2018 to US$5,530 million as of December 31, 2019. This increase was mainly due to (i) US$600 million of perpetual securities issued in 2019, and (ii) a net increase in fair value reserve of US$879 million in 2019 primarily relating to fair value gains in our available for sale debt securities in 2019.
The following table sets forth our total equity and adjusted total equity, i.e. assuming the Reorganization was completed as of January 1, 2018, as of the dates indicated:
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Total equity attributable to shareholders of the Company	2,315	2,918	4,898	4,390
Perpetual securities	997	1,608	1,607	1,591
Non-controlling interests(1)	711	1,004	1,720	1,644
Total equity	4,023	5,530	8,225	7,625
Share capital and share premium	710	1,028	1,713	1,643
Non-controlling interests	(711)	(966)	(1,713)	(1,643)
Adjusted total equity	4,022	5,592	8,225	7,625
Adjusted total equity attributable to
Shareholders of the Company	3,025	3,946	6,611	6,033
Perpetual securities	997	1,608	1,607	1,591
Non-controlling interests(1)	—	38	7	1

(1)
The non-controlling interests represent ordinary shares, preference shares and convertible preference shares which are not attributable to our company, which will become equity of our company upon the completion of the Reorganization. See “Our History and Corporate Structure — Our Reorganization.” The key terms of preference shares and convertible preference shares are summarized in note 28.4 of our audited consolidated financial statements included elsewhere in this prospectus.

The perpetual securities were issued by FL and FGL and have been treated as equity in our consolidated statement of financial position. FL and FGL have used the proceeds from the issuances for general corporate purposes, potential transactions and/or repayment of our own indebtedness. The following table sets forth the carrying amount of the perpetual securities:
	As of December 31,			As of September 30,
	2018	2019	2020	2021
Issued on	(US$ millions)
January 24, 2017	255	255	255	252
June 15, 2017	360	360	360	360
July 6, 2017	179	179	179	179
February 1, 2018	203	203	203	200
September 16, 2019	—	611	610	600
Total	997	1,608	1,607	1,591
Investment Portfolio
Our results of operations, financial condition and future prospects are affected by the performance of our investment portfolio and our ability to profit from our investments. We manage our investments in accordance with our investment management framework. Our investment management framework seeks to ensure that our investment functions are effective and compliant with relevant laws and regulations. It also requires that our investment functions adhere to our ethical standards and risk management policies.
The discussion of our investment portfolio focuses on our policyholder and shareholder investments, as our profit before tax is less affected by the performance of the unit-linked investments. Our unit-linked policyholders are responsible for allocating their premiums among the investment options, and they bear the investment risk of these investments.
Our investment portfolio is composed predominantly of fixed income assets such as government bonds and corporate bonds, followed by equity securities, investment properties and others.
The following table sets forth our total investment portfolio by asset class as of the dates indicated for policyholder and shareholder investments:
	As of December 31,						As of September 30,
	2018		2019		2020		2021
	(US$ millions, except for percentages)
Fixed income securities	16,921	87.7%	31,529	88.2%	38,596	88.4%	36,433	84.2%
Equity securities	1,670	8.7%	2,821	7.9%	3,630	8.3%	5,426	12.5%
Investment properties	306	1.6%	542	1.5%	609	1.4%	675	1.6%
Others(1)	376	2.0%	805	2.3%	866	2.0%	799	1.8%
Derivatives	9	0.0%	26	0.1%	(34)	(0.1)%	(78)	(0.1)%
Total	19,282	100%	35,723	100%	43,667	100%	43,255	100%

(1)
Includes policy loans and secured loans.

We predominately invest in fixed income assets based on our liability maturity profile and to generate predictable and stable income. As of September 30, 2021, 84.2% of our investment portfolio (excluding unit-linked investments) was composed of fixed income investments. As of September 30, 2021, government bonds constituted the largest component of our fixed income investments and represented 43.7% of our total fixed income investment portfolio (excluding unit-linked investments). Our government bond investments were concentrated in Thai and Japanese government bonds, which accounted for 31.9% of our investment portfolio as of September 30, 2021.

As of September 30, 2021, 94.5% of our fixed income investment portfolio was rated investment grade. We had a small portion of investments rated below investment grade, primarily because Thailand, the Philippines and Indonesia all have international sovereign debt ratings of BBB while Vietnam has an international sovereign debt rating of BB and as a result, many corporate bonds issued in these markets are below investment grade on an international rating scale.
Fixed Income
The following table sets forth the breakdown of our fixed income investments by asset categories as of the dates indicated for policyholder and shareholder investments.
	As of December 31,						As of September 30,
	2018		2019		2020		2021
	(US$ millions, except for percentages)
Debt securities
Government bonds	6,543	37.8%	15,124	46.8%	17,755	45.0%	16,266	43.7%
Government agency bonds	984	5.7%	961	3.0%	2,171	5.5%	1,749	4.7%
Corporate bonds	8,441	48.8%	13,749	42.5%	16,253	41.2%	16,048	43.1%
Structured securities	524	3.0%	770	2.4%	1,391	3.5%	1,447	3.9%
Others	429	2.5%	925	2.9%	1,026	2.6%	923	2.5%
Subtotal	16,921	97.8%	31,529	97.5%	38,596	97.8%	36,433	97.9%
Loans and deposits
Policy loans	368	2.2%	797	2.5%	856	2.2%	782	2.1%
Secured loans	6	0.0%	6	0.0%	11	0.0%	16	0.0%
Other financial receivables	4	0.0%	7	0.0%	1	0.0%	3	0.0%
Provision for impairment	(2)	0.0%	(5)	0.0%	(2)	0.0%	(2)	0.0%
Subtotal	376	2.2%	805	2.5%	866	2.2%	799	2.1%
Total(1)	17,297	100%	32,334	100%	39,462	100%	37,232	100%

(1)
As at December 31, 2020, debt securities of US$4,065 million and US$223 million are restricted due to local regulatory requirements in Thailand and Macau, respectively, and the transfer of such debt securities will require registration with the local corporate registrar and notification to the relevant governmental authority.

Government bonds
Government bonds constituted 37.8%, 46.8%, 45.0% and 43.7% of the carrying value of our total fixed income investments (excluding unit-linked investments) as of December 31, 2018, 2019 and 2020 and September 30, 2021, respectively. In order to increase our investment returns and diversify our investment portfolio, we invest in both local and foreign currency denominated government bonds.
The table below shows the carrying value of our government bonds invested by the issuing governments as of the dates indicated for policyholder and shareholder investments:
	As of December 31,						As of September 30,
	2018		2019		2020		2021
	(US$ millions, except for percentages)
Thailand	1,874	28.6%	11,155	73.8%	12,930	72.9%	10,968	67.4%
Japan	3,290	50.3%	2,548	16.8%	2,561	14.4%	2,825	17.4%
United States	965	14.8%	955	6.3%	1,355	7.6%	1,230	7.6%
Other	414	6.3%	466	3.1%	909	5.1%	1,243	7.6%
Total government bonds	6,543	100%	15,124	100%	17,755	100%	16,266	100%

Corporate bonds
Corporate bonds constituted 48.8%, 42.5%, 41.2% and 43.1% of the carrying value of our total fixed income investments (excluding unit-linked investments) as of December 31, 2018, 2019 and 2020 and September 30, 2021, respectively. We invest in both local and foreign currency denominated corporate bonds across a broad range of markets, industries and issuers or obligors. Financial institutions and industrials represented our largest sector exposures in our corporate bond investments as of September 30, 2021 since issuers in these sectors usually have international credit ratings, making it easier to evaluate their credit worthiness. These issuers also issue corporate bonds more frequently, providing us with greater flexibility to make investments.
Credit Rating
The following table sets forth the breakdown of our fixed income investments by credit rating as of the dates indicated for policyholder and shareholder investments:
	As of December 31,						As of September 30,
	2018		2019		2020		2021
	(US$ millions, except for percentages)
AAA	1,308	7.7%	1,270	4.0%	1,871	4.8%	1,676	4.6%
AA	1,380	8.2%	1,548	4.9%	2,018	5.2%	2,375	6.5%
A	7,479	44.3%	7,827	24.8%	10,231	26.5%	10,698	29.4%
BBB	5,878	34.7%	18,315	58.1%	21,531	55.8%	19,664	54.1%
Below Investment Grade	364	2.1%	1,501	4.8%	1,602	4.2%	1,639	4.5%
Non-Rated	512	3.0%	1,068	3.4%	1,343	3.5%	381	0.9%
Total	16,921	100%	31,529	100%	38,596	100%	36,433	100%
Equity Securities
We invest in public and private equity, as well as real estate, to diversify our portfolio and increase long-term returns. Due diligence procedures as well as local and group committee approvals are required for such investments. As of September 30, 2021, investments in equity securities represented 12.5% of our total policyholder and shareholder investment portfolio.
The following table sets forth the breakdown of our equity securities investments by asset category as of the dates indicated for policyholder and shareholder investments:
	As of December 31,						As of September 30,
	2018		2019		2020		2021
	(US$ millions, except for percentages)
Equity shares	399	23.9%	1,092	38.7%	1,374	37.9%	2,282	42.1%
Interests in investment funds	1,271	76.1%	1,729	61.3%	2,256	62.1%	3,144	57.9%
Total	1,670	100%	2,821	100%	3,630	100%	5,426	100%
Liquidity and Capital Resources
Liquidity in the insurance industry primarily relates to the ability of an insurer to generate sufficient cash from its business operations, including its investment portfolio, to satisfy its obligations under its insurance policies and other financial commitments. Historically, we have funded our liquidity requirements primarily using cash generated by our operating activities, bank borrowings and other funds raised from issuing debt and equity securities. During the years of 2018, 2019 and 2020 and the nine months ended September 30, 2021, our Group received an aggregate amount of approximately US$3.4 billion from shareholders which was used by the Group for, among other things, general working capital purposes and the funding of certain acquisitions. An additional amount of US$600 million was received from shareholders during the nine months ended September 30, 2021 which is restricted for use until the initial public offering of our company. After this offering, we expect that our liquidity requirements will be financed through cash generated by our operating activities, bank borrowings and/or other funds raised from issuing debt and equity securities, together with the net proceeds we receive from this offering. As of September 30, 2021, we had aggregate cash and cash equivalents of US$1,839 million. Our cash inflows and existing cash balances are primarily used to satisfy payment liabilities under our insurance contracts and debt obligations, to purchase investment assets and to fund our operating expenses.
We believe that our current cash and anticipated cash flow generated from operating activities and net proceeds from this offering will be sufficient to meet our anticipated working capital requirements, including our cash needs for operating expenses, payment liabilities under our insurance contracts and debt obligations and capital expenditures, in the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business condition or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time or that at any given time, it is desirable to refinance certain of our outstanding indebtedness, whether at or prior to maturity, we may seek to issue equity or debt securities, including through the establishment of and drawdowns under medium-term notes programs and/or standalone bond issuances, or obtain credit facilities. We may enter into one or more of such transactions at any time, including shortly after the completion of this offering. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
We allocate capital within our Group on a centralized basis. In general, we do not expect to transfer capital resources across reporting segments, with limited exceptions where our local operating subsidiaries are held by companies incorporated in different jurisdictions. We determine capital and resource allocation to each business unit based on local regulations, and will ensure that each local business unit not only meets the solvency requirement but have sufficient capital buffer in line with our target level to withstand extreme scenarios.
Our liquidity is affected by the frequency and severity of policy surrenders, withdrawals, maturities, claims and guarantees under our insurance contracts. In particular, our life, general and medical insurance products expose us to the risk of unexpected cash demands in the event that a catastrophic event, such as epidemics or other events that increase mortality or morbidity, lead to a large number of claims, surrenders and early terminations by our policyholders. We seek to manage our catastrophe loss exposure through reinsurance arrangements and we also seek to reduce the likelihood of surrenders and early terminations through in-force product management and adjusting the prices of our products based on regular reviews of persistency experience. In the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2021, we have not experienced any failure of meeting capital or solvency requirements in the regions in which we operate, nor have we received any formal request from regulators to strengthen our capital position for any of our operating entities. However, there is no assurance that we will be able to withstand the liquidity pressures posed by catastrophic events, the timing and effect of which are inherently unpredictable.
Cash flows
The following table sets out a summary of our consolidated statements of cash flows for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Net cash provided by/(used in) operating activities	161	(32)	(2)	376	(269)
Net cash used in investing activities	(393)	(3,351)	(533)	(582)	(289)
Net cash provided by/(used in) financing activities	325	3,774	1,353	706	(272)
Net increase/(decrease) in cash and cash equivalents	93	391	818	500	(830)

	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2020	2021
	(US$ millions)
Cash and cash equivalents at beginning of the year/ period	1,395	1,493	1,911	1,911	2,730
Effect of exchange rate changes on cash and cash equivalents	5	27	11	(25)	(59)
Cash and cash equivalents at the end of year/period(1)	1,493	1,911	2,740	2,386	1,841

Note:
1.
Included in the cash and cash equivalents as December 31, 2020, September 30, 2020 and September 30, 2021, there were US$10 million, US$36 million and US$2 million, respectively, included in the assets classified as held-for-sale in the consolidated statements of financial positions.

Net cash provided by/(used in) operating activities
Our operating activities primarily consist of purchases and sales of financial investments, cash premiums and fee income received for insurance products we issue, and from cash payments of insurance claims, professional service fees, employee salaries and benefits and commissions.
Net cash used in operating activities was US$269 million in the nine months ended September 30, 2021 compared to net cash provided by operating activities of US$376 million in the same period in 2020, primarily due to an increase in cash outflow on settlement of obligations under repurchase and forward agreements of US$237 million in the nine months ended September 30, 2021 compared to cash inflows from financing under repurchase and forward agreements of US$509 million in the same period in 2020.
Net cash used in operating activities was US$2 million in 2020 compared with net cash used in operating activities of US$32 million in 2019. This was due to (i) premium contribution from SCB Life for a full year, (ii) business growth driven primarily by the expansion of our financial investment portfolio, which provided a larger fixed asset base to earn more interest income, and our efforts to maintain a higher cash balance in response to the COVID-19 outbreak and the resulting uncertain market conditions, which was partially offset by cash outflow for the payment of one-off professional service fees related to our M&A and restructuring transactions, employee benefits and investments in IT infrastructure, IPO preparation and regulatory compliance.
Net cash used in operating activities was US$32 million in 2019 compared with net cash provided by operating activities of US$161 million in 2018, primarily as a result of cash used to expand our investment portfolio through increasing our financial investments and cash outflow for payment for professional service fees and investment in staff and infrastructure to support the business growth.
Net cash used in investing activities
Our cash outflows from investing activities primarily consist of cash used to acquire subsidiaries, investment properties, investment in associates, property, plant and equipment and intangible assets such as distribution rights. Our cash inflows from investing activities mainly relate to dividends received from our joint venture and proceeds from our disposals of intangible assets, property, plant and equipment and other investments.
Net cash used in investing activities was US$289 million in the nine months ended September 30, 2021 compared to US$582 million in the same period in 2020, primarily due to the cash outflow of US$273 million for the subscription of a minority stake in BRI Life, US$114 million for purchase of investment properties and US$120 million for settlement of the distribution agreements payable offset partially by cash inflows of US$233 million for proceeds from the disposal of the distribution agreement with TMB in Thailand in the nine months ended September 30, 2021, compared to cash outflow of US$909 million related to the acquisition of subsidiaries and entry into distribution agreements offset partially by cash inflow of US$381 million for proceeds from the disposal of the distribution agreement with TMB in Thailand in the nine months ended September 30, 2020.
Net cash used in investing activities was US$533 million in 2020 compared with net cash used in investing activities of US$3,351 million in 2019. The significant decrease in cash outflows in 2020 from investing activities primarily resulted from lower cash outflow from acquisitions in 2020 compared to 2019. The cash outflows in 2020 related primarily to our acquisitions of VCLI, PT Commonwealth Life, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited and the considerations for the PT Bank Commonwealth and VCB distribution agreements, which together amounted to US$910 million, which was partially offset by cash inflows relating to proceeds from the novation of the TMB distribution agreement of US$381 million. By contrast, the cash outflows in 2019 related primarily to our acquisitions of SCB Life and HSBC Amanah Takaful, and the consideration paid for the SCB distribution agreement, which together amounted to US$2,991 million.
Net cash used in investing activities was US$3,351 million in 2019 compared with net cash used in investing activities of US$393 million in 2018. The significant increase in cash outflows in 2019 from investing activities primarily related to our acquisitions of SCB Life and HSBC Amanah Takaful and the consideration paid for the SCB distribution agreement, which resulted in a cash outflow, of US$2,991 million. In contrast, we had lower cash outflows from investing activities in 2018 as we made fewer acquisitions and we received greater cash inflows by disposing of more intangible assets, property, plant and equipment and by decreasing pledged deposits.
Net cash provided by/(used in) financing activities
Our cash outflows from financing activities mainly consist of cash used to pay finance costs and to redeem or repay outstanding indebtedness. Our cash inflows from financing activities primarily consist of proceeds from bank borrowings and issuance/transfer of debt and equity securities.
Net cash used in financing activities was US$272 million in the nine months ended September 30, 2021 compared to net cash provided of US$706 million in the same period in 2020. The net cash used in financing activities in the nine months ended September 30, 2021 was mainly due to cash inflow of US$600 million from issuance of the Company’s ordinary shares, the proceeds of which are restricted for use until the initial public offering of the Company, and cash inflow of US$400 million as consideration received by the Company for transferring convertible preference shares issued by FL and FGL to an existing convertible preference shareholder in the first half of 2021– refer to note 22 of the unaudited condensed consolidated financial statements included elsewhere in this prospectus, offset by cash outflows primarily relating to US$450 million repayment of bank borrowings, finance costs paid on borrowings, distributions paid on perpetual securities and lease payments. By contrast, the cash inflows provided by financing activities in the nine months ended September 30, 2020 were primarily attributable to our increased bank borrowings of US$793 million and issuance of mandatory convertible securities of US$210 million to support our acquisitions, partially offset by cash outflows primarily relating to finance costs paid on borrowings, consideration paid for acquiring FL’s and FGL’s convertible preference shares from an existing convertible preference shareholder, distributions paid on perpetual securities and lease payments.
Net cash provided by financing activities was US$1,353 million in 2020 compared with net cash provided by financing activities of US$3,774 million in 2019. The significant decrease in net cash provided by financing activities was mainly due to lower funding of acquisitions in 2020 compared to 2019. In 2020, we recorded cash inflows from bank borrowings of US$793 million and proceeds from issuances of mandatory convertible securities of US$210 million, which was partially offset by cash outflows primarily relating to finance costs paid on borrowings and lease payments, distributions paid on perpetual securities and acquisition of non-controlling interests. By contrast, the cash inflows provided by financing activities in 2019 were primarily attributable to our increased bank borrowings and issuance of debt and perpetual securities to support our acquisitions.
Net cash provided by financing activities were US$3,774 million in 2019 and US$325 million in 2018. The significant increase in cash provided by financing activities in 2019 was primarily attributable to our increased bank borrowings and issuance of debt and perpetual securities to support our acquisition activities.

In 2019, we received proceeds from bank borrowings of US$1,950 million, proceeds from subordinated notes of US$900 million, proceeds from issuing perpetual securities of US$600 million and proceeds from issuing convertible preference shares of US$80 million. By contrast, in 2018, we used US$350 million to redeem medium term notes and repay bank borrowings and received proceeds from bank borrowings, issuing perpetual securities and issuing convertible preference shares of US$270 million, US$198 million and US$299 million, respectively. The increase in cash inflows from financing activities in 2019 was partially offset by cash outflows primarily relating to finance costs paid on borrowings and lease payments.
Solvency and Capital
The Group has been subject to the HKIA’s GWS framework since May 14, 2021, when FWD Management Holdings was determined to be our designated insurance holding company (“DIHC”). In addition, our operating subsidiaries are subject to regulatory solvency and capital requirements in the jurisdictions in which they operate and are incorporated and/or domiciled.
In Hong Kong, under the GWS framework, a supervised group’s capital adequacy is measured with reference to the group capital adequacy requirements. In other jurisdictions, capital adequacy and solvency are measured with reference to relevant local regulations.
We review and monitor our capital adequacy and solvency positions at the Group and operating company levels. Our Asset and Liability Management Committee (“ALMCO”) and the Risk Committee regularly review, and conduct sensitivity analyses of, a set of capital management metrics analyzing scenarios that could cause changes in our group capital adequacy and solvency levels and the underlying causes of such changes. Regular committee meetings are held to monitor and discuss our group capital adequacy and solvency positions.
Group Capital Adequacy
Under the GWS framework, the group capital adequacy requirements are determined in accordance with the Insurance (Group Capital) Rules (“Group Capital Rules”), as applied to us under transitional arrangements that have been agreed with the HKIA.
We assess our capital adequacy with reference to the group capital adequacy requirements as well as the local capital summation method (the “LCSM”). Our LCSM surplus is the difference between our group available capital and our group minimum capital requirement, and our LCSM cover ratio is the ratio of our group available capital to our group minimum capital requirement. We calculate these amounts as the sum of the available capital and the sum of the required capital, as applicable, of each entity within the Group as determined in accordance with local regulatory requirements, subject to any capital variation the HKIA considers necessary.
We estimate our capital adequacy as of September 30, 2021 on a pro forma basis (applying the principles set forth below), assuming that all of our outstanding preference shares and convertible preference shares had been exchanged for ordinary shares on that date, as follows:
•
our LCSM cover ratio would be in excess of 300% before giving effect to the net proceeds of this offering and in excess of      % after giving effect to the net proceeds of this offering; and

•
the ratio of our tier 1 capital to our group minimum capital requirement would be in excess of 150% before giving effect to the net proceeds of this offering and in excess of      % after giving effect to the net proceeds of this offering.

The pro forma information above is illustrative only and our capital adequacy following the closing of this offering is subject to adjustment based on the initial public offering price of the ADSs and other terms of this offering determined at pricing.
When assessing our capital adequacy, with reference to the group capital adequacy requirements and the LCSM, we define our group available capital as the sum of (i) our eligible group capital resources and (ii) an amount equal to the net proceeds we received upon issuance of US$2,815 million of our outstanding financial instruments, which were issued by the Group prior to its GWS designation and which we apply toward meeting our group prescribed capital requirement under the transitional arrangements. The inclusion of these financial instruments in our group available capital and the refinancing of them under the GWS framework are subject to certain terms and conditions contained in the transitional arrangements with the HKIA. In addition, we use the following terms defined in the Group Capital Rules:
Group capital adequacy requirements. A designated insurance holding company in relation to its supervised group must ensure that at all times (i) the tier 1 group capital of the supervised group is not less than the group minimum capital requirement of the supervised group; and (ii) the sum of the tier 1 group capital and the tier 2 group capital of the supervised group is not less than the group prescribed capital requirement of the supervised group.
Group minimum capital requirement. The group minimum capital requirement of a supervised group is the sum of the minimum capital requirements applicable to the supervised group members in the supervised group.
Group prescribed capital requirement. The group prescribed capital requirement of a supervised group is the sum of the prescribed capital requirements applicable to the supervised group members in the supervised group.
Eligible group capital resources. The eligible group capital resources of a designated insurance holding company are the resources and financial instruments of the supervised group which are eligible to be included in the tier 1 group capital or tier 2 group capital of the supervised group.
We also apply the following principles in determining our group available capital and required capital:
•
For regulated insurance and non-insurance entities, capital resources and required capital are based on the local solvency regime applicable in each jurisdiction, with minimum required capital set at the solo legal entity statutory minimum capital requirements;

•
For non-regulated entities, the capital resources are based on IFRS shareholder equity after deducting intangible assets. No required capital is held in respect of unregulated entities;

•
For entities where the Group’s shareholding is less than 100%, the contribution of the entity to the GWS eligible group capital resources and required capital represents the Group’s share of these amounts and excludes any amounts attributable to non-controlling interests. This does not apply to investment holdings which are not part of the Group;

•
Investments in subsidiaries, joint ventures and associates (including, if any, loans that are recognized as capital on the receiving entity’s balance sheet) are eliminated from the relevant holding company to prevent the double counting of capital resources; and

•
We apply an amount equal to the net proceeds we received upon issuance of US$2,815 million of our outstanding financial instruments, which were issued by the Group prior to GWS designation, toward meeting our group prescribed capital requirement under the transitional arrangements described above.

For further details, see “Regulation.”
Operating Subsidiaries
Pursuant to applicable regulations, an insurer is required to maintain at all times required solvency and capital. The objective of these regulations is to provide a reasonable safeguard against the risk that the insurer’s assets may be inadequate to meet its liabilities arising from unpredictable events, such as adverse fluctuations in its operating results or the value of its assets and liabilities. Our operating subsidiaries are subject to solvency and capital regulations of, and the supervision of insurance regulators in, the jurisdictions in which they operate and the jurisdictions in which they are incorporated and/or domiciled. We generally aim to set our target solvency and capital ratios well above the minimum local regulatory requirements in all the markets in which we operate. All our operating subsidiaries are in compliance with the relevant solvency and capital requirements prescribed under applicable insurance laws. See “Regulation” for discussions on solvency and capital requirements in each geographic market that we operate in and note 29 to our audited consolidated financial statements included elsewhere in this prospectus for more information on the solvency ratios that our regulated entities are required to meet under applicable local requirements.

Capital Expenditures
From time to time, we make capital expenditures to expand our operations, primarily through making leasehold improvements, acquiring property, plant and equipment, and intangible assets, primarily consisting of computer software. Our capital expenditure during the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2021 largely related to investment in IT systems and digital infrastructure to deliver improved digitalization of core processes covering customer experience and back office services. We have historically funded our capital expenditures through using cash generated by our operating activities. The table below sets forth our capital expenditures for the periods indicated:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2021
	(US$ millions)
Purchase of property, plant and equipment (excluding right-of-use assets)	31	31	13	13
Purchase of intangible assets – computer software and others	40	54	64	34
Total	71	85	77	47
Indebtedness
Borrowings
Other than our operating cash flow, we also use the net proceeds from bank loans and our issuance of medium-term notes and subordinated notes to finance acquisitions and for general corporate purposes.
The following table sets forth a breakdown of our borrowings as of the dates indicated:
	As of December 31,			As of September 30,
	2018	2019	2020	2021
	(US$ millions)
Bank borrowings	271	2,223	2,234	1,792
Medium-term notes	322	323	323	324
Subordinated notes	—	902	900	900
Guaranteed notes	—	498	—	—
Total borrowings	593	3,946	3,457	3,016
On December 23, 2020, our company transferred the guaranteed notes of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited to PCGI Holdings Limited by way of capitalization as part of the Reorganization. In 2020, our company transferred and settled certain of our bank borrowings to PCGI Holdings Limited as part of the Reorganization. See “ — Factors Affecting Comparability — Reorganization and Financing,” and note 26 to the audited consolidated financial statements included elsewhere in this prospectus.
Bank borrowings
The following table summarizes our outstanding bank borrowings as of September 30, 2021:
Date of facility	Nominal amount	Interest rate	Tenor
September 10, 2019(1)	US$1,800 million	LIBOR + 1.5%	3 years

(1)
The first drawdown under the facility occurred on September 13, 2019.

During the years ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2021, our main lenders were commercial banks in the markets in which we operate. As of September 30,

2021, our bank borrowings under the 2019 SCB Facility Agreement were secured with certain account charges in favor of the security agent in respect of each loan, pursuant to which security was provided over certain accounts and the amounts standing to the credit of such accounts, together with rights related thereto. Our bank borrowings under the 2018 SCB Facility Agreement and the 2019 HSBC Facility Agreement have been fully repaid. See more detail in “Prospectus Summary — Recent Developments.” Our loan agreements contain standard terms, conditions, restrictions and covenants that are customary for commercial bank loans. We also undertake to comply with financial covenants in our loan agreements that require us to meet certain financial ratio requirements such as consolidated debt to consolidated equity ratio and consolidated tangible net assets in our loan agreements.
On July 26, 2021, the Group repaid the US$275 million bank borrowing under the 2018 SCB Facility Agreement on its scheduled maturity date and on August 10, 2021, the Group voluntarily prepaid the US$175 million bank borrowing under the 2019 HSBC Facility Agreement before its scheduled maturity date.
We have obtained the requisite lender consent and plan to effect the amendments of certain terms of the 2019 SCB Facility Agreement, primarily in relation to substituting FGL with our company as the borrower under such facility. We currently expect such amendments to take effect following the completion of this offering. See “Prospectus Summary — Recent Developments.”
Medium-term notes and subordinated notes
The following table summarizes our outstanding medium-term notes and subordinated notes as of September 30, 2021:
Issue date	Description	Nominal amount	Interest rate	Tenor
September 24, 2014	Medium-term notes	US$325 million	5.00%	10 years
July 9, 2019	Subordinated notes	US$550 million	5.75%	5 years
July 23, 2019	Subordinated notes	US$250 million	5.75%	5 years
July 30, 2019	Subordinated notes	US$100 million	5.75%	5 years
2024 Notes
On September 24, 2014, FL issued US$325,000,000 in aggregate principal amount of 5% notes due 2024 (the “2024 Notes”). The 2024 Notes are listed on the HKEX. Interest on the 2024 Notes is payable semi-annually in arrears on March 24 and September 24 of each year, starting from March 24, 2015.
The 2024 Notes mature on September 24, 2024. FL may redeem the 2024 Notes, in whole but not in part, at any time, together with the interest accrued to the date fixed for redemption, at a redemption price, in respect of each 2024 Note, (i) the principal amount of such 2024 Note or, if this is higher (ii) the amount equal to the sum of the present value of the principal amount of such 2024 Note, together with the present values of the interest payable for the relevant interest periods from the relevant date fixed for redemption to the maturity date, in each case, discounted to such redemption date on a semi-annual compounded basis at the adjusted U.S. Treasury Rate plus 0.50%, all as determined by the determination agent appointed by FL. In addition, the 2024 Notes are subject to redemption, in whole but not in part, at their principal amount, together with the interest accrued to the date fixed for redemption, at the option of FL at any time in the event of certain changes affecting taxes of the Cayman Islands or Hong Kong. Furthermore, upon the occurrence of certain change of control events, FL may be required to offer to purchase 2024 Notes from holders at a price equal to 101% of their principal amount together with interest accrued to the date fixed for redemption.
The 2024 Notes are unsecured obligations of FL and rank equal in right of payment without any preference among themselves and at least equal in right of payment with all other existing and future unsecured and unsubordinated obligations of FL, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.
As of September 30, 2021, the outstanding principal amount of the 2024 Notes was US$324 million.

For details of the consent solicitation relating to the 2024 Notes and the other debt securities and perpetual securities, please see “Prospectus Summary — Recent Developments.”
2024 Subordinated Notes
In July 2019, FGL issued US$900,000,000 in aggregate principal amount of 5.75% subordinated notes due 2024 (the “2024 Subordinated Notes”), which consists of US$550 million issued on July 9, 2019, US$250 million issued on July 23, 2019 and US$100 million issued on July 30, 2019. The 2024 Subordinated Notes are listed on the HKEX. Interest on the 2024 Subordinated Notes is payable semi-annually in arrears on January 9 and July 9 of each year, starting from January 9, 2020.
The 2024 Subordinated Notes mature on July 9, 2024. Before July 9, 2024, FGL may redeem the 2024 Subordinated Notes, in whole but not in part, at the option of FGL, subject to certain provisions, (i) at their principal amount, together with interest accrued to the date fixed for redemption, at any time in the event of certain changes affecting the taxes of Cayman Islands or Hong Kong, (ii) at 101% of the outstanding principal amount of the 2024 Subordinated Notes, together with any interest accrued but unpaid to the date fixed for redemption if an initial public offering has occurred or (iii) at 101% of the outstanding principal amount of the 2024 Subordinated Notes, together with any interest accrued but unpaid to the date fixed for redemption, upon the occurrence of a change of control event, on giving not less than 30 nor more than 60 days’ notice to the holders of the 2024 Subordinated Notes. By the 30th day following the occurrence of a change of control event, if FGL does not give an irrevocable notice to redeem the 2024 Subordinated Notes, the interest rate will increase to the aggregate of 5.00% per annum and the interest rate, with effect from (i) the next interest payment date; or (ii) if the date on which a change of control event occurs is prior to the most recent preceding interest payment date, such interest payment date. FGL will have the option to redeem the 2024 Subordinated Notes, in whole, but not in part, upon giving the requisite notice following the completion of this offering.
The 2024 Subordinated Notes are unsecured and subordinated obligations of FGL and rank equal in right of payment without any preference or priority payment among themselves and with any parity obligations of FGL, which includes the June 2017 Perpetual Securities and preference shares issued by FGL in December 2013 and August 2015.
As of September 30, 2021, the outstanding principal amount of the 2024 Subordinated Notes was US$900 million.
For details of the consent solicitation relating to the 2024 Subordinated Notes and the other debt securities and perpetual securities, please see “Prospectus Summary — Recent Developments.”
Convertible preference shares
Prior to this offering, each of FL and FGL has outstanding convertible preference shares issued through various rounds of equity financing. We expect that upon the completion of this offering, both FL’s and FGL’s outstanding convertible preference shares will be exchanged for our Class A ordinary shares. See “Description of Share Capital.”
Perpetual securities
As of September 30, 2021, we had outstanding perpetual securities in an aggregate nominal amount of US$1.8 billion. These perpetual securities have been issued by FL and FGL. FL and FGL may, at its sole option, defer the distributions by giving notice to the holders. In the event of any distribution deferral, FL and FGL cannot declare or pay any dividend on its ordinary or preference share capital, except if payments are declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors, or consultants. The perpetual securities have been treated as equity in the Group’s consolidated statements of financial position. FL and FGL use the proceeds from the issuances for general corporate purposes, potential transactions and/or repayment of the Group’s own indebtedness. During the years ended December 31, 2018, 2019 and 2020, the Group paid distributions of US$22 million, US$27 million and US$65 million, respectively. See note 28.3 to our audited consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020 and note 22.3 of our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021, for details of perpetual securities issued and outstanding.

FL and FGL issued the following perpetual securities:
	Nominal amount	Distribution rate	Tenor
January 24, 2017	US$250m	6.250%	Perpetual
June 15, 2017	US$500m	Note 1	Perpetual
July 6, 2017	US$250m	Note 1	Perpetual
February 1, 2018	US$200m	5.500%	Perpetual
September 16, 2019	US$600m	6.375%	Perpetual

Note 1: 0% for first 5 years, then US treasury benchmark rate +4.865% afterwards Carrying amount of the perpetual securities:
US$ millions	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020	As at September 30, 2021
January 24, 2017	255	255	255	252
June 15, 2017	360	360	360	360
July 6, 2017	179	179	179	179
February 1, 2018	203	203	203	200
September 16, 2019	—	611	610	600
	997	1,608	1,607	1,591
January 2017 Perpetual Securities
On January 24, 2017, FL issued US$250,000,000 in aggregate nominal amount of 6.250% Subordinated Perpetual Capital Securities (the “January 2017 Perpetual Securities”). The January 2017 Perpetual Securities are listed on the HKEX. The January 2017 Perpetual Securities confer upon the holders thereof a right to receive distributions for the period from and including January 24, 2017 at the initial rate of 6.25% per annum. Subject to provisions relating to deferral of distributions, distributions are payable semi-annually in arrears on January 24 and July 24 of each year, starting from July 24, 2017. The January 2017 Perpetual Securities have no fixed maturity and are redeemable in whole, but not in part, at FL’s discretion, on or after January 24, 2022, at their nominal amount together with distribution accrued to such date fixed for redemption. After January 24, 2022, the rate of distribution will be reset every 5 calendar years to a rate of distribution expressed as a percentage per annum equaling to the sum of (i) the U.S. Treasury benchmark rate as defined in the instrument governing the January 2017 Perpetual Securities in relation to that reset period and (ii) the initial spread of 4.408%. In addition, the January 2017 Perpetual Securities are subject to redemption, in whole but not in part, at their principal amount together with any distribution accrued to such date fixed for redemption (including any arrears), at the option of FL at any time in the event of certain changes affecting taxes of the Cayman Islands or Hong Kong. Furthermore, upon the occurrence of certain events including a change of control, FL may redeem the January 2017 Perpetual Securities at such price in accordance with the terms of January 2017 Perpetual Securities.
As of September 30, 2021, the carrying value of the January 2017 Perpetual Securities was US$252 million.
For details of the consent solicitation relating to the January 2017 Perpetual Securities and the other perpetual securities and debt securities, please see “Prospectus Summary — Recent Developments.”
June 2017 Perpetual Securities
On June 15, 2017, FGL issued US$500,000,000 in aggregate principal amount of Zero Coupon Subordinated Perpetual Capital Securities (the “June 2017 Perpetual Securities”). The June 2017 Perpetual Securities are listed on the HKEX. Except in certain limited circumstances, the June 2017 Perpetual Securities do not confer upon the holders thereof a right to receive distributions before June 15, 2022. After June 15, 2022, the June 2017 Perpetual Securities confer upon the holders thereof a right to receive distribution from and including June 15, 2022 at a rate of distribution expressed as a percentage per annum equaling to the sum of (i) the U.S. Treasury benchmark rate as defined in the instrument governing the June 2017 Perpetual

Securities in relation to that distribution period and (ii) the initial spread of 4.865%. Distributions are payable semi-annually in arrears on June 15 and December 15 of each year, with the first distribution payment date, except in certain circumstances, falling in December 2022. After June 15, 2022, the June 2017 Perpetual Securities may be redeemed at the option of FGL in whole, but not in part. In addition, the June 2017 Perpetual Securities are subject to redemption, in whole but not in part, at such price in accordance with the terms of June 2017 Perpetual Securities, at the option of FGL at any time in the event of certain changes affecting taxes of the Cayman Islands. Furthermore, upon the occurrence of certain events including a change of control, FGL may redeem the June 2017 Perpetual Securities at such price in accordance with the terms of June 2017 Perpetual Securities. In addition, the June 2017 Perpetual Securities may be redeemed by FGL at its option in whole, but not in part, at any time upon giving the requisite notice if an initial public offering, such as this offering, has occurred.
On July 6, 2017, FGL issued an additional US$250,000,000 in aggregate nominal amount of the June 2017 Perpetual Securities, which were consolidated and formed a single series with the June 2017 Perpetual Securities issued on June 15, 2017.
As of September 30, 2021, the carrying value of the June 2017 Perpetual Securities was US$539 million.
For details of the consent solicitation relating to the June 2017 Perpetual Securities and the other perpetual securities and debt securities, please see “Prospectus Summary — Recent Developments.”
2018 Perpetual Securities
On February 1, 2018, FL issued US$200,000,000 in aggregate nominal amount of 5.50% Subordinated Perpetual Capital Securities (the “2018 Perpetual Securities”). The 2018 Perpetual Securities are listed on the HKEX. The 2018 Perpetual Securities confer upon the holders thereof a right to receive distributions for the period from and including February 1, 2018 at an initial rate of 5.50% per annum. Subject to provisions relating to cancellation of distributions, distributions are payable semi-annually in arrears on February 1 and August 1 of each year, starting from August 1, 2018. FL may, at its sole discretion, elect to cancel (in whole or in part) distributions by providing holders of the 2018 Perpetual Securities with not more than 10 nor less than 5 business days’ notice prior to the relevant distribution payment date. The 2018 Perpetual Securities have no fixed final redemption date and are redeemable in whole, but not in part, at FL’s discretion, on or after February 1, 2023, at their nominal amount, together with distributions accrued to such date fixed for redemption. After February 1, 2023, the rate of distribution will be reset every 5 calendar years to a rate of distribution expressed as a percentage per annum equaling to the sum of (i) the U.S. Treasury benchmark rate as defined in the instrument governing the 2018 Perpetual Securities in relation to that reset period and (ii) the initial spread of 3.075%. In addition, the 2018 Perpetual Securities are subject to redemption, in whole but not in part, at their principal amount together with any distribution accrued to such date fixed for redemption, at the option of FL at any time in the event of certain changes affecting taxes of the Cayman Islands or Hong Kong. Furthermore, upon the occurrence of certain events including a change of control, FL may redeem the 2018 Perpetual Securities at such price in accordance with the terms of 2018 Perpetual Securities. In addition, the 2018 Perpetual Securities may be redeemed by FL at its option in whole, but not in part, at any time upon giving the requisite notice if an initial public offering, such as this offering, has occurred.
As of September 30, 2021, the carrying value of the 2018 Perpetual Securities was US$200 million.
For details of the consent solicitation relating to the 2018 Perpetual Securities and the other perpetual securities and debt securities, please see “Prospectus Summary — Recent Developments.”
2019 Perpetual Securities
On September 13, 2019, FGL issued US$600,000,000 in aggregate nominal amount of 6.375% Capital Securities (the “2019 Perpetual Securities”). The 2019 Perpetual Securities are listed on the HKEX. The 2019 Perpetual Securities confer upon the holders thereof a right to receive distributions for the period from and including September 13, 2019 at an initial rate of 6.375% per annum. Subject to provisions relating to deferral of distributions, distributions are payable semi-annually in arrears on March 13 and September 13 of each year, starting from March 13, 2020. FGL may, at its sole discretion, elect to defer distributions otherwise scheduled to be paid on a distribution payment date to the next distribution payment date by providing holders of the 2019 Perpetual Securities with not more than 10 nor less than 5 business days’ notice prior to the relevant distribution payment date. The 2019 Perpetual Securities have no fixed final redemption date and are redeemable in whole, but not in part, at FGL’s discretion, on or after September 13, 2024, at their nominal amount, together with any distributions accrued to such date fixed for redemption. After September 13, 2024, the rate of distribution will be reset every 5 calendar years to a rate of distribution expressed as a percentage per annum equaling to the sum of (i) the U.S. Treasury benchmark rate as defined in the instrument governing the 2019 Perpetual Securities in relation to that reset period and (ii) the initial spread of 4.876%. In addition, the 2019 Perpetual Securities are subject to redemption, in whole but not in part, at their principal amount together with any distribution accrued to such date fixed for redemption (including any arrears), at the option of FGL at any time in the event of certain changes affecting taxes of the Cayman Islands. Furthermore, upon the occurrence of certain events including a change of control, FGL may redeem the 2019 Perpetual Securities at such price in accordance with the terms of 2019 Perpetual Securities. In addition, the 2019 Perpetual Securities may be redeemed by FGL at its option in whole, but not in part, at any time upon giving the requisite notice if an initial public offering, such as this offering, has occurred.
As of September 30, 2021, the carrying value of the 2019 Perpetual Securities was US$600 million.
For details of the consent solicitation relating to the 2019 Perpetual Securities and the other perpetual securities and debt securities, please see “Prospectus Summary — Recent Developments.”
Hedging
We follow a clearly defined hedging strategy in respect of our foreign exchange exposures. All foreign exchange related asset and liability mismatches are reviewed at Investment Committee meetings, and appropriate foreign exchange hedges are in place to ensure that local statutory solvency ratios are maintained at acceptable levels. Where foreign currency fixed income assets are used to back local currency liabilities, we hedge currency exposure by using foreign exchange forward contracts or cross currency swap contracts. For example, while all of FWD Thailand’s liabilities are denominated in Thai Baht, it invests in certain assets denominated in US dollars. It uses forward currency contracts and cross currency swap contracts to hedge the currency mismatch between its liabilities to policyholders and its assets to maintain its currency exposure within an acceptable level. Similar hedging strategies are adopted by our Japan and Hong Kong (and Macau) businesses and FWD Reinsurance. Our other businesses do not have foreign exchange related asset and liability mismatches.
Contractual Obligations and Commitments
Contractual Obligations
The table below summarizes the future estimated cash payments related to certain contractual obligations as of September 30, 2021. The estimated payments reflected in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the actual cash outflows in future periods will vary, possibly materially, from those reflected in the table. In addition, we do not believe that our cash flow requirements can be adequately assessed based solely upon an analysis of these obligations, as the table below does not contemplate all aspects of our cash inflows, nor all aspects of our cash outflows.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
	(US$ millions)
Type of Commitments
Long-term debt obligations(1)	3,260	1,899	1,361	—	—
IFRS 16 lease obligations(2)	153	47	65	30	11
Investment and capital commitments(3)	1,287	314	691	282	—
Purchase obligations(4)	374	64	224	52	34
Insurance and investment contract liabilities(5)	163,923	4,439	9,156	8,444	141,884
Other long-term liabilities(6)	923	122	408	24	369
Total	169,920	6,885	11,905	8,832	142,298

(1)
Amounts reflect the contractual maturities of the undiscounted cash flows (including contractual interest payments) due to be paid assuming conditions are consistent with those at September 30, 2021. These consist of bank borrowings, medium term notes and subordinated notes and excludes the perpetual securities which, as discussed in note 22.3 of the unaudited condensed consolidated financial statements included elsewhere in this prospectus, are treated as equity for accounting purposes. The impact of the possible early repayment of outstanding indebtedness described in “Use of Proceeds” elsewhere in this prospectus has not been reflected. Interest payments have been determined taking into account the effect of interest rate swaps used to hedge floating interest rates.

(2)
Payments on lease obligations in scope of IFRS 16 (Leases), as described in note 2.1(a) to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Investments and capital commitments relate to our Group’s commitments to invest in private equity partnerships.

(4)
These purchase obligations are discussed below in “— Other commitments.”

(5)
Amounts shown represent estimated undiscounted cash flows in respect of our insurance and investment contracts. These primarily relate to the expected payment of death and disability claims, policy surrenders and withdrawals, policyholder dividends and policy maturities. These estimated cash flows are based on our current mortality, morbidity, lapse and investment return assumptions. They include expected commission payments on the policies in-force and exclude projected recoveries from reinsurance agreements. They are undiscounted and therefore exceed the liabilities arising from insurance and investment contracts included in the consolidated balance sheet.

(6)
Consists of distribution agreement payables (excluding those contingent on future channel performance) and other payables.

The table below summarizes the future estimated cash payments related to certain contractual obligations as of December 31, 2020. The estimated payments reflected in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the actual cash outflows in future periods will vary, possibly materially, from those reflected in the table. In addition, we do not believe that our cash flow requirements can be adequately assessed based solely upon an analysis of these obligations, as the table below does not contemplate all aspects of our cash inflows, nor all aspects of our cash outflows.
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
	(US$ millions)
Type of Commitments
Long-term debt obligations(1)	3,814	384	2,137	1,293	—
IFRS 16 lease obligations(2)	238	64	105	55	14
Investment and capital commitments(3)	1,326	293	724	305	4
Purchase obligations(4)	776	427	260	55	34
Insurance and investment contract liabilities(5)	157,340	4,266	9,129	9,099	134,846
Other long-term liabilities(6)	1,112	132	593	24	363
Total	164,606	5,566	12,948	10,831	135,261

(1)
Amounts reflect the contractual maturities of the undiscounted cash flows (including contractual interest payments) due to be paid assuming conditions are consistent with those at the 2020 year-end. These consist of bank borrowings, medium term notes and subordinated notes and excludes the perpetual securities which, as discussed in note 28.3 of the audited consolidated financial statements included elsewhere in this prospectus, are treated as equity for accounting purposes. The impact of the possible early repayment of outstanding indebtedness described in “Use of Proceeds” elsewhere in this prospectus has not been reflected. Interest payments have been determined taking into account the effect of interest rate swaps used to hedge floating interest rates.
(2)
Payments on lease obligations in scope of IFRS 16 (Leases), as described in note 2.1(a) to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Investments and capital commitments relate to our Group’s commitments to invest in private equity partnerships.

(4)
These purchase obligations are discussed below in “— Other commitments.”

(5)
Amounts shown represent estimated undiscounted cash flows in respect of our insurance and investment contracts. These primarily relate to the expected payment of death and disability claims, policy surrenders and withdrawals, policyholder dividends and policy maturities. These estimated cash flows are based on our current mortality, morbidity, lapse and investment return assumptions. They include expected commission payments on the policies in-force and exclude projected recoveries from reinsurance agreements. They are undiscounted and therefore exceed the liabilities arising from insurance and investment contracts included in the consolidated balance sheet.

(6)
Consists of distribution agreement payables (excluding those contingent on future channel performance) and other payables.

Other commitments
In addition to our commitments to invest in private equity partnerships, as of December 31, 2020 and September 30, 2021, we have committed to making the following investments and business acquisitions, which are presented as purchase obligations in the above table of contractual obligations:
•
As of September 30, 2021 and December 31, 2020, we had planned to invest US$121 million and US$189 million, respectively, in Malaysia from 2021 to 2024.

•
On December 18, 2020, we signed a sale and purchase agreement to purchase an interest in investment property in Japan for a consideration of approximately US$40 million. The transaction completed on April 28, 2021.

•
On December 24, 2020, we signed a sale and purchase agreement to purchase an investment property in Malaysia for approximately US$17 million. On April 16, 2021, we completed the purchase of the investment property in Malaysia.

•
We have agreed to make initial and additional payments in aggregate amounts of US$44 million and up to US$208 million, respectively, for various acquisitions and investments. For more information, see note 28 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

We have funded and expect to continue to fund our contractual obligations and other commitments by using cash generated by our operating activities, bank borrowings and other funds raised from issuing debt and equity securities.
Off-Balance Sheet Obligations
We do not have any outstanding off-balance sheet arrangements.
Qualitative and Quantitative Disclosure About Market Risk
Market risk arises due to fluctuations in market prices and rates. We are exposed to a variety of market risks, including, but not limited to, interest rate risk, equity market price risk, foreign exchange rate risk and liquidity risk.
Interest rate risk
Our exposure to interest rate risk predominantly arises from any difference between the duration of our assets and liabilities, or any difference between the return on investments and the return required to meet our commitments, primarily in our traditional insurance liabilities. This exposure is heightened in products with inherent interest rate options or guarantees. We seek to manage our interest rate risk by ensuring appropriate product design and underlying assumptions as part of our product approval process and by matching, to the extent possible and appropriate, the duration of our investment assets with the duration of our insurance contracts. Given the long duration of policy liabilities and the uncertainty of future cash flows arising from these contracts, it is not possible to acquire assets that will perfectly match the policy liabilities. This results in interest rate risk, which is managed and monitored by our ALMCO. See “Business — Investments and Asset Management.” The duration of interest-bearing financial assets is regularly reviewed and monitored by referencing the estimated duration of insurance contract liabilities.
The sensitivity analysis below illustrates the estimated impact on profits and shareholder’s equity arising from a change in a single variable before taking into account the effects of taxation.
	As of December 31, 2018		As of December 31, 2019		As of December 31, 2020		As of September 30, 2021
	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
	(US$ millions)
+50 basis points shift in yield curves	10	(670)	4	(1,350)	18	(1,611)	16	(1,601)
-50 basis points shift in yield curves	(10)	684	(4)	1,381	(17)	1,664	(16)	1,707
Equity market price risk
Our equity market price risk exposure relates to financial assets and liabilities whose values fluctuate as a result of changes in equity market prices, principally investment securities not held for the account of unit-linked policyholders. We manage these risks by setting and monitoring investment limits in each country and sector. The sensitivity analysis below illustrates the estimated impact on profits and shareholder’s equity arising from a change in a single variable before taking into account the effects of taxation.
	As of December 31, 2018		As of December 31, 2019		As of December 31, 2020		As of September 30, 2021
	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
	(US$ millions)
10% increase in equity prices	117	—	184	—	229	—	314	—
10% decrease in equity prices	(117)	—	(184)	—	(229)	—	(314)	—
Foreign exchange rate risk
We are exposed to foreign exchange rate risks as a result of having business operations in various jurisdictions and from financial assets and liabilities that are denominated in foreign currencies. Our financial assets are predominantly denominated in the same currencies (or, in the case of Hong Kong, US dollars) as our insurance liabilities, which serves to mitigate the foreign exchange rate risk. The level of currency risk we take on is managed and monitored by our ALMCO, through regular monitoring of currency positions of financial assets and insurance contracts.
In some markets, primarily in Thailand and Japan, where most of the assets backing the underlying liabilities are in the same local currencies, we also have liabilities on a local statutory basis that are backed by assets in other foreign currencies. Taking into account a much deeper pool of assets available in US dollars, these assets are mainly US dollar-denominated assets. Such currency mismatches are handled through hedging programs that target minimizing the mismatch on a local statutory basis for local solvency purposes.
Liquidity risk
We are exposed to liquidity risk in respect of insurance contracts that permit surrender, withdrawal or other forms of early termination for a cash surrender value specified in the contractual terms and conditions. To manage liquidity risk, we have implemented a variety of measures, with an emphasis on flexible insurance product design, so that we can retain the greatest flexibility to adjust contract pricing, crediting rates or other non-guaranteed policyholder dividends. We also seek to match, to the extent possible and appropriate, the duration of our investment assets with the duration of our insurance contracts. We perform regular monitoring of our liquidity position through cash flow projections.

Critical Accounting Policies and Estimates
Some of our accounting policies require us to apply estimates and assumptions as well as complex judgments related to accounting items. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
We have identified below certain accounting policies and estimates that we believe are of critical importance to us or involve the most significant estimates, assumptions and judgments used in the preparation of our financial statements. Our significant accounting policies, estimates, assumptions and judgments, which are important for understanding our financial condition and results of operations, are set forth in detail in notes 2 and 3 of audited consolidated financial statements and note 2 of unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Investment return
Our investment return consists of investment income and investment experience. Investment income consists of dividends, interest and rents receivable for the reporting period. Investment experience comprises realized gains and losses, impairments and unrealized gains and losses on investments held at fair value through profit or loss. We recognize investment income as it accrues, taking into account the effective yield on the investment. Dividend income is recognized by us on the date the shares become quoted ex-dividend. We recognize rental income on investment property on an accrual basis.
We recognize realized gains or losses on the disposal of an investment based on the difference between the proceeds received from disposing an investment, net of transaction costs, and the original cost or the amortized cost of such investment, as appropriate. Unrealized gains and losses represent the difference between the carrying value of an investment at the period end and the carrying value of such investment at the previous year end or its purchase price, if purchased during the period, less the reversal of previously recognized unrealized gains and losses in respect of disposals made during the period.
Other fee and commission income
Our other fee and commission income primarily consists of fund management fees, income from any incidental noninsurance activities, distribution fees from mutual funds and commissions on reinsurance ceded.
We measure income based on the consideration specified in a contract with a customer and exclude amounts collected on behalf of third parties. In case of variable consideration contracts, revenue is recognized by us to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.
Product classification
Pursuant to IFRS 4 Insurance Contracts, we classify contracts written by us as either insurance contracts or investment contracts, depending on the level of insurance risk we take on pursuant to a given contract. We issue contracts that transfer insurance risk, financial risk or both types of risks. Insurance contracts are those contracts that transfer significant insurance risk, while investment contracts are those that do not involve significant insurance risk. The significance of insurance risk is dependent on both the probability of an insured event and the magnitude of its potential effect. Some of our insurance and investment contracts, referred to as ‘participating business’, have discretionary participation features (“DPF”), which may entitle a customer to receive, as a supplement to guaranteed benefits, additional non-guaranteed benefits, such as policyholder dividends or bonuses. We apply the same accounting policies for the recognition and measurement of obligations arising from investment contracts with DPF as we do for insurance contracts. In certain jurisdictions in which we operate, participating business is written in a participant fund which is distinct from our other assets. The allocation of benefits from assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by regulation and the extent of such policyholder participant may change over time. In certain jurisdictions, participating business is not written in a distinct fund and we refer to this as ‘other participating business.’
In the event that a scenario (other than those lacking commercial substance) exists in which an insured event would require us to pay significant additional benefits to our customers, the contract is accounted for as an insurance contract. For investment contracts that do not contain DPF, IAS 39 Financial Instrument: Measurement and Recognition, and, if the contract includes an investment management element, IFRS 15, Revenue from Contracts with Customers, are applied. IFRS 4 permits the continued use of previously applied accounting policies for insurance contracts and investment with DPF and this basis has been adopted by the Group in accounting for such contracts. Once a contract has been classified as an insurance or investment contract, such contracts are not subsequently reclassified unless the terms of those agreements are later amended.
Our judgments in determining the level of insurance risk in product classification can affect the amounts recognized in our consolidated financial statements as insurance and investment contract liabilities and deferred acquisition and origination costs.
Life insurance contract liabilities (including liabilities in respect of investment contracts with DPF)
IFRS 4 permits a wide range of accounting treatments to be adopted for the recognition and measurement of insurance contract liabilities, including liabilities in respect of insurance and investment contracts with DPF. For traditional life insurance policies, insurance contract liabilities represent the estimated future policyholder benefit liability for such policies, which is calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders.
For investment-linked contracts, contract liabilities are directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. We record these liabilities at fair value, determined with reference to the accumulation value and unearned revenue liability and sales inducement liability where applicable.
Settlement options are accounted for as an integral component of the underlying insurance or investment contract unless they provide annuitization benefits, in which case an additional liability is established to the extent that the present value of expected annuitization payments at the expected annuitization date exceeds the expected account balance at that date. Where settlement options have been issued with guaranteed rates less than market interest rates, the insurance or investment contract liability does not reflect any provision for subsequent declines in market interest rate unless deficiency is identified through liability adequacy testing.
We account for insurance contract liabilities for participating business written in participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders assuming all performance were to be declared as a dividend based upon our rules on profit distribution. We account for other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders.
In a limited number of cases, we measure insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction. The insurance contract liabilities of those countries are predominately measured at the net present value of future receipts from and payments to policyholders. The discount rate applied reflects the current market rate. The excess of premium received over claims and expenses (the margin) is recognized over the life of the contract in a manner that reflects the pattern of service provided to the policyholder. The movement in insurance contract liabilities recognized in the profit or loss reflects the planned release of this margin.

Investment contract liabilities (for investment contracts without DPF)
We account for deposits collected and benefit payments received under investment contracts without DPF directly through our consolidated statement of financial position as an adjustment to the investment contract liability, which reflects the account balance. The majority of our contracts classified as investment contracts are unit-linked contracts, with measurement directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. We record those liabilities at fair value, determined with reference to the accumulation value (current unit value) and the unearned revenue liability and sales inducement liability, where applicable. The costs of policy administration, investment management, surrender charges and certain policyholder taxes assessed against customers’ account balances are included in revenue in the period in which they are received unless they relate to services to be provided in future periods, in which case they are deferred and recognized as the service is provided.
Non-unit-linked investment contract liabilities are carried at amortized cost, being the fair value of consideration received at the date of initial recognition, less the net effect of principal payments such as transaction costs and front-end fees, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity value, and less any write-down for surrender payments. The effective interest rate equates the discounted cash payments to the initial amount. At each reporting date, we measure unearned revenue liability based on the value of the future best estimate cash flows discounted at the effective interest rate. We immediately recognize any adjustment as income or expense in the consolidated income statement. The amortized cost of the financial liability is never recorded at less than the amount payable on surrender, discounted for the time value of money where applicable, if the investment contract is subject to a surrender option.
Share-Based Compensation and Valuation of Share Options and RSUs
Pursuant to the Share Option and RSU Plan, we have offered RSUs and/or share options to reward certain key employees and eligible participants for their services and achievement of shareholder value targets. The Share Option and RSU Plan are equity-settled plans. Under an equity-settled share-based compensation plan, the fair value of the employees’ services received in exchange for the award of RSUs and/or share options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity. The total amount to be expensed over the vesting period is determined by reference to the fair value of the RSUs and/or share options awarded on respective grant dates and an assessment of performance conditions. See “Management — Equity Incentive Plans.”
We estimate the fair value of the awards using appraisal value method (EV plus a multiple of VNB) for the RSUs and the Black-Scholes model for the share options, taking into account the terms and conditions upon which the awards were granted. In the case of share options, our use of the Black-Scholes option-pricing model requires the input of subjective assumptions, including dividend yield, expected share price volatility, risk free interest, expected term of the options and appraisal value of our share price. These assumptions and estimates are as follows:
•
Fair value appraisal — Because our ordinary shares have not been publicly traded, we must estimate the fair value of our shares. Our board of directors considers numerous objective and subjective factors to determine the fair value of our ordinary shares as awards are approved, including utilizing third-party valuations to assist with the determination of the estimated fair-market value and ordinary share price.

•
Expected dividend yield — The annual rate of dividends is expressed as a dividend yield which is a constant percentage of the stock price. We use an expected dividend yield of zero.

•
Expected term — The expected life of an option represents the period of time that an option is expected to be outstanding. The expected term of an award is determined using the simplified method for plain vanilla options, consistent with applicable accounting guidance.

•
Risk-free interest rate — The risk-free interest rate is based on the rate of U.S. treasury securities with maturities consistent with the estimated expected term of the awards.

•
Expected volatility — As we do not have a trading history of our ordinary shares, there is no historical basis of the stock volatility. Accordingly, the expected volatility is based primarily on the historical volatilities of similar entities’ shares over the most recent period commensurate with the estimated expected term of the awards.
The assumptions utilized to determine the fair value of share options granted are presented in the following table:
	Year ended December 31,			Nine Months ended September 30, 2021(1)
	2018	2019	2020
Risk-free interest rate	1.82%	0.84%	0.02%	N/A
Volatility	30.00%	30.00%	30.00%	N/A
Dividend yield	0.00%	0.00%	0.00%	N/A
Exercise price (US$ per share)	0.01	0.01	0.01	N/A
Expected life of share options (in years)	2.50	1.50	0.50	N/A
Weighted average share price (US$ per share)	216.94	228.17	202.11	N/A
FWD Group Limited	112.46	121.84	104.42	N/A
FWD Limited	104.48	106.33	97.69	N/A

Note: (1)
No options were granted in the nine months ended September 30, 2021.

In assessing the performance conditions, we take into account all monthly cash flow items during the performance period and the appraisal value determined in accordance with the guidelines approved by the Compensation Committee.
The determination of fair value of RSUs and/or share options and the assessment of achievement of performance conditions are inherently subjective, and would affect the amounts we recognize in the consolidated financial statements as share-based payment expense and share-based payment reserve. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.
Deferred acquisition costs
Insurance contracts
The costs of acquiring new insurance contracts, including commissions and distribution costs, underwriting and other policy issue expenses which vary with, and are primarily related to, the production of new business or renewal of existing business, are deferred as an asset. We assess deferred acquisition costs (“DAC”) for recoverability in the year of policy issue to ensure that these costs are recoverable out of the estimated future margins to be earned on the policy. We assess DAC for recoverability at least annually thereafter in the liability adequacy test together with the provision for life insurance liabilities and VOBA. Future investment income is also taken into account in assessing recoverability. We expense these costs in our income statement to the extent that acquisition costs are not considered to be recoverable at inception or thereafter.
DAC for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are consistently applied throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing.
DAC for universal life and unit-linked contracts is amortized over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realized over the life of the contract. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly. The interest rate used to compute the present value of revised estimates of expected gross profits is locked-in at policy inception. Deviations of actual results from estimated experience are reflected in earnings.

In a limited number of cases where we measure insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction, acquisition costs deemed recoverable are included as a component of insurance contract liabilities, and are therefore deferred and amortized over the life of the corresponding policies.
Investment contracts
The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortized over the period that services are provided. We test the recoverability of DAC at each reporting date. The cost of acquiring new investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortized cost of the related investment contract liabilities.
Liability adequacy testing
We evaluate the adequacy of our insurance and investment contract liabilities at least annually. We exercise significant judgment in determining the level of aggregation at which liability adequacy testing is performed and in selecting best estimate assumptions. We assess liability adequacy on a portfolio of contracts in accordance with our manner of acquiring, servicing and measuring the profitability of our insurance contracts.
For life insurance contracts, insurance contract liabilities reduced by DAC and VOBA on purchased insurance contracts, are compared to the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortized balances of DAC and VOBA on purchased insurance contracts are written down to the extent of the deficiency. If, after writing down the unamortized balances for the specific portfolio of contracts to zero, a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
For life reinsurance contracts, we perform liability adequacy testing by comparing the carrying value of reinsurance contract liabilities less DAC with the fair value of the liabilities from the reinsurance portfolio recognized. If there is a deficiency, the unamortized balances of DAC are written down to the extent of the deficiency. If, after writing down the unamortized balances of DAC to zero, a deficiency still exists, the liability is increased by the amount of the remaining deficiency.
The judgments we exercise in liability adequacy testing affect amounts recognized in our financial statements such as commission and other acquisition expenses, DAC, insurance contract benefits and investment contract liabilities.
Financial instruments
Financial Assets and Liabilities at Fair Value Through Profit or Loss
Financial assets and liabilities at fair value through profit or loss comprise two categories: (i) financial assets or liabilities designated at fair value through profit or loss upon initial recognition; and (ii) financial assets or liabilities classified as held for trading. We designate financial assets and liabilities at fair value through profit or loss if this eliminates a measurement inconsistency or if the related assets and liabilities are actively managed on a fair value basis, including:
•
financial assets held to back unit-linked contracts and participating funds;

•
other financial assets managed on a fair value basis, consisting of our equity portfolio; and

•
compound instruments containing embedded derivatives, where the embedded derivative would otherwise require bifurcation.

Financial assets and liabilities classified as held for trading include financial assets acquired principally for the purpose of selling them in the near future and those that form part of a portfolio of financial assets in which there is evidence of short-term profit taking, as well as derivative assets and liabilities.

Dividend income from equity instruments designated at fair value through profit or loss is recognized in investment income in the consolidated income statement, generally when the security becomes ex-dividend. Interest income is recognized on an accrued basis. For all financial assets designated at fair value through profit or loss, changes in fair value are recognized in investment experience.
Transaction costs in respect of financial assets and liabilities at fair value through profit or loss are expensed as they are incurred.
Available for Sale Financial Assets
Financial assets, other than those at fair value through profit or loss, and loans and receivables, are classified as available for sale. We use the available for sale category where the relevant investments backing insurance and investment contract liabilities and shareholders’ equity are not managed on a fair value basis. These principally consist of our debt securities (other than those backing unit-linked contracts) which are neither classified as held for trading nor designated at fair value through profit or loss. Available for sale financial assets are initially recognized at fair value plus attributable transaction costs. For available for sale debt securities, the difference between their cost and par value is amortized. Available for sale financial assets are subsequently measured at fair value. Interest income from debt securities classified as available for sale is recognized in investment income in the consolidated income statement using the effective interest method.
Unrealized gains and losses on securities classified as available for sale are analyzed between differences resulting from foreign currency translation, and other fair value changes. Foreign currency translation differences on debt securities are calculated as if they were carried at amortized cost and so are recognized in the consolidated income statement as investment experience.
Changes in the fair value of securities classified as available for sale, except for impairment losses and relevant foreign exchange gains and losses, are recognized in other comprehensive income and accumulated in a separate fair value reserve within equity. Impairment losses and relevant foreign exchange gains and losses are recognized in our consolidated income statement.
Impairment of goodwill and other intangible assets
For the purposes of impairment testing, goodwill and other intangible assets are grouped into cash-generating units or groups of cash generating units. We test these assets for impairment by comparing the carrying amount of the cash-generating unit (group of units), including goodwill, to the recoverable amount of that cash-generating unit (group of units). The determination of the recoverable amount requires significant judgement regarding the selection of appropriate valuation techniques and assumptions.
IFRS 17 Insurance Contracts
The IFRS 17 Insurance Contracts standard will replace the current IFRS 4 Insurance Contracts standard, and will materially change the recognition and measurement of insurance contracts and the corresponding presentation and disclosures in our consolidated financial statements. IFRS 17 provides the general model which is based on a discounted cash flow model with a risk adjustment and deferral of unearned profits, supplemented by the variable fee approach for contracts that provide both insurance coverage and investment-related service, and the premium allocation approach that applies to short-duration contracts. Insurance revenue will no longer be measured by premium, but recognized by the provision of services to policyholders throughout the term of the insurance contracts. Additionally, IFRS 17 introduces a new presentation format for the statement of comprehensive income and requires more extensive disclosures. IFRS 17 will be effective for annual reporting periods beginning on or after January 1, 2023, with retrospective application and comparative figures required. If full retrospective application to a group of contracts is impractical, the modified retrospective approach or fair value method may be used.
IFRS 17 will require significant changes to the accounting policies for our insurance contract liabilities and enhancements to the IT, finance and actuarial systems. We are assessing the implications of IFRS 17 and expect that it will likely to have a significant impact on our profit or loss, total equity, financial statement presentation and disclosures. See “Risk Factors — Risks Relating to the Insurance Industry — IFRS 17 could have a material adverse effect on the reporting of our financial results.”

Internal Control Over Financial Reporting
Prior to this offering, we have operated as a private company that was not required to comply with the obligations of a public company with respect to internal control over financial reporting and we did not maintain the internal accounting and financial reporting resources necessary to comply with the obligations of a public reporting company in the United States, including maintaining effective internal control over financial reporting as will be required when we file our second annual report on 20-F after we become a public company. While we have established initiatives to ready ourselves for the transition from private company to public company, these initiatives were not, until recently, specific to the requirements of becoming a public company in the United States and, in particular, did not look to prepare us to comply with the requirements of the Sarbanes-Oxley Act of 2002. In connection with the audits of our financial statements in preparation for this offering, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as of December 31, 2020. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.
The matters identified in relation to these historical audits were primarily related to insufficient financial reporting, actuarial and accounting personnel with the appropriate level of technical experience/training to address complex technical accounting and financial reporting issues related to IFRS and SEC reporting, insufficient dedicated resources and experienced personnel involved in designing and reviewing internal controls over financial reporting related to Sarbanes-Oxley requirements, as well as inconsistent application and documentation of processes and procedures related to Sarbanes-Oxley requirements in the areas of actuarial valuation, tax accounting, accounting for business combinations and related party transaction disclosures related to IFRS and SEC reporting. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
To address the material weaknesses that have been identified we have started adopting measures to improve our internal control over financial reporting, including, among others: (i) strengthening our finance and actuarial capabilities, including strengthening our financial oversight functions, (ii) establishing a dedicated Sarbanes-Oxley internal controls department to design, review and monitor internal control over financial reporting, (iii) organizing regular training for our accounting and actuarial staff, especially training related to IFRS and SEC reporting and Sarbanes-Oxley requirements, (iv) implementing enhanced new financial reporting systems, (v) enhancing historical and contemporaneous documentation in relation to judgements made in relation to actuarial valuation, accounting for business combinations and tax and (vi) enhancing procedures and controls relating to actuarial valuation, tax accounting, accounting for business combinations and related party transactions.
However, we cannot assure you, that these measures will remediate the material weaknesses in our internal control over financial reporting in a timely manner or that we may not identify additional material weaknesses or significant deficiencies in the future. See “Risk Factors — Risks Relating to Our Business — Our risk management and internal control systems may be inadequate or ineffective in identifying or mitigating the various risks to which we are exposed.”

EMBEDDED VALUE
To enhance investors’ understanding of our economic value and profitability, we have disclosed information regarding our embedded value, as discussed below. These measures are determined on a discounted cash flow valuation using commonly applied actuarial methodologies and based on certain assumptions as outlined in the Actuarial Consultant’s Report. As a relatively recent development, alternative valuation methodologies and approaches have emerged. However, there is no single adopted standard for the form, determination or presentation of the embedded value of a life insurance company. Because of the technical complexity involved in these calculations and the fact that these estimates vary materially with any change in key assumptions, you should read the following discussion as well as the Actuarial Consultant’s Report set out in Appendix I and the Addendum thereto set forth in Appendix II in their entirety, including the assumptions and limitations described therein, interpret the embedded value results with special care and seek the advice of experts familiar with the interpretation of embedded value results. The estimates contained herein and therein involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We report our results of operations in accordance with IFRS. The embedded value method is a commonly adopted alternative method of measuring the value and profitability of a life insurance company. Embedded value is an actuarially determined estimate of the economic value of a life insurance company based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business. In addition, VNB represents an actuarially determined estimate of the economic value arising from new life insurance business issued in the last 12 months. We also present embedded value on both an operating basis and group basis as well as EV Operating Profit and Net UFSG.
We have engaged Milliman, a third-party actuarial consulting firm, to prepare a report on its review of our embedded value as at December 31, 2018, 2019 and 2020 and as at September 30, 2021 and the value of new business in respect of new policies issued for the 12 months ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2021, as calculated by us. A copy of the Actuarial Consultant’s Report is included in Appendix I and the Addendum thereto is set forth in Appendix II. Except as specifically stated in the Actuarial Consultant’s Report and the Addendum thereto, Milliman has performed no audits, assessments or independent verification of the data, information and assumptions furnished to it by us. To the extent that there are any material errors in the information provided, the results of Milliman’s analysis would be affected, possibly materially. The principal materials provided by us and relied upon by Milliman are listed in Appendix B to the Actuarial Consultant’s Report and the Addendum thereto, respectively. The Actuarial Consultant’s Report and the Addendum thereto provide further information regarding Milliman’s use of, and reliance on, the data and information supplied to it, as well as a more detailed description of the embedded value methodology and assumptions employed in the Actuarial Consultant’s Report and the Addendum thereto and the assumptions and limitations covering its work.
The Actuarial Consultant’s Report and the Addendum thereto include information to illustrate the sensitivity of EV and VNB to changes in key assumptions, given the particular uncertainties associated with the future investment environment and other future operational uncertainties in relation to our portfolio of policies. We advise you to consider this information in order to gain an understanding of the impact on the EV and VNB of differences between actual future experience and individual assumptions underlying the calculations. The sensitivities shown for each element of future investment and operational experience do not encompass the full range of potential outcomes.
The embedded value results are not intended to represent an opinion of market value and should not be interpreted in that manner. Actual market value is determined by investors, based on many factors. In particular, embedded value does not include the potential contribution arising from future new business which will depend on, among other things, the prospects of the Pan-Asian life insurance market, our future position in this market and the profitability of future new business.
The embedded value results are presented as at the valuation dates referenced above and are based on a series of assumptions as to the future. Except where otherwise stated in the Actuarial Consultant’s Report and the Addendum thereto, the figures quoted therein as at any valuation date do not make allowance for any developments after such date. It should be recognized that actual future results may vary from those shown, on account of changes in the operating and economic environments and natural variations in experience and such differences may be material. No warranty is given that future experience will be in line with the assumptions made.

INDUSTRY
This section contains information relating to our industry and the trends that are shaping its development. Certain facts, statistics and data presented in this section and elsewhere in this prospectus have been derived, in part, from various publicly available government and official sources, industry statistics and publications. We also commissioned an independent industry consultant, NMG, to prepare a report upon which this Industry section is based. In the course of its research, NMG conducted primary and secondary research, and the sources used are considered by NMG to be reliable. All data, including forecasts, referenced in this section is from the NMG report, unless otherwise specified.
We believe that the sources of the information relating to our industry in this section and elsewhere in this prospectus are appropriate sources for such information and have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading. The information included herein has not been independently verified by us or the underwriters, and no representation is given as to its correctness, accuracy and completeness.
Introduction
The life insurance industry offers a broad range of products that address three core customer needs: (i) savings and investment, (ii) protection from the financial implications of illness, morbidity and mortality and (iii) retirement income. Typical savings and investment products include endowments, unit-linked products and participating life insurance products. Protection products include medical and health insurance products as well as products protecting against accidents, critical illness, disability and death. Annuity products provide policyholders with income after they retire.
This section principally focuses on the life insurance industry in the markets in which we operate, namely Hong Kong (and Macau), Thailand (and Cambodia), Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia. Comparisons are also provided to four markets in which we do not currently operate but which have a sizable life insurance industry, namely mainland China, India, South Korea and Taiwan. In this section, unless stated otherwise: (i) information and statistics provided for Asia relate to the markets in which we operate and the four comparable markets and (ii) information and statistics provided for Southeast Asia relate to Thailand (and Cambodia), the Philippines, Indonesia, Singapore, Vietnam and Malaysia.
This section discusses five key themes that characterize the current landscape and future growth of the Asia life insurance industry.
The Asia life insurance industry continues to exhibit robust growth driven by structural and macroeconomic factors.
Market size and growth
Asia is one of the largest life insurance markets globally, with 38% of global life insurance gross written premiums, or GWP, generated in Asia in 2019. Asia generated an estimated US$1,027 billion of life insurance GWP in 2020, 41% of which was originated in the markets in which we operate. Life insurance GWP in Asia is expected to reach US$1,942 billion in 2030. Life insurance APE in our markets grew at a CAGR of 0.6% from 2015 to 2019 and is forecasted to grow at a CAGR of 8.1% from 2020 to 2030, as illustrated in the chart below.

FWD Markets – Individual Life Insurance New Business

(APE, in US$ billions)[1]

+0.6%
+8.1%
50
56
52
53
51
38
46
47
48
50
55
60
66
71
76
82
2015
2016
2017
2018
2019
2020
2021F
2022F
2023F
2024F
2025F
2026F
2027F
2028F
2029F
2030F

Market	CAGR 2015-19	CAGR 2020-30F
Cambodia	26.9%	26.2%
Vietnam	29.0%	10.3%
Indonesia	7.3%	12.7%
Philippines	9.6%	16.7%
Malaysia	8.5%	8.2%
Thailand	(3.8%)	7.0%
Singapore	9.6%	8.3%
HK & Macau	15.2%	11.7%
Japan	(8.2%)	2.0%
FWD Markets	**0.6%**	**8.1%**
FWD SEA Markets	**5.9%**	**9.9%**
FWD Markets ex. Japan	**10.8%**	**10.7%**

Source:   NMG
(1)
Static FX rates as at June 30, 2020. APE defined consistently with the definition under “Glossary” with the exception of Japan and Singapore. Singapore: Same as the definition under “Glossary” with the exception of new regular premium policies where the premium payment duration is less than 10 years, in which case premiums are adjusted to weighted new business premiums. Japan: Similar methodology to Singapore, but applied to all policies and based on contract period rather than premium payment period (i.e. annualized premiums).

We operate in seven of the ten fastest-growing markets in Asia, the majority of which are in Southeast Asia. Southeast Asia and mainland China are expected to be the key drivers of growth in the Asia life insurance market, given the population base, the proportion of the middle class in the overall population, and the larger protection gap, compared to the rest of the Asia region.
Structural macroeconomic growth drivers
The growth of the Asia life insurance market and the forecasts of NMG above are based on a number of demographic and macroeconomic factors, as discussed below.
Favorable demographics with a young and growing population
Many of our markets have strong population growth, and also enjoy a younger demographic. Asia had a total population of approximately 3.6 billion as of December 31, 2020, 61% of which was under the age of 40. The overall population size in the markets where we operate was 740 million as of December 31, 2020, which is expected to grow to 788 million by 2030. The under-40 population in Asia was 2,213 million in 2020, whereas in Europe and in North America, the equivalent population was 358 million and 196 million, respectively. In our markets, the under-40 population grew from 448 million in 2015 to 450 million in 2020, accounting for 61% of the total 2020 population. In particular, the total population of Southeast Asia reached more than 600 million as of 2020, 66% of which was under the age of 40. The median age in our markets was 33 years as of 2020, compared to 34 years for Asia as a whole, 48 years for Japan, 38 years for China and 29 years for the rest of Asia (excluding our markets).
Growing wealth and expanding middle class
The GDP per capita of our markets grew at a CAGR of 2.1% from 2015 to 2020, reaching approximately US$11,300 at the end of 2020. It is expected to further grow approximately by 1.6 times from 2020 to 2030, or at a CAGR of 4.6% (or 1.9 times from 2020 to 2030, excluding Japan, or at a CAGR of 6.4%), compared with forecasted global GDP per capita growth of 4.4% over the same period. Also from 2015 to 2020, GDP per capita in the markets of Southeast Asia in which we operate grew over twice as fast as the global average. Average per capita gross savings of our markets reached US$3,500 as of the end of 2020. Per capita gross national income, or GNI, for the Southeast Asia markets where we operate, grew at a CAGR of 5.2% over the past five years, compared to the global average of 2.2%. The following chart illustrates per capita GDP growth by region and across our markets.

Source:   NMG
Note:   Area of bubbles represent the region’s forecasted GDP in 2030.
The rising income levels in our markets create opportunities for life insurance companies to capitalize on the increasing savings and investable wealth in those markets. In particular, the middle class population, which is the population classified with daily income between US$10 and $100 per person in 2005 purchasing power parity terms, grew by 2.5% from 2015 to 2020 in our markets, compared to the global average growth of 2.3% over the same period. The middle class accounted for 61% of the total population of our markets at the end of 2020, compared to the global average of 48%. In particular, the middle class population in Southeast Asia is expected to grow by more than 150 million in the next ten years.
A significant portion of the investable wealth in our markets is currently allocated to cash and bank savings, which, on average, accounted for 63% of the total investable wealth of our markets in 2020. Given these surplus funds and low interest rates, there is significant potential in these markets for customers to increase the allocation of their investable wealth to life insurance policies, particularly as their average income and savings increase. The charts below set forth the breakdown of the investable wealth by asset type per capita across our markets in 2020.

Source:   NMG
Sizable protection gap across the Asia region
The growth of the life insurance market is also driven by the mortality and health protection gaps. The mortality protection gap is the shortfall between the financial resources a household needs versus what is available, to maintain its living standard in the event of the premature death of the primary income earner and the health protection gap is the cost of stressful self-financing or forgoing healthcare due to unaffordability, both measured in annualized premium equivalent terms. The protection gap APE for Asia was US$508 billion at the end of 2020, including US$4 billion for Hong Kong (and Macau), US$4 billion for Thailand, US$41 billion for Japan, US$21 billion for Indonesia, US$10 billion for Malaysia, US$7 billion for the Philippines, US$7 billion for Vietnam, US$4 billion for Singapore, US$0.2 billion for Cambodia, US$262 billion for mainland China and US$148 billion for the rest of Asia.

The following chart illustrates the demographic and macroeconomic growth drivers for Asia:

Key Individual In-Scope Market Metrics

Market	Life Insurance GWP 2015-19 CAGR (%)	Population (m)	Income per Capita Growth[1]	Protection Gap APE (US$ bn)	Life Insurance Penetration	Mobile Penetration	Internet Penetration
Cambodia	>40.0%	17	9.3%	0.2	0.5%	75%	50%
Vietnam	29.3%	97	6.6%	7.5	2.1%	84%	69%
Mainland China	14.5%	1,439	5.4%	261.7	2.2%	91%	57%
HK & Macau	12.3%	8	2.0%	3.7	19.6%	99%	92%
India	11.4%	1,380	6.5%	114.3	2.5%	58%	20%
Indonesia	10.1%	274	5.7%	20.5	1.1%	72%	55%
Singapore	8.6%	6	2.4%	3.5	8.8%	98%	89%
Malaysia	7.6%	32	2.9%	10.1	3.6%	89%	84%
Philippines	5.5%	110	4.1%	7.4	1.1%	72%	43%
Taiwan	4.4%	24	2.6%	9.4	16.4%	98%	89%
Thailand	3.4%	70	8.0%	3.7	3.4%	96%	72%
South Korea	(1.2%)	51	1.4%	24.5	5.8%	97%	96%
Japan	(3.7%)	126	3.7%	41.2	5.0%	95%	96%
Total		3,634		508			

FWD Markets   Other Asia Markets

Source:   NMG
(1)
GNI per capita CAGR from 2015-20F.

In response to the COVID-19 pandemic, several trends have emerged in Asia’s life insurance market, including (i) continued low interest rate environment; (ii) enhanced consumer awareness for health and protection products; (iii) online and digital engagement with customers becoming the prevailing methods of engagement not only for purchasing but end-to-end servicing; (iv) life insurance companies competing based on their innovation capabilities and their speed to market; and (v) increasing importance of ecosystem partnerships.
There is a substantial underserved insurance “white space” with significant lifetime value.
Life insurance penetration
The emerging markets in Asia, including our markets such as Thailand, Cambodia, the Philippines, Indonesia, Vietnam and Malaysia, currently have significant potential for life insurance penetration. In Asia, life insurance premiums per capita are at only US$275 and the ratio of life insurance premiums to gross savings is 9.2%. The ratio of life insurance premiums to gross savings in North America and Europe is 16.6% and 21.0%, respectively. This indicates significant growth opportunities for emerging markets in the Asia region. The chart below illustrates the life insurance penetration rates by market as of the end of 2019.

Source:   NMG
Gap between intent to buy and actual purchase propensity
Consumers across all age groups within our markets, including millennials (defined as those aged under 40), acknowledge that despite having the intention to purchase life insurance, they remain under-insured. As illustrated in the following chart, 84% of millennials regard life insurance as important, but only 53%, when surveyed, stated that they believe they have adequate life insurance. This significant gap between having the intention to purchase and having adequate life insurance coverage is observed in consumers across all age segments in our markets.

Many Consumers Believe they are Under Insured

(Stated importance of life insurance vs whether current life insurance is sufficient, %, 2020)

Thailand
Vietnam
Philippines
Indonesia
Malaysia
Singapore
HK & Macau
Cambodia
Japan
FWD Markets
Life insurance is important
87 82 74
94 74 70
98 83 85
86 79 100
86 85 84
73 71 81
77 74 68
72 49 33
43 53 34
84 74 70
Higher belief in sufficient life insurance coverage observed in Millennials in some markets likely due to a combination of (over)confidence and having yet to reach a major life stage (e.g. marriage, dependents, etc.)
Opportunity
17 21 33
32 21 25
39 40 43
30 24 41
33 42 31
37 34 46
46 50 47
44 40 27
25 36 20
31 29 33
Have enough life insurance
69 61 41
62 53 46
59 44 42
55 55 58
53 42 53
36 37 35
31 24 20
28 9 6
18 16 14
53 45 38
Millennials
Gen X
Boomer

Source:   NMG
We believe these underserved consumer needs have resulted from several customer pain points throughout the customer journey, from being unable to afford life insurance to being unsatisfied with a long-winding purchase process.
The customers are often offered complex, standard and jargon-laced products via offline channels. At the same time, distributors lack timely access, natural touchpoints and insights into these prospective customers to serve them effectively. As a result of the legacy systems of many life insurance companies, customers are often faced with convoluted, paper-based and time-consuming purchase processes.
In addition, NMG found that approximately one-third of life insurance claimants in Asia are dissatisfied with the claims process because it is lengthy, difficult to understand, coupled with limited post-sale engagement and unsatisfactory customer service and requires excessive amount of information. See “— Asia’s life insurance landscape is constrained by outdated business models” for more details on these customer pain points. As illustrated in the following chart, consumers’ acknowledgement of underinsurance translates to approximately US$35 billion of the overall approximately US$100 billion protection gap, as measured by APE at the end of 2020. We expect that rising income and wealth levels as well as the ongoing growth of the life insurance industry will help consumers better understand their need for protection.

Source:   NMG
(1)
Protection needs fulfilled via life insurance.

Customer segmentation and lifetime value
The following chart illustrates the four different customer segments for the life insurance industry and their correlation with age.

Illustrative Translation of Consumer Income & Age to Wealth Segment

Income
25
30
35
40
45
50
55
60
65
65
Age

Consumer Wealth Segments & Life Insurance Needs		Life Insurance Current Penetration
HNW	■ Bespoke and comprehensive coverage across protection & investment options, including consideration towards IHT[1]	**High: Multiple Policies** ***Bulk of market today***
Affluent	■ Access to broad set of investment options and more comprehensive protection coverage ■ Limited affordability issues	
Mass-affluent	■ Accumulation options and protection aligned to increasing responsibilities ■ Affordability remains a key concern	**Low to Medium: Can afford but penetration remains low** ***"White space"***
Micro customers	■ Appetite for savings vehicles & basic protection if having/have a family, however affordability severely constrained	**Low: Limited awareness or means for life insurance**

Millennials: current millennials are expected to become the affluent and HNW consumers of the future

Source:   NMG
(1)
Inheritance tax.

Although the current millennial population currently makes up only a small proportion of high net worth and affluent customers, as their income and wealth level increases, this proportion is expected to increase over time. However, due to the outdated business models discussed below, the majority of the millennials segment is currently underserved because life insurance products and propositions generally appeal more to older high net worth and affluent customers. We believe the growing percentage of millennial customers presents significant opportunities for insurance companies. Since a large proportion of these customers will become affluent and high net worth customers over time and offer substantial lifetime value, insurance companies can capture these potential customers early on.
The evolving needs and high lifetime value of millennials allow life insurance companies to gain greater value throughout their life insurance journey. The cumulative lifetime value of a typical new 25-year-old policyholder is on average ten times the value of their initial purchase (US$2,500 and US$250, respectively). New 25-year-old policyholders will, on average, purchase 4.25 life insurance policies over their lifetimes and the majority of these policies will be purchased before they reach the age of 40. In addition, since customers prefer different products at different life stages, the change in product preferences of the current millennial segment also offers opportunities for life insurance companies to cross-sell as well as up-sell. Millennials generally prefer medical insurance products in early life stages and, as they age and as they accumulate wealth, their preference changes to a broader range of insurance products such as term life, critical illness and unit-linked products. Therefore, millennials are expected to have greater needs for products that address their protection needs, as they go through their life stages. The following chart illustrates the purchasing journey and lifetime value of a typical 25-year-old new policyholder.

Source:   NMG
Asia’s life insurance landscape is constrained by outdated business models.
Industry landscape
The majority of life insurance companies in Asia are constrained by outdated business models. The top three Pan-Asian life insurers, as measured by total APE market share, have been investing in upgrading their infrastructure, but attempts to digitalize the life insurance business and streamline the relevant processes are slow to gain traction among insurance companies, and digitalization efforts are largely limited to a few players. In addition, there are a large number of slow growth mid-sized multinational and local insurers who either have limited resources or lack the support and commitment to make a difference. As a result, most of Asia’s life insurance companies are still in the early stages of digital transformation.

The following chart illustrates the digitalization status and growth of Asia’s life insurance companies (excluding China).

Digital/Innovation vs Growth for Asian Life Insurers
(FWD Markets, 2020)

Singlife[4]
LifeNet
FWD
BowTie
AIA
Prudential plc
Manulife
Dai-ichi Life
AXA
Aviva
Allianz
HSBC
Sun Life
Digital/Innovation Index[1]
-20%
-10%
0%
10%
20%
30%
190%
APE Growth (2015-20 CAGR)[3]

Note: Area of bubbles represent the insurer's life insurance 2020 new business (APE) across FWD Markets

Categories[2] & Key Insights

Reinventing – rated as leveraging Digital Transformation to serve customer demand to generate high business growth and is on route to beginning Digital Reinvention to maintain lead position toward 'Digital First'[5]

Transforming – moved beyond digitization into early phase digital transformation, aimed at unlocking efficiencies with an evolving business proposition to match business capabilities & consumer demand

Adopting – maintains growth with significant potential to undergo digital transformation & unlock additional value through efficiencies

Beginning – effectively reliant on market growth with a non-competitive digital proposition & a low appetite for any innovation

Note: Area of bubbles represents insurer’s relative life insurance 2020 APE across FWD markets.
Source:   NMG
(1)
Based on industry executive citations from NMG Life Re Study Asia 2020 & NMG Asia Life Executive Study 2020/21.

(2)
Based on Gartner & NMG categorization.

(3)
NMG Asia Life Insurance Market Model, CAGR based on first year of entry if insurer entered post-2015.

(4)
Singlife digital/innovation score pre recent merger with Aviva.

(5)
No scale examples within FWD Markets, though some mainland Chinese insurers would sit within this category.

Distribution channels
The Asia life insurance market is relatively reliant on traditional distribution channels such as bancassurance, agency and brokerage/IFA. While direct channels are expected to grow at a much faster rate, bancassurance, agency and brokerage/IFA channels are still expected to make up the majority of distribution over the next decade. In our markets (excluding Japan), APE distributed through the direct digital channel is expected to grow at a CAGR of 26.7% from 2020 to 2030, compared to projected growth of 9.4% for traditional direct tele-marketing, 11.0% for the bancassurance channel, 13.8% for the brokerage/IFA channel and 8.8% for the agency channel over the same period. Bancassurance, agency and brokerage/IFA channels together are expected to amount to approximately US$75 billion, which represents 92.3% of the APE in our markets in 2030. The following chart illustrates the breakdown of APE by distribution channel in our markets in 2020.

Source:   NMG
Most life insurance companies in Asia are heavily reliant on the agency channel, which has experienced very limited digital adoption historically. Similarly, traditional direct channels are not digitally enabled and are severely limited in terms of the types of products they currently offer and the underlying purchase process.
Homogenized product offerings
Within Asia, there are limited differences across product offerings in each market, and since pricing remains opaque, it is difficult for customers to compare fees and other costs across insurers. Customers are often offered standard products with bundled coverage and benefits, limiting customer ability to choose coverage or benefits that are tailored to their specific needs. In addition, due to the dominance of agency and bancassurance as distribution channels, products are often designed to be distributed through an intermediary, such as an agent or bank staff, which results in the pervasive use of industry jargon that customers do not understand.
Products offered by Asia’s life insurance companies generally fall into the following categories: medical/health, personal accident, term life, endowment, whole of life, investment-linked and retirement income. The core characteristics of products within the same category are generally the same, with only marginal differences in areas such as coverage limits, number of exclusions, detailed terms and optional riders.
Customer journey
Given the dominance of the agency and bancassurance channels, the traditional customer journey is designed to focus heavily on the origination phase and rely on agents and bank staff to engage with customers and guide them through the sale process. Since there is limited engagement from agents post-sale, policyholders receive very little after-sale service and are often left alone to drive the claims process. In addition, the traditional sale and claims processes are heavily paper-based and require a substantial amount of information. Without engagement and support from agents, the claims process can be difficult to navigate for customers. The chart below shows a simplified version of a typical traditional customer journey across different stages for the agency and bancassurance channels.

Product	Discovery	Advice	Quote, Apply & Purchase	Monitor & Engage	Claim
Agent	▪ Homogenous products, designed under the assumption that the product is placed by an intermediary	▪ Consumer is approached by an agent through personal relationship or referral	▪ Intermediary performs a financial needs analysis through face to face medium, ultimately recommending a life insurance product suitable to the consumers circumstances and financial needs	▪ Intermediary guides the consumer through the entire purchase journey, including the application, gathering and submission of any required information (including medical tests) ▪ Leading to a tedious, heavily paper-based process	▪ Limited engagement post-sale from agent given remuneration structure ▪ Insurer typically only provides an annual statement noting current account value and any change in premiums	▪ Customer must drive claim process ▪ Limited intermediary engagement, communications are typically directly between customer and insurer ▪ Paper-based process slows time to payment during critical customer moment
Bancassurance	▪ Leading to use of industry terms and jargon, implicitly assuming the decision maker is an expert	▪ Consumer is introduced to life insurance while being provided core banking services at the branch				

New business journey is primarily designed around the intermediary rather than the end-consumer due to reliance on intermediaries to generate leads

Limited emphasis on post-sale process given limited impact on retention and ultimate profitability

Source:   NMG
Digital adoption is a key enabler of change for Asia’s life insurance industry.
Growth of the digital economy
Growth of the digital economy across our markets is a key growth driver for the life insurance industry as customers become increasingly digitally savvy. The expanding levels of digital connectivity, as well as the increasing affordability and higher adoption rates for digital services, enable insurers with digitally native, customer-focused business models to penetrate underserved customer segments rapidly. The following chart illustrates the growth in the digital economy across our markets over the periods indicated.

Source:   NMG
(1)
Southeast Asia here only encompasses the Philippines, Indonesia, Singapore, Vietnam and Malaysia.

(2)
GMV means Gross Merchandise Value, including insurance through eCommerce.

(3)
GWP for non-life insurance, APE for life insurance.

Mobile devices are becoming increasingly accessible and affordable in our markets. Consumers are becoming increasingly more skilled at using digital devices, with more than 60% of smartphone users having purchased a product or service online in 2020. The mobile internet penetration rate for Southeast Asia was 48% in 2020, and the smartphone penetration rate in our markets is expected to reach more than 80% in 2025. As a result of these changes contemporary life insurance customers in Asia expect a typical customer journey to be “mobile-first” and digital, and have higher expectations for seamless customer experience, easy-to-understand products and competitive pricing.
Technology enablement of traditional distribution channels
Digitalization is transforming traditional distribution channels, such as agency and bancassurance, through the development of digital tools. For example, agents use social media to complement their network and improve their lead generation capabilities, and with the growing popularity of internet and mobile banking, bank staff can capture leads and acquire customers digitally to complement their branch network. Customer relationship management tools and automated processing tools can improve agents’ productivity by enabling them to serve customers remotely and more efficiently. Propensity modeling improves customer retention rates by allowing agents to engage in proactive retention activities. Customer relationship management tools can also increase cross-selling and up-selling opportunities by managing customers’ lifecycle.
Adoption of ecosystem models to broaden customer access
Digital ecosystems are emerging as modern distribution channels and key growth engines for life insurers in Asia. While agency and bancassurance are expected to remain important distribution channels in the next five years, ecosystem partnerships will also play a key role in distribution.
A common type of digital ecosystem adopted by life insurance companies is the digital marketplace model, where insurance companies collaborate with eCommerce partners to broaden customer access and leverage their infrastructure. The digital marketplace model focuses on customer acquisition. Customers have a one-stop shop for a broad range of products, including insurance, and are able to easily complete insurance transactions through eCommerce portals. By seeking to improve policyholders’ health and well-being, insurers can reduce the amount and frequency of claims.
Compared to the traditional distribution channels, digital ecosystems provide greater customer engagement and acquisition opportunities. They allow digital insurers to leverage technology, data and analytics to build ecosystem partnerships to access hundreds of millions of previously untapped customers across Asia. Life insurance companies are also able to derive superior lifetime value from policyholders and increase cross-sell and up-sell potential as a result of higher levels of customer engagement.
Omni-channel model with human touch
With the rapid development of the digital economy, millennials are increasingly turning to digital channels to research and purchase life insurance, and 41% of millennials in our markets expressed trust in digital channels to research life insurance. Consumers’ increasing preference for digital channels provides insurers with the opportunity to offer seamless customer journeys with simplified purchase processes, customized products and pricing, enhanced customer engagement and streamlined claims processes.
90% of consumers across all ages still prefer to have some form of human contact during the sales process, with 42% of millennials, 43% of Gen X (defined as those born between 1965 and 1980) and 35% of Baby Boomers (defined as those born between 1946 and 1964) preferring to purchase life insurance through digital channels.

Given the diverging preferences for engagement by customers of different ages and the general preference for some level of human contact, omni-channels, involving both an online and in-person component that can adapt to consumers’ preferences, are becoming increasingly important.
Digitalization of back-end processing and customer servicing
The increased adoption of automation and AI has led to higher customer expectations for experience and productivity. Processes can be automated to provide instant services that are available at all times while also increasing cost efficiency and enabling insurance companies to build scalable, agile and efficient platforms. Process automation is regarded by insurance companies as a priority for their digital investments. By simplifying and automating various processes, operating and cost efficiencies can be significantly improved. For example, AI-enabled chatbots are utilized for customer services to increase the speed and efficiency of these services. AI-enabled chatbots can interact with customers around the clock, enhancing customer experience across the marketing, distribution and claim processes. Automation has also been adopted in the marketing, underwriting, and claims processes.
Data analytics and the application of AI will have positive impacts across the life insurance value chain by increasing efficiency and reducing operating costs. For example, data analytics and AI enable life insurance companies to fulfill the needs of more customers during the marketing, sales and distribution processes through automated and targeted marketing campaigns, automated triage processes that match customers with the most suitable distribution channel and AI-supported financial analysis and advice. AI also simplifies and expedites the underwriting process by adopting AI-supported adaptive underwriting questionnaires that only ask necessary questions and augmenting information derived from the questionnaires with external datasets. AI also allows insurance companies to analyze customers’ requirements early on to create customized products quickly and offer dynamic pricing. Automated risk-profiling improves customer retention rates and increases cross-sell and up-sell opportunities.
Digital infrastructure
A modern enterprise architecture is essential for digital-first insurers to understand customers’ needs, deliver innovative propositions and improve cost efficiencies. While most life insurance companies have made significant investments in developing applications and tools to improve the customer experience, many large insurance companies are not able to utilize these tools effectively in and across different jurisdictions in Asia due to their legacy systems and outdated data structures.
The key component for companies that are to be regarded as leaders in “digital-first” transformation is their establishment of common data models for use throughout their entire business so that data can be consolidated into a centralized source. The development of digital infrastructure is essential to digitalizing the customer journey, utilizing customer data and integrating processes and systems to offer customers the omni-channel experience. With an open modular architecture, scalable and real-time changes can be made to individual modules without interrupting the whole application, and applications can be seamlessly integrated. Centralized data can be utilized to derive comprehensive customer profiles across all products and services to improve cost efficiencies and offer more relevant customer propositions quickly.
There are significant growth opportunities for digital-first nimble players operating at scale.
Dynamic Pan-Asian Life Insurance Landscape
There are substantial growth opportunities for nimble and innovative life insurance companies that have achieved scale, particularly in Southeast Asia. The top three Pan-Asian life insurance companies together were estimated to have accounted for only approximately 20% of the APE in 2020, leaving ample room for other life insurance companies in the region. The chart below sets forth the breakdown of forecasted APE by market in 2020.

Source:   NMG
(1)
Pan-Asia is defined as competing in three or more of our markets.

(2)
Using static FX rates as at June 30, 2020.

As illustrated in the following chart, growth for the leading life insurance companies in terms of market share has lagged compared with the emerging insurtech companies, which, while enjoying rapid growth, have yet to gain enough market share to take advantage of the benefits of the omni-channel model. Since the majority of life insurance companies in Asia are constrained by outdated business models, companies that are successful in their transformation are particularly well-positioned to capture growth opportunities. In addition, with the rapid growth of the life insurance market in Asia, aside from capturing and retaining existing customers, there are significant opportunities for expansion offered by currently untapped and underserved customers.

Competitor Market Share and Growth across FWD Markets – Individual Life Insurance New Sales
(APE[2], 2020)

Top 3
AIA
Prudential plc
Manulife
China Life
HSBC
Dai-ichi Life
AXA
PFI
Great Eastern
Tokio Marine
MetLife
Allianz
Sun Life
Zurich
Generali
Etiqa
CHUBB
Taiping
FWD
Top 3 Pan-Asia[1]
Other Pan-Asia
Local
High growth driven by effective entry in 2015, volumes concentrated in one market (>90% in HK)
Number of high growth players including 'Insurtechs' like Singlife, however none of any meaningful scale
Market Share (APE, 2020)
10.0%
7.5%
5.0%
2.5%
0.0%
-20%
-15%
-10%
-5%
0%
5%
10%
15%
20%
25%
30%
>70%
Growth (2015-20, CAGR)

Source:
(1)
Pan-Asia defined as competing in three or more of our markets.

(2)
Using static FX rates as at June 30, 2020.

The competitive landscape of Southeast Asia’s life insurance industry has changed dramatically in a short period of time, as illustrated in the following chart. In terms of ranking by APE among Pan-Asia insurers (FWD’s Southeast Asia markets only), FWD is estimated to have grown from tenth place in 2015 to fifth place in 2020, making it the fastest-growing Pan-Asian life insurer in the past five years.

Pan-Asia[1] Insurers Across SEA FWD Markets by Individual New Business (APE, USD bn)[2]

Pan-Asia Insurers capture ~70% of total individual new business premiums across SEA FWD markets

2015
Δ in Ranking Since 2015
2020
AIA 1.5
Prudential 1.4
AXA 0.8
Great Eastern 0.7
Allianz 0.3
Manulife 0.3
Aviva 0.3
Dai-ichi Life 0.2
Sun Life 0.2
FWD 0.2
Tokio Marine 0.1
Generali 0.1
Etiqa 0.1
Zurich 0.1
HSBC 0.1
CHUBB 0.0
MetLife 0.0
Cardif 0.0
China Life 0.0
0
0
1
2
5
-3
-2
1
4
-2
1
-1
3
0
2
-1
2
n/a
n/a
AIA 1.8
Prudential 1.7
Great Eastern 1.1
Manulife 1.0
FWD 0.8
AXA 0.6
Allianz 0.5
Sun Life 0.3
Etiqa 0.3
Dai-ichi Life 0.2
Generali 0.1
Tokio Marine 0.1
CHUBB 0.1
Zurich 0.1
MetLife 0.0
HSBC 0.0
China Life 0.0
Taiping 0.0
PFI 0.0
Top 3
Other Pan-Asia (Top 10)
Other Pan-Asia (Tail)

Source:   NMG
(1)
Pan-Asia defined as competing in 3 or more FWD markets.

(2)
Using static FX rates as at June 30, 2020.

Digital-first advantage
The emergence of digitally native and young-at-heart customers, together with the growth of the digital economy, is driving the transformation of life insurance companies to “digital-first” insurers. Digitally native customers are those that have been brought up in the digital age while young-at-heart customers are those from an older generation that have embraced technology. Both are familiar and comfortable with smartphones, computers and the internet. “Digital-first” insurers can enhance the customer experience by gaining a deeper understanding of customers through data collection, transforming the traditional distribution channels and building ecosystems to broaden customer propositions.
A true “digital-first” life insurance company recognizes digitalization as the core of future growth, invests in digitalization deliberately and strategically, and emphasizes the development of data and digital infrastructure. Digital-first life insurance companies have the following core capabilities and culture: in terms of customer experience, digital-first insurers adopt a customer-centric approach that permeates across the life insurance value chain. In terms of platforms and ecosystems, they focus on both developing traditional distribution channels such as bancassurance and agency and building multi-channel ecosystems for future partnerships. They have an underlying infrastructure that supports easy integration with different partners across various markets. In terms of digital infrastructure, they have invested strategically early on to establish an integrated infrastructure for data across their businesses in different markets.
Insurers have been investing heavily in digitalization with a central focus on customer acquisition by building new distribution channels and developing corresponding products, digitizing the application process and developing tools to facilitate automated marketing, underwriting and claim management. However, these investments are slow to pay off without transforming the underlying infrastructure, and as a result, most insurers in the Asia region are still far from being true “digital-first” insurers. Most executives of life insurance companies in Asia acknowledge that their companies’ current digital capabilities are far from ideal, and while there have been some achievements in digitalizing the “front-end” of the customer experience, such as improving the omni-channel experience, progress has been slow for back-end processing and intelligent technology such as cloud-based architecture and automation. Legacy-heavy insurers are often restricted in their digital transformation efforts due to the cost, challenges and complexities associated with transforming a myriad of legacy systems. This creates a challenge for the legacy-heavy insurers but an opportunity for digital insurers who are legacy-light.
A few life insurance companies, including FWD, are recognized as leading digital and innovative life insurers by customers, as illustrated in the chart below. In particular, FWD has achieved a similar customer awareness level compared to the top three life insurance companies in the Asia region.

Source:   NMG
(1)
Weighted by consumer awareness of life insurer (sample size: 5,580).

The chart below illustrates the recognition life insurance companies have received for their digital development in several areas across the life insurance value chain, including digital lead generation and channel development, customer experience, innovative products and commitment to technology investment. In this chart, the size of each square represents the number of citations the relevant company has received for being a digital innovator from life insurance executives across Asia.

Source:   NMG

BUSINESS
INSURANCE AS WE SEE IT
Our vision is changing the way people feel about insurance.
Since our inception, we have envisioned a world where millions of customers, together with our distribution partners, are seamlessly served, enabled and connected by FWD. Our business decisions are driven by customer experience at the forefront and supported by our integrated, cloud-based and multi-channel digital infrastructure.
We envision a world where protection is simple, personal and accessible to all customers who need it, and where customers trust their insurers to look after their protection needs so they can celebrate living.
We envision a world where smarter real-time data and automated processes eliminate burdensome paperwork and, when combined with the human touch, provide insights on customer needs and optimize the sales journey for insurance distributors.
We envision a world that is dynamically evolving and where innovation in the insurance space is an everyday occurrence, powered by nimble business models and scalable digital architecture.
Every day, we build our business to be the insurer of the future, turning our vision into reality.
OVERVIEW
We are a fast-growing and leading Pan-Asian life insurer with a customer-led, legacy-light and digital-first model.
We were founded in 2013 by our founder, Mr. Li, with the ambition of forging our own path as a next-generation insurer in Asia. We set out to transform insurance with technology to disrupt the traditional mindset, behaviors and operations of the insurance industry. We developed our platform from the early days of our operation with minimal legacy. That advantage, combined with our speed of execution, has allowed us to quickly capture market opportunities and stay ahead of the industry average in terms of certain key performance indicators, such as APE growth rates, in the markets in which we operate. We have built our leadership team and culture to align with this vision.
We have grown from three markets at inception to ten markets, including Hong Kong (and Macau), Thailand (and Cambodia), Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia. This provides us access to some of the fastest growing insurance markets in the world with an expanding but underinsured population. Our Southeast Asia markets contributed over 40% of our VNB in 2020. We achieved 5.5 times growth in our APE in 2020 since our first full year of operations in 2014, growing from US$309 million in 2014 to US$598 million in 2016 and further to US$1,692 million in 2020. Our VNB grew 5.0 times over the same period, growing from US$123 million in 2014 to US$617 million in 2020. We also recorded total revenue of US$9,487 million and a net loss of US$252 million in 2020.
We are customer-led and we put customers at the heart of everything we do. Since our inception, we have set a clear path to disrupt the traditional insurance industry and transform distribution, instead of operating a traditional distribution-led insurance business. To maximize customer touch points and offer a desirable experience, we adopted a digital-driven, multi-channel distribution model to enhance, extend and empower our distribution, effectively serving diverse customer needs and meeting customers on an on-demand basis. We have built a leading Southeast Asia bancassurance franchise with eight exclusive partnerships and an elite agency force, which is ranked in the top ten among multi-national insurers globally in terms of the number of MDRT-registered members as of July 1, 2021, to serve sophisticated, affluent and mass affluent customers who value personalized interactions. We have also built a neo-insurance model to effectively reach digitally native, tech-savvy and young-at-heart customers through our D2C eCommerce platform, our bank partners’ digital channels and ecosystem partners’ platforms supported by API integration and O2O referral programs. Together, our distribution channels grant us access to over 150 million of our bank partners’ existing customers and over 80 million of our ecosystem partners’ existing customers, according to NMG. We redefine distribution with a digital heart and human touch by transforming traditional channels and building new ones with technology.
We offer easy-to-understand and relevant propositions with a proven record of first-in-market and award-winning products. Through a continued focus on innovation, proprietary digital tools and data analytics, we have made our customers’ insurance journey simpler, faster and smoother, providing them with an experience that we believe is best-in-class. We are a leading, strong performer for life insurance customer experience in three markets, according to a CX Index™ study by Forrester Consulting in the fourth quarter of 2020 that we commissioned. We also recorded significant growth in our customers who have entrusted us with their insurance needs, from approximately 1 million customers, which include both individual and group scheme policyholders and beneficiaries, as of December 31, 2015, to 3.8 million customers as of December 31, 2017, 9.6 million customers as of December 31, 2020 and 10.3 million customers as of September 30, 2021.
Market Opportunities and Growth Drivers.   We have built a Pan-Asian presence with success driven by our execution efficiency and a digital-first approach that can be adapted to evolving market trends and customer needs. According to NMG, the aggregate life insurance GWP in our current markets is estimated to be US$425 billion in 2020, with the overall GWP in Asia forecasted to grow 1.9 times from 2020 to 2030, offering significant market opportunities ahead. We believe that structural demographic and macroeconomic factors, including middle-class expansion, ongoing wealth accumulation, a significant protection gap, which is the estimated additional life insurance premiums needed annually to fully meet mortality and health protection needs, as well as digital acceleration, are key drivers for the growth of the Pan-Asian insurance sector. We are present in seven of the top ten fastest growing markets in Asia according to NMG, including a strong focus on Southeast Asia.
Legacy-light Organization.   We believe that — being a relatively young insurer, founded in 2013 — our legacy-light organization differentiates us from our competitors. This is demonstrated by our ability to quickly identify market opportunities, balance strong organic growth and efficient execution of value-accretive acquisitions and activate new partnerships in a speedy manner. Our operations are supported by robust technology capabilities and digital infrastructure, which is increasingly cloud-based and integrated across business functions and with external partners. Our growth is underpinned by our culture of continuous innovation, our capacity for decision-making without layers of bureaucracy, as well as modern, streamlined infrastructure and systems that were built with minimal legacy. Our multi-channel distribution strategy frees us from the constraints that many competitors, operating primarily on the basis of legacy agency franchises, may face. We believe that all of these advantages allow us to adapt quickly to evolving market dynamics, capture growth opportunities, and forge new paths ahead of traditional, legacy-heavy life insurers. We recorded a CAGR of 26.6% for total APE from 2018 to 2020, which is higher than the corresponding growth during the same period of the five largest (by APE) Pan-Asian life insurers, defined as life insurers competing in three or more of our markets, according to NMG.
Addressing Insurance Pain Points.   When we established FWD in 2013, we conducted customer behavior studies and identified multiple pain points in the insurance journey that created barriers to purchase. We have found that underserved customers were offered complex, standard and jargon-laced products through aggressive marketing. At the same time, distributors lacked timely access, natural touchpoints and insights into these prospective customers to serve them effectively. Customers were also faced with convoluted paper-based and time-consuming purchase and claims processes, coupled with limited post-sale engagement and unsatisfactory customer service. We believe that these customers are deterred from purchasing the protection they need because of this frictional customer journey. We decided to challenge the traditional business model and tap into this insurance “white space.”
Customer-led Strategy.   To address these challenges, we adopted a customer-led strategy designed to champion our customers’ needs and create a desirable customer journey. We aim to be the trusted partner of our customers by making insurance (1) easy to know with transparent and tailored propositions, (2) easy to buy with paperless applications, auto-underwriting and our D2C eCommerce platform, (3) easy to claim with a smart claims process and swift payment, (4) easy to engage with end-to-end lifetime interaction, and (5) easy to love with a distinctive experience and an innovative brand. We believe our multi-channel distribution strategy allows us to meet our customers wherever and whenever they choose, across tech-enabled touch points, with O2O and cross-channel referrals creating a seamless customer journey that presents cross-selling and up-selling opportunities.
We believe that our customers are drawn to these value propositions. Our total customers increased at a CAGR of 28.8% from December 31, 2018 to September 30, 2021. In terms of organic new individual customers, we recorded a CAGR of 25.8% from 2018 to 2020 and year-on-year growth of 25.9% for the nine months ended September 30, 2021. Importantly, we have gained traction amongst the millennial (defined as those aged under 40) customer segment, which has high lifetime value, according to NMG.
Digitally Focused.   We are a digital-first next-generation insurer. Innovation, driven by data analytics, is at the core of everything we do and is foundational to each of our processes. Underpinned by our data and technology capabilities, we have constructed a digital architecture that is standardized across our Group. Our integrated, cloud-based Data Lake captures a holistic customer view and informs every customer interaction and decision across business divisions in real time. Our proprietary digital systems and toolkits across our prospecting, purchasing, underwriting, claims and servicing functions are built upon AI and big data analytics. This has enabled us to understand our customers’ needs and how and when they would like to be engaged, deliver improved customer experiences and enhance our operational efficiency. To further our leadership and capabilities as a digital-first insurer, we have continued to invest in our R&D budget and technology headcount. We have been widely recognized both by our customers in industry branding surveys and by industry peers as a digital innovator in the life insurance sector. We believe our digital innovation reinforces our market leadership and our ability to continue growing at a faster pace than our peers while reducing our operating expense ratio.
Sustainable and Value-Focused Growth.   We have experienced substantial growth and demonstrated a strong track record of execution. Our Pan-Asian franchise combines our operations in Indonesia, Malaysia, the Philippines, Singapore, and Vietnam, which are growing rapidly and efficiently, and our sizeable operations in Hong Kong (and Macau), Thailand (and Cambodia) and Japan. Our growth is defined by the following aspects:
•
Value creation:   We recorded a total VNB of US$617 million and a protection ratio of approximately 55% in 2020. Our Underlying VNB increased at a 25.8% CAGR (24.8% on a CER basis) since 2018 to US$358 million in 2020 and increased by 43.2% (42.8% on a CER basis) on a year-on-year basis from US$329 million in the nine months ended September 30, 2020 to US$471 million during the same period in 2021. Our EV Equity grew at a 29.0% CAGR from US$4.3 billion in 2018 to US$7.1 billion in 2020 and further grew to US$7.7 billion as of September 30, 2021.

•
Scale:   Backed by both a rapidly growing new business and a significant book of in-force business, we achieved Total Weighted Premium Income (“TWPI”) of US$6.5 billion in 2020 growing at a 31.1% CAGR since 2018. Our TWPI grew 7.6% from US$4.9 billion in the nine months ended September 30, 2020 to US$5.2 billion in the same period in 2021.

•
Profitability:   As we are a growing company with an operating history of only eight years, we incurred net losses of US$196 million, US$332 million and US$252 million and losses from continuing operations after tax of US$198 million, US$316 million, and US$272 million for 2018, 2019 and 2020, respectively, primarily due to (i) increases in financing costs, which reflect additional bank borrowings in 2020 and the interest on bank borrowings, subordinated notes and guaranteed notes issued in mid- to late-2019, and (ii) one-off acquisition and related integration costs, costs in relation to this offering and implementation costs for IFRS 9 and 17 and Group-wide Supervision, which were partially offset by gains in short-term fluctuations in investment returns. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” for details. As such, in addition to net losses, we also look at adjusted operating profit before tax, a non-IFRS performance measure, and EV Operating Profit, an actuarial performance measure, to assess the performance of our operations. Adjusted operating profit before tax expanded from US$39 million in 2018 to US$101 million in 2020 and our EV Operating Profit grew from US$822 million in 2018 to US$1,010 million in 2020. We recorded a net profit of US$225 million and profit from continuing operations after tax of US$176 million in the nine months ended September 30, 2021 compared to a net loss of US$353 million and a loss from continuing operations after tax of US$354 million in the nine months ended September 30, 2020. We also recorded an adjusted operating profit before tax of US$135 million and an EV Operating Profit of US$798 million in the nine months ended September 30, 2021, representing an increase of 62.7% and 17.8%, respectively, from the nine months ended September 30, 2020.
•
Capital management:   Our business is supported by a strong balance sheet to allow for future growth. As of September 30, 2021, the solvency ratios of our key operating companies in Hong Kong, Thailand and Japan were 286%, 331% and 1,244%, respectively, which are well above the minimum local regulatory requirements in these markets.

We believe that our legacy-light organization and customer-led strategy position us uniquely to forge our own path and stay true to our vision of changing the way people feel about insurance. Combining this with our Pan-Asian geographical reach, extensive customer access, distinctive brand and propositions, digitally empowered distribution excellence as well as a proven track record in organic growth and M&A execution, we believe that we are well-positioned to capture the substantial growth prospects across our markets.
OUR COMPETITIVE STRENGTHS
Since our inception in 2013, we have positioned ourselves as a trusted provider of customer-led and innovative propositions to our customers and as a value-generative partner to our bank and ecosystem partners across Asia. We believe that the following competitive strengths have provided us with an edge to maintain our market-leading position:
Fast-growing Pan-Asian Life Insurer Capturing Growth Opportunities in the Most Attractive Markets in the Region
Our geographic reach and growth are substantial. We achieved over US$5 billion in annual gross premiums within seven years of operations. Since the launch of our brand in Hong Kong, Macau and Thailand in 2013, we have expanded into seven new markets by means of greenfield entries and acquisitions and selected value-accretive acquisitions to establish scale. In particular, we have targeted markets where we have identified what we see as substantial insurance “white space” and underserved populations. We believe that our expansion is a testament to our success in activating the large, young, emerging-affluent and digitally native consumer base across Asia with our nimble business model, data insights and proprietary digital tools, and our ability to transfer our know-how, distribution capabilities and technology across markets has been a significant driver of our rapid growth in each market.
Our strong foothold in Southeast Asia is a core source of our significant growth, and we expect this trend to continue into the future. We have grown our TWPI from US$1.1 billion in 2014 to US$6.5 billion in 2020, representing a CAGR of 34.4%.
Compelling Customer Propositions with a Distinctive Brand
We have made insurance easy by tackling the pain points in the customer journey. We believe we are an innovator that offers new, simple and relevant product propositions in response to evolving and distinctive customer needs.
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Easy to know:   We make our product offerings transparent, personalized and simple. We have re-written and simplified our policies across eight markets. We have also reduced policy exclusions substantially, allowing customers to celebrate living without worrying about uncovered exclusions. We believe our customers are able to easily understand the insurance they buy.

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Easy to buy:   We combine technology and the human touch in our face-to-face distribution and fully digitalized neo-insurance channels to facilitate purchase journey completion in minutes and integration with our partners. We equip our partners with a range of analytical tools for paperless sales and customer insights.

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Easy to claim:   We aim to provide our customers peace of mind in their claims experience. Our newly launched AI Claims 2.0 app can generate instant decisions for low risk claims and reduce the average assessment time to as little as two minutes from two days historically. We aim to provide a smooth and swift digital claims process to ensure our customers are covered and paid in their time of need.

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Easy to engage:   We provide seamless, intuitive customer experiences with increasing automation in order to appeal to millennials and tech-savvy, young-at-heart customers and build lifetime relationships. Our offerings go beyond insurance, providing customers with rewards, lifestyle experiences, post-claim recovery and other services. Our AI chatbots are capable of handling customer inquiries on a 24/7 basis.

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Easy to love:   Our modern brand is recognized for being different and innovative. We strive to stay at the forefront of product innovation to provide relevant and affordable protection for individuals and families.

These compelling propositions have enabled us to grow our customer base and achieve an increase in the average number of policies held by each policyholder from 1.28 to 1.37 between 2018 and 2020. As we continued to acquire new customers in the first nine months of 2021, the average number of policies held by each policyholder was 1.32 as of September 30, 2021.
We have built our business with the aim to make protection easy, accessible and affordable to our customers. As a result, we have increased our protection ratio in terms of VNB excluding the one-off retrocession reinsurance arrangement in Japan in 2020 from approximately 32% in 2018 to approximately 51% in 2020 and 52 % in the nine months ended September 30, 2021. We believe that our strong brand, leading customer advocacy and product proposition create significant differentiation and allow us to outperform our peers in attracting and retaining customers.
Elite, Tailored and Tech-Enabled Multi-Channel Distribution
Our distribution capabilities are anchored in our customer-led approach tailored to each market, including digital-savvy agents in Hong Kong, the top bancassurance franchise in Thailand, IFA teams in Japan and diversified channels in Emerging Markets. Our tech-enabled elite sales force seeks to meet customers’ demands with optimal touch points and services. We have built a differentiated distribution model by enhancing traditional face-to-face distribution channels with technologies, extending reach to prospective, underserved customers through our neo-insurance platform, and empowering all channels with relevant propositions, products and skill sets.
We have developed ongoing distribution partnerships with 19 banks as of September 30, 2021. This includes exclusive partnerships with eight banks in Southeast Asia, such as SCB in Thailand, VCB in Vietnam and Bank BRI in Indonesia. Through these partnerships alone, we have access to over 150 million potential customers via a network of over 3,600 bank branches. We have an elite agency franchise of more than 37,000 agents as of September 30, 2021, and 4.1% of MDRT-registered members as of September 30, 2021. We have one of the fastest-growing MDRT-registered agency forces among the top ten multi-national insurers globally as measured by the number of MDRT-registered agents as of July 1, 2021 based on qualified production in 2020, according to the MDRT Association. Our MDRT-registered agents grew at a CAGR of 47.3% between 2018 and 2021, which is 2.5 times the average of the other top-ten peers. To consolidate our access to a significant digitally native customer base with an end-to-end digital journey and natural touch points, we have built a neo-insurance platform which potentially provides us access to over 80 million customers of our ecosystem partners, according to NMG. Our D2C eCommerce platform provides one of the most comprehensive set of online life insurance products across our markets, according to NMG. With our strong API-enablement capability, we are also able to integrate our services with digital platforms of our leading bank partners as well as ecosystem partners. We partner with over 30 leading ecosystem players spanning the digital lifestyle, retail and consumer finance sectors.
Our digital core has transformed sales across all of our channels, empowering agents, banks, brokers, IFAs and ecosystem partners with wider customer access, personalized and effective servicing, and productivity enhancements. We blend the human touch with digitally enhanced direct engagement to drive customer acquisition. We achieved 43%, 95% and 100% digital tool adoption for our agents in Hong Kong, Thailand and Emerging Markets, respectively as of September 30, 2021. For additional information on our overall distribution channels and our digital tools, see “— Distribution” and “— Technology.”
Purpose-Built Digital Infrastructure and Data Analytics at the Core
We have built our entire digital architecture with the purpose of maximizing the use of data analytics and technology to inform business decisions, optimize customer experience, empower distribution and enhance operational efficiency. Our digital apps and platforms leverage data from our Data Lake, data governance, customer relationship management and proprietary AI models.
Our proprietary Data Lake is a central and foundational part of our infrastructure. Its cloud-based platform provides end-to-end visibility and control of the collection, collation and usage of data across applications, allowing real-time analysis to improve customer understanding, enable innovation and increase operational efficiencies. Our digital infrastructure enables us to innovate and roll out technological enhancements at a fast pace and in a cost efficient manner.
Built on our Data Lake is a series of systems and automated digital toolkits to facilitate prospecting, purchasing, underwriting, claims and servicing for customers, distributors and internal management. By implementing these digital tools, we aim to deliver a seamless experience along the customer journey.
From 2018 to 2020, we have increased both the budget and headcount of our data analytics team at a CAGR of approximately 60% to support our various digital initiatives. As of September 30, 2021, approximately 40% of the headcount at our Group Office was comprised of technology employees, up from 36% as of December 31, 2020. Many of these employees have extensive prior work experience at global leading technology and fintech companies. Our engineering hub, “Innovation Kitchen,” utilizing technology from industry leaders such as Amazon and Google, both incubates emerging technologies and drives the increasing use of these data analytics to optimize customer experience and business processes.
Advantaged Access to Millennials
Our customer-led strategy is focused on developing lifetime partnerships with our customers who include millennials and those who are tech-savvy and young-at-heart. We believe that these customers, especially underserved millennials with significant lifetime value, are drawn to our innovative propositions and elite, tech-savvy distribution force. This includes customer touch points which provide a simple, online purchase and servicing journey to set up for future cross-selling and up-selling. These propositions also include our sales force of digitally native agents, bancassurance partners and ecosystem partners to establish everyday outreach. We have gained meaningful traction within the millennial segment, which constituted 57% of our organic net new individual policyholders in 2020, up from 54% in 2018. The millennial segment constituted 58% of our organic net new individual policyholders in the nine months ended September 30, 2021.
We believe we are well positioned to capture the significant lifetime value of these millennials as they migrate across life stages. According to NMG, the lifetime value of a typical new 25-year-old policyholder, as measured by VNB, is approximately 10 times of the value of his or her initial purchase. Such policyholders are expected to, on average, purchase approximately 1.8 life insurance products, as compared to an average of approximately 4.3 life insurance products for non-millennial policyholders, suggesting ample cross-selling and up-selling potential as they advance along their life stages. We believe this demonstrates the substantial opportunity to develop closer relationships and up-sell to our younger customer base over time.
Legacy-light Organization with Agile Execution by Highly Experienced Management Team
Our controlling shareholder and experienced management team embrace our legacy-light model and promote agile decision-making and execution. We sustain a culture of innovation with continuous investments to stay ahead of peers. Mr. Li, through PCG, has provided critical support in our journey across market expansions and partnership formation in recent years. In particular, Mr. Li serves as an executive director on our board and has been instrumental in the delivery of our vision and setting growth strategies for our business. Our management, led by our CEO, Mr. Huynh Thanh Phong, has on average over 25 years of experience in the financial and technology industries. Driven by their leadership, we have built an employee base that is aligned to our corporate culture and works cohesively to deliver on our vision.
Technology and digital analytics are at the core of our business. As a relatively young insurance group, we are able to design the digital infrastructure from inception with a focus on delivering an excellent customer experience. Our strong execution track record underpinned by this legacy-light model is evidenced by our ability to quickly identify market opportunities, balance organic growth and value-accretive acquisitions, and activate new partnerships and integration in a speedy manner. For instance, we efficiently replicated our success in relation to the TMB partnership with SCB, the largest bank in Thailand based on market capitalization, and created the leading bancassurance franchise by GWP in Thailand within just six months of launch. In the Philippines, we have increased sales productivity of our exclusive bancassurance partner, Security Bank, by 1.6 times since 2017. Our 2020 business performance is also a strong testimony of our execution capabilities in a period marred by COVID-19 disruption. Our 2018-2020 Underlying VNB CAGR was approximately 26%, compared to an average contraction of approximately 13% per annum for the top-three Pan-Asian life insurers by APE, according to NMG, with our growth outpacing the industry in all the markets we operate in. Our Underlying VNB for the nine months ended September 30, 2021 increased by 43.2% compared to the same period in 2020.
OUR GROWTH STRATEGIES
As we continue to deliver on our vision of changing the way people feel about insurance, we believe that our unique business model and pioneering technology will remain crucial to maintaining our competitive advantage. To maintain our strong growth momentum, we plan to implement the following strategies:
Generate Lifetime Value by Reinforcing Leadership in Customer Acquisition and Engagement
We are focused on sustaining strong growth in new customer acquisition and deepening existing customer relationships. Our strong brand and leading customer advocacy are instrumental to attracting and retaining customers. We intend to continue to form new distribution partnerships to broaden our customer reach and use technology and innovation to more efficiently target customers with insurance needs. We strive to increase our wallet share among these customers by building lifetime partnerships and ongoing engagement, including gathering insightful user data-points via AI Customer 360 which, in turn, will improve our cross-selling and up-selling capabilities. We believe that by maintaining our seamless customer journeys and building a sustained relationship as our customers migrate across life stages, we will be able to attract and retain more customers, increase policy premiums and incentivize repeat purchases in the future.
Increase Scale and Productivity by Digitalizing, Expanding and Activating New Partnerships
We will remain focused on driving our market-leading growth and productivity across all distribution channels. We believe that our digital tools will enable us to enhance our current distribution capabilities. Increasing digital adoption and process automation enable us to expand our fast-growing MDRT agency force and enhance both our productivity and the productivity of our distribution partners.
In particular, we expect to accelerate our growth through our five exclusive bancassurance arrangements formed since 2019. We have an established track record of activating new partnerships which can be replicated across markets, presenting significant upside for further growth. For example, we plan to introduce a fully integrated data platform across our distribution partners to harmonize leads, sales and cost-efficient servicing. These five partnerships have provided access to over 70 million of the banks’ digitally connected customers. We believe we are well-positioned to tap into these customer bases to strengthen our position in each market.
In addition, we will continue to explore new partnership and referral opportunities to expand customer outreach to underserved segments, including partnering with more leading ecosystem players in adjacent sectors across markets and continuing our roll-out of O2O and cross-channel referral programs.
Enhance Protection Mix and Achieve VNB Margin Uplift through Innovative Propositions
We are committed to upholding our customer-led propositions to deliver relevant, affordable and easy-to-understand products. Our agile business model assists us in adapting to the changing market needs and evolving customer demands in the life insurance sector. We strive to continue introducing innovative products and value propositions for our customers, which we believe is a key differentiator from our peers. We are focused on products that are designed to address the increasing awareness of our customers for their protection needs, particularly in the context of rising post-COVID-19 demand for life and health coverage. We expect our historical trend of increasing protection mix to persist in the near term. We believe that this, coupled with our prudent pricing strategy, will enhance our VNB Margin and overall profitability.

Optimize Customer Experience and Boost Operating Leverage through Continued Investment in Digitalization
We believe our path on digital innovation and tech-enablement is imperative to optimizing customer experience and enhancing operating leverage. To this end, we will continue to invest and launch pilot programs in a number of jurisdictions. For the technology programs and digital tools that have proved successful in a number of jurisdictions, we intend to roll them out on a group-wide basis as appropriate. Powered by our integrated, cloud-based Data Lake in real time, we expect to expand our digital tools such as auto-underwriting and FWD Smart to all ten markets in which we operate. FWD Smart is our sales support tool, which we launched in Thailand in 2013 and we now use widely across our Emerging Markets operations. It provides quick quotes, real time sales illustrations and a range of digital options to our customers. Additionally, we are embarking on our NextGen Banca strategy, under which we utilize data and customer analysis to better serve our customers and introduce a fully digital, end-to-end sales process to replace the previous paper-based process in the bancassurance channel. We plan to roll out our proprietary automated claims application in new markets to improve straight-through-processing (“STP”) capabilities and reduce turnaround times. We will continue to incubate emerging technologies in our engineering hub, “Innovation Kitchen.” Together with our advanced data analytics, we believe these initiatives will enable us to synchronize our holistic customer view and optimize both the customer and distributor experience. We intend to embed data analytics and AI in all we do. We believe our digitalization strategy and our continued investments in data analytics and AI, combined with our enhanced scale, will allow us to continue to improve our operational efficiency and reduce our expense ratio.
Create Additional Value by Pursuing Selective Value-Enhancing Expansion Opportunities
We continue to evaluate potential acquisition opportunities to scale up and expand customer reach in existing markets where we already have presence, while we focus on maintaining a leading presence across Asia and organic growth of our regional platform. We have a structured framework to evaluate selective opportunities to ensure such transactions are consistent with our strategy and are value-enhancing. Our experienced team has a strong track record in executing and creating value from these opportunities. We will also continue to explore expansion opportunities, including in mainland China, which, according to NMG, is the largest life insurance market by total premium in the region. We believe that, as a starting point, the proposed Hong Kong regulatory changes to implement Insurance Connect will allow us to capitalize on the significant potential in the Greater Bay Area region in China, and we believe we are well-positioned to tap into the accessible customer base upon its implementation, which is a valuable opportunity for our Hong Kong business. We have a representative office in Shanghai and will consider means to expand our presence in mainland China, including but not limited to obtaining a full life insurance license and making selective investments or acquisitions as opportunities arise.
CUSTOMERS
Transforming the Customer Journey
We are a customer-led insurer. Driven by customer needs, we believe that we have created trusted and long-lasting relationships with our customers, creating future advocates of the brand, providing them with peace of mind and protection for the future, and enabling them to celebrate living today. Since our inception in 2013, we have focused on changing the way people feel about insurance and addressing the key pain points for customers who seek insurance protection, including:
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complex, one-size-fits-all and jargon-laced products:   traditional insurance policies are often drafted with complex words and phrases that are not easy to understand, together with long and convoluted exclusions to limit pay-outs;

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aggressive product marketing through offline channels:   many insurance providers are overly dependent on offline distribution channels, with sellers focusing on “pushing” products that reward them with higher commissions rather than products that customers need;

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difficult and time-consuming purchase process:   the traditional underwriting process is time-consuming as it often involves multiple human interactions, paperwork and other cumbersome requirements such as physical examinations; and

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slow and painful claims settlement:   many insurance providers offer claims processes that are largely paper-based, complicated and tedious, which negatively affects the customer experience.

To address these customer pain points and improve our customer experience, we have sought to make the insurance journey simpler, faster and smoother by designing our products to be easy to know and easy to buy. We craft best-in-class experiences for our customers so that benefits are easy to claim and it is easy to engage with us, so that customers find it easy to love our brand, innovations and overall customer proposition.
Easy to Know
We strive to simplify our policies and contracts to provide easy-to-understand products. Our belief is that customers should be able to easily understand the insurance they buy, which led us to launch Project Clarity in 2015. Under Project Clarity, we studied contracts from traditional insurance companies and global market leaders and subsequently rewrote our insurance contracts in simple language and avoiding complex jargon to make them easier for our customers to understand. By doing so, we have not only improved the customer experience and our products’ attractiveness but also allowed our call center and online help teams to respond to customer inquiries with increased speed and accuracy. By September 2021, we had introduced more than 149 simplified contract templates under Project Clarity.
In 2016, we launched Project Exclusion, an initiative to reduce long and convoluted exclusions in our insurance policies to offer our customers more protections, increase the transparency of our products and make it easier and faster for customers to settle claims and obtain payments. We focused on removing exclusions that were based on outdated medical data and unsupported judgments. Through the initiative, we are able to better gauge our risk exposure to certain activities, which has helped us improve our underwriting process. For example, since the launch of Project Exclusion, we have removed approximately 80% of exclusions from our policies in Vietnam. We believe that, as a result of these initiatives, we have enabled our customers to feel more confident about their insurance coverage and their ability to make insurance claims.
Easy to Buy
By continuously investing in new technologies, we have reduced the paperwork involved in our sales process. Our insurance products are available through streamlined and digitalized purchase processes supported by user-friendly mobile applications that we developed in-house.
Since 2019, we have designed an automated underwriting engine based on rule-based logic, to generate between three to six customized health questions in accordance with an individual customer’s risk profile, which makes it faster and simpler for potential customers to buy insurance. We have applied our automated underwriting engine in Singapore, the Philippines and Malaysia and are in the process of rolling out the tool in other markets across Southeast Asia as well. Traditionally, life and health insurance applications involve certain standard questions, regardless of coverage or the customer’s particular circumstances. Through our automated underwriting engine, we have classified our potential customers into three risk levels based on the information provided in their applications. Based on our assessment of the potential customers’ risk level, we have reduced the number of health-related questions we ask our potential customers from an average of ten questions to as few as three. Since we began using automated underwriting, we have been able to immediately accept between 70% and 90% of applications submitted via the engine. We will continue to invest in and develop new technological innovations, including expanding our neo-insurance distribution through our D2C eCommerce platform, to create a smoother and more efficient purchase experience for our current and future customers.
Easy to Claim
Claims are our “moment of truth.” Since 2018, we have undertaken a series of initiatives to make it easier and faster for our customers to have their claims approved for payment. Our newly launched AI Claims 2.0 app can review claims with the help of AI technologies and can instantly generate a decision to pay customers for low-risk claims with approximately 98% accuracy based on our implementation in Hong Kong. For higher-risk claims that require manual assessment, AI Claims 2.0 can automatically generate a claim report for an assessor to expedite the assessment process. Testing has shown that AI Claims 2.0 can improve the assessment time from the traditional model of one to two days to real-time decision making.
Additionally, we have implemented our proprietary AI Fraud Detection solution in Hong Kong to identify fraudulent claims and speed up the claims process, where over half of the claims in the nine months ended September 30, 2021 were processed by AI. The AI tool analyzes existing operational data to identify common patterns for fraudulent cases and incorporates our expertise in identifying applicable risk factors. We have also expedited processing time for claims upon approval. For example, we have partnered with 7-Eleven in Hong Kong to allow our customers to use a QR code to collect payments for their insurance claims at 7-Eleven stores through a quick and efficient process.
Easy to Engage
We are committed to changing the way people feel about insurance by creating ways for our customers to stay engaged with our insurance ecosystem throughout the insurance journey. For example, our Enzo and Faith chatbots address questions and provide product information on a 24-hour basis, with approximately 98% accuracy in identifying user intent. We have also launched other customer engagement applications and platforms, such as FWD MAX and FWD Moments, to offer customers various value-added services, promotions and content driven by their preferences.
Easy to Love
As a result of our customer-driven strategy to refine our products, the purchase experience, claim settlement and customer engagement, our brand is well-recognized for being different and innovative. We are committed to creating innovative and relevant solutions to help customers to reduce the protection gap and celebrate living. We have successfully completed numerous first-in-market and award-winning product launches in various markets, including a Big 3 Critical Illness Insurance product (covering cancer, heart attack and stroke) and an eCancer product with full coverage for any cancer stage in Singapore, FWD Family First in Malaysia and Mind Plus Critical Illness Protection Plan in Hong Kong. Additionally, we have actively sought ways to make our products affordable and accessible to a wider range of customers. Across our different markets, we have designed our insurance products so that our customers can pick and choose the protection that suits their particular needs.
FWD Vietnam became one of the first insurers in Vietnam to introduce a completely online insurance product, FWD Online Cancer Care, which offers simple and affordable coverage that appeals to its millennial customers. In 2018, we launched Mind Plus, an award-winning product focusing on mental health, and a post-claim recovery support program in Hong Kong that provides consultation, professional counselling and other value-added services, which we believe will enhance customer loyalty.
We believe that effective customer engagement will be critical to our ability to retain our customers, identify opportunities to cross-sell and up-sell our insurance products, and create advocates of our brand.
Customer Segments
We define our customers as anyone who owns or receives value from our products and services, and we categorize them as either individual customers or group scheme customers. Our individual customers include policyholders, the insured under life insurance policies, beneficiaries of the policies and active FWD MAX members, whom we define as persons who have maintained an active membership on our FWD MAX platform during the preceding 90 days for the use of our products, services or discounts. Our group scheme customers include master policyholders, group scheme members and beneficiaries. In calculating the number of our customers, we count each individual and entity once to avoid duplication. We had total customers of 5.1 million, 7.7 million, 9.6 million and 10.3 million as of December 31, 2018, 2019 and 2020, and September 30, 2021, representing a CAGR of 28.8% for the period.
Individual Customers
We believe that our focus on transforming our individual customers’ insurance journey with innovative propositions tailored to their needs has contributed to the significant growth in our customer numbers. We had 3.6 million, 5.6 million, 7.0 million and 7.3 million individual customers as of December 31, 2018, 2019 and 2020 and September 30, 2021, respectively, representing a CAGR of 28.9% during this period. This includes organic new individual customers of 0.9 million, 1.0 million and 1.4 million for the years ended December 31, 2018, 2019 and 2020, respectively, representing a CAGR of 25.8% during this period. In the first nine months of 2021, we acquired 1.1 million organic new individual customers, representing a year-on-year growth rate of 25.9% from 0.9 million organic new individual customers acquired in the first nine months of 2020. In addition, we acquired 1.5 million new individual customers in 2019 as a result of our acquisitions of SCB Life and HSBC Amanah Takaful, 0.9 million in 2020 as a result of our acquisitions of MetLife Limited, Metropolitan Life Insurance Company of Hong Kong Limited, VCLI and PT Commonwealth Life.
Millennial customers have driven our overall customer growth. From December 31, 2018 to September 30, 2021, the number of our millennial individual policyholders with multiple policies grew at a CAGR of 22.3%. Millennials represented 62.8%, 60.8%, and 53.9% of our new individual policyholders in our bancassurance, agency, and other distribution channels (including brokerage/IFA and neo-insurance) in 2020, and 58.4%, 59.3% and 56.3%, respectively, in the first nine months of 2021. On an overall basis, the percentage of millennials within our total organic new individual policyholders grew from 57.2% in 2020 to 57.7% in the first nine months of 2021.
We intend to capture greater value within the millennial customer segment in the future by continuing to pursue relevant, distinctive and personalized value propositions for on-going cross-selling and up-selling opportunities. We believe there remains significant potential for cross-selling and up-selling to our existing millennial customers as they advance through different life stages and gain spending power.
Group Scheme Customers
Our group scheme customer segment consists of corporations and other business organizations to whom we offer group life and health solutions. We had 1.5 million, 2.1 million, 2.6 million and 2.9 million group scheme customers as of December 31, 2018, 2019 and 2020, and September 30, 2021, respectively, representing a CAGR of 28.5% for the period. Our group life insurance products mainly cover total and permanent disablement, death, accidental death and dismemberment and employee benefits, and our group health insurance products primarily cover medical insurance and long-term disability income benefits.
Customer Recognition and Brand Marketing
We measure customer relationships and stickiness through internal metrics, including customer retention, re-purchase rates and multiple customer feedback scores, as well as external sources, such as the CX Index™. As a result of our commitment to understanding and addressing our customers’ various insurance needs and pain points, we are a leading, strong performer for life insurance customer experience in three markets, according to a CX Index™ study by Forrester Consulting in the fourth quarter of 2020 that we commissioned. We also ranked as a top three most “different” and “innovative” insurer in seven and six out of eight surveyed markets, respectively, based on 2020 full year data from Blackbox Research’s Brand Tracking Survey. To measure “Different” and “Innovative,” respondents are asked to select brands that they perceive to be “A Life Insurance provider that is different to most others” and “A Life Insurance provider with innovative services and product offerings,” respectively. According to NMG, we are recognized as a leading digital and innovative life insurer in terms of the number of consumer citations.
We adopt a data-driven approach to track marketing effectiveness and results through a combination of external insights and internally available data. In gathering internal data, we focus on robust and representative samples across each market, and cover a broad range of areas including demographic profiles, product ownership and brand awareness.
As of 2021, our total customer reach, which is our aggregate partner customer base per channel, was over 150 million and over 80 million in our bancassurance and neo-insurance distribution channels, respectively, according to NMG. We have been able to tap into this customer base for customer acquisition, engagement and retention. We believe this is key to our cross-selling and up-selling, as we are increasingly utilizing the lifetime value of our existing customers. In 2020, 28.6% of our new policies were sold to existing individual policyholders, up from 26.2% in 2018. For the nine months ended September 30, 2021, 34.1% of our new policies were sold to existing individual policyholders. Together with the increase in the average number of policies held by each individual policyholder from 1.28 to 1.32 between December 31, 2018 and September 30, 2021, this reflects our growing success in cross-selling and up-selling.
Customer Feedback
We collect customer feedback through a variety of means, including surveys, focus groups, brand tracking and campaign effectiveness activities. We have instituted a real-time feedback mechanism, which captures feedback from our customers during the purchase, servicing and claims processes across major markets, channels and product lines. We have empowered our local teams to follow up on customer interactions and pursue feedback opportunities. By reviewing customer experience and customer interactions, we can swiftly improve our product and service quality, as well as address customer feedback in a timely manner.
Customer Complaints Policy
We have adopted a proactive and digitally empowered approach to resolving customer complaints. In addition to the traditional channels of phone, letter and email, we solicit real-time feedback from customers after purchases, service interactions and claims. At the completion of these customer journeys, we invite customers via SMS to participate in a quick online survey to provide feedback on the experience. This practice is adopted across all our markets (with the exception of Macau and Cambodia) and is continuously being improved. We input the customer feedback data verbatim into a digital dashboard for each market, which shows daily customer responses and the call-back handling status for dissatisfied customers. This allows our customer service managers to monitor overall customer sentiment and ensure that issues are addressed and resolved quickly and fairly.
DISTRIBUTION
Our Distribution Strategy
Asia is home to hundreds of millions of individuals who need life and health insurance protection but do not have the requisite knowledge of such products or lack access to traditional insurance distribution channels, according to NMG. To address this issue, we have taken an innovative approach to distribution and customer access that we believe is different from that of our peers. We put customers at the heart of everything we do, adopting a distribution model based on the pillars “Enhance, Extend and Empower”:
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“Enhance” — We have enhanced traditional face-to-face channels with a host of new technologies that help our bank partners, agents and brokers/IFAs to engage and serve their customers in flexible, dynamic and digital ways. By blending our digital tools with a human touch, we combine offline and online channels to allow customers to engage with us however, wherever and whenever they choose.

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“Extend” — We have extended our reach to individuals underserved by traditional channels. We provide multi-device mobile access so that customers can determine their protection needs, understand our propositions, purchase our products and services and submit claims. Through our neo-insurance channels, we have been leading the market in online D2C sales of life and health insurance, and we have extended our agency channel with our social media engagement platform, FWD Affiliates.

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“Empower” — We have empowered our customers to celebrate living by providing them with information to help them to choose the right protection whenever, wherever and however through all our channels with simple propositions, advanced data analytics and high-quality sales leads. We use AI algorithms to supply our distribution channels with the customer insights they need to offer tailored solutions. We have streamlined underwriting, simplified the language used in the policies and reduced the number of exclusions, thereby allowing our channels to better help all customers to understand insurance and buy the protection they need.

Distribution Channels
We aim to widen our touch points with customers by offering them a choice of how to engage with us based on their protection needs and interaction preferences. Digitalization of our distribution channels is a key element of this strategy.

We distribute our products through multiple distribution channels, including bancassurance, agency, brokerage/IFA, as well as other channels, which include D2C distribution via neo-insurance.
The following table sets forth the contributions of our distribution channels to our total APE and VNB, and their respective VNB Margin during the periods indicated:
	Year ended December 31,			Nine Months ended September 30,		2018 – 2020 CAGR	9M20-9M21 YoY Growth
	2018	2019	2020	2020	2021
	(US$ millions, except VNB Margin)					(%)	(%)
Bancassurance
APE	259	345	687	561	461	62.7%	(17.9)%
VNB	94	91	209	151	211	49.1%	39.1%
VNB Margin (%)	36.2%	26.4%	30.4%	27.0%	45.7%
Agency
APE	211	283	266	170	206	12.3%	21.6%
VNB	106	144	141	89	116	15.2%	31.0%
VNB Margin (%)	50.4%	51.1%	53.0%	52.3%	56.4%
Brokerage/IFA
APE	470	401	403	307	337	(7.4)%	9.7%
VNB	420	232	150	100	139	(40.3)%	39.8%
VNB Margin (%)	89.5%	58.0%	37.1%	32.5%	41.4%
Others(1)
APE	115	97	336	70	83	71.0%	19.2%
VNB	28	30	118	36	45	106.5%	26.9%
VNB Margin (%)	24.0%	30.6%	35.1%	51.2%	54.5%
TOTAL
APE	1,055	1,125	1,692	1,107	1,086	26.6%	(1.9)%
VNB	648	498	617	375	511	(2.4)%	36.2%
VNB Margin (%)	61.4%	44.2%	36.5%	33.9%	47.1%

Note:
(1)
Includes neo-insurance and other distribution channels. In 2020, this also includes a one-time retrocession reinsurance arrangement in Japan between Swiss Re and FWD Reinsurance for a block of in-force life and health business. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have adopted a multi-channel distribution model that is tailored to each of the markets in which we operate. The percentage contributions of our multiple distribution channels to the overall Group APE of our businesses in each country in 2020, excluding the effects of the discontinued TMB partnership in Thailand, the one-off retrocession reinsurance between Swiss Re and FWD Reinsurance for a block of in-force life and health business in Japan in 2020, COLI business in Japan and the discontinued employee benefits business in Singapore is as follows:
	Hong Kong (and Macau)	Thailand (and Cambodia)	Japan	Emerging Markets	Total
2020 APE Breakdown
Bancassurance(1)	23.9%	81.6%	—	40.2%	49.2%
Agency	41.0%	7.4%	—	37.9%	21.8%
Brokerage/IFA	29.8%	6.8%	78.0%	5.7%	20.8%
Others(2)	5.3%	4.2%	22.0%	16.1%	8.2%

Note:
(1)
In 2020, we novated our exclusive distribution agreement with TMB in Thailand to Prudential Life Assurance (Thailand) Public Company Limited with a transition period of nine months, which ended on December 31, 2020.

(2)
Includes neo-insurance and other distribution channels. In 2020, this also includes a one-time retrocession reinsurance arrangement in Japan between Swiss Re and FWD Reinsurance for a block of in-force life and health business. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The breakdown of the overall Group VNB by distribution channel in 2020 was 37.4%, 28.0%, 22.2% and 12.3% for bancassurance, agency, brokerage/IFA and others, respectively, excluding the discontinued businesses and the COLI business in Japan.
Bancassurance Channel
We are a leading bancassurer, particularly in Southeast Asia, both in terms of the breadth and depth of our bancassurance partnerships, as well as our demonstrated track record of delivering value through our bancassurance channel. As of September 30, 2021, we had 19 ongoing bancassurance partnerships, including eight exclusive bancassurance partnerships in Southeast Asia. In October 2021, we entered into a bancassurance partnership with Ho Chi Minh City Development Joint Stock Commercial Bank, or HD Bank, in Vietnam. Our strategy for our bancassurance channel has been to partner with leading, local banks in each of our markets, promote digital transformation as a means of enhancing our bank partners’ sales efforts and productivity, and improve portfolio margins by selling protection-focused products to optimize our VNB. We believe that we have proprietary access to our exclusive bancassurance partners’ customer base of over 150 million as of 2021, according to NMG. From 2018 to 2020, we gained 986,000 new customers through our bancassurance channel. In the nine months ended September 30, 2021, we gained 354,000 new customers through our bancassurance channel. Set forth below is an overview of our key bancassurance partnerships:
•
Thailand — SCB:   During our partnership with TMB, we worked closely with the bank to digitalize its face-to-face sales process, which resulted in an increase in its bancassurance APE and VNB. We leveraged our successful experience with TMB in building our new partnership with SCB, which began in the last quarter of 2019. By quickly integrating our products and services into SCB’s distribution tools and launching new innovative products, we were able to unlock significant value in SCB’s customer base and increase its bancassurance productivity in terms of APE relative to total bank deposits.

•
Vietnam — VCB:   In 2020, we launched our partnership with VCB, a leading commercial bank in Vietnam with 17 million customers and over 500 branches and transaction offices as of December 31, 2020. We are transforming our bancassurance partnership with VCB with our NextGen Banca strategy, under which we are utilizing data and customer analysis to better serve our customers and are introducing a fully-digital, end-to-end sales process to replace the previous paper-based process. As a result of our successful integration, all new applications were handled via FWD’s eSubmission system in 2020. Additionally, digital sales comprised over 50% of total policies issued, and on average 93% of ePolicies were issued within 2 hours of submission in the third quarter of 2021.

•
Indonesia — Bank BRI:   In Indonesia, through our minority investment in BRI Life, we collaborate with Bank BRI, the leading retail bank in the country in terms of customer base with over 120 million customers, of which 41% were digitally-activated, serviced through its network of over 1,000 branches and sub-branches as of December 31, 2020, according to NMG.

•
The Philippines — Security Bank:   We launched our partnership with Security Bank in January 2015. Security Bank had a network of over 300 branches as of December 31, 2020, according to NMG. We integrated our products into Security Bank’s bancassurance network and rolled out our products nationwide in just four months following launch. During the next few years of collaboration, through our product propositions and innovative digital solutions, we successfully achieved 2.6 times increase in Security Bank’s sales productivity as demonstrated by an increase in its bancassurance APE from 2015 to 2020. As a result, the FWD partnership became the second largest source of Security Bank’s fee-based income and contributed over 20% of the total amount in 2020.

We use multiple criteria for selecting and evaluating our bancassurance partnerships, including a strategically sustainable market position, a relatively underpenetrated customer base for life insurance, alignment with our strategy to promote our digital ecosystem, a focus on fee-based income, and evidence of a collaborative culture. In addition to the above, some of our other bancassurance partners are also required to distribute our products exclusively.
For more information on our bancassurance partners in each of our markets, see “Our Operations in Our Geographic Markets.”
Exclusive bancassurance partnerships generally require bancassurance partners to distribute our products on either an exclusive or preferred basis to their customers across networks and jurisdictions specified under their contracts and subject to applicable laws and regulations. Exclusive bancassurance arrangements commonly include termination rights which may be triggered if specific, pre-defined conditions are met, for example upon material breaches by either party, in the event a party becomes a competitor, upon a change of control or in the event of force majeure. In addition, in limited cases exclusivity also applies to us over the partnership term.
Our bancassurance arrangements generally include commission-based payment terms. We generally pay an access fee upon initiation of the bancassurance partnerships and pay other commissions, market allowance and milestone incentive fees depending on the sales performance and the lengths of cooperation, in line with the relevant market standards. Our bancassurance partnerships, particularly exclusive bancassurance arrangements, typically last for a duration of ten to 15 years.
Agency Channel
Our agency force is a key channel for accessing our customers. Our total number of agents increased from approximately 18,200 as of December 31, 2018 to approximately 33,200 as of December 31, 2020 and approximately 37,400 as of September 30, 2021. 4.1% of our agents were MDRT-registered as of July 1, 2021 based on qualified production in 2020 and 61% of our agents were millennials. Our agency force includes both full-time and part-time tied agents, who sell our products exclusively. With our digitally native agency force, we believe that we can effectively foster long-term relationships with millennial customers with significant lifetime value.
The following table shows the size of our agency force:
	Year ended December 31,			Nine Months ended September 30,
	2018	2019	2020	2021
	No. of Agents (rounded to thousands)
Hong Kong (and Macau)	2,800	3,300	3,600	3,400
Thailand (and Cambodia)	4,400	6,100	6,600	5,800
Japan	N/A	N/A	N/A	N/A
Emerging Markets	10,900	15,500	23,000	28,200
Total	18,200	24,900	33,200	37,400
The size of our agency force has increased as result of our organic growth as well as the several strategic acquisitions we have completed across our various markets in 2018, 2019 and 2020. See “Management’s  Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability — Acquisitions, Investments and Discontinued Businesses.”
We have invested in our agents’ training and equipped them with the latest technological tools. We believe this has enabled our agents to engage and acquire customers in an efficient manner, leading to an increase in new individual customers acquired through our agency channel from approximately 105,000 in 2018 to approximately 149,000 in 2020. This amounted to approximately 209,000 in the nine months ended September 30, 2021.

As a result of our investments in our agency force and our focus on expanding and improving our distribution capabilities, an increasing portion of our agents attained MDRT status. Founded in 1927, MDRT is a global, independent association of more than 65,000 of the world’s leading life insurance and financial services professionals from more than 500 companies in 70 nations and territories. MDRT membership is recognized internationally as the standard of excellence in the life insurance and financial services business. Our MDRT-registered agency force grew at a CAGR of 47.3% from 2018 to 2021, which is 2.5 times higher than that of the other top ten multi-national insurers globally as measured by the number of MDRT-registered agents in 2021. As of July 1, 2021, our agency force ranked in the top ten in the MDRT 2021 rankings for multinational companies based on the number of MDRT-registered agents.
The following table shows the number of our MDRT-registered agents:
	As of December 31,			As of Sep 30
	2018	2019	2020	2021
	No. of MDRT-registered agents
Hong Kong (and Macau)	206	432	577	685
Thailand (and Cambodia)	16	36	55	143
Japan	N/A	N/A	N/A	1
Emerging Markets	261	373	398	716
Total	483	841	1,030	1,545
Note: MDRT-registered agent numbers according to the MDRT Association, based on qualified production in the prior year to determine MDRT eligibility.
Agency Strategy — “FWD Elite” agency program
As part of our “FWD Elite” agency vision, we cultivate a professional and digitally-enabled team of agents of the highest quality who can take advantage of their social network connectivity and our digital tools to enrich their relationships with our customers. Attaining MDRT qualification by meeting the required high level of premiums, commissions or income during the year can be a long and difficult process for many agents during their careers. Therefore, we have created an additional segmentation of agents, known as Elite agents, which can be attained by meeting 50% of MDRT requirements. We further provide special benefits and training for our Elite agents to incentivize them and assist their further progression to MDRT qualification. We develop our top-performing Elite leaders through participation in the Elite Signature program at INSEAD, which is an intensive executive program to develop our selected next-generation agency leaders. Our Elite program has significantly contributed to our business growth. The teams led by our Elite leaders in the program significantly outperformed the overall channel. Our continued investment in our Elite program has also contributed to the growth of our Elite agents, who, along with our MDRT-registered agents, represent the top performers and leaders of our agency force.
The following table shows the number of our Elite agents:
	As of December 31,			As of Sep 30,
	2018	2019	2020	2021
	No. of Elite agents
Hong Kong (and Macau)	147	261	202	490
Thailand (and Cambodia)	95	102	191	228
Japan	N/A	N/A	N/A	N/A
Emerging Markets	229	323	564	783
Total	471	686	957	1,501
In addition to career development, since 2019, we have also provided our agents with comprehensive online training, including Elite eCoach, a digital learning differentiator that accelerates their knowledge and development. Elite eCoach offers a broad range of content (some exclusive to us) designed for both new and experienced agents, including coaching on sales, leadership skills training, real-life case studies and featured speakers, including materials subtitled for our local markets. This platform ensures the quality and consistency of the training we provide to agents across all of our markets.
Agency Management and Compensation
Scaling up high quality recruitment has been a key part of our agency channel strategy. We continuously strive to recruit digitally native talent who share our vision and values. While scaling up the size of our in-force agents, we have also taken various initiatives to increase the number of our active agents, including by adjusting our compensation scheme to drive higher productivity, improving agency field management to increase daily sales activity, and enhancing agency training and campaigns.
We believe that we have inspired an increasing number of next-generation candidates to join us through our proactive engagement, rigorous recruiting practices and alignment of our agents’ purpose to our vision. While we strive to maintain high retention, we take proactive management actions from time to time to restructure our agent force to uphold our core values and achieve our corporate vision.
We have endeavored to build a productive agency force with a focus on quality. Our strategy is to empower our agents across four core areas:
•
Digital adoption:   Our digital tools allow agents to engage in remote selling, needs-based and goal-driven sales, enhanced customer management and seamless leads management.

•
Recruitment and onboarding:   Under a clearly defined recruitment proposition and an AI-enabled prospecting and recruitment toolkit, eRecruiting, we provide a value proposition for talent who are joining us as new agents.

•
Career activation:   Our tailored incentives reward talent and productivity with a fast-track trajectory program aimed at transforming new agents to Elite agents within one year.

•
Sales management and leadership:   We have a suite of capabilities that support high performance in challenging markets, as well as continuous learning opportunities for career advancement.

We do not consider our agents to be employees of the Group across our Business Units. We provide competitive remuneration packages that reward high performance, align our agents with our customer strategy and drive agent recruitment. Our agent compensation generally comprises commissions calculated based on policy sales, sales incentives upon meeting specific sales volume and product mix thresholds as well as training and other expense reimbursements. We regularly review our compensation arrangements through market intelligence and benchmarking against peer companies in the relevant market.
Brokerage/IFA Channels
The brokerage and IFA channels consist of insurance distributors that employ a number of brokers or advisors and sell the products of multiple insurers on a non-exclusive basis. We believe that we are able to offer a well-balanced and diversified distribution platform by supplementing our main distribution channels with our brokerage and IFA channels in certain markets. As of September 30, 2021, we had over 3,000 brokerage and IFA partners across our various markets. Contributions from Japan, Hong Kong (and Macau) Thailand (and Cambodia) and Emerging Markets brokers/IFAs amounted to approximately 61%, 28%, 9% and 3%, respectively, of our brokerage/IFA APE in 2020. We have undertaken a number of initiatives to support our brokerage and IFA partners, including establishing dedicated relationship management teams that meet regularly with the management of these partners and providing dedicated sales and underwriting support and customized products where needed.
We generally focus on our key distribution partners across our markets by identifying a set of core brokers and IFAs, whom we define as those generating over US$1 million in APE over the preceding 12 months, and providing them a wide range of benefits including access to facilities such as 1881 Heritage, a boutique hotel in Hong Kong, and FWD Premier Business Centre to hold client events and enhance client relationships. We are also aiming to roll out a self-service agency portal as well as paperless products to our brokers to improve the customer experience.
In Japan, following the recent regulatory changes that have reduced demand for COLI products, our IFA partnerships have played an instrumental role as we shifted our business focus towards individual protection insurance products, such as medical, healthcare, cancer protection and income protection. We currently distribute our products through different types of IFAs, mainly including shop-type agencies that serve young retail customers with outlets in shopping malls and case agencies, which sell insurance products to SME and HNW customers in person or by mail.
We provide competitive compensation to our brokers and IFAs, subject to the applicable regulations. Currently, we pay our brokers and IFAs non-volume related incentives, such as marketing sponsorship for brand-building, training and compliance-related fees, as well as bonus payments related to service quality.
Other Channels
Our other channels comprise our neo-insurance and other distribution channels.
Neo-Insurance Channel
Our neo-insurance channel focuses on our eCommerce initiatives through which we distribute simpler, smaller-ticket products to our digital-native customer base. The channel focuses on protection plans, such as life, health and accident products, and provides customers with eCommerce transactional life insurance capabilities that enable them to research, understand, compare, purchase and claim with respect to a wide variety of products in a matter of minutes. The channel appeals to customers who prefer to self-manage their insurance needs at times that are most convenient to them by providing a simple, fast and seamless user experience that is available 24-hours a day on both desktop and mobile devices. In addition to serving as an important distribution channel, we believe that our neo-insurance channel also increases the traction of our other channels through sales referrals as well as O2O lead generation and sales conversion.
D2C and online engagement have been an emerging and fast-growing trend in the life insurance market. We have developed our D2C capability with the establishment of our proprietary API-enabled eCommerce platform to deliver digital sales.
This sits at the core of our neo-insurance offerings and allows us to integrate ourselves into our distribution partners’ systems. As of September 30, 2021, we had a comprehensive online offering of 42 products on-shelf for our customers. As our eCommerce platform continues to expand, it has doubled its VNB and increased its number of policies sold across the group by seven times in 2020 as compared to 2018. Additionally, we have been able to lower customer acquisition costs by up to 88% compared to face-to-face channels by leveraging the unit economics and scalability of our eCommerce platform.
We acquire our neo-insurance customers by leveraging our eCommerce platform in the following three key areas: (1) digital direct to customers, (2) through digital platforms of partner banks and ecosystem partnerships and (3) O2O referrals from other channels.
We have empowered many of our bancassurance partners by providing integrated eCommerce enabled offerings. As of September 30, 2021, we collaborated with six of our bank partners across our markets for direct sales on their digital platforms, covering over 28 million digitally accessible customers via these integrated bank partners. By integrating into our bancassurance partners’ direct digital channels, we are able to offer our products to their customers through our entirely digital process. Furthermore, we are transforming our bancassurance partnerships with our NextGen Banca strategy through integrated front- and back-end systems and customer interface, simple propositions tailored to digital platform, digital marketing to better engage target customers and drive traffic, and implementation of analytics-driven customer segmentation.
Our ecosystem partnerships form the final piece of our neo-insurance channel and collectively provide us access to over 80 million potential customers, according to NMG. By partnering with businesses across the eCommerce, retail and fintech industries, we are able to further penetrate various customer demographics and offer them seamless, integrated and customized lifestyle services. As of September 30, 2021, our partners included Traveloka, HKT Care, Lazada, and True Money. Our partnerships with such businesses typically involve agreements to collaborate on implementing digital integration, analyzing customer data, and streamlining the sales process to increase customer acquisition and facilitate value creation. We also serve customers through collaboration and distribution agreements with our affiliate, bolttech, which is an insurtech platform operator and operates across 26 countries. For further information on our transactions with bolttech, see “Related Party Transactions.”
The operating model for each ecosystem partner differs depending on the nature of the partnership, the alignment of products and propositions, and the market in which the partner is operating. In general, we seek to offer market-competitive compensation arrangements, such as advertising agreements, click-out payments and commissions.
Other Distribution Channels
Our other distribution channels include our affinity partnerships in Thailand where our products are distributed through these partners, our employee benefits business in certain markets as well as direct marketing and telemarketing channels in Thailand and Japan. In 2020, it also included a one-time retrocession reinsurance arrangement between Swiss Re and FWD Reinsurance for a block of in-force life and health business in 2020. For further information on the one-time retrocession reinsurance arrangement between Swiss Re and FWD Reinsurance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
OUR PRODUCTS
Life insurance products
Our key life insurance products include the following:
•
Participating life insurance.   Traditional participating life insurance products are contracts of insurance whereby the policyholders have a contractual right to receive additional benefits based on investment returns or other factors, normally at the discretion of the insurer, as a supplement to any guaranteed benefits.

•
Non-participating life insurance.   Non-participating life insurance products are contracts of insurance where the policyholder has a guaranteed right to the benefit, which is not at the contractual discretion of the insurer.

•
Critical illness, term life, medical and riders.   Critical illness, term life and medical policies are products that give policyholders a contractual right to receive benefits in the case of death, injury or illness. Riders are insurance policy provisions that add benefits to or amend the terms of a base insurance policy to provide additional options and coverage.

•
Unit-linked insurance.   Unit-linked insurance products are insurance products that link the customer’s account value to the value of underlying investments, such as mutual funds. Insurance coverage, investment and administration services are provided, for which the charges are deducted from the investment fund assets. Benefits payable will depend on the price of the units prevailing at the time of surrender, death or the maturity of the policy, subject to surrender charges. In general, the investment risk associated with the account value of these products is borne by the policyholder.

•
Group insurance.   Group insurance products include both group life insurance and group medical benefits that are offered to a group of customers under a master policy contract. Group insurance is typically marketed to corporations, government entities and associations, and coverage is typically arranged by employers for employees. Employers typically pay premiums for basic policies, such as group term life and group medical coverage.

•
COLI.   Corporate-owned life insurance is a product primarily sold to small-and-medium sized companies in Japan to provide key-person protection. COLI was often used as a tax management strategy before changes in taxation rules in 2019, which significantly reduced the tax benefits and the demand for COLI products. Since 2019, we have adapted to the contraction of the COLI market in Japan by shifting our focus to the individual protection insurance business.

A high proportion of our APE is generated from regular premiums, which amounted to 93%, 94% and 91% of our APE in the years ended December 31, 2018, 2019 and 2020, respectively, and 80% of our APE in the nine months ended September 30, 2021. The following table sets forth a breakdown of our APE and VNB by product category for the periods indicated below:
	Year ended December 31,						Nine Months ended September 30,
	2018		2019		2020		2021
	APE	VNB	APE	VNB	APE	VNB	APE	VNB
Participating life	26%	14%	31%	28%	16%	19%	29%	19%
Non-participating life	21%	8%	28%	11%	35%	21%	24%	19%
Critical illness, term life, medical and riders(1)	7%	11%	12%	23%	28%	41%	23%	40%
Unit-linked	13%	8%	8%	8%	7%	6%	14%	11%
Group	4%	2%	5%	3%	5%	7%	5%	7%
COLI	30%	56%	16%	27%	9%	6%	5%	4%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Note:
(1)
In 2020, this includes a one-time retrocession reinsurance arrangement in Japan between Swiss Re and FWD Reinsurance for a block of in-force life and health business.

Since 2018, we have increased the sales of protection-focused products such as critical illness, term life and medical insurance. The VNB contribution from these products increased from approximately 34% in the nine months ended September 30, 2020 to approximately 40% in the nine months ended September 30, 2021. Excluding the one-time retrocession reinsurance arrangement in Japan in 2020, we have increased our protection ratio in terms of VNB from approximately 32% in 2018 to approximately 51% in 2020 and from approximately 48% in the first nine months of 2020 to approximately 52% in the first nine months of 2021. This has helped our overall Protection VNB to grow at a CAGR of approximately 29% from 2018 to 2020 and increase by approximately 46% year-on-year in the nine-month period ended September 30, 2021. On this same basis, the bancassurance channel has been a strong contributor to this trend, accounting for approximately 32% of overall Protection VNB in the first nine months of 2021, which is a significant ramp up from approximately 13% and 27% in 2018 and 2020, respectively, and 26% in the nine months ended September 30, 2020.
Product strategy and development
We offer a diverse portfolio of life insurance, employee benefits (group insurance) and financial planning products.
We believe that we have developed a variety of first-in-market products that present unique value propositions to our customers, examples of which are set forth below:
•
in Hong Kong, we launched Life Impact Reliever in 2018, an innovative critical illness insurance solution that covers life-impacting illnesses and injuries and that is designed to cover future unknown diseases and to move away from covering a list of defined illnesses; in the same year, we also launched Mind Plus, which is a first-in-market product that covers ten common mental illnesses and provides DNA testing, consultation, professional counselling, family support and other services for the patient and their families;

•
in Singapore, we launched one of the first cancer insurance products to offer full payment for any stages of cancer with one simple health declaration without any requirement for medical examination;

•
in Vietnam, we pioneered the development of the first 100% online cancer care product in the market, FWD Online Cancer Care, which launched in March 2018; and

•
in Malaysia, we introduced FWD Family First, one of the first takaful plans that offers multiple-claims critical illness protection for an entire family, including future new-born children, in a single plan.

Our product development process is customer-led and we rely on data analytics to gain insight into our customers and shape aspects of the design and launch of our products based on our customers’ behaviors and needs.
PRICING AND UNDERWRITING
Pricing
We formulate our Group-wide product pricing methodology based on our Group Pricing Guideline, where Business Units are required to submit to Group Office a product approval report, which sets out details of product pricing and the relevant assumptions for each product. We determine the premium rates for our products using a number of factors, including product design, profit targets and competition. We base our calculations on a number of assumptions, including expected mortality and morbidity rates, persistency rates, lapse, interest rates, investment returns, commissions and allowances, operating expenses and inflation, as appropriate. These assumptions are derived primarily from our own experience, as well as broader industry experience and input from reinsurers, where appropriate. Each product is required to meet our pricing benchmarks on a standalone basis, thereby avoiding cross-subsidization of products.
In determining product pricing, we aim to balance profitability, market competitiveness and customer fairness. To stay agile and competitive in the various markets we operate in, our product pricing teams work closely with our sales teams to understand and reflect market demand as well as solicit customer feedback.
Underwriting
We structure our underwriting process with the overarching goal of limiting friction in our customers’ purchase process by using digital tools and enabling paperless straight-through-sales wherever possible. By leveraging automation, we are able to significantly streamline our underwriting and claims settlement processes and reduce our operating expenses. In 2020, we achieved between 70% and 90% straight-through-underwriting in the markets where we have implemented our automated underwriting technology, and reduced the waiting time for coverage initiation from weeks to within a day.
TECHNOLOGY
Technology and digital analytics are at the core of our business. According to NMG, we outperformed our peers in the insurance industry in digital transaction and channel development, customer experience, innovative products and commitment to technology investment. We are recognized as a leading digital and innovative life insurer in terms of the number of consumer citations. See “Industry — There are significant growth opportunities for digital-first nimble players operating at scale — Digital-first advantage.” Our operations are supported by robust technology capabilities and digital infrastructure, which is cloud-based and seamlessly integrated across business functions and with external partners. In the first nine months of 2021, we migrated 217 applications to the cloud. Our operations are empowered by over 37 proprietary data applications which leverage our Data Lake and proprietary AI models. Our operations are secured by strong data governance to ensure privacy protection and security with high data quality. See “— Risk Factors — Our proprietary AI models may not operate properly or as we expect them to, which could cause us to write policies we should not write, price those policies inappropriately or overpay claims that are made by customers. Moreover our proprietary AI models may lead to unintentional bias and discrimination.”

FWD MAX
D2C
eCommerce
platform
FWD Moments
Customer
Engagement
AI
Chatbots
FWD Smart
AI
Customer 360
AI²
Smart+ AP
Sales
Enablement
iRIS
FWD Affiliates
FWD's proprietary Data Lake
Real-time, integrated, cloud-based
300,000 data points | 150+ key profile attributes
Single customer view
Dynamic
Underwriting
Operational
Efficiency
Salesforce
Marketing
Cloud
eKYC
AI Claims 2.0
Platform
AI Fraud
Detection

Our information technology budget includes dedicated investments to develop technology and promote our digital vision.
Data Analytics and AI
Data analytics and AI architecture serve as our central building blocks and empower our entire operations and functions, from customer engagement, distribution and partner enablement to operation automation and intelligent management of our customers’ policies. With AI analytics implemented in eight out of our ten markets, we are committed to using data analytics to gain insights into our customers’ experience and support various aspects of our business operations. As of September 2021, we had over 65 active AI models applied across our business and we currently aim to increase the number to at least 150 by the end of 2022. At the heart of our innovative technologies is our proprietary cloud-based Data Lake, a centralized data repository that collects customer data from multiple sources, which is stored and managed in a centralized cloud-based system. Launched in 2017, our Data Lake covers Hong Kong (and Macau), Thailand, the Philippines and Singapore, with scheduled roll out to all our other markets by the end of 2021. In December 2020, our Data Lake was capable of consolidating and analyzing data from over 300,000 data points, including our corporate databases, and various social media channels, and presenting over 150 key profile attributes for a single customer.
Our Data Lake processes and analyzes data underpinned by our proprietary AI and machine learning algorithms, providing us with quick access to time-sensitive data to gain customer insights, design and deploy new products and services, and launch automated and targeted marketing campaigns, thereby allowing us to meet the evolving customer needs in a timely manner. For example, we were able to use our Data Lake to identify customers who were about to lapse on their policies with approximately 80% accuracy, enabling the operations to take timely actions to follow up with such customers. Leveraging our Data Lake’s cross-sell behavior analytics capabilities, we recorded in Hong Kong a cross-sell conversion rate of over 4% from travel to medical insurance in 2018, double the industry average of 2% according to NMG. In Thailand, we have applied our analytic algorithm applications to enhance agency performance. As a result, our general-insurance-to-life cross-sell telemarketing sales conversion rate in Thailand reached approximately 22% in 2020, which is 2.4 times higher than in 2019.
Additionally, our Data Lake is the central and foundational infrastructure that enables us to build other additional technological capabilities with ease and speed. Its real-time data insights are fed into our applications and services across all stages of the insurance value chain.
Customer Engagement
We put customers at the center of everything we do and we are focused on providing them with a seamless and desirable journey wherever they want through a combination of digitalized and human services. To maximize customer touch points and extend our reach, in addition to our digitally empowered face-to-face channels, we have also developed a series of systems and tools to optimize customer engagement and help our customers learn and purchase our products, submit claims and stay engaged in an easy and seamless manner. In the nine months ended September 30, 2021, we launched 216 AI monetization campaigns across 5 markets, which include cross-sell, up-sell, persistency and freemium-to-premium campaigns.
Our customers can purchase our insurance products without human assistance through our FWD eCommerce Platform, which provides quick quote, O2O lead generation, plug and play functions and fully automated underwriting capability.
Our proprietary AI chatbots (Enzo and Faith) facilitate customer engagement by answering a variety of customers’ inquiries and provide pricing information of our key products on a 24/7 basis. From May 2020 to September 2021, Faith handled over 280,000 messages from more than 80,000 customers. In total, our AI chatbots have delivered US$537,000 of savings in annual manpower and cost reduction since their inception. Our AI chatbots are also able to help us manage our call center volume and provide better service to our customers around the clock. Since 2018, we have rolled out our chatbots in Hong Kong, Japan, the Philippines, Singapore and Malaysia. We plan to launch chatbots in Thailand and Indonesia in the second half of 2021.
We also engage our customer base through FWD MAX and FWD Moments, which provide value-added services, promotions and content driven by customer preferences. By enhancing the use of data we collect, we aim to achieve higher customer retention rates and new sales through these platforms, while remaining in compliance with the applicable laws and regulations.
Sales Enablement
We have transformed our traditional face-to-face distribution channels by enhancing and empowering our agents and bancassurance partners with digitalized tools and by integrating the digital experience with the human touch. To this end, we have developed various tools and platforms to support the entire sales process, enabling analysis of customers’ financial needs, quotations, eSubmission and automated underwriting, thereby allowing our sales force to serve our customers more efficiently and effectively at anywhere and anytime.
For example, we have innovated at every step of our agents’ sales process, as described below:

Prospecting

ELITE AFFILIATES

Real time digital engagement

Customized and integrated leads management

Leads Management

FWD IRIS

All-in-one sales management tool

Tracking and managing leads

Point of Sales

FWD Smart+ AI²

Digital purchase journey and financial planning

Electronic submissions and instant policy issue

Sales Management

Renewal payments
Contract
Annual statements
Claims

Fully digitalized customer platform

Track applications and team performance

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Prospecting:   FWD Affiliates is a social media engagement platform that enables our agents to broaden their sales network beyond traditional sales channels. Anyone can sign up and become an affiliate for free on the platform. After signing up, the affiliates can earn rewards by sharing articles through the app on social networking websites. Since we first launched FWD Affiliates in Malaysia in March 2020, we have recruited over 9,000 affiliates as of September 30, 2021, up from 4,000 affiliates as of December 31, 2020. This generated over 10,400 leads as of September 30, 2021, up from 3,600 as of December 31, 2020. We attracted more than 99,000 social media advertisement views in 2020 and were able to match O2O leads. From January to September 2021, we recorded an average monthly leads-to-sales conversion rate of over 66% in Malaysia, and its APE contribution to the FWD Takaful agency business was approximately 20%. We have now also launched FWD Affiliates in the Philippines and Indonesia, with a plan to further roll-out to Hong Kong, Thailand and Vietnam in the near future. Across the three markets where FWD Affiliates has been rolled-out, it represented over 7% of agency APE in the first nine months of 2021.

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Leads Management:   We manage leads through machine learning-driven insights to capture ideal prospects and convert them into customers, mainly through AI Customer 360, which provides a personalized and holistic view of our customers’ insurance needs at the product category level to our agents and has successfully contributed to cross-selling. Additionally, it offers an AI prediction of the next-best-product for each customer, with over 80% accuracy in its application in Hong Kong, Thailand, Singapore and Vietnam.

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Point of Sales (“POS”):   We equip our agents with digital tools, such as FWD Smart ePOS and AI2. FWD Smart ePOS can conduct real-time analysis of customer needs and profiles, engagement support and quick quotes, and is used by approximately 10,000 average monthly active users. AI2, which is our own AI-driven financial planning tool that provides our agents with a realistic assessment of each of our customer’s needs, risk appetite and affordability, resulting in more enriched conversations between agents and customers. Empowered by such tools, our sales in Emerging Markets are now cashless and paperless.

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Sales Management:   iRIS, our mobile sales activity management app provides our agents with daily task management, lead activity management, policy management, performance management and other functions. It provides one-stop sales management support by feeding insights on our existing customers to our distribution partners on a daily basis.

We believe that these innovative technologies and tools have been well received by our partners and have significantly boosted their productivity. Similarly, we have been able to roll out bancassurance partnerships swiftly and transform sales force productivity.

Business and Operation Management
We apply data analytics and AI across our sales, underwriting, claims, policy administration, actuarial, collections and finance functions to automate our processes and enhance operational efficiency. Since 2018, we have introduced the following key initiatives to automate our operational processes:
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Automated Underwriting:   We have implemented an AI-driven automated underwriting engine to provide a faster and simpler underwriting process to our customers. We have reduced our number of underwriting questions and refined them to solicit more relevant and accurate data, which helps us to better assess a potential customer’s health condition and removes the need for physical examinations. Improved risk assessment capabilities through data analytics also increased the speed of our underwriting decisions.

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SFMC:   Sales Force Marketing Cloud (“SFMC”) is a customer relationship management system that is designed to identify the needs and products for customers via integration with our Data Lake. By leveraging customer data and insights stored in our Data Lake, SFMC initiates automatic targeted customer engagement across all of our communication channels.

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eKYC:   e-Know-Your-Customers (“eKYC”) is a proprietary KYC tool that replaces manual KYC document review with an automated KYC process at an over 80% verification application success rate. eKYC resulted in a 90% reduction in usage costs compared to similar solutions developed by third parties. Since we launched eKYC in Vietnam in 2019, we have on average reduced the time required for KYC by 20% for new policy issuances.

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AI Claims 2.0:   AI Claims 2.0 is a mobile app that can instantly generate a decision to pay customers for low risk claims with approximately 98% accuracy. We have rolled out AI Claims 2.0 in Hong Kong and Indonesia as of April 2021 and further plan to roll out the app in Thailand and Japan in 2021. With the application of this technology, 55% of our claims can now be paid within 3 days.

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AI Fraud Detection:   AI Fraud Detection is our proprietary AI-powered fraud detection solution, which is integrated with our claims system. We have rolled out AI Fraud Detection in Hong Kong and Indonesia as of April 2021 and further plan to roll out the app in Thailand and Japan in the second half of 2021. In Hong Kong, it had flagged 560 fraudulent claims in the nine months ended September 30, 2021.

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AI Winback Campaign:    AI Winback Campaign is an AI-powered initiative that identifies and targets existing bancassurance customers with lapsed or premium holiday policies. Through effective targeting in the first half of 2021 in the Philippines, we increased the number of reinstated policies by 75% in June 2021.

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AI Lapse Models:    AI Lapse Models provide insights to more efficiently allocate resources and target risk cases to pay renewal premiums via AI Customer 360. We have developed five AI Lapse Models in Thailand, each of which is tailored to various bancassurance and agency sub-channels. As a result, we have improved the payment success rate from 7% to 11% from the fourth quarter of 2020 to the first quarter of 2021.

Technology Employees
The number of technology employees in the Group Office grew by 142% from 109 as of December 31, 2018 to 206 as of December 31, 2020 and to 264 as of September 30, 2021, as we rolled out a number of digital initiatives. We also expanded our team of data scientists, data engineers, and data analysts, representing approximately 40% of our total headcount at the Group Office level as of September 30, 2021, compared to 36% as of December 31, 2020. We deployed 22 senior R&D employees to design and test new digital solutions to meet our customers’ insurance needs. Many of our R&D personnel have joined us from large and well-renowned technology and fintech companies headquartered in the United States, Asia and Europe.
RESERVES
For all of our product lines, we establish, and carry as liabilities, actuarially determined amounts to meet our future obligations under our insurance policies. In accordance with IFRS, our reserves for financial reporting purposes are based on actuarially recognized methods for estimating future policy benefits and claims. We expect these reserve amounts, along with future payments on policies and contracts, and investment earnings on these amounts, to be sufficient to meet our insurance policy and contract obligations. The amount of our consolidated insurance contract liabilities as of September 30, 2021 was US$46,653 million.
We establish the liabilities for future policy benefits and claims based on assumptions that are uncertain when made. Our assumptions include mortality, morbidity, policyholder persistency, administrative expenses, investment returns and inflation. Our actual experience may be different from our assumptions, and as a result, we cannot determine precisely the amounts that we will ultimately pay to settle these liabilities or the timing of these payments. These amounts may vary from the estimated amounts, particularly when these payments do not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience.
REINSURANCE
We reinsure a portion of the risks that we assume under our insurance products to multiple international and local reinsurers to manage our insurance risk, maintain our capital position within our risk appetite limits and leverage the reinsurers’ knowledge for our product development. To reduce our reinsurance concentration risk, we use various leading international and local reinsurers. We select our reinsurers based on their financial strength, service, terms of coverage, claims settlement efficiency and price. We usually consider at least three reputable reinsurers during the selection process and take into account local regulatory requirements. We review our reinsurance arrangements periodically and regularly monitor the financial strength and credit rating of our reinsurers and our concentration risks to ensure we do not have excess risk exposure to any particular reinsurer.
We have established a reinsurance management framework that sets out the principles and requirements of our reinsurance management. We tailor our reinsurance strategy to our products and the geographical markets in which we operate. We determine our retention limit and participation ratio based on the insurance laws and regulations of the relevant geographical market, our solvency margin, the characteristics of our products as well as our business needs and strategies.
As part of our overall reinsurance strategy, we have entered into various arm’s length arrangements with Swiss Re, the intermediate parent company of one of our shareholders, Swiss Re Asia, to reinsure certain products. Under these arrangements, Swiss Re has undertaken to reinsure a portion of the risks undertaken by us. As consideration for undertaking a portion of the risk, we pay reinsurance risk premiums to Swiss Re on a periodic basis under the terms of these arrangements. For further information, see “Related Party Transactions.”
In addition to using external reinsurers, we have also established FWD Reinsurance, a Cayman incorporated captive reinsurance company, for capital optimization and margin enhancement. The placement is arranged through a rated third-party reinsurer to demonstrate arm’s length pricing.
INVESTMENTS AND ASSET MANAGEMENT
We invest the premiums and other income generated from our insurance businesses to generate investment return. Our investment philosophy is to maintain a balanced asset portfolio that generates relatively stable investment returns. To match our long-term liabilities, we focus on investment grade fixed income securities. We also invest in riskier assets with higher returns, such as equity securities, real estate and alternative investments, mainly to support our traditional participating and universal life insurance products.
As of September 30, 2021, we had US$45.7 billion in investment assets. For the years ended December 31, 2018, 2019 and 2020, we had net investment income of US$566 million, US$722 million and US$1,032 million, respectively. For the nine months ended September 30, 2021, we had net investment income of US$728 million compared to US$919 million for the same period in 2020. We separate our financial investments into two categories: policyholder and shareholder investments, and unit-linked investments. In general, the investment risk of unit-linked investments is borne by our customers, who are responsible for allocating their premiums among the investment options that we offer. Policyholder and shareholder investments include all financial investments other than unit-linked investments. As of September 30, 2021, our policyholder and shareholder investments comprised US$43.3 billion in investment assets and our unit-linked investments comprised US$2.4 billion in investment assets.
We outsource a portion of our investment portfolio to external investment managers. As of September 30, 2021, we managed 38.5% of our Assets Under Management (“AUM”) for policyholder and shareholder investments. PineBridge, a related party, managed 31.8% of our AUM as of September 30, 2021, primarily consisting of investment grade bonds and alternative investments primarily for our FWD Life (Hong Kong) and FWD Life portfolios. For more information regarding our investment management agreement with PineBridge, see “Related Party Transactions.” SCB Asset Management Company Limited managed 26.1% of our AUM as of September 30, 2021, which primarily included investments in equities and investment grade and high yield bonds for our Thailand business. The remaining balance of our AUM was managed by other external third parties as of September 30, 2021.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Our first group-wide ESG strategy for 2021 – 2024 (the “Group ESG Strategy”) represents the beginning of our journey to understand and prioritize the ESG issues that are most important to those impacted by our decisions. We want to play our part in bringing about a better and more sustainable future.
Our ESG Goals
We support the United Nations’ Sustainable Development Goals (the “SDGs”). Our Group ESG Strategy aligns with seven SDGs, covering areas where we can make the greatest contribution: SDG 3 (Good Health and Well-being), SDG 4 (Quality Education), SDG 8 (Decent Work and Economic Growth), SDG 9 (Industry, Innovation and Infrastructure), SDG 10 (Reduced Inequalities), SDG 11 (Sustainable Cities and Communities) and SDG 13 (Climate Action).
We measure and disclose our ESG performance in accordance with international best practices, such as the Global Reporting Initiative, Sustainability Accounting Standards Board, Task Force on Climate-related Financial Disclosures, and Principles for Responsible Investment (“PRI”).
Our ESG Value-Creation
Our ESG strategy intends to create value in the following aspects:
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Governance and risk management.   We aim to strengthen our culture of integrity and our robust risk management framework to ensure that we are doing the right things in the right way. We are making our business stronger and more resilient through ensuring robust and transparent decision-making and incorporating material ESG factors into risk management;

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Trust.   We aim to build customers’ trust in us and the insurance industry. With 99% of our employees having completed the annual Treating Customers Fairly training in 2020, we offer a seamless customer journey that is designed and evaluated through the eyes of our customers. We deliver the protection that our customers need through simpler and more inclusive products and create ways for customers to stay engaged with us, while ensuring responsible use of their data;

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Talent.   We aim to attract, develop and retain people who will change the insurance industry. We are fostering an innovative and vibrant workplace culture through inclusive leadership, promoting diversity of talent and increasing business resilience through flexible working. During the COVID-19 pandemic, in certain markets, all of our employees were working from home. We have adopted a board diversity policy, which aims to enhance the effectiveness of our board and our corporate governance standards by ensuring diversity. Women now make up over 25% of our board, and more than 30% of our senior management, defined as vice presidents or above, are women;

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Closing the protection gap.   We are committed to making a real impact on financial inclusion. We focus on younger customers in Asia who have traditionally been underserved by making our products accessible and attractive to them. We are educating people to help increase their financial literacy levels and become their life-time partner as they go through their life stages;

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Sustainable investment.   We are a signatory to the PRI and aim to incorporate ESG factors into our investment process to ensure the long-term sustainability of our investments. We also invest in our local communities to support their sustainable development. With the help of our community partners, we are advocating for better inclusivity and life opportunities for people with disabilities in Asia. We partnered with a leading social enterprise in Malaysia to develop Fun(d) for Life, a financial literacy program that supported nearly 7,000 individuals in Malaysia in 2020; and

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Climate change resilience.   We support the transition towards a low carbon economy through alignment with the Task Force on Climate-related Financial Disclosures. We are conducting scenario analysis to understand our climate-related risks and opportunities.

Our ESG Governance
As part of our overall business strategy, we aim to ensure a close alignment of our ESG function with our business goals and ensure we allocate sufficient resources to our ESG functions, including establishing an ESG management committee in January 2020 to achieve this. The ESG management committee is chaired directly by Mr. Huynh Thanh Phong, our CEO and executive director, and comprises of senior managers from across the business. This ESG management committee is responsible for establishing our ESG goals and strategy, evaluating our performance and responding to emerging ESG risks and opportunities. This ESG management committee reports our various initiatives and progress to our board at least twice a year.
COVID-19 Response
We have been supporting our communities in their fight against the COVID-19 pandemic. In addition to making US$6.2 million of relief donations in the first nine months of 2021 to frontline health workers and government agencies, we partnered with local merchants in Hong Kong to provide free COVID-19 protection to underserved communities such as delivery workers. We also reformulated some of our products in light of the difficulties faced by our customers. For example, we extended the coverage and benefits of certain products in Hong Kong and Malaysia to include COVID-19 and launched products specifically designed for COVID-19 in the Philippines and Singapore. In addition, we offered additional financial support across the markets in which we operate to our customers who were fighting the disease and made sure the claims process was easy for them by prioritizing their requests.
Competition
In general, the insurance industry is highly competitive. Insurers compete based on a number of factors, including distribution reach, brand recognition, marketing methods, products, pricing, customer service, financial strength ratings and other indices of financial health. We believe that we are well positioned to compete with both established players as well as new entrants and to continue increasing our market share by leveraging our customer driven, legacy-light strategy and our ability to quickly adapt to changes in market trends and the regulatory environment.
Leading market participants in the insurance industry are primarily either regional or multi-national insurance companies, local entities or subsidiaries of banks and other financial institutions. Subsidiaries of European and North American life insurance groups that operate in Asia tend to operate in many of the major markets in the region, and some currently have top ten market shares in a few major markets. Many local domestic life insurers in Asia remain primarily focused on their home market. We face strong competition in the markets in which we operate. In Hong Kong, we face competition from established regional players including local subsidiaries of large insurance groups and new entrants such as digital insurers. In Thailand, we face competition from local branches of international insurance groups and local insurance companies. In Japan, we face competition from domestic insurance companies and large domestic financial service providers that either have their own insurance subsidiaries or enter into co-operative arrangements with major insurance companies. In our Emerging Markets, we face competition from regional players, especially those with a strong locally established presence and customer reach. For more information, see “Industry.”

Awards and Recognitions
We have received numerous awards and recognitions which reflect our renowned industry achievements. The tables below set forth some major awards and recognitions we have received:
Selected business awards
Year	Award / Recognition	Issuing Body
2021	Online Initiative of the Year	Asia FinTech Awards
2021	Core Insurance Transformation (Bronze Award)	European Financial Management Association and Accenture
2021	Outstanding Use of Digital Channels for Improved Customer Experience	The Digital Banker
2021	Best Use of AI for Customer Experience (Highly Acclaimed)	The Digital Banker
2021	Best Solution for Distribution	DigFin Innovation Awards
2021	Best Client Communication Initiative	WatersTechnology Asia Awards
Selected insurtech and innovation awards
Year	Award / Recognition	Issuing Body
2021	Insurtech Initiative of the Year	Insurance Asia News
2021	Analytics Provider of the Year	Insurance Asia News
2021	Asia’s Most Innovative Insurer	International Data Corporation
2021	Future Enterprise of the Year	International Data Corporation
2021	Best in Future of Digital Infrastructure	International Data Corporation
2020	Outstanding Award in the Innovation Product Category	Bloomberg
2020	Most Innovative Insurance Process Asia	Global Banking & Finance Awards
Intellectual Property
The protection of our technology and intellectual property is an important aspect of our business. As of September 30, 2021, we owned 18 registered trademarks, including two trademarks and ten domain names which are material to our business. Intellectual property laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated.
Regulatory Licenses
We need to maintain valid relevant insurance licenses in each market to operate our businesses. We are subject to extensive oversight and comprehensive regulations by the relevant regulators in each market we operate in. In addition, we also need to obtain prior authorization from respective regulators for the sale of new insurance products or key changes in the terms of our products. Please see “Risk Factors — Risks Relating to Legal and Regulatory Matters — We and our Business Units are subject to extensive regulation as insurance companies, including monitoring and inspection of our financial soundness, which may restrict our business activities and investments and increase our cost of complying with such regulations.”
As of September 30, 2021, we have obtained all material licenses, approvals and permits from the relevant government authorities. In particular, FWD Life (Hong Kong) holds a long-term life insurance license in Hong Kong; FWD Life (Bermuda) holds long-term life insurance licenses in Hong Kong and Bermuda; FWD Thailand holds a life insurance business permit in Thailand; FWD Life Japan holds a life insurance business license in Japan; and FWD Reinsurance holds a Class B Insurer’s license in the Cayman Islands. For details, see “Regulation.”

Employees
As of December 31, 2018, 2019 and 2020 and September 30, 2021, we had 5,235, 6,217, 6,407 and 6,761 employees, respectively. The following table sets out a breakdown of our employees by Business Unit as of September 30, 2021:
Employees
Hong Kong (and Macau)(1)	1,051
Thailand (and Cambodia)	2,004
Japan	852
Emerging Markets	2,192
Group Office(2)	414
Shared services and Innovation Hub(3)	248
Total	6,761

Note:
(1)
Includes non-shared services employees from FWD Life (Bermuda), FWD Life (Hong Kong), FWD Life Assurance (Hong Kong), Macau and China representative office.

(2)
Includes non-shared services employees from FWD Group Financial Services Pte. Ltd, FWD Group Management and Valdimir Pte. Ltd.

(3)
Includes shared services employees from FWD China Technology Company, FWD Life (Bermuda) and Valdimir Pte. Ltd., and all employees from FWD Technology and Innovation Malaysia Sdn. Bhd, an innovation hub in Malaysia.

Other than our employees in Japan, none of our other employees are subject to any collective bargaining agreements or represented by a union. We believe we have good employment relationships with our employees and have not experienced any interruptions of operations due to labor disagreements.
Facilities
As of September 30, 2021, we operated our business through leased premises. We lease various properties in the jurisdictions in which we operate and we primarily use our leased properties as office premises for our business operations. We are headquartered in Hong Kong, where we lease 16 properties covering a gross floor area of approximately 38,777 square meters.
Legal Proceedings
We are subject to routine legal proceedings in the normal course of operating our insurance business. We are not involved in any legal proceedings which reasonably could be expected to have a material adverse effect on our business, results of operations or financial condition.

OUR OPERATIONS IN OUR GEOGRAPHIC MARKETS
Our subsidiaries operate the Group’s life insurance business across Hong Kong (and Macau), Thailand (and Cambodia), Japan and the Emerging Markets, which include the Philippines, Indonesia, Singapore, Vietnam and Malaysia. As used herein, references to “we” and “us” are to our subsidiaries operating our insurance business in each of our geographic markets.
Hong Kong (and Macau)
Market Overview
While Hong Kong is a mature insurance market, the demand for life insurance products continues to grow, driven by solid demographic and macroeconomic tailwinds. With favorable demographic trends, there is growing demand for retirement and health products, as well as untapped potential in medical protection products. The expanding affluent class in recent years has also contributed to an expanding HNW individual population providing further potential for future growth in this sector. Benefited by geographical proximity, it is popular among MCVs to seek additional insurance protection in Hong Kong. Historically, insurance sales to MCVs have contributed to a significant portion of total industry sales, though it has slowed since 2016 due to stricter capital controls in the PRC, the recent social unrest in Hong Kong, and travel restrictions due to the COVID-19 pandemic. However, we expect that these changes will in turn accelerate the digital transformation of the insurance industry in Hong Kong, which better fits the evolving consumer behavior, with consumers increasingly seeking remote and digital solutions for their insurance needs. Furthermore, the regulators have been introducing favorable policies and measures to support the growth of the insurance industry, including tax incentives to stimulate demand and the promotion of remote insurance sales.
Business
FWD Life (Bermuda), FWD Life (Macau), FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong) operate the Group’s life insurance business in Hong Kong and Macau. In February 2013, we acquired FWD Life (Bermuda) and FWD Life (Macau) from ING. Following the acquisition, we have been expanding our presence in Hong Kong with our customer-led brand and our vision to change the way people feel about insurance. We completed the acquisition of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited in June 2020 (subsequently rebranded as FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong), respectively). Our TWPI in Hong Kong (and Macau) was US$1,183 million, US$1,443 million and US$1,730 million in 2018, 2019 and 2020, respectively, representing a CAGR of 21.0% over the three-year period. Our APE in Hong Kong (and Macau) was US$367 million, US$431 million and US$372 million in 2018, 2019 and 2020, respectively, representing a growth of 1.3% from 2018 to 2020. Our GWP has grown at a CAGR of approximately 14% from 2014 to 2020, outperforming the industry average growth of 10% during the same period, according to NMG. In the same period, our VNB has grown at a CAGR of approximately 13% from US$80 million to US$167 million.
These subsidiaries operate a multi-channel distribution model in Hong Kong and Macau, including tied agents, bancassurance, brokerage and neo-insurance.
Our agency distribution channel has grown significantly in recent years. Our agency force comprised more than 3,400 agents as of September 30, 2021, including over 685 MDRT-registered agents in 2021. Our MDRT-registered agent force ranked the fifth largest in Hong Kong, and our agency distribution channel in Hong Kong ranked fifth in market share by APE as of December 31, 2020, based on the Provisional Statistics on Hong Kong Long Term Insurance Business for January to December 2020 published by the HKIA. Our agency recruitment strategy mainly focuses on organic recruitment. We have been investing in our in-house agency leaders to recruit and build up our sales force. We won the top prize in Outstanding Training & Development at the Hong Kong Insurance Awards 2020. Our focus on agent quality is evidenced by the growing number of MDRT-registered agents, which represented approximately 20% of the total agency force as of September 30, 2021.
For our bancassurance channel, we cooperate with Bank of Communications (HK) Ltd, China Construction Bank (Asia) Corporation Limited, E.Sun Commercial Bank, Ltd, Industrial and Commercial Bank of China (Asia) Ltd under a non-exclusive, preferred banking partnership model where we align our product proposition with the banks’ segmentation strategy, provide tailored training programs for banks, launch co-branding programs such as co-branded credit cards and deploy digital tools to help us and our banking partners to enhance the sales and customer journey. Through our bancassurance partners and bank-based brokers, we are able to present diverse and tailored product solutions to a wide group of HNW and mass affluent customers. Additionally, our long-term partnerships with the Hong Kong-incorporated bank subsidiaries of leading PRC banks and our branch support capabilities allow us to tap into the vast population across the Greater Bay Area region in China.
For our brokerage/IFA channel, our brokerage distribution channel in Hong Kong ranked fifth in market share by APE as of December 31, 2020, based on the Provisional Statistics on Hong Kong Long Term Insurance Business for January to December 2020 published by the HKIA. Brokers in Hong Kong strategically target MCVs and HNW individuals and we believe that our brokers are well-positioned to take advantage of the forecasted market growth and potential insurance opportunities in the Greater Bay Area. We are also aiming to roll out a self-service portal to our brokers for enhancement of the customer experience.
We also strive to make digital insurance more accessible to customers through our neo-insurance distribution, including our D2C eCommerce platform, digital ecosystems and partnerships, as well as our O2O digital referral model. By optimizing our customer-led eCommerce platforms with simplified design and a straight-through product application process, we seek to further increase online traffic at our platforms and increase the online purchase conversion rate. We also distribute our products through the platforms of our digital partners, including online brokers, large eCommerce websites and e-wallets platform, and capture cross-selling opportunities by offering exclusive rewards for the members of such partner websites. Furthermore, we seek to maximize cost efficiency through O2O sales conversion through effective online lead management, digital referrals and data analytics capabilities.
In terms of customers and products, we have been diversifying our product portfolio based on evolving customer needs. We have successfully captured changes in customer preferences and shifted our focus to protection products, VHIS, Qualifying Deferred Annuity Policies and single premium participating plans, which have grown to account for a significant portion of our sales in 2020 and the first nine months of 2021. Additionally, we have shifted our focus away from universal life products to participating and protection products, including critical illness, medical and life policies, which are less impacted by the low interest rate environment and could enhance our profit margin. In addition to life insurance, we also distribute MPF products for our partner Sun Life, general insurance products for bolttech, and mutual fund products through FWD Financial Planning. Additionally, we have launched a number of first-in-market products that present attractive value propositions to our customers, including Life Impact Reliever, Mind Plus and an innovative Cash-up insurance plan. See “Business — Our Products — Product Strategy and Development.”
As digitalization is key to our growth strategy, we have invested heavily in R&D. In terms of customer servicing, our AI chatbot with real-time and multi-language support capabilities currently handles approximately one-third of our call center traffic. We have also implemented automated underwriting, accepting an increasing number of e-submissions of new insurance applications, and providing digitalized customer management support for our distribution channels with iRIS.
We have promoted systems integration between Hong Kong and Macau to enable us to shift sales and operations across the two markets in a flexible and agile manner. We also benefit from shareholder support and work closely with affiliated companies such as Hong Kong Telecom and bolttech on cross-selling and other collaboration opportunities.
Strategy
In the Hong Kong and Macau markets, we aim to improve profitability, accelerate protection growth and eliminate expense overrun by:
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further strengthening our multi-channel strategy, including expanding our agency force, driving digital adoption by our agency force to enhance productivity, promoting the preferred partner model for our bancassurance and brokerage channel to deepen penetration in HNW and targeted customers, and further broadening our customer reach and deepening customer engagement through our neo-insurance channel;

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product innovation to enhance value creation, such as enhancing core critical illness and medical products with innovative features and enriching the packaging of savings products to differentiate ourselves from our peers;

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pursuing digital advancement to achieve operational excellence, through technologies and initiatives such as our cloud computing, automated underwriting, digitalized sales and services platforms, and AI chatbots;

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further unlocking synergies through our integration of MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited, including expanding our sales force, enlarging our customer base and achieving a higher operational efficiency through economies of scale; and

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positioning our product strategy and risk management for a smooth adaptation to the GWS framework which will reduce our capital needs burden and sensitivity to adverse trends in the capital markets.

Thailand (and Cambodia)
Market Overview
The insurance market in Thailand has faced headwinds in recent years, as a result of social commotion, regulatory changes, and the COVID-19 pandemic. Nonetheless, we believe that there is significant untapped potential within the Thailand life insurance market as the population remains substantially underinsured. In addition, Thailand’s aging population has increased the demand for protection, medical and pension products.
Business
We commenced life insurance business in Thailand in 2013, when we acquired ING’s life insurance business in the country and rebranded it as FWD Thailand, our regulated insurance subsidiary which operates our business in Thailand. Our acquisition of SCB Life in September 2019, along with a successful digital integration to effectively target customers and cross-sell insurance products, significantly enhanced our business scale, distribution reach and brand visibility. We have been able to take advantage of the various synergies since the acquisition, growing SCB Life’s full-year APE from US$263 million in 2019 to US$434 million in 2020, according to the Thai Life Assurance Association (“TLAA”). By leveraging on our new partnership with SCB, our business in Thailand has grown significantly in 2020. Our TWPI in Thailand was US$795 million, US$1,140 million and US$2,255 million in 2018, 2019 and 2020, respectively. Our GWP has grown at a CAGR of approximately 33% from 2014 to 2020, compared with an industry average growth of approximately 3% during the same period, according to NMG. Our VNB has grown at an organic CAGR of approximately 14% from US$43 million in 2014 to US$72 million in 2018, which is the last full year prior to the acquisition of SCB Life and the execution of our distribution agreement with SCB in 2019.
We operate under a multi-channel distribution model in Thailand, including bancassurance, agency, brokerage and neo-insurance channels. We have built our bancassurance channel in Thailand through our past partnership with TMB, a leading bank in Thailand with US$28 billion in total assets across 416 branches and 4 million customers as of December 31, 2018 prior to its merger with Thanachart Bank Public Company Limited, as well as our current exclusive partnership with SCB, the leading bank in Thailand by market capitalization, with US$109 billion in total assets across 811 branches and over 17 million total customers as of December 31, 2020.
We efficiently replicated our success in relation to the TMB partnership in 2019 with SCB, the largest bank in Thailand based on market capitalization, and created the leading bancassurance franchise by GWP in Thailand within just six months of launch according to data from the TLAA. During our partnership with TMB from 2013 to 2020, we worked closely with the bank to digitalize its face-to-face sales process and deliver better customer experience by incorporating big data analytics and other digital tool kits into the sales process, from lead generation to policy issuance. The direct integration of our systems with TMB was crucial in identifying customers’ specific needs and effectively implementing a tablet-based, fully electronic sales process by TMB’s sales staff to enhance customer interactions. During the course of our partnership with TMB, we achieved improvements across various metrics, including the number of cases per active seller per month by 1.9 times, APE per active seller by 2.0 times, bancassurance VNB Margin from approximately 42% to approximately 55%, bancassurance market share by GWP in Thailand from 3.9% to 5.5% and bancassurance APE by 2.4 times. On April 1, 2020, we novated our distribution agreement with TMB to Prudential Life Assurance (Thailand) Public Company Limited for a total consideration of approximately US$580 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability — Acquisitions, Investments and Discontinued Businesses.”
In September 2019, we secured a new bancassurance partnership with SCB. We activated our partnership with SCB quickly, as demonstrated by our launch of a new product, SCB Multi-Care Multi-Claims, only three months after the commencement of our partnership. APE sales generated by SCB Multi-Care Multi-Claims exceeded our sales targets by 22% in its first month of launch. SCB has multiple digital channels with an array of products to serve its customers. Through its SCB EASY app, the number of online transactions facilitated through the app represented 83% of SCB’s total transaction volume in the nine months ended September 30, 2021. Our products and services are fully integrated into SCB’s digital tools, accessible by 75% of its customer base as of December 31, 2020. Leveraging our successful experience of working with TMB, our partnership with SCB allowed us to offer our innovative products to a wider group of young and digitally native customers. For the year ended December 31, 2020, we had a base of 1.1 million policyholders through our partnership with SCB, which has further grown to 1.4 million policyholders as of September 30, 2021. We have worked closely with SCB to build data analytics models, including Propensity to Buy and Next Best Offer, which analyze a customer’s life stage, coverage gap, persona and purchase behavior to predict what is the next best appropriate product for the customers, prompting customized product recommendations that are tailored to cover the customer’s specific protection needs. After implementing these models, we have seen our campaign conversion rate significantly improve from the industry average of 2%, according to NMG, to over 9%. We also aim to provide more investment-related products through the bancassurance channel. As a result of these initiatives, we unlocked significant value at SCB by increasing its average quarterly VNB and quarterly VNB Margin by approximately five and three times, respectively, between the fourth quarter of 2019 and first nine months of 2021. We also increased the Protection VNB generated through our partnership with SCB from US$31 million to US$59 million in the nine months ended September 30, 2020 and 2021, respectively.
Our second largest distribution channel in Thailand is the agency channel, with over 5,800 agents in Thailand as of September 30, 2021. To meet evolving customer needs, we are offering more riders through the agency channel. Riders are insurance policy provisions that add benefits to amend the terms of a base insurance policy to provide additional options and coverage. We ranked as the top life insurer in digital sales in Thailand for the year ended December 31, 2020 according to the TLAA, capturing a 39% market share by digital sales GWP. We have a number of first-in-market products and are a leading product innovator in Thailand, including Thailand's first mobile life insurance applications and the first exclusive care rider without a limit. We currently offer products such as life insurance, personal accident and COVID-19 protection through our eCommerce platform on a D2C basis. In recent years, the focus of our product portfolio has changed from short- and medium-term savings products to protection and health.
Strategy
To achieve continued growth in Thailand, we aim to:
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develop digital customer engagement ecosystems to enhance operational efficiency, eliminate manual processes, support sales and strengthen our multi-channel distribution capability;

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sustain leadership in bancassurance sales by activating the SCB customer base through further digital integration to increase penetration with customer insights and develop health and protection penetration through the SCB Protect direct sales force;

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promote sales of protection products and riders to provide customers with relevant protection cover and improve our VNB Margin;

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launch simple, innovative and personalized customer-facing platforms based on our AI data analytics and interconnected technology backbone;

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promote a fully agile and empowered work environment for our employees and agents; and

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eliminate expense overruns through successful integration of SCB Life and expansion of our business scale.

Cambodia
In December 2020, we acquired Bangkok Life Assurance (Cambodia) Plc. (renamed as FWD Life Insurance (Cambodia) Plc.) to operate our insurance business in Cambodia. FWD Cambodia launched operations in Cambodia in September 2021. Our strategic operating model is:
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to leverage the digital capabilities and back-office infrastructure of our leading Thailand business to position FWD Cambodia as a digital leader with paperless and highly automated operations and an efficient capital structure;

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a multi-channel sales model which leverages our digital capabilities to provide channels such as D2C and referral, and establish new digital partnerships, including with micro-finance institutions, emerging banks and fintech players, in addition to building a sizeable and high-quality agency force;

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a product portfolio with focus on innovative endowment products packaged with protection riders, complemented by simple health and protection, products such as critical illness, cancer, term life and group credit life; and

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a focus on the emerging-middle to upper-middle-class Cambodian consumers, primarily residing in the major urban areas.

Japan
Market Overview
Recent changes announced by the National Tax Agency of Japan in 2019 with respect to the tax deductibility of insurance premiums paid on COLI products (which were previously fully deductible) have significantly impacted the demand for COLI products in Japan (see “Risk Factors — Risks Relating to Legal and Regulatory Matters  — Changes in tax regulations have had, and may continue to have, an adverse effect on the demand for our insurance products”). As a result of the change in the regulatory environment, coupled with other challenges faced by the Japanese insurance market such as the continuation of the low interest rate environment and stagnation of the life insurance product sales at bancassurance channels as a result of the COVID-19 outbreak, the industry total APE decreased substantially from 2019 to 2020, according to NMG.
Business
We commenced our operations in Japan after we completed the acquisition of AIG Fuji Life Insurance Company, Limited from American International Group, Inc. (“AIG”) for US$330 million in April 2017, which was subsequently rebranded FWD Life Japan, our regulated insurance subsidiary which operates our business in Japan. Our TWPI in Japan was US$1,655 million, US$1,801 million and US$2,131 million in 2018, 2019 and 2020, respectively, representing a CAGR of 13.5%. Our APE in Japan was US$367 million, US$270 million and US$507 million in 2018, 2019 and 2020, respectively, representing a CAGR of 17.6% from 2018 to 2020, outperforming the industry average APE which decreased from US$22 billion in 2019 to US$14 billion in 2020. Our GWP has grown at a CAGR of approximately 10% from 2018 to 2020, compared with an industry average decline of approximately 7% during the same period, according to NMG.
Through 2018, COLI products were a major source of our revenue in Japan. Since 2019, to ensure sustainable and profitable growth in light of the regulatory and market changes, we have shifted our focus to individual protection products. We have repriced and updated our individual protection product offerings and introduced five new products in 2019 alone. Due to our efforts to accelerate the offering of individual protection products, we have increased our VNB in Japan, excluding retrocession reinsurance and COLI by 24.6% from 2019 to 2020.

We believe that we operate a competitive and sustainable business model focused on the niche but large individual protection market. We aim to gain market share and believe that there is ample room to grow in this market segment.
Our distribution model in Japan is primarily focused on the IFA channel, supplemented by the neo-insurance channel. In Japan, IFAs distribute products via various avenues, including shop-type agencies with retail-style outlets and case agencies which sell insurance products to SME and HNW customers in person or by mail. We are regularly refreshing our IFA force to capture the top nationwide IFA partners in the market while reducing the number of IFAs with low productivity. We also distribute our products under a long-term distribution agreement with AIG through its subsidiary, AIG General Insurance Company, Ltd. (formerly known as Fuji Fire & Marine, Ltd).
Our D2C distribution is primarily operated through telemarketing from our call center in Okinawa, which enables customers to buy our insurance products directly on the phone. To date, a smaller contribution of sales was generated through other neo-insurance channels such as our websites.
The COVID-19 pandemic has brought challenges to many insurance providers in Japan, in particular to those who incur high labor costs from their large and nationwide sales forces. We operate with a relatively small sales force in Japan and recently have focused on shifting our sales away from face-to-face methods, particularly in the brokerage and IFA channel as part of our efforts to digitalize our operations. Instead of deploying our sales force throughout Japan, we support our sales team from our call center in Okinawa to expand our distribution coverage and increase cross-selling between our channels, especially in distant areas and those with low sales activity. We believe that such initiatives have enhanced our product sales, strengthened our relationships with IFAs and improved customer experience, which resulted in CAGRs of 44.7% for individual VNB and approximately 12% for overall Protection VNB between 2018 and 2020.
In addition, we have invested heavily in research and development in accordance with our digitalization strategy. Our operations are supported by robust technology capabilities and digital infrastructure which is cloud-based and seamlessly integrated across our business functions. As part of our business digitalization, we have introduced multiple key technologies and initiatives that cover key areas of our operation. For example, we have increased our operational efficiency, and business scalability through digitalization of our operations and utilization of cloud infrastructure to host our applications and servers. We have also enhanced customer satisfaction in claims processing through automation. Our STP and AI Claims 2.0 systems have increased processing speed, reduced error ratios and waiting time by employing analytics-driven software.
Strategy
To achieve continued growth in Japan, we aim to:
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maintain an agile business model to adapt to changes in customer, product and regulatory trends in the Japanese insurance market; to achieve this, we have reengineered our approach to product development and delivery which we believe will lead to faster turnaround times for new products;

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focus on the sales of individual product offerings such as medical, cancer and critical illness and income protection via IFA and neo-insurance to further increase our market share in our target segments;

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accelerate the digitalization of our operations and products, including the introduction of paperless and automated processes, customer self-service portals and enhanced integration with our distribution partners to become a digitally-oriented insurance company; and

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enhance our operational efficiency, including by shifting away from face-to-face sales and optimizing our workforce structure to eliminate cost overruns.

Our Emerging Markets
Market and Business Overview
Through our regulated insurance subsidiaries, we operate in key and fast-growing markets in Southeast Asia, including the Philippines, Indonesia, Singapore, Vietnam and Malaysia. Except for Singapore, these markets share features such as a large and expanding labor force, robust economic growth underpinning a growing middle class with wealth accumulation, improving financial inclusion across socio-economic classes accelerated by increased access to technology, and an underpenetrated and underserved population. Additionally, except for Singapore, the level of insurance penetration in these emerging markets, measured by calculating insurance premiums as a percentage of total GDP in a given market, was less than 5% as of December 31, 2020, according to NMG. However, growing health and protection awareness in these markets is expected to increase per capita spending on insurance and mitigate the slowdown induced by COVID-19 and other recent macroeconomic pressures.
Emerging Markets have been a key growth engine for us, and represented 4.7%, 5.8%, 6.6% and 7.8% of our total TWPI for the years ended December 31, 2018, 2019 and 2020, and the nine months ended September 30, 2021, respectively. We believe that we are well-positioned to capture the substantial and dynamic opportunities in these markets, leveraging our digitally empowered and diverse distribution channels and innovative customer propositions demonstrated by many first-in-market product inventions. As of September 30, 2021, we had over 28,000 agents, nine bancassurance partners, as well as various brokerage/IFA partners, neo-insurance platforms and eCommerce partners in the Emerging Markets. Among our Business Units, our digital adoption is most progressed in Emerging Markets with a 100% agency digital adoption ratio and 100% eSubmission in all markets and fully automated underwriting available in the Philippines, Singapore and Malaysia. While the COVID-19 pandemic has significantly impacted the region and resulted in negative growth for the insurance industry in most of these markets due to economic slowdown and government measures, we have generally outperformed our competitors in these markets. Our TWPI in Emerging Markets was US$177 million, US$271 million and US$430 million in 2018, 2019 and 2020, respectively, representing a CAGR of 55.9%. Our APE in Emerging Markets was US$114 million, US$157 million and US$197 million in 2018, 2019 and 2020, respectively, representing a CAGR of 31.6% from 2018 to 2020.
Strategy
To achieve continued growth in our Emerging Markets operations, we aim to:
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optimize our product mix with a focus on individual protection products to target the needs of middle class, upper-middle class and HNW customers;

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form high-quality distribution channels that primarily comprise elite agency and bancassurance with above-market growth by enhancing automation across all processes, including recruitment, on-boarding and training;

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achieve larger business scale through sustainable organic growth and enhanced profitability;

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build a team of talented employees to challenge industry traditions and create a unique and engaging work environment; and

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further promote digital differentiators in line with our overall Group strategy to attract digital-native customers and enhance our productivity and operational efficiency.

We have also tailored specific market strategies based on our operating history and industry dynamics, and target to:
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(in the Philippines) focus on our target customer segments of overseas foreign workers (“OFWs”), HNW individuals and digital-native customers by deepening our brand presence in Metro Manila, Davao and Cebu. We expect to further expand in surrounding areas based on an asset-light strategy by utilizing digital technology as well as O2O and remote sales;

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(in Indonesia) optimize and enhance performance, distribution access, customer reach as well as product mix following our amalgamation of PT Commonwealth Life and FWD Indonesia, minority investment in BRI Life and subsequent entry into partnership with Bank BRI; and

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(in Vietnam) accelerate our activation of the VCB customer base with a wide range of innovative products and lead the market in terms of product simplicity and innovation.

The Philippines
Through FWD Philippines, we are the first foreign life insurer licensed by the Insurance Commission under the new Insurance Code, Republic Act No. 10607, to operate in the Philippines. We launched commercial operations through FWD Philippines in September 2014. Our GWP has grown at a CAGR of approximately 43% from 2015 to 2020. According to NMG, the industry GWP grew at a CAGR of approximately 6% over the same period. In 2020, we ranked as the fourth largest life insurer in the Philippines as measured by new business APE, according to the Philippine Insurance Commission.
Since entering the market, we have built a range of products that serve our core customers in the mass affluent and HNW segments. We continue to develop new products and services to meet the protection and investment needs of our target customers, including digital-native customers, affluent, HNW and OFW segments.
As of September 30, 2021, we had over 5,000 agents in the Philippines, and continue to develop a trusted and digitally-literate agency force through elite recruitment and MDRT development. We also forged a successful long-term exclusive bancassurance partnership with Security Bank in 2015, through which we effectively utilize both bank staff and our insurance specialists to optimize sales productivity and explore further opportunities such as the launch of a co-branded debit card and the promotion of our products on Security Bank’s ATMs and online platform. Under this partnership, we have successfully achieved an increase in Security Bank’s sales productivity as demonstrated by an increase in its bancassurance APE at a CAGR of 21.0% since the launch of our partnership in 2015 and on average 95% of our insurance specialists sold at least one policy per month during 2020. We also operate a direct digital channel and have proactively integrated our online and offline offerings to increase our sales. As of December 31, 2020 and September 30, 2021, we had a base of over 75,000 and 85,000 policyholders, respectively, through our partnership with Security Bank.
We believe that we have been an innovator in the Philippines market. We were the first insurance provider in the country to launch in-market 24-hour customer service in 2017, to obtain approvals from the regulators to offer remote insurance sales through the use of electronic signatures and to conduct remote recruitment by self-certifying agents during the COVID-19 pandemic. In 2018, we launched FWD Tapp, which offers customers a 24-hour information gateway and service center and allows our customers to access and manage their insurance policies with us quickly and easily. The Philippines was also among the first markets where we launched AI2, our AI-driven financial planning tool.
Indonesia
We commenced business operations in Indonesia in June 2015 and consolidated FWD Indonesia’s business in our financial results from 2015. FWD Indonesia, which is our regulated insurance subsidiary operating our insurance business in Indonesia, received a Shariah-compliant life insurance license in 2015 and launched its first Shariah product in 2016 aimed at the majority Muslim population in the country. We completed the acquisition of PT Commonwealth Life in June 2020 and as of December 2020, we integrated the two companies under one platform with unified products and systems. The GWP of our Indonesia business grew at a CAGR of approximately 74% from 2016 to 2020. According to NMG, the industry GWP in Indonesia grew at a CAGR of approximately 3% over the same period.
As of September 30, 2021, FWD Indonesia had approximately 2,700 agents, of which approximately 3% were MDRT-registered. Our bancassurance channel comprises exclusive bancassurance partnerships with PT Bank Commonwealth and non-exclusive bancassurance partnerships with KEB Hana Bank and PT Bank Mestika Dharma Tbk. We also recently launched an ecosystem partnership with Traveloka, Southeast Asia’s leading digital travel and lifestyle booking platform. Through this platform, we provide users with convenient access to comprehensive protection, offering customizable health insurance benefits and affordable cancer protection since early stages without requiring any medical checkup. In the first two months since the launch of credit life product sales via Traveloka’s website and mobile app in March 2021, we sold approximately 35,000 credit life policies.
We have conducted extensive customer research to create a product portfolio that best caters to the needs of Indonesian customers. Unit-linked products have historically comprised most of our insurance product sales in Indonesia, but we have shifted our focus to traditional critical illness products with a protection focus. We recently launched FWD Critical Armor, which covers up to three critical illness claims in a single policy and reinforces our protection focus. We believe that we are an innovator in the Indonesian insurance market, having offered the first O2O unit-linked product, LooP, a cancer care product that offers 100% protection (including early-stage cancer) and a personal care Shariah product that can be bought online with an in-patient, hospital health benefit.
Since the inception of the business, FWD Indonesia has operated on a paperless and cashless basis, including e-submission, electronic signature as well as electronic policy issuance and delivery. We have also recently launched an e-claims process and an e-policy assistant to allow our customers to complete a substantial amount of their transactions with us online by themselves. For our distribution channels, we have automated our agency recruitment process and provide e-training through our e-licensing platform to onboard our new agents.
In order to extend our Group’s insurance expertise and capabilities to more customers in Indonesia, in March 2021, we subscribed for 29.9% of the issued share capital in BRI Life. Our Group also agreed to provide additional capital contribution to BRI Life, which is expected to increase our stake in BRI Life to approximately 44% across a three-year period. Concurrently with the subscription, BRI Life entered into a 15-year distribution partnership with Bank BRI. Bank BRI is the largest bank in Indonesia by assets, according to NMG. As such this collaboration strategically complements our own agency channel and our partnership with PT Bank Commonwealth. Bank BRI shares our focus on strong digital capabilities that enable cost-effective access to the customer base with predominantly protection products.
Singapore
We acquired a controlling stake in Shenton Insurance Pte. Ltd. in 2016. Subsequently, we acquired the entire remaining stake in the company, and it became our wholly owned subsidiary in June 2019, responsible for operating our insurance business in Singapore. Our life insurance GWP in Singapore has grown at a CAGR of approximately 169% from 2018 to 2020. According to NMG, the industry life insurance GWP grew at a CAGR of approximately 10% over the same period.
While our API-enabled D2C platform focuses on mass customers as a primary target segment in Singapore, we are increasingly focused on expanding our reach to penetrate affluent and HNW individuals through the fast-growing IFA channel given Singapore’s status as one of the largest offshore wealth management hubs in the world. While group insurance products used to be a dominant product category in our portfolio, they have been gradually replaced by our life insurance product offerings, including term life, critical illness and medical, as well as travel, automobile and other individual insurance products. After the launch of term life sales via the IFA channel in 2020, we also commenced the offering of unit-linked products in 2021 and are the leading online insurance provider in Singapore in terms of number of online regular premium policies sold, according to NMG. Additionally, we introduced a first-in-market insurance plan, the Big 3 Critical Illness Insurance Plan in 2020, which offers working adults comprehensive protection against the three leading causes of death: cancer, heart attacks and strokes. According to NMG, approximately 80% of critical illness claims in Asia are for these three conditions.
FWD Singapore currently distributes our products in Singapore through neo-insurance and IFA channels. Under our neo-insurance channel, we acquire customers on a D2C basis through our website, search engines and affiliate partnerships as well as O2O cross-selling opportunities. For our IFA channel, we have approximately 2,300 IFAs from 12 IFA partners in Singapore, who distribute our innovative products such as our term insurance plan, the first product launched through the IFA channel, which utilizes the straight-through-underwriting system. Our IFAs can also leverage various digital tools, such as our platform that allows remote sales, transactions and customer consultation.
Our customers in Singapore enjoy a seamless and paperless purchase journey through our fully digital platform and technology-enabled IFA channel. We are automating our underwriting process, which is integrated along with other digital tools into our sales support application FWD Smart. In 2020 and the first nine months of 2021, all of our new insurance applications and most service requests in Singapore were submitted online.

Vietnam
We commenced our operations in Vietnam in 2016 following our acquisition of Great Eastern Vietnam and renaming it as FWD Vietnam, our regulated insurance subsidiary operating our insurance business in Vietnam. In April 2020, we further expanded our business in Vietnam with the acquisition of VCLI and launch of our exclusive bancassurance partnership with VCB. Since then, APE generated from VCB increased from US$3 million in the second quarter of 2020 to US$7 million in the fourth quarter of 2020 and further to US$9 million in the second quarter of 2021. The GWP of our Vietnam business grew at a CAGR of approximately 116% from 2017 to 2020. According to NMG, the industry GWP in Vietnam grew at a CAGR of approximately 25% over the same period.
FWD Vietnam offers products ranging from universal life, unit linked, endowment, to a suite of riders serving as add-on protection products as well as standalone protection products such as cancer care, critical illness, Medicare, term life and credit life. We design and innovate our products under a customer-led approach. We have also been simplifying our contract wording to be reader-friendly and easy-to-understand for customers and offering more products online. We have an industry-leading rider attachment ratio in Vietnam, which not only drives an increased protection ratio and serves customer needs but also improves our profit margin.
We operate a multi-channel distribution model in Vietnam, including tied agency, bancassurance, IFA, and neo-insurance channels. We have built a highly productive agency force and are now ranked fourth in the MDRT 2021 rankings for life insurers in Vietnam based on the number of MDRT-registered agents. We formed exclusive bancassurance partnerships with An Binh Bank in 2016, Nam A Bank in 2017 and VCB, the leading commercial bank in Vietnam, in 2020 as part of our acquisition of VCLI. We launched our IFA channel in 2017 and are currently cooperating with 14 IFA partners locally. As of December 31, 2020 and September 30, 2021, we had a base of approximately 26,000 and over 72,000 policyholders, respectively, through our partnership with VCB.
FWD Vietnam’s operations in Vietnam is among the most digitally-advanced of our business. Our agency force can utilize a variety of digital tools including eRecruit, eLearning, FWD Ezi (our electronic application submission system) and iRIS. We are also transforming our bancassurance partnerships with NextGen Banca, under which we utilize data and customer analytics to better serve our customers. Our neo-insurance channel includes our digital distribution via our eCommerce platform. In addition to adopting a cashless and paperless sales model, we have also implemented other initiatives such as eClaims, ePolicy, eCash withdrawal to enhance the customer experience.
Malaysia
We commenced operations in Malaysia with our acquisition of HSBC’s 49% stake in HSBC Amanah Takaful in March 2019.
FWD Takaful’s product portfolio covers unit-linked products, traditional products, premium-paying riders, advisory and other individual and group products. In general, we are shifting our focus away from savings to protection products, including term life, critical illness, cancer, hospital cash benefit and medical. We are also extending the coverage of many of our products to the insured’s family and children.
FWD Takaful operates a multi-channel distribution model, including (i) a bancatakaful partnership with HSBC Amanah Malaysia Berhad, (ii) an agency channel with over 4,600 agents who have access to FWD Affiliates, (iii) a neo-insurance channel for online D2C sales and (iv) other channels that provide takaful protection for government servants.
We utilize various digital tools to manage and enhance the performance of our distribution channels. We use iRIS to monitor sales through our agents. We allow our agents to use AI2 to analyze customer data and provide better services. Our neo-insurance channel mainly comprises our eCommerce platform, which supports STP through our automated underwriting engine.

REGULATION
The following is a brief summary of the key laws and regulations applicable to our operations in Hong Kong (and Macau), Thailand (and Cambodia), Japan, the Philippines, Indonesia, Singapore, Vietnam and Malaysia, Bermuda and the Cayman Islands that currently may materially affect the Group and its operations. The principal objective of this summary is to provide potential investors with an overview of the key laws and regulations applicable to the Group. This summary does not purport to be a comprehensive description of all the laws and regulations applicable to the business and operations of the Group and/or which may be important to potential investors. Investors should note that the following summary is based on the laws and regulations in force as at the date of this prospectus, which may be subject to change.
Laws and Regulations Relating to the Group’s Business and Operations in Hong Kong
Overview
The main source of statutory regulation of the insurance industry in Hong Kong is the Insurance Ordinance (the “IO”) and its subsidiary legislation, which set out requirements for the licensing, ongoing compliance and reporting obligations of insurers and insurance intermediaries.
The HKIA is the statutory body which administers the IO. The principal function of the HKIA is to regulate and supervise the insurance industry for the promotion of the general stability of the industry and for the protection of existing and potential policyholders. The HKIA regulates the Hong Kong authorized insurers. In addition to regulation by the HKIA, the Hong Kong authorized insurers are members of the Hong Kong Federation of Insurers (“HKFI”), a self-regulatory industry body that has issued a code of practice that is binding on its members in relation to, among other things, the management of insurance agents and advising and selling practices.
The HKIA designated FWD Management Holdings as the designated insurance holding company of the Group on May 14, 2021, following which the Group has become subject to additional capital, solvency, regulatory reporting, public disclosure and intervention measures under the GWS framework. See “— Framework for group-wide supervision of certain insurance groups” in this section.
Certain types of products and services offered by the Group in Hong Kong are regulated under separate statutory regimes by regulatory bodies other than the HKIA. These include products and services regulated under the Mandatory Provident Fund Schemes Ordinance (“MPFSO”), administered by the Mandatory Provident Fund Schemes Authority (“MPFA”), and the Hong Kong Securities and Futures Ordinance (“SFO”), administered by the Securities and Futures Commission (“SFC”). See “— Regulation under the MPFSO,” “— Regulation under the SFO” and “— Publicly offered investment products” in this section.
Licenses held by FWD in Hong Kong
The Group is authorized to carry on insurance business in Hong Kong through its subsidiaries that are Hong Kong authorized insurers. The Hong Kong authorized insurers are authorized to carry on certain classes of long-term business in or from Hong Kong. In addition, FWD Financial Planning is a licensed insurance broker and FWD Financial Limited is a licensed insurance agency. In relation to the Group’s MPFSO retirement scheme business in Hong Kong, FWD Life (Bermuda), FWD Financial Planning and AMG Wealth Management are registered MPFSO principal intermediaries. FWD Life (Bermuda) and FWD Financial Planning are licensed corporations under the SFO (FWD Life (Bermuda) in relation to asset management and FWD Financial Planning in relation to dealing in securities and advising on securities). In addition, FWD Life (Bermuda) and FWD Life (Hong Kong) are the issuers of investment-linked assurance schemes authorized by the SFC.
Authorization for an insurance business under the IO
Companies carrying on an insurance business in or from Hong Kong must obtain authorization from the HKIA. Authorization will be granted only to insurers meeting certain requirements set out in section 8 of the IO, which focuses on, among other things: (i) paid-up capital; (ii) solvency margin; (iii) fitness and properness of directors and controllers; and (iv) adequacy of reinsurance arrangements.

Other requirements that the HKIA will take into account when considering whether to authorize an insurer are specified in guidelines issued by the HKIA from time to time. The requirements for authorization are ongoing and continue to apply to an insurer after becoming authorized.
Minimum paid-up capital requirement
Pursuant to section 8(3)(b) of the IO, the minimum paid-up capital requirements are currently HK$10 million for an insurer carrying on long-term business, or HK$20 million for a composite insurer (in each case, carrying on both general and long-term business) and for an insurer wishing to carry on statutory business (i.e. an insurance business, not being a reinsurance business, relating to liabilities or risks in respect of which persons are required by any Hong Kong law to be insured). The minimum paid-up capital is reduced to HK$2 million in respect of captive insurers.
Solvency margin
Pursuant to sections 8(3)(a) and 35AA of the IO, an insurer is required to maintain at all times an excess of assets over liabilities of not less than a required solvency margin. The objective of these requirements is to provide a reasonable safeguard against the risk that the insurer’s assets may be inadequate to meet its liabilities arising from unpredictable events, such as adverse fluctuations in its operating results or the value of its assets and liabilities.
For long-term business insurers, the IO stipulates a minimum solvency margin of HK$2 million. Solvency margins are determined in accordance with the Insurance (Margin of Solvency) Rules (Chapter 41F of the Laws of Hong Kong), which sets out a series of calculations to be used depending on the particular class of long-term business involved, subject to a minimum solvency margin of HK$2 million.
For the purposes of determining compliance with the solvency margin requirement, the value of long term liabilities, in the case of an insurer carrying on long-term business, is to be determined in accordance with the Insurance (Determination of Long Term Liabilities) Rules (Chapter 41E of the Laws of Hong Kong). An insurer is required to adopt prudent provisions and assumptions, particularly on interest rates, when valuing the amount of long-term business liabilities. Among other things, valuation methods are specified for calculating the yields on assets and the amount of future premiums payable under an insurance contract.
The HKIA has discretion to require authorized insurers carrying on long-term business to maintain and continue to maintain a solvency ratio target greater than the statutory minimum of 100%. FWD Life (Bermuda) is required to maintain and continue to maintain a solvency ratio target of 150% to 200% at all times and, if the solvency ratio falls below the minimum target range, FWD Life (Bermuda) will reinstate it within 90 days, or a period of time as agreed with the HKIA.
Fit and proper directors and controllers
Section 8(2) of the IO provides that the HKIA must not authorize an applicant company as an insurer if it appears to the HKIA that any person who is a director or controller of the company is not a fit and proper person to hold such position. Section 9 of the IO defines an insurer’s controllers as including, among others, a managing director of the insurer or its holding company, a chief executive officer of the insurer or its holding company (if the holding company is also an insurer), a person in accordance with whose directions or instructions the directors of the insurer or its corporate parent are accustomed to act or who, alone or with any associate or through a nominee, is entitled to exercise, or control the exercise of, 15% or more of the voting power at any general meeting of the insurer or its holding company.
After obtaining authorization, an insurer is required to comply with sections 13A, 13AC, 13AE, 13B, 14, 15 and 15B of the IO in respect of any appointments of, or changes in, its controllers, directors, key persons in control functions, auditor and if the insurer carries on long term business, appointed actuary. These provisions of the IO may require the HKIA’s approval, the HKIA’s no objection and/or notification to the HKIA for such appointments.
Pursuant to section 14A of the IO, the HKIA must have regard to specified matters in determining whether a person is a fit and proper person for the purposes of sections 8, 13A, 13AC, 13AE, 13B, 14 and

15 of the IO. In addition, the HKIA has issued a guideline which sets out the minimum standards of suitability that are applicable to certain persons occupying specific positions in relation to an authorized insurer and the general guiding principles of the HKIA in assessing fitness and properness. The factors that the HKIA will have regard to include a director’s or controller’s financial status, character, reputation, integrity, reliability, qualifications and experience regarding the functions to be performed by such director or controller and ability to perform such functions efficiently, honestly and fairly.
In the case of authorized insurers belonging to a group of companies, the HKIA will, when considering fitness and properness, take into consideration any information in the HKIA’s possession relating to any other company in the group of companies or any substantial shareholder or officer of the person or another company in the group of companies.
The HKIA will take into account certain facts in applying the “fit and proper” test to the Hong Kong authorized insurers and their controllers (as defined under section 9, 13A or 13B of the IO, as the case may be), including, but not limited to, whether the person:
(i)
has financial integrity, e.g. whether the accounts of the body corporate display a financially sound and stable position;

(ii)
(where the person is a shareholder controller, i.e. a controller defined under section 9(1)(a)(iii)(B) or 13B(1) of the IO, as the case may be) has sufficient financial resources to acquire or support the operations of the insurer and whether the business plan for the insurer is realistic and viable;

(iii)
is subject to receivership, administration, liquidation or other similar proceedings;

(iv)
has been refused or restricted from the right to carry on any trade, business or profession by any regulatory authority in Hong Kong or elsewhere;

(v)
has been censured, disciplined or publicly criticized by any regulatory authority in Hong Kong or elsewhere;

(vi)
has been the subject of an investigation conducted by any regulatory authority in Hong Kong or elsewhere; or

(vii)
was a controller or director of a body corporate or insurer, in Hong Kong or elsewhere, which has been compulsorily wound up or made any compromise or arrangement with its creditors or ceased trading in circumstances where its creditors did not receive or have not yet received full settlement of their claims, either whilst the body corporate concerned was a controller or director or within one year after the body corporate concerned ceased to be such a controller or director.

The HKIA is empowered by the IO to raise an objection if it appears to it that any person is not fit and proper to be a controller or director of an authorized insurer. The HKIA is also empowered by the IO to exercise the disciplinary powers set out under section 41P of the IO (such as the revocation or suspension of authorization of the insurer) if it is of the opinion that a person who holds (or held) the position of a director or controller of the insurer is not (or was not) a fit and proper person to hold that position.
Adequate reinsurance arrangements
Section 8(3)(c) of the IO requires an insurer to have adequate reinsurance arrangements in respect of its insurance business unless it is justified otherwise. The HKIA has issued a guideline that sets out the general guiding principles of the HKIA in assessing the adequacy of the reinsurance arrangements of an insurer. In considering the adequacy of an authorized insurer’s reinsurance arrangements, the HKIA will generally take into account, among other things, the following factors: the reinsurance management framework of the insurer; the type of reinsurance arrangements; the maximum retention of the insurer; the spread of risks among reinsurers; and the security of reinsurers.
With regard to the spread of risks among reinsurers, the HKIA considers that additional risks arise where a reinsurer is a related company of the insurer. The HKIA has issued a guideline which sets out the criteria to be used in determining the adequacy of such arrangements. The HKIA will consider a related reinsurer to have provided adequate security if any of the following requirements is met:

(i)
the particular reinsurer is an authorized insurer in Hong Kong;

(ii)
the particular reinsurer or any one of its holding companies has an Insurer Financial Strength Rating of AA- or above by Standard & Poor’s, Aa3 or above by Moody’s or A+ or above by A.M. Best or equivalent rating; or

(iii)
the particular reinsurer or any one of its holding companies is otherwise considered by the HKIA as having a status comparable to the above.

In the event that none of these requirements is met by a related reinsurer, the HKIA will restrict the amount of net reinsurance it deems recoverable from that reinsurer when assessing the ceding party’s financial position, unless it determines that acceptable collateral security, such as an irrevocable and permanently renewable letter of credit, is in place in respect of the arrangement with that reinsurer.
Maintenance of assets
Sections 22 to 23 of the IO require insurers carrying on long-term business to keep separate accounts for different classes of long-term businesses and to maintain certain levels of assets calculated on the basis of their solvency margins in respect of each class of business in funds that are applicable only to that particular business.
The HKIA has also issued a guideline on reserve provisioning for Class G of long-term business to reinforce and enhance the required standard of provision for Class G business of long-term business. Policies classified under Class G of long-term business are mainly offered as retirement scheme contracts which provide for a guaranteed capital or return under MPF schemes and Occupational Retirement Schemes Ordinance schemes.
Accounting and reporting requirements
The IO requires insurers to maintain proper books of accounts which must sufficiently exhibit and explain all transactions entered into by the insurer in the course of any business carried on by the insurer. Insurers must submit information including audited financial statements, a directors’ report and statistics relating to the valuation of their insurance business and outstanding claims to the HKIA on an annual basis.
An insurer carrying on long term business is also required to submit annually an actuarial investigation report. The appointed actuary is responsible for advising on all actuarial aspects of the financial management of an insurer’s long-term business including proper premium setting, a prudent reserving policy, a suitable investment allocation, appropriate reinsurance arrangements and due reporting of irregularities to the HKIA.
Corporate governance of authorized insurers
The HKIA has issued a guideline on the corporate governance of authorized insurers, which sets out the minimum standard of corporate governance that is expected of an authorized insurer and the general guiding principles of the HKIA in assessing the effectiveness of an insurer’s corporate governance arrangements. This guideline applies to both (i) authorized insurers incorporated in Hong Kong (such as FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong)) and (ii) authorized insurers incorporated outside Hong Kong where 50% or more of their annual gross premium income pertains to their Hong Kong insurance business (such as FWD Life (Bermuda)), unless written consent for exemption has been obtained from the HKIA. No such written consent for exemption has been obtained from the HKIA by FWD Life (Bermuda). The guideline covers governance structure, roles and responsibilities of the board of directors, board matters, board committees, risk management and internal control systems, remuneration matters and servicing of clients.
Irrespective of the proportion of an overseas-incorporated insurer’s Hong Kong insurance business, the HKIA expects such an insurer to observe strictly any applicable guidelines on corporate governance promulgated by its home regulatory authority.
Asset management
In order to ensure that an insurer will meet its contractual liabilities to policyholders, the HKIA requires that an insurer’s assets are managed in a sound and prudent manner, taking into account the profile of liabilities held by the insurer and the risk-return profile of the insurer. The HKIA has issued a guideline on asset management by authorized insurers, which applies to both an insurer incorporated in Hong Kong (such as FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong)) and the Hong Kong branch of an insurer incorporated outside Hong Kong whose investment in financial assets exceeds HK$100 million. This guideline provides a checklist for assessing how insurers should control the risks associated with their investment activities and includes guidance and commentary on the investment process, policy and procedures; the investment mandate given by the board of directors to senior management; and monitoring and control (including risk management functions, internal controls and audit).
In order to assess how insurers control the risks associated with their investment activities, the HKIA may periodically request information from insurers, including accessing information through on-site inspections and discussion with insurers.
Powers of intervention
The HKIA is empowered under Part V of the IO to intervene in an insurer’s business and take appropriate actions in (among others) the following circumstances:
(i)
where the HKIA considers that the exercise of this power is desirable for protecting policyholders or potential policyholders of the insurer against the risk that the insurer may be unable to meet its liabilities or to fulfil the reasonable expectations of policyholders or potential policyholders;

(ii)
where it appears to the HKIA that the insurer or, in limited circumstances, its holding company has failed to satisfy any of its obligations under the IO;

(iii)
where it appears to the HKIA that the insurer has provided misleading or inaccurate information to it for the purposes of the IO;

(iv)
where the HKIA is not satisfied as to the adequacy of the insurer’s reinsurance arrangements;

(v)
where the HKIA is not satisfied with the financial condition of the insurer or its compliance position with the prescribed regulatory benchmark or requirements in respect of, among other things, its assets and liabilities matching position, reserving level or financial protections;

(vi)
where there exists one of the specified grounds on which the HKIA would be prohibited from authorizing the insurer if it were to make an application for authorization (including where the insurer’s directors and controllers fail any “fitness and properness” requirement); or

(vii)
where it appears to the HKIA that the circumstance described in section 35AA(1) or (2) of the IO exists (i.e. the insurer has failed to maintain the required excess of the value of its assets over the amount of its liabilities).

The HKIA may also intervene in an insurer’s business, whether or not any of the above circumstances exist, at any time during the five-year period following authorization of the insurer or a person becoming a controller of an insurer.
The actions that the HKIA may take in intervening in an insurer’s business include:
(i)
restrictions on the insurer effecting new business;

(ii)
restrictions on types of investments an insurer may make, or requirements that the insurer realizes certain types of investments within a specified period;

(iii)
requirements that an insurer maintain assets in Hong Kong equal to the whole or a specified portion of the liabilities arising from its Hong Kong business, and that these assets be held in the custody of a trustee approved by the HKIA;

(iv)
requirements that an insurer takes steps to limit the premium income it receives during a specified period to a specified amount in respect of certain classes of business; and

(v)
requirements that the insurer conducts a special actuarial investigation on its long-term business to produce information and documents and requirements that the insurer accelerates its submission to the HKIA of financial reports and actuarial investigations and other specified documents.
In addition, under certain specified circumstances, the HKIA may direct that a manager is appointed to assume control of an insurer.
Section 35 orders
The HKIA has a further general residual power (exercisable under section 35(1) of the IO) to issue directions to an authorized insurer to take such action in respect of its affairs, business or property as the HKIA considers appropriate. Letters have been issued by the HKIA to FWD Life (Bermuda) under these powers, which, among other things, require that FWD Life (Bermuda):
(i)
will not acquire a new controller (defined as a person who, alone or with any associate or through a nominee, is entitled to exercise, or control the exercise of, 15% or more of the voting power at their general meetings or the general meetings of their holding companies) without first obtaining the HKIA’s written consent;

(ii)
will ensure that all insurance business and all transactions with any “specified person” are on normal commercial terms and supported by valuable consideration;

(iii)
will not place any deposit with or transfer assets (except for normal insurance transactions) or provide financial assistance to any “specified person” without first obtaining written consent from the HKIA;

(iv)
will not declare or pay any dividend without first obtaining written consent from the HKIA; and

(v)
will inform the HKIA as soon as practicable of any circumstances which may put the interest of policyholders or potential policyholders at risk.

For the purpose of such requirements, “specified person” includes but is not limited to an insurer’s directors, controllers, shareholders and associates or group companies.
Letters of undertaking
Letters of undertaking have been issued by certain of the Hong Kong authorized insurers in our Group and their controllers to the HKIA. The HKIA may take into account any failure to comply with the requirements stipulated in such letters in considering whether or not to exercise its intervention powers under the IO or take disciplinary action against the insurer under the IO. The HKIA may also take into account any non-compliance with such requirements in determining matters such as the fitness and properness of controllers and directors on an on-going basis.
By way of non-exhaustive example:
(i)
FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong) have agreed and undertaken to the HKIA that (among other things) they will not effect any new contracts of insurance, as an insurer, including contracts of reinsurance accepted but excluding contracts of reinsurance ceded in or from Hong Kong, will not recommence such new insurance business without the HKIA’s prior written consent, will inform the HKIA of any circumstances which may put the interests of their policyholders or potential policyholders at risk and furnish to the HKIA at specified times or intervals with information about any matter that the HKIA requests in relation to them;

(ii)
our company, FL, FWD Financial Services Pte. Ltd. and FWD Management Holdings have agreed and undertaken to the HKIA that (among other things) that they will not effect any further acquisition and/or borrowing without first giving the HKIA at least 60-days’ prior written notice of such intention (or such shorter prior notice as the HKIA may allow), give the HKIA unrestricted access to their register of members/shareholders, give notification to the HKIA as soon as practicable on any change of directors, furnish the HKIA at specified times or intervals with information about specified matters that the HKIA requests in relation to them and furnish their annual accounts to the HKIA; and
(iii)
our company has agreed and undertaken to the HKIA that, unless prohibited by any laws or statutory regulations, we will provide the HKIA at least 14-day prior notification (or shorter period if allowed by the HKIA) or, if prior notification is not possible, as soon as practicable, of information relating to material and/or significant events in respect of FGL and its group companies.

As the GWS regime (please see “— Framework for group-wide supervision of certain insurance groups” in this section for more details) may affect or overlap with some of the requirements in the current letters of undertaking, the Group is in an early stage of discussions with the HKIA in relation to our existing letters of undertaking.
Payment of dividends
An insurer authorized for long-term business and its holding companies are not permitted to declare dividends to shareholders at any time when the requirements of section 22(3) of the IO relating to any fund or funds maintained by the insurer in respect of its long term business have ceased to be satisfied. In addition to the private undertakings outlined above, our company, FL, FWD Financial Services Pte. Ltd. and FWD Management Holdings have agreed and undertaken to the HKIA that they will obtain the HKIA’s prior written consent before declaring or paying dividends to their shareholders. In addition, FWD Life (Bermuda), FWD Life (Hong Kong) and FWD Life Assurance (Hong Kong) are also required to obtain the HKIA’s prior written consent prior to declaring or paying a dividend to their respective shareholders.
The Code of Conduct for Insurers (“HK Code of Conduct”)
As part of the self-regulatory initiatives taken by the industry, the HKFI has published the HK Code of Conduct, which, among other things, describes the expected standard of good insurance practice in the establishment of insurance contracts and claims settling.
The HK Code of Conduct, which is currently being updated, applies to all general insurance members and life insurance members of the HKFI and applies to insurance effected in Hong Kong by onshore individual policyholders insured in their private capacity only. As a condition of membership of the HKFI, all general insurance members and life insurance members undertake to abide by the HK Code of Conduct and use their best endeavors to ensure that their staff and insurance agents observe its provisions.
The Insurance Complaints Bureau (“ICB”)
The ICB was inaugurated on January 16, 2018 to supersede The Insurance Claims Complaints Bureau in providing an alternative dispute resolution mechanism to help resolve insurance disputes arising from personal insurance policies. The Insurance Claims Complaints Panel is appointed by the ICB with the objective of providing independent and impartial adjudication of complaints between insurers and their policyholders. The Insurance Claims Complaints Panel handles claims either from policyholders themselves or their beneficiaries and rightful claimants. The Insurance Claims Complaints Panel, in making its rulings, is required to have regard to and act in conformity with the terms of the relevant policy, general principles of good insurance practice, any applicable rule of law or judicial authority; and any codes and guidelines issued from time to time by the HKFI or the ICB. The terms of the policy contract must prevail unless they would, in the view of the Insurance Claims Complaints Panel, produce a result that is unfair and unreasonable to the complainant. Members (including the Hong Kong authorized insurers) agree to comply with and be bound by the ICB’s Terms of Reference and will be bound by any decisions made by the Insurance Claims Complaints Panel.
Cybersecurity
Pursuant to section 133 of the IO, the HKIA has issued a guideline on cybersecurity, which aims to assist authorized insurers to identify and mitigate cyber risks. Effective from January 1, 2020, the guideline applies to all authorized insurers (except for captive insurers and marine mutual insurers) in relation to the insurance business they carry on in or from Hong Kong. It sets out the minimum standard for cybersecurity that applicable authorized insurers are expected to have in place and the general guiding principles which the IA uses in assessing the effectiveness of an insurer’s cybersecurity framework. The guideline, which is not intended to be an exhaustive list of requirements, sets out the general guiding principles for a cybersecurity strategy and framework and covers governance, risk identification assessment and control, continuous monitoring, response and recovery and information sharing and training. Authorized insurers are expected to implement adequate and effective cybersecurity measures which are appropriate and commensurate with the size, nature and complexity of their business.
Framework for group-wide supervision of certain insurance groups
Overview and relevance to the Group
Prior to March 29, 2021, the HKIA was our group-wide supervisor as agreed by insurance regulators of our supervisory college. The HKIA performed this function through the use of written undertakings provided by us.
In July 2020, the Legislative Council passed the Insurance (Amendment) (No. 2) Bill 2020 which introduces a framework enabling the HKIA to directly conduct group-wide regulation and supervision of insurance groups where the holding company for the group is incorporated in Hong Kong. The GWS framework is intended to be aligned with the IAIS’ standards on group-wide supervision (particularly the Common Framework for the Supervision of Internationally Active Insurance Groups) and to be principles-based and outcomes focused to allow the HKIA to have effective and robust supervisory mechanisms for insurance groups. The GWS framework came into force on March 29, 2021.
The Group is within the scope of the GWS framework, as described below. The GWS framework is founded upon three pillars:
(i)
pillar one establishes capital requirements (comprising a Group Minimum Capital Requirement (“GMCR”) and a Group Prescribed Capital Requirement (“GPCR”) which a DIHC would be expected to ensure its insurance group meets;

(ii)
pillar two sets out risk management and governance requirements that a DIHC is expected to apply across the group, including a requirement to carry out a group internal economic capital assessment and an own risk and solvency assessment to assess present and future financial and risk condition of its insurance group; and

(iii)
pillar three sets out disclosure requirements for a DIHC that cover risk and governance matters in relation to its insurance group, as well as certain private reporting obligations to the HKIA.

Designation of the DIHC and the DIHC’s duties and obligations
Under the GWS framework, the HKIA is able to designate an insurance holding company within an insurance group as a DIHC if: (i) the HKIA, in accordance with principles adopted by the IAIS, is appointed as the group supervisor of the insurance group to which the insurance holding company belongs and (ii) the HKIA considers it appropriate for the insurance holding company to be so designated. In general, the obligations and requirements of a DIHC will apply in relation to its supervised group. The HKIA carries out group wide supervision through the control and influence that the DIHC may exercise in relation to its supervised group. The entities which will comprise the “supervised group” will by default comprise the DIHC, all subsidiaries of the DIHC and any other entities that are, according to applicable accounting standards, treated as members of the insurance group to which the DIHC belongs. However, the HKIA is also able, pursuant to section 95D of the IO, to include other entities in the supervised group, which the HKIA considers are closely linked to a default member of the supervised group through any financial, contractual or operational relationship or exclude default members from the supervised group if it considers appropriate.
On May 14, 2021, FWD Management Holdings was designated as the DIHC of the Group. The Group expects that the “supervised group” will, upon completion of this offering, comprise our company and its subsidiaries (including FWD Takaful) and our associate, BRI Life.

FWD Management Holdings, as the DIHC, is required to, among other things:
(i)
maintain with its holding company any arrangements specified by the HKIA (to ensure that it is able to comply with the GWS framework);

(ii)
comply with group-wide capital requirements;

(iii)
establish an enterprise risk management system for its supervised group;

(iv)
establish and implement a corporate governance framework for its supervised group;

(v)
implement effective systems, at the group level, in relation to risk management and internal controls, including effective functions for risk management, compliance, actuarial matters, internal audit and financial control;

(vi)
monitor its supervised group’s investment risk exposures on an aggregate basis for the supervised group as a whole and ensure controls are in place to ensure each member in the supervised group meets the qualitative and quantitative investment requirements which apply to it;

(vii)
comply with requirements for disclosure of information in relation to its supervised group, including public disclosures and private disclosures to the HKIA;

(viii)
adopt a sound and responsive framework in formulating and monitoring the outsourcing arrangements for its supervised group and establish a group outsourcing policy to formulate and monitor outsourcing arrangements;

(ix)
ensure that the risks associated with any proposed acquisition to be made by itself or any other member of its supervised group are adequately assessed and to avoid making an acquisition, or allowing an acquisition to be made, that would jeopardize the financial position of the supervised group or prejudice the interests of the policyholders of the supervised group; and

(x)
obtain the HKIA’s prior approval before making a major acquisition or allowing a major acquisition to be made by another member of the supervised group.

In addition, FWD Management Holdings has undertaken to the HKIA that, following listing, all independent non-executive directors of our board of directors shall also be independent non-executive directors on the board of directors of FWD Management Holdings.
Group Capital Rules
Under the GWS framework, the Insurance (Group Capital) Rules (the “Group Capital Rules”) provide for two levels of capital requirements. The GMCR and the GPCR are respectively calculated as the sum of the regulatory minimum capital requirements and prescribed capital requirements which apply to each of the legal entities in the supervised group in the jurisdictions in which they are incorporated or carry on business. FWD Management Holdings (as the DIHC) is required to ensure that the supervised group’s tier 1 group capital is at all times not lower than the GMCR and the sum of tier 1 group capital and tier 2 group capital is at all times not lower than the GPCR.
Only eligible group capital resources may be included in the supervised group’s tier 1 group capital or tier 2 group capital. If a supervised group member is a regulated entity, its eligible capital resources are the resources and financial instruments that are eligible to be counted towards satisfying its minimum capital requirement or prescribed capital requirement in the jurisdiction in which it is authorized as a regulated entity. If a supervised group member is a non-regulated entity, its eligible capital resources (and their categorization into tier 1 (unlimited or limited) or tier 2) is determined based on criteria specified in the Group Capital Rules.
The Group Capital Rules require a DIHC to make periodic private reports to the HKIA on group capital adequacy. It must also notify the HKIA forthwith upon the occurrence of certain matters relating to group capital, including where any of its directors, chief executive or key persons in control function believe it is likely that the DIHC will breach (or has breached) certain group capital requirements, as well as upon the occurrence of certain other specified adverse circumstances. The Group Capital Rules also require a DIHC to make certain periodic public disclosures in relation to its supervised group, including information on its group profile, corporate governance framework, certain financial matters (including in relation to group capital) and on material intra-group transactions.
Supervision of shareholder controllers, chief executives, directors and key persons in control functions
Section 95I of the IO prohibits a person from becoming or continuing to be a shareholder controller (defined to mean a person who, alone or with an associate or through a nominee, is entitled to exercise, or control the exercise of, 15% or more of the voting power at any general meeting of the company) of FWD Management Holdings (as the DIHC) unless approved by the HKIA. In addition, the HKIA is able to object to a person being a shareholder controller of a DIHC if it appears to the HKIA that the person is not, or is no longer, a fit and proper person to be a shareholder controller.
FWD Management Holdings (as the DIHC) is required to obtain the HKIA’s approval for the appointments of its chief executive(s), director(s) and key person(s) in control functions. The HKIA is able to object to the continued appointment of any chief executive, director or key person in control functions of FWD Management Holdings if it appears to the HKIA that the person in question is not, or is no longer, a fit and proper person to be so appointed.
Factors to be taken into consideration in ascertaining whether a shareholder controller, chief executive, director or key person in control functions is fit and proper are set out in the IO and are similar to the ones applicable to an authorized insurer. Please refer to “— Laws and Regulations Relating to the Group’s Business and Operations in Hong Kong —  Fit and proper directors and controllers” in this section.
Powers of intervention
The GWS framework also empowers the HKIA to pass a direction appointing a manager to manage the affairs, business and property of the DIHC, including the exercise of the DIHC control and influence over within-scope group companies, for the duration that such direction is in force, if any of the following were to occur:
(i)
the HKIA is of the opinion or is informed by the DIHC that the group capital requirements for the supervised group are not being, or are likely to be not, complied with;

(ii)
the auditor’s report states that there is a significant doubt as to the ability of the DIHC or its supervised group to continue as a going concern; or

(iii)
the HKIA is of the opinion that the DIHC or its supervised group is unable to meet their liabilities, and there is no reasonable prospect of the DIHC or its supervised group recovering from such situation, the measures taken by the DIHC or its supervised group to recover from such situation have failed or any attempt to take the measures to recover from such situation is likely to fail or cannot be implemented within a reasonable time.

The HKIA is also empowered under specified circumstances to, among other things, obtain information and require production of documents, requiring the taking of action in relation to the affairs, business and property of companies within the supervised group and the power to restrict the transfer of assets among the within-scope group companies.
Group readiness and transition plan
The Group is moving towards compliance with the GWS requirements on the basis of transitional arrangements that have been agreed with the HKIA. We apply an amount equal to the net proceeds we received upon issuance of US$2,815 million of our outstanding financial instruments, which were issued by FWD Limited and FWD Group Limited prior to the designation of FWD Management Holdings as the DIHC, toward meeting our group prescribed capital requirement under such transitional arrangements.
In addition, in its capacity as a groupwide supervisory authority, the HKIA has identified certain priority areas for us to address, including (i) improvement in the profitability and sustainability of our existing Business Units; (ii) further integration across our Business Units in areas such as risk management, strategic planning, capital adequacy and financial efficiency; and (iii) enhancement of our corporate governance and reporting structure. The Group is in early stages of discussions with the HKIA to formulate agreed implementation plans, which will be monitored by the HKIA and our board.
Regulation of insurance intermediaries in Hong Kong
Overview
With effect from September 23, 2019, the HKIA became the sole regulator to license and supervise insurance intermediaries (comprising insurance agents and insurance brokers) in Hong Kong. The regulatory regime for insurance intermediaries is activity-based. The key difference between the two types of insurance intermediaries is that insurance agents act as agents or subagents of insurers, while insurance brokers act as agents of policyholders and potential policyholders.
The HKIA is responsible for supervising insurance intermediaries’ compliance with the provisions of the IO and the relevant regulations, rules, codes and guidelines issued by the HKIA. The HKIA is also responsible for promoting and encouraging proper standards of conduct of insurance intermediaries, and has regulatory powers in relation to licensing, inspection, investigation and disciplinary sanctions.
Licensing requirements
Where the applicant insurance agent, technical representative (agent) or technical representative (broker) is an individual, the HKIA must not grant the applicant a license unless, among other things, (i) the applicant is a fit and proper person to carry on regulated activities in the lines of business concerned and (ii) the applicant has passed the relevant papers of the Insurance Intermediaries Qualification Examination conducted by the Vocational Training Council (unless exempt).
Where an applicant insurance agency is a corporation, the HKIA must not grant the applicant a license unless, among other things, (i) the applicant is a fit and proper person to carry on regulated activities in the lines of business concerned; (ii) each director of the applicant is a fit and proper person to be associated with the carrying on of regulated activities in those lines of business; (iii) where there is a controller in relation to the applicant, the controller is a fit and proper person to be associated with the carrying on of regulated activities in those lines of business; and (iv) the applicant is appointed as an agent by at least one authorized insurer. A licensed insurance agency is also required to appoint a fit and proper person to discharge his or her responsibilities as a responsible officer of the insurance agency, and should provide sufficient resources and support to the person for discharging his or her responsibilities. Prior approval of the HKIA is required for appointment of the responsible officer.
The HKIA must not grant an applicant insurance broker company a license unless (i) the applicant is a fit and proper person to carry on regulated activities in the lines of business concerned; (ii) each director of the applicant is a fit and proper person to be associated with the carrying on of regulated activities in those lines of business; (iii) if there is a controller in relation to the applicant, the controller is a fit and proper person to be associated with the carrying on of regulated activities in those lines of business; and (iv) the applicant is able to demonstrate that, if licensed, it will be able to comply with rules relating to minimum capital and net assets, professional indemnity insurance, the keeping of separate client accounts by a licensed insurance broker company and the keeping of proper books and accounts. A licensed insurance broker company is also required to appoint a fit and proper person to discharge his or her responsibilities as a responsible officer of the insurance broker company, and should provide sufficient resources and support to the person for discharging his or her responsibilities. Prior approval of the HKIA is required for appointment of the responsible officer.
“Controller” is defined in Part X of the IO to mean, in relation to a company, a person who (i) owns or controls, directly or indirectly, including through a trust or bearer shareholding, not less than 15% of the issued share capital of the company; (ii) is, directly or indirectly, entitled to exercise or control the exercise of not less than 15% of the voting rights at general meetings of the company; or (iii) exercises ultimate control over the management of the company.
The matters that the HKIA must have regard to in determining fitness and properness are set out in the IO. These include matters such as a person’s education or other qualifications or experience, ability to carry on a regulated activity competently, honestly and fairly, reputation, character, reliability and integrity and financial status or solvency. The HKIA has issued a guideline on the “fit and proper” criteria for licensed insurance intermediaries.
Licenses will generally be subject to renewal requirements every three years.
Conduct requirements
Licensed insurance intermediaries are required to comply with the statutory conduct requirements set out in the IO and the relevant requirements set out in the codes of conduct issued under the IO. The HKIA has issued two separate codes of conduct, namely the Code of Conduct for Licensed Insurance Agents and the Code of Conduct for Licensed Insurance Brokers. These codes contain principles of conduct and related standards and practices with which licensed insurance agents and licensed insurance brokers are ordinarily expected to comply in carrying on regulated activities.
Transitional arrangements
Insurance intermediaries validly registered with the three former self-regulatory organizations (The Insurance Agents Registration Board, The Hong Kong Confederation of Insurance Brokers and Professional Insurance Brokers Association) immediately before the commencement of the new regime on September 23, 2019 (such as AMG Wealth Management, FWD Financial Planning and FWD Financial Limited) are regarded as (or deemed as) having been granted a license for three years under the current regulatory regime.
If deemed licensees intend to continue conducting regulated activities under the IO after the end of the transitional period, they must apply for a formal license from the HKIA within the three-year transitional period. During the transitional period, the HKIA will make arrangements for deemed licensees to submit their applications for formal license by batches. As of the date of this prospectus, AMG Wealth Management, FWD Financial Planning and FWD Financial Limited remain deemed licensees.
The transitional period for all deemed licensees ends on September 22, 2022. In early 2022, the HKIA will announce a cut-off date by which applications for new formal license by deemed licensees have to be submitted. If an application is not submitted by the cut-off date, the HKIA cannot guarantee the approval of such license application before September 22, 2022 (and if the license application is not approved by that date, the deemed licensee will have to cease all regulated activities until the license application is eventually approved).
Regulation under the MPFSO
The MPFA is the body established to act as the regulatory authority under the MPFSO and is responsible for regulating and supervising the operations of MPF schemes.
The MPFA registers MPF schemes, approves constituent funds of the schemes and ensures that they operate properly in accordance with the MPFSO, subsidiary legislation and the guidelines issued by the MPFA.
A person is required to be registered with the MPFA as an MPF intermediary before he can engage in MPF sales and marketing activities that may influence a prospective or existing participant of an MPF scheme in making a decision that affects the participant’s benefits in an MPF scheme. The MPFA may only register as “principal intermediaries” institutions registered with the SFC for dealing in securities and/or advising on securities regulated activity corporations licensed by the SFC for dealing in securities regulated activity and/or advising on securities regulated activity, insurers authorized under the IO to carry on a long-term insurance business and licensed long-term insurance broker companies under the IO. FWD Life (Bermuda), FWD Financial Planning and AMG Wealth Management are registered MPFSO principal intermediaries and hence are subject to supervision under this regime. Certain individuals attached to a principal intermediary are also required to be registered with the MPFA as “subsidiary intermediaries.” Both principal intermediaries and subsidiaries intermediaries constitute “MPF intermediaries.” In regulating MPF intermediaries, the MPFA works with three frontline regulators, namely the HKIA, the SFC and the Hong Kong Monetary Authority (collectively, the “FRs”). The MPFA and the FRs have distinct powers and functions. In cases concerning conduct issues, the FRs are responsible for supervision and investigation of the relevant registered MPF intermediaries who are the FRs’ respective regulatees under their own regimes while the MPFA is the sole authority to determine and impose any disciplinary orders under the MPFSO. Conduct requirements for MPF intermediaries are set out in the MPFSO and a guideline issued by the MPFA.
Publicly offered investment products
The operation, marketing and promotion of investment-linked products and schemes, including long-term insurance schemes by insurers, are subject to authorization by the SFC in accordance with Part IV of the SFO and related codes and guidelines issued by the SFC (for example, the SFC Handbook for Unit Trusts and Mutual Funds, Investment-Linked Assurance Schemes and Unlisted Structured Investment Products). The codes and guidelines contain structural requirements, operational requirements and disclosure requirements, including restrictions on the content of advertisements and the claims that can be made with respect to risks and potential returns on an investment.
Regulation under the SFO
Companies that wish to conduct business in regulated activities (as stipulated in the SFO) which include, but are not limited to, Type 1 (Dealing in Securities), Type 4 (Advising on Securities) and Type 9 (Asset Management) in Hong Kong must be licensed to do so under the SFO, unless one of the exemptions under the SFO applies. The marketing and promotion of regulated activities, certain financial products and investment schemes are also regulated under the SFO.
Licensed corporations under the SFO are subject to a number of ongoing requirements which include, but are not limited to, capital adequacy, financial reporting and audit, internal control and compliance, regulatory notifications and record keeping. Responsible officers who supervise the regulated activities of the licensed corporations and individuals responsible for carrying out the regulated activities in Hong Kong must satisfy suitability and qualification requirements (as well as maintenance of such requirements) and be approved by the SFC. Substantial shareholders as defined under the SFO must also satisfy certain requirements as to their fitness and properness and be approved by the SFC.
In Hong Kong, FWD Financial Planning and FWD Life (Bermuda) are licensed corporations. FWD Financial Planning is licensed for Type 1 (Dealing in Securities) and Type 4 (Advising on Securities) regulated activities. FWD Life (Bermuda) is licensed for Type 9 (Asset Management) regulated activities.
In addition, the operation, marketing and promotion of investment-linked products and schemes, including long-term insurance schemes by insurers, are subject to authorization by the SFC. See “— Publicly offered investment products” in this section.
Laws and Regulations Relating to the Group’s Business and Operations in Macau
Overview
The main source of statutory regulation of the insurance sector in Macau is Decree-Law 27/97/M as amended by Law 21/2020, commonly referred to as the Macau Insurance Ordinance, which sets out requirements for the authorization, ongoing compliance and reporting obligations of insurers.
The ultimate authority overseeing, coordinating and supervising insurance activity is the Macau Chief Executive, while the material execution of these functions is carried out by the Macau Monetary Authority (“AMCM”).
Insurance intermediary activity in Macau is principally regulated under Decree-Law 38/89/M and its subsequent amendments, commonly referred to as the Insurance Agents and Brokers Ordinance. Authorization of insurance intermediaries and supervision of insurance intermediary activity fall under AMCM’s purview, and any individual or corporate entity must obtain the necessary license issued by AMCM before conducting insurance intermediary business in Macau.

Licenses held by the Group in Macau
The Group is authorized to carry on a life insurance business in Macau through its locally incorporated subsidiary, FWD Macau. FWD Macau is licensed as a life insurer and authorized to offer all classes of life business.
FWD Macau’s authorization to carry on a life insurance business was issued by government order no.  92/ 99/M on March 22, 1999 and published in the Macau Official Gazette on March 29, 1999. This authorization was subsequently updated by way of executive orders 73/2000, 30/2001 and 48/2013, being successive authorizations to the change in trade name of the company.
Capital, Solvency Margin and Reserve Requirements, Dividend Restrictions
The Macau Insurance Ordinance sets a minimum paid up capital requirement for locally incorporated life insurers, such as FWD Macau, of MOP60 million. Pursuant to the Macau Insurance Ordinance, FWD Macau is also required to maintain technical reserves, guaranteed by equivalent and adequate assets located in Macau (unless otherwise authorized by AMCM), as well an excess of assets over liabilities of not less than a required solvency margin calculated in accordance with section 70 of the Macau Insurance Ordinance, subject to a minimum solvency margin of MOP15 million. FWD Macau may only distribute dividends if it meets its statutory legal reserve obligations for the financial year. The Monetary Authority of Macao requires insurance companies to maintain a required minimum solvency ratio determined periodically and is currently set at 150%.
Laws and Regulations Relating to the Group’s Business and Operations in Thailand
Overview
FWD Thailand is licensed to carry on a life insurance business in Thailand. It is regulated and supervised by the Office of Insurance Commission of Thailand (“OIC”), an independent regulatory organization handling day-to-day insurance business affairs that reports to the Ministry of Finance. The Secretary General of the OIC holds the statutory appointment of Insurance Registrar.
Each quarter, life insurers must contribute a proportion of their insurance premium to the OIC to cover the OIC’s operational expenses. Other than unit-linked insurance products, life insurers must contribute 0.3% of the first-year direct premium and 0.15% for the premium of consecutive year and for one-time payment insurance policies. For unit-linked insurance products, the rate of contribution to the OIC is 0.1% of direct premium each year.
The principal regulator for insurers, reinsurers and intermediaries in Thailand is the OIC. Under the Insurance Commission Act 2007, the OIC is chaired by the Permanent Secretary of Finance, and comprises of the Permanent Secretary of Commerce, the Secretary General of the Consumer Protection Board, the Governor of the Bank of Thailand, and the Secretary General of the Securities and Exchange Commission as ex officio commissioners. The OIC must also be made up of at least 6 but no more than 8 Commissioners selected from experts in law, accountancy, business administration, finance, economics, or insurance.
The Life Insurance Act 1992 (as amended) and its subordinated regulations govern life insurance companies and intermediaries in Thailand, and impose compliance and statutory requirements, including approval and reporting requirement, on insurers and intermediaries. The OIC has the power to supervise insurers and intermediaries; regulate professional conduct, qualifications and the licensing of insurance brokers, agents and actuaries; and implement policies on insurance funds.
Capital requirements
Life insurance companies in Thailand must maintain total capital available (“TCA”) of not lower than the total capital required (“TCR”) under the Risk-Based Capital Notification 2019 (as amended) (“RBC Notification”), and, in any case, not lower than Thai Baht 50 million. TCR is calculated based on the relevant risks to which a life insurer is exposed. According to the RBC Notification, if life insurance companies have a capital adequacy ratio (“CAR”) of lower than 120% (effective until December 31, 2021) or lower than

140% (effective from January 1, 2022 onward), the OIC may impose certain measures as necessary to monitor the financial status of such companies.
Reserve and asset management requirements
For any insurance policies that remain in force, life insurers must allocate a portion of their premium income to a statutory insurance reserve. The insurance reserve may consist of different classes of assets, including cash, government bonds, and current deposits.
Life insurers must place a security deposit with the OIC of not less than Thai Baht 20 million, which may be a mix of cash and certain types of bonds, treasury bills, and similar permitted instruments. Life insurers must also place 25% of their insurance reserves with the OIC.
Under the law, if an insurer is bankrupt or if its license is revoked, policyholders who are entitled to receive payment under their insurance policies will have preferential rights to the assets that the insurer placed with the OIC (security deposit and insurance reserve), and the rights to receive payment from those assets as secured creditors before other secured creditors.
Statutory fund
Life insurance companies must contribute to a central life insurance statutory fund. If an insurer is declared bankrupt or if its license is revoked, policyholders will be compensated by the fund. Life insurance companies are required to place up to 0.5% of their total premium collected in the past six months into the statutory fund in accordance with the rules of the OIC.
If the insurer’s license is revoked, each policyholder will receive, in total, not more than Thai Baht 1 million of liquidation proceeds already distributed by the liquidator and compensation from the fund. Policyholders would also have preferential rights over other assets of the insurer and the right to receive payment from such assets subject to the rights of secured creditors and certain other classes of preferred creditors.
Reinsurance
Life insurers can only reinsure up to the net amount at risk unless an approval is granted by the OIC.
Life insurers must prepare a liquidity risk management plan for events with huge loss or those requiring constant compensation. The OIC may also request insurers to take a stress test to assess how effective their treaty or facultative reinsurance arrangements are.
Reinsurance with a Thai licensed reinsurer is allowed if insurers have an appropriate reinsurance management framework. On the other hand, Thai insurers can only enter treaty and facultative reinsurance agreements with foreign reinsurers with good credit ratings as prescribed under the regulation. Financial reinsurance and finite reinsurance with certain characteristics are prohibited, and the insurers must be able to demonstrate against those characteristics. Further, the OIC may order insurers to amend their treaty or facultative reinsurance agreements.
Insurers are required to submit a report on their reinsurance management framework and an analysis of the effectiveness of reinsurance to the OIC by the end of March each year. They must also submit the required reinsurance information and statistics, and, if the OIC requests, copies of reinsurance agreements and side letters.
Regulation on products
All insurance policies, as well as their related documents and endorsements, must be approved by the OIC. Using policies that have not been approved can entitle policyholders to policy termination with a full refund of premium or policy continuation with the benefits as written. Any inconsistency between a policy and its marketing materials is to be construed in favor of the policyholder or the beneficiary.
Premium rates also require the OIC’s approval. The OIC can adjust a premium rate as it sees appropriate or at the insurer’s request. Any premium adjustment will not affect the premium rate of insurance policies that were approved previously.

Insurers cannot underwrite policies denominated in currencies other than Thai Baht, but may access reinsurance from overseas that is denominated in foreign currencies.
The eligibility criteria on tax deductibility of premiums imposed by the Revenue Department affects life insurance policies.
Regulation on agents and brokers
Life insurance agents and brokers must be licensed by the OIC. From a general principle perspective in Thailand, agents generally represent a single insurer, while brokers may represent multiple insurers for the customer’s best interests. The license of an agent also indicates the name of the insurance company of the agent. Insurers cannot pay intermediaries any remuneration other than normal commission and benefits. There is a cap on the first-year commission rate, and a minimum rate for commission rates for subsequent years.
Restriction on foreign insurers
Life insurers must have at least 75% of their total voting shares directly owned by Thai shareholders, and cannot have foreign directors representing more than a quarter of the board. Nonetheless, the OIC may allow a life insurer to have up to 49% direct foreign shareholding and to have foreign directors representing more than a quarter but less than half of the board, if the Commission thinks appropriate.
The Minister of Finance, with recommendation of the OIC, can allow an insurer to have more than 49% foreign shareholding and foreign directors representing half of the board (or more) if the insurer’s operation may cause harm to policyholders or the public, or for the purpose of enhancing the stability of the insurer or the insurance industry.
The law does not prohibit foreign shareholders from owning an indirect interest in life insurers in Thailand through Thai holding companies.
Restriction on dividends and distributions
Life insurers must maintain certain reserves. Before they can distribute dividends, life insurers must meet certain requirements, including having a CAR above the prescribed threshold and having net profits for at least two consecutive years. The calculation of net profits and dividends distribution is subject to the OIC’s prior approval.
Financial reporting requirements
Insurers must submit reviewed quarterly financial statements, audited annual financial statements, and annual reports, as well as a certified actuarial report on the calculation of liabilities from insurance policies. In addition, life insurers must publicize their financial statements in newspapers, at their head office and branch offices.
Laws and Regulations Relating to the Group’s Business and Operations in Japan
Overview
FWD Life Japan is regulated principally under the Insurance Business Act, which governs both life and non-life insurance businesses in Japan. Pursuant to the Insurance Business Act, the Prime Minister has the authority to supervise insurance companies in Japan. Most of such authority is delegated to the Commissioner of the Japanese Financial Services Agency (“JFSA”), who in turn has delegated a part of such authority to the Directors of the Local Finance Bureaus of the Ministry of Finance.
Licensing requirements
Under the Insurance Business Act, a license must be obtained from the Prime Minister in order to engage in the business of underwriting insurance for the general public, with certain exceptions. The issuance of a license is subject to the satisfaction of certain requirements relating to financial condition, prospective results of operations, knowledge, experience, social credibility, insurance products to be offered, and the manner of calculation of insurance premiums, policy reserves and certain other financial matters. The Prime Minister or the Commissioner of the JFSA also has the authority to order the suspension of businesses in whole or in part; dismissal of officers including directors, executive officers, accounting advisers, corporate auditors and independent auditors; and revocation of licenses, in the event of violation of material provisions of laws or regulations or in certain other cases prescribed by the Insurance Business Act.
Authority of the Commissioner of the JFSA
An insurance company must obtain approval from the Commissioner of the JFSA with respect to (a) any change in its products or any other term provided in the statement of manner of operations, the form of general policy conditions or the statement of the manner of calculation of insurance premiums and policy reserves submitted to the JFSA (although some of these changes are subject only to a prior notification requirement) or certain material provisions of its articles of incorporation, (b) establishment or acquisition of certain subsidiaries, (c) demutualization, mutualization, merger, consolidation, company split, dissolution or cessation of insurance business or (d) transfer of insurance policies, transfer or acquisition of a business in which any or all of the parties thereto are insurance companies, or entrustment of its administration or property to any other insurance company. The Commissioner of the JFSA also has extensive supervisory authority over insurance companies.
Reporting requirements
Insurance companies in Japan are subject to various reporting requirements under the Insurance Business Act. Among these requirements, insurance companies in Japan must submit to the Commissioner of the JFSA annual and semi-annual business reports in each business year, as well as notifications with respect to any increase in paid-in capital; appointment or resignation of representative directors, directors who engage in the ordinary business of the insurance company, corporate auditors, representative executive officers, executive officers, members of audit committee or independent auditors; issuance of stock acquisition rights or subordinated bonds; and the borrowing of subordinated loans.
Regulations on solicitation
Under the Insurance Business Act, life insurance solicitors, including sales representatives, independent sales agents and insurance brokers, must be registered with the relevant Local Finance Bureau. The Directors of the Local Finance Bureaus also have the authority to revoke any existing registration upon the occurrence of certain events provided in the Insurance Business Act and to supervise the operation of such representatives, agents and brokers.
Scope of business
Under the Insurance Business Act, insurance companies in Japan are permitted to engage only in the business of underwriting insurance pursuant to their license, investing premium revenues and other assets, and certain other businesses set forth in the Insurance Business Act (with the prior approval of the Commissioner of the JFSA for certain types of businesses).
Regulations on major shareholders
Under the Insurance Business Act, a person who intends to hold 20% (or in certain cases, 15%) or more of the voting rights of an insurance company, defined for the purpose of this section as a major shareholder, must obtain prior authorization from the Commissioner of the JFSA with certain limited exceptions. In addition, the Commissioner of the JFSA may request the submission of reports or materials from, or may inspect, any major shareholder if necessary to secure the sound and appropriate operation of the business and the protection of policyholders of such insurance company. The Commissioner of the JFSA may also impose certain administrative sanctions against major shareholders under the Insurance Business Act, including rescinding the authorization given to a major shareholder, if they violate any law, regulation or administrative disposition, or act against public interest.

Solvency margin
Under the Insurance Business Act, the Commissioner of the JFSA has the authority to set standards to measure the financial soundness of the management of insurance companies in Japan. The solvency margin ratio is a standard designed to measure the ability of insurance companies to pay insurance claims and other claims upon the occurrence of unforeseeable events such as natural disasters. Currently, the solvency margin ratio for life insurance companies on a nonconsolidated basis is calculated pursuant to a defined calculation formula.
In connection with the development and possible introduction of new standards for solvency assessment by the IAIS, the JFSA is considering the adoption of an economic value-based solvency regime and use of internal models in the course of medium-term reviews of solvency margin regulations. The final report of the Advisory Council on the Economic Value-based Solvency Framework published by the JFSA in June 2020, recommended that the JFSA design and implement such an economic-value based solvency framework in Japan targeting adoption from the beginning of the fiscal year ending March 31, 2026.
The Commissioner of the JFSA has the authority to order an insurance company with an insufficient solvency margin ratio or negative real net assets to take prompt corrective action. In general, insurance companies with solvency margin ratios of 200% or higher are considered sound. If the ratio falls below 200%, the Commissioner of the JFSA may order the insurance company to submit and implement a business improvement plan that will reasonably ensure the soundness of its management. If the ratio falls below 100%, the Commissioner of the JFSA may order the insurance company to take measures to enhance solvency. If the solvency margin ratio falls below 0%, the Commissioner of the JFSA may order the insurance company to suspend all or part of its operations for a period of time to be specified by the Commissioner of the JFSA.
Distribution of dividends
Under the Companies Act, the distribution of shareholder dividends takes the form of distribution of surplus. A distribution of surplus may be made up to the amount calculated in accordance with the formula set forth in the Companies Act. The Insurance Business Act provides that the distribution of policyholder dividends by insurance companies in Japan must be made in a fair and equitable manner in accordance with the provisions of related regulations.
Laws and Regulations Relating to the Group’s Business and Operations in the Philippines
Overview
The Group is authorized to carry on a life insurance business in the Philippines through FWD Philippines. FWD Philippines is likewise authorized to engage in bancassurance activities through the banking network of Security Bank of the Philippines.
The Insurance Commission is the regulatory body that supervises the insurance industry in accordance with Presidential Decree No. 1460, as amended by Republic Act No. 10607 (the “Philippine Insurance Code”). The Insurance Commission is a government agency under the Department of Finance and is headed by the Insurance Commissioner who is appointed by the President of the Republic of the Philippines.
Capital Requirements, Solvency and Dividends
Section 194 of the Philippine Insurance Code sets the minimum paid up capital requirements for life and non-life insurance companies at PHP1 billion. In addition, existing life or non-life insurers must have a net worth of PHP250 million by June 30, 2013, PHP550 million by December 31, 2016, PHP900 million by December 31, 2019, and PHP1.3 billion by December 31, 2022. Net worth shall consist of: (a) paid-up capital; (b) retained earnings; (c) unimpaired surplus; and (d) revaluation of assets as may be approved by the Insurance Commissioner. In addition, Insurance Commission Circular Letter 2016-68 (Amended Risk-Based Capital Framework) prescribes that the risk-based capital ratio be at least 100%, and a trend test is satisfied, at every quarter-end.
A life insurance company is authorized to declare cash, property or stock dividends for distribution to its stockholders of record in proportion to their stockholdings upon approval by the board of directors and stockholders, provided it satisfies the minimum net worth, paid-up capital thresholds, solvency requirements, legal reserve fund requirements and all liabilities for expenses and taxes imposed by law.
Laws and Regulations Relating to the Group’s Business and Operations in Indonesia
Overview
The primary regulating authority for insurance and asset management businesses in Indonesia is the OJK. FWD Indonesia holds a life insurance license and a Shariah business unit approval, both issued by the OJK. Meanwhile, PT FWD Asset Management holds a license as an investment management company issued by the OJK.
Dividends and Distribution Restrictions
Under Law No. 40 of 2007 on Limited Liability Companies, if a company records positive earnings in a financial year, the company may distribute dividends to the shareholders. Interim dividends may also be distributed prior to the end of the company’s financial year provided that the dividend distribution: (i) would not cause the company’s net worth to become less than the amount of paid-up and issued capital plus required reserve; (ii) would not affect the company’s capability to perform its obligations to its creditors; and (iii) would not affect the company’s business activities. If the company suffers losses at the end of the financial year, then the shareholders shall return the distributed interim dividends to the company.
In addition to the above, OJK Regulation No. 71/POJK.05/2016 on Financial Soundness of Insurance and Reinsurance Companies, as amended, provides that an insurance company shall not make any dividend distribution if it would result in it not meeting its required internal solvency rate and equity.
Insurance Regulatory Framework
There are a wide range of regulations and restrictions relevant to an insurance company, all of which are under the primary law on insurance business activities, i.e. Law No. 40 of 2014 on Insurance Business (“Indonesia Insurance Law”).
An insurance company must obtain an insurance business license from the OJK, which is the primary license that must be held by an insurance company in order to conduct insurance related activities. Only licensed insurance companies can insure risks in Indonesia and foreign investors can only participate in a domestic insurance business through a joint venture or by acquiring an existing insurance company. Composite insurance companies are not permitted (i.e. an insurer may only write life or non-life products) and parties wishing to operate across both life and non-life sectors need to do so through separate legal entities. This is the same for reinsurance companies, which may not write direct life or non-life insurance business. A direct life insurer may not write reinsurance, but a non-life insurer may write direct insurance and reinsurance.
OJK Authority
The OJK is the primary regulatory authority for insurance businesses and has the authority to issue regulations and policies applicable to insurance companies and also conduct day-to-day supervision over the companies.
OJK approval is required for any change in shareholdings of an insurance company (save for listed companies where there is no change in control). Further, all controlling shareholders, directors and commissioners of an insurance company are required to pass a ‘fit and proper’ test administered and evaluated by the OJK. OJK approval is also required for each product sold by the insurance company as well as any bancassurance agreements entered into by the insurance company.
Single Presence Policy
Under the Single Presence Policy, an entity can only be a “controlling shareholder” in: (i) one life insurance company; (ii) one general insurance company; (iii) one reinsurance company; (iv) one Shariah life insurance company; (v) one Shariah general life insurance company; and (vi) one Shariah reinsurance company.

Under the relevant regulations, a “controlling shareholder” is defined as an individual, a legal entity and/or a business group that (a) owns 25% (or more) of the issued shares with voting rights or capital; or (b) owns less than 25% of the issued shares with voting rights but where it is proven that the individual, legal entity and/or business group has control.
In order to comply with the Single Presence Policy, a controlling shareholder may undertake any of the following: (i) a merger of the entities within its control; (ii) a consolidation of entities within its control; (iii) a divestment of a portion or all of its shareholding in the insurance company; or (iv) any other corporate action based on OJK’s approval, including a rights issue where the controlling shareholder does not exercise its rights to acquire newly issued shares under the rights issue.
The Single Presence Policy came into force on October 17, 2017 and each affected insurance company was required to submit an action plan to comply with the Single Presence Policy requirements by June 23, 2017 at the latest. OJK has discretion to determine the length of any grace period offered to the parties in terms of timing for compliance with the Single Presence Policy.
Foreign Ownership in an Indonesian Insurance Company
Foreign equity ownership in an Indonesian insurance company is capped at a maximum of 80% following a subscription for or purchase of shares, except that an insurer with existing foreign ownership in excess of the 80% limit prior to April 2018 will be grandfathered (and no sell down will be required).
In order to participate directly in the insurance company, the foreign entity must also be a life insurance company or a holding company having one of its subsidiaries conducting life insurance business. Besides being in the same line of business as the Indonesian company, the foreign shareholder must also satisfy certain various requirements under the insurance rules and OJK regulations.
Asset Management Regulatory Framework
An investment management company (manajer investasi) is subject to the authority of a different department in the OJK (i.e. primarily the OJK Capital Markets department).
In general, investment management companies may fall under the category of securities companies and as such shall also be subject to the relevant regulations. Bapepam-LK (which was the regulating authority over financial services institutions prior to the establishment of the OJK) Regulation No. V.A.3 states that investment management can only be conducted by a securities company that has obtained an investment management license.
Foreign Ownership in an Indonesian Investment Management Company
Foreign equity ownership in an Indonesian investment management company is capped at a maximum of 85% foreign ownership for non-securities company entities and 99% for foreign entities that are licensed as a securities company in their respective jurisdiction.
Capitalization
Under OJK Regulation No. 67 /POJK.05/2016 on Licensing and Organisation of Insurance, Shariah Insurance, Reinsurance, and Shariah Insurances Companies, the minimum paid up capital for an insurance company is IDR150 billion.
Existing insurance and reinsurance companies (i.e. companies that have obtained business licenses prior to the issuance of OJK Regulation No. 67) are grandfathered from this minimum paid up capital requirement. However, any change of shareholders of the relevant insurance and reinsurance company will trigger the obligation for that company to comply with the minimum paid up capital requirement.
Minimum solvency ratio (Risk Based Capital)
Under OJK Regulation No. 27 /POJK.05/2018 of 2018 on Financial Health of Insurance and Reinsurance Companies, an insurance company must maintain an internal solvency ratio of 120%.

Guarantee Fund
Under the Indonesia Insurance Law, an insurance company must set aside a guarantee fund for purposes of protecting policyholders and ensure the company’s ability to make partial or all payments due to policyholders or insured parties in the event the company is liquidated.
The amount of the guarantee fund shall be determined by the OJK depending on the company’s business but shall not be less than (at least) 20% of the issued capital of the company, which shall be the initial guarantee fund set aside upon the company’s application for an insurance business license.
The company may not put any encumbrance on the fund and any transfer or disbursement must be with prior OJK approval.
Fit and Proper Test
There is an obligation for the prospective controlling shareholder(s) of an insurance company and other key parties to pass a “fit and proper” test. Pursuant to OJK Regulation No. 27/POJK.03/2016 on Fit and Proper Test for Key Parties in Financial Services Companies, the above obligation applies also to the following parties which are considered as “Key Parties” of an insurance company:
(i)
controlling shareholder (Pemegang Saham Pengendali);

(ii)
board of directors members;

(iii)
board of commissioners members;

(iv)
Shariah supervisory board members; and

(v)
the internal auditor.

Based on OJK Regulation No. 27, the “fit and proper” process will take 30 business days following receipt of the complete “fit and proper” application documents by OJK. However, in practice, it typically takes 3-6 months to get the submission completed and the approval issued.
Products
Under POJK Regulation No. 23 /POJK.05/2015 on Insurance Product and Distribution of Insurance Products, prior to marketing a standard insurance product, an insurance company must notify the OJK of the new product to obtain either an approval or a statement of registration. The notification must be submitted together with, among other things, the following documents:
(i)
a copy of the insurance policy (to be in Indonesian or dual language);

(ii)
for a life insurance product, a statement issued by an actuary setting out the premium rate, technical reserves and the actuarial assumptions used and relevant supporting data. Further, if the insurance product provides a cash value, a policy dividend or any other similar feature, the statement should also refer to the feature; and

(iii)
the profit test or asset share.

For insurance products that are not a “standard insurance product,” OJK approval is required prior to marketing the products. The approval will be issued within ten business days after the receipt of the complete application. For other products, the company must register the products with the OJK and OJK will issue a confirmation on the registration within seven business days.
Subsequently, all product policy modifications must be notified to the OJK.
If a product is marketed through a bancassurance arrangement, the insurers must seek OJK approval for each product that they sell (and must meet certain requirements for the sale of unit-linked products) and approval for the relevant bancassurance product agreements. All insurance products distributed through this arrangement must be subject to a co-operation agreement (i.e. a bancassurance product agreement).

Reporting requirements
Reporting requirements for insurance companies fall into two categories, i.e. (i) regular OJK reporting requirements, which refer to the periodical reporting obligations on the company’s financial and operational condition; and (ii) mandatory OJK reporting requirements, which are submitted in relation to specific matters, which include the address and the articles of association of the insurance company and the insurance products marketed.
Failure to comply with these reporting requirements are subject to administrative sanctions ranging from written warnings to ultimately a revocation of the company’s business license by the OJK.
Distribution channels
Under SEOJK No. 19/2020 in relation to distribution channels, the insurance product can only be sold through (i) direct marketing; (ii) agency; (iii) bancassurance and (iv) non-bank entities (“BUSB”). The insurance company is required to have a written agreement with the party that is selling the insurance product.
BUSBs may only distribute the insurance products through referrals. Businesses that operate the following distribution channels are required to obtain prior approval from the OJK: (i) bancassurance; (ii) cooperation with a BUSB which uses electronic systems; and (iii) an agent which implements Laku Pandai (Financial Services in the Framework of Financial Inclusion). All insurance companies that came into operation prior to the enactment of SEOJK 19/2020 must comply with SEOJK 19/2020 within one year of its enactment.
Laws and Regulations Relating to the Group’s Business and Operations in Singapore
Overview
FWD Singapore is licensed by the Monetary Authority of Singapore (the “MAS”) to underwrite and sell both life and general insurance pursuant to the Insurance Act, Chapter 142 of Singapore (the “Singapore Insurance Act”). In particular, FWD Singapore may carry on any of the following activities in Singapore relating to both life insurance and general insurance: the receipt of proposals for policies; the issuing of policies; and the collection or receipt of premiums on insurance policies.
An insurer in Singapore must pay a prescribed annual fee.
Capital Requirements, Minimum Solvency and Dividends
Licensed insurers in Singapore are subject to a risk-based capital framework. The framework sets out the valuation methodology for assets and liabilities, rules relating to the operations of life insurance funds, capital requirement rules, the role of actuaries, and a set of statutory reporting standards. An insurer has to notify the MAS when it has failed or is likely to fail to comply with the mandated risk-based capital indicators or when a financial resources warning event has occurred or is likely to occur. A licensed insurer is required at all times to maintain a minimum level of paid-up ordinary share capital and to ensure that its financial resources are not less than the minimum thresholds set by MAS. Regulations issued under the Singapore Insurance Act require FWD Singapore to maintain minimum paid-up capital of at least SGD10 million. In addition, the Singapore Insurance Act prescribes that the risk-based capital ratio (company admissible financial resources over its risk-based capital requirement) be at least 135% at any time.
Under the One-Tier Corporate Taxation System, the tax on corporate profits is final and dividends paid by a Singapore-resident company are tax-exempt in the hands of shareholders, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.
No dividend shall be payable to the shareholders of any company incorporated in Singapore except out of profits and any profits of a company applied towards the purchase or acquisition of its own shares in accordance with the relevant provisions of the Companies Act, Chapter 50 of Singapore, shall not be payable as dividends to the shareholders of the company. There are no general regulatory restrictions against the payment of dividends by insurers in Singapore.

Separate Accounts Requirement
Every licensed insurer is required to establish and maintain a separate insurance fund (a) for each class of insurance business carried on by the insurer that (i) relates to Singapore policies and (ii) relates to offshore policies; (b) for its investment-linked policies and for its non-investment-linked policies; and (c) if no part of the surplus of assets over liabilities from an insurer’s non-participating policies is allocated by the insurer by way of bonus to its participating policies, in respect of non-investment-linked policies (i) for participating policies and (ii) for non-participating policies.
A licensed insurer is also required to fulfil fund solvency requirements in respect of any insurance fund established and maintained by that insurer. In this regard, the licensed insurer must ensure that the total assets of the fund must not at any time be less than the total liabilities of the fund.
Regulation of Products
A licensed insurer registered to carry on life business may only issue a life policy or a long-term accident and health policy if the premium chargeable under the policy is in accordance with rates fixed with the approval of an appointed actuary or, where no rates have been so fixed, is a premium approved by the actuary. It is also a licensing condition of FWD Singapore that FWD Singapore shall consult and obtain the approval of MAS before introducing policies for general business insuring risks which have not been previously written in the Singapore insurance market.
Personal Data Protection
Personal data in Singapore is protected under the Personal Data Protection Act 2012 of Singapore (“PDPA”). The PDPA governs the collection, use, disclosure and care of personal data by organizations in a manner that recognizes both the right of individuals to protect their personal data and the need of organizations to collect, use or disclose the same for purposes that a reasonable person would consider legitimate and reasonable in the circumstances. Under the PDPA, personal data is defined as data, whether true or not, about an individual (whether living or deceased) who can be identified (a) from that data; or (b) from that data and other information to which the organization has, or is likely to have access.
Generally, the PDPA imposes the following obligations on relevant persons: obligations of obtaining consent, giving notification and access and correction rights to the relevant persons, purpose limitation in respect of use of, and retention limitation and transfer limitation in respect of personal data collected, ensuring accuracy and protection of data collected and openness in making information available on its privacy policies and procedures relating to protection of personal data.
Laws and Regulations Relating to the Group’s Business and Operations in Vietnam
The below describes the rules and regulations that are material to the Group’s subsidiaries in Vietnam, including FWD Vietnam and FWD Assurance (Vietnam), each of which holds a separated establishment and operation license issued by the Ministry of Finance.
Overview
In Vietnam, the Law No. 24/2000/QH10 on Insurance Business promulgated on December 9, 2000, amended in 2010 and 2019 and its guiding decrees and circulars are the main legislation regulating the insurance business activities in Vietnam.
The main governmental authority who is responsible for supervising and controlling of the insurance company activities is the Ministry of Finance, especially the Insurance Supervisory Authority (a subordinate department within the Ministry of Finance). The Ministry of Finance takes full responsibilities before the Government in exercising the State management of the insurance business sector pursuant to Article 121.2 of the Insurance Business Law. The Insurance Supervisory Authority, on the other hand, advises and assists the Ministry of Finance in implementing the State management of the insurance business sector and directly manages and supervises (i) insurance business activities and (ii) services in the insurance business sector in accordance with the laws, per Article 1 of Decision No. 1799/QĐ-BTC.

Capital Requirements, Solvency and Dividends
It is required under the law that the paid-up charter capital must be at least equal to the level of legal capital required by Decree No. 73/2016/ND-CP, which is VND600 billion for life insurance and VND 700 billion for life reinsurance. Any change to the charter capital must be approved by the Ministry of Finance. Additionally, no later than 60 days from the date of issuance of the license, the insurance company must deposit a portion equal to 2% of its legal capital into an escrow account opened at a licensed commercial bank in Vietnam. The insurance company is obliged to make an annual appropriation of 5% percent of its after-tax profit to establish a compulsory reserve fund. The maximum amount of the compulsory reserve fund shall be equal to 10% of the charter capital of the insurance company. In addition, the insurance company has to contribute to the fund for protection of the insured at the amount specified by the Ministry of Finance annually. The contributions shall be required until the scale of the fund is equal to 3% of the total assets of life insurance companies. The insurance company shall be deemed to satisfy the solvency requirements if (i) it has fully established the insurance reserves; and (ii) its solvency margin is not less than the minimum solvency margin stipulated by relevant governmental decree.
Reinsurance
In addition to other conditions in this regulatory framework, the insurance company must satisfy the following requirements to conduct life reinsurance business (i) legal capital of VND700 billion; (ii) maximum level of the liability retained on each risk or on each separate loss not to exceed ten percent of its equity; and (iii) insurance reserves and solvency margin similar to those of life insurance businesses.
Draft Insurance law
On July 18, 2021, a new draft insurance law was released and circulated for industry comment. The current draft of the new insurance law, if adopted, will align the insurance regulatory framework in Vietnam with international standards, such as moving from solvency base to risk-based capital, strengthening the governance and disclosure requirements applicable to insurers and encouraging negotiations between insurers and purchasers. Based on the current draft, the contemplated effectiveness date is January 1, 2023. The draft will need to be passed by the Vietnamese national assembly to become effective. As a result, the final version of the new insurance law as adopted by the Vietnamese national assembly may significantly vary from the current draft.
Laws and Regulations Relating to the Group’s Business and Operations in Malaysia
Overview
FWD Takaful is regulated by the Ministry of Finance in Malaysia and the Central Bank of Malaysia, Bank Negara Malaysia (“BNM”). FWD Takaful carries on family takaful business including investment-linked business, and is licensed under the Islamic Financial Services Act 2013 (“IFSA”).
The Malaysian statute that provides for takaful business requirements is the IFSA. BNM is the regulatory body responsible for administering the IFSA, and supervising and regulating the conduct of takaful operators in Malaysia. BNM has broad powers, which include the power to request for the submission by a takaful operator of documents or information as may be required by BNM, make regulations with the approval of the Ministry of Finance in Malaysia, and issue policy documents, guidelines, circulars or notices relating to the conduct of the business and affairs of a takaful operator.
In carrying out its business activities, a takaful operator is required to comply with the IFSA, and the regulations and policies imposed by BNM. In addition, a takaful operator is required to comply with applicable Shariah law and ensure that its operations are consistent with principles of Islamic laws applicable to its business.
The Shariah authority of Malaysia in Islamic Finance is the Shariah Advisory Council. The Shariah Advisory Council was established by BNM and is the Shariah authority referred to by local courts and arbitrators in disputes involving Shariah issues in Islamic banking, finance and takaful cases. The resolutions passed by the Shariah Advisory Council on the interpretation of Shariah law and principles are applicable to all Islamic financial institutions, including takaful operators.
A takaful operator is required to establish a Shariah committee. The Shariah committee must consist of a minimum of five members approved by BNM. The main duties and responsibilities of the Shariah committee are to ensure that the takaful operator’s aims and operations, business, affairs and activities are in compliance with Shariah. This includes providing a decision or advice to the takaful operator on the application of any rulings of the Shariah Advisory Council or standards on Shariah matters that are applicable to the operations, business, affairs and activities of the takaful operator, deliberating and affirming a Shariah non-compliance finding by any relevant functions, and endorsing a rectification measure to address a Shariah non-compliance event.
Capital Requirements, Solvency and Dividends
A takaful operator is required to maintain at all times a minimum paid-up share capital of RM100,000,000. Presently, all takaful operators are required to have a minimum capital adequacy ratio of 130% and must maintain an internal target capital adequacy ratio which is above 130%. In computing the capital adequacy ratio percentage, factors such as retained profits and general reserves are taken into account. Failure to maintain the minimum capital adequacy ratio will attract supervisory actions by BNM including business restrictions and/or restructuring measures, and potentially actions to resolve the financial position of a takaful operator. A takaful operator must maintain at all times assets of equivalent or higher value than the liabilities of the takaful fund. Where a deficiency arises, the takaful operator is required to provide qard or other forms of financial support to the takaful fund from the shareholders’ fund for an amount and on such terms and conditions as may be specified by BNM.
A takaful operator may only withdraw from a takaful fund, whether from surplus or otherwise of the takaful fund, if the withdrawal requirements as may be specified by BNM are complied with, the withdrawal does not impair the sustainability of the takaful fund to meet its liabilities, and the interests and fair treatment of takaful participants including their reasonable expectations, have been given due regard. A takaful operator must obtain the prior written approval of BNM for all declarations and payments of any dividends. In addition to the restrictions on withdrawal from a takaful fund and declaring and paying dividends above, the Companies Act 2016 provides that a Malaysian company may only make a distribution to its shareholders out of profits of the company available if the company is solvent.
Acquisition of interest in shares requiring BNM approval
A person is prohibited from entering into an agreement or arrangement to acquire shares in a takaful operator which will result in the person holding an aggregate of 5% or more interest in the shares of the takaful operator, without the prior approval of BNM or the Ministry of Finance in Malaysia (acting on the recommendation of BNM), as the case may be.
Laws and Regulations Relating to the Group’s Business and Operations in Bermuda
Overview
FWD Life (Bermuda) is regulated in respect of its insurance business by the Bermuda Monetary Authority (the “BMA”) in Bermuda. FWD Life (Bermuda) is subject to the Bermuda Insurance Act 1978 and related regulations, each as amended (the “Bermuda Insurance Act”) which provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Bermuda Insurance Act by the BMA. Further, a registered insurer shall not engage in any non-insurance business except where such business is ancillary to the insurance business carried on by the insurer. The Bermuda Insurance Act imposes solvency and liquidity standards, as well as auditing and reporting requirements on Bermuda insurance companies. The Bermuda Insurance Act also grants to the BMA powers to supervise, investigate, discipline, censure and intervene in the affairs of Bermuda registered insurance companies and its officers/operators.

Bermuda Licenses held by FWD Life (Bermuda)
The Bermuda Insurance Act distinguishes between insurers carrying on long-term business, insurers carrying on general business and insurers carrying on special purpose business. FWD Life (Bermuda) is registered in Bermuda as a Class 3 general business insurer and a Class E long-term insurer under the Bermuda Insurance Act and, as such, has the authority to conduct both general and life insurance business as a composite insurer under the Bermuda Insurance Act except that FWD Life (Bermuda) is required to obtain the BMA’s prior written approval before it effects any contracts of insurance or reinsurance with respect to its Class 3 general business license.
Capital and Solvency Requirements
A composite insurer like FWD Life (Bermuda) is required to maintain a fully paid up share capital of at least US$370,000. In addition, the Bermuda Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.
The minimum solvency margin requirement in respect of a Class E insurer’s long-term business is the greater of:
(i)
US$8,000,000;

(ii)
2% of assets of first US$500,000,000 plus 1.5% of the relevant assets above US$500,000,000; and

(iii)
25% of the enhanced capital requirement (“ECR”) as reported at the end of the relevant year.

Class E insurers are also required to maintain available statutory economic capital and surplus at a level equal to or in excess of its ECR established in accordance with the Bermuda Insurance Act.
While not specifically referred to in the Bermuda Insurance Act, the BMA has also established a target capital level (“TCL”) for each Class E insurer equal to 120% of its ECR. The TCL serves as an early warning tool for the BMA and if FWD Life (Bermuda) fails to maintain statutory capital at least equal to the TCL this will likely result in increased regulatory oversight.
With respect to its general business, a Class 3 insurer is required to maintain a minimum solvency margin equal to the greatest of:
(i)
US$1,000,000;

(ii)
20% of net premiums written, where the net premiums written do not exceed US$6,000,000; or, where the net premiums written do exceed US$6,000,000, US$1,200,000 plus 15% of net premiums written over US$6,000,000; and

(iii)
5% of loss, and loss expenses provisions, and other general business insurance reserves,

where “net premiums written” means, in relation to a Class 3 insurer, the net amount, after deductions of any premiums ceded by the insurer for reinsurance, of the premiums written by the insurer in that year in respect of general business.
If an insurer at any time fails to meet its minimum solvency margin requirements, it must, upon becoming aware of such failure, immediately notify the BMA and, within 14 days thereafter, file a written report with the BMA containing particulars of the circumstances that gave rise to the failure and setting out its plan detailing specific actions to be taken and the expected timeframe in which the insurer intends to rectify the failure.
Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans.

The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (such terms are not defined and are subject to interpretation) and letters of credit and guarantees.
Dividends and Distributions Restrictions
As a long-term insurer, FWD Life (Bermuda) shall not declare or pay a dividend unless the value of its assets as certified by its approved actuary, exceeds its liabilities (as so certified) by the greater of its margin of solvency and its ECR and the amount of any such dividend shall not exceed that excess.
FWD Life (Bermuda) is prohibited from declaring or paying any dividends during any financial year if it is, or by virtue of paying such dividends would be, in breach of its applicable solvency margins, enhanced capital requirements or liquidity ratio. If FWD Life (Bermuda) fails to meet its applicable solvency margins or liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.
Also, FWD Life (Bermuda) shall not declare or pay a dividend to any person other than a policyholder unless the value of the assets of its long-term business fund, as certified by the insurer’s approved actuary, exceeds the extent (as so certified) of the liabilities of the insurer’s long-term business; and the amount of any such dividend shall not exceed the aggregate of:
(i)
that excess; and

(ii)
any other funds properly available for the payment of dividend.

Further, FWD Life (Bermuda) shall not in any financial year pay dividends which would exceed 25% of its total statutory capital and surplus, as shown on its statutory balance sheet in relation to the previous financial year, unless: at least seven days before payment of those dividends it files with the BMA an affidavit signed by: (a) at least two directors of the insurer (one of whom must be a director resident in Bermuda if the insurer has a director so resident), and (b) the insurer’s principal representative in Bermuda, which states that in the opinion of those signing, declaration of those dividends has not caused the insurer to fail to meet its relevant margin.
The restrictions on declaring or paying dividends or distributions under the Bermuda Insurance Act are in addition to the solvency requirements under the Companies Act 1981 which restrict Bermuda companies from declaring or paying a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than its liabilities.
Laws and Regulations Relating to the Group’s Business and Operations in the Cayman Islands
Overview
The below are our principal Group entities domiciled in the Cayman Islands:
(i)
our company;

(ii)
FL;

(iii)
FGL; and

(iv)
FWD Reinsurance.

As entities domiciled in the Cayman Islands, each of the above entities will have obligations under the laws of Cayman Islands. However, FWD Reinsurance is also licensed as a Class B Insurer by the Cayman Islands Monetary Authority (“CIMA”) under the Insurance Act (as amended) of the Cayman Islands (“Insurance Act”), and material regulatory obligations in relation to the license apply to FWD Reinsurance.

Licensing requirements
An insurance business must not be carried on in or from the Cayman Islands without a valid license. FWD Reinsurance is licensed by CIMA as a Class B Insurer under the Insurance Act. A Class B license allows the holder to carry on insurance business, other than domestic insurance business in the Cayman Islands, of which:
(i)
at least 95% of the net premiums written will originate from the insurer’s related business;

(ii)
over 50% of the net premiums written will originate from the insurer’s related business; or

(iii)
50% or less of the net premiums written will originate from the insurer’s related business.

FWD Reinsurance holds a Class B (iii) license under the Insurance Act. A Class B (iii) license requires that 50% or less of the net premiums written will originate from the insurer’s related business.
Capital requirements
FWD Reinsurance must meet the minimum capital requirements and the prescribed capital requirements under the Insurance (Capital and Solvency) (Classes B, C and D Insurers) Regulations, 2012 of the Cayman Islands. FWD Reinsurance must also have an established risk management framework that is appropriate for the size and complexity of FWD Reinsurance and the nature of its risk exposures.
The capital requirement for Class B (iii) licensees are as follows:
(i)
General: minimum capital requirement of US$200,000 and prescribed capital requirement of 15% of Net Earned Premium (“NEP”) on the first US$5,000,000, 7.5% on additional NEP of up to US$20,000,000 and 5% on additional NEP in excess of US$20,000,000.

(ii)
Long-term: minimum capital requirement of US$400,000 and a prescribed capital requirement that is equal to the minimum capital requirement.

(iii)
Composite: minimum capital requirement of US$600,000 and a prescribed capital requirement which is an aggregate of the amount required to support the general business plus the minimum capital requirement.

FWD Reinsurance operates as a segregated portfolio company (“SPC”). FWD Reinsurance, as a single legal entity, must maintain the minimum net worth requirements under the Insurance Act. To ensure the viability of the SPC, CIMA expects each individual segregated portfolio will be solvent in its own right. In respect of each segregated portfolio, FWD Reinsurance must:
(i)
meet the prescribed margin of solvency;

(ii)
file annual returns with CIMA; and

(iii)
the annual returns in respect of each segregated portfolio must be prepared using the same financial year.

CIMA reporting requirements
An annual return must be filed within 6 months after the financial year end of FWD Reinsurance.
Fit and proper directors and controllers
FWD Reinsurance must be controlled and managed by persons that CIMA regards as fit and proper. FWD Reinsurance must have a minimum of two executive directors. Any change in directors, officers and managers of FWD Reinsurance must be pre-approved by CIMA.
Any direct or indirect change of control of FWD Reinsurance must have the pre-approval of CIMA.

Business conduct requirements
FWD Reinsurance must comply with CIMA’s expectations in connection with the conduct of its business. This includes having regard to guidance in connection with outsourcing, corporate governance, record keeping, cybersecurity, marketing, internal controls, reinsurance and business continuity management.
FWD Reinsurance may only carry out its business in accordance with the business plan submitted to CIMA. Any changes to the business plan must have the prior written approval of CIMA.
Anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions compliance
All Cayman entities must ensure that they comply with the financial sanctions applicable in the Cayman Islands. The Government of the United Kingdom passes Orders in Council implementing United Nations, European Union and United Kingdom sanctions and extending such sanctions to its Overseas Territories through Overseas Orders in Council, including the Cayman Islands. The Cayman Islands Financial Reporting Authority (“FRA”) administers and coordinates the implementation of financial sanctions in the Cayman Islands.
If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the business combination partner of a financial sanction target and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the FRA, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the business combination partner of a financial sanction target; or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
FWD Reinsurance must comply with the Cayman Islands anti-money laundering, counter-terrorist financing and proliferation financing regime. This includes having procedures in place that are consistent with such regime and having an Anti-Money Laundering Compliance Officer, Money Laundering Reporting Officer and Deputy Money Laundering Reporting Officer appointed. The roles of these officers must be fulfilled by suitable individuals at managerial level, with suitable qualifications, experience and resources. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.
Data protection requirements
All Cayman Islands entities that are controlling personal data will be subject to the Data Protection Act (as amended) (“DPA”). The DPA will apply irrespective of the location of the data subject. The DPA is based on eight data principles including fair and lawful use, purpose limitation, data minimization, data accuracy, storage limitation, respect for the individual’s rights, security and international transfer of data. Any personal data controlled by Cayman Islands entities must be undertaken in accordance with the DPA.
Economic substance
The Cayman Islands Economic Substance Act (as amended) (“ES Act”) requires “relevant entities” carrying on a “relevant activity” to meet prescribed economic substance requirements. A Cayman company that is tax resident outside of the Cayman Islands is not a “relevant entity.” Companies must annually notify their registered office of their classification under the ES Act, including if they are tax resident outside of the Cayman Islands. If they are tax residents outside the Cayman Islands, or are carrying on a relevant activity, they must file an annual report with the Tax Information Authority.

MANAGEMENT
Directors and Executive Officers
The following table sets forth certain information relating to our directors and executive officers as of the date of this prospectus.
Name	Age	Position/Title
Directors
Ronald Arculli	82	Chairman and Non-Executive Director
Huynh Thanh Phong	55	Group Chief Executive Officer and Executive Director
Li Tzar Kai, Richard	55	Executive Director
Yijia Tiong	37	Independent Non-Executive Director
Chung Kit Hung, Martina	63	Independent Non-Executive Director
Dirk Sluimers	68	Independent Non-Executive Director
John Baird	52	Independent Non-Executive Director
Guido Fürer	58	Non-Executive Director
Walter Kielholz	70	Non-Executive Director
Kyoko Hattori	47	Independent Non-Executive Director
Si-Hang Ma, Frederick	69	Independent Non-Executive Director
Executive Officers
Jon Nielsen	49	Managing Director and Group Chief Financial Officer
Simeon Preston	51	Managing Director and Group Chief Operating Officer
Binayak Dutta	48	Managing Director, Emerging Markets and Group Chief Distribution Officer
Lau Chi Kin, Ken	54	Managing Director, Greater China, and Chief Executive Officer, Hong Kong
Boon-Kee Tan	49	Group Chief Strategy and Business Officer
Lee Murphy	57	Group Chief Human Resources Officer
Peter Grimes	62	Regional Chief Executive Officer, Thailand and Cambodia
Hideki Yamagishi	54	Chief Executive Officer, Japan
David Korunić	55	Chief Executive Officer, Thailand
Directors
The Honorable Ronald Arculli, GBM, CVO, GBS, Officer of the Order of the British Empire (“OBE”), JP, has served as our Chairman and Non-Executive Director since May 2021. Mr. Arculli has also served as Chairman and Non-Executive Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2013 and FWD Management Holdings Limited since May 2021. He has been a Senior Partner of King & Wood Mallesons in Hong Kong since 2012 and was previously a founding partner of Arculli & Associates. He is also a Non-Executive Director of HKR International Limited, Sino Hotels (Holdings) Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited, and of HK Electric Investments Limited, all of which are listed on the Stock Exchange of Hong Kong Limited, and HK Electric Investments Manager Limited. Mr. Arculli has a long and distinguished record of public service, serving on the Executive Council of the HKSAR Government as a Non-Official Member from November 2005 to June 2012 and later as Convenor of the Non-Official Members from October 2011 to June 2012. He was a member of the Legislative Council of Hong Kong from 1998 to 2000, the former Chairman of Hong Kong Exchanges and Clearing Limited from 2006 to 2012 and of The Hong Kong Jockey Club from 2002 to 2006. He also served as a Vice-Chair of the Trustees of the International Financial Reporting Standards Foundation (the “IFRS Foundation”), the supervisory body of the International Accounting Standards Board, from 2015 to 2017 and as Trustee and Director from 2012 to 2017. From 2010 to 2012, he was Chairman and in 2010, Vice Chairman and Board Member of The World Federation of Exchanges. In 2000, he succeeded His Royal Highness, the Duke of Edinburgh, as Chairman of The International Award Association, a position he held until November 2007. He has served on many commissions and boards, including the Board of Governors of the London Business School. In 2005, the City University of Hong Kong conferred on Mr. Arculli an Honorary Degree of Doctor of Social Sciences. In 2010, the Hong Kong University of Science and Technology conferred on him an Honorary Degree of Doctor of Laws. Mr. Arculli was called to the English and Hong Kong Bars and is a solicitor qualified in England and Wales and in Hong Kong.
Huynh Thanh Phong has served as an Executive Director since May 2021 and is our Group Chief Executive Officer, having served as Group Chief Executive Officer and Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2014. He also holds various positions on the boards of certain other companies in our Group. Mr. Huynh leads our regional operations and strategic development and is an insurance professional with more than 30 years of experience in the insurance industry, covering North America, Asia and the Middle East. Previously, he worked with Argyle Street Management, a Hong Kong-based investment fund, in an advisory role from 2013 to 2014. From 2010 to 2013, Mr. Huynh was Regional Chief Executive for American International Assurance Company Limited (“AIA”), responsible for leading its business operations in Singapore, Indonesia, Malaysia, Vietnam, India, Thailand and Sri Lanka. From 2009 to 2010, he served as Executive Vice President for Insurance at Fullerton Financial Holdings, a wholly owned subsidiary of Temasek Holdings, where he was responsible for building the life insurance business in Indonesia, Malaysia, Vietnam, China, India, Pakistan and the Middle East. He also worked for 12 years at Prudential plc, where he held a number of senior level positions including the founding Chief Executive Officer of Prudential Vietnam and Managing Director for Prudential Corporation Asia, responsible for managing its operations in East Asia, Southeast Asia, and the Middle East. He started his career in Canada with Crown Life, moved to Manulife Financial, where he was appointed as Manulife’s Appointed Actuary for the Greater China Region in 1992. Mr. Huynh is a qualified actuary and a fellow of the Society of Actuaries (USA). He was awarded the title of Officer of the Order of the British Empire by Queen Elizabeth II in 2005 in recognition of his contribution in promoting UK financial services in Vietnam. Mr. Huynh graduated in 1986 with a Bachelor of Science degree from the University of Alberta, Canada.
Li Tzar Kai, Richard has served as our Executive Director since November 2020. Mr. Li has also served as a Director on the boards of our subsidiaries, FWD Group Limited and FWD Limited since November 2020. Mr. Li is the founder and serves as the Chairman of PCG. Mr. Li founded PCG in 1993 to invest in the financial services, technology, media & telecommunications and property industries. Presently, Mr. Li is the Executive Director and Chairman of PCCW Limited, an information and communications technology company that PCG acquired in 1999. He is also the Executive Chairman and an Executive Director of HKT Limited, a telecommunications company that PCCW acquired in 2000. He also serves as Chairman and Executive Director of Pacific Century Regional Developments Limited and as Executive Director of Pacific Century Premium Developments Limited. In 2010, he acquired the asset management business of AIG through PCG, which was subsequently renamed as PineBridge Investments. Mr. Li is a member of the Center for Strategic and International Studies’ International Councillors Group in Washington, D.C. He was awarded the Lifetime Achievement Award by the Cable & Satellite Broadcasting Association of Asia in November 2011.
Yijia Tiong has served as our Independent Non-Executive Director since May 2021. Ms. Tiong has been the Chief Strategy Officer at Ming Pao Newspapers Limited, a Hong Kong-based newspaper publication, since 2017. She has extensive experience in business development, sales and marketing, media operations and corporate management. She also serves on the boards of various other companies, including as an Executive Director of Media Chinese International Limited and a Director of Ming Pao Holdings Limited and WAW Creation Limited (formerly known as MCIL Digital Limited). She graduated from the University of Melbourne with a Bachelor of Arts degree in Art History and Politics and a Bachelor of Commerce degree in Economics and Management in 2007.
Chung Kit Hung, Martina was appointed to our board in October 2020 and serves as our Independent Non-Executive Director. She has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2013. She also holds directorships in companies affiliated with, or in, our Group, including FWD Financial Services Pte. Ltd., FWD Group Management Holdings Limited and FWD Management Holdings Limited. Previously, Ms. Chung served as a Director of PCGI Limited and FWD Pension Trust Limited. Ms. Chung’s experience in the Asian life insurance industry spans more than three decades. She joined PCG in October 2011 and was responsible for business development and strategy as its

Executive Vice President, Business Development. Prior to joining PCG, Ms. Chung spent 21 years with AIA, where she held a number of management positions, including as Head of Group Corporate Planning, executive oversight for Finance & Actuarial and Group Chief Actuary. She was also a member of the AIA Executive Committee. Ms. Chung is a Fellow of both the Society of Actuaries (United States) and the Canadian Institute of Actuaries. She graduated from the University of Toronto with a Bachelor of Arts degree in 1980.
Dirk Sluimers has served as our Independent Non-Executive Director since May 2021. He has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2016 and of FWD Management Holdings Limited since May 2021. From 2008 to 2016, he was the Chief Executive Officer of APG Group, which provides asset management, administration and fiduciary services for pension funds. Between 2016 and 2021, he was an Extraordinary State Councilor for the Council of State, which is the main advisory body of the Dutch government under chairmanship of King Willem Alexander of the Netherlands. Mr. Sluimers also serves as Chairman of the Supervisory Board of Euronext NV, Chairman of the Supervisory Board of NIBC Bank and a member of the Supervisory Board of AkzoNobel NV. Mr. Sluimers is a member of the Advisory Boards of Quore Capital, Hemingway Corporate Finance and Spencer Stuart Executive Search. Additionally, he is an advisor to Hakluyt & Company. He currently serves on a number of cultural and educational boards, including as a member of the Board of Governors of the State Academy for Finance and Economics, Trustee of the Erasmus University Trust Fund and Chairman of the Thorbecke Fund. In September 2017, he was appointed to the Electoral Committee of the Conservative Liberal Party in the Netherlands, having previously served in this committee for the elections in 2010 and 2012. From 2003 to 2008, Mr. Sluimers was Chairman of the board of directors and Chief Financial Officer of ABP, the pension fund. Between 1991 and 2003, he held various positions at the Dutch Ministry of Finance, including as Director General of the Budget. Between 1987 and 1991, he was Deputy Director General at the Ministry of Public Health, and from 1979 to 1987, he held senior positions at the Ministry of Social Affairs and the Ministry of Finance. Previously, he was also a member of the Supervisory Boards of Atradius NV, Fokker NV, the National Investment Bank NV, IT servicer Inter Access NV and ABP Insurance NV. He has also served on the Board of Trustees of the IFRS Foundation, the supervisory body of the International Accounting Standards Board and the Advisory Board of Rabobank. He was also the Chairman of the Board of Governors of the Postgraduate Programme for Treasury Management at the University of Amsterdam. He studied economics at Erasmus University Rotterdam and also read politics at the University of Amsterdam. Mr. Sluimers is an Officer in the Order of Orange Nassau.
The Honourable John Baird, P.C. has served as our Independent Non-Executive Director since September 2021. He has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2015. Mr. Baird is also a Director of our affiliated company, PineBridge Investments. Mr. Baird is a former Senior Cabinet Minister in the Government of Canada and serves as a Senior Advisor to various enterprises. A figure in bilateral trade and investment relationships, Mr. Baird has played a leading role in the Canada-China dialogue and worked to build ties with ASEAN countries. A native of Ottawa, Canada, Mr. Baird spent three terms as a member of Parliament and four years as Minister of Foreign Affairs. He also served as President of the Treasury Board, Minister of the Environment, Minister of Transport and Infrastructure, and Leader of the Government in the House of Commons. In 2010, Mr. Baird was selected by the Ministers of Parliament from all parties as Parliamentarian of the Year. Prior to entering federal politics, Mr. Baird spent ten years in the Ontario Legislature where he served as Minister of Community and Social Services, Minister of Energy, and Government House Leader. Mr. Baird has served as a Senior Business Advisor with Bennett Jones LLP, a Canadian law firm, since 2015, and the President of Grantham Finchley Consulting Inc., a personal professional corporation, since 2015. In addition, Mr. Baird holds positions on the advisory board of Barrick Gold Corp. and corporate boards of Canadian Pacific, Canadian Forest Products (Canfor) where he serves as chair and Osisko Gold Royalties Ltd. He serves as a Senior Advisor at Eurasia Group, a global political risk consultancy. Mr. Baird also volunteers his time with Community Living Ontario, an organization that supports individuals with developmental disabilities, the Prince’s Trust Canada, the charitable office of His Royal Highness, The Prince of Wales, and is a board member of the Friends of Israel Initiative. Mr. Baird graduated in 1992 with an Honors Bachelor of Arts in Political Studies, and holds an Honorary Doctor of Laws, from Queen’s University at Kingston.

Guido Fürer has served as our Non-Executive Director since September 2021. He has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2018. Mr. Fürer is a member of the Group Executive Committee at Swiss Re. As Group Chief Investment Officer and Head of Asset Management, he is responsible for Swiss Re’s Global Asset Management. Since 2019, he has been Swiss Re’s Country President Switzerland and Chairman of the Swiss Re Strategic Council plus serves on the board of directors of Swiss Re America Holding Company. Mr. Fürer is a co-founder and steering board member of the United Nations enabled Net-Zero Asset Owner Alliance and represents Swiss Re at the World Bank’s Global Infrastructure Investment Facility and the WEF’s Global Agenda Council. He is engaged in the global dialogue on long-term investing, regularly interacting with policy makers and private sector participants, as well as with institutions such as the IIF, OECD and G20, among others. Previously, Mr. Fürer was Head of Swiss Re’s CIO Office and Chief Investment Officer for the Business Unit Reinsurance. Prior to these roles, he worked for Swiss Re Capital Partners and the New Markets Division. Prior to joining Swiss Re in 1997, he held positions at Swiss Bank Corporation/O’Connor & Associates in option trading and at its Capital Market division in Chicago, New York, London and Zurich. Mr. Fürer graduated summa cum laude with a Master’s degree in Economics in 1987, and holds a PhD in Financial Risk Management from the University of Zurich, as well as an Executive MBA from INSEAD.
Walter Kielholz has served as our Non-Executive Director since September 2021. Mr. Kielholz is an Honorary Chairman of Swiss Re group since April 2021. After graduating in finance and accounting, he began his career at General Reinsurance Corporation, Zurich, in 1976. In 1986 he joined Credit Suisse, where he was responsible for banking relationships with large insurance groups. He joined reinsurer Swiss Re in 1989, becoming an Executive Board member in 1993, and served as Swiss Re’s Chief Executive Officer from 1997 to 2002. He was Vice Chairman of Swiss Re’s board from 2003 and served as Chairman from 2009 until April 2021, where he took up his present honorary role. He has served on a number of Swiss Re committees throughout his long and distinguished career at Swiss Re, including the Audit & Risk Committees, Underwriting and Reserving committees, and the Chairman’s and Governance Committee. Mr Kielholz’s positions outside of Swiss Re include tenure on the board of Credit Suisse (1999 to 2005, Chairman from 2003 to 2009). He has been elected to the International Insurance Society’s Hall of Fame. Mr. Kielholz graduated in 1975 with a Business Finance and Accounting degree from the University of St. Gallen, Switzerland.
Kyoko Hattori has served as our Independent Non-Executive Director since September 2021. She has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since 2017, and FWD Life Japan, since December 2017. She is also a member of the Compensation Committee of FWD Group Limited and FWD Limited. Ms. Hattori holds the position of Regional Director at Phillips Auctioneers Limited in Japan. She started their Tokyo office in 2016 and is responsible for the management of client relationships and development of the collector base. Prior to that, from 2013 to 2015, Ms. Hattori was a Consultant at Spencer Stuart & Associates, where she led executive searches for both Japanese and global clients in the consumer industry. Between 2004 and 2013, she rose from Associate to Director at Aetos Japan, where she was in charge of deal origination and management of client relationships and transactions including hard assets, non-performing loans and mergers & acquisitions, with a focus on Japanese and foreign financial institutions, and spearheading the company’s marketing efforts. From 2002 to 2004, she worked at Space Design, a property developer, as a Manager and subsequently an Executive Officer, overseeing their business planning, marketing and project management. Ms. Hattori started her career in 1998 with a four-year stint as a business analyst and an associate at McKinsey & Company, providing consulting services to clients in the banking, insurance, pharmaceutical and FMCG industries. She graduated from University of Tokyo with a degree in economics in 1998.
Professor Si-Hang Ma, Frederick, GBS, JP, has served as our Independent Non-Executive Director since September 2021. He has also served as a Director of our subsidiaries, FWD Group Limited and FWD Limited, since December 2013. Professor Ma held different senior positions at various local and overseas banks, financial institutions and companies, including Chase Manhattan Bank, Royal Bank of Canada Dominion Securities, JP Morgan Chase, Kumagai Gumi (HK) Limited and Pacific Century Cyberworks Limited. In 2002, he joined the Hong Kong Government as the Secretary for Financial Services and the Treasury and assumed the post of Secretary for Commerce and Economic Development in 2007. In October 2008, he was appointed as an Honorary Professor of the School of Economics and Finance at the University of Hong Kong. In July 2009, Professor Ma was appointed as a Member of the International Advisory Council of China Investment Corporation. In December 2011, he was appointed as a Permanent Honourable

President of Hong Kong Special Schools Council. In 2013, he was appointed as a member of Global Advisory Council of the Bank of America, as an Honorary Professor of the Faculty of Business Administration at the Chinese University of Hong Kong and as a member of the Board of Governors of Lui Che Woo Prize Limited. In April 2017, he was appointed as the Council Chairman of The Education University of Hong Kong. In March 2018, he was appointed as a member of the Chief Executive’s Council of Advisers on Innovation and Strategic Development. In July 2019, he was appointed as a member of International Advisory Council of Investcorp. He also serves as an Independent Non-Executive Director of COSCO Shipping Holdings Co., Ltd. and Guangshen Railway Company Limited and New York Stock Exchange Listed HH&L Acquisition Co. and New Frontier Health Corporation. Previously, he was the Chairman and Non-Executive Director of MTR Corporation Limited, a Non-Executive Director of Husky Energy Inc. and COFCO Corporation and an Independent Non-Executive Director of Agricultural Bank of China Limited. Professor Ma graduated with a Bachelor of Arts (Honours) degree from the University of Hong Kong in 1973, majoring in economics and history.
Officers
Jon Nielsen has served as our Managing Director and Group Chief Financial Officer of FWD Group since October 2019. He heads our finance, investment and governance functions, overseeing its financial direction and strategy. He also serves as a Director on the boards of FWD Life Japan and FWD Management Holdings Limited, as well as holding director positions on the boards of various other companies in our Group. Mr. Nielsen has 24 years of insurance industry experience, with 15 years of experience in Asia, bringing extensive international and regional experience from within the insurance sector, undertaking senior financial management positions at both group and regional leadership levels. Prior to joining us, Mr. Nielsen was the Group Chief Risk Officer and a member of the Group Executive Committee, overseeing the group’s risk and compliance functions for AIA. Previously, he served as Regional Chief Financial Officer at AIA, as a listed company. Mr. Nielsen also held a number of senior roles at AIG in New York, Allianz in Munich, and Deloitte & Touche in the US and Hong Kong. Mr. Nielsen graduated with a Bachelor of Science in Business Administration degree in 1995 and holds a Master of Professional Accountancy, both from the University of Nebraska — Lincoln.
Simeon Preston has served as our Managing Director and Group Chief Operating Officer since March 2020. He leads our customer, brand and marketing, operations, product propositions, digital and data, technology, innovation and transformation teams. He also serves as the Chairman and Director of Valdimir Pte. Ltd., as well as holding director positions on the boards of various other companies in our Group. He has over 20 years of experience in growth markets with over 15 years of insurance experience in Asia. Prior to joining us, Mr. Preston held the position of Chief Executive Officer, International Markets for Bupa where he led the business’ operations in Asia, Middle East and most of the Americas. Previously, he was Group Chief Operations Officer for AIA. Mr. Preston graduated with a Bachelor of Science degree in Geography from the London School of Economics in 1991 and holds a Master of Science degree in Geographic Information Systems from Leicester University, Master of Science degree in Transportation Policy and Planning from the University of Newcastle-upon-Tyne and a Master of Business Administration degree from INSEAD.
Binayak Dutta joined the Group as Group Chief Distribution Officer in November 2016 and has been in his current role since February 2018 as our Managing Director, Emerging Markets and Group Chief Distribution Officer. He oversees our life insurance companies in Emerging Markets as well as the growth and development of our distribution channels across our Group. He has over 20 years of experience in the insurance industry in Asia. He holds various board positions within our Group, including in Indonesia, Malaysia, Singapore and Vietnam. Prior to joining us, he served as the Chief Executive Officer of Prudential Life Assurance (Thailand) Public Company Limited and has a track record in leading multi-national insurers through diverse phases from start-up to acquisition, merger and realignment. Mr. Dutta graduated with a Bachelor of Economics degree from Jadavpur University in 1994 and holds a Master of Business Management degree from the Institute of Management Technology in India.
Lau Chi Kin, Ken has served as the Managing Director of Greater China and Chief Executive Officer, Hong Kong & Macau, since March 2018. He manages our business in Hong Kong and Macau, spearheading a technology-driven, customer-led strategy, and is responsible for driving our expansion plans into Greater

China. Mr. Lau has more than 30 years of experience in the insurance industry in Asia, having held a number of senior management positions, including as the Chief Executive Officer of Union Life and as President of Ping An Life in China. Mr. Lau graduated from the University of Hong Kong with a Bachelor of Science degree in 1989 and is a Fellow of the Society of Actuaries.
Boon-Kee Tan has served as our Group Chief Strategy and Business Officer since April 2019. She has also been a sponsor of the Mergers & Acquisition Committee of the Group. Ms. Tan is responsible for our Group’s strategy, mergers and acquisitions, performance management and new business model rollout in Asia. She also oversees our Group’s environmental, social and governance (ESG) initiatives, harnessing our core business interests to promote sustainability and financial empowerment across the region. Ms. Tan has a financial services track record spanning more than 20 years. Prior to joining us, she served in various senior management positions in the Asia Pacific offices of Goldman Sachs and Deutsche Bank AG. Ms. Tan graduated with a degree of Bachelor of Accountancy in 1994 and holds a Master of Business Administration degree, both from Nanyang Technological University in Singapore.
Lee Murphy has served as our Group Chief Human Resources Officer since July 2020 and leads our People, Organization and Human Resources strategy, driving a well-being strategy to foster a caring and performance driven culture across the Group. Mr. Murphy has more than 20 years of international experience in the human resources industry — gained from leading diverse teams across Asia Pacific, Europe and the Americas with companies including Google, Microsoft and Nokia. Mr. Murphy has broad experience across a range of industries including transformational, leadership coaching, talent management, inclusion and diversity and organizational development initiatives. Mr. Murphy holds a Master’s in Business Employment Relations from the University of Technology Sydney.
Peter Grimes has served as Regional Chief Executive Officer, Thailand and Cambodia since January 2020 and is responsible for driving growth and providing leadership oversight for Thailand and Cambodia. Previously, Mr. Grimes was the Executive Director, President and Chief Executive Officer of FWD Life Insurance Corporation from November 2014 to December 2019 and was responsible for growing our business in the Philippines under his leadership. Mr. Grimes is also a Director of FWD Life Insurance (Cambodia) Plc., Ultimate Cosmos Limited, Enterprise Innovation Holdings Limited, OGS (II) Limited, OGS (I) Limited and Future Radiance Limited. Mr. Grimes has well over 20 years of experience in the insurance industry in Asia. Formerly, Mr. Grimes held various senior positions at Prudential including the President and Chief Executive Officer at Prudential in the Philippines.
Hideki Yamagishi has served as our Chief Executive Officer for FWD Life Japan since January 2021. Mr. Yamagishi has more than two decades of management and leadership experience in the Japan financial services industry. Previously, Mr. Yamagishi was the Chief Executive Officer, Japan for NFC Holdings, a JASDAQ-listed company providing insurance agency and brokerage services from September 2009 to August 2020. During his tenure at NFC Holdings, he supported the company with its initial public offering and its mergers and acquisitions and integration strategies. Mr. Yamagishi is a diploma graduate of international business from Kanda Institute of Foreign Language in Japan in 1987.
David Korunić has served as the Chief Executive Officer of FWD Life Insurance Public Company Limited since October 2020 and joined the FWD Group in July 2019. He is a qualified Chartered Accountant who has over 30 years’ experience in the life insurance industry in Asia. Previous roles include various country and regional financial controller roles and country CFO and CEO roles including with Manulife from December 1989 to February 1997, Allianz from February 1997 to November 2003, Prudential Corporation Asia from November 2003 to August 2004, AXA from August 2004 to December 2018 and SCB Life Assurance Public Company Limited, now amalgamated with FWD Life Insurance Public Company Limited, from September 2019 to October 2020. Mr. Korunić received a Bachelor of Commerce degree from University of Canterbury, New Zealand in 1986.
Board of Directors
Our board of directors consists of 11 directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract or any proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director has declared the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first considered if he knows his interest then exists, or in any other case at the first meeting of the board after he knows he is or has become so interested, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.
In connection with our adoption of the Class A ordinary shares and Class B ordinary shares structure, we have undertaken to the HKIA that our board of directors shall comprise: (a) at the time of our listing, 11 directors, of which six shall be independent non-executive directors; (b) within 12 months following completion of our listing, 13 directors, of which seven shall be independent non-executive directors; and (c) within 36 months following completion of our listing, 13 directors, of which ten shall be independent non-executive directors.
Duties of Directors
Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek relief, for example by way of derivative action or by petitioning to wind up the company on just and equitable grounds, if a duty owed by our directors is breached.
The functions and powers of our board of directors include, among others:
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conducting and managing the business of our company;

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representing our company in contracts and deals;

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appointing attorneys for our company;

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selecting senior management such as managing directors and executive directors;

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providing employee benefits and pension;

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managing our company’s finance and bank accounts;

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exercising the borrowing powers of our company and mortgaging the property of our company; and

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exercising any other powers conferred by the shareholders meetings or under our memorandum and articles of association, as amended and restated from time to time.

Terms of Directors and Executive Officers
Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to our current memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term as provided in the written agreement with our company, if any. A director will cease to be a director if, among other things, the director (i) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from board meetings for three consecutive meetings of the board of directors and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.
Implications of Being a Controlled Company and a Foreign Private Issuer
We are a “controlled company” as defined under the rules of the NYSE because Mr. Li holds more than 50% of the aggregate voting power of our company and will continue to do so following the completion of this offering. Under the rules of the NYSE, a “controlled company” may elect not to comply with certain corporate governance requirements.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, as amended, and, as such, we are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to NYSE corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Board Committees
Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. We have adopted a charter for each of the committees. Each committee’s members and functions are described below. Additionally, a foreign private issuer listed on the NYSE is allowed to follow home country practices in lieu of certain NYSE corporate governance standards. As per the NYSE corporate governance standards, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements and the committee composition requirements. Subject to our undertakings to the HKIA (details of which are set out below), we intend to rely on the phase-in schedules under the U.S. securities rules and NYSE corporate governance standards with respect to the composition of our Audit Committee. For our other board committees and corporate governance, we intend to follow home country practices in lieu of the below NYSE corporate governance standards:
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that a majority of our board of directors be independent;

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that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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that director nominees are selected, or recommended for selection by our board of directors, by a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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that our board of directors hold regularly scheduled meetings of only the independent directors (executive sessions); and

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that we obtain prior shareholder approval when required to adopt or amend equity compensation plans.

Audit Committee
Our audit committee consists of Professor Si-Hang Ma, Frederick, Mr. Dirk Sluimers, Ms. Chung Kit Hung, Martina, Ms. Yijia Tiong and Mr. Walter Kielholz, and Professor Si-Hang Ma, Frederick is the chairperson of our audit committee. Professor Si-Hang Ma, Frederick satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Professor Si-Hang Ma, Frederick, Mr. Dirk Sluimers, Ms. Chung Kit Hung, Martina, and Ms. Yijia Tiong satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. In connection with our adoption of the Class A ordinary shares and Class B ordinary shares structure, we have undertaken to the HKIA that independent non-executive directors of our company shall comprise at least a majority of the audit committee subject to compliance with the NYSE corporate governance standards.
The audit committee will be responsible for, among other things:
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appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

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reviewing with the independent auditors any audit problems or difficulties and management’s responses to such matters;

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discussing the annual audited financial statements with management and the independent auditors;

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reviewing the adequacy and effectiveness of our internal controls, any actions taken in light of any material control deficiencies and any steps taken to monitor and control major financial risk exposures;

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reviewing and approving proposed related party transactions;

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meeting separately and periodically with management and the independent auditors; and

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monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee
Our compensation committee consists of Ms. Chung Kit Hung, Martina, Mr. Ronald Arculli, Mr. Guido Fürer, Ms. Kyoko Hattori, Ms. Yijia Tiong and Mr. Li Tzar Kai, Richard, and Ms. Chung Kit Hung, Martina is the chairperson of our compensation committee.
Our compensation committee will be responsible for, among other things:
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reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

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reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

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reviewing periodically and recommending to the board for its approval, any incentive compensation or equity plans, programs or similar arrangements; and

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selecting any compensation consultants, legal counsels or other advisers.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. John Baird, Ms. Yijia Tiong, Ms. Kyoko Hattori, Mr. Walter Kielholz and Mr. Ronald Arculli, and Mr. John Baird is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is expected to be responsible for, among other things:
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recommending to the board nominees for election by the shareholders or appointment by the board;

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reviewing periodically with the board the current composition of the board with regards to characteristics such as independence, knowledge, experience and diversity;

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making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

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advising the board periodically with regards to significant developments in corporate governance.

Risk Committee
The board is primarily responsible for overseeing the formulation and implementation of our investment strategies. The board has established two management committees, the investment committee (the “Investment Committee”) and the asset and liability management committee (the “ALMCO”), to oversee our investment activities. The Investment Committee and the ALMCO are under the oversight of the risk committee established by the board (the “Risk Committee”), which provides oversight of our risk management framework. The Investment Committee approves investment management strategies and delegates authority to our Business Units to carry out relevant activities in line with our risk appetite. The Investment Committee and the ALMCO are required to report all significant risks and issues identified in performing their duties to the Risk Committee. Our investment function works closely with our actuaries, finance and risk management functions to manage and balance our asset portfolio within the tolerance and limits set by our Risk Committee in the strategic asset allocation framework and the tactical asset allocation framework. Investment decisions are made by the investment function and asset managers within our defined and approved investment policies and guidelines. We generally only invest in assets included in our permissible asset universe. The general assessment of assets to be included in the permissible asset universe is performed by the investment and risk management functions and needs to be approved by the ALMCO or the Risk Committee.
The Risk Committee of the board has primary responsibility for overseeing the investment of all our assets (other than operating assets) within the risk guidelines set by the board. To meet our investment objectives, the Risk Committee reviews and approves our investment strategy, permissible asset universe and asset allocation frameworks. The Risk Committee is comprised of five non-executive directors, including at least one independent non-executive director. In connection with our adoption of the Class A ordinary shares and Class B ordinary shares structure, we have undertaken to the HKIA that within 12 months following our listing, independent non-executive directors of our company shall comprise a majority of our Risk Committee.
Compensation of Directors and Executive Officers
The aggregate compensation, including share-based compensation, paid by us to our executive officers and directors for the year ended December 31, 2020, was US$37 million. This amount includes US$162,446 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.
For further information regarding share awards granted to our directors and executive officers, see “— Equity Incentive Plans.” In addition to equity granted under our equity incentive plans, we have granted 1,143,750 restricted stock units to Huynh Thanh Phong and Ronald Arculli pursuant to their respective service agreements with the company of which 181,250 restricted stock units remain outstanding and eligible to vest based on continued service and the achievement of performance hurdles as provided in the respective agreements.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for an indefinite or in the case of Hideki Yamagishi, renewing one-year, period subject to the executive or our giving prior written notice to terminate. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events.
Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for a maximum of 12 months (or 6 months in the case of the non-competition restrictions) following the last date of employment.
We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.
Equity Incentive Plans
Share Option and RSU Plan
On November 28, 2017 the boards of directors of FGL and FL (for the purpose of this Share Option and RSU Plan, the “boards of directors”) approved the Share Option and RSU Plan, as amended on December 5, 2018 (the “Share Option and RSU Plan”), to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The following paragraphs summarize the principal terms of the Share Option and RSU Plan.
Share Pool.   The maximum aggregate number of common shares that may be issued under the Share Option and RSU Plan is 1,145,000 FGL shares and 1,145,000 FL shares (subject to adjustment according to the below paragraph). The share pool may be “refreshed” by the boards of directors (excluding any authorized committees save as otherwise directed, authorized or approved by the boards of directors) for such number of shares as the boards of directors consider appropriate and from time to time.
Type of Awards.   The Share Option and RSU Plan permits the award of restricted stock units (“RSUs”) and stock options. The awards are granted over “stapled share units,” which is a unit comprising one share of FL and one share of FGL. Awards are typically settled by way of stapled share units, but in exceptional cases at the sole and absolute discretion of the boards of directors, they may be settled by way of a cash payment in lieu of the delivery of stapled share units.
Eligibility of participants.   The boards of directors of each of FGL and FL may, in their discretion, grant RSUs or options pursuant to the Share Option and RSU Plan to any employee, consultant and/or director of the Group holding salaried office or employment with a member of the Group who the relevant boards of directors consider, in their absolute discretion, have contributed or will contribute to the Group. The boards of directors will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant. “Group” for the purpose of the Share Option and RSU Plan means FGL and its subsidiaries or FL and its subsidiaries.
Adjustment.   In the event of a consolidation or sub-division of shares in each company whilst any award remains outstanding, the boards of directors (excluding any authorized committees save as otherwise directed, authorized or approved by the boards of directors) will make necessary corresponding adjustments to (i) in respect of options, the exercise price for each outstanding option; (ii) the maximum number of shares reserved under the Share Option and RSU Plan; and (iii) the number of FGL shares and/or FL shares relating to the outstanding awards.
Letter of Grant.   Awards granted under the Share Option and RSU Plan are evidenced by a letter of grant that sets forth the terms, conditions and limitations for each award and contain provisions requiring the participant to undertake to hold the award on the terms and conditions on which it is granted, and to agree to be bound by the terms and conditions of the Share Option and RSU Plan, the FWD share award agreement and the confidentiality / intellectual property undertaking.
Vesting Schedule.   In general, the boards of directors determine the vesting schedule, which is specified in the relevant letter of grant.
If an award holder ceases to be an eligible employee before the vesting date due to death, ill health, serious injury or disability or retirement, the unvested award will lapse in its entirety on the date that the award holder ceases to be an eligible employee, unless otherwise agreed by the boards of directors (excluding any authorized committees save as otherwise directed, authorized or approved by the boards of directors).
If an award holder ceases to be an eligible employee before the vesting date for any reason other than those specified above (for the avoidance of doubt, including, but not limited to, redundancy, resignation, his employer ceasing to be a member of the Group, misconduct and any other circumstances), his unvested award will lapse in its entirety on the date that the award holder ceases to be an eligible employee.
If an effective shareholders’ resolution is passed for the voluntary winding-up of any company, all unvested awards will immediately and automatically lapse.
Rights as a Shareholder.   An award will not carry any voting right or right to receive any dividends until the registration of the award holder in the register of members of the relevant company as the holder of the share.
Transfer Restrictions.   Except with the prior written consent of the boards of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his awards or purport to do any of the foregoing.

Termination and Amendment.   The boards of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by the boards of directors) may terminate the Share Option and RSU Plan at any time for any reason. Subject to the relevant requirements of all laws, rules and regulations, the boards of directors (excluding any authorized committees save as otherwise directed, authorized or approved by the boards of directors) may amend any of the provisions of the Share Option and RSU Plan (other than provisions relating to maximum number of shares reserved for issuance under the Share Option and RSU Plan) at any time; provided, however, no amendment to the Share Option and RSU Plan may adversely affect any right which any award holder has accrued on that date before the effective date of such resolution, except to the extent necessary to comply with applicable laws. Any amendment to the terms of a letter of grant may be made with the written consent of the boards of directors and the award holder, except (i) where the amendment would take effect automatically under the terms of the Share Option and RSU Plan or the letter of grant, (ii) such amendment is made to cause the Share Option and RSU Plan to comply with applicable law (in which case the written consent of the award holder is not required), or (iii) to correct a manifest error, provided that the amendments will be consistent with the terms of the Share Option and RSU Plan and no amendment will made if it would result in the maximum number of shares reserved for issuance under the Share Option and RSU Plan being exceeded.
Effect of Listing on the Awards.   The outstanding awards granted under the Share Option and RSU Plan will not be accelerated upon the listing and will continue to vest in accordance with the vesting schedule as set out in the letter of grant. The Share Option and RSU Plan allows for outstanding awards to be exchanged for such number of securities in an “exit vehicle” (in this case, our company) as may be determined by the boards of directors. Accordingly, to the extent that any of the outstanding awards vest after the listing of our company, such awards will be satisfied with Class A ordinary shares of our company, or if applicable, the number or fraction of ADS representing Class A ordinary shares (instead of shares of FL and FGL). Our board of directors approved the assumption of the outstanding awards by our company on August 16, 2021 and our shareholders approved the assumption of the outstanding awards by our company on October 6, 2021. An “exit event notice” will be delivered, in accordance with the terms of the Share Option and RSU Plan, to inform the award holders of the treatment of their outstanding awards.
As of the date of this prospectus, the total number of common shares underlying outstanding RSUs and share options that FGL and FL granted (or will grant, subject to ongoing filing and registration processes as described below) under the Share Option and RSU Plan is up to 600,972. Of this number, RSUs in respect of up to 4,387 shares of FL and FGL may be granted after the effective date of the listing of our company due to on-going filing and registration processes in certain jurisdictions. Other than the foregoing, no further grants will be made under the Share Option and RSU Plan after the effective date of the listing of our company.
One-Off Share Award Plan
On August 16, 2021, our board of directors approved the One-Off Share Award Plan to motivate and incentivize selected eligible persons to achieve a high valuation of our company upon the listing and to reward selected eligible persons who are instrumental to the listing process and who have shown loyalty and dedication to the Group (which, for the purpose of the One-Off Share Award Plan, also includes BRI Life). The following paragraphs summarize the principal terms of the One-Off Share Award Plan.
Effective Date and Term.   One-Off Share Award Plan will take effect on the date the following conditions are met: (i) the passing of the resolutions by our board of directors (and the shareholders, to the extent necessary under applicable law) to approve and adopt the One-Off Share Award Plan and to authorize our board of directors to grant awards pursuant to the One-Off Share Award Plan and to allot and issue Shares pursuant to the vesting of any awards; (ii) the SEC granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued pursuant to the vesting of any awards, if applicable; and (iii) the commencement of trading of the Shares on the stock exchange. The One-Off Share Award Plan will expire on the 4th anniversary of the effective date or such earlier date as the One-Off Share Award Plan is terminated at any time by our company or our board of directors for any reason.
Share Pool.   The total number of Shares in respect of awards which may be granted under the One-Off Share Award Plan must not exceed 16,700,000 Shares. Unless approved otherwise by our board of directors in accordance with this paragraph, no awards may be granted if such grant will result in the maximum number of Shares reserved for issuance under the One-Off Share Award Plan being exceeded. The share limit may be “refreshed” by our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) for such number of Shares as our board of directors considers appropriate and from time to time, subject to shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the listing rules). Awards lapsed or which have been satisfied by way of cash payment according to the terms of the One-Off Share Award Plan will not be counted for the purpose of calculating the share limit. “Shares” is defined in the One-Off Share Award Plan as the fully paid Class A ordinary shares of our company, or if applicable, the number or fraction of ADS representing a Class A ordinary share.
Type of Award/Eligibility.   Our board of directors (or its authorized committee) may grant awards in the form of RSUs to any employee, consultant or director employed or engaged by a member of the Group or PCG. Awards are typically settled by way of Shares, but in exceptional cases at the sole and absolute discretion of our board of directors, they may be settled by way of a cash payment in lieu of the delivery of Shares.
Plan Administration.   Our board of directors or a committee of one or more members of the board will administer the One-Off Share Award Plan. Our board of directors will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.
Adjustment.   In the event of an alteration in the capital structure of our company by way of a capitalization of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of our company in accordance with applicable laws (other than any alteration in the capital structure of our company as a result of an issue of Shares as consideration in a transaction to which our company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of our company), whilst any award has not vested or has vested but has not yet been satisfied, our board of directors may, in its absolute discretion, adjust the nominal value or number of Shares subject to an award and/or the maximum the number of Shares reserved for issuance under the One-Off Share Award Plan. In respect of any such adjustments, our company’s auditors or an independent financial adviser to our company (as the case may be) must confirm to our board of directors in writing that the adjustments are in their opinion fair and reasonable.
Grant Letter.   Awards granted under the One-Off Share Award Plan are evidenced by a grant letter that sets forth the terms, conditions and limitations for each award, and contain provisions requiring the eligible person to undertake to hold the award on the terms and conditions on which it is granted and agree to be bound by the One-Off Share Award Plan rules. No grant of award will be made to, nor will any grant of award be capable of acceptance by, any award holder at a time when our company and/or the award holder would or might be prohibited from dealing in the Shares by the applicable listing rules or by any other applicable laws, regulations or rules (including internal rules and policies).
Vesting Schedule.   In general, our board of directors determines the vesting schedule, which is specified in the relevant grant letter.
Termination of Employment or Service.   If an award holder gives or receives notice to terminate his employment or service with the Group or PCG before an applicable vesting date due to ill health, serious injury or disability, or retirement, or ceases to be an eligible person due to death, our board of directors will determine whether: (i) any unvested portion of the award shall continue to vest and if so, the extent to which it shall vest; and (ii) any changes shall apply to the terms and conditions of any unvested portion of the award, and if so, what those changes are. If no such determination is made by our board of directors or if our board of directors determines in its sole and absolute discretion that any unvested portion of the award shall not vest (in whole or in part), such unvested portion of the award shall lapse (in whole or in part) with effect from the date on which the award holder gives or receives notice to terminate his employment or service with the Group or PCG so as to cease to be an eligible person or in relation to death, the date the award holder ceases to be an eligible person, unless otherwise determined by our board of directors. Where an award holder is a director of the Group and his appointment as a director is terminated based on mutual agreement with the Group, our board of directors may determine that any unvested portion of the award shall continue to vest on the date(s) specified in his grant letter.

If an award holder gives or receives notice to terminate his employment or services with the Group or PCG before an applicable vesting date for any reason other than those specified above (for the avoidance of doubt, including, but not limited to resignation, misconduct, redundancy and any other circumstances), or if an award holder was employed or engaged by a member of the Group at the date of grant but transfers to a member of PCG before an applicable vesting date, any unvested portion of the award will lapse in its entirety on the date that the award holder gives or receives notice to terminate his employment or services service with the Group or PCG so as to cease to be an eligible person, unless otherwise determined by our board of directors.
Rights as a Shareholder   An award holder cannot vote or receive dividends and does not have any rights of a shareholder until the Shares subject to the award have been delivered to the award holder.
Transfer Restrictions   Except with the prior written consent of our board of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his award or purport to do any of the foregoing. If an award holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of our board of directors, the award will immediately and automatically lapse.
Cancelation.   Our board of directors may, with the consent of the award holder, cancel any awards (of part thereof) previously granted but which have not yet vested or have only partly vested and offer the award holder new awards of an equivalent value in our company under the One-Off Share Award Plan or another company pursuant to a different equity incentive plan (as applicable).
Termination and Amendment.   Our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) may terminate the One-Off Share Award Plan at any time for any reason. Our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) may amend any of the provisions of the One-Off Share Award Plan (other than provisions relating to the maximum number of Shares that may be reserved for issuance under the One-Off Share Award Plan) at any time, provided, however, no amendment to the One-Off Share Award Plan will operate to adversely affect any right which any award holder has accrued prior to such amendment, except to the extent necessary to comply with applicable laws. Any amendment to the terms of a grant letter may be made with the written consent of our board of directors and the award holder, except (i) where the amendment would take effect automatically under the terms of the One-Off Share Award Plan or the grant letter, (ii) such amendment is made to cause the One-Off Share Award Plan to comply with applicable law (in which case the written consent of the award holder is not required), or (iii) to correct a manifest error, provided that the amendments will be consistent with the terms of the One-Off Share Award Plan and no amendment will made if it would result in the maximum number of Shares reserved for issuance under the One-Off Share Award Plan being exceeded.
Non-Hong Kong tax law adjustments.   Adjustments to the terms of awards may be made to account for non-Hong Kong tax laws that apply to participants as permitted under the One-Off Share Award Plan.
Awards of up to approximately 15,600,000 RSUs (assuming maximum performance) or up to approximately 13,000,000 RSUs (assuming only target performance) are expected to be made under the One-Off Share Award Plan immediately following the listing of our company. Awards granted under the One-Off Share Award Plan are within the discretion of our board of directors, subject to limits under the plan.
Long Term Incentive Plan
On August 16, 2021, our board of directors approved the Long Term Incentive Plan to attract and retain eligible participants and promote the success of our business. The following paragraphs summarize the principal terms of the Long Term Incentive Plan.
Effective Date and Term.   The Long Term Incentive Plan will take effect on the date the following conditions are met: (i) the passing of the resolutions by our board of directors (and the shareholders, to the extent necessary under applicable law) to approve and adopt the Long Term Incentive Plan and to authorize our board of directors to grant awards pursuant to the Long Term Incentive Plan; (ii) the SEC granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued pursuant to the vesting of any awards, if applicable; and (iii) the commencement of trading of the Shares on the stock exchange. The Long Term Incentive Plan will expire on the 10th anniversary of the effective date or such earlier date as the Long Term Incentive Plan is terminated at any time by our company or our board of directors for any reason.
Share Pool.   The total number of Shares in respect of awards which may be granted under the Long Term Incentive Plan must not exceed 60,000,000 Shares. Unless approved otherwise by our board of directors in accordance with this paragraph, no awards may be granted if such grant will result in the maximum number of Shares reserved for issuance under the Long Term Incentive Plan being exceeded. Awards lapsed or which have been satisfied by way of cash payment according to the terms of the Long Term Incentive Plan will not be counted for the purpose of calculating the share limit. The share limit may be “refreshed” by our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) for such number of Shares as our board of directors considers appropriate and from time to time, subject to shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the listing rules). “Shares” is defined in the Long Term Incentive Plan as the fully paid Class A ordinary shares of our company, or if applicable, the number or fraction of ADS representing a Class A ordinary share.
Type of Awards/Eligibility.   Our board of directors may grant awards in the form of RSUs or performance share units (“PSUs”) to any employee, consultant or director employed or engaged by a member of the Group who are senior executives. Awards are typically settled by way of Shares, but in exceptional cases, at the sole and absolute discretion of our board of directors, they may be settled by way of a cash payment in lieu of the delivery of Shares.
Plan Administration.   Our board of directors or a committee of one or more members of the board will administer the Long Term Incentive Plan. Our board of directors will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.
Grant Letter.   Awards granted under the Long Term Incentive Plan are evidenced by a grant letter that sets forth the terms, conditions and limitations for each award, and contain provisions requiring the eligible person to undertake to hold the award on the terms and conditions on which it is granted and agree to be bound by the Long Term Incentive Plan rules. No grant of award will be made to, nor will any grant of award be capable of acceptance by, any award holder at a time when our company and/or the award holder would or might be prohibited from dealing in the Shares by the listing rules or by any other applicable laws, regulations or rules (including internal rules and policies).
Vesting Schedule.   In general, our board of directors determines the vesting schedule, which is specified in the relevant grant letter.
Termination of Employment or Service.   If an award holder gives or receives notice to terminate his employment or service with the Group before an applicable vesting date due to ill health, serious injury or disability, or retirement, or ceases to be an eligible person due to death any unvested portion of the award will continue to vest in accordance with the vesting date(s), unless otherwise determined by our board of directors. Our board of directors may determine whether any changes shall apply to those terms and conditions of any unvested portion of the award, and if so, what those changes are.
If an award holder gives or receives notice to terminate his employment or service with the Group before an applicable vesting date for any reason other than those specified above (for the avoidance of doubt, including but not limited to resignation, misconduct, redundancy and any other circumstances), or if an award holder was employed or engaged by a member of the Group at the date of grant but transfers to a member of PCG before an applicable vesting date, any unvested portion of the award will lapse in its entirety on the date that the award holder gives or receives notice to terminate his employment or service with the Group, unless otherwise determined by our board of directors.
Adjustment.   In the event of an alteration in our capital structure of our company by way of a capitalization of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of our company in accordance with applicable laws and the listing rules (other than any alteration in the capital structure of our company as a result of an issue of Shares as consideration in a transaction to which our company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of our company), whilst any award has not vested or has vested but has not yet been satisfied, our board of directors may, in its discretion, adjust the nominal value or number of Shares subject to an award and/or the maximum number of Shares reserved for issuance under the Long Term Incentive Plan. In respect of any such adjustments, our company’s auditors or an independent financial adviser to our company (as the case may be) must confirm to our board of directors in writing that the adjustments are in their opinion fair and reasonable.
Rights as a Shareholder.   An award holder cannot vote or receive dividends and does not have any rights of a shareholder until the Shares subject to the award have been delivered to the award holder.
Transfer Restrictions.   Except with the prior written consent of our board of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his award or purport to do any of the foregoing. If an award holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of our board of directors, the award will immediately and automatically lapse.
Cancelation.   Our board of directors may, with the consent of the award holder, cancel any awards (of part thereof) previously granted but which have not yet vested or have only partly vested and offer the award holder new awards of an equivalent value in our company under the Long Term Incentive Plan or another company pursuant to a different equity incentive plan (as applicable).
Termination and Amendment.   Our board of directors or our company may terminate the Long Term Incentive Plan at any time for any reason. Our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) may amend any of the provisions of the Long Term Incentive Plan (other than provisions relating to the maximum number of Shares that may be reserved for issuance under the plan) at any time, provided, however, no amendment to the Long Term Incentive Plan will operate to adversely affect any right which any award holder has accrued prior to such amendment, except to the extent necessary to comply with applicable laws. Any amendment to the terms of an award agreement may be made with the written consent of our board of directors and the award holder, except (i) where the amendment would take effect automatically under the terms of the Long Term Incentive Plan or the grant letter, (ii) such amendment is made to cause the Long Term Incentive Plan to comply with applicable law (in which case the written consent of the award holder is not required), or (iii) to correct a manifest error, provided that the amendments will be consistent with the terms of the Long Term Incentive Plan and no amendment will made if it would result in the maximum number of Shares reserved for issuance under the Long Term Incentive Plan being exceeded.
Non-Hong Kong tax law adjustments.   Adjustments to the terms of awards may be made to account for non-Hong Kong tax laws that apply to participants as permitted under the Long Term Incentive Plan.
The benefits that will be awarded or paid in the future under the Long Term Incentive Plan cannot currently be determined. Awards granted under the Long Term Incentive Plan are within the discretion of our board of directors, subject to limits under the plan.
Senior Executive Options Plan
On August 16, 2021, our board of directors approved the Senior Executive Options Plan to attract and retain eligible participants and promote the success of our business. The following paragraphs summarize the principal terms of the Senior Executive Options Plan.
Effective Date and Term.   The Senior Executive Options Plan will take effect on the date the following conditions are met: (i) the passing of the resolutions by our board of directors (and the shareholders, to the extent necessary under applicable law) to approve and adopt the Senior Executive Options Plan and to authorize our board of directors to grant awards pursuant to the Senior Executive Options Plan; (ii) the SEC granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued pursuant to the vesting of any awards, if applicable; and (iii) the commencement of trading of the Shares on the stock exchange. The Senior Executive Options Plan will expire on the 10th anniversary of the effective date or such earlier date as the Senior Executive Options Plan is terminated at any time by our company or our board of directors for any reason.

Share Pool.   The total number of Shares in respect of awards which may be granted under the Senior Executive Options Plan must not exceed 25,000,000 Shares. Unless approved otherwise by our board of directors in accordance with this paragraph no awards may be granted if such grant will result in the maximum number of Shares reserved for issuance under the Senior Executive Options Plan being exceeded. Awards lapsed or which have been satisfied by way of cash payment according to the terms of the Senior Executive Options Plan will not be counted for the purpose of calculating the share limit. The share limit may be “refreshed” by our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) for such number of Shares as our board of directors considers appropriate and from time to time, subject to shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the listing rules). “Shares” is defined in the Senior Executive Options Plan as the fully paid Class A ordinary shares of our company, or if applicable, the number or fraction of ADS representing a Class A ordinary share.
Type of Awards/Eligibility.   Our board of directors may grant awards in the form of stock options to any employee, consultant or director employed or engaged by a member of the Group who are senior executives (with grade 13 and above or their equivalent). Awards are typically settled by way of Shares, but in exceptional cases, at the sole and absolute discretion of our board of directors, they may be settled by way of a cash payment in lieu of the delivery of Shares.
Plan Administration.   Our board of directors or a committee of one or more members of the board will administer the Senior Executive Options Plan. Our board of directors will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.
Grant Letter.   Awards granted under the Senior Executive Options Plan are evidenced by letters of grant that set forth the terms, conditions and limitations for each award, and contain provisions requiring the eligible person to undertake to hold the award on the terms and conditions on which it is granted and agree to be bound by the Senior Executive Options Plan rules. No grant of award will be made to, nor will any grant of award be capable of acceptance by, any award holder at a time when our company and/or the award holder would or might be prohibited from dealing in the Shares by the listing rules or by any other applicable laws, regulations or rules (including internal rules and policies).
Vesting Schedule.   In general, our board of directors determines the vesting schedule, which is specified in the relevant grant letter.
Termination of Employment or Service.   If an award holder gives or receives notice to terminate his employment or service with the Group before an applicable vesting date due to ill health, serious injury or disability, or retirement, or ceases to be an eligible person due to death any unvested portion of the award will continue to vest in accordance with the vesting date(s), unless otherwise determined by our board of directors. Our board of directors may determine whether any changes shall apply to the terms and conditions of any unvested portion of the award, and if so, what those changes are.
If an award holder gives or receives notice to terminate his employment or service with the Group before an applicable vesting date for any reason other than those specified above (for the avoidance of doubt, including but not limited to resignation, misconduct, redundancy and any other circumstances), or if an award holder was employed or engaged by a member of the Group at the date of grant but transfers to a member of PCG before an applicable vesting date, any unvested portion of the award will lapse in its entirety on the date that the award holder gives or receives notice to terminate his employment or services with the Group, unless otherwise determined by our board of directors.
Exercise Price.   The exercise price will be determined by our board of directors in its absolute discretion but in any event shall not be less than the market value of the Shares on the grant date, which must be a business day provided that, with respect to any award granted after the effectiveness of our company’s registration statement relating to its initial public offering and prior to the first date upon which Shares are listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, the market value shall mean the initial public offering price of a Share as set forth in our company’s final prospectus relating to its initial public offering filed with the SEC.

Adjustment.   In the event of an alteration in the capital structure of our company by way of a capitalization of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of our company in accordance with applicable laws and the listing rules (other than any alteration in the capital structure of our company as a result of an issue of Shares as consideration in a transaction to which our company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of our company), whilst any award remains unexercised and/or unsatisfied, our board of directors may, in its discretion, adjust the nominal value or number of Shares subject to an award and/or the maximum number of Shares reserved for issuance under the Senior Executive Options Plan. In respect of any such adjustments, our company’s auditors or an independent financial adviser to our company (as the case may be) must confirm to our board of directors in writing that the adjustments are in their opinion fair and reasonable.
Rights as a Shareholder.   An award holder cannot vote or receive dividends and does not have any rights of a shareholder until the Shares subject to the award have been delivered to the award holder.
Transfer Restrictions.   Except with the prior written consent of our board of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his award or purport to do any of the foregoing. If an award holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of our board of directors, the award will immediately and automatically lapse.
Cancelation.   Our board of directors may, with the consent of the award holder, cancel any awards (or part thereof) previously granted but which have not yet vested or have only partly vested and offer the award holder new awards of an equivalent value in our company under the Senior Executive Options Plan or another company pursuant to a different equity incentive plan (as applicable).
Termination and Amendment.   Our board of directors or our company may terminate the Senior Executive Options Plan at any time for any reason. Our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) may amend any of the provisions of the Senior Executive Options Plan (other than provisions relating to the maximum number of Shares that may be reserved for issuance under the plan) at any time, provided, however, no amendment to the Senior Executive Options Plan will operate to adversely affect any right which any award holder has accrued prior to such amendment, except to the extent necessary to comply with applicable laws. Any amendment to the terms of the grant letter may be made with the written consent of our board of directors and the award holder, except (i) where the amendment would take effect automatically under the terms of the Senior Executive Options Plan rules or the grant letter, (ii) such amendment is made to cause the Senior Executive Options Plan to comply with applicable law (in which case the written consent of the award holder is not required), or (iii) to correct a manifest error, provided that the amendments will be consistent with the terms of the Senior Executive Options Plan and no amendment will made if it would result in the maximum number of Shares reserved for issuance under the Senior Executive Options Plan being exceeded.
Non-Hong Kong tax law adjustments.   Adjustments to the terms of awards may be made to account for non-Hong Kong tax laws that apply to participants as permitted under the Senior Executive Options Plan.
The benefits that will be awarded or paid in the future under the Senior Executive Options Plan cannot currently be determined. Awards granted under the Senior Executive Options Plan are within the discretion of our board of directors, subject to limits under the plan.
Employee Share Purchase Plan
On August 16, 2021, our board of directors approved the Employee Share Purchase Plan to attract and retain eligible participants and promote the success of our business. The following paragraphs summarize the principal terms of the Employee Share Purchase Plan.
Effective Date and Term.   The Employee Share Purchase Plan will take effect on the date the following conditions are met: (i) the passing of the resolutions by our board of directors (and the shareholders to the extent necessary under applicable law) to approve and adopt the Employee Share Purchase Plan and to authorize our board of directors to grant RSUs and to allot and issue or otherwise deal with the Shares in connection with the Employee Share Purchase Plan; (ii) the SEC granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued under the Employee Share Purchase Plan, if applicable; and (iii) the commencement of trading of the Shares on the stock exchange. The Employee Share Purchase Plan will expire on the 10th anniversary of the effective date or such earlier date as the Employee Share Purchase Plan is terminated at any time by our company or our board of directors for any reason.
Plan Year.   The Employee Share Purchase Plan operates for a period of 12 months each year (the “Plan Year”). A participant who enrolls to an offer to participate in the Employee Share Purchase Plan must participate for the full Plan Year.
Share Pool.   The total number of Shares in respect of RSUs which may be granted under the Employee Share Purchase Plan must not exceed 20,000,000 Shares. Unless approved otherwise by our board of directors in accordance with this paragraph, no RSUs shall be granted if it will result in the maximum number of Shares reserved for issuance under the Employee Share Purchase Plan being exceeded. RSUs which have lapsed (or which have been satisfied by a cash payment) according to the terms of the Employee Share Purchase Plan rules will not be counted for the purpose of calculating the share limit. The share limit may be “refreshed” by our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) for such number of Shares as our board of directors considers appropriate and from time to time, subject to Shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the listing rules). “Shares” is defined in the Employee Share Purchase Plan as the fully paid Class A ordinary shares of our company, or if applicable, the number or fraction of ADS representing a Class A ordinary share.
Eligibility.   Any employee, consultant or director employed or engaged by a member of the Group with more than 6 months of service may, at the sole and absolute discretion of our board of directors, be invited to participate in the Employee Share Purchase Plan.
Settlement of RSUs.   RSUs are typically settled by way of Shares, but in exceptional cases, at the sole and absolute discretion of our board of directors, they may be settled by way of a cash payment in lieu of the delivery of Shares.
Plan Administration.    Our board of directors or a committee of one or more members of the board will administer the Employee Share Purchase Plan. Our board of directors will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.
Offer Letter.   During the period in each calendar year in which the Employee Share Purchase Plan is open for participation by eligible persons (the “Enrollment Period”), our board of directors may, in its sole and absolute discretion, invite an individual to participate in the Employee Share Purchase Plan through an offer letter. The offer letter will invite the participant to acquire a number of Shares (the “Purchase Shares”), upon which the participant will be matched with RSUs. If the participant wishes to take part in the Employee Share Purchase Plan, he will be required to indicate in the offer letter the percentage of his monthly basic salary he wishes to apply towards the acquisition of the Purchase Shares. For the avoidance of doubt, the offer letter may specify a minimum and maximum percentage of monthly basic salary that the participant may apply towards acquiring the Purchase Shares under the Employee Share Purchase Plan. A participant who acquires Purchase Shares under the Employee Share Purchase Plan will be offered matching RSUs at a ratio specified in the offer letter. The Shares underlying the RSUs are the “Award Shares.” Upon the purchase, allotment and issue or transfer of Purchase Shares by our company, our company each month will confirm the number of Purchase Shares that the award holder has acquired and the number of RSUs which an award holder has been granted through a confirmation notice. No acquisition of Purchase Shares or grant of RSUs shall be made, nor shall any acquisition of Purchase Shares or grant of RSUs be capable of acceptance by, any award holder at a time when our company, the administrator and/or the award holder would or might be prohibited from dealing in the Shares by the listing rules or by any other applicable laws, regulations or rules (including internal rules and policies).
Vesting Schedule.   In general, our board of directors determines the vesting schedule applicable to the RSUs, which is specified in the relevant offer letter. Subject to other relevant terms and conditions as set out in the Employee Share Purchase Plan and the relevant offer letter, RSUs granted pursuant to the Employee Share Purchase Plan will vest in three years (or as otherwise specified in the offer letter) from the first day of the Plan Year. The vesting date will be the same for all RSUs granted to award holders in the same Plan Year. Prior to the vesting date, any Award Shares underlying the RSUs will be held by the administrator. Within one month of the vesting date, our board of directors may (but is not obliged to) provide a vesting determination notice to the award holder confirming the number of Award Shares (if any) that will be delivered pursuant to the vesting of the RSUs in accordance with the terms and conditions of the offer letter, the confirmation notice and the Employee Share Purchase Plan rules).
Sources of Purchase Shares and Award Shares.   In order to satisfy the acquisition of Purchase Shares by award holders and the RSUs which will be matched to award holders, our company may at its sole and absolute discretion make on-market purchases of Shares. Our company (or the administrator, as directed by our company) may purchase the Shares on-market at the prevailing market prices until the sum of all purchase amounts paid by award holders and the total sum contributed by our company to fund the purchase of Award Shares have been utilized as far as possible (over a fixed period of days on an aggregate basis if necessary). The Shares acquired by our company (or the administrator) will be designated as either Purchase Shares or Award Shares. The Purchase Shares will be allocated to the award holders on the basis of their respective purchase amounts by reference to the weighted average purchase price. Award Shares will be provisionally allocated to award holders based on the matching ratio with reference to the number of Purchase Shares. Alternatively, our company may at its sole and absolute discretion allot and issue fully-paid Shares or transfer treasury Shares in order to satisfy the acquisition of Purchase Shares by award holders and the RSUs which will be matched to award holders. The price of the Purchase Shares shall be the market value on the date immediately before the allotment or transfer of the Shares (as the case may be), or if such date is not a business day, then the last business day before that. The Shares allotted and issued or transferred (as the case may be) will be designated as either Purchase Shares or Award Shares. Purchase Shares will be allocated to the award holders on the basis of their respective purchase amount divided by the price of the Purchase Shares. Award Shares will be provisionally allocated to award holders based on the matching ratio with reference to the number of Purchase Shares. Our company shall, to the extent permitted by applicable law, provide sufficient funds to the administrator by whatever means as our board of directors may in its absolute discretion determine to enable the administrator to purchase Shares on-market as may be directed by our company in accordance with the terms of the Employee Share Purchase Plan.
Lock-Up Period.   Purchase Shares acquired by award holders under the Employee Share Purchase Plan will be subject to a lock-up period. During the lock-up period, the Purchase Shares will be held by the administrator on behalf of award holders. All Purchase Shares acquired within the same Plan Year shall be subject to the same lock-up period. Unless otherwise specified in the offer letter, the lock-up period will expire on the earlier of (i) three years from the first day of the Plan Year; (ii) the last day of employment or service of the award holder (for whatever reason) in accordance with the terms of the Employee Share Purchase Plan; and (iii) our company or the administrator acknowledging the receipt of a withdrawal notice issued by the award holder in accordance with the terms of the Employee Share Purchase Plan.
Withdrawal Notice.   Award holders may access their Purchase Shares by issuing a withdrawal notice (in a form to be determined by our company) to our company or the administrator. A withdrawal notice must be issued in respect of all (and not part) of the Purchase Shares acquired in that Plan Year (including any subsequent Purchase Shares acquired using the dividends of the original Purchase Shares). If a withdrawal notice is issued by an award holder before the vesting date of the matching RSUs granted in that Plan Year, all such RSUs shall immediately lapse and be forfeited. For the avoidance of doubt, this shall not affect the matching RSUs granted in other Plan Years (if any) provided that the relevant Purchase Shares in respect of those Plan Years have not been withdrawn by the participant. A withdrawal notice may only be issued during the Enrollment Period each year. Purchase Shares which are subject to a withdrawal notice will become freely transferable and the restrictions on transferability will cease to apply once our company or the administrator acknowledges receipt of the withdrawal notice.
Additional Purchase Shares acquired with Dividends.   Upon the payment of dividends on the Purchase Shares, our company (or the administrator, as directed by our company) will use such dividends to acquire additional Purchase Shares for the award holders by purchasing Shares on the market in accordance with the terms of the Employee Share Purchase Plan or by allotting and issuing Shares or transferring treasury

Shares in accordance with the terms of the Employee Share Purchase Plan. Additional Purchase Shares which are acquired with dividends will have the same terms and conditions (including the same lock-up period) as the original Purchase Shares on which the dividends were paid. For the avoidance of doubt, additional Purchase Shares which are purchased with dividends will not be matched with further RSUs by our company.
Termination of Employment or Service.   If an award holder gives or receives notice to terminate his employment or service with the Group before the vesting date due to ill health, serious injury or disability, or retirement, or ceases to be an eligible person due to death: (i) the RSUs shall continue to vest in accordance with the vesting date(s), unless otherwise determined by our board of directors. Our board of directors may determine whether any changes shall apply to the terms and conditions of any unvested portion of the award, and if so, what those changes are; and (ii) the Purchase Shares will become freely transferable and the restrictions on transferability will cease to apply on the last day of the award holder’s employment or service with the Group. Our company will deliver (or procure the administrator to deliver) the relevant number of Purchase Shares to the award holder (or his personal representative, as the case may be) within one month of the last day of his employment or service with the Group.
If an award holder gives or receives notice to terminate his employment or service with the Group before the vesting date for any reason other than those specified above (for the avoidance of doubt, including but not limited to resignation, misconduct, redundancy and any other circumstances), or if an award holder was employed or engaged by a member of the Group but transfers to a member of PCG before the vesting date: (i) the RSUs will lapse in their entirety on the date that the award holder gives or receives notice to terminate his employment or service with the Group, unless otherwise determined by our board of directors; and (ii) the Purchase Shares will become freely transferable and the restrictions on transferability will cease to apply on the last day of the award holder’s employment or service with the Group.
Our company will deliver (or procure the administrator to deliver) the relevant number of Purchase Shares to the award holder within one month of the last day of his employment or service with the Group. Where the award holder was employed or engaged by a member of the Group but transfers to a member of PCG before the vesting date, in exceptional circumstances as determined by our board of directors, our board of directors may decide that: (i) (where the award holder transfers to a member of PCG during the plan year) the monthly acquisition of Purchase Shares and the granting of matching RSUs shall immediately stop, although any unvested RSUs may continue to vest (provided that the relevant Purchase Shares remain under the lock-up period); or (ii) (where the award holder transfers to a member of PCG after the plan year) any unvested RSUs may continue to vest (provided that the relevant Purchase Shares shall remain under the lock-up period).
Delivery of Purchase Shares and Award Shares.   Subject to the terms and conditions of the Employee Share Purchase Plan (and the requirement to obtain all necessary consents or file all necessary registrations), the offer letters and the confirmation notices: (i) the Purchase Shares shall be delivered at any time up to six weeks after the expiry of the lock-up period; and (ii) the Award Shares (if any) will be delivered at any time up to two weeks after the date of the vesting determination notice. If no vesting determination notice is issued by our company, then the Award Shares (if any) will be delivered at any time up to six weeks after the vesting date.
Adjustment.   In the event of an alteration in the capital structure of our company by way of a capitalization of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of our company in accordance with applicable laws and the listing rules (other than any alteration in the capital structure of our company as a result of an issue of Shares as consideration in a transaction to which our company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of our company), whilst any Purchase Shares or Award Shares have not been delivered, our board of directors may, in its discretion, adjust the nominal value or number of (i) Purchase Shares; (ii) Award Shares subject to the RSUs; and/or (iii) the maximum number of Shares reserved for issuance under the Employee Share Purchase Plan. In respect of any such adjustments, our company’s auditors or an independent financial adviser to our company (as the case may be) must confirm to our board of directors in writing that the adjustments are in their opinion fair and reasonable.

Rights as a Shareholder.   An award holder cannot vote or receive dividends and does not have any rights of a shareholder in respect of RSUs until the Award Shares have been delivered to the award holder. An award holder cannot vote in respect of the Purchase Shares until the expiry of the lock-up period and the relevant Purchase Shares have been delivered to the award holder. Dividends paid on the Purchase Shares during the lock-up period will be used to acquire additional Purchase Shares in accordance with the terms of the Employee Share Purchase Plan.
Transfer Restrictions.   Except with the prior written consent of our board of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his RSUs or purport to do any of the foregoing. If an award holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of our board of directors, the RSUs granted pursuant to the Employee Share Purchase Plan will immediately and automatically lapse. Prior to the expiry of the lock-up period, except with the prior written consent of our board of directors, an award holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favor of any third party over or otherwise dispose of any of his Purchase Shares or purport to do any of the foregoing. If an award holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of our board of directors, the RSUs granted pursuant to the Employee Share Purchase Plan will immediately and automatically lapse.
Cancelation.   Our board of directors may, with the consent of the award holder, cancel any RSUs (or part thereof) previously granted but which have not yet vested or have only partly vested and offer the award holder new RSUs of an equivalent value in our company under the Employee Share Purchase Plan or another company pursuant to a different equity incentive plan (as applicable).
Termination and Amendment.   Our board of directors or our company may terminate the Employee Share Purchase Plan at any time for any reason. Our board of directors (excluding any authorized committee unless otherwise directly instructed, authorized or approved by our board of directors) may amend any of the provisions of the Employee Share Purchase Plan (other than provisions relating to the maximum number of Shares that may be reserved for issuance under the plan) at any time, provided, however, no amendment to the Employee Share Purchase Plan will operate to adversely affect any right which any award holder has accrued prior to such amendment, except to the extent necessary to comply with applicable laws. Any amendment to the terms of an offer letter and/or a confirmation notice may be made with the written consent of our board of directors and the award holder, except (i) where the amendment would take effect automatically under the terms of the Employee Share Purchase Plan or the offer letter and/or a confirmation notice, (ii) such amendment is made to cause the Employee Share Purchase Plan to comply with applicable law (in which case the written consent of the award holder is not required), or (iii) to correct a manifest error, provided that the amendments will be consistent with the terms of the Employee Share Purchase Plan and no amendment will be made if it would result in the maximum number of Shares reserved for issuance under the Employee Share Purchase Plan being exceeded.
Non-Hong Kong tax law adjustments.   Adjustments to the terms of awards may be made to account for non-Hong Kong tax laws that apply to participants as permitted under the Employee Share Purchase Plan.
The benefits that will be awarded or paid in the future under the Employee Share Purchase Plan cannot currently be determined. Awards granted under the Employee Share Purchase Plan are within the discretion of our board of directors, subject to limits under the plan.

PRINCIPAL SHAREHOLDERS
As of the date of this prospectus, we are 100% owned by PCGI Holdings Limited. We expect that, upon the completion of this offering, the minority shareholders in our Group which currently hold security interests in FL and FGL will become our shareholders through the Reorganization. See “Our History and Corporate Structure — Our Reorganization.”
The following table sets forth information concerning the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus, assuming the completion of the Reorganization and completion of the abovementioned shareholding change, for:
•
each of our directors and executive officers; and

•
each person known to us to beneficially own 5% or more of our ordinary shares.

The Reorganization involves the exchange of ordinary shares, convertible preference shares and preference shares in FL and FGL for Class A ordinary shares in our Company. Our Class B ordinary shares are convertible at any time by their holders into Class A ordinary shares on a one-for-one basis. Our Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.
The calculations in the table below are based on 892,799,824 ordinary shares outstanding on an as-converted basis on the assumptions set out below as of the date of this prospectus, including the completion of the Reorganization without taking account of any difference between the total number of ordinary shares of our company that will be issued to the holders of convertible preference shares issued by FL and FGL as a result of Reorganization Conversion.
A number of investors have indicated their interest in subscribing for an aggregate of up to US$500 million of the ADSs being offered in this offering, including (i) up to US$300 million from Li Ka Shing Foundation (by itself or through a subsidiary), of which our ultimate controlling shareholder is a director on the board and a member and which was established by Mr. Li Ka Shing to support charitable purposes, (ii) up to US$100 million from PCCW Limited, of which our ultimate controlling shareholder is the chairman and an executive director and is deemed to have interest, and (iii) up to US$100 million from PCGI Holdings Limited (by itself or through a designated entity), our controlling shareholder. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$   per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to        ADSs, representing approximately       % of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. Therefore, the following table does not reflect any potential purchase by these existing shareholders. If any of our ADSs are purchased by these existing shareholders, the number and percentage of our ordinary shares beneficially owned by them immediately after this offering will differ from those set forth in the following table.

	Shares Beneficially Owned Immediately Before the Completion of this Offering		Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Number of ordinary shares†	% of total ordinary shares†	Number of Class A ordinary shares	% of Class A ordinary shares	Number of Class B ordinary shares	% of Class B ordinary shares	% of total ordinary shares**	% of total voting power**
Principal Shareholders
PCGI Holdings Limited(1)	648,885,240	72.7%
Swiss Re Principal Investments Company Asia Pte. Ltd.(2)	100,958,902	11.3%
Fornax Investment Global Company Limited(3)	102,088,572	11.4%
Directors and Executive Officers††
Li Tzar Kai, Richard(4)	750,973,812	84.1%
Huynh Thanh Phong(5)†††	15,516,207	1.7%
Ronald Arculli†††	*	*
Yijia Tiong***	—	—
Chung Kit Hung, Martina***†††	—	—
Dirk Sluimers***†††	—	—
John Baird***†††	—	—
Guido Fürer	—	—
Walter Kielholz	—	—
Kyoko Hattori***†††	—	—
Si-Hang Ma, Frederick***†††	—	—
Jon Nielsen†††	*	*
Simeon Preston†††	—	—
Binayak Dutta†††	—	—
Lau Chi Kin, Ken†††	—	—
Boon-Kee Tan†††	—	—
Lee Murphy†††	—	—
Peter Grimes†††	*	*
Hideki Yamagishi†††	—	—
David Korunić†††	—	—
All Directors and Executive Officers as a Group	768,570,079	86.1%

*
Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

**
For each person or group included in this column, percentage of total ordinary shares and voting power represents shareholding and voting power, respectively, based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to 10 votes per share, except for resolutions with respect to a limited number of matters, in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately upon the completion of this offering and the concurrent private placement. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis. Our Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances.

***
Each of Chung Kit Hung, Martina, Dirk Sluimers and Yijia Tiong has accepted the appointment as our independent director, effective from May 2021 and each of John Baird, Kyoko Hattori and Si-Hang Ma, Frederick has accepted the appointment as an independent director effective from September 2021.

†
For each person and group included in this column, the number of ordinary shares owned and the percentage ownership in our company is calculated on an as-converted basis, on the assumption that (i) each outstanding preference share and convertible preference share in FL or FGL is converted into one ordinary share in FL or FGL, as the case may be, in connection with the Reorganization Conversion, (ii) the Reorganization is completed, and (iii) includes shares which such person or group has the right to acquire upon exercise of any option, warrant or other right within 60 days after the date of this prospectus.

††
Except as otherwise indicated below, the business address for our directors and executive officers is at 13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong.

†††
The named individual has been granted equity awards pursuant to his/her respective employment agreement or share award letter with us, none of which will vest within 60 days of the date of this prospectus.

(1)
Represents (i) 23,150,316 ordinary shares, 4,198,895 preference shares, 210,042 series A convertible preference shares, 189,701 series B-2 convertible preference shares, 1,487,837 series B-3 convertible preference shares and 1,169,784 series B-4 convertible preference shares of FL and (ii) 23,150,316 ordinary shares, 4,198,895 preference shares, 210,042 series A convertible preference shares, 189,701 series B-2 convertible preference shares, 1,487,837 series B-3 convertible preference shares and 1,169,784 series B-4 convertible preference shares of FGL, owned by PCGI Holdings Limited and, immediately prior to completion of the Reorganization, held through FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited), both of which are exempted companies with limited liability incorporated in the Cayman Islands. PCGI Holdings Limited is ultimately controlled by Mr. Li. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, PCGI Holdings Limited and Mr. Li may be deemed to beneficially own the 30,406,575 ordinary shares on an as-converted basis held by PCGI Intermediate Holdings Limited in FL and FGL. The registered address of PCGI Holdings Limited and FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) is Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

(2)
Represents (i) 4,003,330 preference shares, 63,234 series B-2 convertible preference shares and 664,341 series B-3 convertible preference shares of FL and (ii) 4,003,330 preference shares, 63,234 series B-2 convertible preference shares and 664,341 series B-3 convertible preference shares of FGL, held by Swiss Re Principal Investments Company Asia Pte. Ltd., a private limited company incorporated in Singapore. All of these preference shares will be acquired by us in consideration for new issuance of our Class A ordinary shares upon the completion of this offering. Swiss Re Principal Investments Company Asia Pte Ltd. is controlled by Swiss Re Ltd. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, Swiss Re Ltd may be deemed to beneficially own the 4,730,905 ordinary shares on an as-converted basis held by Swiss Re Principal Investments Company Asia Pte. Ltd. The registered address of Swiss Re Principal Investments Company Asia Pte. Ltd. is 12 Marina View, # 16-01 Asia Square Tower 2, Singapore, 018961 and Swiss Re Ltd is Mythenquai 50/60, 8002 Zurich, Switzerland.

(3)
Represents (i) 1,490,605 series A convertible preference shares and 3,293,236 series B-3 convertible preference shares of FL and (ii) 1,490,605 series A convertible preference shares and 3,293,236 series B-3 convertible preference shares of FGL, held by Fornax, a company incorporated under the laws of the British Virgin Islands. All of these preference shares will be acquired by us in consideration for new issuance of our Class A ordinary shares upon the completion of this offering. Fornax is controlled by Falcon 2019 Co-Invest A, L.P. (“Falcon Fund”), where Falcon 2019 Co-Invest GP (“Falcon GP”) is the general partner and Spring Achiever Limited and Fornax Management Holding Company Limited are the limited partners. Fornax Management Holding Company Limited is ultimately controlled by Mr. Fang Fenglei and Spring Achiever Limited is ultimately controlled by Mr. Li. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, Falcon GP, Spring Achiever Limited and Mr. Li may be deemed to be a “group” due to an arrangement between Falcon GP and Spring Achiever Limited relating to Falcon Fund. As such, each of Falcon Fund, Falcon GP, Spring Achiever Limited and Mr. Li may be deemed to beneficially own the 4,783,841 ordinary shares on an as-converted basis held by Fornax in FL and FGL. The registered address of Fornax is CCS Trustees Limited Mandar House, 3rd floor, Johnson’s Ghut, Tortola, British Virgin Islands. The registered address of Falcon GP is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. The office of Mr. Fang Fenglei is Suite 3508, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

(4)
Represents all of the shares held by PCGI Holdings Limited and Fornax. As discussed in footnote 1, Mr. Li may be deemed to beneficially own the 30,406,575 ordinary shares on an as-converted basis held by FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) in FL and FGL. As discussed in footnote 3, Mr. Li may be deemed to beneficially own the 4,783,841 ordinary shares on an as-converted basis held by Fornax in FL and FGL.

(5)
Represents 727,085 ordinary shares of FL and FGL held by Mr. Huynh, which excludes 150,000 unvested restricted stock units representing ordinary shares of FL and FGL which remain outstanding and eligible to vest pursuant to our employment agreement with Mr. Huynh (none of which vest within 60 days).

As of the date of this prospectus, none of our ordinary shares is held by record holder(s) in the United States. We are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.
Historical Changes in Our Shareholding
See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS
Transactions with PCCW Limited (“PCCW”) and its direct and indirect subsidiaries (collectively, the “PCCW Group”), including transactions with HKT Limited (“HKT”) and its direct and indirect subsidiaries (collectively, the “HKT Group”)
Mr. Li, our controlling shareholder, is the chairman and executive director of PCCW and, as of September 30, 2021, is deemed to be interested (for the purpose of the relevant statute) in approximately 30.93% of the equity interest in PCCW, a company listed on the HKEX. PCCW is also the parent of the HKT Group. Mr. Li is also the executive chairman and an executive director of HKT Limited and HKT Management Limited (the trustee-manager of the HKT Trust) (the “Trustee-Manager”), and, as of December 31, 2020, is also deemed to be interested (as such term is defined under the relevant statute) in approximately 2.97% of the total number of share stapled units in issue of HKT Trust and HKT Limited, listed on the HKEX. In connection with the approval of the transactions described below by these listed entities, Mr. Li was considered to have a material interest in these transactions and abstained from voting on the relevant resolutions of the board of directors of PCCW, HKT and the Trustee-Manager approving the transactions.
We negotiated the terms of each of the agreements described below on an arm’s length basis. The term of each of the service related agreements described below is from December 24, 2020 to December 31, 2022, unless renewed.
Telecommunications and Related Services Agreement with HKT Group and Information Technology and Related Services Agreement with PCCW Group
Historically, the HKT Group has provided telecommunications and related services to our Group and the PCCW Group has provided information technology services to our Group.
On December 24, 2020, our subsidiary, FWD Group Management, entered into a framework agreement with Hong Kong Telecommunications (HKT) Limited, a subsidiary of HKT (the “Telecommunications and Related Services Agreement”), pursuant to which the HKT Group provides telecommunications and related services to our Group thereunder and in respect of other existing and future agreements for these services. The services include providing telephone services and devices, connectivity services such as data and broadband, cloud related products and services and IoT related products and services. We also receive support services such as network maintenance support and computer rental and equipment leasing services from the HKT Group under these arrangements.
In addition, on December 24, 2020, our subsidiary, FWD Group Management, entered into a framework agreement with PCCW Solutions Limited, a wholly owned subsidiary of PCCW (the “Information Technology and Related Services Agreement”), pursuant to which the PCCW Group provides information technology services to our Group thereunder and in respect of other existing and future agreements for these services. Such services include, among other things, the provision of information technology solutions such as software development and system implementation, hosting and management services, leasing of data centers and ancillary services, hardware and software related services, SD-WAN connectivity services and any other related services that the parties may agree to from time to time. PCCW announced the sale of its data center business on July 26, 2021, and following completion of the sale, some of these arrangements will no longer be with a related party.
All services are charged to us at prevailing market rates for services of similar scope, scale, quality and reliability that would be charged to independent third party customers and any support services are charged to us on a cost-plus basis and determined based on various factors such as actual usage, infrastructure and system requirements being fulfilled and volume and value of the hardware, software, network or related services being supplied. For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we paid fees of US$3.6 million, US$6.2 million, US$4.8 million and US$7.7 million, respectively, to the HKT Group and PCCW Group for their telecommunications, information technology and related services.
Insurance and Related Services Agreement
Historically, the HKT Group has provided insurance related services to our Group. On December 24, 2020, our subsidiary, FWD Life (Bermuda) entered into a framework agreement with HKT Financial Services

(IA) Limited, a subsidiary of HKT (the “Insurance and Related Services Agreement”), pursuant to which the HKT Group provides insurance related services to our Group, including insurance agency services, reinsurance services and other insurance related services that the parties may agree to from time to time thereunder and in respect of other existing and future agreements for these services.
The commissions we pay to the HKT Group in relation to its insurance agency services are determined based on the prevailing market rates charged by third party insurance agents for similar products or services. The premiums we pay to the HKT Group for its reinsurance services are determined based on prevailing market rates of similar reinsurance services provided in the market and actuarial review of both parties. For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we paid US$1.2 million, US$1.1 million, US$0.5 million and US$0.8 million, respectively, to the HKT Group for its insurance and related services.
Insurance Services and Products Agreements
Historically, we have provided insurance services and products to the PCCW Group (including the HKT Group). On December 24, 2020, our subsidiary, FWD Life (Bermuda), entered into agreements with each of PCCW Services Limited, a subsidiary of PCCW, and HKT Services Limited, a subsidiary of HKT (the “Insurance Services and Products Agreements”) to provide insurance services and products to the PCCW Group (excluding the HKT Group) and the HKT Group thereunder and in respect of other existing and future agreements for these services. The services include the provision of insurance products and services (including group life and group medical insurance), and any other insurance related services or products that the parties may agree to from time to time.
We charge our service fees based on prevailing market rates for similar products and services on the terms agreed between the PCCW Group and the HKT Group and us. For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we received US$2.5 million, US$2.1 million, US$40.1 million and US$0.5 million, respectively, from the PCCW Group and the HKT Group for our insurance products and services. The increase in 2020 was primarily associated with premium paid by HKT Group in connection with a one-off employee benefit program.
Sale Leaseback Arrangements
On December 24, 2020, we entered into a sale and purchase agreement with the PCCW Group, to purchase a commercial property located in Malaysia measuring approximately 0.7425 hectares, for a consideration of US$17.0 million. The property includes a building comprising of a data center and offices. Under the terms of the sale and purchase agreement, we agreed to lease the property to the PCCW Group upon our purchase. On April 16, 2021, we entered into a standalone lease agreement to lease the property to the PCCW Group for an initial period of 3 years, with options to extend the lease for additional periods as set out under the terms of the lease. The monthly rent is fixed at RM166,780 (amounting to US$41,255, based on the MYR/USD exchange rate on December 31, 2020) for the initial 3 years, thereafter payable in accordance with the schedule set out in the lease agreement. The rental income for the nine months ended September 30, 2021 amounted to US$0.2 million. PCCW announced the sale of its data center business on July 26, 2021, and following completion of the sale, these arrangements will no longer be with a related party.
Transactions with bolttech Holdings Limited (“bolttech”) and its subsidiaries (collectively, the “bolttech Group”)
The bolttech Group is majority owned and controlled by our affiliate, PCG, which is controlled by our controlling shareholder, Mr. Li. We negotiated the terms of each of the agreements described below on an arm’s length basis.
Sale of GI Disposal Group to bolttech
We entered into a share purchase agreement dated December 8, 2020, with bolttech, pursuant to which we agreed to sell to bolttech our entire equity interest in the GI Disposal Group, for a total consideration of US $109.2 million. The consideration for the sale was determined based on arm’s length negotiations with reference to the valuation by an independent valuer. We completed the sale of FWD General Insurance

Company Limited in December 2020 and we completed the sales of Bolttech Digital Solutions Capital Limited and iFWD Insurance Broker Co., Ltd. in February 2021, after receiving the necessary regulatory approvals.
Call Option Agreement
We entered into a call option deed dated December 8, 2020 with our affiliate, Heritage Pioneer Limited (“Heritage”) and bolttech, pursuant to which Heritage granted us an option to purchase shares that it holds in bolttech in an amount equal to up to 20% of the enlarged share capital of bolttech in the event that bolttech issues shares to an entity that is not bolttech’s affiliate. The exercise price of the option is calculated as 80% of the price paid by the non-affiliate buyer for each share. The option is valid for a period of five years from the date of its execution.
Shared Services Agreements and License Agreements
In 2018, 2019 and 2020, we entered into various shared services agreements with members of the bolttech Group, pursuant to which we provide various services to the bolttech Group, including, but not limited to, consulting and advisory support services in connection with asset liability management, risk management, forecasting, underwriting, policy administration, servicing and claims processing, brand and marketing, legal and compliance, finance, human resources and recruitment, incident management, customer service management, development of partnerships and distribution channels, technology and operations, strategic M&A and other related functions. Our service fees are determined periodically on an arm’s length basis based on the service provided under the terms of the agreements.
We also entered into various license agreements with the bolttech Group, pursuant to which we granted the bolttech Group a right to use our intellectual property in relation to the FWD brand in Hong Kong and Thailand. The royalties we receive under the license agreements are calculated based on the policies underwritten by the bolttech Group in those territories as set out under the license agreements.
For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we received US$3.6 million, US$4.2 million and US$22.2 million and incurred an expense of US$0.3 million, respectively, as fees and royalties from the bolttech Group for our services under the shared services and license agreements.
Business Collaboration Agreement
In connection with our sale of the GI Disposal Group, we entered into a business collaboration agreement dated December 8, 2020 (“Business Collaboration Agreement”) with bolttech. The Business Collaboration Agreement is valid for a period of 15 years. Under the terms of the Business Collaboration Agreement, the bolttech Group has undertaken to distribute our life insurance products through its distribution channels and we have undertaken to distribute bolttech Group’s general insurance products through our distribution channels.
In the Business Collaboration Agreement, the bolttech Group have agreed to a non-compete clause, whereby members of the bolttech Group will not carry on or directly hold ownership interests in an entity with a primary or core business of manufacturing or underwriting life insurance products, in jurisdictions in which we operate. bolttech has also agreed not to transfer or dispose of 10% or more of its issued share capital, ownership interest or voting rights to any of our competitors. We have agreed, subject to certain exclusions, that we will not carry on, or directly hold any ownership interests in an entity with a primary or core business of manufacturing or underwriting general insurance products, providing device protection products or providing digital brokerage services for general insurance products, in any jurisdictions in which the bolttech Group operates. The non-compete clause is subject to a minimum validity of 5 years and will terminate (i) in case of either a change of control in relation to bolttech or in relation to FL and FGL; and/or (ii) with respect to the non-compete obligations of bolttech, when bolttech Group ceases to use the intellectual property in relation to the FWD brand, if occurring later.
Insurance services from the bolttech Group
From time to time, we may enter into arrangements with the bolttech Group pursuant to which members of the bolttech Group will provide insurance related services to our Group, including insurance agency, distribution and reinsurance services. For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we paid US$2.2 million, US$5.2 million, US$5.5 million and received US$0.1 million, respectively, ceded premiums of nil, nil, US$6.2 million and nil, respectively and received commission income of nil, nil, US$4.1 million and nil, respectively in relation to these arrangements with the bolttech Group.
Insurance services to the bolttech Group
FWD Life (Bermuda) entered into a proportional reinsurance treaty on December 17, 2020 (“Proportional Reinsurance Treaty”) with FWD General Insurance Company Limited (“FWD GI”), a member of the GI Disposal Group, pursuant to which FWD Life (Bermuda) provides reinsurance to the policies underwritten by FWD GI. For the nine months ended September 30, 2021, FWD Life (Bermuda) received a premium income of US$18.2 million, and paid commission expenses amounting to US$2.1 million and claims and expenses amounting to US$13.7 million.
Transactions with PineBridge
PineBridge, a company majority owned and controlled by our controlling shareholder (save for the minority interests owned by directors, management and consultants of PineBridge), is an asset manager that provides investment advisory services and markets asset management products globally. We have negotiated the arrangements described below on an arm’s length basis.
A number of our subsidiaries have entered into arrangements with PineBridge and its subsidiaries (the “PineBridge Group”) pursuant to which the PineBridge Group provides investment management and advisory services to our Group. As part of the investment management and advisory services provided to us by the PineBridge Group, we also invest in various funds managed and controlled by the PineBridge Group. As of September 30, 2021, 31.8% of our total assets under management were managed by PineBridge. The fees we pay to PineBridge Group for their management and advisory services are calculated in accordance with the terms of each agreement for such services. For the years ended December 31, 2018, 2019 and 2020, and for the nine months ended September 30, 2021, we paid an aggregate of US$14.0 million, US$17.5 million, US$20.0 million and US$18.1 million, respectively, to the PineBridge Group as investment management and advisory fees for their services.
Transactions with Swiss Re and its subsidiaries
Reinsurance arrangements with Swiss Re
A number of our subsidiaries, including FWD Life (Hong Kong), FWD Life (Bermuda), FWD Life (Macau), FWD Thailand, FWD Life Japan, FWD Indonesia, FWD Takaful, FWD Singapore and FWD Vietnam, have entered into reinsurance arrangements in relation to our products with our shareholder, Swiss Re, and its subsidiaries (the “Swiss Re Group”). Under these reinsurance arrangements, we cede a portion of our risks to the Swiss Re Group and pay reinsurance premiums to them for assuming such risk. In return, the Swiss Re Group pays us commissions. The reinsurance coverage, our risk retention, the reinsurance premiums we pay to the Swiss Re Group and the commissions we receive are calculated under the terms and conditions of each agreement, depending on the risk being reinsured.
The premiums we pay to the Swiss Re Group for its reinsurance services is determined based on prevailing market rates of similar reinsurance services provided in the market and actuarial review of both parties. For the year ended December 31, 2018, the total premiums ceded, claim recoveries received and commission income received amounted to US$33.6 million, US$27.6 million and US$2.7 million, respectively. For the year ended December 31, 2019, the total premiums ceded, claim recoveries received and commission income received amounted to US$40.8 million, US$26.7 million and US$4.0 million, respectively. For the year ended December 31, 2020, the total premiums ceded, claim recoveries received and commission income received amounted to US$46.1 million, US$35.3 million and US$5.6 million, respectively. For the nine months ended September 30, 2021, the total premiums ceded, claim recoveries received, commission expense paid, income received and surplus distributions amounted to US$32.3 million, US$17.4 million, US$0.8 million and US$0.7 million, respectively.

We also entered into a one-time retrocession reinsurance arrangement with the Swiss Re Group for a block of in-force life and health business in Japan pursuant to the amended and restated quota share retrocession agreement dated November 21, 2020 between Swiss Re and FWD Reinsurance. Pursuant to this retrocession reinsurance arrangement, Swiss Re agreed to cede and FWD Reinsurance agreed to accept, a percentage of Swiss Re’s liabilities in connection with the underlying reinsurance agreement and as consideration for accepting such liabilities, FWD Reinsurance received retrocession premiums and other payments as specified thereunder. The total premium revenue, claims incurred and commissions paid under this retrocession reinsurance agreement amounted to US$231.2 million, US$165.5 million and US$59.7 million, respectively, for the year ended December 31, 2020. The total premium revenue, claims incurred and commissions paid under this retrocession reinsurance agreement amounted to US$174.9 million, US$40.9 million and US$40.1 million, respectively, for the nine months ended September 30, 2021.
Investment in FGL issued perpetual securities
The Swiss Re Group subscribed for US$100 million of 6.375% US$600 million perpetual securities issued by FGL on September 13, 2019. As of September 30, 2021, Swiss Re, through its subsidiary, owns an aggregate of US$100 million nominal amount of perpetual securities issued by FGL. For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, we paid interest and distributions amounting to US$1.9 million, US$6.4 million and US$4.8 million, respectively, to the Swiss Re Group.
Swiss Re Lock-up Agreement
See “Description of Share Capital — Swiss Re Lock-up Agreement.”
Plan of Merger
See “Our History and Corporate Structure — Our Reorganization.”
Implementation Agreement
See “Our History and Corporate Structure — Our Reorganization.”
Issuance of Shares
See “Description of Share Capital — History of Securities Issuances.”
Employment Agreements and Indemnification Agreements
See “Management — Employment Agreements and Indemnification Agreements.”
Equity Incentive Plans
See “Management — Equity Incentive Plans.”
Other Related Party Transactions
Transactions with AMG Financial Group Limited (“AMG”)
FWD Management Holdings entered into a facilities agreement in June 2018, with our affiliate, AMG, an insurance brokerage services company in which we own an equity interest of 44%. Under this agreement, we committed a facility of HK$17.6 million (amounting to US$2.3 million, based on the HKD/USD exchange rate on December 31, 2020) to AMG to support its brokerage business. No interest was payable in relation to the facility. The facility did not have a fixed repayment date, and the principal amount outstanding under the facility was repayable to us on a repayment date to be agreed between the parties. In June 2019, FWD Management Holdings entered into a deed of assignment to assign all our rights, benefits and interests in relation to the loan facility to one of our subsidiaries, Antede Limited. In June 2019, AMG discharged its obligation to repay the loan in full by issuing shares worth HK$17.6 million in AMG to Antede Limited.

FWD Management Holdings also entered into a facilities agreement in April 2020, with AMG. Under this agreement, we have committed a facility of HK$10 million (amounting to US$1.3 million, based on the HKD/USD exchange rate on December 31, 2020) to AMG to finance its liquidity needs to support the growth of its brokerage business. There is no interest payable in relation to the facility. The facility does not have a fixed repayment date, and the principal amount outstanding under the facility is repayable to us on a repayment date to be agreed between the parties. As of September 30, 2021, HK$10 million is outstanding under this agreement.
Some of our subsidiaries also entered into agreements with AMG Wealth Management Limited, a subsidiary of AMG, pursuant to which AMG Wealth Management Limited agreed to provide us with insurance brokerage services. For the years ended December 31, 2018, 2019 and 2020 and for the nine months ended September 30, 2021, we paid an aggregate of US$4.3 million, US$4.7 million, US$3.2 million and US$1.2 million, respectively, to AMG Wealth Management Limited for their insurance brokerage services.
Investments in Bridgetown Holdings Limited and Bridgetown 2 Holdings Limited
Bridgetown Holdings Limited (“Bridgetown”) and Bridgetown 2 Holdings Limited (“Bridgetown 2”) are, each, a special purpose acquisition vehicle (“SPAC”) sponsored by entities formed by PCG in collaboration with Thiel Capital. On October 15, 2020, we purchased units in Bridgetown for an aggregate amount of US$50,000,000. On January 25, 2021, we purchased Class A ordinary shares in Bridgetown 2 for an aggregate amount of US$69,000,000. As of March 25, 2021, we owned an equity interest of 6.7% in Bridgetown and 18.46% in Bridgetown 2.
Transactions with CK Asset Holdings Limited
Mr. Li has a personal interest in 75,240 shares in CK Asset Holdings Limited (“CK Assets,” together with its subsidiaries, “CK Assets Group”). CK Assets Group's principal activities are property development and investment, hotel and serviced suite operation, property and project management, aircraft leasing, pub operation and investment in infrastructure and utility asset operation. Mr. Li is also one of the discretionary beneficiaries of certain discretionary trusts which hold units in unit trusts (“Family Trusts”). The Family Trusts are interested in approximately 31.84% of the issued shares of CK Assets, as of September 30, 2021. Mr. Li’s brother, Mr. Li Tzar Kuoi, Victor is the Chairman and Managing Director, and holds (through being a beneficial owner, interests of child or spouse, interest in controlled corporations and as a discretionary beneficiary of the Family Trusts) an interest of 46.24% in the shares of CK Assets, as of September 30, 2021. We lease from CK Assets Group the entire main building and stable block of the 1881 Heritage property, a boutique hotel in Hong Kong. For the years ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2021, we incurred costs of US$2.7 million, US$7.3 million, US$5.5 million and US$4.1 million, respectively, in relation to 1881 Heritage, including lease payments, fees paid to the facilities management agent and a one-time renovation cost incurred in 2019. The terms of these arrangements were negotiated on an arm’s length basis.
Transactions with Pacific Century Premium Developments Limited (“PCPD”)
PCCW holds 31.2 % of the total number of issued shares of PCPD, and Mr. Li and his affiliates are deemed under the relevant statute to be interested in approximately 29.9% of the total number of issued shares of PCPD. We entered into lease agreements with PT Prima Bangun Investama, a subsidiary of PCPD, to rent office spaces in Indonesia until July 1, 2021 and 2022. The terms of these lease agreements were negotiated on an arm’s length basis. For the years ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2021, we paid rental and service charges of US$1.8 million, US$2.3 million, US$2.2 million and US$1.6 million, respectively, to PT Prima Bangun Investama.
Transactions with PCGI Limited
See “Our History and Corporate Structure — Pre-IPO Investments in our company.”
Transactions with CompareAsia Group Corporate Limited
FWD Limited entered into a facility agreement in September 2021, with our affiliate, Compare Asia Group Corporate Limited (also known as “Hyphen Group”), a company which operates online platforms and provision of insurance brokerage and marketing services, in which we own an equity interest of 25.4147%. Under this agreement, we committed to lend US$5 million (the “Principal Amount”) of the total aggregate loan facility of US$26 million to Hyphen Group for general corporate and working capital purposes. The maturity date of the loan is 12 months after the date of the facility agreement, unless earlier terminated, with a fixed return of 20% of the Principal Amount payable on such maturity date.
Related Party Investments in our Debt Securities
From time to time, our related parties have acquired interests in our publicly traded debt securities. Hertford Ventures Limited, a private investment company controlled by Mr. Li, has acquired interests in 6.375% US$600 million perpetual securities issued by FGL on September 13, 2019. As of September 30, 2021, Hertford Ventures Limited owned an aggregate of US$46.2 million in nominal principal amount of perpetual securities issued by FGL. For the years ended December 31, 2019 and 2020 and the nine months ended September 30, 2021, we paid interest and distributions amounting to US$1.9 million, US$3.6 million and US$2.2 million, respectively, to Hertford Ventures Limited.
In addition, Pacific Century Regional Developments Limited (“PCRD”), an investment holding company controlled by Mr. Li and listed on the Singapore Exchange Securities Trading Limited, acquired interests (through a wholly owned subsidiary) in US$500 million zero coupon subordinated perpetual capital securities issued by FGL. As of December 31, 2018, 2019 and 2020, and the nine months ended September 30, 2021, PCRD owned an aggregate of US$15.0 million, US$71.4 million, US$67.7 million and nil, respectively, in nominal principal amount of these securities. See also “— Transactions with Swiss Re and its subsidiaries.”
Transactions with IPP Financial Advisers Pte. Ltd (“IPPFA”)
We entered into a distribution agreement in May 2020 and an introducer agreement in October 2020, with our affiliate, IPPFA, a financial consulting and advisory company in which we own an equity interest of 40%. Under the agreements, IPPFA introduces and distributes various insurance products on our behalf. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we paid approximately US$317,000 and US$8.3 million, respectively to IPPFA as commissions and incentive fees for their services. The terms of these arrangements were negotiated on an arm’s length basis.
Other Transactions
In the ordinary course of business, and on arm’s length terms, we provide insurance products and services to some of our directors and affiliates, and all of our officers and senior management, from time to time. In addition, in the ordinary course of business, from time to time, and on arm’s length terms, we carry out transactions and enter into arrangements with related parties, none of which are considered to be material.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.
As of the date of this prospectus, we are 100% owned by PCGI Holdings Limited. We are currently undertaking the Reorganization, after the completion of which, all minority shareholders in our Group which hold securities in FL and FGL will become our shareholders through the Reorganization and we will hold 100% of the issued share capital of FL and FGL. See “Our History and Corporate Structure — Our Reorganization.”
As of the date of this prospectus, there are 892,799,824 ordinary shares issued and outstanding on an as-converted basis in our company.
Upon the closing of this offering, we will have        Class A ordinary shares and        Class B ordinary shares issued and outstanding (or        Class A ordinary shares, and        Class B ordinary shares if the underwriters exercise in full the option to purchase additional ADSs), excluding Class A ordinary shares issuable upon the vesting of outstanding RSUs under our equity incentive plans and Class A ordinary shares reserved for future issuance under our equity incentive plans. All of our ordinary shares issued and outstanding prior to the completion of this offering are and will be fully paid, and all of our Class A ordinary shares to be issued in this offering will be issued as fully paid.
The following are summaries of material provisions of our amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering and the Companies Act insofar as they relate to the material terms of our ordinary shares. For details of our debt securities and perpetual securities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations  — Indebtedness  —  Borrowings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Indebtedness  —  Perpetual Securities.”
Exempted Company
We are an exempted company with limited liability incorporated under the Companies Act. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

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an exempted company’s register of members is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue no par value shares;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a public company, we are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As our ADSs are listed on the NYSE, we are also subject to the rules of NYSE.
Ordinary Shares
General
Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. All of our shareholders, including those who are non-residents of the Cayman Islands, may freely hold and vote their ordinary shares.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the Companies Act and our amended and restated memorandum and articles of association, dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends per share, if declared.
Voting Rights
In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 10 votes, except for resolutions with respect to a number of matters in relation to which each Class B ordinary share is entitled to one vote, as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering.
An ordinary resolution to be passed by the shareholders requires a simple majority of the votes cast in a general meeting, while a special resolution to be passed by the shareholders requires at least two-thirds of votes cast in a general meeting. Ordinary resolutions may also be passed by a written resolution signed by or on behalf of shareholders holding a majority of the voting rights attaching to the shares of our company and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as making changes to our amended and restated memorandum and articles of association.
Conversion
Each Class B ordinary share is convertible into one Class A ordinary share (as adjusted for share splits, share combinations and similar transactions) at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Class B ordinary shares in certain circumstances can be transferred by a holder to (i) entities that are controlled by such holder, or (ii) any person that controls or is under common control with such holder or any person in preceding clause (i) (collectively, “Permitted Transferees”) without triggering automatic conversion into Class A ordinary shares. Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares, upon the earliest of the following: (i) any transfer of Class B ordinary shares to any person that is not a Permitted Transferee; (ii) the seventh anniversary of the consummation day of this offering, which may be extended by an additional five years and then another three years; (iii) the holder and the Permitted Transferees’ underlying economic interest in our company, in the aggregate, falling below 30%; (iv) the death of Mr. Li, our ultimate controlling shareholder; and (v) Mr. Li retiring from all board positions and, if any, all executive management positions with the FWD Group, in each case as specified in our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering.

Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares or, on a winding up, with any sanction required by the Companies Act), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of all the ordinary shares, including both Class A ordinary shares and Class B ordinary shares, on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Transfer of Ordinary Shares
Subject to the restrictions contained in our amended and restated memorandum and articles of association (and subject to any restrictions imposed by the laws of jurisdictions other than the Cayman Islands), any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up, or which is issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption of Ordinary Shares
Subject to the provisions of the Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.
Variations of Rights of Shares
If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a simple majority of the vote of all of the shares in that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu with such shares.
General Meetings of Shareholders
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ meetings may be convened by a majority of our board of directors. Advance notice of at least 10 calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists one or more holders holding shares which carry in aggregate not less than a majority of all votes attaching to all of the issued and outstanding ordinary shares present in person or by proxy and entitled to vote at general meetings.
Inspection of Books and Records
Holders of our ordinary shares will not have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find More Information.”
Changes in Capital
We may from time to time by ordinary resolution:
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increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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divide our unissued shares into several classes and attach to such shares any preferential, deferred, qualified or special rights, privileges or conditions;

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by subdivision of our existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association;

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cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person;

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make provision for the allotment and issue of shares which do not carry any voting rights;

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change the currency of denomination of our share capital; or

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reduce our share premium account in any manner authorized and subject to any conditions prescribed by law.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.
Exclusive Forum
Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum. The forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
Differences in Corporate Law
The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.
Mergers and Similar Arrangements
A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company the issued shares of which that together represent at least ninety percent (90%) of the votes at a general meeting are owned by the parent company.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% in value of the shares affected within four months of making the offer, the offeror may give notice, within a two-month period commencing on the expiration of such four month period, requiring the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can, within one month from the date on which the notice was given, be made by a dissenting shareholder to the Grand Court of the Cayman Islands. An objection from a dissenting shareholder is unlikely to succeed in the case of an offer which has been so approved unless there is a clear case of unfair or prejudicial treatment of shareholders.
Where the Grand Court of the Cayman Islands does not make an order in respect of an objection from a dissenting shareholder, such dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.
The general rule is that the company by its board of directors, as opposed to a minority shareholder, can bring proceedings for a wrong done to a company. However, an exception to this rule is that a derivative action can be commenced by one or more minority shareholders on behalf of a company in a Cayman Islands court in respect of loss or damage that such a company has suffered if certain conditions are met. This remedy is based on English authorities, which are of persuasive authority in the Cayman Islands. Such a minority shareholder will not be able continue with such an action without the permission of a Grand Court judge, who will only allow the action to continue if the minority shareholder can demonstrate that the company has a good case against the defendant, and that it is proper for the minority shareholder to continue the action rather than the company by its board of directors. A derivative action can typically be brought by a minority shareholder, inter alia, when:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association
Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of written resolutions. An ordinary resolution approved by way of a written resolution will need to be signed by or on behalf of shareholders holding a majority of the voting rights attaching to the shares of the company, without a meeting being held. A special resolution approved by way of a written resolution will need to be signed by or on behalf of all of the shareholders who would have been entitled to vote on such matter at a general meeting, without a meeting being held.

Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law does not contain a mandatory requirement for shareholders to be able to requisition a shareholders’ meeting. Our amended and restated memorandum and articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed by ordinary resolution or by expiration of their terms in accordance with the terms of any agreement between our company and the relevant director.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote or written resolution of holders of two-thirds of our shares voting at a meeting or entitled to vote at such a meeting if one were to be held.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of or written resolutions signed by the holders of the shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares
Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.
History of Securities Issuances
On August 20, 2021, we effected a share sub-division whereby each of our then authorized ordinary shares, par value US$1.00 each, was divided into one hundred ordinary shares, par value US$0.01 each. Following such share sub-division, PCGI Holdings Limited owned 2,162,950,800 ordinary shares in our company and surrendered for no consideration 1,514,065,560 ordinary shares to our company for cancellation, following which PCGI Holdings Limited owns 648,885,240 ordinary shares in our company.
As of the date of this prospectus, we are 100% owned by PCGI Holdings Limited, and FL and FGL are 100% owned by us and the minority shareholders in our Group. We expect that, upon the completion of this offering, the minority shareholders in our Group, which hold security interests in FL and FGL, will become our shareholders through the Reorganization. See “Our History and Corporate Structure — Our Reorganization.”

FL and FGL have completed the following rounds of equity financing during the past three years.
(i)
On March 7, 2018, each of FL and FGL issued 948,504 Series A convertible preference shares to Future Financial Investment Company Ltd for an aggregate consideration of US$9,485 and US$300.0 million, respectively.

(ii)
On March 13, 2019, each of FL and FGL issued 189,701 Series B-2 convertible preference shares and 47,425 Series B-2 warrants to PCGI Limited and our company for an aggregate consideration of US$1,897 and US$60.0 million, respectively.

(iii)
On March 13, 2019, each of FL and FGL issued 189,701 Series B-2 convertible preference shares and 47,425 Series B-2 Warrants to Eastwood Asset Holding Ltd (which were subsequently transferred to Queensway Asset Holding Ltd. on June 16, 2020) for an aggregate consideration of US$1,897 and US$60.0 million, respectively.

(iv)
On March 13, 2019, each of FL and FGL issued 63,234 Series B-2 convertible preference shares and 15,809 Series B-2 Warrants to Swiss Re Investments Company Ltd (which were subsequently transferred to Swiss Re Asia on December 18, 2020) for an aggregate consideration of US$632 and US$20.0 million, respectively.

(v)
On October 23, 2020, each of FL and FGL issued 4,774,750 Series B-3 convertible preference shares and 1,193,687 Series B-3 warrants to PCGI Limited and our company, respectively, the consideration for which was satisfied by the surrender and cancellation of US$1,236,571,440 and US$273,670,526 of mandatory convertible securities in each of FL and FGL held by PCGI Limited and our company, respectively.

(vi)
On October 23, 2020, each of FL and FGL issued 6,323 Series B-3 convertible preference shares and 1,581 Series B-3 warrants to Mr. Wong Ka Kit, the consideration for which was satisfied by the return and cancellation of the US$1,999,948 and US$63 mandatory convertible securities in each of FL and FGL respectively held by Mr. Wong Ka Kit.

(vii)
On October 23, 2020, each of FL and FGL issued 664,341 Series B-3 convertible preference shares and 166,085 Series B-3 warrants to Swiss Re Investments Company Ltd (which were subsequently transferred to Swiss Re Asia on December 18, 2020), the consideration for which was satisfied by the return and cancellation of US$161,799,653 and US$48,329,811 mandatory convertible securities in each of FL and FGL, respectively, held by Swiss Re Investments Company Ltd.

(viii)
On December 29, 2020, each of FL and FGL issued 1,169,784 Series B-4 convertible preference shares and 292,446 Series B-4 warrants to our company for an aggregate consideration of US$220 million and US$149,999,810, respectively.

(ix)
On May 14, 2021, each of FL and FGL issued 4,696,428 ordinary shares to our company for an aggregate amount of US$319,999,961 and US$994,999,878, respectively.

Since January 1, 2018, FL and FGL have each issued a total of 553,573 ordinary shares with a nominal price consideration to individuals or shareholders.
Pursuant to the Implementation Agreement, and conditioned upon our listing, we have agreed to acquire all of the interests of FL and FGL (being ordinary shares, preference shares and convertible preference shares in FL and FGL) held by the minority investors in consideration for the issuance of Class A ordinary shares in our company and all warrants granted by FL and FGL held thereby have already lapsed as of the date of this prospectus. See “Our History and Corporate Structure — Our Reorganization.”
During the past three years, we have directly made new issuance of shares as set forth in the table below. We believe that the issuances of these shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
Li Tzar Kai, Richard	December 17, 2020	18,486,640	US$0	Not applicable
PCGI Holdings Limited	May 13, 2021	2,142,858	US$600,000,240	Not applicable
Shareholders’ Agreement
In our capacity as a shareholder (or successor of a shareholder) in FL and FGL, we entered into an investment and shareholders’ agreement (“Shareholders’ Agreement”) on October 16, 2013 (as amended and restated on July 31, 2018 and further amended on December 18, 2020) with certain shareholders of FL and FGL, which consist of holders of ordinary shares and preference shares in FL and FGL. The Shareholders’ Agreement provides for certain special rights with respect to shareholding in FL and FGL, including, among others, rights of first offer, co-sale rights, preemptive rights and contain provisions governing the boards of directors and other corporate governance matters with respect to FL and FGL. The Shareholders’ Agreement terminates at completion of this offering and the Reorganization as described below under “— Swiss Re Lock-Up Agreement”.
Swiss Re Lock-up Agreement
On September 24, 2021, we entered into a Post IPO Lock-up Agreement (“Swiss Re Lock-up Agreement”) with PCGI Holdings Limited, Swiss Re Ltd, Swiss Re Principal Investments Company Asia Pte. Ltd. (“Swiss Re”), FWD Limited and FWD Group Limited. Pursuant to the terms of the Swiss Re Lock-up Agreement, the Shareholders’ Agreement (as amended) shall terminate upon the completion of this offering and the Reorganization in accordance with the Implementation Agreement. In addition, Swiss Re undertook not to directly or indirectly: (a) dispose of equity securities of our company with an aggregate market value of US$500 million or more during the 90 days immediately following the 180 days after the date of this prospectus, and (b) dispose of additional equity securities of our company with a further aggregate market value of US$500 million or more during the second 90 days immediately following the 180 days after the date of this prospectus.
Registration Rights
Before the closing of this offering, we intend to enter into a Registration Rights Agreement with our shareholders, under which we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights under this agreement.
Required Registration Rights
At any time after the date that is six months after the closing of our initial public offering, on one occasion in the first year after the company’s initial public offering (or two occasions thereafter in any 12-month period), each of the holders of the registrable securities shall have the right to request that we effect a registration under the Securities Act covering the registration of all or part of their registrable securities, so long as the anticipated aggregate proceeds, net of any underwriting discounts, commissions, ADS issuance fees and stock transfer taxes applicable to the sale of the registrable securities proposed to be registered exceeds US$75 million (based on the closing price on the trading day immediately prior to the date of the holders’ written request for such registration).
Piggyback Registration Rights
If we propose to file a registration statement in connection with a public offering of securities of our company, other than relating to (i) an employee share option plan, (ii) corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, or (iv) a registration in which the only shares being registered are those issuable upon conversion of debt securities, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement.

Form F-3 Registration Rights
When eligible for use of Form F-3, holders of the registrable securities will have the right to request in writing that we file a registration statement on Form F-3. Registration pursuant to Form F-3 registration rights will not be deemed to be a required registration. We, however, are not obligated to effect a registration on Form F-3 if (i) the anticipated aggregate proceeds, net of any underwriting discounts, commissions, ADS issuance fees and stock transfer taxes applicable to the sale of the registrable securities proposed to be registered does not exceed US$75 million (based on the closing price on the trading day immediately prior to the date of the holders’ written request for such registration), or (ii) we have already effected two such registrations within any twelve-month period preceding the date of the registration request.
Expenses of Registration
We will pay all expenses incurred in connection with any required registration, piggyback registration or Form F-3 registration, including, among others, registration and filing fees, compliance fees, listing fees, printing expenses, fees and disbursements of counsel and independent public accountants of our company, fees and disbursements of the underwriters, but excluding underwriting discounts and commissions, fees and expenses of the legal counsels acting on behalf of the registered holders and share transfer taxes. We will not, however, be required to pay for any expenses of any registration proceeding begun pursuant to required registration rights, if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities requested to be registered, subject to certain exceptions.
Termination of Registration Rights
The registration rights discussed above shall terminate with respect to any holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any 90 days without the application of volume limitations.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Receipts
JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.
The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.
The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.
A beneficial owner is any person or entity having a beneficial ownership interest ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.
An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.
Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.
You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.
The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.
Share Dividends and Other Distributions
How will I receive dividends and other distributions on the shares underlying my ADSs?
We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received in foreign currency into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.
Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:
•
Cash.    The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•
Shares.    In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•
Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)
sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)
if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•
Other Distributions.    In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.
Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.
The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.
There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).
Deposit, Withdrawal and Cancellation
How does the depositary issue ADSs?
The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.
Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.
The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”
Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.
Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?
When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.
The depositary may only restrict the withdrawal of deposited securities in connection with:
•
temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•
the payment of fees, taxes and similar charges; or

•
compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Record Dates
The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):
•
to receive any distribution on or in respect of deposited securities,

•
to give instructions for the exercise of voting rights at a meeting of holders of shares,

•
to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•
to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.
Voting Rights
How do I vote?
If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given or deemed to be given pursuant to the terms of the deposit agreement, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.
Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.
To the extent that (A) we have provided the depositary with at least 35 days’ notice of the proposed meeting, (B) the voting notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the depositary does not receive instructions on a particular agenda item from an ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such ADR holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing (and we agree to provide the depositary with such instruction promptly in writing) that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, and (2) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (ii) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of the Cayman Islands, and (iv) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands.
The depositary may from time to time access information available to it to consider whether any of the circumstances described above exist, or request additional information from us in respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners are advised and agree that (a) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of shares. Because there is no guarantee that ADR holders and beneficial owners will receive the notices described above with sufficient time to enable such ADR holders or beneficial owners to return any voting instructions to the depositary in a timely manner, ADR holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners in such circumstances.
ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given in accordance with the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation, or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).
We have advised the depositary that under Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders or beneficial owners.
There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Reports and Other Communications
Will ADR holders be able to view our reports?
The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.
Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.
Fees and Expenses
What fees and expenses will I be responsible for paying?
The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.
The following additional charges shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:
•
a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•
a fee of U.S.$0.05 or less per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreement;

•
an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•
a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•
stock transfer or other taxes and other governmental charges;

•
cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•
transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•
fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.
The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of an foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.
Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.
We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.
The right of the depositary to receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.
The fees and charges described above may be amended from time to time by agreement between us and the depositary.
The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.
Payment of Taxes
ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current and former beneficial owners, by holding or owning, or having held or owned, an ADR, the ADR holder thereof (and prior ADR holder thereof) acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or former beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.
As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.
Reclassifications, Recapitalizations and Mergers
If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:
•
amend the form of ADR;

•
distribute additional or amended ADRs;

•
distribute cash, securities or other property it has received in connection with such actions;

•
sell any securities or property received and distribute the proceeds as cash; or

•
none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).
How may the deposit agreement be terminated?
The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, or (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary.
If the shares are not listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then after such date fixed for termination (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares and/or deposited securities to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and/or deposited securities and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each register ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR register and the shares and/or deposited securities from the depositary, we shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares and/or deposited securities to the registered ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.
If the shares are listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then instead of the provisions in the prior paragraph, after the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs, except to receive and hold (or sell) distributions on shares and/or deposited securities and deliver shares and/or deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary has agreed to use its reasonable efforts to sell the shares and/or deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the registered ADR holders not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.
Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for under the deposit agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.
Limitations on Obligations and Liability to ADR holders
Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs
Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:
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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.
The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and our respective agents will:
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incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
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incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

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in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be, against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong, the

People’s Republic of China, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner thereof to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither the depositary nor we shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.
Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given pursuant to the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
In the deposit agreement, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.
The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.
Disclosure of Interest in ADSs
To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you and beneficial owners will be agreeing to comply with such instructions.
Books of Depositary
The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system.

Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.
The depositary will maintain facilities for the delivery and receipt of ADRs.
Appointment
In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:
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be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs;

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

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acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law
The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China, the United States and/or any other court of competent jurisdiction.
Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York.
Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).
Jury Trial Waiver
In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.
If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE
Upon closing of this offering and the concurrent private placement, we will have        ADSs outstanding representing approximately    % of our Class A ordinary shares (or        ADS outstanding representing approximately    % of our ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
All of the ADSs sold in this offering and the concurrent private placement and the Class A ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All issued ordinary shares prior to our initial public offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.
Pursuant to Rule 144, Class A ordinary shares will be eligible for sale at various times after the date of this prospectus, subject to the lock-up agreements.
Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Although our ADSs are listed on the NYSE, we cannot assure you that a regular trading market for our ADSs will be sustained or continue to exist. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.
Lock-up Agreements
We, our executive officers, directors, and our pre-IPO shareholders have agreed or will agree that, subject to certain exceptions and early release triggers described in the section titled “Underwriting,” for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives (who, in their discretion, may release any of the securities subject to these lock-up agreements at any time) dispose of, directly or indirectly, any of our any ordinary shares, or ADSs representing any ordinary shares, or any securities convertible into or exchangeable or exercisable for any ordinary shares, or ADSs representing any ordinary shares, for a period of 180 days after the date of this prospectus used in our IPO. In connection with this offering, the representatives of the underwriters of the IPO have waived the lock-up provisions with respect to the ADSs being sold by us in this offering. Our directors at the time of our IPO, executive officers and pre-IPO shareholders will remain subject to the foregoing lock-up restrictions.
After the expiration of the applicable lock-up period, the ordinary shares or ADSs held by our directors at the time of our IPO, executive officers or pre-IPO shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.
Concurrent Private Placement
On September 23, 2021, we entered into a subscription agreement with Athene, a Bermuda-based reinsurance company and subsidiary of Athene Holding Ltd., a leading retirement services company substantially all of the net invested assets of which are managed by affiliates of Apollo, a leading global investment manager. Pursuant to the subscription agreement, substantially concurrently with and subject to the completion of this offering, Athene has agreed to purchase Class A ordinary shares from us for an aggregate purchase price of US$400 million in a private placement. The Class A ordinary shares issued to Athene in the concurrent private placement will be issued at a price per Class A ordinary share equal to the initial public offering price per ADS adjusted to reflect the ADS-to-Class A ordinary share ratio. The private placement is being made pursuant to an exemption from registration with the SEC, under Regulation S of the Securities Act. Under the subscription agreement, Athene may assign all or any part of its rights and obligations thereunder to one or more of its affiliates or funds, accounts, clients or other entities owned, controlled, advised or managed by affiliates of Apollo or Athene Holding Ltd. (“Affiliate Assignees”). Athene has agreed not to, directly or indirectly, sell, transfer, or dispose of any of the Class A ordinary shares acquired in the concurrent private placements for a period of 12 months with respect to Class A ordinary shares representing US$50 million of investment amount, or the Tranche B Purchased Shares, and 24 months with respect to Class A ordinary shares representing US$350 million of the investment amount, or the Tranche A Purchased Shares, after the date of this prospectus, subject to certain exceptions, including for transfers to Affiliate Assignees. In connection with its investment in our company, Athene is entitled to appoint a non-voting observer to the board of directors of our company so long as it and/or its Affiliate Assignees hold at least 75% of the Tranche A Purchased Shares purchased by Athene at the closing of the private placement, subject to certain exceptions.
On September 23, 2021, we also entered into an investment management framework agreement with Apollo Management Holdings, L.P. and Athene and a master investment management implementation agreement with certain affiliates of Apollo, which together set out the framework for a strategic collaboration between certain affiliates of Apollo, Athene and our company following the completion of this offering in asset management, product distribution and reinsurance. Pursuant to these agreements, one or more Apollo affiliates will, following the completion of this offering, manage part of our company’s investment portfolio, across multi-credit and alternative asset classes. The initial term with respect to the multi-credit asset classes will be 5 years from the date of each deposit of assets in connection with the investment management mandate, with automatic annual renewals thereafter up to year 10, subject to performance, fees and compliance with law and regulations. Each of the investment management framework agreement and the master investment management implementation agreement may be terminated by us at any time if Athene and/or its Affiliate Assignees cease to hold at least 75% of Tranche A Purchased Shares purchased by Athene at the closing of the private placement. The effectiveness of the master investment management implementation agreement will be subject to certain conditions, including applicable regulatory approvals. Furthermore, pursuant to these agreements, if our company fails to obtain the applicable regulatory approval within nine calendar months following the completion of this offering, as a result of which, our company is unable to perform its obligations under the master investment management framework agreement, or if our company fails to make the requisite initial deposits on time and such failure is not remedied within a specified period of time, our company shall waive the 24-month/12-month transfer restrictions to which the Tranche A Purchased Shares and the Tranche B Purchased Shares are subject, respectively.
Rule 144
In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our issued shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:
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1% of the number of our Class A ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately        Class A ordinary shares immediately after this offering; and

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the average weekly trading volume of the ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in “brokers’ transactions” as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.
Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.
Rule 701
Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION
The following is a general summary of certain Cayman Islands and United States federal income tax consequences relevant to an investment in the ADSs and Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and Class A ordinary shares.
Cayman Islands Taxation
The following is a discussion on Cayman Islands taxation, which is a general summary of present law and is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of the ADSs and Class A ordinary shares. Stamp duties may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this prospectus forms a part an undertaking from the Financial Secretary of the Cayman Islands in the following form.
The Tax Concessions Act (2018 Revision) Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Act (2018 Revision), the Financial Secretary had undertaken to our company that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations and no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of our company or by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (2018 Revision). These concessions shall be for a period of 20 years from May 7, 2021.
Certain United States Federal Income Tax Considerations
The following is a description of certain U.S. federal income tax consequences to U.S. Holders (defined below) of acquiring, owning and disposing of our ADSs or Class A ordinary shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ADSs or Class A ordinary shares. This discussion applies only to a U.S. Holder that owns ADSs or Class A ordinary shares as capital assets for U.S. federal income tax purposes and in respect of ADSs or Class A ordinary shares acquired in the offering. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. No ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to any statement or conclusion in this discussion, and there can be no assurance that the IRS will not challenge such statement or conclusion in the following discussion or, if challenged, that a court will uphold such statement or conclusion.

In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including any U.S. state, local or non-U.S. tax law, the Medicare contribution tax on net investment income, and any estate or gift tax laws, and it does not describe differing tax consequences applicable to U.S. Holders subject to special rules, such as:
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certain banks or financial institutions;

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regulated investment companies and real estate investment trusts;

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dealers or traders in securities that use a mark-to-market method of tax accounting;

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insurance companies;

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persons holding ADSs or Class A ordinary shares as part of a hedge, straddle, conversion, constructive sale, integrated transaction or similar transaction;

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persons liable for the alternative minimum tax;

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persons required for U.S. federal income tax purposes to accelerate the recognition of any item of gross income with respect to our common shares as a result of such income being recognized on an applicable financial statement;

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persons whose functional currency for U.S. federal income tax purposes is not the US dollar;

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entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes or holders of equity interests therein;

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tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

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“controlled foreign corporations”;

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certain U.S. expatriates;

•
persons that own, directly, indirectly or constructively, ten percent (10%) or more of the total voting power or value of all of our outstanding stock; or

•
persons owning ADSs or Class A ordinary shares in connection with a trade or business conducted outside the United States.

U.S. Holders should consult their tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ADSs or Class A ordinary shares in their particular circumstances.
A “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of ADSs or Class A ordinary shares and is:
•
an individual citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a United States person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of the partnership and a partner in the partnership will generally depend on the status of the partner and the status and activities of the partnership. Partnerships owning ADSs or Class A ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares.
THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD

CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, OR DISPOSITION OF COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF OTHER FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
ADSs
A U.S. Holder holding ADSs will generally be treated for U.S. federal income tax purposes as the owner of the underlying Class A ordinary shares represented by such ADSs. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to U.S. federal income tax.
Taxation of Distributions
Subject to the discussion below under “Passive Foreign Investment Company Rules,” distributions paid on our ADSs or Class A ordinary shares will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis in our ADSs or Class A ordinary shares (but not below zero), and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder held our ADSs or Class A ordinary shares for more than one year as of the time such distribution is actually or constructively received. Because we do not prepare calculations of our earnings and profits using U.S. federal income tax principles, it is expected that distributions generally will be taxable to U.S. Holders as dividends, and taxable at ordinary income tax rates.
As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes. Dividends will be treated as foreign-source dividend income and will not be eligible for the dividends-received deduction available to U.S. corporations under the Code with respect to dividends received from certain other corporations. To the extent our ADSs or Class A ordinary shares are listed on the NYSE and are thereby considered to be readily tradable on an established securities market in the United States and certain other requirements are satisfied, we expect that dividends we pay will constitute “qualified dividends” eligible for reduced rates of taxation available to certain non-corporate U.S. Holders. A dividend will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s actual or constructive receipt of the dividend.
Distributions of our ADSs or Class A ordinary shares, or rights to subscribe for our ADSs or Class A ordinary shares, which are received as part of a pro rata distribution to all of our shareholders, generally will not be subject to U.S. federal income tax.
Sale or Other Taxable Disposition of ADSs or Class A ordinary shares
Subject to the discussion below under “Passive Foreign Investment Company Rules,” gain or loss realized by a U.S. Holder on a sale, exchange or other taxable disposition of our ADSs or Class A ordinary shares will be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. Holder has held the ADSs or Class A ordinary shares for more than one year. The amount of such gain or loss will generally be equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in US dollars. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.
Passive Foreign Investment Company Rules
In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which (a) 75% or more of its gross income is passive income (the “income test”) or (b) 50% or more of its assets by value either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). For this purpose, “gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income”

generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For the purposes of the income test and asset test, if our company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, our company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.
Because our company and its affiliates are in the insurance business, our company maintains a certain quantum of passive assets on its consolidated balance sheet, which, absent an exception from being considered passive assets for purposes of the asset test, could cause our company to be a PFIC in a given tax year. There is an exception to PFIC status potentially available under certain rules applicable to “qualifying insurance companies,” and our company’s PFIC status for its current and subsequent taxable years may depend on whether it qualifies for the qualifying insurance company exception from the PFIC rules. Under the qualifying insurance company rules, income is not treated as passive if it is derived from the “active conduct” of an insurance business by a “qualifying insurance company,” and any assets of a qualifying insurance company that are available to satisfy liabilities of its insurance business are likewise not treated as passive assets for purposes of the PFIC rules.
The application of the qualifying insurance company exception to holding companies is complicated and itself is subject to various fact-intensive exceptions, and there cannot be any assurance that our company has qualified or will qualify for the qualifying insurance company exception. The determination of whether our company is a PFIC is made annually after the end of each taxable year and is based on the composition of our company’s gross income, the value of our company’s assets (including goodwill) and activities in those years. Accordingly, there can be no assurances with respect to our company’s status as a PFIC for the current or any future taxable year.
We will not provide an annual determination of our PFIC status for any taxable year. If our company is or becomes a PFIC, a U.S. Holder who owns our ADSs or Class A ordinary shares will generally be subject to adverse tax treatment, as discussed in more detail below. Accordingly, you are urged to consult your tax advisors regarding the risks associated with investing in a company that may be a PFIC.
Under attribution rules, if we were a PFIC for any taxable year and any subsidiary or other entity in which we held a direct or indirect equity interest is also a PFIC (a “Lower-tier PFIC”), U.S. Holders would be deemed to own their proportionate share of any such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the following paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) a disposition of equity interests of the Lower-tier PFIC, in each case as if the U.S. Holders held such interests directly, even though the U.S. Holders have not received the proceeds of those distributions or dispositions directly. Generally, a mark-to-market election (as described below) cannot be made for equity interests in a Lower-tier PFIC. Therefore, if we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you generally will continue to be subject to the rules described in the following paragraph with respect to your indirect interest in any Lower-tier PFIC, even if you were to make a valid mark-to-market election with respect to our ADSs or Class A ordinary shares. You are urged to consult your tax advisors about the application of the PFIC rules to our subsidiary.
Generally, if we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or Class A ordinary shares, gain recognized by the U.S. Holder upon a disposition (including, under certain circumstances, a pledge) of ADSs or Class A ordinary shares would be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to each allocated amount. Further, to the extent that any distribution received by a U.S. Holder on the ADSs or Class A ordinary shares exceeds 125% of the average of the annual distributions on such shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner described above, and such amounts will not be eligible for the lower “qualified dividend” rate. If we are a PFIC for any year during which a U.S. Holder owns ADSs or Class A ordinary shares, we would generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder owns the ADSs or Class A ordinary shares, even if we ceased to meet the threshold requirements for PFIC status.
If we are or become a PFIC, certain elections would result in alternative treatments, such as a mark-to-market election (discussed below) of the ADSs or Class A ordinary shares, or such as a “qualified electing fund” (“QEF”) election to include in income the U.S. Holder’s share of the corporation’s income on a current basis. A U.S. taxpayer may generally make a QEF election with respect to shares of a foreign corporation only if such taxpayer is furnished annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We do not intend to provide information necessary for U.S. Holders to make QEF elections. Therefore, U.S. Holders should assume that they will not receive such information from us and would therefore be unable to make a QEF election with respect to any of our ADSs or Class A ordinary shares.
Alternatively, if we are a PFIC for any taxable year and if the ADSs or Class A ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election with respect to the ADSs or Class A ordinary shares (but not with respect to any Lower-tier PFICs, if any) that would result in tax treatment different from the general tax treatment for PFICs described above. The ADSs or Class A ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs or Class A ordinary shares is traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, on which we intend to apply to list our ADSs, is a qualified exchange for this purpose.
Generally, under the mark-to-market election the U.S. Holder will recognize at the end of each taxable year (i) ordinary income in respect of any excess of the fair market value of the ADSs or Class A ordinary shares over their adjusted tax basis or (ii) ordinary loss in respect of any excess of the adjusted tax basis of the ADSs or Class A ordinary shares over their fair market value (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs or Class A ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs or Class A ordinary shares in a year when we were a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). U.S. Holders should consult their tax advisors regarding the availability and advisability of making a mark-to-market election in their particular circumstances. As to any elections with respect to our ADSs or Class A ordinary shares, including mark-to-market elections or QEF elections, U.S. Holders should consult their own tax advisors to determine whether any of these elections would be available or advisable if we are or become a PFIC and, if so, what the consequences of the alternative treatments would be in their particular circumstances.
If a U.S. Holder owns our ADSs or Class A ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 annually with respect to our company, generally with the U.S. Holder’s U.S. federal income tax return for that year unless specified exceptions apply.
U.S. Holders should consult their tax advisors regarding our PFIC status for any taxable year (including the potential applicability of the qualifying insurance company exception) and the potential application of the PFIC rules.
Information Reporting and Backup Withholding
Payments of dividends and proceeds from the sale, exchange or other taxable disposition (including redemption) of our ADSs or Class A ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries to a U.S. Holder generally are subject to information reporting, unless the U.S. Holder is a corporation or other exempt recipient. In addition, such payments may be subject to backup withholding, unless (1) the U.S. Holder is a corporation or other exempt recipient or (2) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the United States Internal Revenue Service.
Foreign Financial Asset Reporting
Certain U.S. Holders who are individuals or certain specified entities that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 (and in some circumstances, a higher threshold) may be required to report information relating to the ADSs or Class A ordinary shares by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets (which requires U.S. Holders to report “foreign financial assets,” which generally include financial accounts held at a non-U.S. financial institution, interests in non-U.S. entities, as well as stock and other securities issued by a non-U.S. person), to their tax return for each year in which they hold our ADSs or Class A ordinary shares, subject to certain exceptions (including an exception for our ADSs or Class A ordinary shares held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ADSs or Class A ordinary shares.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated                  2021, among us, Morgan Stanley & Co. LLC, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and CMB International Capital Limited as the representatives of the underwriters named below and joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:
Underwriters	Number of ADSs
Morgan Stanley & Co. LLC
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities LLC
HSBC Securities (USA) Inc.
CMB International Capital Limited
SMBC Nikko Securities America, Inc.
CCB International Capital Limited
Total
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs being offered if any of them is purchased other than the ADSs covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.
Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. Each of CMB International Capital Limited and CCB International Capital Limited is not a broker-dealer registered with the SEC. Each of CMB International Capital Limited and CCB International Capital Limited does not intend to and will not offer or sell or underwrite any of our ADSs in the United States or to U.S. persons in connection with this offering.
The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036, United States. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States. The address of HSBC Securities (USA) Inc. is 452 Fifth Avenue, New York, NY 10018, United States. The address of CMB International Capital Limited is 45th Floor, Champion Tower, 3 Garden Road, Central, Hong Kong. The address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, 5th floor, New York, NY 10172. The address of CCB International Capital Limited is 12/F, CCB Tower, 3 Connaught Road Central, Central, Hong Kong.

Indication of Interest
A number of investors have indicated their interest in subscribing for an aggregate of up to US$500 million of the ADSs being offered in this offering, including (i) up to US$300 million from Li Ka Shing Foundation (by itself or through a subsidiary), of which our ultimate controlling shareholder is a director on the board and a member and which was established by Mr. Li Ka Shing to support charitable purposes, (ii) up to US$100 million from PCCW Limited, of which our ultimate controlling shareholder is the chairman and an executive director and is deemed to have interest, and (iii) up to US$100 million from PCGI Holdings Limited (by itself or through a designated entity), our controlling shareholder. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to     ADSs, representing approximately     % of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will not receive any underwriting discounts and commissions on any ADSs purchased by such investors.
Commission and Expenses
The underwriters have advised us that they propose to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of    per ADS. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of    per ADS to certain brokers and dealers. After the initial offering of the ADSs to the public, if all of the ADSs are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. No such changes will affect the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.
	Per ADS		Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price	US$	US$	US$	US$
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Proceeds to us, before expenses	US$	US$	US$	US$
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$      .
We have agreed to reimburse the underwriters for certain of their costs and expenses incurred in connection with this offering for an amount of up to US$      .
Determination of Offering Price
Prior to this offering, there has not been a public market for our ADSs. Consequently, the initial public offering price for our ADSs will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.
Listing
We intend to apply to have our ADSs listed on the NYSE under the trading symbol “FWD.”
Option to Purchase Additional ADSs
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of     additional ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ADSs than the total number set forth on the cover page of this prospectus.
Lock-Up Agreements
We, our officers, directors and our pre-IPO shareholders have agreed or will agree that, without the prior written consent of the representative on behalf of the underwriters and subject to specified exceptions, not to directly or indirectly during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs and is designed to or that could reasonably expected to lead to or result in a transfer or disposition of the ordinary shares or ADSs during the lockup period; (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (iv) publicly disclose the intention to do any of the above.
The underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.
Stabilization
The underwriters have advised us that, pursuant to Regulation M under the U.S. Securities Exchange Act of 1934, as amended, they and certain other persons participating in this offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing the ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them.

“Naked” short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of these activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. An affiliate of HSBC, HSBC Bank Plc, was a lender under the Facility Agreement dated February 4, 2019, which was repaid in full on August 10, 2021 and is an exhibit to the registration statement which includes this prospectus. HSBC was also engaged as solicitation agent in connection with the consent solicitation referred to in “Prospectus Summary — Recent Developments.” An affiliate of CMB International Capital Limited, CMB Wing Lung Bank Limited, is a lender under the SCB Facility Agreement dated September 25, 2019, which is an exhibit to the registration statement which includes this prospectus. The net proceeds of this offering may be used in part to pay down our indebtedness under the 2019 SCB Facility Agreement with CMB Wing Lung Bank Limited. Further, Goldman Sachs (Asia) L.L.C. and Morgan Stanley & Co. LLC will act as placing agents in connection with the proposed issuance and sale of Class A ordinary shares to Athene by way of private placement. For more details, see “Shares Eligible for Future Sale — Concurrent Private Placement”
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required.
Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investor” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.
The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Bermuda
ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands
The ADSs are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the company. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Canada
The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus is not intended to constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
Dubai International Finance Center (“DIFC”)
This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.
Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area
In relation to each member state of the European Economic Area, each a “Member State,” an offer to the public of the ADSs which are the subject of this offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Member State except that an offer to the public in that Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer ADSs to the public” in relation to the ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1120 (as amended).
Hong Kong
The ADSs have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the SFO and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Indonesia
This prospectus does not, and is not intended to, constitute a prospectus for a public offering of securities and this offering does not, and is not intended to, constitute a public offering of securities under Law Number 8 of 1995 regarding Capital Market and its implementing regulations. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.
Israel
In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•
a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•
a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•
an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•
a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•
an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•
an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•
an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.
Japan
The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act and accordingly, have not been, directly or indirectly, offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Korea
The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
Malaysia
No approval, authorization or recognition from the Securities Commission Malaysia (“Commission”) has been applied for or obtained for the offer for subscription or purchase or invitation to subscribe for or purchase of the ADSs under the Capital Markets and Services Act 2007 (“CMSA”) as ADSs will be offered in Malaysia only to (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, for a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission (each an “Accredited Investor”), through a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. No prospectus or other offering material or document in connection with the offer for subscription or purchase or invitation to subscribe for or purchase of the ADSs has been or will be registered with the Commission as a prospectus under the CMSA. A copy of this Prospectus will be deposited with the Commission in accordance with Sections 229(4) and 230(4) of the CMSA for the purpose of the offer or sale, invitation for subscription or purchase of the ADSs. Any such offer for subscription or purchase or invitation to subscribe for or purchase of the ADSs in Malaysia is deemed to be an excluded offer or an excluded invitation(s), as the case may be, under Schedules 6 and 7 of the CMSA as the ADSs will be offered to persons who fall within the exemptions specified in Schedules 6 and 7 of the CMSA (each an “Excluded Person”). Accordingly, this Prospectus and any other document or material in connection with the offer for subscription or purchase or invitation to subscribe for or purchase of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than an Accredited Investor and an Excluded Person.
Mexico
None of the ADSs or the Class A ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisi6n Nacional Bancaria y de Valores) (“CNBV”) of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores).
People’s Republic of China (“PRC”)
This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will results in compliance with applicable laws and regulations. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.
Qatar
In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution or reproduction of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.
Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the board of the Saudi Arabian Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004, as amended by resolution number 1-28-2008. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor under Section 274 of the SFA or to a relevant person defined in

Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, the ADSs, which are stocks or shares issued or proposed to be issued by a corporation or body unincorporate (other than a corporation or a body unincorporate that is a collective investment scheme) are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
South Africa
Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:
i.
the offer, transfer, sale, renunciation or delivery is to:

(a)
persons whose ordinary business is to deal in securities, as principal or agent;

(b)
the South African Public Investment Corporation;

(c)
persons or entities regulated by the Reserve Bank of South Africa;

(d)
authorized financial service providers under South African law;

(e)
financial institutions recognized as such under South African law;

(f)
a wholly owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)
any combination of the person in (a) to (f); or

ii.
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to this offering, the company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Taiwan
The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s ruling thereunder.
Thailand
The ADSs have not been, and will not be, registered with the Office of the Securities and Exchange Commission of Thailand, and this prospectus does not, and is not intended to, constitute a registration statement and draft prospectus for the purpose of filing with the Office of the Securities and Exchange Commission of Thailand nor a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, as amended.
United Arab Emirates
The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates or the Securities and Commodities Authority.
United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (as amended, the “FSMA”)) has been made in circumstances in which Section 21(1) of the FSMA does not apply to us. The underwriters have complied and will comply with all applicable provisions of the FSMA with respect to anything done in connection with the issue or sale of the ADSs in, from, or otherwise involving the United Kingdom (the “UK”).
In relation to the UK, no shares of common stock have been offered or will be offered, pursuant to this offering, to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions:
(a)
to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in the UK to qualified investors as so defined or in circumstances in which the prior consent of the company has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer ADSs to the public” in relation to the ADSs in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, and the expression “UK Prospectus Regulation” means Regulation 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the UK, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined under Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “UK relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the UK within the meaning of the FMSA.
Any person in the UK that is not a UK relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by UK relevant persons.
Vietnam
This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

EXPENSES RELATED TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, NYSE listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.
SEC registration fee	US$ *
NYSE listing fee	*
Financial Industry Regulatory Authority filing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	US$ *

*
To be provided by amendment.

LEGAL MATTERS
We are being represented by White & Case LLP with respect to certain legal matters of United States federal securities and New York state law. The underwriters are being represented by Cravath, Swaine & Moore LLP and Slaughter and May with respect to certain legal matters as to United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong).
EXPERTS
The consolidated financial statements of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) at December 31, 2018, 2019 and 2020, and for each of the three years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The registered business address of Ernst & Young is 27/F One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.
The industry data included in this prospectus have been so included in reliance on the report of N.M.G. Financial Services Consulting Limited, given on the authority of said firm as an industry expert.
The registered address of N.M.G. Financial Services Consulting Limited is 18th Floor, 100 Bishopgate London EC2N 4AG, United Kingdom.
The Actuarial Consultant’s Report and the Addendum thereto and the actuarial results from that report included in this prospectus has been so included in reliance on the report (including the Addendum thereto) of Milliman Limited, given on the authority of said firm as an actuarial expert.
The registered address of Milliman Limited is Unit 3901-02, 39th Floor, AIA Tower, 183 Electric Road, North Point, Hong Kong.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.
We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected at the SEC’s website at www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with IFRS, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

APPENDIX I — ACTUARIAL CONSULTANT’S REPORT

November 12, 2021
The Directors
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited)
14 Taikoo Wan Road,
Taikoo Shing
Hong Kong
ACTUARIAL CONSULTANT’S REPORT
Dear Directors,
1   INTRODUCTION
1.1.   BACKGROUND
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (“FWD Group,” “FWD,” “Company,” “you,” or “your”) has prepared, in respect of FWD Group and its subsidiaries, the embedded value (“EV”) and the value of new business (“VNB”) for each calendar year over the period from January 1, 2018 to December 31, 2020 (referred to as the “track record period”). The EV is calculated as at December 31, 2018 (“2018 EV”), December 31, 2019 (“2019 EV”), and December 31, 2020 (“2020 EV”) (collectively referred to as “Valuation Dates”), while the VNB covers 12 months of sales for calendar years 2018 (“2018 VNB”), 2019 (“2019 VNB”) and 2020 (“2020 VNB”) respectively. The Company has also prepared additional analyses, including sensitivity tests on EV and VNB, determination of EV equity, EV operating profit, free surplus generation and distributable earnings and an analysis of movement in the EV by calendar year over the track record period. These results are collectively referred to as the “EV Results” and have been prepared by the Company in connection with the initial public offering (“IPO”) of FWD Group.
Milliman Limited (“Milliman,” “we,” “us” or “our”) has been engaged by FWD Group to independently review and provide an opinion on the EV Results. This report (“Report”) sets out the consolidated results as prepared by FWD Group over the track record period, and includes a description of the EV methodology and assumptions, details of our review and opinion, as well as the reliances and limitations applicable to our work.
In accordance with the engagement letter dated April 27, 2021, this Report has been prepared for inclusion in this prospectus (the “Prospectus”). This Report should be read in conjunction with the rest of the Prospectus, which provides details of FWD Group’s business and related risk factors. This Report should be read in its entirety, including the reliances and limitations, as individual sections, if considered in isolation, may be misleading.
Milliman is acting exclusively for FWD Group, and no one else, in connection with this IPO. This Report has been prepared solely for the purpose of inclusion in the Prospectus. This Report should not be used for any other purpose without our prior written consent. Neither Milliman nor any employee of Milliman undertakes responsibility arising in any way whatsoever to any other party in respect of this Report contrary to the aforesaid purpose.
Except where otherwise stated, the figures quoted in this Report as at the Valuation Dates do not make allowance for any developments after those dates. The various monetary amounts specified are expressed in US Dollars (“USD”).

1.2.   FWD GROUP STRUCTURE
To facilitate the IPO in the United States, the Company undertook a series of reorganization activities to unify the ownership structure of the Group, involving the merger of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) with PCGI Limited. Following the merger, PCGI Limited ceased to exist, with FWD Group, after reorganization, being the immediate holding company of:
•
FWD Limited; and

•
FWD Group Limited

FWD Limited as at December 31, 2020 includes the following entities:
•
FWD Life Insurance Company (Bermuda) Limited (“FWD Life (Bermuda)”);

•
FWD Life Insurance Company (Macau) Limited (“FWD Macau”);

•
FWD Life Assurance Company (Hong Kong) Limited (“FWD Life Assurance (Hong Kong)”);

•
FWD Life (Hong Kong) Limited (“FWD Life (Hong Kong)”);

•
FWD Vietnam Life Insurance Company Limited (“FWD Vietnam”);

•
FWD Assurance VietNam Company Limited (“FWD VCLI”);

•
FWD Takaful Berhad (“FWD Malaysia”);

•
FWD Financial Planning Limited;

•
FWD Management Holdings Limited;

•
Antede Limited;

•
AMG Financial Group Limited (Hong Kong);

•
AMG Wealth Management Limited;

•
FWD Financial Limited;

•
OGS (I) Limited (Cayman Islands);

•
OGS (II) Limited (Cayman Islands);

•
One George Street LLP (Republic of Singapore);

•
Sky Accord Limited (Cayman Islands);

•
Future Radiance Limited (Cayman Islands); and

•
FWD Properties Limited (Hong Kong).

FWD Life (Bermuda), FWD Macau, FWD Life Assurance (Hong Kong) and FWD Life (Hong Kong) are the life insurance subsidiaries of FWD Limited. FWD Malaysia, FWD Vietnam and FWD VCLI are the life insurance subsidiaries of FWD Life (Bermuda). These subsidiaries are treated as separate entities, and the value from these entities is reported separately and not included within the results of FWD Life (Bermuda).
FWD Group Limited as at December 31, 2020 includes the following entities:
•
FWD Life Insurance Corporation (“FWD Philippines”);

•
FWD Life Insurance Public Company Limited (“FWD Thailand”);

•
PT FWD Insurance Indonesia (“FWD Indonesia”);

•
FWD Singapore Pte. Ltd (“FWD Singapore”);

•
FWD Life Insurance Company, Limited (“FWD Life Japan”);

•
FWD Reinsurance SPC, Ltd. (“FWD Reinsurance”);

•
FWD Life Insurance (Cambodia) Plc. (“FWD Cambodia”);

•
FWD Group Services (Thailand) Co., Ltd;

•
IPP Financial Advisers Pte. Ltd;

•
PT FWD Asset Management; and

•
Pivot Fintech Pte. Ltd.

FWD Life Japan, FWD Reinsurance, FWD Thailand, FWD Indonesia, FWD Philippines and FWD Cambodia are life insurance subsidiaries of FWD Group Limited. FWD Singapore is a composite insurance subsidiary of FWD Group Limited.
Operating entities in this Report refer to life insurance subsidiaries and non-life insurance subsidiaries, as well as subsidiaries and associates of these entities1. Life insurance subsidiaries refer to life insurance companies, including composite insurers. Non-life insurance subsidiaries refer to entities that are general insurance companies, asset management companies and financial planning/broking firms. All other subsidiaries that are held in FWD Limited and FWD Group Limited and not listed above are classified as “non-operating entities” and form part of “corporate and other” adjustments.
The entities for which value of in-force (“VIF”) and VNB results have been determined are referred to as “Business Units” in this Report. Several entities have been grouped as one Business Unit by FWD. The Business Units referred to in this Report are as follows:
•
FWD HK collectively includes the following entities:

•
FWD Life (Bermuda)2

•
FWD Macau

•
FWD Life Assurance (Hong Kong)

•
FWD Life (Hong Kong)

•
FWD Japan collectively includes the following entities:

•
FWD Life Japan

•
FWD Reinsurance3

•
FWD Thailand

•
FWD Indonesia

•
FWD Malaysia

•
FWD Philippines

•
FWD Singapore

•
FWD Vietnam

PT FWD Life Indonesia (“FWD Life Indonesia”) and SCB Life Assurance Public Company Limited (“SCB Life”) were consolidated and merged into FWD Indonesia and FWD Thailand in December 2020 and October 2020, respectively. Where reference in this Report is made to FWD Indonesia and FWD Thailand, the historical results reported prior to the respective mergers include these entities.
No VIF or VNB have been determined for FWD VCLI and FWD Cambodia. FWD VCLI was acquired by FWD on April 8, 2020, and FWD Cambodia was acquired on December 9, 2020. The in-force

1
Subsidiaries refer to companies in which the operating entity owns a majority stake, while associates refer to companies in which the operating entity owns a minority stake.

2
The life insurance subsidiaries of FWD Life (Bermuda) (i.e. FWD Malaysia, FWD Vietnam and FWD VCLI) are treated as separate entities and have been excluded from the results prepared for FWD Life (Bermuda).

3
The business ceded to FWD Reinsurance is purely from wholly owned Japanese entities. Hence FWD Reinsurance is included as part of FWD Japan.

reserves as at December 31, 2020 for these two entities combined were USD 51 million. As the VIF and VNB are expected to be immaterial in the context of FWD Group EV and VNB, no value has been placed on the in-force and new business of these entities in 2020. The assumptions by Business Unit, as presented in Section 3 and Section 4 of this Report, therefore also exclude these entities.
The VNB has been presented by region, while the EV and other reporting metrics have been presented at a consolidated group level. The allocation of Business Units to each region is mapped out below:
•
Hong Kong: FWD HK

•
Thailand: FWD Thailand

•
Japan: FWD Japan

•
Emerging Markets: FWD Indonesia, FWD Malaysia, FWD Philippines, FWD Singapore and FWD Vietnam

The EV Results in this Report represent a 49.0% holding for FWD Malaysia, a 99.96%4 holding in FWD Thailand and a 100.0%5 holding in all other entities (please see Section 3.6 of this Report).
1.3.   SCOPE OF OUR WORK
Our work involved the following:
•
We have reviewed the methodology and derivation of assumptions used to determine the EV Results presented in this Report.

•
We have reviewed the analysis that has been performed by FWD Group to support the risk discount rates adopted for the key Business Units, namely FWD HK, FWD Thailand and FWD Japan, with details described in Section 4.1 of this Report.

•
For all Business Units apart from FWD Japan, the VIF and VNB have been derived using FWD’s in-house models developed using Prophet, a proprietary modelling software provided by a third party, FIS (collectively referred to as the “Prophet models”). For FWD Japan, the EV results presented after year-end 2018 have been produced using Prophet, while the year-end 2018 results (i.e. 2018 VIF and 2018 VNB) have been produced using the company’s previous in-house model developed using MoSes, a proprietary modelling software provided by a third party, Willis Towers Watson (the “MoSes model”). The compilation of results and any off-model adjustments have been carried out using Microsoft Excel (“Excel models” and, together with the Prophet Models and the MoSes model, the “Valuation Models”). We have reviewed certain elements of the Valuation Models. In particular, we have carried out sample policy checks on the projected cash flows produced by the Valuation Models using profit-test spreadsheets we have set up internally, and reviewed the aggregate cash flows by product groups for reasonableness. For each Business Unit, our model review work where sample policy checks were performed has covered products making up at least 90% of statutory reserves (for VIF) and at least 90% of new business annual premium equivalent (for VNB).

•
We have also performed checks on the EV results by Business Unit and have reviewed the consolidated EV Results, including adjustments made in respect of unallocated Group Office expenses. Details of our review are provided in Section 6.3 of this Report.

The objective of our review was to confirm that the EV Results have been prepared, in all material respects, in accordance with the methodology and assumptions described in this Report.
1.4.   STRUCTURE OF THE REPORT
The various sections of this Report are set out as follows:

4
SCB Life was acquired by FWD Group in 2019 and consolidated into FWD Thailand at the end of December 2020. The 2020 EV and 2020 VNB results represent a 99.96% holding in the merged FWD Thailand entity. The 2019 EV and 2019 VNB results represent a 99.17% holding in SCB Life and a 100.0% holding in FWD Thailand. The 2018 EV and 2018 VNB results represent a 100.0% holding in FWD Thailand.

5
The EV and VNB results for FWD Singapore represent a 98.37% holding in FWD Singapore for 2018 and a 100.0% holding for 2019 and 2020.

•
Section 2: Key highlights — provides an overview of the EV Results

•
Section 3: Methodology — provides details of the methodology adopted in the derivation of the EV Results

•
Section 4: Assumptions — describes the assumptions used to calculate the EV Results

•
Section 5: EV Results — sets out the EV Results, including sensitivity analysis

•
Section 6: Milliman opinion — provides a formal opinion in respect of the EV Results

•
Section 7: Reliances and limitations — sets out the reliances and limitations applicable to our work and to this Report

•
Appendix A: Abbreviations used in this Report

•
Appendix B: Key information received

•
Appendix C: Exchange rates used in deriving the results

•
Appendix D: Projected maintenance expense overruns and unallocated Group Office expenses included in the VIF

•
Appendix E: Analysis of EV movement, net of financing

•
Appendix F: Analysis of movement of free surplus, net of financing

2   KEY HIGHLIGHTS
An overview of the EV Results across the track record period is presented in this section. While reading this section alone can provide a high-level summary, it does not give the full details, and this Report must be read in its entirety in order to be fully understood. Further details of the methodology, assumptions and EV Results, including sensitivity analyses, are set out in Sections 3, 4 and 5 and Appendices D, E and F of this Report.
An embedded value is an actuarial method of measuring of the consolidated value of shareholders’ interests in the in-force business of an insurance company. It is an estimate of the economic value of life insurance business based on a particular set of assumptions as to future experience, excluding any economic value attributable to future new business. The EV is taken to be the sum of the adjusted net worth (“ANW”) and value of in-force business (“VIF”), with the methodology defined in Section 3.1 of this Report.
Group EV represents the consolidated EV of FWD Group. In preparing the Group EV results, FWD has separated out the impact of financing, which comprises borrowings and perpetual securities. The Group EV results in this section have been presented gross and net of financing.
EV equity is defined to be the equity attributable to shareholders, and reflects the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders. Consistent with the presentation of Group EV, Table 2.1 also includes the EV equity results before adjustment for financing.
The value of new business represents the value to shareholders arising from the new business issued during the relevant reporting period, with the methodology defined in Section 3.2 of this Report. VNB Margin is equal to VNB expressed as a percentage of new business annualized premium equivalent6 (“NB APE”) for the relevant reporting period. NB APE represents 100% of annualized first year premium and 10% of single premium. An alternative VNB Margin with VNB expressed as a percentage of the present value of new business premium (“PVNBP”) has also been presented. PVNBP is the present value of projected new business premium discounted at the risk discount rates set out in Table 4.1. The VNB and VNB margins presented in this Report have been based on long term unit cost loadings. Using these long term unit cost loadings results in expense overruns in the short term. Further details of the expense overruns, including historical expense and commission variance across the track record period, are presented in Section 4.5 of this Report.

6
For FWD Malaysia’s takaful business, the annualized premium equivalent is referring to the annualized contribution equivalent.

EV operating profits reflect the change in EV over the period, adjusted for non-recurring items7. They comprise expected returns on EV, VNB, operating variance, and the impact of operating assumption changes. The results have been presented before and after allowance for operating expense and commission variance.
Operating entity EV reflects the consolidated EV of the operating entities within FWD Group. It excludes corporate and other adjustments, which comprise corporate net assets, allowance for unallocated Group Office expenses and adjustment for financing.
Free surplus is defined as the excess of ANW over the required capital. The underlying free surplus generation represents the free surplus generated by FWD Group over the period, adjusted to exclude new business funding and certain non-recurring items. It excludes free surplus used to fund new business, investment return variances and other items, acquisitions, partnerships and discontinued business, capital movements and the impact of financing, but includes methodology updates relating to accounting changes. The net underlying free surplus generation represents the equivalent results after deducting the free surplus used to fund new business.
Table 2.1: Summary of Group EV (in USD millions)
	As at December 31,			Change during 2019 (% Dec 31, 2018 results)		Change during 2020 (% Dec 31, 2019 results)
Embedded value	2018	2019	2020	CER basis	AER basis	CER basis	AER basis
Gross of financing
Group EV	4,366	6,933	9,102	55.7%	58.8%	30.3%	31.3%
—ANW	2,376	4,327	5,799	79.3%	82.1%	33.4%	34.0%
—VIF	1,990	2,606	3,303	27.8%	31.0%	25.3%	26.8%
Net of financing
Group EV	2,666	1,463	3,761	(46.8)%	(45.1)%	148.3%	157.1%
—ANW	676	(1,143)	458	(260.4)%	(269.1)%	(140.8)%	(140.1)%
—VIF	1,990	2,606	3,303	27.8%	31.0%	25.3%	26.8%
	As at December 31,			Change during 2019 (% Dec 31, 2018 results)		Change during 2020 (%Dec 31, 2019 results)
EV equity	2018	2019	2020	CER basis	AER basis	CER basis	AER basis
Group EV (gross of financing)	4,366	6,933	9,102	55.7%	58.8%	30.3%	31.3%
Plus: Goodwill and other intangible assets	1,610	3,382	3,349	102.6%	110.1%	(0.5)%	(1.0)%
EV equity (gross of financing)	5,975	10,315	12,451	68.5%	72.6%	20.3%	20.7%
EV equity (net of financing)	4,275	4,845	7,110	9.6%	13.3%	45.7%	46.8%
	Year Ending December 31,			YoY change in 2019		YoY change in 2020
New business value	2018	2019	2020	CER basis	AER basis	CER basis	AER basis
VNB	648	498	617	(24.2)%	(23.2)%	22.4%	24.0%
NB APE	1,055	1,125	1,692	5.2%	6.6%	49.3%	50.4%
PVNBP	5,501	5,915	10,160	6.3%	7.5%	70.1%	71.8%
VNB margin (VNB / NB APE)	61.4%	44.2%	36.5%	(17.2) pps	(17.2) pps	(8.0) pps	(7.7) pps
VNB margin (VNB / PVNBP)	11.8%	8.4%	6.1%	(3.4) pps	(3.4) pps	(2.4) pps	(2.3) pps

7
Non-recurring items include movements relating to acquisitions & partnerships / discontinued business, economic variance, economic assumption change, non-operating variance, capital movements, corporate adjustments, financing and foreign exchange movement. Please see Section 5.3 of this Report for further details.

	Year Ending December 31,			YoY change in 2019		YoY change in 2020
EV operating profits	2018	2019	2020	CER basis	AER basis	CER basis	AER basis
Before expense and commission variance	822	772	1,010	(7.3)%	(6.1)%	29.6%	30.7%
After expense and commission variance	680	555	770	(19.7)%	(18.4)%	37.3%	38.8%
Free surplus generation	2018	2019	2020	CER basis	AER basis	CER basis	AER basis
Underlying free surplus generation	146	597	654	311.7%	309.2%	9.4%	9.4%
Net underlying free surplus generation	(92)	182	248	(295.3)%(1)	(297.5)%(1)	36.8%	36.0%

Figures may not be additive due to rounding.
CER: Constant exchange rate (please refer to Section 3.5 for the definition of CER). AER: Actual exchange rate.
YoY = Year-on-year. pps = Percentage points.
NB APE = New business annualized premium equivalent = 100% of annualized first year premium plus 10% of single premium; PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.
Note (1): The YoY change (defined as change in net underlying free surplus generation as a percentage of the net underlying free surplus generation in the previous year) is negative because the net underlying free surplus generation in 2018 was negative. The net underlying free surplus generation increased by USD 275 million from USD (92) million in 2018 to USD 182 million in 2019.
3   METHODOLOGY
The EV and VNB of FWD Group have been determined using a Traditional Embedded Value (“TEV”) approach. This approach makes implicit allowance for the time value of financial options and guarantees and other risks associated with the realization of the projected future profits through the use of a risk adjusted discount rate. The higher the risk discount rate, the greater the allowance for these risks. TEV methodology is commonly used by life insurance companies in Asia. Alternative approaches, such as those using “fair value” and “Market Consistent Embedded Value,” have been developed, under which these types of risks, including the allowance for the time value of financial options and guarantees, are explicitly valued. The work performed by FWD to validate the consistency of the allowance for risk in the risk discount rates is described in Section 4.1 of this Report.
3.1.   EMBEDDED VALUE
The EV is taken to be the sum of the ANW and VIF.
The ANW represents the adjusted statutory net asset value attributable to shareholders. The ANW for each Business Unit comprises:
the statutory net asset value, reflecting the excess of assets over policy reserves and other liabilities reported on a local regulatory basis, plus/minus
mark-to-market adjustments for assets that have not been held on a market value basis,

minus
the value of intangible assets.

The ANW includes the statutory net asset value reported for the other operating entities not referred to as Business Units, including FWD VCLI, FWD Cambodia, and non-life insurance subsidiaries. The ANW also includes adjustments for non-operating entities.
The ANW for non-operating entities reflects the reported International Financial Reporting Standards (“IFRS”) equity, adjusted for subordinated perpetual capital securities issued through FWD Limited and zero coupon subordinated perpetual capital securities issued through FWD Group Limited (with a combined carrying value of USD 997 million as at December 31, 2018, USD 1,608 million as at December 31, 2019, and USD 1,607 million as at December 31, 2020). These securities are treated as equity in the audited consolidated financial statements of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (referred to as “IFRS accounts”). The carrying value of these securities has been deducted in the ANW when determining the Group EV net of financing.

The VIF for each Business Unit represents the present value of future net-of-tax statutory profits arising from the in-force business as at the respective Valuation Dates less the cost of capital required to support the in-force business. The projected statutory profits include adjustments for maintenance expense overruns relating to in-force business and additional allowance set aside to eliminate future negative statutory profits. The cost of capital is calculated as the present value of the net-of-tax investment return on shareholder assets backing required capital, plus the present value of any changes in required capital, less the face value of the required capital at the respective Valuation Dates.
The business covered in the VIF comprises all life insurance business, including medical, accident & health business managed by the Business Units. No allowance for VIF is reflected for non-life business.
An adjustment has been made to the VIF to reflect the present value of future unallocated Group Office expenses. This adjustment has been calculated as the present value of the projected unallocated Group Office expenses. As most of these expenses are incurred in Hong Kong Dollars, the future unallocated Group Office expenses have been discounted using the risk discount rate applicable to Hong Kong.
The Group EV is further split into operating entity EV and corporate and other adjustments. The operating entity EV reflects the consolidated EV of the operating entities within FWD Group before corporate and other adjustments. Corporate and other adjustments include the ANW of non-operating entities and a VIF adjustment for unallocated Group Office expenses.
The breakdown of ANW, Group EV and EV equity results is shown in Section 5.1 of this Report.
3.2.   VALUE OF NEW BUSINESS
The VNB for each Business Unit represents the value to shareholders arising from the new business issued during the relevant reporting period. The VNB reflects the present value, measured at point of sale, of future net-of-tax profits on a local statutory basis less the corresponding cost of capital. The VNB is calculated quarterly, based on assumptions applicable at the start of each quarter.
VNB covers all new life insurance sales with premiums paid and policies issued during the reporting period. Incremental premiums to existing contracts, if the increases are triggered by corresponding increases in benefits, are considered to be part of VNB.
The VNB results shown in this Report are based on long term unit costs rather than current expense levels and make no allowance for the value of acquisition expense and commission overruns in respect of the underlying new business. Further details are outlined in Section 4.5 of this Report.
3.3.   UP-FRONT ACCESS FEES AND MILESTONE FEES
Up-front access fees paid to distributors have been fully reflected in the ANW.
Milestone fees paid during each period have been accounted for as expenses and reflected in the VNB reported for the period.
3.4.   REQUIRED CAPITAL
Table 3.1 sets out the assumed levels of required capital for each Business Unit. The same level of required capital has been assumed across the track record period, with the exception of FWD Thailand, FWD Philippines and FWD Singapore.
For FWD Thailand, the local regulator introduced a revised risk-based capital regime, RBC 2, effective from December 31, 2019. During the transition period of two years from the date of RBC 2 implementation, the minimum Capital Adequacy Ratio has been set at 120%. This has been reflected in the 2019 EV, 2020 EV and 2020 VNB. The 2018 EV, 2018 VNB and 2019 VNB are based on 140% of the regulatory risk-based capital requirement under the earlier capital regime, RBC 1.
For FWD Philippines, the local regulator introduced some temporary relief measures, with the required minimum solvency level reduced from 125% to 100% for 2020. This temporary reduction in solvency capital has been reflected in the 2020 EV8 and 2020 VNB. Prior to 2020 and from 2021 onwards, the EV and VNB have been based on 125% of the regulatory risk-based capital requirement.
For FWD Singapore, a new risk-based capital requirement (RBC 2) became effective on March 31, 2020. The 2020 EV and 2020 VNB have been based on required capital of 135% of the RBC 2 risk requirement. Prior to 2020, the EV and VNB have been based on the earlier capital regime (RBC 1), with required capital set equal to 180% of the RBC 1 risk requirement.
Table 3.1: Required capital by Business Unit
Business Units	Results	Required Capital
FWD HK	All	150% of required minimum solvency margin
FWD Japan	All	600% of regulatory risk-based capital requirement for FWD Life Japan 400% of regulatory risk-based capital requirement for FWD Reinsurance
FWD Thailand	2019 EV, 2020 EV, 2020 VNB	120% and 140% of regulatory risk-based capital requirement for 2020-2021 and 2022 onwards respectively (RBC 2)
	All other results	140% of regulatory risk-based capital requirement (RBC 1)
FWD Indonesia	All	120% of regulatory risk-based capital requirement
FWD Malaysia	All	195% of regulatory risk-based capital requirement
FWD Philippines	2020 EV, 2020 VNB	100% of regulatory risk-based capital requirement for 2020, 125% thereafter
	All other results	125% of regulatory risk-based capital requirement
FWD Singapore	2020 EV, 2020 VNB	135% of regulatory risk-based capital requirement (RBC 2)
	All other results	180% of regulatory risk-based capital requirement (RBC 1)
FWD Vietnam	All	100% of required minimum solvency margin
3.5.   EXCHANGE RATES
The exchange rates set out in Appendix C to this Report, applicable as at the respective Valuation Dates, have been used to convert the EV figures from local currency to USD for each Business Unit. The 2018 and 2019 VNB and the 2018, 2019 and 2020 EV operating profit, as shown in the analysis of EV movement, have been converted using average year-to-date exchange rates applicable in each calendar year. The 2020 VNB has been calculated quarterly using the quarterly average exchange rates applicable.
In Table 2.1, the change in results based on actual exchange rates (“AER”) has been calculated by converting the local currency results for each Business Unit to USD using the exchange rates set out in Appendix C to this Report. The change in EV and EV equity based on constant exchange rate (“CER”) has been calculated by converting the local currency results for each Business Unit to USD using the end of period exchange rate applied to both the results at the end of the period and the results at the end of the prior period. The change in VNB, EV operating profits and free surplus generation based on CER has been calculated by converting the local currency results to USD using the average exchange rates observed for the current reporting period, applied to both results in the current period and results in the prior period.

8
The temporary reduction affects the split of the ANW between free surplus and required capital as at December 31, 2020, although not the total EV.

3.6.   NON-CONTROLLING INTEREST
The EV Results exclude the value attributable to any non-controlling interest, which means they represent a 49.0% holding for FWD Malaysia, a 99.96%9 holding in FWD Thailand and a 100.0%10 holding in all other Business Units.
3.7.   REORGANIZATION
The EV Results presented across the track record period have been determined based on the adjusted financial statements11 prepared by the Company pursuant to the reorganization of FWD Group, as described in first paragraph of Section 1.2 of this Report. Further details of the reorganization activities and the basis on which the adjusted financial statements have been prepared are presented in the IFRS accounts.
4   ASSUMPTIONS
This section provides a summary of the assumptions used to determine the EV Results.
4.1.   ECONOMIC ASSUMPTIONS
The economic assumptions for each Business Unit have been set based on long term returns on assets as prescribed by FWD Group. The long term returns have been set with reference to FWD Group’s long term outlook for the economy, interest rates and asset class yields. An adjustment has been included to grade the economic assumptions from the current market yields observed at the respective Valuation Dates to the assumed long term returns.
For each Business Unit, the investment returns have been determined by applying the projected annual returns by major asset category to the assumed asset mix. The asset mix has been determined based on current and future target asset allocations. Within each Business Unit, the investment returns may differ by product group or by fund.
The risk discount rate for each Business Unit has been set by FWD Group. The difference between the risk discount rate and the risk-free rate of return (set with reference to 10-year government bond yields) is referred to as the “risk margin.” The risk margin is intended to represent the level of additional return an investor might consider to be appropriate to reflect the underlying risk of the business.
To provide assurance that the economic assumptions are internally consistent with current economic conditions as at the respective Valuation Dates, FWD has also performed an analysis to assess if the risk discount rate used for key Business Units, namely FWD HK, FWD Japan and FWD Thailand, on its TEV basis is appropriate by comparison with the implied risk discount rate resulting from equating the TEV with a Market Consistent Embedded Value (“MCEV”) calculation performed by FWD. The analysis has been conducted on the EV reported at each calendar year-end over the track record period. The approach of using an MCEV analysis to support the risk discount rate is common practice for insurers that report TEV results.
Table 4.1 sets out the risk discount rates, current market 10-year government bond yields, long term 10-year government bond yields assumed in the EV calculations, and local equity returns assumed in the EV Results as at December 31, 2018, December 31, 2019 and December 31, 2020. VNB has been calculated quarterly, based on the economic assumptions at the start of the quarter.

9
Please see footnote 4 of this Report.

10
Please see footnote 5 of this Report.

11
Please see note 6 of audited IFRS accounts.

Table 4.1: Economic assumptions
	Risk discount rates			Current market 10-year Government Bond Yields
Business Units	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
FWD HK	7.50%	7.25%	7.20%	2.69% (USD); 2.03% (HKD)	1.92% (USD); 1.79% (HKD)	0.93% (USD); 0.74% (HKD)
FWD Japan	6.00%	6.00%	6.00%	0.00%	(0.02)%	0.02%
FWD Thailand	9.05%	8.80%	8.30%	2.51%	1.49%	1.28%
FWD Indonesia	14.00%	14.00%	14.00%	8.00%	7.05%	5.94%
FWD Malaysia	NA	9.00%	9.00%	4.10%	3.32%	2.68%
FWD Philippines	12.00%	12.00%	12.00%	7.05%	4.48%	2.99%
FWD Singapore	7.50%	7.50%	7.00%	2.04%	1.74%	0.84%
FWD Vietnam	13.00%	12.50%	11.50%	5.17%	3.38%	2.45%
Group Office expense adjustments	7.50%	7.25%	7.20%	NA	NA	NA
	Long Term 10-Year Government Bond Yields			Local Equity Returns
Business Units	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
FWD HK	3.00% (USD); 2.50% (HKD)	2.75% (USD); 2.25% (HKD)	2.40% (USD); 1.90% (HKD)	8.00%	7.75%	7.40%
FWD Japan	0.25%	0.25%	0.25%	5.30%	5.30%	5.30%
FWD Thailand	3.50%	3.25%	2.75%	9.30%	9.05% (9.00% for SCB Life)	8.50%
FWD Indonesia	7.50%	7.50%	7.50%	12.50%	12.00%	11.70%
FWD Malaysia	NA	4.00%	4.00%	NA	8.46%	8.10%
FWD Philippines	4.75%	4.75%	4.75%	9.74%	9.74%	9.74%
FWD Singapore	2.75%	2.75%	2.25%	NA	NA	NA
FWD Vietnam	6.00%	5.50%	4.50%	11.20%	11.20%	10.20%
Group Office expense adjustments	NA	NA	NA	NA	NA	NA

NA: Not applicable as Business Unit was acquired after the Valuation Date, or if the assumption is not used in the valuation.
In addition, FWD HK allocates a significant proportion of assets to private equity investments for certain participating products. The private equity investment return assumption has been set by FWD Group based on a 7.35% p.a. risk premium margin above the USD 10-year long term government bond yield. This equates to long term return assumptions for this asset class of 10.35% p.a., 10.10% p.a. and 9.75% p.a. for the December 31, 2018, December 31, 2019 and December 31, 2020 valuation dates, respectively. FWD Group has derived these assumptions from internal investment management views based on historical performance of the broad private equity market, the Company’s actual alternative portfolio returns and market forecasts that predict return premia on private investments over public equity.
4.2.   PERSISTENCY
Persistency assumptions include lapses, premium holidays, partial withdrawals and renewals. The assumptions differ by policy year and are usually split by product or product type. They have been determined by each Business Unit based on historical experience where statistically credible, with allowance for current and future trends and with reference to pricing assumptions where the data available is limited or not statistically credible.

4.3.   MORTALITY
Mortality assumptions have been determined by each Business Unit based on historical experience where statistically credible and with reference to either pricing assumptions or industry experience where there is limited claims experience available. The assumptions have been expressed as a percentage of either a standard industry experience table, or set as a percentage of reinsurance rates.
For the following Business Units, an allowance has also been made for future mortality improvement (set with reference to a combination of population, industry and company experience):
•
FWD HK: Mortality improvement has been applied on all lines of business.

•
FWD Japan: Mortality improvement rate has been applied on certain products, namely “Medical Check,” Accident & Health and annuity products.

4.4.   MORBIDITY
Similar to mortality, morbidity assumptions have been developed based on historical experience where statistically credible, with allowance for current and future trends, and with reference to pricing assumptions where the data available is limited or not statistically credible. The assumptions have either been set as a percentage of reinsurance rates or expressed as a loss ratio applied to the premium earned.
4.5.   EXPENSES
The expense assumptions have been set by each Business Unit considering both historical experience and projected expenses in the relevant business plans. Using these expense assumptions results in expense and commission overruns in the short term, as the aggregated amounts in the Valuation Models are lower than current operating expense and commission related costs. These overruns are expected to reduce over time based on business plan forecasts prepared by the Business Units.
The long term unit cost loadings have been set to support the general operating expenses in line with approved business plans. Any one-off and non-recurrent expenses have been excluded from the expense loadings. FWD Group’s justification for using long term unit cost loadings is that expense and commission overruns are expected to be eliminated in the short to medium term. The results, therefore, are reliant on the ability of the Business Units to reduce these expense and commission overruns as planned.
Acquisition expense overruns
Using these long term unit cost loadings, the present value of the projected acquisition expense and commission overruns by region, based on the approved business plans prepared by the Business Units at the respective Valuation Dates, are set out in Table 4.2. The overruns exclude one-off and non-recurrent expenses, are net of corporate tax12 and have been discounted at the respective risk discount rate applicable to each Business Unit shown in Table 4.1.
Table 4.2: Breakdown of present value of acquisition expense and commission overruns (after tax) as per approved business plans by region (in USD millions)
Region	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
Hong Kong	(33)	(24)	(59)
Japan	(102)	(62)	(35)
Thailand	(29)	(91)	(27)
Emerging Markets	(217)	(244)	(131)
Total	(380)	(422)	(252)

Figures may not be additive due to rounding.

12
No corporate tax has been applied to Business Units that are in a fiscal tax loss position as at the respective Valuation Dates.

Maintenance expense overruns — VIF adjustment
The VIF includes deductions relating to future maintenance expense overruns for in-force business based on the latest business plans of the Business Units. The provision for expense overruns assumed in the VIF excludes future acquisition expense and commission overruns, any expected one-off and non-recurrent expenses, and future maintenance expense overruns for new business that was not in-force as at the respective Valuation Dates. The present value of these maintenance expense overruns (net of corporate tax) by region over the track record period, as reflected in the VIF is set out in Table 4.3, with a breakdown of the projections separately presented in Appendix D13 to this Report.
Table 4.3: Breakdown of present value of maintenance expense overruns (after tax) allowed for within VIF by region (in USD millions)
	Present value of maintenance expense overruns allowed for within the VIF (after tax)
Region	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
Hong Kong	(32)	(35)	(7)
Japan	(44)	(13)	(8)
Thailand	(12)	(95)	(24)
Emerging Markets	(37)	(32)	(26)
Total	(124)	(176)	(65)

Figures may not be additive due to rounding.
Operating expense and commission variance
The EV and VNB results have been based on long term unit cost loadings. Based on these assumptions, most Business Units reported a negative expense and commission variance across the track record period, i.e. the long term unit cost loadings are less than the actual operating expenses and commission payments. Operating expense and commission variance is net of corporate tax and reflects the aggregate expense and commission loadings included in the Valuation Models less the actual expense and commissions incurred in the period. The operating expense and commission variance over the track record period has been quantified separately by region in Table 4.4. The aggregate loadings include the release of the maintenance expense overruns allowed for in the VIF (please see Table 4.3 and Table D.1).
Table 4.4: Breakdown of operating expense and commission variance by region (in USD millions)
Region	2018	2019	2020
Hong Kong	(40)	(53)	(49)
Japan	(24)	(52)	(47)
Thailand	2	(23)	(47)
Emerging Markets	(80)	(90)	(96)
Total	(142)	(218)	(240)

Figures may not be additive due to rounding.
FWD Group has provided a further breakdown of the operating expense and commission variance into acquisition expense variance, commission related expense variance, and maintenance expense variance, as presented in Table 4.5.

13
Projections as set out in Table D.1 are based on 100% shareholding and are before adjustment for non-controlling interests (please see Section 3.6).

Table 4.5: Breakdown of operating expense and commission variance for operating entities (in USD millions)
	2018	2019	2020
Acquisition expense variance	(143)	(192)	(173)
Commission related expense variance	5	(18)	(26)
Maintenance expense variance	(3)	(7)	(40)
Operating expense and commission variance	(142)	(218)	(240)

Figures may not be additive due to rounding.
The operating expense and commission variance set out in Tables 4.4 and 4.5 excludes any one-off and non-recurrent expenses. These one-off and non-recurrent expenses relate to costs incurred by Business Units to cover FWD Group initiatives and project-related spending (e.g. integration costs). They have been treated as non-operating expenses and presented separately in Table 5.10.
Group Office expenses — VIF adjustment
Group Office expenses are divided into two categories: allocated and unallocated expenses. The allocated Group Office expenses have been charged directly to Business Units and accounted for in the expense studies prepared by each Business Unit when determining expense loadings. The unallocated Group Office expenses are incurred in respect of shareholder services and other developments. These expenses have all been included in the consolidated EV, as FWD Group does not split them into acquisition and maintenance expenses.
The adjustment for unallocated Group Office expenses has been calculated as the present value of the projected unallocated Group Office expenses, discounted at the risk discount rates applicable for Hong Kong. The unallocated Group Office expenses do not include expenses attributable to FWD Group’s strategic initiatives, as no shareholder value has yet been placed on these initiatives. Any costs relating to these initiatives will be captured as a reduction to ANW as they are incurred. The projection of unallocated Group Office expenses for the first five years is based on FWD Group’s internal business plan. From year six to year ten, FWD Group has assumed that the unallocated Group Office expenses will reduce as more expenses can be allocated to Business Units, with unallocated Group Office expenses from years eleven to fifteen growing at the inflation rate assumed for Hong Kong of 2.3% p.a. A 15-year period has been used to reflect the run-off of in-force business, in line with FWD Group EV policy (referred to as “EV Policy”). The same term and inflation assumption has been used for each year of the track record period.
The present value of the unallocated Group Office expenses allowed for in the VIF is set out in Table 4.6, with projections separately presented in Appendix D to this Report. Any movement relating to unallocated Group Office expenses has been captured within the corporate adjustment item in the analysis of EV movement (please see Table 5.9).
Table 4.6: Present value of unallocated Group Office expenses allowed for within VIF (in USD millions)
Region	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
Unallocated Group Office expenses	(449)	(483)	(554)

Figures may not be additive due to rounding.
4.6.   EXPENSE INFLATION
The assumed long term expense inflation rate used by the Business Units at the respective Valuation Dates is set out in Table 4.7.

Table 4.7: Expense inflation rate (% p.a.)
Business Units	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
FWD HK	2.3%	2.3%	2.3%
FWD Japan	0.0%	0.0%	0.0%
FWD Thailand	3.0%	2.5% (2.0% for SCB Life Business)	2.0%
FWD Indonesia	3.5%	3.5%	3.5%
FWD Malaysia	NA	3.0%	3.0%
FWD Philippines	3.0%	3.0%	3.0%
FWD Singapore	3.0%	3.0%	3.0%
FWD Vietnam	7.0%	7.0%	7.0%

NA: Not applicable as business was acquired post Valuation Date.
4.7.   REINSURANCE
The reinsurance assumptions have been developed based on the reinsurance arrangements in-force as at the respective Valuation Dates for each Business Unit, with reference to historical and expected future experience.
4.8.   DIVIDENDS, PROFIT SHARING AND CREDITING RATES
The projected dividends, profit sharing and crediting rate assumptions have been determined by each Business Unit taking into account the investment return assumptions and profit sharing rules (from regulatory and/or internal governance requirements), as well as other commercial considerations such as market competition and policyholders’ reasonable expectations.
4.9.   TAXATION
The projected statutory profits used to determine the EV and VNB are net of corporate tax. The projections take into account, where applicable, any benefits arising from tax losses carried forward, and have been based on a continuation of the current tax legislation in each jurisdiction. The corporate tax rates used by each Business Unit at the respective Valuation Dates are set out in Table 4.8.

Table 4.8: Corporate tax rates (%)
Business Units	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
FWD HK	16.5%	16.5%	16.5%
FWD Japan	28.0%	28.0%	28.0%
FWD Thailand	20.0%	20.0%	20.0%
FWD Indonesia14	25.0%	25.0%	22.0% for 2020 and 2021, 20.0% thereafter
FWD Malaysia	NA	24.0%	24.0%
FWD Philippines15	2.0%	2.0%	2.0%
FWD Singapore	17.0%	17.0%	17.0%
FWD Vietnam	20.0%(1)	20.0%(2)	20.0%(2)

NA: Not applicable as business was acquired post Valuation Date.
Note (1): 0% until 2022 due to tax losses; 20.0% from 2023 onwards.
Note (2): 0% until 2024 due to tax losses; 20.0% from 2025 onwards.
Given the uncertainty around the timing of dividend distributions, no allowance has been made to the EV Results to reflect any withholding or remittance taxes that may be applicable on any future dividend distributions from the Business Units to FWD Group. FWD Group has performed certain projections on the withholding tax position of the relevant Business Units and concluded the impact to the EV Results as at December 31, 2020 would be immaterial (approximately 1% of the operating entity EV), and we have relied on FWD Group’s internal assessment in this respect. The analysis has been reviewed and endorsed by FWD Group’s independent tax advisors.
4.10.   STATUTORY VALUATION BASIS
The EV Results have been based on reserves being projected in line with the prevailing regulatory framework applicable in each jurisdiction as at the respective Valuation Dates.
4.11.   PRODUCT CHARGES
The management fees and product charges reflect those that were applicable as at the respective Valuation Dates.
4.12.   EVENTS AFTER THE REPORTING PERIOD
Details of the significant events after the last reporting date (i.e. December 31, 2020) are set out in note 37 to the IFRS accounts.
The Hong Kong Insurance Authority introduced a new group-wide supervision framework, which became effective on March 29, 2021. FWD Group has performed an internal study and concluded that the implementation of the group-wide supervisory framework is not expected to introduce any additional cost of capital requirements to those set out in this Report.

14
The corporate tax rate for FWD Indonesia used to determine the 2020 EV and 2020 VNB has been revised from the previous years to reflect the recent tax stimulus announced by the Indonesian government in response to the COVID-19 pandemic.

15
For the Philippines, corporate tax in any year is based on the greater of: (i) corporate income tax, where taxable income excludes investment income that is already subject to investment income tax; and (ii) minimum corporate income tax. The projected statutory profits for FWD Philippines have been based on minimum corporate income tax, aligned with the Business Unit’s current tax position. The corporate tax rate set out in Table 4.8 reflects the tax rate applicable for the calculation of minimum corporate income tax.

5   EV RESULTS
5.1.   EMBEDDED VALUE
A summary of the Group EV as at each of the respective Valuation Dates is set out in Table 5.1. The levels of required capital amounts have been set by the Business Units at the level at which local regulatory intervention is expected, and are listed in Table 3.1.
Table 5.1: Breakdown of Group EV (in USD millions)
	As at Dec 31, 2018			As at Dec 31, 2019			As at Dec 31, 2020
	ANW	VIF	EV	ANW	VIF	EV	ANW	VIF	EV
Operating entity EV	1,812	2,439	4,251	3,960	3,088	7,048	4,622	3,857	8,479
Plus: Corporate & Other net assets	564	—	564	368	—	368	1,176	—	1,176
Less: Unallocated Group Office expenses	—	(449)	(449)	—	(483)	(483)	—	(554)	(554)
Group EV (gross of financing)	2,376	1,990	4,366	4,327	2,606	6,933	5,799	3,303	9,102
Less: Financing	(1,700)	—	(1,700)	(5,470)	—	(5,470)	(5,341)	—	(5,341)
Group EV (net of financing)	676	1,990	2,666	(1,143)	2,606	1,463	458	3,303	3,761

Figures may not be additive due to rounding.
The Group EV (gross of financing) increased by USD 2,567 million in 2019 (from USD 4,366 million as at December 31, 2018 to USD 6,933 million as at December 31, 2019) and by USD 2,169 million in 2020 (from USD 6,933 million as at December 31, 2019 to USD 9,102 million as at December 31, 2020). The increase in the Group EV (gross of financing) is largely driven by the capital raised by FWD Group through capital injections and financing, offset by the cost of acquiring new entities (including acquisition of new distribution channels), where the acquisition price exceeded the EV contributed by these entities.
The Group EV (net of financing) fell by USD 1,203 million in 2019 (from USD 2,666 million as at December 31, 2018 to USD 1,463 million as at December 31, 2019) and increased by USD 2,298 million in 2020 (from USD 1,463 million as at December 31, 2019 to USD 3,761 million as at December 31, 2020). The reduction in 2019 reflects the cost of acquiring new entities, as described above, which has been funded through financing, while the positive change in EV in 2020 primarily comes from capital injections of USD 2,408 million made in the year.
A summary of the financing, split into borrowings and perpetual securities is presented in Table 5.2. Perpetual securities have been further subdivided between external (i.e. securities sold to external parties) and intercompany securities. External perpetual securities have been treated as equity in the IFRS accounts, with the carrying value of these securities deducted in the EV net of financing (please see Table 5.4).
Further details of the movement in EV are presented in Section 5.3 of this Report, as well as in Appendix E.
Table 5.2: Breakdown of FWD Group financing (in USD millions)
	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
Borrowings (1)16	(593)	(3,598)	(3,457)
Intercompany perpetual securities (2)	(110)	(264)	(276)
External perpetual securities (3)	(997)	(1,608)	(1,607)
Total financing (4) = (1) + (2) + (3)	(1,700)	(5,470)	(5,341)

16
The balance of borrowing as at December 31, 2018, December 31, 2019 and December 31, 2020 disclosed in the IFRS accounts was USD 593 million, USD 3,448 million and USD 3,457 million respectively. The difference as at December 31, 2019 of USD 150 million relates to shareholder loans from PCGI Holdings Limited.

Figures may not be additive due to rounding.
EV EQUITY
EV equity is defined to be the equity attributable to shareholders and reflects the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders. Table 5.3 shows the results on an EV equity basis as at the respective Valuation Dates. The goodwill represents the excess of the cost of acquisition as recognized in the IFRS accounts (net of impairments), while other intangible assets reflect the bancassurance access fees (net of deferred payments) paid by FWD Thailand, FWD Indonesia, FWD Philippines and FWD Vietnam in respect of distribution through Siam Commercial Bank, PT Bank Commonwealth, Security Bank, An Binh Commercial Joint Stock and Nam A Commercial Joint Stock Bank respectively.
Consistent with the presentation of Group EV, Table 5.3 also includes the EV equity results before adjustment for financing.
Table 5.3: Breakdown of EV equity (in USD millions)
	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
Group EV (gross of financing)	4,366	6,933	9,102
Plus: Goodwill and other intangible assets	1,610	3,382	3,349
EV equity (gross of financing)	5,975	10,315	12,451
Less: Financing
—Borrowings	(593)	(3,598)	(3,457)
—Perpetual securities	(1,107)	(1,872)	(1,883)
EV equity (net of financing)	4,275	4,845	7,110

Figures may not be additive due to rounding.
RECONCILIATION OF ANW FROM IFRS EQUITY
The ANW has been derived from the IFRS equity as presented in the IFRS accounts as at the Valuation Dates, and incorporates various adjustments including:
•
Elimination of IFRS deferred acquisition and origination cost assets

•
Difference between IFRS and local statutory asset and liability items

•
Mark-to market adjustments for property and mortgage loan investments, net of amounts attributable to participating funds

•
Elimination of intangible assets including goodwill, bancassurance access fees, computer software and other intangible assets

•
Recognition of deferred tax impacts of the above adjustments

•
Recognition of non-controlling interest impacts of the above adjustments in respect of FWD Thailand and FWD Malaysia

•
Negative adjustment reflecting the carrying value of external perpetual securities, as these securities are treated as equity in the IFRS accounts

The IFRS equity that has been prepared across the track record period has been adjusted to allow for the merger with PCGI Limited as part of the reorganization exercise carried out prior to the IPO in the United States.
Reconciliation of the IFRS equity after PCGI adjustment attributable to shareholders and ANW as at the respective Valuation Dates for FWD Group are presented in Table 5.4.

Table 5.4: Reconciliation of FWD Group IFRS equity and ANW (USD millions)
	As at Dec 31, 2018	As at Dec 31, 2019	As at Dec 31, 2020
IFRS equity attributable to shareholders after PCGI adjustment (1)17	4,022	5,554	8,218
Elimination of IFRS deferred acquisition and origination costs assets (2)	(2,746)	(3,767)	(4,591)
Difference between IFRS and local statutory asset and liability items (3)	2,004	1,980	2,024
Difference between net IFRS and local statutory asset and liability items (4) = (2) + (3)	(742)	(1,786)	(2,566)
Mark-to-market adjustment for property and mortgage loan investments, net of amounts attributable to participating funds (5)	31	128	(128)
Elimination of intangible assets (6)	(1,671)	(3,487)	(3,531)
Recognition of deferred tax impacts of the above adjustments (7)	33	78	80
Recognition of non-controlling interest impacts of the above adjustments (8)	(0)	(21)	(7)
Elimination of external perpetual securities (9)	(997)	(1,608)	(1,607)
ANW (net of financing) (10) = (1) + (4) + (5) + (6) + (7) + (8) + (9)	676	(1,143)	458

Figures may not be additive due to rounding.
BREAKDOWN OF ANW
A breakdown of the ANW between required capital and free surplus as at the respective Valuation Dates are set out in Table 5.5. The required capital amounts have been set by the Business Units at the level at which local regulatory intervention is expected, and are summarized in Table 3.1. For corporate and other adjustments, the free surplus covers corporate and other net assets, while financing has been reflected as a separate item.
Table 5.5: Breakdown of ANW of FWD Group (in USD millions)
	As at Dec 31, 2018			As at Dec 31, 2019			As at Dec 31, 2020
	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total
Free surplus	682	564	1,246	2,397	368	2,765	2,879	1,176	4,055
Required capital	1,130	—	1,130	1,562	—	1,562	1,744	—	1,744
Less: Financing	—	(1,700)	(1,700)	—	(5,470)	(5,470)	—	(5,341)	(5,341)
ANW (net of financing)	1,812	(1,136)	676	3,960	(5,103)	(1,143)	4,622	(4,164)	458

Figures may not be additive due to rounding.
Op. Entity: Operating entities.
Corp. & others: Reflects corporate and other adjustments.
EARNINGS PROFILE
The projected after-tax distributable earnings of FWD Group on a discounted and undiscounted basis for the in-force business as at December 31, 2019 and as at December 31, 2020 are set out in Table 5.6. A similar analysis has not been performed by the Company as at December 31, 2018.

17
The IFRS equity after PCGI adjustment as at December 31, 2018, December 31, 2019 and December 31, 2020 disclosed in note 6.3 of the IFRS accounts was USD 4,022 million, USD 5,592 million and USD 8,225 million. The difference is due to equity attributable to non-controlling interest which has been deducted in the figures presented in Table 5.4.

The net-of-tax distributable earnings are defined as the distributable profits to shareholders from the assets backing the statutory reserves and the required capital of in-force business as at the respective Valuation Dates. On a discounted basis, the total net-of-tax distributable earnings is equal to the sum of the required capital and the VIF for the Business Units and corporate and other adjustments.
Table 5.6: Cash flow profile of net-of-tax distributable earnings for FWD Group’s in-force business (in USD millions)
	As at Dec 31, 2019		As at Dec 31, 2020
Expected period of emergence	Undiscounted	Discounted	Undiscounted	Discounted
1 – 5 years	887	676	747	498
6 – 10 years	2,297	1,273	2,900	1,664
11 – 15 years	2,229	889	2,699	1,117
16 – 20 years	1,554	458	1,984	596
21 years and thereafter	14,208	872	17,823	1,171
Total	21,175	4,168	26,153	5,047

Figures may not be additive due to rounding.
The discounted value of net-of-tax distributable earnings (2019: USD 4,168 million, 2020: USD 5,047 million) plus free surplus (2019: USD 2,765 million, 2020: USD 4,055 million) less financing (2019: USD (5,470) million, 2020: USD (5,341) million) is equal to the EV (net of financing) (2019: USD 1,463 million, 2020: USD 3,761 million).
5.2.   VALUE OF NEW BUSINESS
The VNB and VNB margins for new business written for the track record period are presented in Table 5.7 and Table 5.8 respectively, split by region. Figures do not include allowance for expense and commission overruns in respect of the underlying new business. Details of the historical operating expense and commission variance over the track record period by region are set out in Table 4.5.
For each region, the VNB has been further split into the following segments:
•
Hong Kong: Split between “Onshore”18 and “Offshore” business

•
Japan: Split between Corporate Owned Life Insurance (“COLI”) business, one-off retrocession reinsurance business to FWD Reinsurance (referred to as “RI”) from Swiss Reinsurance Company Ltd (“Swiss Re”), and individual line of business (“Individual”)

•
Thailand: Split between business generated through Thai Military Bank (“TMB”), business generated through Siam Commercial Bank and the other distribution channels of SCB Life (“SCB”), and all other lines of business (“Others”)

•
Emerging Markets: Split between business generated through acquisitions and partnerships (i.e. business sold through FWD Malaysia, PT Bank Commonwealth, the other distribution channels of PT Commonwealth Life, and Vietcombank) (“Acquisitions & partnerships”), business lines that have been terminated in the track record period (i.e. employee benefit business written in Singapore) (“Discontinued business”) and all other lines of business (“Others”)

18
FWD defines the split of “Onshore” and “Offshore” business for Hong Kong according to the policyholder’s identity number. Where the policyholder has a Hong Kong SAR identity number, the policy is classified as Onshore. Otherwise it is classified as Offshore.

Table 5.7: Breakdown of VNB by region (in USD millions)
	2018			2019			2020
	NB APE	PVNBP	VNB	NB APE	PVNBP	VNB	NB APE	PVNBP	VNB
Hong Kong
—Onshore	195	1,140	71	224	1,253	90	281	2,354	146
—Offshore	172	953	59	207	1,050	81	91	350	21
Sub-total	367	2,093	130	431	2,303	170	372	2,704	167
Japan
—COLI	320	1,884	363	176	1,024	134	149	825	38
—RI	NA	NA	NA	NA	NA	NA	236	1,897	56
—Individual	47	361	45	95	777	76	123	971	95
Sub-total	367	2,245	408	270	1,801	210	507	3,693	188
Thailand
—TMB	150	536	56	139	680	34	86	342	20
—SCB	NA	NA	NA	57	263	11	434	2,122	127
—Others	57	174	15	71	317	21	96	434	36
Sub-total	207	710	72	266	1,260	65	616	2,898	183
Emerging Markets
Acquisitions & partnerships / Discontinued business	7	50	2	23	53	3	49	254	19
—Others	107	404	36	134	498	49	147	611	60
Sub-total	114	453	38	157	550	52	197	864	79
Total	1,055	5,501	648	1,125	5,915	498	1,692	10,160	617

Figures may not be additive due to rounding.
NA = Not applicable; NB APE = New Business APE = 100% of annualized first year premium plus 10% of single premium; PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.

Table 5.7a: NB APE and VNB growth rate by region
	NB APE
	CER basis			AER basis
	2018-2019 CAGR	2019-2020 CAGR	2018-2020 CAGR	2018-2019 CAGR	2019-2020 CAGR	2018-2020 CAGR
Hong Kong
Onshore	14.9%	25.5%	20.1%	14.9%	25.5%	20.1%
Offshore	20.2%	(56.2%)	(27.4%)	20.2%	(56.2%)	(27.4%)
Sub-total	17.4%	(13.7%)	0.6%	17.4%	(13.7%)	0.6%
Japan
COLI	(45.8%)	(17.0%)	(32.9%)	(45.1%)	(15.5%)	(31.9%)
RI	NA	NA	NA	NA	NA	NA
Individual	98.4%	27.4%	59.0%	101.0%	30.2%	61.8%
Sub-total	(27.3%)	82.1%	15.0%	(26.4%)	87.7%	17.6%
Thailand
TMB	(11.5%)	(37.6%)	(25.7%)	(7.8%)	(38.2%)	(24.5%)
SCB	NA	669.0%	NA	NA	661.8%	NA
Others	19.8%	36.7%	28.0%	24.8%	36.0%	30.3%
Sub-total	23.5%	133.2%	69.7%	28.6%	131.2%	72.4%
Emerging Markets
Acquisitions & partnerships / Discontinued business	244.2%	114.1%	170.6%	240.4%	111.2%	168.1%
Others	24.5%	8.0%	15.9%	25.5%	10.1%	17.5%
Sub-total	37.5%	23.3%	30.0%	38.5%	25.1%	31.6%
Total	5.2%	49.3%	25.1%	6.6%	50.4%	26.6%

	VNB
	CER basis			AER basis
	2018-2019 CAGR	2019-2020 CAGR	2018-2020 CAGR	2018-2019 CAGR	2019-2020 CAGR	2018-2020 CAGR
Hong Kong
Onshore	26.2%	62.8%	43.3%	26.2%	62.8%	43.3%
Offshore	36.7%	(73.9%)	(40.3%)	36.7%	(73.9%)	(40.3%)
Sub-total	30.9%	(1.8%)	13.4%	30.9%	(1.8%)	13.4%
Japan
COLI	(63.6%)	(72.6%)	(68.4%)	(63.1%)	(72.0%)	(67.9%)
RI	NA	NA	NA	NA	NA	NA
Individual	65.9%	21.6%	42.0%	68.0%	24.6%	44.7%
Sub-total	(49.2%)	(13.0%)	(33.5%)	(48.6%)	(10.4%)	(32.1%)
Thailand
TMB	(41.6%)	(41.6%)	(41.6%)	(39.2%)	(42.1%)	(40.7%)
SCB	NA	1,112.5%	NA	NA	1,100.8%	NA
Others	28.5%	75.8%	50.3%	33.7%	75.1%	53.0%
Sub-total	(12.3%)	182.2%	57.3%	(8.7%)	179.8%	59.8%
Emerging Markets
Acquisitions & partnerships / Discontinued business	30.3%	512.9%	179.7%	28.9%	498.7%	177.8%
Others	35.2%	20.5%	27.5%	36.5%	23.4%	29.8%
Sub-total	34.9%	49.1%	41.6%	36.0%	52.2%	43.9%
Total	(24.2%)	22.4%	(4.0%)	(23.2%)	24.0%	(2.4%)

Figures may not be additive due to rounding.
CER: Constant exchange rate (please refer to Section 3.5 for the definition of CER). AER: Actual exchange rate.
NA = Not applicable; NB APE = New Business APE = 100% of annualized first year premium plus 10% of single premium.
CAGR = Compound Annual Growth Rate.

Table 5.8: VNB margin by region (in USD millions)
	2018		2019		2020
	VNB/NB APE	VNB/ PVNBP	VNB/NB APE	VNB/ PVNBP	VNB/NB APE	VNB/ PVNBP
Hong Kong
—Onshore	36.6%	6.3%	40.2%	7.2%	52.1%	6.2%
—Offshore	34.2%	6.2%	38.9%	7.7%	23.1%	6.0%
Sub-total	35.5%	6.2%	39.6%	7.4%	45.0%	6.2%
Japan
—COLI	113.4%	19.3%	76.2%	13.1%	25.3%	4.5%
—RI	NA	NA	NA	NA	23.7%	2.9%
—Individual	96.3%	12.6%	80.5%	9.8%	77.1%	9.8%
Sub-total	111.2%	18.2%	77.7%	11.7%	37.1%	5.1%
Thailand
—TMB	37.3%	10.5%	24.6%	5.0%	23.1%	5.8%
—SCB	NA	NA	18.6%	4.0%	29.3%	6.0%
—Others	27.1%	8.9%	29.1%	6.5%	37.4%	8.3%
Sub-total	34.5%	10.1%	24.5%	5.2%	29.7%	6.3%
Emerging Markets
—Acquisitions & partnerships / Discontinued business	35.5%	4.9%	13.4%	6.0%	38.1%	7.4%
—Others	33.4%	8.8%	36.3%	9.8%	40.7%	9.8%
Sub-total	33.5%	8.4%	32.9%	9.4%	40.0%	9.1%
Total	61.4%	11.8%	44.2%	8.4%	36.5%	6.1%

Figures may not be additive due to rounding.
NA = Not applicable; NB APE = New Business APE = 100% of annualized first year premium plus 10% of single premium; PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.
FWD Group NB APE grew by 60.4% over the track record period from USD 1,055 million in 2018 to USD 1,692 million in 2020. The increase in NB APE was mainly driven by growth in existing channels and through acquisitions, offset by falls in NB APE volumes observed for Hong Kong Offshore, Japan COLI and Thailand TMB business. The VNB margin (expressed as a percentage of NB APE) for FWD Group reduced over the same period from 61.4% for 2018 to 36.5% for 2020.
The reduction in VNB margin was mainly attributable to FWD Japan, where both NB APE volumes and equivalent VNB margins for COLI business fell in 2020, as a result of changes in tax regulations in 2019. This led to a withdrawal of the old COLI product and its replacement with a lower margin offering. An exercise was also conducted by FWD Japan to reprice cancer business in July 2019, leading to a further drop in VNB margins. There was also VNB of USD 56 million recorded in 2020 for FWD Japan from a one-off retrocession reinsurance arrangement ceded from Swiss Re to FWD Reinsurance for a block of in-force life and health business.
For FWD Hong Kong, political unrest combined with the COVID-19 pandemic resulted in a significant fall in offshore business in 2020. The VNB margins have, however, increased from 35.5% in 2018 to 45.0% in 2020. This growth in margins is mainly driven by a shift towards sales of higher margin participating products with a larger allocation to equities (public/private).
For FWD Thailand, the increase in NB APE volumes and VNB observed in 2020 was largely driven by sales of higher margin products through SCB, offset by a reduction in sales through TMB following the novation of the bank’s distribution agreement.
For the Emerging Markets, the growth in NB APE volumes and VNB across the track record period was driven by organic growth from existing Business Units and through new acquisitions made in 2019 and 2020.

5.3.   ANALYSIS OF EV MOVEMENT
A breakdown of the EV movement (gross of financing) for the track record period at a consolidated group level is presented in Table 5.9. The equivalent analysis of EV movement, net of financing, is presented in Appendix E to this Report.
Table 5.9: Analysis of EV movement of FWD Group (gross of financing) (in USD millions)
	Year ending Dec 31, 2018			Year ending Dec 31, 2019			Year ending Dec 31, 2020
	ANW	VIF	EV	ANW	VIF	EV	ANW	VIF	EV
Opening EV (1)	1,914	1,464	3,378	2,376	1,990	4,366	4,327	2,606	6,933
Acquisitions & partnerships / Discontinue business (2)	—	—	—	(1,963)	338	(1,625)	(207)	106	(101)
Expected return on EV (3)	222	25	246	221	101	322	252	160	412
VNB (4)(See note)	—	646	646	—	498	498	—	617	617
Operating variance and operating assumption change (5) = (6)+(7)	(113)	(99)	(212)	(188)	(77)	(265)	(29)	(230)	(259)
Operating variance (6)	(139)	(4)	(142)	(211)	(53)	(264)	(185)	(115)	(300)
Operating assumption change (7)	26	(95)	(69)	23	(24)	(1)	156	(115)	41
Total EV operating profit (8) = (3)+(4)+(5)	109	571	680	33	522	555	223	547	770
Economic variance and economic assumption change (9) = (10)+(11)	214	(85)	129	415	(324)	91	(976)	511	(466)
Economic variance (10)	199	(165)	35	417	(155)	262	(975)	571	(404)
Economic assumption change (11)	15	80	95	(2)	(170)	(171)	(1)	(61)	(62)
Other non-operating variance (12)	(159)	49	(110)	(281)	46	(234)	402	(458)	(56)
Total EV profit (13)=(8)+(9)+(12)	164	535	699	167	244	411	(351)	600	249
Capital movements19 (14)	498	—	498	740	—	740	2,408	—	2,408
Corporate adjustments (15)	(71)	(18)	(90)	(64)	(33)	(97)	(91)	(71)	(163)
Financing (16)	(127)	—	(127)	2,996	—	2,996	(339)	—	(339)
Foreign exchange movement (17)	(1)	9	7	76	66	142	52	62	115
Closing EV (18)=(1)+(2)+(13)+(14)+(15)+(16)+(17)	2,376	1,990	4,366	4,327	2,606	6,933	5,799	3,303	9,102

Figures may not be additive due to rounding.
Note: VNB does not reconcile with Table 5.7 as it excludes VNB contributed by Singapore employee benefit business, which terminated in 2019.
The EV (gross of financing) of FWD Group increased by USD 988 million in 2018 (from USD 3,378 million as at December 31, 2017 to USD 4,366 million as at December 31, 2018), increased by USD 2,567 million in 2019 (from USD 4,366 million as at December 31, 2018 to USD 6,933 million as at December 31, 2019) and increased by USD 2,169 million in 2020 (from USD 6,933 million as at December 31, 2019 to USD 9,102 million as at December 31, 2020).
A key contributor to the increase in the EV across the track record period has been the capital raised during the period (item (14) in Table 5.9) (2018: USD 498 million, 2019: USD 740 million, 2020: USD 2,408 million).
The increase in the EV in 2019 is also driven by USD 3,109 million of financing raised in the period. As the analysis of movement is gross of financing, any financing raised in the period is equivalent to a capital injection and leads to an increase in EV, while any financing repaid in the period reduces the EV.

19
Capital raised through the issue of perpetual securities has been captured within this item as perpetual securities are treated as equity in the IFRS accounts. The capital raised through the issue of perpetual securities was USD 198 million in 2018 and USD 600 million in 2019.

The impact of financing (item (16) in Table 5.9) reflects the total of financing raised / (repaid) and the interest paid in the period on the financing held (2018: USD (127) million, 2019: USD 2,996 million, 2020: USD (339) million).
Offsetting the positive impact from capital movements (including financing raised) are activities relating to acquisitions, partnerships and discontinued business (item (2) in Table 5.9) (2018: zero, 2019: USD (1,625) million, 2020: USD (101) million), where the purchase price to acquire new entities and new distribution channels exceeded the EV contributed by these new entities and channels. Corporate adjustments relating to unallocated Group Office expenses (item (15)) (2018: USD (90) million, 2019: USD (97) million, 2020: USD (163) million) also contributed negatively to EV.
The EV operating profit (item (8) in Table 5.9), comprising returns on EV, VNB, operating variance, and operating assumption changes, contributed positively to EV operating profit across the track record period (2018: USD 680 million, 2019: USD 555 million, 2020: USD 770 million). Within these figures, the operating variance is negative across the track record period (2018: USD (142) million, 2019: USD (264) million, 2020: USD (300) million), largely driven by expense and commission variance (2018: (142) million, 2019: (218) million, 2020: (240) million), with the split of the expense and commission variance presented in Table 4.4 and Table 4.5. Excluding expense and commission variance, the remaining operating variance (2018: USD 0 million, 2019: USD (47) million, 2020: USD (60) million) comes from mortality, morbidity, persistency and other variances, with the negative component mainly derived from persistency experience.
The EV profit (item (13) in Table 5.9), comprising the EV operating profit, economic variance and assumption changes, and other non-operating variance was positive across the track record period (2018: USD 699 million, 2019: USD 411 million, 2020: USD 249 million). The other non-operating variance (item (12) in Table 5.9) (2018: USD (110) million, 2019: USD (234) million, 2020: USD (56) million) included the allocation of one-off and non-recurrent expenses to cover FWD Group project-related spending (e.g. integration costs), industrial recruitment packages (reflecting costs associated with recruiting and growing the agency distribution channel), and one-off adjustments such as the impact of methodology and regulatory changes on EV. A detailed breakdown is shown in Table 5.10.
Table 5.10: Breakdown of other non-operating variance (in USD millions)
	Year ending Dec 31, 2018	Year ending Dec 31, 2019	Year ending Dec 31, 2020
Non-operating expense variance (1) = (2) + (3) + (4) + (5)	(62)	(121)	(183)
Mergers and acquisitions, business set and restructure related costs (2)	(48)	(73)	(117)
IPO related costs including incentive costs (3)	—	(2)	(39)
Implementation costs for new accounting standards and other mandatory regulatory changes (4)	(5)	(17)	(26)
Other non-recurring items (5)	(10)	(29)	(1)
Industrial recruitment packages (6)	(44)	(73)	(24)
Others(See note) (7)	(4)	(41)	151
Total (8) = (1) + (6) + (7)	(110)	(234)	(56)

Note: Refers to one-off adjustments such as the impact of methodology and regulatory changes on EV.
EV OPERATING PROFIT
A breakdown of the EV operating profit, both before and after operating expense and commission variance, is presented in Table 5.11. The EV operating profit after operating expense and commission variance is derived from item 8 of Table 5.9.

Table 5.11: Operating return on EV (in USD millions)
	Year ending Dec 31, 2018	Year ending Dec 31, 2019	Year ending Dec 31, 2020
EV operating profit after operating expense and commission variance (1)	680	555	770
Plus: Adjustment to reverse out operating expense and commission variance (2)	142	218	240
EV operating profit before expense and commission variance (3)=(1)+(2)	822	772	1,010

Figures may not be additive due to rounding.
5.4.   FREE SURPLUS GENERATION
Free surplus represents the excess of the adjusted net worth over the required capital, gross of financing (please see Table 5.5). The underlying free surplus generation represents the free surplus generated from FWD Group each period, adjusted to exclude new business funding and certain non-recurring items. It excludes free surplus used to fund new business, investment return variances and other items, acquisitions, partnerships and discontinued business, capital movements and the impact of financing, but includes methodology updates relating to accounting changes classified under item (4) in Table 5.12. The net underlying free surplus generation represents the equivalent results allowing for the free surplus used to fund new business20. The analysis of movement of free surplus as presented in Table 5.12 is gross of financing, with financing costs (item (10) in Table 5.12) reflecting a positive impact from any financing raised in the period and a negative impact from any financing and interest repaid in the period.
FWD Group’s free surplus increased by USD 173 million in 2018 (from USD 1,073 million as at December 31, 2017 to USD 1,246 million as at December 31, 2018), USD 1,519 million in 2019 (from USD 1,246 million as at December 31, 2018 to USD 2,765 million as at December 31, 2019) and USD 1,290 million in 2020 (from USD 2,765 million as at December 31, 2019 to 4,055 million as at December 31, 2020). The change in free surplus is made up of the following key components:
•
Capital movements (item (9) in Table 5.12) reflecting capital raised in the year (2018: USD 498 million, 2019: USD 740 million, 2020: USD 2,408 million), offset by the impact relating to acquisitions, partnerships and discontinued business (item (2) in Table 5.12) (2018: zero, 2019: USD (2,523) million, 2020: USD (335) million).

•
Impact of financing (item (10) in Table 5.12) reflecting the total of financing raised / (repaid) and financing costs relating to interest accrued (negative impact) in the year (2018: USD (127) million, 2019: USD 2,996 million, 2020: USD (339) million).

•
Positive underlying free surplus generated from operating entities (item (3) in Table 5.12) in the year (2018: USD 146 million, 2019: USD: 597 million, 2020: USD 654 million).

•
Negative impact of free surplus used to fund new business (item (6) in Table 5.12) in the year (2018: USD (238) million, 2019: USD (415) million, 2020: USD (406) million).

•
One-off impact on free surplus resulting from investment return variances and other items (item (8) in Table 5.12) in the year (2018: USD (106) million, 2019: USD 124 million, 2020: USD (693) million).

Table 5.12 provides a breakdown of the movement of free surplus, gross of financing, of FWD Group for the track record period. The equivalent movement of free surplus, net of financing, is presented in Appendix F to this Report.

20
Free surplus used to fund new business refers to the change in free surplus arising from writing new business as initial outgoings at outset exceed the income received. Over the life of the contract, the future income is expected to repay this outlay, and the value attributed to this is captured within the VIF.

Table 5.12: Analysis of movement of free surplus (gross of financing) (in USD millions)
	Year ending Dec 31, 2018			Year ending Dec 31, 2019			Year ending Dec 31, 2020
	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total
Opening free surplus (1)	611	462	1,073	682	564	1,246	2,397	368	2,765
Acquisitions & partnerships / Discontinued business (2)	—	—	—	571	(3,094)	(2,523)	410	(745)	(335)
Underlying free surplus generation (3) = (4)+(5)	146	—	146	597	—	597	654	—	654
Opening adjustment (4)	5	—	5	342	—	342	292	—	292
Underlying free surplus generation before adjustment (5)	141	—	141	255	—	255	361	—	361
Free surplus used to fund new business (6)	(238)	—	(238)	(415)	—	(415)	(406)	—	(406)
Net underlying free surplus generation (7) = (3) + (6)	(92)	—	(92)	182	—	182	248	—	248
Investment return variances and other items (8)	4	(110)	(106)	281	(157)	124	(547)	(145)	(693)
Capital movements21 (9)	159	338	498	682	58	740	370	2,037	2,408
Financing (10)	—	(127)	(127)	—	2,996	2,996	—	(339)	(339)
Closing free surplus (11) = (1)+(2)+(7)+(8)+(9)+(10)	682	564	1,246	2,397	368	2,765	2,879	1,176	4,055

Figures may not be additive due to rounding.
Op. Entity: Operating entity.
Corp.& others: Reflects corporate and other adjustments.
The net underlying free surplus generation includes variances relating to expenses, opening adjustments relating to methodology updates (item (4)) and the impact of non-economic assumption changes. The opening adjustments include revisions to the reserving methodology for Hong Kong, revisions to align the valuation of acquired new entities with FWD Group’s EV methodology and other adjustments. The opening adjustments and impact of non-economic assumption changes have been classified as one-off variances. The negative variances on expenses mainly relate to operating expense and commission variance, where actual operating expenses and commission payments exceed the long term unit cost loadings22, and changes to free surplus as a result of revisions to expense assumptions. A summary of these items is presented in Table 5.13.

21
Refer to footnote 19.

22
Differs from the operating expense and commission variance shown in Table 4.4 as it includes planned maintenance expense overruns arising from in-force business. These planned maintenance expense overruns do not contribute to operating expense and commission variance in the EV as these overruns will be offset by the release in provision set aside in the VIF (please refer to Table 4.3 and Table D.1).

Table 5.13: Breakdown of expense variance and one-off items in the net underlying free surplus generation (in USD millions)
	Year ending Dec 31, 2018	Year ending Dec 31, 2019	Year ending Dec 31, 2020
Opening adjustments (1) = (2) + (3) + (4)	5	342	292
Changes to Hong Kong reserving methodology (2)	44	164	—
Alignment of basis for newly acquired entities (3)	—	173	225
Other opening adjustments (4)	(38)	5	67
Non-economic assumption changes (excluding expense revisions) (5)	3	46	118
Total One-off variance (6) = (1) + (5)	8	388	410
Expense variance (7)	(202)	(308)	(297)

Figures may not be additive due to rounding.
5.5.   SENSITIVITY ANALYSIS
Sensitivity tests have been performed on the 2020 EV and 2020 VNB in respect of changes in key assumptions. For each of the following tests, only the specified parameter has been changed with all other assumptions remaining unchanged:
•
1.0% increase in risk discount rate

•
1.0% decrease in risk discount rate

•
0.5% per annum increase in net investment returns (and corresponding adjustments to the market value of assets, valuation interest rates, bonus/dividend scales for participating business, crediting rates for universal life business, unit fund growth rates for unit linked business and risk discount rate)

•
0.5% per annum decrease in net investment returns (and corresponding adjustments to the market value of assets, valuation interest rates, bonus/dividend scales for participating business, crediting rates for universal life business, unit fund growth rates for unit linked business and risk discount rate)

•
10% increase in rates of policy discontinuance, premium discontinuance and partial withdrawal (i.e. 110% of the rates under the base case)

•
10% decrease in rates of policy discontinuance, premium discontinuance and partial withdrawal (i.e. 90% of the rates under the base case)

•
10% increase in rates of mortality and morbidity and loss ratios (i.e. 110% of the rates and loss ratios under the base case)

•
10% decrease in rates of mortality and morbidity and loss ratios (i.e. 90% of the rates and loss ratios under the base case)

•
10% increase in acquisition and maintenance expenses (i.e. 110% of the acquisition and maintenance expenses under the base case) with no revisions made for Group Office expense adjustments

•
10% decrease in acquisition and maintenance expenses (i.e. 90% of the acquisition and maintenance expenses under the base case) with no revisions made for Group Office expense adjustments

•
5% appreciation in presentation currency

•
5% depreciation in presentation currency

•
10% increase in equity prices (i.e. 110% of equity prices as at December 31, 2020)

•
10% reduction in equity prices (i.e. 90% of equity prices as at December 31, 2020)

The sensitivity tests on increase/reduction in equity prices have been applied as at December 31, 2020 and are not applicable to VNB.

Additional sensitivity tests have been performed on the key Business Units, namely FWD HK, FWD Japan and FWD Thailand, as set out below. These Business Units make up 92.3% of the consolidated operating entity EV as at December 31, 2020 and 86.0% of FWD Group VNB23 for the year ending December 31, 2020.
•
1% p.a. reduction in the net investment return for private equity assets from 9.75% p.a. to 8.75% p.a.

•
Revision of the acquisition expense unit cost assumptions to eliminate the adjusted operating expense variance in 2020. The adjusted operating expense variance reflects reduction in cost expected from initiatives that have been put in place in 2020 to reduce spending, with savings expected to come through in 2021 and 2022. As this revision only applies to acquisition expense unit costs, this sensitivity test is not relevant for EV.

•
As most of FWD Japan’s COLI business, namely SME Term, has been written recently, there is very little lapse experience for the later policy durations. As a result, these assumptions have been set based on FWD Japan’s internal view from a relevant lapse experience analysis for “Increasing Term” and “Term” segments and reflect the Business Unit’s understanding of the unique characteristics of its COLI portfolio. More specifically, FWD Japan has set its lapse rate assumptions allowing for a gradual increase in lapses from 3% in policy year 1 to 24% in policy year 5 (referred to as the “peak lapse year” as cash value payouts are at their highest at this duration), with lapses then gradually reducing from policy year 6 onwards to a lapse rate of 4% by policy year 13 (referred to as the “long term lapse rate”). Given the level of uncertainty around the Business Unit’s lapse experience, in particular the term of the peak lapse period and long term lapse rate, both of which are lower than equivalent market benchmarks, two additional sensitivity tests have been presented, as set out in Table 5.14:

•
Extension of peak lapse term: the lapse rate assumptions have been set such that the peak lapse rate of 24% for policy year 5 is also used for policy years 6 and 7, before gradually reducing to the long term rate by policy year 15.

•
Revision of long term lapse rate: the long term lapse rate has been increased from 4% to 6%, consistent with the Business Unit’s lapse experience of “Term” business.

Table 5.14: Lapse sensitivity for SME Term (COLI)
Policy year	Base	Extension of peak lapse term	Revision of long term lapse rate
1	3%	3%	3%
2	9%	9%	9%
3	13%	13%	13%
4	15%	15%	15%
5	24%	24%	24%
6	21%	24%	21%
7	18%	24%	18%
8	15%	21%	15%
9	12%	18%	12%
10	9%	15%	9%
11	6%	12%	6%
12	5%	9%	6%
13	4%	6%	6%
14	4%	6%	6%
15+	4%	4%	6%
The COLI lapse sensitivity is not applicable to VNB as no COLI SME Term products were sold during 2020.

23
Excludes VNB arising from retrocession reinsurance business ceded to FWD Japan for a block of in-force life and health business in 2020 which is considered one-off and has been excluded from VNB sensitivity results.

No VNB sensitivity results have been produced for FWD Life Assurance (Hong Kong) and FWD Life (Hong Kong) for 2020 as the entities were acquired on June 30, 2020 and new business written in 2H2020 is not material. The sensitivity results reflect just the base case results for these entities. In addition, no VNB sensitivity results have been produced for the new retrocession reinsurance business reported for FWD Japan in 2020 for a block of in-force life and health business, as it is considered one-off and could distort the trend of the sensitivity analysis. The base case and sensitivity results reported in Table 5.15 exclude VNB contributed from this reinsurance business.
As FWD operates in multiple Asian markets, the Business Unit EV and VNB results for FWD Group have been converted from the respective local currency to FWD’s US dollar presentation currency. To provide sensitivity results to foreign currency movements, a change of +/- 5% to the USD exchange rate has been shown.
The sensitivity tests have only been performed on the operating entity EV, with no sensitivities carried out on the EV contributed by corporate and other adjustments. Table 5.15 sets out the results of the consolidated operating entity EV sensitivities. The change in operating entity EV is also expressed as a percentage of base case EV for each sensitivity test for reference.
Table 5.15: Impact of sensitivities on consolidated operating entity EV of FWD Group (in USD millions)
	As at Dec 31, 2020
	EV	Absolute change from base case EV	% change from base case EV
Base case	8,479
Increase risk discount rate by 1.0%	7,820	(659)	(7.8)%
Reduce risk discount rate by 1.0%	9,302	822	9.7%
Increase net investment returns and risk discount rates by 0.5% p.a.(1)	8,729	250	2.9%
Reduce net investment returns and risk discount rates by 0.5% p.a. (1)	8,145	(334)	(3.9)%
Reduce net investment returns for private equity assets by 1% p.a.	8,308	(172)	(2.0)%
Increase discontinuance and partial withdrawal rates by 10%	8,375	(104)	(1.2)%
Reduce discontinuance and partial withdrawal rates by 10%	8,613	133	1.6%
Extend peak lapse term for FWD Japan COLI SME Term business	8,214	(266)	(3.1)%
Increase long term lapse rate to 6% for FWD Japan COLI SME Term business	8,381	(99)	(1.2)%
Increase mortality and morbidity rates and loss ratios by 10%	7,999	(481)	(5.7)%
Reduce mortality and morbidity rates and loss ratios by 10%	8,970	491	5.8%
Increase acquisition and maintenance expenses by 10%	8,326	(154)	(1.8)%
Reduce acquisition and maintenance expenses by 10%	8,633	154	1.8%
Appreciation of presentation currency by 5%	8,177	(302)	(3.6)%
Depreciation of presentation currency by 5%	8,785	305	3.6%
Increase equity prices by 10%	8,644	165	1.9%
Reduce equity prices by 10%	8,314	(166)	(2.0)%

Note (1): For FWD HK, FWD Japan and FWD Vietnam, for debt securities with investment returns determined on a book yield basis, sensitivities have not been applied to the market values and investment returns for these securities.

Table 5.16 sets out the results of the consolidated VNB sensitivities. VNB does not include any allowance for acquisition expense and commission overruns.
Table 5.16: Impact of sensitivities on FWD Group VNB(1) (in USD millions)
	Year ending Dec 31, 2020
	VNB	Absolute change from base case	% change from base case
Base case	561
Increase risk discount rate by 1.0%	463	(98)	(17.5)%
Reduce risk discount rate by 1.0%	685	124	22.0%
Increase net investment returns and risk discount rates by 0.5% p.a.	670	108	19.3%
Reduce net investment returns and risk discount rates by 0.5% p.a.	432	(129)	(23.0)%
Reduce net investment returns for private equity assets by 1% p.a.	541	(21)	(3.7)%
Increase discontinuance and partial withdrawal rates by 10%	525	(36)	(6.5)%
Reduce discontinuance and partial withdrawal rates by 10%	603	42	7.4%
Increase mortality and morbidity rates and loss ratios by 10%	470	(91)	(16.2)%
Reduce mortality and morbidity rates and loss ratios by 10%	653	91	16.3%
Increase acquisition and maintenance expenses by 10%	516	(46)	(8.2)%
Reduce acquisition and maintenance expenses by 10%	607	46	8.2%
Revise acquisition unit cost loadings to eliminate adjusted operating expense variance in 2020 for FWD HK, FWD Japan and FWD Thailand	496	(65)	(11.6)%
Appreciation of presentation currency by 5%	542	(19)	(3.5)%
Depreciation of presentation currency by 5%	581	19	3.5%

Note (1):
Differs from the results presented in Table 5.7 as it excludes VNB contribution from retrocession reinsurance business reported for FWD Japan for a block of in-force life and health business in 2020. Sensitivity analyses have not been performed for this block of business.

6   MILLIMAN REVIEW
This section describes a summary of our review in respect of the methodology, assumptions and EV Results.
6.1.   REVIEW OF METHODOLOGY
The EV Results have been prepared by FWD using TEV methodology in accordance with the EV Policy. We have reviewed whether the results have been determined, in all material respects, in accordance with the EV Policy. In forming this view, we have checked the consolidated aggregate results spreadsheet prepared by FWD Group and conducted sample model point checks on products making up over 90% of VIF (measured by in-force statutory reserves) and VNB (measured by NB APE) for each Business Unit.
It is noted that the methodology set out in the EV Policy is comparable in all material respects to the TEV methodology commonly adopted by listed insurers incorporated in Asia. However, given FWD Group’s particular structure and the nature of its business, there are certain aspects of the methodology that are specific to FWD, as described below:
•
The majority of FWD’s Business Units, particularly those that are classified as part of Emerging Markets, are still in their growth phase and have not yet achieved economies of scale. The EV Results have therefore been determined using long term unit costs. This is a commonly used approach for growing companies that is predicated on the Business Units extinguishing their expense and commission overruns in the short to medium term. The adjustments and disclosures around expense overruns are as follows:

•
The EV Results include an allowance for projected maintenance expense overruns in respect of in-force business via deductions within the VIF.

•
The VNB and VNB margins have been presented before acquisition expense, commission and maintenance expense overruns, with the historical operating expense and commission variance shown separately in this Report, rather than showing VNB and VNB margins net of this variance. The present value of future acquisition expense and commission overruns as reflected in the approved business plans prepared by the Business Units, and the total operating expense and commission variance, are disclosed in Table 4.2 and Table 4.5 respectively. The non-operating expenses, reflecting one-off and non-recurrent costs and industrial recruitment package, are disclosed in Table 5.10.

6.2.   REVIEW OF ASSUMPTIONS
The assumptions used to determine the EV Results have been developed by FWD based on operating experience of the Business Unit (where statistically credible), reference to industry experience or pricing assumptions, anticipated future trends, asset strategies, the economic outlook and current regulatory frameworks.
We have reviewed the appropriateness of the non-economic assumptions adopted by each Business Unit, having regard to the underlying experience investigations performed by the Business Unit, expected future experience and materiality of the impact of assumptions on the overall results. For the less mature Business Units, due to operating experience typically not being statistically credible, pricing assumptions have in many cases been adopted for EV purposes.
We have reviewed the appropriateness of the economic assumptions, having regard to the current asset holdings, the investment policy of each Business Unit, industry benchmarks and economic conditions as at the Valuation Dates. We have also reviewed the study performed by FWD Group to validate the consistency of the allowance for risk in the discount rate with an alternative market consistent approach for key Business Units, namely FWD HK, FWD Japan, and FWD Thailand.
Overall, we note that the assumptions adopted by each Business Unit have been set to align with the EV Policy, which requires assumptions to be set with reference to the three-year rolling average experience as a starting point. However, we highlight that actual future experience may differ from that assumed in the projections. In particular, due to the lack of statistically credible experience, the pricing assumptions used may differ materially from the actual operating experience that emerges as the Business Units mature. The sensitivity of results to certain changes in assumptions is provided in Section 5.5.
Some specific key observations that could result in potentially material revisions to assumptions are as follows:
•
Within the analysis of EV movement, the persistency variance is increasingly negative across the track record period. Persistency in 2020 is expected to have been adversely affected by the COVID-19 pandemic, and it is unclear to what extent the negative variances are a temporary effect or a long lasting trend. While the practice has typically been for Business Units to update their persistency assumptions as experience emerges, the negative trends need to be monitored closely, with assumptions revised if they persist.

•
FWD Japan’s COLI SME Term lapse rate assumptions have been selected based on management’s understanding of the unique characteristics of the company’s COLI SME Term business. As this business has been written relatively recently, there is very little lapse experience from which to evaluate the appropriateness of the longer term lapse rate assumptions adopted. It is noted that the lapse rates assumed at later durations have generally been lower than equivalent market benchmarks. As a result, additional sensitivity tests have been performed to show the effect of changes to the peak lapse term and the long term lapse rate assumptions.

•
The expense assumptions have been set on the basis that the Business Units are able to control spending and achieve economies of scale in the medium term with expense overruns eliminated as per internal business plans. The allowance for unallocated Group Office expenses, as reflected in the

VIF, has also been projected to reduce as Business Units achieve scale and more expenses can be allocated to these Business Units. An increase in Business Unit expense levels, Group Office spending, increased lapses in the existing portfolio or reduced sales against business plan forecast could lead to an increase in unit cost loadings and an increase in the value of unallocated Group Office expenses, which could have a material impact on the overall EV and VNB presented in this Report. A sensitivity test has been performed to show the impact on VNB if the expense assumptions for the 2020 VNB valuation for the key Business Units (i.e. FWD HK, FWD Japan and FWD Thailand) are increased to eliminate the adjusted operating expense variance in 2020, as described in Section 5.5 of this Report.
•
The investment returns for FWD HK have been set based on a significant proportion of the assets backing certain participating products in Hong Kong being invested in private equity. While the private equity assumption of 9.75% adopted as at December 31, 2020 is not out of line with market benchmarks, we note that continuing to hold such a significant proportion of assets in private equity funds in the long term may be challenging when Hong Kong moves to a RBC framework (targeted to be introduced for legislative approval in 2022), as the capital requirements for holding such investments are likely to increase.

6.3.   REVIEW OF RESULTS
The EV Results have been prepared by FWD using its in-house Valuation Models. We have reviewed certain elements of the Valuation Models. In particular, we have carried out sample policy checks on the projected cash flows produced by the Valuation Models for products representing over 90% of the in-force business (measured by in-force statutory reserves) and VNB (measured by NB APE). The sample policy checks were performed to independently validate that the Valuation Models appropriately capture the features of these products and that the Valuation Models have been set up in accordance with the agreed methodology and assumptions.
We have also performed the following checks on the aggregate results:
•
Static validation of the opening liabilities projected from Valuation Models to accounting data.

•
Static validation of the new business model point file against NB APE presented in new business sales summaries.

•
Validating the ANW to accounting data for each Business Unit including a reconciliation performed against the opening IFRS equity.

•
Reconciliation of final VIF/VNB results by discounting the VIF/VNB cash flows at the risk discount rates assumed for each Business Unit.

•
Validation of out-of-model adjustments.

•
Review of EV and VNB sensitivity results in respect of changes to assumptions for each Business Unit.

•
Static validation of the ANW to accounting data in respect of the Other Entities of FWD Group.

•
Review of the adjustments for unallocated Group Office expenses.

Any material errors revealed by our checks were corrected in the Valuation Models. Our model review process has been to highlight to the Business Units (excluding the newly acquired entities) where the present value of cash flows for sample model points exceeded our 1% tolerance level and to discuss with the Business Units whether a change to the Valuation Models was required.
6.4.   OPINION
Based on our review of the methodology and assumptions used by FWD to calculate the EV Results, Milliman concludes that:
•
The methodology used to determine the EV Results is consistent in all material respects with the EV Policy.

•
The methodology used in the EV Policy is in all material respects comparable to the TEV methodology commonly adopted by listed insurers incorporated in Asia. There are, however, certain features within the methodology that are specific to FWD given its size and corporate structure, as highlighted in Section 6.1 of this Report.

•
The non-economic assumptions used to calculate the EV Results have been developed using the operating experience of the Business Units, with allowance for expected future trends where applicable, or have been set with reference to industry experience or pricing assumptions where the experience of the Business Units is not statistically credible. The analysis of EV movement performed by the Business Units, however, shows consecutive negative persistency variances and consecutive positive mortality variances across the track record period for FWD Group. Continuation of such trends could have a material impact on the EV Results as presented in this Report.

•
The economic assumptions used to develop the EV Results have been determined having regard to the investment policy of each Business Unit, and current and expected future economic conditions, and are broadly consistent with economic assumptions adopted by insurers in Asia that report on a TEV basis. Checks have also been performed for key Business Units to validate the consistency of the allowance for risk in the risk discount rate with an alternative market consistent approach.

•
The EV Results have been prepared in all material respects in accordance with the methodology and assumptions described in this Report. This has been validated through the sample model point checks performed for products making up over 90% of VIF (measured by in-force statutory reserves) and VNB (measured by NB APE) for each Business Unit.

This opinion is subject to the reliances and limitations set out below.
7   RELIANCES AND LIMITATIONS
7.1.   RELIANCES
In carrying out our work and producing this Report we have relied on information supplied by FWD. Reliance was placed on, but not limited to, the accuracy of the information provided to us.
Except as specifically stated in this Report, we have performed no audits or independent verification of the information furnished to us. To the extent that there are any material errors in the information provided, the results of our analysis will be affected as well, possibly materially. The principal materials provided by FWD and relied upon by us are listed in Appendix B to this Report.
FWD Group has confirmed to us that the data and information it has provided to us is accurate and complete.
7.2.   LIMITATIONS
This Report is intended to provide certain actuarial information and analyses that would assist a professional, technically competent in the area of actuarial appraisals, to develop an estimate of the components of economic value of FWD Group. This Report must be read in its entirety to be fully understood. We assume that recipients of this Report will seek explanation and/or amplification of any part of this Report which is not clear.
The actuarial valuation of FWD Group has been developed on a going concern basis and assumes a continuation of the current, economic, political and social environment in the markets in which FWD Group operates. It therefore inherently assumes that the environment will remain stable. The user of this Report should be aware that any political, economic or social instability in these markets would add a degree of uncertainty to the results presented. In particular, the EV Results have been based on long term unit cost loadings determined in accordance with FWD’s business plan forecasts. There is substantial uncertainty regarding the impact of COVID-19 on the economic, legal, and regulatory environment, and the level and nature of business activity, which could impact business plan forecasts and the EV results.
In determining the EV Results of FWD Group, assumptions have been made about future experience, including economic and investment experience, mortality, morbidity, persistency, expenses and taxes. Actual experience may differ from that assumed in the projections. To the extent actual experience is different from the assumptions underlying this Report, actual results will also differ from the projected results shown. The sensitivity of results to certain changes in assumptions is provided in Section 5.5 of this Report.
The expense assumptions have been chosen on the basis that each Business Unit would continue to operate on a going concern basis. They do not take into account any future changes to product strategy, sales volumes or other matters that may have a consequential impact on product specific expense loadings. They also do not take into account any strategic FWD Group spending or any matters that could lead to an increase in such spending beyond what has been planned and set aside in the VIF. The assumptions have also been set with reference to board approved business plans prepared by Business Units. We have relied on the business plans provided to us and have not reviewed the assumptions underlying them.
We have not attempted to assess the suitability or quality of the assets held by FWD Group or its reinsurance strategy. We have also not assessed, or made allowance for, any claims against FWD Group other than those made by policyholders under the normal terms of life insurance business. In particular, no account has been taken of liabilities in respect of pension entitlements, stock option plans, service contracts, leases and breaches of regulations.
No investigation has been made into the accuracy of the unit pricing and unit allocation procedures adopted by each Business Unit.
The results have been prepared by FWD using the Company’s Valuation Models. Although we have performed extensive checks on the Valuation Models and underlying results as described in Section 6.3 of this Report, our checks were not exhaustive, and hence may not have uncovered all potential issues.
The EV Results set out in this Report do not include any allowance for withholding or other taxes that may apply to the payment of shareholder dividends on remittances out of the Business Units. We are not tax advisors and have relied on FWD Group’s internal assessment and the opinion of its independent tax advisors that the approach taken with respect to withholding tax is appropriate for EV reporting purposes.
Reserves, cost of capital and tax have been calculated using the prevailing regulatory and tax frameworks applicable at the respective Valuation Dates, and do not take into account any future changes in these frameworks. As such, they take no account of the impact of changes following the introduction of new capital standards such as the upcoming RBC framework in Hong Kong, where requirements have yet to be finalized at the date of preparing this Report. We note that FWD Group has carried out internal analyses, including a Group Internal Economic Capital Assessment in 2020, to conclude that the implementation of the group-wide supervisory framework is not expected to result in an increase in capital requirements beyond what has been assumed in the EV Results set out in this Report. We have not reviewed these internal analyses. We have also relied on the opinion of the operating entities’ Appointed Actuaries and auditors that the reserves and capital requirements held as at the respective Valuation Dates comply with the prevailing regulations.
The EV Results allow for adjustments to dividends, profit sharing and crediting rate assumptions taking into account the investment return assumptions and profit sharing rules defined in regulations and/or internal company governance. We have relied on the Business Units’ application of these rules within the Valuation Models, and note that the impact on the results if the rules incorporated in the Valuation Models are not followed in actual practice can be material.
The EV Results presented in this Report assume the ability to continue to optimize capital through existing external and internal reinsurance arrangements. Any revisions to these arrangements, due to regulatory change or other factors, may have a material impact on the EV Results.
Yours faithfully,
for Milliman Limited
/s/ Michael Daly Michael Daly FIA Principal & Consulting Actuary	/s/ Wen Yee Lee Wen Yee Lee FIAA Principal & Consulting Actuary

Appendix A: Abbreviations
AER:	Actual Exchange Rate
ANW:	Adjusted Net Worth
CAGR:	Compound Annual Growth Rate
CER:	Constant Exchange Rate
COLI:	Corporate-owned Life Insurance
EV:	Embedded Value
EV Equity:	Equity attributable to shareholders and reflects the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders
EV Policy:	FWD Group EV Policy
FWD Cambodia:	FWD Life Assurance (Cambodia) Plc.
FWD Life Japan:	FWD Life Insurance Company, Limited
FWD Group:	FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited)
FWD HK:	Includes FWD Life (Bermuda) (except FWD Malaysia, FWD Vietnam and FWD VCLI), FWD Macau, FWD Life Assurance (Hong Kong) and FWD Life (Hong Kong)
FWD Indonesia:	PT FWD Insurance Indonesia
FWD Japan:	Includes FWD Life Japan and FWD Reinsurance
FWD Life Assurance (Hong Kong):	FWD Life Assurance Company (Hong Kong) Limited
FWD Life (Bermuda):	FWD Life Insurance Company (Bermuda) Limited
FWD Life (Hong Kong):	FWD Life (Hong Kong) Limited
FWD Life Indonesia:	PT FWD Life Indonesia
FWD Macau:	FWD Life Insurance Company (Macau) Limited
FWD Malaysia:	FWD Takaful Berhad
FWD Philippines:	FWD Life Insurance Corporation
FWD Reinsurance	FWD Reinsurance SPC, Ltd.
FWD Singapore:	FWD Singapore Pte. Ltd
FWD Thailand:	FWD Life Insurance Public Company Limited
FWD VCLI:	FWD Assurance VietNam Company Limited
FWD Vietnam:	FWD Vietnam Life Insurance Company Limited
FX Rate:	Foreign Exchange Rate
HKD:	HK Dollar
IDR:	Indonesian Rupiah
IFRS:	International Financial Reporting Standards
IFRS accounts:	Audited consolidated financial statements of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) for the years ending December 31, 2018, 2019 and 2020
IPO:	Initial Public Offering

JPY:	Japanese Yen
MCEV:	Market Consistent Embedded Value
MOP:	Macanese Pataca
MYR:	Malaysia Ringgit
NA:	Not Applicable / Not Available
nm:	Not Material
NB APE:	New Business Annual Premium Equivalent
PHP:	Philippine Peso
pps:	Percentage Points
PVNBP:	Present Value of New Business Premium
RBC:	Risk-based Capital
RI:	One-off retrocession reinsurance business to FWD Reinsurance
SCB:	Siam Commercial Bank
SCB Life	SCB Life Assurance Public Company Limited
SGD:	Singapore Dollar
Swiss Re:	Swiss Reinsurance Company Ltd
TEV:	Traditional Embedded Value
THB:	Thai Baht
TMB:	Thai Military Bank
USD:	US Dollar
VIF:	Value of In-force Business after cost of capital
VNB:	Value of New Business after cost of capital
VND:	Vietnamese Dong
YoY:	Year-on-year

Appendix B: Key information received
•
Consolidated IFRS accounts of FWD Limited and FWD Group Limited as at the respective Valuation Dates;

•
Consolidated IFRS accounts of FWD Group as at the respective Valuation Dates;

•
Statutory financial statements and solvency reports by Business Unit as at the respective Valuation Dates;

•
Breakdown of statutory reserves by Business Unit as at the respective Valuation Dates;

•
New business summary by product for new business sold by Business Unit in the reporting period;

•
Group Office expense adjustments as at the respective Valuation Dates;

•
EV Policy;

•
EV Results breakdown by Business Unit as at the respective Valuation Dates including sensitivity results, analysis of EV movement;

•
Summary of quarterly VNB results, NB APE and PVNBP for new business written in the reporting period;

•
Group consolidated results, including any off-model adjustments;

•
Projections of new business volumes and future expense levels by Business Unit;

•
FWD’s in-house actuarial models by Business Unit as used to prepare the EV Results;

•
Individual in-force policy database by Business Unit as at the respective Valuation Dates;

•
Individual new business policy database by Business Unit for new business sold in the reporting period;

•
Product descriptions for key in-force and new business products reviewed;

•
Experience studies performed by Business Unit covering mortality, morbidity, persistency and expenses; and

•
Other information and clarifications obtained through various email and telecommunication during the period of our assignment.

Appendix C: Exchange rates
Table C.1: Exchange rates to 1 USD
	FX rate used for EV
	Dec 31, 2018	Dec 31, 2019	Dec 31, 2020
Hong Kong Dollar (HKD)	7.8319	7.7865	7.7519
Macanese Pataca (MOP)	8.0653	8.0227	7.9872
Japanese Yen (JPY)	109.9127	108.5455	103.1140
Thai Baht (THB)	32.3598	29.7445	29.9527
Indonesian Rupiah (IDR)	14,410.4803	13,882.4996	14,054.0000
Malaysia Ringgit (MYR)	4.1325	4.0905	4.0177
Philippine Peso (PHP)	52.5004	50.6498	48.0307
Singapore Dollar (SGD)	1.3617	1.3451	1.3212
Vietnamese Dong (VND)	23,200.0000	23,186.6825	23,083.0000
	FX rate used for VNB and movement items in EV AOM
	Average year-to-date FX rate			Quarterly average FX rate
	2018	2019	2020	FX rate for 20201Q	FX rate for 20202Q	FX rate for 20203Q	FX rate for 20204Q
Hong Kong Dollar (HKD)	7.8375	7.8353	7.7562	7.7712	7.7515	7.7504	7.7517
Macanese Pataca (MOP)	8.0382	8.0398	7.9890	8.0056	7.9832	7.9824	7.9849
Japanese Yen (JPY)	110.4342	109.0102	106.7482	108.9471	107.5355	106.0817	104.4284
Thai Baht (THB)	32.3191	31.0459	31.2971	31.2776	31.9742	31.3334	30.6030
Indonesian Rupiah (IDR)	14,234.2421	14,144.1300	14,541.3397	14,204.7145	14,926.7620	14,684.7287	14,349.1538
Malaysia Ringgit (MYR)	4.0353	4.1421	4.2017	4.1757	4.3219	4.2022	4.1071
Philippine Peso (PHP)	52.6908	51.7933	49.6133	50.8368	50.4535	48.9056	48.2572
Singapore Dollar (SGD)	1.3489	1.3641	1.3795	1.3851	1.4121	1.3744	1.3464
Vietnamese Dong (VND)	23,021.8042	23,227.3089	23,238.2895	23,251.1046	23,358.8376	23,182.0513	23,161.1645

Appendix D: Projected maintenance expense overruns and unallocated Group Office expenses as reflected in VIF24
Table D.1: Projected maintenance expense overruns (after tax) before adjustments for non-controlling interest allowed for within VIF by region (in USD millions)
	Business plan projections as at December 31, 2018
Year ending December, 31	2019	2020	2021	2022	2023	2024
Hong Kong	19	11	4	—	—	—
Japan	26	15	5	—	—	—
Thailand	10	6	1	—	—	—
Emerging Markets	25	10	4	2	1	1
Total	79	42	15	2	1	1

Figures may not be additive due to rounding.
	Business plan projections as at December 31, 2019
Year ending December, 31	2020	2021	2022	2023	2024
Hong Kong	19	13	5	2	nm
Japan	13	1	nm	nm	—
Thailand	52	31	19	5	—
Emerging Markets	23	12	4	1	nm
Total	107	57	28	7	1

Figures may not be additive due to rounding.
nm: Not material, less than USD 0.5 million.
	Business plan projections as at December 31, 2020
Year ending December, 31	2021	2022	2023	2024	2025
Hong Kong	6	nm	—	—	—
Japan	7	1	—	—	—
Thailand	22	4	—	—	—
Emerging Markets	20	9	4	1	1
Total	55	15	4	1	1

Figures may not be additive due to rounding.
nm: Not material, less than USD 0.5 million.
Table D.2: Projected unallocated Group Office expenses (in USD millions)
Projection Year	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
2018 EV (From Dec 31, 2018)	60	63	65	64	65	58	50	43	35	27	27	28	28	29	30
2019 EV (From Dec 31, 2019)	75	76	74	71	64	57	49	41	33	24	25	25	26	26	27
2020 EV (From Dec 31, 2020)	86	84	82	79	76	68	58	49	38	28	28	29	30	30	31

24
Projections as set out in Table D.1 are based on 100% shareholding and are before adjustment for non-controlling interests. The present value of maintenance expense overruns (after tax) as set out in Table 4.3 is after adjustment for non-controlling interests as stated in Section 3.6.

Appendix E: Analysis of EV movement (net of financing)
Table E.1: Analysis of EV movement of FWD Group (net of financing) (in USD millions)
	Year ending Dec 31, 2018			Year ending Dec 31, 2019			Year ending Dec 31, 2020
	ANW	VIF	EV	ANW	VIF	EV	ANW	VIF	EV
Opening EV (1)	338	1,464	1,802	676	1,990	2,666	(1,143)	2,606	1,463
Acquisitions & partnerships / Discontinued business (2)	—	—	—	(1,963)	338	(1,625)	(207)	106	(101)
Expected return on EV (3)	222	25	246	221	101	322	252	160	412
VNB (4)(See note)	—	646	646	—	498	498	—	617	617
Operating variance and operating assumption change (5) = (6)+(7)	(113)	(99)	(212)	(188)	(77)	(265)	(29)	(230)	(259)
Operating variance (6)	(139)	(4)	(142)	(211)	(53)	(264)	(185)	(115)	(300)
Operating assumption change (7)	26	(95)	(69)	23	(24)	(1)	156	(115)	41
Total EV operating profit (8) = (3)+(4)+(5)	109	571	680	33	522	555	223	547	770
Economic variance and economic assumption change (9) = (10)+(11)	215	(85)	130	370	(324)	46	(988)	511	(478)
Economic variance (10)	200	(165)	36	372	(155)	217	(987)	571	(416)
Economic assumption change (11)	15	80	95	(2)	(170)	(171)	(1)	(61)	(62)
Other non-operating variance (12)	(159)	49	(110)	(281)	46	(234)	403	(458)	(55)
Total EV profit (13)=(8)+(9)+(12)	165	535	701	122	244	366	(362)	600	238
Capital movements (14)	300	—	300	140	—	140	2,408	—	2,408
Corporate adjustments (15)	(71)	(18)	(90)	(64)	(33)	(97)	(91)	(71)	(163)
Financing (16)	(55)	—	(55)	(129)	—	(129)	(198)	—	(198)
Foreign exchange movement (17)	(1)	9	7	76	66	142	52	62	115
Closing EV (18)=(1)+(2)+(13)+(14)+(15)+(16)+(17)	676	1,990	2,666	(1,143)	2,606	1,463	458	3,303	3,761

Figures may not be additive due to rounding.
Note: VNB differs from that shown in Table 5.7 as it excludes VNB contributed by Singapore employee benefits business, which terminated in 2019.
The differences between Table E.1 and Table 5.9 (analysis of EV movement gross of financing), are as follows:
•
The opening and closing EV presented in Table E.1 has been updated to reflect the EV net of financing; and

•
The capital movements25 and financing cost (items (14) and (16) in Table E.1) have been adjusted to only reflect interest paid in the period on the financing held. Unlike the analysis of EV movement gross of financing, any financing raised/ (repaid) will not have an impact on the EV as the carrying value of financing is treated as a liability and excluded in the ANW.

25
Any capital raised through the issue of perpetual securities has been treated as equity in the IFRS accounts and captured as part of capital movement. The impact of this has been reversed out in the net of financing results.

Appendix F: Analysis of movement of free surplus (net of financing)
Table F.1: Analysis of movement of free surplus (net of financing) (in USD millions)
	Year ending Dec 31, 2018			Year ending Dec 31, 2019			Year ending Dec 31, 2020
	Op. Entity	Group adj.	Total	Op. Entity	Group adj.	Total	Op. Entity	Group adj.	Total
Opening free surplus (1)	611	(1,113)	(502)	682	(1,136)	(454)	2,397	(5,103)	(2,705)
Acquisitions & partnerships / Discontinued business (2)	—	—	—	571	(3,094)	(2,523)	410	(745)	(335)
Underlying free surplus generation (3) = (4)+(5)	146	—	146	597	—	597	654	—	654
Opening adjustment (4)	5	—	5	342	—	342	292	—	292
Underlying free surplus generation before adjustment (5)	141	—	141	255	—	255	361	—	361
Free surplus used to fund new business (6)	(238)	—	(238)	(415)	—	(415)	(406)	—	(406)
Net underlying free surplus generation (7) = (3) + (6)	(92)	—	(92)	182	—	182	248	—	248
Investment return variances and other items (8)	4	(109)	(104)	281	(202)	79	(547)	(156)	(704)
Capital movements (9)	159	141	300	682	(542)	140	370	2,037	2,408
Financing (10)	—	(55)	(55)	—	(129)	(129)	—	(198)	(198)
Closing free surplus (11) =(1)+(2)+(7)+(8)+(9)+(10)	682	(1,136)	(454)	2,397	(5,103)	(2,705)	2,879	(4,164)	(1,286)

Figures may not be additive due to rounding. Op. Entity: Operating entity, Group adj.: Reflects corporate and other net assets and adjustments for financing.
The differences between Table F.1 and Table 5.12 (analysis of movement of free surplus, gross of financing) are as follows:
•
The opening and closing free surplus presented in Table F.1 has been updated to reflect the free surplus net of financing; and

•
The capital movements26 and financing cost (item (9) and item (10) in Table F.1) have been adjusted to only reflect interest paid in the period on the financing held. Unlike analysis of movement of free surplus (gross of financing), any financing raised/ (repaid) will not have an impact on the free surplus as the carrying value of financing is treated as a liability and excluded in the free surplus calculation.

26
Refer to footnote 25.

Appendix II — Addendum to Actuarial Consultant’s Report

November 12, 2021
The Directors
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited)
14 Taikoo Wan Road,
Taikoo Shing
Hong Kong
ADDENDUM TO ACTUARIAL CONSULTANT’S REPORT — SEPTEMBER 30, 2021
Dear Directors,
1   INTRODUCTION
1.1.   BACKGROUND
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (“FWD Group,” “FWD,” “Company,” “you,” or “your”) has prepared, in respect of FWD Group and its subsidiaries, the embedded value (“EV”) and the value of new business (“VNB”) for each calendar year over the period from January 1, 2018 to December 31, 2020 (referred to as the “track record period”). The EV is calculated as at December 31, 2018 (“2018 EV”), December 31, 2019 (“2019 EV”), and December 31, 2020 (“2020 EV”) (collectively referred to as “Valuation Dates”), while the VNB covers 12 months of sales for calendar years 2018 (“2018 VNB”), 2019 (“2019 VNB”) and 2020 (“2020 VNB”) respectively. The Company has also prepared additional analyses, including sensitivity tests on EV and VNB, determination of EV equity, EV operating profit, free surplus generation and distributable earnings and an analysis of movement in the EV by calendar year over the track record period. These results are collectively referred to as the “EV Results” and have been prepared by the Company in connection with the initial public offering (“IPO”) of FWD Group.
Milliman Limited (“Milliman,” “we,” “us” or “our”) has been engaged by FWD Group to independently review and provide an opinion on the EV Results. The consolidated results as prepared by FWD Group over the track record period, a description of the EV methodology and assumptions, details of our review and opinion, as well as the reliances and limitations applicable to our work are presented in our Report titled “Actuarial Consultant’s Report” (referred to as the “ACR”) dated November 12, 2021.
The Company has subsequently calculated results as at September 30, 2021, including the EV as at September 30, 2021 (“3Q2021 EV”); the VNB covering nine months of sales up to September 30, 2021 (“9M2021 VNB”); the determination of end-period EV equity, EV operating profit, free surplus generation and distributable earnings, and an analysis of movement in the EV in the first nine months of 2021 (“9M2021”). The results as at September 30, 2021 or for the nine month period up to September 30, 2021 are collectively referred to as the “3Q2021 EV Results”. The 3Q2021 EV Results have been prepared based on unaudited1 International Financial Reporting Standards (“IFRS”) accounts as at September 30, 2021 respectively. As a comparison, the equivalent EV and EV equity results have also been presented as at December 31, 2020 (“YE2020”) while the equivalent VNB, free surplus generation and distributable earnings and analysis of movement have been presented for the first nine months of 2020 (“9M2020”).
In accordance with the engagement letter dated April 27, 2021 (as well as the addendum to the engagement letter dated October 12, 2021), this addendum (“3Q2021 Addendum” or “Addendum”)

1
This differs from the ACR, where the IFRS accounts across the track record period have been audited.

detailing the 3Q2021 EV Results and the scope of our review has been prepared for inclusion in this document (the “Prospectus”). The 3Q2021 Addendum should be read in conjunction with the ACR and the rest of the Prospectus, which provides details of FWD Group’s business and related risk factors. The 3Q2021 Addendum and the ACR should be read together in their entirety, including the reliances and limitations, as individual sections, if considered in isolation, may be misleading.
Milliman is acting exclusively for FWD Group, and no one else, in connection with this IPO. This Addendum has been prepared solely for the purpose of inclusion in the Prospectus. This Addendum should not be used for any other purpose without our prior written consent. Neither Milliman nor any employee of Milliman undertakes responsibility arising in any way whatsoever to any other party in respect of this Addendum contrary to the aforesaid purpose.
Except where otherwise stated, the figures quoted in this Addendum are as at September 30, 2021 and do not make allowance for any development after this date. The various monetary amounts specified are expressed in US Dollars (“USD”).
Where abbreviations have been used and are not defined in the Addendum, reference should be made to the ACR.
1.2.   UPDATES TO FWD GROUP STRUCTURE
On March 2, 2021, FWD Group completed its initial acquisition of a minority 29.86% stake in PT Asuransi BRI Life (“BRI Life”), the life insurance subsidiary of PT Bank Rakyat Indonesia (Persero) Tbk.
1.3.   SCOPE OF OUR WORK
The scope of work as described in Section 1.3 of the ACR also applies to the review of results presented in this Addendum. The objective of our review was to confirm that the 3Q2021 EV Results have been prepared, in all material respects, in accordance with the methodology and assumptions described in this Addendum and the ACR.
1.4.   STRUCTURE OF THE ADDENDUM
The various sections of this Addendum are set out as follows:
•
Section 2: Key highlights — provides an overview of the 3Q2021 EV Results

•
Section 3: Methodology — provides details of the methodology adopted in the derivation of the 3Q2021 EV Results

•
Section 4: Assumptions — describes the assumptions used to calculate the 3Q2021 EV Results

•
Section 5: 3Q2021 EV Results — sets out the 3Q2021 EV Results

•
Section 6: Milliman opinion — provides a formal opinion in respect of the 3Q2021 EV Results

•
Section 7: Reliances and limitations — sets out the reliances and limitations applicable to our work and to this Addendum

•
Appendix A: Abbreviations used in this Addendum

•
Appendix B: Key information received

•
Appendix C: Exchange rates used in deriving the results

•
Appendix D: Projected maintenance expense overruns and unallocated Group Office expenses included in the 3Q2021 VIF

•
Appendix E: Analysis of 9M2021 EV movement, net of financing

•
Appendix F: Analysis of 9M2021 movement of free surplus, net of financing

•
Appendix G: Summary of EV and EV equity results as at September 30, 2020

2   KEY HIGHLIGHTS
An overview of the 3Q2021 EV Results is presented in this section, together with comparisons against relevant figures for 2020. While reading this section alone can provide a high-level summary, it does not give the full details, and this Addendum must be read together with the ACR in their entirety in order to be fully understood. Further details of the methodology, assumptions and 3Q2021 EV Results are set out in Sections 3, 4 and 5 and Appendices D, E and F to this Addendum. Reference should also be made to Section 2 of the ACR, which includes a description of the results presented.
Table 2.1:   Summary of 3Q2021 Group EV (in USD millions)
Embedded value	As at Dec 31, 2020	As at Sep 30, 2021	Change during 9M2021 (as % of base results as at Dec 31, 2020): CER basis	Change during 9M2021 (as % of base results as at Dec 31, 2020): AER basis
Gross of financing
Group EV	9,102	9,290	7.9%	2.1%
— ANW	5,799	5,925	7.0%	2.2%
— VIF	3,303	3,365	9.5%	1.9%
Net of financing
Group EV	3,761	4,387	34.2%	16.7%
— ANW	458	1,023	421.5%	123.3%
—VIF	3,303	3,365	9.5%	1.9%
EV equity	As at Dec 31, 2020	As at Sep 30, 2021	Change during 9M2021 (as% of base results as at Dec 31, 2020): CER basis	Change during 9M2021 (as% of base results as at Dec 31, 2020): AER basis
Group EV (gross of financing)	9,102	9,290	7.9%	2.1%
Plus: Goodwill and other intangible assets	3,349	3,283	4.4%	(2.0%)
EV equity (gross of financing)	12,451	12,573	7.0%	1.0%
EV equity (net of financing)	7,110	7,671	19.6%	7.9%
New business value	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021	YoY change: CER basis	YoY change: AER basis
VNB	375	511	35.9%	36.2%
NB APE	1,107	1,086	(2.1%)	(1.9%)
PVNBP	6,004	6,852	14.0%	14.1%
VNB margin (VNB / NB APE)	33.9%	47.1%	13.2 pps	13.2 pps
VNB margin (VNB / PVNBP)	6.3%	7.5%	1.2 pps	1.2 pps
EV operating profits	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021	YoY change: CER basis	YoY change: AER basis
Before expense and commission variance	678	798	17.6%	17.8%
After expense and commission variance	503	643	27.8%	27.8%

Free surplus generation	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021	YoY change: CER basis	YoY change: AER basis
Underlying free surplus generation	295	309	4.9%	4.5%
Net underlying free surplus generation	14	(36)	(367.8%)	(364.7%)

Figures may not be additive due to rounding.
CER = Constant exchange rate (please refer to Section 3.5 of ACR for the definition of CER). AER = Actual exchange rate. YoY = Year-on-year. pps = Percentage points.
NB APE = New business annualized premium equivalent = 100% of annualized first year premium plus 10% of single premium; PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.
3   METHODOLOGY
The 3Q2021 EV Results have been prepared using a consistent methodology to that described in Section 3 of the ACR, with exchange rates used set out in Appendix C to this Addendum. The level of required capital used to determine the 3Q2021 EV Results is aligned with the assumptions adopted for the 2020 EV Results and is summarized in Table 3.1.
Table 3.1: Required capital by Business Unit
Business Units	Required Capital
FWD HK	150% of required minimum solvency margin
FWD Japan	600% of regulatory risk-based capital requirement for FWD Life Japan 400% of regulatory risk-based capital requirement for FWD Reinsurance
FWD Thailand	120% and 140% of regulatory risk-based capital requirement for 2021 and 2022 onwards respectively (RBC 2)
FWD Indonesia and BRI Life	120% of regulatory risk-based capital requirement
FWD Malaysia	195% of regulatory risk-based capital requirement
FWD Philippines	100% of regulatory risk-based capital requirement for 2020, 125% thereafter
FWD Singapore	135% of regulatory risk-based capital requirement (RBC 2)
FWD Vietnam	100% of required minimum solvency margin
FWD Cambodia	100% of required minimum solvency margin
Consistent with the EV Results presented in the ACR, the 3Q2021 EV Results exclude the value attributable to any non-controlling interest, which means they are based on a 49.0%2 holding for FWD Malaysia, a 99.96%3 holding in FWD Thailand, a 29.86%4 holding in BRI Life and a 100% holding in all other Business Units.

2
The non-controlling interest percentage of 49.0% for FWD Malaysia represents FWD’s share in the ordinary share capital of MYR 100 million issued. In addition, FWD Malaysia has also issued MYR 139.5 million of preference share capital to FWD. Taking into account the total share capital held by FWD (ordinary plus preference share), the 3Q2021 EV assumes a 100% economic interest in FWD Malaysia, aligned with the treatment adopted for the IFRS accounts. Equally the VNB for the third quarter of 2021 for FWD Malaysia is also based on 100% economic interest. It is noted that this is a methodology change for 3Q2021. The valuations for YE2020 EV and 9M2020 VNB as presented in this Addendum assume an effective 83.0% share in EV and a 49.0% share in VNB. This change in approach leads to an increase in 3Q2021 EV of USD 5 million (or 0.1% of Group operating 3Q2021 EV) and an increase in 9M2021 VNB of USD 2 million (or 0.4% of Group 9M2021 VNB). It should be noted that the EV/VNB percentage for future valuations will reduce from the 100% level assumed when the preference share capital issued to FWD is redeemed, consistent with the treatment adopted for IFRS reporting.

3
The 3Q2020 EV and VNB results for the third quarter of 2020 pre-amalgamation represent a 99.846% holding in SCB Life and a 100.0% holding in FWD Thailand.

4
BRI Life was acquired in March 2021 and hence was not included in the EV Results set out in the ACR covering the track record period.

For BRI Life, the 3Q2021 EV has been calculated as at August 31, 2021 and the 9M2021 VNB is in respect of new business sales from acquisition to August 31, 2021. The 9M2021 VNB results for BRI Life have been reported under “Emerging Markets”.
For FWD Cambodia, the 3Q2021 EV Results include an allowance for value of in-force business (“VIF”) and VNB. This approach differs from the preparation of ACR results, which only included the adjusted net worth (“ANW”) in respect of FWD’s shareholding in these entities. The 9M2021 VNB results for FWD Cambodia have been reported under “Thailand”.
Similar to results presented in the ACR, no VIF or VNB has been determined for FWD VCLI as these are expected to be immaterial in the context of FWD Group EV and VNB. The in-force statutory reserves as at September 30, 2021 for FWD VCLI amounted to USD 61 million and accounted for less than 1% of the total in-force reserves of FWD Group.
4   ASSUMPTIONS
The approach used to determine economic and non-economic assumptions as used to calculate the 3Q2021 EV Results is consistent with the approach as described in Section 4 of the ACR. As operating experience analyses are conducted annually towards the year-end, the non-economic assumptions selected for the 3Q2021 EV Results production are consistent with the 2020 year-end assumptions. The economic assumptions have been updated to reflect the long term returns as prescribed by FWD Group and the current market yields observed as at September 30, 2021. There are also revisions to other assumptions such as corporate taxation rates for certain Business Units, as documented in Table 4.8.
The ACR includes the following tables:
•
Table 4.1: Economic assumptions

•
Table 4.2: Breakdown of present value of acquisition expense and commission overruns (after tax) as per approved business plans by region

•
Table 4.3: Breakdown of present value of maintenance expense overruns (after tax) allowed for within VIF by region

•
Table 4.4: Breakdown of operating expense and commission variance by region

•
Table 4.5: Breakdown of operating expense and commission variance for operating entities

•
Table 4.6: Present value of unallocated Group Office expenses allowed for within VIF

•
Table 4.7: Expense inflation rate

•
Table 4.8: Corporate tax rates (%)

•
Appendix D: Projected maintenance expense overruns and unallocated Group Office expenses as reflected in VIF

These tables have been updated to reflect the assumptions adopted for the 3Q2021 valuation. As described in the ACR, the expense assumptions adopted by Business Units have been based on long term unit cost loadings, and using these assumptions results in expense and commission overruns in the short term. The breakdowns of expense and commission variance observed for the nine months ended September 30, 2021 have been prepared in the same format as the ACR, and are presented in Tables 4.3 to 4.5 below. Table 4.2 in the ACR shows a breakdown of the present value of acquisition expense and commission overruns derived from the approved business plans. As business plans are only updated annually in the second half of the year, there is no update to this forecast for the 3Q2021 valuation. Likewise for Table 4.6, there have been no revisions to the allowance for unallocated Group Office expenses within the VIF for the 3Q2021 valuation, as the figures are determined from the approved business plans. Table 4.3 reflects the breakdown by region of the present value of maintenance expense overruns allowed for within the VIF. While the assumptions have remained unchanged because business plans are only updated annually in the second half of the year, allowance has been made for the release of provisions for maintenance expense overruns in the VIF covering the nine-month period, and for maintenance expense allowances contributed by new business written in the nine-month period.

As a comparison, the tables presented in this Section also include reference to either the assumptions adopted at the last reporting date (i.e. assumptions as at December 31, 2020) or historical experience over the same reporting period in the last calendar year (i.e. nine months ended September 30, 2020).
Table 4.1: Economic assumptions
Business Units	Risk discount rates			Current market 10-year Government Bond Yields
	As at Sep 30, 2020	As at Dec 31, 2020	As at Sep 30, 2021	As at Sep 30, 2020	As at Dec 31, 2020	As at Sep 30, 2021
FWD HK	6.90%	7.20%	7.20%	0.69% (USD); 0.44% (HKD)	0.93% (USD); 0.74% (HKD)	1.52% (USD); 1.36% (HKD)
FWD Japan	6.00%	6.00%	6.00%	0.02%	0.02%	0.07%
FWD Thailand	8.30%	8.30%	8.30%	1.39%	1.28%	1.89%
FWD Indonesia and BRI Life	14.00%	14.00%	14.00%	6.93%	5.94%	6.35%
FWD Malaysia	9.00%	9.00%	9.00%	2.78%	2.68%	3.38%
FWD Philippines	12.00%	12.00%	12.00%	3.05%	2.99%	4.68%
FWD Singapore	7.00%	7.00%	7.00%	0.87%	0.84%	1.59%
FWD Vietnam	11.50%	11.50%	11.50%	2.74%	2.45%	2.13%
FWD Cambodia	NA	NA	11.50%	NA	NA	NA(1)
Group Office expense adjustments	6.90%	7.20%	7.20%	NA	NA	NA
	Long Term 10-Year Government Bond Yields			Local Equity Returns
Business Units	As at Sep 30, 2020	As at Dec 31, 2020	As at Sep 30, 2021	As at Sep 30, 2020	As at Dec 31, 2020	As at Sep 30, 2021
FWD HK	2.40% (USD); 1.90% (HKD)	2.40% (USD); 1.90% (HKD)	2.40% (USD); 1.90% (HKD)	7.40%	7.40%	7.40%
FWD Japan	0.25%	0.25%	0.25%	5.30%	NA	NA
FWD Thailand	2.75%	2.75%	2.75%	8.55% (8.50% for SCB Life)	8.50%	8.50%
FWD Indonesia and BRI Life	7.50%	7.50%	7.50%	12.00%	11.70%	11.70%
FWD Malaysia	4.00%	4.00%	4.00%	8.46%	8.10%	8.10%
FWD Philippines	4.75%	4.75%	4.75%	9.74%	9.74%	9.74%
FWD Singapore	2.25%	2.25%	2.25%	NA	NA	NA
FWD Vietnam	4.50%	4.50%	4.50%	10.20%	10.20%	10.20%
FWD Cambodia	NA	NA	NA(1)	NA	NA	NA(1)
Group Office expense adjustments	NA	NA	NA	NA	NA	NA

NA: Not applicable as assumption is not used in the valuation.
Note (1): NA as the investment return assumption for FWD Cambodia has been set with reference to fixed deposit rates.
The private equity investment return assumption has been set by FWD Group based on a 7.35% p.a. risk premium margin above the long term USD 10-year government bond yield. This equates to a long term return assumption for this asset class of 9.75% p.a. for the September 30, 2021 valuation.

Table 4.2: Breakdown by region of present value of acquisition expense and commission overruns (after tax) as per approved business plans (in USD millions)
Region	As at Dec 31, 2020(1)
Hong Kong	(59)
Japan	(35)
Thailand	(27)
Emerging Markets	(131)
Total	(252)

Figures may not be additive due to rounding.
Note (1): The results as at September 30, 2021 are not applicable as business plans are updated annually.
Table 4.3: Breakdown by region of present value of maintenance expense overruns (after tax) allowed for within VIF (in USD millions)
	Present value of maintenance expense overruns allowed for within the VIF (after tax)
Region	As at Dec 31, 2020	As at Sep 30, 2021
Hong Kong	(7)	(7)
Japan	(8)	(3)
Thailand	(24)	(9)
Emerging Markets	(26)	(24)
Total	(65)	(42)

Figures may not be additive due to rounding.
Table 4.4: Breakdown by region of operating expense and commission variance (in USD millions)
Region	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021
Hong Kong	(38)	(30)
Japan	(42)	(19)
Thailand	(24)	(34)
Emerging Markets	(71)	(73)
Total	(175)	(155)

Figures may not be additive due to rounding.
Table 4.5: Breakdown by operating entity of operating expense and commission variance (in USD millions)
Region	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021
Acquisition expense variance	(132)	(124)
Commission related expense variance	(17)	5
Maintenance expense variance	(25)	(36)
Operating expense and commission variance	(175)	(155)

Figures may not be additive due to rounding.

Table 4.6: Present value of unallocated Group Office expenses allowed for within VIF (in USD millions)
Region	As at Dec 31, 2020	Sep 30, 2021
Unallocated Group Office expenses	(554)	(554)(1)

Figures may not be additive due to rounding.
Note (1): FWD Group only updates business plans annually and assumes no changes to the VIF adjustment for interim valuations.
Table 4.7: Expense inflation rate (% p.a.)
Business Units	As at Dec 31, 2020	As at Sep 30, 2021
FWD HK	2.3%	2.3%
FWD Japan	0.0%	0.0%
FWD Thailand	2.0%	2.0%
FWD Indonesia and BRI Life	3.5%	3.5%
FWD Malaysia	3.0%	3.0%
FWD Philippines	3.0%	3.0%
FWD Singapore	3.0%	3.0%
FWD Vietnam	7.0%	5.0%
FWD Cambodia	NA	5.0%

NA: Not applicable as assumption is not used in the valuation.
Table 4.8: Corporate tax rates (%)
Business Units	As at Dec 31, 2020	As at Sep 30, 2021
FWD HK	16.5%	16.5%
FWD Japan	28.0%	28.0%
FWD Thailand	20.0%	20.0%
FWD Indonesia and BRI Life	22.0% for 2020 and 2021, 20.0% thereafter	22.0% for 2021, 20.0% thereafter
FWD Malaysia	24.0%	24.0%
FWD Philippines5	2.0%	1.0% from July 1, 2020 to June 30, 2023, 2.0% thereafter(See note (1))
FWD Singapore	17.0%	17.0%
FWD Vietnam	0% until Dec 31, 2024, 20.0% thereafter	0% until Dec 31, 2026, 20.0% thereafter(See note (2))
FWD Cambodia	NA	20.0%

NA: Not applicable as assumption is not used in the valuation.
Note (1): Reflects updates to the Corporate Recovery and Tax Incentive for Enterprises Act executed in March 2021, where the Minimum Corporate Income Tax was reduced to 1% effective from July 1, 2020, retrospectively, up to June 30, 2023.
Note (2): 0% until 2026 due to tax losses; 20.0% from 2027 onwards.

5
For the Philippines, corporate tax in any year is based on the greater of: (i) corporate income tax, where taxable income excludes investment income that is already subject to investment income tax; and (ii) minimum corporate income tax. The projected statutory profits for FWD Philippines have been based on minimum corporate income tax, aligned with the Business Unit’s current tax position. The corporate tax rate set out in Table 4.8 reflects the tax rate applicable for the calculation of minimum corporate income tax.

EVENTS AFTER THE REPORTING PERIOD
Details of the significant events after the last reporting date (i.e. September 30, 2021) are set out in note 29 to the IFRS accounts.
5   3Q2021 EV RESULTS
5.1.   EMBEDDED VALUE
A summary of the Group EV as at September 30, 2021, together with comparable figures as at December 31, 2020, is set out in Table 5.1. The levels of required capital amounts have been set by the Business Units at the level at which local regulatory intervention is expected, and are listed in Table 3.1.
Table 5.1: Breakdown of Group EV (in USD millions)
	As at Dec 31, 2020			As at Sep 30, 2021
	ANW	VIF	EV	ANW	VIF	EV
Operating entity EV	4,622	3,857	8,479	4,737	3,918	8,655
Plus: Corporate & Other net assets	1,176	—	1,176	1,188	—	1,188
Less: Unallocated Group Office expenses	—	(554)	(554)	—	(554)	(554)
Group EV (gross of financing)	5,799	3,303	9,102	5,925	3,365	9,290
Less: Financing	(5,341)	—	(5,341)	(4,903)	—	(4,903)
Group EV (net of financing)	458	3,303	3,761	1,023	3,365	4,387

Figures may not be additive due to rounding.
The Group EV, gross and net of financing, increased by USD 188 million and USD 626 million respectively in the first nine months of 2021. The increase in Group EV is largely driven by the capital raised during the period of USD 1,000 million through the issuance of ordinary shares (USD 600 million) and through transactions with non-controlling interests (USD 400 million)6 and offset by the debt repayment of USD (449) million and movements in foreign exchange rates of USD (475) million. The offset in respect of debt repayment only affects the Group EV gross of financing, as debt has already been deducted in the Group EV net of financing.
A summary of the financing, split into borrowings and perpetual securities, is presented in Table 5.2. Perpetual securities have been further subdivided between external (i.e. securities sold to external parties) and intercompany securities. External perpetual securities have been treated as equity in the IFRS accounts, with the carrying value of these securities deducted in the EV net of financing (please see Table 5.4).
Further details of the movement in EV are presented in Section 5.3 of this Addendum, as well as in Appendix E.
Table 5.2: Breakdown of FWD Group financing (in USD millions)
	As at Dec 31, 2020	As at Sep 30, 2021
Borrowings (1)	(3,457)	(3,016)
Intercompany perpetual securities (2)	(276)	(296)
External perpetual securities (3)	(1,607)	(1,591)
Total financing (4) = (1) + (2) + (3)	(5,341)	(4,903)

Figures may not be additive due to rounding.

6
Refer to note 22.1 and note 22.5 (i) to the IFRS accounts.

EV EQUITY
Table 5.3 shows the results on an EV equity basis as at September 30, 2021, with comparable figures presented as at December 31, 2020. The goodwill represents the excess of the cost of acquisition as recognized in the IFRS accounts (net of impairments), while other intangible assets reflect the bancassurance access fees (net of deferred payments) paid by BRI Life, FWD Thailand, FWD Indonesia, FWD Philippines and FWD Vietnam in respect of distribution through PT Bank Rakyat Indonesia (Persero) Tbk, Siam Commercial Bank, PT Bank Commonwealth, Security Bank, An Binh Commercial Joint Stock and Nam A Commercial Joint Stock Bank respectively.
Consistent with the presentation of Group EV, Table 5.3 also includes the EV equity results before adjustment for financing.
Table 5.3: Breakdown of EV equity (in USD millions)
	As at Dec 31, 2020	As at Sep 30, 2021
Group EV (gross of financing)	9,102	9,290
Plus: Goodwill and other intangible assets	3,349	3,283
EV equity (gross of financing)	12,451	12,573
Less: Financing
— Borrowings	(3,457)	(3,016)
— Perpetual securities	(1,883)	(1,887)
EV equity (net of financing)	7,110	7,671

Figures may not be additive due to rounding.
RECONCILIATION OF ANW FROM IFRS EQUITY
The ANW has been derived from the IFRS equity presented in the unaudited IFRS accounts as at September 30, 2021, and incorporates various adjustments including:
•
Elimination of IFRS deferred acquisition and origination cost assets

•
Difference between IFRS and local statutory asset and liability items

•
Mark-to-market adjustments for property and mortgage loan investments, net of amounts attributable to participating funds

•
Elimination of intangible assets including goodwill, bancassurance access fees, computer software and other intangible assets

•
Recognition of deferred tax impacts of the above adjustments

•
Recognition of non-controlling interest impacts of the above adjustments in respect of FWD Thailand and FWD Malaysia

•
Negative adjustment reflecting the carrying value of external perpetual securities, as these securities are treated as equity in the IFRS accounts

Reconciliation of the IFRS equity attributable to shareholders and ANW for FWD Group as at September 30, 2021, with comparable figures as at December 31, 2020, are presented in Table 5.4.

Table 5.4: Reconciliation of FWD Group IFRS equity and ANW (USD millions)
	As at Dec 31, 2020	As at Sep 30, 2021
IFRS equity attributable to shareholders (1)7	8,218	7,624
Elimination of IFRS deferred acquisition and origination costs assets (2)	(4,591)	(4,658)
Difference between IFRS and local statutory asset and liability items (3)	2,024	2,946
Difference between net IFRS and local statutory asset and liability items (4) = (2) + (3)	(2,566)	(1,712)
Mark-to-market adjustment for property and mortgage loan investments, net of amounts attributable to participating funds (5)	(128)	(13)
Elimination of intangible assets (6)	(3,531)	(3,501)
Recognition of deferred tax impacts of the above adjustments (7)	80	215
Recognition of non-controlling interest impacts of the above adjustments (8)	(7)	(1)
Elimination of external perpetual securities (9)	(1,607)	(1,591)
ANW (net of financing) (10) = (1) + (4) + (5) + (6) + (7) + (8) + (9)	458	1,023

Figures may not be additive due to rounding.
BREAKDOWN OF ANW
A breakdown of the ANW between required capital and free surplus as at September 30, 2021, with comparable figures as at December 31, 2020, are set out in Table 5.5. The required capital amounts have been set by the Business Units at the level at which local regulatory intervention is expected, and are summarized in Table 3.1. For corporate and other adjustments, the free surplus covers corporate and other net assets, while financing has been reflected as a separate item.
Table 5.5: Breakdown of ANW of FWD Group (in USD millions)
	As at Dec 31, 2020			As at Sep 30, 2021
	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total
Free surplus	2,879	1,176	4,055	2,761	1,188	3,949
Required capital	1,744	—	1,744	1,976	—	1,976
Less: Financing	—	(5,341)	(5,341)	—	(4,903)	(4,903)
ANW (net of financing)	4,622	(4,164)	458	4,737	(3,714)	1,023

Figures may not be additive due to rounding.
Op. Entity: Operating entities.
Corp. & others: Reflects corporate and other adjustments.
EARNINGS PROFILE
The projected after-tax distributable earnings of FWD Group on a discounted and undiscounted basis for the in-force business as at September 30, 2021, with comparable figures as at December 31, 2020, are set out in Table 5.6.
The net-of-tax distributable earnings are defined as the distributable profits to shareholders from the assets backing the statutory reserves and the required capital of in-force business as at September 30, 2021.

7
The IFRS equity as at December 31, 2020 and September 30, 2021 disclosed in note 5.3 to the IFRS accounts was USD 8,225 million and USD 7,625 million respectively. The differences are due to equity attributable to non-controlling interests, which has been deducted in the figures presented in Table 5.4.

On a discounted basis, the total net-of-tax distributable earnings are equal to the sum of the required capital and the VIF for the Business Units and corporate and other adjustments.
Table 5.6: Cash flow profile of net-of-tax distributable earnings for FWD Group’s in-force business (in USD millions)
	As at Dec 31, 2020		As at Sep 30, 2021
Expected period of emergence	Undiscounted	Discounted	Undiscounted	Discounted
1 – 5 years	747	498	1,278	964
6 – 10 years	2,900	1,664	2,887	1,661
11 – 15 years	2,699	1,117	2,548	1,053
16 – 20 years	1,984	596	1,874	561
21 years and thereafter	17,823	1,171	16,746	1,101
Total	26,153	5,047	25,334	5,341

Figures may not be additive due to rounding.
The discounted value of net-of-tax distributable earnings of USD 5,341 million (2020 EV: USD 5,047 million) plus free surplus of USD 3,949 million (2020 EV: USD 4,055 million) less financing of USD (4,903) million (2020 EV: USD (5,341) million) is equal to the 3Q2021 EV (net of financing) of USD 4,387 million (2020 EV: USD 3,761 million).
5.2.   VALUE OF NEW BUSINESS
The VNB and VNB margins for new business written in the nine months ended September 30, 2021, together with comparable figures for the equivalent nine months ended September 30, 2020, are presented in Table 5.7 and Table 5.8 respectively, split by region. Figures do not include allowance for expense and commission overruns in respect of the underlying new business. Details of the historical operating expense and commission variance over the nine-month period are set out in Table 4.5.

Table 5.7: Breakdown of VNB by region (in USD millions)
	Nine months ended Sep 30, 2020			Nine months ended Sep 30, 2021
	NB APE	PVNBP	VNB	NB APE	PVNBP	VNB
Hong Kong
Onshore	192	1,441	83	256	2,524	132
Offshore	64	246	15	111	423	16
Sub-total	256	1,688	98	366	2,947	148
Japan
COLI	120	673	27	56	310	20
RI	—	—	—	—	—	—
Individual	88	699	63	100	792	79
Sub-total	209	1,372	90	156	1,102	100
Thailand
TMB	67	266	15	NA	NA	NA
SCB	372	1,785	99	296	1,506	143
Others	70	297	23	64	338	31
Sub-total	508	2,348	137	361	1,844	174
Emerging Markets (See note(1))
Acquisitions & partnerships / Discontinued business	17	69	5	53	211	20
Others	117	528	45	151	748	69
Sub-total	135	597	51	204	959	89
Total	1,107	6,004	375	1,086	6,852	511

Figures may not be additive due to rounding.
NA = Not applicable; NB APE = New Business APE = 100% of annualized first year premium plus 10% of single premium;
PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.
Note (1): In the ACR, business sold through FWD Malaysia was classified as part of Acquisitions & partnerships / Discontinued business. In this Addendum, the value attributed to this business has been moved to Others, as FWD Malaysia was acquired in 2019 and hence is not considered as a new acquisition for results presented for the nine months ended September 30, 2020 and the nine months ended September 30, 2021.

Table 5.7a: NB APE and VNB growth rate by region (in USD millions)
	NB APE		VNB
	9M2020- 9M2021 CAGR: CER basis	9M2020- 9M2021 CAGR: AER basis	9M2020- 9M2021 CAGR: CER basis	9M2020- 9M2021 CAGR: AER basis
Hong Kong
Onshore	33.1%	33.1%	58.9%	58.9%
Offshore	72.9%	72.9%	8.7%	8.7%
Sub-total	43.0%	43.0%	51.3%	51.3%
Japan
COLI	(53.0%)	(53.4%)	(23.1%)	(23.7%)
RI	NA	NA	NA	NA
Individual	14.3%	13.2%	26.6%	25.4%
Sub-total	(24.6%)	(25.2%)	11.8%	10.8%
Thailand
TMB	NA	NA	NA	NA
SCB	(20.9%)	(20.3%)	43.2%	44.2%
Others	(7.6%)	(7.6%)	36.1%	35.9%
Sub-total	(29.5%)	(29.0%)	26.8%	27.5%
Emerging Markets
Acquisitions & partnerships / Discontinued business	202.5%	206.6%	266.2%	270.8%
Others	26.2%	28.5%	49.4%	52.3%
Sub-total	48.8%	51.4%	72.4%	75.6%
Total	(2.1%)	(1.9%)	35.9%	36.2%

Figures may not be additive due to rounding.
CER = Constant exchange rate (please refer to Section 3.5 of ACR for the definition of CER). AER = Actual exchange rate.
NA = Not applicable; NB APE = New Business APE = 100% of annualized first year premium plus 10% of single premium.
CAGR = Compound Annual Growth Rate.

Table 5.8: VNB margin by region (in USD millions)
	Nine months ended Sep 30, 2020		Nine months ended Sep 30, 2021
	VNB/NB APE	VNB/ PVNBP	VNB/NB APE	VNB/ PVNBP
Hong Kong
Onshore	43.3%	5.8%	51.7%	5.2%
Offshore	23.0%	6.0%	14.5%	3.8%
Sub-total	38.2%	5.8%	40.4%	5.0%
Japan
COLI	22.2%	4.0%	36.4%	6.6%
RI	NA	NA	NA	NA
Individual	71.6%	9.0%	79.3%	10.0%
Sub-total	43.1%	6.6%	63.9%	9.0%
Thailand
TMB	21.8%	5.5%	NA	NA
SCB	26.7%	5.6%	48.3%	9.5%
Others	32.8%	7.7%	48.2%	9.2%
Sub-total	26.9%	5.8%	48.3%	9.4%
Emerging Markets
Acquisitions & partnerships / Discontinued business	31.5%	7.9%	38.1%	9.5%
Others	38.8%	8.6%	46.0%	9.3%
Sub-total	37.8%	8.5%	43.9%	9.3%
Total	33.9%	6.3%	47.1%	7.5%

Figures may not be additive due to rounding.
NA = Not applicable; NB APE = New Business APE = 100% annualized first year premium plus 10% of single premium;
PVNBP = Present value of projected new business premium discounted at the risk discount rates set out in Table 4.1.
FWD Group NB APE for the nine months ended September 30, 2021 was 1.9% lower than the corresponding figure for the nine months ended September 30, 2020. VNB margin (expressed as a percentage of NB APE) for FWD Group has increased over the same period from 33.9% in 9M2020 to 47.1% in 9M2021, leading to an overall increase in VNB from USD 375 million for 9M2020 to USD 511 million for 9M2021.
For FWD HK, overall sales in 9M2021 picked up, increasing by 51% compared to 9M2020. This is driven by strong sales performance across both onshore and offshore channels, leading to an increase in VNB from USD 98 million for 9M2020 to USD 148 million for 9M2021. The overall VNB margin has increased from 38.2% in 9M2020 to 40.4% in 9M2021.
For FWD Japan, VNB has increased from USD 90 million for 9M2020 to USD 100 million for 9M2021 despite a fall in NB APE observed across the same period. The increase in VNB is due to an increase in margins, with the VNB margin rising from 43.1% in 9M2020 to 63.9% in 9M2021. The significant increase in VNB margin observed for FWD Japan was due primarily to a change in product mix towards higher margin protection products.
For FWD Thailand, VNB has increased from USD 137 million for 9M2020 to USD 174 million for 9M2021, despite a fall in NB APE between the periods. The increase in VNB is due to an increase in margins, with VNB margin rising sharply from 26.9% in 9M2020 to 48.3% in 9M2021. The increase in VNB margin was largely driven by sales of higher margin products through Siam Commercial Bank and other distribution channels of SCB Life Assurance Public Company Limited (“SCB”).

For the Emerging Markets, the growth in NB APE volumes across most markets led to an increase in VNB from USD 51 million for 9M2020 to USD 89 million for 9M2021. The growth in NB APE comes mainly from strong growth observed for Singapore, Vietnam and the Philippines. VNB margin has also increased from 37.8% in 9M2020 to 43.9% in 9M2021.
5.3.   ANALYSIS OF EV MOVEMENT
A breakdown of the EV movement (gross of financing) over the nine months ended September 30, 2021 (referred to as “9M2021 movement”) and comparable figures for the equivalent nine months ended September 30, 2020 (referred to as “9M2020 movement”) at a consolidated group level is presented in Table 5.9. The equivalent analysis of EV movement, net of financing, is shown in Appendix E to this Addendum.
Table 5.9: Analysis of EV movement of FWD Group (gross of financing) (in USD millions)
	Nine months ended Sep 30, 2020			Nine months ended Sep 30, 2021
	ANW	VIF	EV	ANW	VIF	EV
Opening EV (1)	4,327	2,606	6,933	5,799	3,303	9,102
Acquisitions & partnerships / Discontinued business (2)	(211)	104	(107)	(179)	22	(157)
Expected return on EV (3)	205	94	299	269	104	374
VNB (4)	—	375	375	—	511	511
Operating variance and operating assumption change (5) = (6)+(7)	(50)	(122)	(171)	(172)	(70)	(242)
Operating variance (6)	(79)	(132)	(211)	(173)	(67)	(239)
Operating assumption change (7)	29	10	40	0	(3)	(3)
Total EV operating profit (8) = (3)+(4)+(5)	155	348	503	97	545	643
Economic variance and economic assumption change (9) = (10)+(11)	(1,213)	488	(725)	88	(332)	(245)
Economic variance (10)	(1,214)	821	(394)	86	(319)	(233)
Economic assumption change (11)	2	(333)	(331)	1	(13)	(12)
Other non-operating variance (12)	(121)	99	(22)	11	59	69
Total EV profit (13)=(8)+(9)+(12)	(1,179)	935	(244)	196	272	467
Capital movements (14)	—	—	—	1,000	—	1,000
Corporate adjustments (15)	(51)	(7)	(59)	(50)	—	(50)
Financing (16)	1,412	—	1,412	(597)	—	(597)
Foreign exchange movement (17)	(81)	(34)	(115)	(243)	(233)	(475)
Closing EV (18)=(1)+(2)+(13)+(14)+ (15)+(16)+(17)	4,217	3,604	7,821	5,925	3,365	9,290

Figures may not be additive due to rounding.
The EV (gross of financing) of FWD Group increased by USD 188 million in the first nine months of 2021 (9M2020: 888 million), from USD 9,102 million as at December 31, 2020 to USD 9,290 million as at September 30, 2021.
A key contributor to the increase in the EV over 9M2021 has been the capital raised during the period (item (14) in Table 5.9) of USD 1,000 million (9M2020: zero). This is offset by financing raised / (repaid)

and financing costs relating to interest accrued (negative impact) in the period (item (16) in Table 5.9) of USD (597) million (9M2020: USD 1,412 million). The impact of financing for 9M2020 was positive as it reflects USD 1,570 million of financing raised in the period. As the analysis of movement is gross of financing, any financing raised in the period is equivalent to a capital injection and leads to an increase in EV, while any financing repaid in the period reduces the EV.
Offsetting the positive impact from capital movements (including financing raised) are activities relating to acquisitions, partnerships and discontinued business (item (2) in Table 5.9) of USD (157) million (9M2020: USD (107) million), where the purchase price to acquire new entities and new distribution channels exceeded the EV contributed by these new entities and channels. Corporate adjustments relating to unallocated Group Office expenses (item (15)) also contributed negatively to EV with an impact of USD (50) million (9M2020: USD (59) million).
Foreign exchange movement (item (17) in Table 5.9) reduced the EV in the period by USD (475) million (9M2020: USD (115) million), largely driven by the strengthening of the US Dollar against the Japanese Yen and Thai Baht.
The returns on EV, VNB, operating variance, and operating assumption changes, contributed an EV operating profit (item (8) in Table 5.9) of USD 643 million (9M2020: USD 503 million). Within these figures, the operating variance was negative in 9M2021, USD (239) million (9M2020: USD (211) million). This is largely driven by expense and commission variance of USD (155) million (9M2020: (175) million), with the split of the expense and commission variance shown in Table 4.4 and Table 4.5. Excluding expense and commission variance, the remaining operating variance of USD (84) million (9M2020: USD (37) million) comes from mortality, morbidity, persistency and other variances, with the negative component arising mainly from persistency experience. The EV operating profit, economic variance and assumption changes, and other non-operating variance contributed an EV profit (item (13) in Table 5.9) of USD 467 million (9M2020: USD (244) million). The other non-operating variance (item (12) in Table 5.9) of USD 69 million (9M2020: USD (22) million) included the allocation of one-off and non-recurrent expenses to cover FWD Group project-related spending (e.g. integration costs), industrial recruitment packages (reflecting costs associated with recruiting and growing the agency distribution channel), and one-off adjustments such as the impact of methodology and regulatory changes on EV. A detailed breakdown is shown in Table 5.10.
Table 5.10: Breakdown of other non-operating variance (in USD millions)
	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021
Non-operating expense variance (1) = (2) + (3) + (4) + (5)	(142)	(41)
Mergers and acquisitions, business set and restructure related costs (2)	(69)	(52)
IPO related costs including incentive costs (3)	(27)	(54)
Implementation costs for new accounting standards and other mandatory regulatory changes (4)	(18)	(19)
Other non-recurring items (See note (1)) (5)	(28)	85
Industrial recruitment packages (6)	(17)	(18)
Others (See note (2)) (7)	136	129
Total (8) = (1) + (6) + (7)	(22)	69

Figures may not be additive due to rounding.
Note (1): The non-recurring variance of USD 85 million observed for 9M2021 is mainly due to USD 44 million of investment income and USD 41 million generated from the sale of non-operating entities (as defined in the ACR).
Note (2): Refers to all other non-operating variance including the impact of methodology and regulatory changes on EV. The 9M2021 results include USD 112 million of variance arising from enhancements made to the terminal dividend reserving methodology and revisions to strategic asset allocation for Hong Kong. The remaining USD 16 million of variance relates to tax variance, profit/(losses) generated from non-operating entities (as defined in the ACR) and subsidiaries and unexplained profits/(losses).

EV OPERATING PROFIT
A breakdown of the EV operating profit for the first nine months of 2021, both before and after operating expense and commission variance, together with comparable figures for the first nine months of 2020, is presented in Table 5.11. The EV operating profit after operating expense and commission variance is derived from item 8 of Table 5.9.
Table 5.11: Operating return on EV (in USD millions)
	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021
EV operating profit after operating expense and commission variance (1)	503	643
Plus: Adjustment to reverse out operating expense and commission variance (2)	175	155
EV operating profit before expense and commission variance (3)=(1)+(2)	678	798

Figures may not be additive due to rounding.
5.4.   FREE SURPLUS GENERATION
FWD Group’s free surplus in the first nine months of 2021 reduced by USD (105) million (9M2020: USD (373) million) from USD 4,055 million as at December 31, 2020 to USD 3,949 million as at September 30, 2021. The change in free surplus is made up of the following key components:
•
Capital movements (item (9) in Table 5.12) reflecting capital raised in the period of USD 1,000 million (9M2020: zero), offset by the impact of acquisitions, partnerships and discontinued business (item (2) in Table 5.12) of USD (197) million (9M2020: USD (381) million).

•
Impact of financing (item (10) in Table 5.12) reflecting the total of financing raised / (repaid) and financing costs relating to interest accrued (negative impact) in the period of USD (597) million (9M2020: USD 1,412 million). The impact of financing for 9M2020 was positive as it reflects USD 1,570 million of financing raised in the period.

•
Positive underlying free surplus generated from operating entities (item (3) in Table 5.12) in the period of USD 309 million (9M2020: USD 295 million).

•
Negative impact of free surplus used to fund new business (item (6) in Table 5.12) in the period of USD (345) million (9M2020: USD (282) million).

•
One-off impact on free surplus resulting from investment return variances and other items (item (8) in Table 5.12) in the period of USD (275) million (9M2020: USD (1,418) million).

Table 5.12 provides a breakdown of the movement of free surplus, gross of financing, of FWD Group for the nine months ended September 30, 2021, with comparable figures for the equivalent nine months ended September 30, 2020. The equivalent movement of free surplus, net of financing, is presented in Appendix F to this Addendum.

Table 5.12: Analysis of movement of free surplus (gross of financing) (in USD millions)
	Nine months ended Sep 30, 2020			Nine months ended Sep 30, 2021
	Op. Entity	Corp. & others	Total	Op. Entity	Corp. & others	Total
Opening free surplus (1)	2,397	368	2,765	2,879	1,176	4,055
Acquisitions & partnerships / Discontinued business (2)	357	(738)	(381)	76	(273)	(197)
Underlying free surplus generation (3) = (4)+(5)	295	—	295	309	—	309
Opening adjustment (4)	55	—	55	79	—	79
Underlying free surplus generation before adjustment (5)	241	—	241	230	—	230
Free surplus used to fund new business (6)	(282)	—	(282)	(345)	—	(345)
Net underlying free surplus generation (7) = (3) + (6)	14	—	14	(36)	—	(36)
Investment return variances and other items (8)	(1,331)	(86)	(1,418)	(247)	(28)	(275)
Capital movements (9)	295	(295)	—	89	911	1,000
Financing (10)	—	1,412	1,412	—	(597)	(597)
Closing free surplus (11) = (1)+(2)+(7)+(8) +(9)+(10)	1,732	660	2,392	2,761	1,188	3,949

Figures may not be additive due to rounding.
Op. Entity: Operating entity.
Corp.& others: Reflects corporate and other adjustments.
The net underlying free surplus generation includes variances relating to expenses, opening adjustments relating to methodology updates (item (4)) and the impact of non-economic assumption changes. The opening adjustments include revisions to the terminal dividend reserving methodology for Hong Kong and other adjustments. The opening adjustments and impact of non-economic assumption changes have been classified as one-off variances. The negative variances on expenses mainly relate to operating expense and commission variance, where actual operating expenses and commission payments exceed the long term unit cost loadings8, and changes to free surplus as a result of revisions to expense assumptions. A summary of these items is presented in Table 5.13.
Table 5.13: Breakdown of expense variance and one-off items in the net underlying free surplus generation (in USD millions)
	Nine months ended Sep 30, 2020	Nine months ended Sep 30, 2021
Opening adjustments (1) = (2) + (3)	55	79
Methodology changes to Hong Kong terminal dividend reserves (2)	—	92
Other opening adjustments (3)	55	(13)
Non-economic assumption changes (excluding expense revisions) (4)	29	—
Total one-off variance (5) = (1) + (4)	83	79
Expense variance (6)	(253)	(187)

Figures may not be additive due to rounding.

8
Differs from the operating expense and commission variance shown in Table 4.4 as it includes planned maintenance expense overruns arising from in-force business. These planned maintenance expense overruns do not contribute to operating expense and commission variance in the EV as they will be offset by the release in provision set aside in the VIF (please refer to Table 4.3 and Table D.1).

6   MILLIMAN REVIEW
This section describes a summary of our review in respect of the methodology, assumptions and 3Q2021 EV Results.
6.1.   REVIEW OF METHODOLOGY
The 3Q2021 EV Results have been prepared in accordance with the same methodology as assumed in the ACR. Reference should be made to Section 6.1 of the ACR for details of Milliman’s review and comments on the methodology.
6.2.   REVIEW OF ASSUMPTIONS
The non-economic assumptions for the 3Q2021 EV Results are consistent with those used for YE2020, as experience analyses are conducted by FWD annually at year-end. The economic assumptions have been updated to reflect the long term returns prescribed by FWD Group and the current market yields observed as at September 30, 2021. Reference should be made to Section 6.2 of the ACR Report for details of Milliman’s review and comments on the assumptions.
6.3.   REVIEW OF RESULTS
In reviewing the 3Q2021 EV Results, we have performed the same checks as documented in Section 6.3 of the ACR.
6.4.   OPINION
Based on our review of the methodology and assumptions used by FWD to calculate the 3Q2021 EV Results, Milliman concludes that:
•
The methodology used to determine the 3Q2021 EV Results is consistent in all material respects with the FWD Group EV Policy (referred to as “EV Policy”).

•
The methodology used in the EV Policy is in all material respects comparable to the Traditional Embedded Value (“TEV”) methodology commonly adopted by listed insurers incorporated in Asia. There are, however, certain features within the methodology that are specific to FWD given its size and corporate structure, as highlighted in Section 6.1 of the ACR.

•
The non-economic assumptions used to calculate the 3Q2021 EV Results have been developed using the operating experience of the Business Units, with allowance for expected future trends where applicable, or have been set with reference to industry experience or pricing assumptions where the experience of the Business Units is not statistically credible. The analysis of EV movement performed by the Business Units, however, shows consecutive negative persistency variances and consecutive positive mortality variances across the track record period for FWD Group, with a similar trend also observed for the nine months ended September 30, 2021. Continuation of such trends could have a material impact on the 3Q2021 EV Results presented in this Addendum.

•
The economic assumptions used to develop the 3Q2021 EV Results have been determined having regard to the investment policy of each Business Unit, and current and expected future economic conditions, and are broadly consistent with economic assumptions adopted by insurers in Asia that report on a TEV basis. Checks have also been performed for key Business Units to validate the consistency of the allowance for risk in the risk discount rate with an alternative market consistent approach.

•
The 3Q2021 EV Results have been prepared in all material respects in accordance with the methodology and assumptions described in this Addendum. This has been validated through the sample model point checks performed for products making up over 90% of VIF (measured by in-force statutory reserves) and VNB (measured by NB APE) for each Business Unit.

This opinion is subject to the reliances and limitations set out in both the ACR and this Addendum.

7   RELIANCES AND LIMITATIONS
7.1.   RELIANCES
In carrying out our work and producing this Addendum we have relied on information supplied by FWD. Reliance was placed on, but not limited to, the accuracy of the information provided to us.
Except as specifically stated in this Addendum, we have performed no audits or independent verification of the information furnished to us. To the extent that there are any material errors in the information provided, the results of our analysis will be affected as well, possibly materially. The principal materials provided by FWD and relied upon by us are listed in Appendix B to both this Addendum and the ACR.
FWD Group has confirmed to us that the data and information it has provided to us is accurate and complete.
7.2.   LIMITATIONS
This Addendum is subjected to the same limitations as presented in Section 7.2 of the ACR.
Yours faithfully
for Milliman Limited

/s/ Michael Daly FIA Michael Daly FIA Principal & Consulting Actuary	/s/ Wen Yee Lee FIAA Wen Yee Lee FIAA Principal & Consulting Actuary

Appendix A:   Abbreviations
ACR:	Actuarial Consultant’s Report
AER:	Actual Exchange Rate
ANW:	Adjusted Net Worth
BRI Life:	PT Asuransi BRI Life
CAGR:	Compound Annual Growth Rate
CER:	Constant Exchange Rate
COLI:	Corporate Owned Life Insurance
EV:	Embedded Value
EV Equity:	Equity attributable to shareholders and reflects the Group EV, adjusted to include goodwill and other intangible assets attributable to shareholders
EV Policy:	FWD Group EV Policy
FWD Cambodia:	FWD Life Insurance (Cambodia) Plc.
FWD Life Japan:	FWD Life Insurance Company, Limited
FWD Group:	FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited)
FWD Group Services:	FWD Group Services (Thailand) Co., Ltd.
FWD HK:	Includes FWD Life (Bermuda) (except FWD Malaysia, FWD Vietnam and FWD VCLI), FWD Macau, FWD Life Assurance (Hong Kong) and FWD Life (Hong Kong)
FWD Indonesia:	PT FWD Insurance Indonesia
FWD Japan:	Includes FWD Life Japan and FWD Reinsurance
FWD Life Assurance (Hong Kong):	FWD Life Assurance Company (Hong Kong) Limited
FWD Life (Bermuda):	FWD Life Insurance Company (Bermuda) Limited
FWD Life (Hong Kong):	FWD Life (Hong Kong) Limited
FWD Life Indonesia:	PT FWD Life Indonesia
FWD Macau:	FWD Life Insurance Company (Macau) Limited
FWD Malaysia:	FWD Takaful Berhad
FWD Philippines:	FWD Life Insurance Corporation
FWD Reinsurance	FWD Reinsurance SPC, Ltd.
FWD Singapore:	Includes FWD Singapore Pte. Ltd. and IPP Financial Advisers Pte. Ltd.
FWD Thailand:	Includes FWD Life Insurance Public Company Limited, FWD Cambodia and FWD Group Services
FWD VCLI:	FWD Assurance VietNam Company Limited
FWD Vietnam:	Includes FWD Vietnam Life Insurance Company Limited and FWD VCLI
FX rate:	Foreign Exchange Rate
HKD:	HK Dollar
IDR:	Indonesian Rupiah
IFRS:	International Financial Reporting Standards
IFRS accounts:	Consolidated financial statements of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) for the nine months ended September 30, 2020 and 2021 (unaudited)

IPO:	Initial Public Offering
IPP:	IPP Financial Advisers Pte. Ltd.
JPY:	Japanese Yen
MOP:	Macanese Pataca
MYR:	Malaysia Ringgit
NA:	Not Applicable / Not Available
nm:	Not Material
NB APE:	New Business Annual Premium Equivalent
PHP:	Philippine Peso
pps:	Percentage Points
PVNBP:	Present Value of New Business Premium
RBC:	Risk-based Capital
RI:	One-off retrocession reinsurance business to FWD Reinsurance
SCB:	Siam Commercial Bank
SCB Life	SCB Life Assurance Public Company Limited
SGD:	Singapore Dollar
SME Term:	Small and Medium Enterprise Term Life
TEV:	Traditional Embedded Value
THB:	Thai Baht
TMB:	Thai Military Bank
USD:	US Dollar
VIF:	Value of In-force Business after cost of capital
VNB:	Value of New Business after cost of capital
VND:	Vietnamese Dong
YoY:	Year-on-year

Appendix B:   Key information received
•
Consolidated unaudited IFRS accounts of FWD Limited and FWD Group Limited as at September 30, 2021 and September 30, 2020;

•
Consolidated unaudited IFRS accounts of FWD Group as at September 30, 2021 and September 30, 2020;

•
Statutory financial statements and solvency reports by Business Unit as at September 30, 2021 and September 30, 2020;

•
Breakdown of statutory reserves by Business Unit as at September 30, 2021 and September 30, 2020;

•
New business summary by product for new business sold by Business Unit in the nine months ended September 30, 2021 and September 30, 2020;

•
Group Office expense adjustments as at September 30, 2021 and September 30, 2020;

•
EV Results breakdown by Business Unit as at September 30, 2021 and September 30, 2020 including analysis of EV movement;

•
Summary of quarterly VNB results, NB APE and PVNBP for new business written in the nine months ended September 30, 2021 and September 30, 2020;

•
Group consolidated results as at September 30, 2021 and September 30, 2020, including any off-model adjustments;

•
FWD’s in-house actuarial models by Business Unit as used to prepare the 3Q2021 EV Results;

•
Individual in-force policy database by Business Unit as at September 30, 2021 and September 30, 2020;

•
Individual new business policy database by Business Unit for new business sold in the nine months ended September 30, 2021 and September 30, 2020;

•
Product descriptions for key in-force and new business products reviewed;

•
Experience studies performed by Business Unit covering mortality, morbidity, persistency and expenses; and

•
Other information and clarifications obtained through various email and telecommunication during the period of our assignment.

Appendix C:   Exchange rates
Table C.1: Exchange rates to 1 USD
	FX rate used for EV
	Sep 30, 2020	Dec 31, 2020	Sep 30, 2021
Hong Kong Dollar (HKD)	7.7501	7.7519	7.7882
Macanese Pataca (MOP)	7.9808	7.9872	8.0128
Japanese Yen (JPY)	105.6078	103.1140	111.8944
Thai Baht (THB)	31.6576	29.9527	33.8238
Indonesian Rupiah (IDR)	14,881.0000	14,054.0000	14,315.0000
Malaysia Ringgit (MYR)	4.1563	4.0177	4.1876
Philippine Peso (PHP)	48.4872	48.0307	50.9892
Singapore Dollar (SGD)	1.3693	1.3212	1.3609
Vietnamese Dong (VND)	23,185.0000	23,083.0000	22,762.0000
	FX rate used for VNB and movement items in analysis of EV movement (EV AOM)
	Quarterly average FX rate (9M2020 VNB)			Nine-month average FX rate (9M2020 EV AOM)	Quarterly average FX rate (9M2021 VNB)			Nine-month average FX rate (9M2021 CER calculation)
	FX rate for 2020 first quarter	FX rate for 2020 second quarter	FX rate for 2020 third quarter	FX rate for 9M2020	FX rate for 2021 first quarter	FX rate for 2021 second quarter	FX rate for 2021 third quarter	FX rate for 9M2021
Hong Kong Dollar (HKD)	7.7712	7.7515	7.7504	7.7577	7.7570	7.7655	7.7780	7.7668
Macanese Pataca (MOP)	8.0056	7.9832	7.9824	7.9904	7.9894	7.9973	8.0076	7.9981
Japanese Yen (JPY)	108.9471	107.5355	106.0817	107.5214	105.9469	109.4680	110.1013	108.5054
Thai Baht (THB)	31.2776	31.9742	31.3334	31.5284	30.2731	31.3490	32.9315	31.5179
Indonesian Rupiah (IDR)	14,204.7145	14,926.7620	14,684.7287	14,605.4017	14,154.7654	14,391.8305	14,379.9344	14,308.8434
Malaysia Ringgit (MYR)	4.1757	4.3219	4.2022	4.2333	4.0653	4.1286	4.1956	4.1298
Philippine Peso (PHP)	50.8368	50.4535	48.9056	50.0653	48.3001	48.1794	50.1388	48.8728
Singapore Dollar (SGD)	1.3851	1.4121	1.3744	1.3906	1.3322	1.3328	1.3523	1.3391
Vietnamese Dong (VND)	23,251.1046	23,358.8376	23,182.0513	23,263.9978	23,048.0472	23,046.0154	22,876.9563	22,990.3396

Appendix D:   Projected maintenance expense overruns and unallocated Group Office expenses as reflected in VIF9
Table D.1: Projected maintenance expense overruns (after tax) before adjustments for non-controlling interest allowed for within VIF by region (in USD millions)
Year ending December 31,	Business plan projections as at December 31, 2020
	2021	2022	2023	2024	2025
Hong Kong	6	nm	—	—	—
Japan	7	1	—	—	—
Thailand	22	4	—	—	—
Emerging Markets	20	9	4	1	1
Total	55	15	4	1	1
Figures may not be additive due to rounding.
Year ending September 30,	Business plan projections as at September 30, 2021
	2022	2023	2024	2025	2026	2027
Hong Kong	6	1	—	—	—	—
Japan	3	nm	—	—	—	—
Thailand	7	2	—	—	—	—
Emerging Markets	17	6	2	1	1	nm
Total	32	10	2	1	1	nm

Figures may not be additive due to rounding.
nm = Not material, less than USD 0.5 million.
Table D.2: Projected unallocated Group Office expenses (in USD millions)
Projection Year	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
2020 EV (From Dec 31, 2020)	86	84	82	79	76	68	58	49	38	28	28	29	30	30	31
3Q2021 EV (1) (From Sep 30, 2021)	86	84	82	79	76	68	58	49	38	28	28	29	30	30	31

Note (1): FWD Group only updates business plans annually and assumes no changes to the projected unallocated Group Office expenses for interim valuations.

9
Projections as set out in Table D.1 are based on 100% shareholding and are before adjustment for non-controlling interests. The present value of maintenance expense overruns (after tax) as set out in Table 4.3 is after adjustment for non-controlling interests as stated in Section 3.

Appendix E:   Analysis of EV movement (net of financing)
Table E.1: Analysis of EV movement of FWD Group (net of financing) (in USD millions)
	Nine months ended Sep 30, 2020			Nine months ended Sep 30, 2021
	ANW	VIF	EV	ANW	VIF	EV
Opening EV (1)	(1,143)	2,606	1,463	458	3,303	3,761
Acquisitions & partnerships / Discontinued business (2)	(211)	104	(107)	(179)	22	(157)
Expected return on EV (3)	205	94	299	269	104	374
VNB (4)	—	375	375	—	511	511
Operating variance and operating assumption change (5)=(6)+(7)	(50)	(122)	(171)	(172)	(70)	(242)
Operating variance (6)	(79)	(132)	(211)	(173)	(67)	(239)
Operating assumption change (7)	29	10	40	0	(3)	(3)
Total EV operating profit (8)=(3)+(4)+(5)	155	348	503	97	545	643
Economic variance and economic assumption change (9) = (10)+(11)	(1,212)	488	(724)	68	(332)	(265)
Economic variance (10)	(1,214)	821	(393)	67	(319)	(253)
Economic assumption change (11)	2	(333)	(331)	1	(13)	(12)
Other non-operating variance (12)	(120)	99	(21)	11	59	69
Total EV profit (13)=(8)+(9)+(12)	(1,178)	935	(242)	176	272	447
Capital movements (14)	—	—	—	1,000	—	1,000
Corporate adjustments (15)	(51)	(7)	(59)	(50)	—	(50)
Financing (16)	(151)	—	(151)	(139)	—	(139)
Foreign exchange movement (17)	(81)	(34)	(115)	(243)	(233)	(475)
Closing EV (18)=(1)+(2)+(13)+(14)+(15)+(16)+(17)	(2,814)	3,604	790	1,023	3,365	4,387

Figures may not be additive due to rounding.
E.1
The differences between Table E.1 and Table 5.9 (analysis of EV movement gross of financing), are as follows:

•
The opening and closing EV presented in Table E.1 have been updated to reflect the EV net of financing; and

•
The capital movements and financing cost (items (14) and (16) in Table E.1) have been adjusted to only reflect interest paid in the period on the financing held. Unlike the analysis of EV movement gross of financing, any financing raised/ (repaid) will not have an impact on the EV as the carrying value of financing is treated as a liability and excluded in the ANW.

Appendix F:   Analysis of movement of free surplus (net of financing)
Table F.1: Analysis of movement of free surplus (net of financing) (in USD millions)
	Nine months ended Sep 30, 2020			Nine months ended Sep 30, 2021
	Op. Entity	Group adj.	Total	Op. Entity	Group adj.	Total
Opening free surplus (1)	2,397	(5,103)	(2,705)	2,879	(4,164)	(1,286)
Acquisitions & partnerships / Discontinued business (2)	357	(738)	(381)	76	(273)	(197)
Underlying free surplus generation (3)=(4)+(5)	295	—	295	309	—	309
Opening adjustment (4)	55	—	55	79	—	79
Underlying free surplus generation before adjustment (5)	241	—	241	230	—	230
Free surplus used to fund new business (6)	(282)	—	(282)	(345)	—	(345)
Net underlying free surplus generation (7)=(3)+(6)	14	—	14	(36)	—	(36)
Investment return variances and other items (8)	(1,331)	(85)	(1,416)	(247)	(48)	(295)
Capital movements (9)	295	(295)	—	89	911	1,000
Financing (10)	—	(151)	(151)	—	(139)	(139)
Closing free surplus (11)=(1)+(2)+(7)+(8)+(9) +(10)	1,732	(6,371)	(4,639)	2,761	(3,714)	(953)

Figures may not be additive due to rounding. Op. Entity: Operating entity, Group adj.: Reflects corporate and other net assets and adjustments for financing.
F.1
The differences between Table F.1 and Table 5.12 (analysis of movement of free surplus, gross of financing) are as follows:

•
The opening and closing free surplus presented in Table F.1 have been updated to reflect the free surplus net of financing; and

•
The capital movements and financing cost (item (9) and item (10) in Table F.1) have been adjusted to only reflect interest paid in the period on the financing held. Unlike analysis of movement of free surplus (gross of financing), any financing raised/ (repaid) will not have an impact on the free surplus as the carrying value of financing is treated as a liability and excluded in the free surplus calculation.

Appendix G:   EV and EV equity results as at September 30, 2020
Table G.1: Breakdown of Group EV (in USD millions)
	As at September 30, 2020
	ANW	VIF	EV
Operating entity EV	3,557	4,094	7,651
Plus: Corporate & Other net assets	660	—	660
Less: Unallocated Group Office expenses	—	(490)	(490)
Group EV (gross of financing)	4,217	3,604	7,821
Less: Financing	(7,031)	—	(7,031)
Group EV (net of financing)	(2,814)	3,604	790

Figures may not be additive due to rounding.
Table G.2: Breakdown of EV equity (in USD millions)
As at September 30, 2020
Group EV (gross of financing)	7,821
Plus: Goodwill and other intangible assets	3,238
EV equity (gross of financing)	11,059
Less: Financing
— Borrowings	(5,177)
— Perpetual securities	(1,854)
EV equity (net of financing)	4,028

Figures may not be additive due to rounding.

FWD GROUP HOLDINGS LIMITED*
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

*
Our company was formerly known as “PCGI Intermediate Holdings Limited.”

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (the “Company”) and its subsidiaries (collectively, the “Group”) as of December 31, 2018, 2019 and 2020, the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2018, 2019 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
Critical Audit Matters  (continued)
Valuation of life insurance contract liabilities
Description of the Matter
The Group recorded insurance contract liabilities of US$45,181 million as at December 31, 2020 in its consolidated statement of financial position. As discussed in Notes 2 and 22, life insurance contract liabilities of $45,153 million as at December 31, 2020 are reported gross of reinsurance ceded and represent management’s estimate of the amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future policyholder benefits on insurance policies in-force. Life insurance contract liabilities are determined using a net level premium valuation method which represents the present value of the estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. The valuation of life insurance contract liabilities is based on the projection of cash flows. Cash flows related to life insurance contract liabilities have two major components: a best estimate assumption and a provision for adverse deviation. Best estimates are made with respect to key assumptions including mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises upon liability adequacy testing. A provision for adverse deviation is recorded to reflect the inherent uncertainty related to the timing and amount of the best estimate assumptions and is determined by including a margin of conservatism for each assumption included within the best estimate.
Auditing the valuation of life insurance contract liabilities was complex because there was a high degree of subjectivity applied in management’s methods and assumptions used in measuring life insurance contract liabilities. The high degree of subjectivity was primarily related to the complexity of the cash flow models, the selection and use of assumptions, particularly lapse, mortality, investment return and expense assumptions, and the interrelationship of these variables in the calculations.

How We Addressed the Matter in Our Audit	We involved actuarial specialists to assist with our audit procedures which, included, among others, evaluating the methodology and assumptions with respect to compliance with the Group’s accounting policies. These procedures included assessing the significant assumptions used by management, comparing the significant assumptions noted above to historical experience and observable market data. In addition, we performed an independent recalculation of a sample of contracts which we compared to the actuarial model used by management.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
Critical Audit Matters  (continued)
Goodwill and distribution rights-related intangible asset impairment assessment
Description of the Matter
At December 31, 2020, the Group had US$3,531 million of intangible assets which included US$1,615 million of goodwill and US$1,786 million of acquired distribution rights-related intangible assets. The Group’s impairment assessment of goodwill is performed by comparing the carrying amount of the cash generating unit (“CGU”), including goodwill, to the recoverable amount of that CGU. If the recoverable amount of the CGU exceeds the carrying amount of the CGU, the goodwill allocated to that CGU shall be regarded as not impaired. The recoverable amount is the value in use of the CGU unless otherwise stated. The value in use is calculated as an actuarially determined appraisal value, based on the embedded value with respect to the in-force business together with the value of future new business (“VNB”).
The Group performs an impairment assessment of the distribution rights-related intangible assets when events and circumstances have occurred that would indicate that the carrying amount of the intangibles exceeded its recoverable amount. Determining the recoverable amount of the intangibles is sensitive to significant assumptions such as the discount rate, which reflects the market assessment of the time value of money and the risks specific to the operations.
The estimation of recoverable amounts required management to make significant estimates and assumptions. Auditing the Group’s impairment assessment of goodwill required especially challenging auditor judgment due to the high degree of subjectivity applied by management in determining the VNB multipliers and discount rates. Auditing the distribution rights-related intangible assets required especially challenging auditor judgment due to the high degree of subjectivity applied by management in determining the discount rates. Changes in these assumptions could have a significant impact on either the carrying value of goodwill or the distribution rights- related intangible assets, the amount of any impairment charge, or both.

How We Addressed the Matter in Our Audit
As regards to distribution rights-related intangible assets, an impairment assessment is performed if impairment indicators are noted. To audit the impairment assessment performed by management, we involved actuarial specialists to assist with our audit procedures which included, among others, comparing the discount rate used in the impairment assessment to the range of market observable values for similar operations.
As regards to the goodwill, we involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions such as discount rates and VNB multipliers used by management, we compared the significant assumptions noted above to current industry and economic trends. We reviewed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in recoverable amounts that would result from changes in the assumptions.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
Critical Audit Matters  (continued)
Purchase price allocation (“PPA”) in business acquisitions
Description of the Matter
As described in Note 5, the Group completed three business acquisitions (the “Acquisitions”) during 2020 for a total net consideration of US$738 million. All of the Acquisitions have been accounted for using the acquisition method for recording business combinations. The excess of the purchase price over the estimated fair value of the assets and liabilities acquired, including intangible assets, at the Acquisitions’ dates was allocated to goodwill. Out of the total goodwill of US$1,615 million and the total insurance contract liabilities of US$45,181 million on the balance sheet, US$171 million of goodwill and US$2,621 million of insurance liabilities are attributable to the Acquisitions.
The Group, with the assistance of a third-party valuation firm, calculated the present value of future profits (“PVFP”) to emerge on the acquired in-force block of contracts. The determination of the risk adjusted discount rates used in the calculation required significant management judgment. Auditing the PVFP for the Acquisitions involved subjectivity in evaluating the risk adjusted discount rates used by management to calculate PVFP. Changes in the risk adjusted discount rates could have a significant impact on the PVFP.

How We Addressed the Matter in Our Audit	We involved actuarial specialists to assist with our audit procedures which included, among others, comparing the risk adjusted discount rate used in the calculation of PVFP to the range of market observable values for similar operations. We also assessed the fair value of the other identified assets acquired against observable market transactions on the date of acquisition.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
Critical Audit Matters  (continued)
Assessment of recoverability of deferred tax assets
Description of the Matter
The Group recorded US$5 million of deferred tax assets as at December 31, 2020. As described in Note 9, deferred tax assets are recognized to the extent that sufficient future taxable profits will be available for realization. The Group has not recognized tax losses of US$527 million as at December 31, 2020 as it is not considered probable that sufficient taxable profits will be available against which these tax losses can be further utilized in the foreseeable future.
Auditing the recoverability of these deferred tax assets is complex as it is dependent on the generation of future taxable income across multiple jurisdictions. Significant judgment and estimation are required to assess the sufficiency of future taxable income to utilize the recognized deferred tax assets. Management considers sources of taxable income including the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in order to assess the probability that the deferred tax assets will be realized. A high degree of judgment is required in assessing the significant assumptions and judgments that are reflected in the projections of future taxable income.

How We Addressed the Matter in Our Audit	We evaluated the methods, assumptions, and judgments used by management to determine whether a deferred tax asset would be realized in the future. With the assistance of our tax professionals, we evaluated whether the sources of management’s estimated taxable income were of the appropriate character and sufficient to utilize the deferred tax assets under the relevant tax law. We evaluated management’s ability to accurately estimate taxable income by comparing actual results to management’s historical estimates and evaluated the scheduled reversal of deferred tax liabilities used in the recoverability assessment of deferred tax assets by assessing whether the future years when temporary differences reverse are known based on the transactions underlying the temporary differences.

Report of Independent Registered Public Accounting Firm  (continued)
To the Shareholders and the Board of Directors of FWD Group Holdings Limited
We have served as the Group’s auditor since 2013.
/s/ Ernst & Young
Hong Kong
June 16, except for the Share Split and Share Surrender described in Note 1.2.2, as to which the date is August 26, 2021.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED INCOME STATEMENTS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
REVENUE
Premiums and fee income		5,053	6,047	8,776
Premiums ceded to reinsurers		(898)	(920)	(1,094)
Net premiums and fee income		4,155	5,127	7,682
Investment return	7	429	955	1,581
Other operating revenue	7	104	150	224
Total revenue		4,688	6,232	9,487
EXPENSES
Insurance and investment contract benefits		4,402	5,362	7,941
Insurance and investment contract benefits ceded		(639)	(477)	(646)
Net insurance and investment contract benefits		3,763	4,885	7,295
Commission and commission related expenses		299	416	832
General expenses		740	1,010	1,212
Finance costs		31	109	209
Other expenses		104	155	157
Total expenses	8	4,937	6,575	9,705
Loss before share of profit from associates and a joint venture		(249)	(343)	(218)
Share of profit/(loss) from associates and a joint venture	12	18	7	(1)
Loss before tax from continuing operations		(231)	(336)	(219)
Tax expense attributable to policyholders’ returns		—	(1)	(4)
Loss from continuing operations before tax attributable to shareholders’ profits		(231)	(337)	(223)
Tax benefit/(expense) from continuing operations	9	33	20	(53)
Tax expense attributable to policyholders’ returns		—	1	4
Tax benefit/(expense) attributable to shareholders’ profits		33	21	(49)
Loss from continuing operations after tax		(198)	(316)	(272)
Profit/(Loss) from discontinued operations, net of tax	5	2	(16)	20
Net loss		(196)	(332)	(252)
Loss from continuing operations after tax attributable to:
Shareholders of the Company		(171)	(266)	(257)
Perpetual securities		26	38	65
Non-controlling interests		(53)	(88)	(80)
Net Loss attributable to:
Shareholders of the Company		(169)	(278)	(243)
Perpetual securities		26	38	65
Non-controlling interests		(53)	(92)	(74)
Loss per share from continuing operations (US$):
Basic	10	(0.29)	(0.46)	(0.44)
Diluted	10	(0.29)	(0.46)	(0.44)
Loss per share (US$):
Basic	10	(0.29)	(0.48)	(0.41)
Diluted	10	(0.29)	(0.48)	(0.41)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net loss	(196)	(332)	(252)
OTHER COMPREHENSIVE INCOME
Items that may be reclassified subsequently to profit or loss
Fair value gains/(losses) on available for sale financial assets (net of tax of: December 31, 2018 US$(63m), December 31, 2019 US$217m and December 31, 2020 US$114m)	(296)	934	691
Fair value gains/(losses) on available for sale financial assets transferred to income (net of tax of: December 31, 2018 US$6m, December 31, 2019 US$(13m) and December 31, 2020 US$(25m))	14	(55)	(166)
Cash flow hedges	—	12	(24)
Foreign currency translation adjustments	—	227	7
Share of other comprehensive income/(loss) from associates and a joint venture	(4)	3	4
Total other comprehensive income/(loss)	(286)	1,121	512
Total comprehensive income/(loss)	(482)	789	260
Total comprehensive income/(loss) attributable to:
Shareholders of the Company	(390)	569	126
Perpetual securities	26	38	65
Non-controlling interests	(118)	182	69

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
ASSETS
Intangible assets	11	1,671	3,487	3,531
Investments in associates and a joint venture	12	300	296	307
Property, plant and equipment	13	62	184	194
Investment property	14	306	542	609
Reinsurance assets	15	2,335	2,880	3,232
Deferred acquisition costs	16	2,747	3,766	4,591
Financial investments	17,19
Loans and deposits		782	1,701	1,754
Available for sale debt securities		16,709	30,837	37,839
At fair value through profit or loss
Debt securities		60	109	129
Equity securities		2,634	4,111	5,740
Derivative financial instruments	18	30	193	180
		20,215	36,951	45,642
Deferred tax assets	9	9	1	5
Current tax recoverable		6	19	24
Other assets	20	590	909	1,285
Cash and cash equivalents	21	1,493	1,911	2,730
Assets classified as held-for-sale	5	346	359	400
Total assets		30,080	51,305	62,550
LIABILITIES
Insurance contract liabilities	22	22,731	37,342	45,181
Investment contract liabilities	23	316	314	300
Deferred ceding commission	25	538	724	990
Borrowings	26	593	3,946	3,457
Derivative financial instruments	18	21	167	214
Provisions		8	19	21
Deferred tax liabilities	9	152	484	578
Current tax liabilities		30	26	51
Other liabilities	27	1,322	2,394	3,155
Liabilities directly associated with assets classified as held-for-sale	5	346	359	378
Total liabilities		26,057	45,775	54,325
EQUITY
Share capital and share premium	28	2,329	2,329	4,045
Other reserves	28	51	58	65
Accumulated losses		(58)	(305)	(390)
Amounts reflected in other comprehensive income		(7)	836	1,178

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Fair value reserve	28	(11)	650	1,004
Cash flow hedge reserve	28	(3)	6	(11)
Foreign currency translation reserve	28	4	175	178
Share of other comprehensive income of associates and a joint venture		3	5	7
Total equity attributable to Shareholders of the Company		2,315	2,918	4,898
Perpetual securities	28	997	1,608	1,607
Non-controlling interests	28	711	1,004	1,720
Total equity		4,023	5,530	8,225
Total liabilities and equity		30,080	51,305	62,550
Approved and authorized for issue by the board of directors on August 26, 2021.
/s/ Ronald Arculli Director	/s/ Huynh Thanh Phong Director

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2018		2,329	37	(46)	212	(3)	4	6	795	657	3,991
Net gain/(loss)		—	—	(169)	—	—	—	—	26	(53)	(196)
Fair value gains/(losses) on available for sale financial assets		—	—	—	(230)	—	—	—	—	(66)	(296)
Fair value gains/(losses) on available for sale financial assets transferred to income on disposal		—	—	—	10	—	—	—	—	4	14
Foreign currency translation adjustments		—	—	—	—	—	2	—	—	(2)	—
Share of other comprehensive loss from associates and a joint venture		—	—	—	—	—	—	(3)	—	(1)	(4)
Total comprehensive income/(loss) for the period		—	—	(169)	(220)	—	2	(3)	26	(118)	(482)
Issuance of shares by subsidiaries	28	—	(16)	160	(6)	—	(2)	—	—	163	299
Distribution paid	28	—	—	—	—	—	—	—	(22)	—	(22)
Share-based compensation	32	—	29	—	—	—	—	—	—	9	38
Acquisition of non-controlling interests	28	—	—	(3)	3	—	—	—	—	—	—
Issuance of perpetual securities	28	—	—	—	—	—	—	—	198	—	198
Others		—	1	—	—	—	—	—	—	—	1
Balance as at December 31, 2018		2,329	51	(58)	(11)	(3)	4	3	997	711	4,023

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2019		2,329	51	(58)	(11)	(3)	4	3	997	711	4,023
Net gain/(loss)		—	—	(278)	—	—	—	—	38	(92)	(332)
Fair value gains on available for sale financial assets		—	—	—	704	—	—	—	—	230	934
Fair value gains on available for sale financial assets transferred to income on disposal		—	—	—	(39)	—	—	—	—	(16)	(55)
Foreign currency translation adjustments		—	—	—	—	—	171	—	—	56	227
Cash flow hedges		—	—	—	—	9	—	—	—	3	12
Share of other comprehensive income from associates and a joint venture		—	—	—	—	—	—	2	—	1	3
Total comprehensive income/(loss) for the period		—	—	(278)	665	9	171	2	38	182	789
Acquisition of subsidiaries		—	—	—	—	—	—	—	—	38	38
Issuance of shares by subsidiaries	28	—	(18)	36	(4)	—	—	—	—	66	80
Distribution paid	28	—	—	—	—	—	—	—	(27)	—	(27)
Share-based compensation	32	—	23	—	—	—	—	—	—	7	30
Acquisition of non-controlling interests	28	—	—	(3)	1	—	—	—	—	(1)	(3)
Issuance of perpetual securities	28	—	—	—	—	—	—	—	600	—	600
Transfer to legal reserve		—	2	(2)	—	—	—	—	—	—	—
Others		—	—	—	(1)	—	—	—	—	1	—
Balance as at December 31, 2019		2,329	58	(305)	650	6	175	5	1,608	1,004	5,530

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m	Notes	Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income of associate and joint venture	Perpetual securities	Non- controlling interests	Total equity
Balance as at January 1, 2020		2,329	58	(305)	650	6	175	5	1,608	1,004	5,530
Net gain/(loss)		—	—	(243)	—	—	—	—	65	(74)	(252)
Fair value gains/(losses) on available for sale financial assets		—	—	—	511	—	—	—	—	180	691
Fair value gains/(losses) on available for sale financial assets transferred to income on disposal		—	—	—	(121)	—	—	—	—	(45)	(166)
Foreign currency translation adjustments		—	—	—	—	—	(7)	—	—	14	7
Cash flow hedges		—	—	—	—	(17)	—	—	—	(7)	(24)
Share of other comprehensive income from associates and a joint venture		—	—	—	—	—	—	3	—	1	4
Total comprehensive income/(loss) for the period		—	—	(243)	390	(17)	(7)	3	65	69	260
Capitalization for the Transfer and Novation of Borrowings and Related Party Balances pursuant to Reorganization	1.2.2	1,716	—	—	—	—	—	—	—	—	1,716
Issuance of shares by subsidiaries	28	—	(10)	(128)	20	—	(1)	—	—	331	212
Distribution paid	28	—	—	—	—	—	—	—	(65)	—	(65)
Share-based compensation	32	—	18	—	—	—	—	—	—	7	25
Acquisition of non-controlling interests	28	—	1	(150)	21	—	4	—	—	1	(123)
Transactions with non-controlling interests	28	—	(4)	445	(72)	—	3	—	—	308	680
Disposal of subsidiary		—	—	—	(5)	—	—	—	—	(1)	(6)
Transfer to legal reserve		—	1	(1)	—	—	—	—	—	—	—
Others		—	1	(8)	—	—	4	(1)	(1)	1	(4)
Balance as at December 31, 2020		4,045	65	(390)	1,004	(11)	178	7	1,607	1,720	8,225

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF CASH FLOWS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax:
From continuing operations		(231)	(336)	(219)
From discontinued operations	5	2	(15)	22
Adjustments for:
Financial investments		(2,435)	(3,029)	(6,644)
Insurance and investment contract liabilities, and deferred acquisition and origination costs		2,015	1,891	4,487
Other non-cash operating items, including investment income and the effect of exchange rate changes on certain operating items		227	662	1,129
Operating cash items:
Dividend received		80	91	140
Interest received		506	741	1,112
Interest paid		—	—	(2)
Income tax paid		(3)	(37)	(27)
Net cash provided by/(used in) operating activities		161	(32)	(2)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries and distribution agreements, net of cash acquired	5	—	(2,991)	(910)
Acquisition of interest in an associate	12	—	—	(16)
Dividend from a joint venture		9	9	10
Payments for intangible assets		(67)	(54)	(54)
Payments for investment properties		(305)	(225)	(44)
Payments for property, plant and equipment		(31)	(32)	(16)
Proceeds from disposal of a subsidiary, net of cash disposed		—	—	59
Proceeds from disposals of intangible assets		1	—	382
Restricted cash for acquisitions		—	(58)	56
Net cash used in investing activities		(393)	(3,351)	(533)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible preference shares		299	80	—
Redemption of medium term note		(100)	—	—
Repayment of bank borrowings		(250)	—	—
Proceeds from bank borrowings		270	1,950	793
Restricted cash for bank borrowings		(40)	(79)	71
Proceeds from guaranteed notes		—	498	—
Proceeds from subordinated notes		—	900	—
Proceeds from mandatory convertible securities	28.5	—	—	210
Proceeds from a short-term loan		—	—	440
Repayment of a short-term loan		—	—	(440)
Issuance of perpetual securities		198	600	—
Distributions paid on perpetual securities		(22)	(27)	(65)
Acquisition of non-controlling interests	28.5	—	(3)	(123)
Transaction with non-controlling interests	28.5	—	—	680
Principal portion of lease payments		—	(40)	(46)
Finance costs paid on lease liabilities		—	(6)	(6)
Finance costs paid on borrowings		(30)	(99)	(160)
Payment for listing related expenses		—	—	(1)
Net cash provided by financing activities		325	3,774	1,353
NET INCREASE IN CASH AND CASH EQUIVALENTS		93	391	818
Cash and cash equivalents at beginning of the year		1,395	1,493	1,911
Effect of exchange rate changes on cash and cash equivalents		5	27	11
CASH AND CASH EQUIVALENTS AT END OF YEAR		1,493	1,911	2,740
Included in cash and cash equivalents per the consolidated statements of financial position	21	1,493	1,911	2,730
Included in the assets classified as held-for-sale		—	—	10

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
1.   CORPORATE INFORMATION
1.1   General information
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (the “Company”), is an exempted company with limited liability incorporated under the laws of the Cayman Islands on March 18, 2013. The address of the Company registered office is Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
The Company is a holding company. The Company and its subsidiaries (collectively, “FWD Group” or the “Group”) are principally engaged in the provision of products and services focusing on life insurance, general insurance, and investment services (the “Insurance Business”).
As at December 31, 2018, 2019 and 2020, the immediate and ultimate holding company of the Company was PCGI Holdings Limited. PCGI Holdings Limited is wholly owned by Mr. Richard Li Tzar Kai, the ultimate controlling shareholder of the Group (the “Ultimate Controlling Shareholder”).
The consolidated financial statements were approved and authorized for issuance by the board of directors of the Company on August 26, 2021.
1.2   History and reorganization of the Group
1.2.1   Historical holding structure
The historical holding structure of the Group prior to the completion of the reorganization was as follows:
•
The Company was and continues to be the immediate holding company of FWD Group Limited (“FGL”).

•
PCGI Limited was the immediate holding company of FWD Limited (“FL”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. As at December 31, 2018 and 2019, PCGI Limited was wholly owned by Mr. Richard Li Tzar Kai.

•
PCGI Limited and the Company were the immediate holding companies of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited (collectively, the “Financing entities”), respectively.

1.2.2   Reorganization of the Group
The Group underwent the following reorganization steps (“Reorganization”):
1.
On December 17, 2020, the Company and PCGI Limited carried out a merger under the laws of the Cayman Islands (the “Merger”), pursuant to which:

i.
The Company assumed all the assets, liabilities and business of PCGI Limited, and PCGI Limited ceased to exist according to the laws of the Cayman Islands; and

ii.
The Company issued 18,486,640 ordinary shares to Mr. Richard Li Tzar Kai on a one-to-one basis of his holding of ordinary shares of PCGI Limited.

Following the Merger, the share capital and share premium of the Company increased by US$18m and US$1,831m, respectively. The Company became the immediate investment holding company of FL, FGL and the Financing Entities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
1.   CORPORATE INFORMATION (continued)
2.
On December 23, 2020, Mr. Richard Li Tzar Kai transferred his holding of 18,486,640 ordinary shares of the Company to PCGI Holdings Limited in exchange for 18,486,640 ordinary shares of PCGI Holdings Limited. Following such transfer, the Company became the wholly owned subsidiary of PCGI Holdings Limited.

3.
On December 23, 2020, the Company transferred its shareholding in the Financing entities and novated the bank borrowings and guaranteed notes of US$1,296m and a related party balance of US$420m to PCGI Holdings Limited by way of capitalization (the “Transfer and Novation of Borrowings and Related Parties Balances”). Refer to Notes 26, 28 and 34 for further details. PCGI Holdings Limited replaced the Company (itself and as successor of PCGI Limited) as the guarantor of certain notes issued by the Financing entities. After the completion of the Transfer and Novation of Borrowings and Related Parties Balances, US$1,716m was capitalized as share premium.

4.
On August 20, 2021, the name of the Company was changed from PCGI Intermediate Holdings Limited to FWD Group Holdings Limited.

5.
On August 20, 2021, the Company effected a share split of all of the Company’s issued and outstanding ordinary shares on a 1-for-100 basis (“Share Split”), pursuant to which the par value of each ordinary share was adjusted from US$1 to US$0.01. On the same date, PCGI Holdings Limited surrendered 1,514,065,560 ordinary shares of US$0.01 each for nil consideration pursuant to a form of surrender letter (“Share Surrender”). Accordingly, the par value of the ordinary shares surrendered at an amount of US$15m was transferred from share capital to capital redemption reserve. The Share Split and Share Surrender effectively resulted in a 1-for-30 split of the Company’s issued ordinary shares.

The following reorganization steps are expected to be completed in 2021 prior to (and, in the case of paragraphs 1 and 2 below, conditional upon) an initial public offering of the Company taking place:
1.
The Company will issue ordinary shares to the non-controlling interest holders (including Swiss Re Principal Investments Company Asia Pte. Ltd) of FL and FGL in exchange for their holdings of ordinary shares, preference shares and convertible preference shares (as applicable) in FL and FGL (the “Exchange of Share Capital of FL and FGL”). Immediately after the completion of the Exchange of Share Capital of FL and FGL, FL and FGL will become the wholly-owned subsidiaries of the Company.

2.
FL and FGL will cancel the ordinary shares, preference shares and convertible preference shares acquired by the Company from the non-controlling interest holders.

When these conditional reorganization steps are completed they are expected to be accounted for in accordance with the Company’s accounting policy noted in Note 2.2(3).
1.3   Basis of presentation
Pursuant to the Reorganization, the Company carried out the Merger with PCGI Limited and assumed all assets and liabilities of PCGI Limited. Thereafter, the Company became the holding company of FL and FGL. Immediately prior to and after the Reorganization, all entities comprising the Group are under the common control of the Ultimate Controlling Shareholder. The Reorganization is merely a reorganization of the Insurance Business and does not result in any changes in business substance, nor in any management or the ultimate owners of the Insurance Business. Accordingly, the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group for the years ended December 31, 2018, 2019 and

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
1.   CORPORATE INFORMATION (continued)
2020 include the results and cash flows of all entities now comprising the Group from the earliest date presented or since the date when the subsidiaries first came under the common control of the Ultimate Controlling Shareholder, where this is a shorter period. The consolidated statements of financial position of the Group as at December 31, 2018 and 2019 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the Ultimate Controlling Shareholder’s perspective. No adjustments are made to reflect fair values, or recognize any new assets or liabilities as a result of the Reorganization. Equity interests in subsidiaries held by parties other than the controlling shareholders, and changes therein, prior to the Reorganization are presented as non-controlling interests in equity in applying the principles of merger accounting. For entities acquired from or disposed of to a third party, their financial information is included in or excluded from the consolidated financial statements from the respective dates of the acquisition or disposal. Inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated on consolidation.
2.   SIGNIFICANT ACCOUNTING POLICIES
2.1   Basis of preparation
The accounting policies listed below are in accordance with International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) as issued by the International Accounting Standards Board, and Interpretations developed by the IFRS Interpretations Committee (“IFRIC”).
The consolidated financial statements have been prepared, on a going concern basis, under the historical cost convention, except for investment property, the re-measurement of available-for-sale financial assets, certain financial assets and liabilities designated at fair value through profit or loss and derivative financial instruments, all of which are carried at fair value. Disposal groups held for sale are stated at the lower of their carrying amounts and fair values less costs to sell further explained in Note 5.
The accounting policies adopted are consistent throughout the years ended December 31, 2018, 2019 and 2020, except as described as follows.
(a)
Mandatory for the years ended December 31, 2018, 2019 and 2020

The following relevant new standards have been adopted for the first time for the years presented:
i.
IFRS 15, Revenue from Contracts with Customers

IFRS 15 establishes revenue recognition principles for contracts with customers and enhances disclosure requirements. Under IFRS 15, revenue is recognized when the Group satisfies a performance obligation by transferring a service to a customer. In addition, revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. It also provides guidance related to the costs to obtain and to fulfil a contract. This standard replaces IAS 18, Revenue, and several related interpretations and provides a new five-step model to recognize revenue for contracts with customers other than insurance contracts, financial instruments and lease contracts. The Group adopted IFRS 15 using the modified retrospective method of adoption with the date of initial application of January 1, 2018. Given insurance contracts are scoped out of IFRS 15, the main impact of the new standard to the Group is on the revenue recognition of service components of investment contracts without discretionary participation features (“DPF”). Adoption of the standard has no financial impact to the Group’s consolidated financial statements but requires additional disclosures.
ii.
IFRS 16, Leases

IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard introduces a single lessee accounting model and requires a lessee to recognize right-of-use assets and lease liabilities for all leases with a term of more than 12 months, unless the underlying assets is of low value.
The Group has lease contracts for various office premises, residential units, car parks, office equipment, IT-related and other assets. The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of January 1, 2019. Therefore, the comparative information of 2018 has not been restated and continues to be reported under IAS 17. Furthermore, as permitted by the standard the Group has elected to initially measure the right-of-use asset in relation to each lease at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the statements of financial position immediately before the date of initial application. This approach results in no adjustment to the opening balance of retained earnings on January 1, 2019.
In applying IFRS 16 for the first time, the Group has used the following practical expedients permitted by the standard:
•
the use of a single discount rate to a portfolio of leases with reasonably similar characteristics;

•
reliance on previous assessment of whether leases are onerous;

•
the accounting of operating leases with a remaining lease term of less than 12 months as at January 1, as short-term leases (“short-term lease”), and lease contracts for which the underlying asset is of low value (“low-value assets”);

•
the exclusion of the initial direct costs from the measurement of the right-of-use asset at the date of initial application; and

•
the use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

The Group has also elected not to reassess whether a contract is or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date the Group relied on its assessment made applying IAS 17 and IFRIC 4 Determining whether an Arrangement contains a Lease.
The lease liabilities as at January 1, 2019 were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate of 4.49%, and can be reconciled to the operating lease commitments as of December 31, 2018 as follows:
US$m
Operating lease commitments disclosed as at December 31, 2018	130
Discounted using the leasee’s incremental borrowing rate at the date of initial application	122
(Less): lease-type obligation	(5)
(Less): contracts reassessed as service agreements	(4)
(Less): leases not yet commenced but committed	(4)
(Less): short-term leases recognized on a straight-line basis as expense	—
(Less): others	(1)
Add: adjustments as a result of a different treatment of extension and termination options	3
Add: contracts reassessed as lease agreements	1
Lease liability recognized as at January 1, 2019	112

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Lessor accounting under IFRS 16 is substantially unchanged from IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor.
iii.
Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform

The Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform provide a number of reliefs, which apply to all hedging relationships for which hedge accounting is applied and that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainties about the timing and or amount of benchmark-based cash flows of the hedged item or the hedging instrument. The Group has adopted the amendments for the year ended December 31, 2020. These amendments had no material impact on the consolidated financial statements. The Group will continue to assess the impact of the amendment as the Group’s position changes.
iv.
Amendment to IFRS 16 Covid-19-Related Rent Concessions

The Amendment to IFRS 16 Covid-19-Related Rent Concessions provides lessees an optional exemption not to assess whether a rent concession that meets certain conditions is a lease modification. Lessees that elect the practical expedient shall account for any change in lease payments resulting from the rent concession the same way it would account for the change applying IFRS 16 if the change were not a lease modification. The practical expedient only applies to lessees’ rent concessions occurring as a direct consequence of the Covid-19 pandemic, and only if all of the following conditions are met:
a.
the change in lease payments results in revised consideration for the lessee that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

b.
any reduction in lease payments affects only payments due on or before June 30, 2021; and

c.
there is no substantive change to other terms and conditions of the lease.

The Group has early adopted this amendment for the financial period ended December 31, 2020, and applies the practical expedient to all rent concessions that meet the above specified conditions. A forgiveness or a waiver of lease payments is accounted for as a variable lease payment in the period in which the event or condition that triggers those payments occurs, with a corresponding adjustment to the lease liability.
During the year ended December 31, 2020, the amount of the changes in lease payments that arise from rent concessions is insignificant.
(b)
Temporary exemption from adoption for the years ended December 31, 2018, 2019 and 2020

The following relevant new standards and requirements have been issued but are not effective for the financial period ended December 31, 2020 and have not been early adopted:
i.
IFRS 9 Financial Instruments

IFRS 9 Financial Instrument, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 requires financial assets to be classified into separate measurement categories: those measured as at fair value with changes either recognized in profit or loss or in other comprehensive income and those measured at amortized cost. The determination is made at initial recognition depending on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. In addition, a revised expected credit losses model will replace the incurred loss impairment model in IAS 39.
For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the fair value change due to an entity’s

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
own credit risk is recorded in other comprehensive income rather than profit or loss, unless this creates an accounting mismatch. In addition, the new standard revises the hedge accounting model to more closely align with the entity’s risk management strategies. The IASB made further changes to two areas of IFRS 9. Financial assets containing prepayment features with negative compensation can be measured at amortized cost or at fair value through comprehensive income if the cash flow represents solely payments of principal and interest (“SPPI”). Non-substantial modifications or exchange of financial liabilities that do not result in derecognition will be required to be recognized in profit or loss.
The Group has not yet fully completed its assessment of impact of the standard on its financial position and results of operations.
The standard is mandatorily effective for financial periods beginning on or after January 1, 2018. Amendments to IFRS 4 Insurance Contracts allow a temporary exemption option for companies whose activities are predominantly connected with insurance to defer the effective date of IFRS 9 until the earlier of the effective date of IFRS 17 and financial reporting periods beginning on or after January 1, 2023. The Group has elected to apply the temporary exemption option to defer the effective date of IFRS 9 in order to implement the changes in parallel with IFRS 17 Insurance Contracts.
The following disclosures are provided in accordance with the requirements of amendments to IFRS 4 when temporary exemption option is applied.
The Group’s financial assets as at December 31, 2018, 2019 and 2020 are separated into the following two groups:
•
financial assets with contractual terms that give rise to cash flows that meet SPPI criteria in accordance with IFRS 9 and are not held for trading or managed on a fair value basis, which consist of debt securities, loans and receivables, deposits and other assets, insurance receivables, due from related parties, fixed deposits, and cash and cash equivalents; and

•
financial assets other than those specified in (i), which consist of debt securities, equity securities and derivative financial instruments.

The following table shows the fair value and change in fair value of these two groups of financial assets.
	Fair value as at December 31, 2018			Change in fair value for the year ended December 31, 2018
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	16,049	720	16,769	(384)	(29)	(413)
Other financial assets (Note 1 and 2)	783	2,664	3,447	—	(132)	(132)
Total	16,832	3,384	20,216	(384)	(161)	(545)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
	Fair value as at December 31, 2019			Change in fair value for the year ended December 31, 2019
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	29,997	949	30,946	1,022	33	1,055
Other financial assets (Note 1 and 2)	1,738	4,304	6,042	26	207	233
Total	31,735	5,253	36,988	1,048	240	1,288
	Fair value as at December 31, 2020			Change in fair value for the year ended December 31, 2020
US$m	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total	Financial assets that meet SPPI criteria and are not held for trading or managed on a fair value basis	Others	Total
Debt securities	36,524	1,444	37,968	1,128	53	1,181
Other financial assets (Note 1 and 2)	1,792	5,920	7,712	21	274	295
Total	38,316	7,364	45,680	1,149	327	1,476

Notes:
(1)
Balance of other financial assets qualifying as SPPI includes loans and deposits.

(2)
Balance of other financial assets not qualifying as SPPI mainly represents equity securities and derivative financial instruments.

The financial assets presented above that met SPPI criteria and not held for trading or managed on fair value basis are primarily debt securities. Additional information on the credit quality analysis of these debt securities is provided in Note 17.
Financial assets are considered to have low credit risk if:
•
the financial instruments have a low risk of default;

•
the borrower has a strong capacity to meet its contractual cash flow obligations in the near term; and

•
adverse changes in economic and business conditions in the longer term may, but will not necessarily reduce the ability of the borrower to fulfill its contractual cash flow obligations.

As at December 31, 2018, 2019 and 2020, the fair value of financial assets that do not have low credit risk was US$1,679m, US$2,257m and US$1,546m, respectively.
ii.
Amendments to IAS 28: Long-term interests in Associates and Joint Ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
the associate or joint venture (long-term interests). Therefore, an entity applies IFRS 9, rather than IAS 28, including the impairment requirements under IFRS 9, in accounting for such long-term interests. The amendments also clarified that, in applying IFRS 9, an entity does not take account of any adjustments to the carrying amount of long-term interests that arise from applying IAS 28 Investments in Associates and Joint Ventures. The Group will apply these amendments concurrently with the application of IFRS 9, and expects no significant impact to its consolidated financial statements.
(c)
Issued but not yet effective and have not been early adopted for the year ended December 31, 2020

The following relevant new standards and amendments to standards have been issued but are not effective for the year ended December 31, 2020 and have not been early adopted:
i.
IFRS 17 Insurance Contracts

IFRS 17 Insurance Contracts will replace IFRS 4 Insurance Contracts, and will materially change the recognition and measurement of insurance contracts and the corresponding presentation and disclosures in the Group’s consolidated financial statements.
Under IFRS 17, insurance contracts are measured by the general model which is based on a discounted cash flow model with an explicit risk adjustment, and a contractual service margin that defers unearned profits. The deferred profit is recognized gradually over time when insurance contract services are provided to policyholders. The general model is supplemented by the variable fee approach for contracts that meet certain requirements and provide insurance coverage together with substantial investment-related service, and the premium allocation approach that applies to short-duration contracts. Insurance revenue will no longer be measured by premium, but recognized by the provision of services to policyholders throughout the term of the insurance contracts. Additionally, IFRS 17 introduces a new presentation format for the statements of comprehensive income and requires more extensive disclosures.
On June 25, 2020, the IASB issued amendments to IFRS 17 and the effective date of IFRS 17 is deferred to annual reporting periods beginning on or after January 1, 2023, with retrospective application and restatement of comparative figures required. If full retrospective application to a group of contracts is impracticable, IFRS 17 requires using either the modified retrospective approach that allows certain specific modifications, or the fair value approach.
IFRS 17 will require significant changes to the accounting policies for insurance contract liabilities and enhancements to the IT, finance and actuarial systems of the Group, and a group-wide project is in progress to implement the new standard. The Group is assessing the implications of IFRS 17 and expects that it will have significant impact on the profit or loss, total equity, financial statements presentation and disclosures of the Group.
ii.
Other new amendments to standards that have been issued but are not yet effective and have not been early adopted.

•
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, Interest Rate Benchmark Reform — Phase 2 (2021)

•
Amendments to IFRS 16, Covid-19-Related Rent Concession beyond June 30, 2021 (April 1, 2021)

•
Amendments to IAS 16, Property, Plant and Equipment: Proceeds before intended use (2022)

•
Amendments to IAS 37, Onerous Contracts — Cost of Fulfilling a Contract (2022)

•
Amendments to IFRS 3, Reference to the Conceptual Framework (2022)

•
Annual Improvements to IFRS Standards 2018 — 2020 (2022)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
•
Amendments to IAS 1, Classification of Liabilities as Current or Non-Current (2023)

•
Amendments to IAS 1 and IFRS 2 Practice Statement 2, Disclosure of Accounting Policies (2023)

•
Amendments to IAS8, Definition of Accounting Estimates (2023)

•
Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate of Joint Venture (Deferred)

•
Amendments to IAS 12, Deferred Tax related to Assets and Liabilities arising from a Single Transaction (2023)

The Group is assessing the impact of these amendments.
2.2   Basis of consolidation
The consolidated financial statements include the financial statements of the Group for the years ended December 31, 2018, 2019 and 2020. The financial statements of the subsidiaries are prepared for the same reporting period, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.
Profit or loss and each component of other comprehensive income are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
(1)
Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only, and the relevant activities are directly by means of contractual arrangement. The Group has determined that the investment funds that the Group has interest are structured entities.
The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date on which control is transferred to the Group and are excluded from consolidation from the date at which the Group no longer has control. Intercompany transactions are eliminated.
The Group utilizes the acquisition method of accounting to account for the acquisition of subsidiaries, unless the acquisition forms part of the Group reorganization of entities under common control. Under this method, the cost of an acquisition is measured as the fair value of the considerations transferred, considerations payable, shares issued or liabilities assumed at the date of acquisition. For each acquisition of subsidiary, the Group elects whether to measure the non-controlling interests in the entity at fair value (“fair value approach”) or at the proportionate share of the entity’s identifiable net assets (“proportionate share approach”). The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill (Note 2.9). The Group recognizes, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interests in the subsidiary. Any surplus of the acquirer’s interest in subsidiary’s net assets over the cost of acquisition is credited to the consolidated income statements. Acquisition-related costs are expensed as incurred.
If the Group loses control over a subsidiary, it derecognizes (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
translation differences recorded in equity; and recognizes (i) fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in profit or loss. The Group’s share of components previously recognized in other comprehensive income is reclassified to profit or loss or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.
The consolidated financial statements of the Group include the assets, liabilities and results of entities now comprising the Group, using accounts drawn up to the reporting date.
(2)
Investment funds

Investment funds in which the Group has interests and power to direct their relevant activities that affect the return of the funds are consolidated in the financial statements. In conducting the assessment, the Group considers substantive contractual rights as well as de facto control. De facto control of an entity may arise from circumstances where the Group does not have more than 50% of the voting power but it has the practical ability to direct the relevant activities of the entity. If the Group has power to remove or control over the party having the ability to direct the relevant activities of the fund based on the facts and circumstances and that the Group has exposure to variable returns of the investment funds, they are consolidated. Variable returns include both rights to the profits or distributions as well as the obligation to absorb losses of the investees.
(3)
Non-controlling interests

Non-controlling interests are presented within equity except when they arise through the minority’s interest in puttable liabilities such as the unit holders’ interest in consolidated investment funds, when they are recognized as a liability, reflecting the net assets of the consolidated entity. Acquisitions and disposals of non-controlling interests, except when they arise through the minority’s interest in puttable liabilities, are treated as transactions between equity holders. As a result, any difference between the amount by which the carrying amounts of the non-controlling interests are adjusted and the amount of the fair value of consideration received is recognized in the respective components of the equity attributable to the shareholders of the Company.
Perpetual securities issued by subsidiaries and classified as equity instruments are non-controlling interests of the Group, if they are held by investors other than the parent. Profit or loss and each component of OCI are attributable to the parent and other equity holders of the non-controlling interests after adjusting for any cumulative distributions on the perpetual securities, whether or not such distributions have been declared.
(4)
Investments in associates and joint ventures

Associates are entities over which the Group has significant influence, but which it does not have control or joint control. Generally, it is presumed that the Group has significant influence if it has between 20 per cent and 50 per cent of voting rights. Joint ventures are entities whereby the Group and other parties undertake an economic activity which is subject to joint control arising from a contractual agreement.
Investments in associates and joint ventures are accounted for using the equity method of accounting. Under this method, the cost of the investment in an associate or joint venture, together with the Group’s share of that entity’s post-acquisition changes to equity, is included as an asset in the consolidated statements of financial position. Cost includes goodwill arising on acquisition. The Group’s share of the post-acquisition profits or losses and other comprehensive income is recognized in the consolidated income statements and consolidated statements of comprehensive income, respectively. In addition, when there is a change recognized directly in the equity of the associate or joint venture, the Group recognizes its share of any changes, when applicable, in the consolidated statements of changes in equity.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in the associates and joint ventures. Losses are also eliminated, unless the transaction provides evidence of an impairment of an asset transferred between entities.
When an investment in an associate is a venture capital organization, a mutual fund, unit trust or similar entity, including unit-linked insurance funds (i.e. an investment entity) and the investment entity associate applies fair value measurement to its subsidiaries, the Group retains the fair value measurement applied by the investment entity associate to its interests in subsidiaries when applying the equity method.
2.3   Insurance and Investment contracts
Consistent accounting policies for the measurement and recognition of insurance and investment contracts have been adopted throughout the Group, except for a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction.
(1)
Product classification

The Group classifies its contracts written as either insurance contracts or investment contracts, depending on the level of insurance risk. Insurance contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. The significance of insurance risk is dependent on both the probability of an insured event and the magnitude of its potential effect. Some insurance and investment contracts, referred to as participating business, have discretionary participation features, “DPF,” which may entitle the customer to receive, as a supplement to guaranteed benefits, additional non-guaranteed benefits, such as policyholder dividends or bonuses.
In the event that a scenario (other than those lacking commercial substance) exists in which an insured event would require the Group to pay significant additional benefits to its customers, the contract is accounted for as an insurance contract. For investment contracts that do not contain DPF, IAS 39 Financial Instrument: Measurement and Recognition, and, if the contract includes an investment management element, IFRS 15, Revenue from contracts with customers, are applied. IFRS 4 permits the continued use of previously applied accounting policies for insurance contracts and investment with DPF, and this basis has been adopted by the Group in accounting for such contracts. Once a contract has been classified as an insurance or investment contract reclassification is not subsequently performed unless the terms of the agreements are later amended.
Certain insurance and investment contracts with DPF supplement the amount of guaranteed benefits due to policyholders. These contracts are distinct from other insurance and investment contracts as the Group has discretion in the amount and/or timing of the benefits declared, and how such benefits are allocated between groups of policyholders. Customers may be entitled to receive, as a supplement to guaranteed benefits, additional benefits or bonuses:
•
that are likely to be a significant portion of the total contractual benefits;

•
whose amount or timing is contractually at the discretion of the Group; and

•
that are contractually based on:

-
the performance of a specified pool of contracts or a specified type of contract;

-
realized and/or unrealized investment returns on a specified pool of assets held by the issuer; or

-
the profit or loss of the entity, fund or other entity that issues the contract.

The Group applies the same accounting policies for the recognition and measurement of obligations arising from investment contracts with DPF as it does for insurance contracts. The Group refers to such

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
contracts as participating business. In some jurisdictions, participating business is written in a participant fund which is distinct from the other assets of the Group. The allocation of benefits from the assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by regulation. The extent of such policyholder participation may change over time. The current policy participation in declared dividends for locations with participating funds is set out below:
Country	Current policyholder participation
Malaysia	90%
Vietnam	70%/75%
In some jurisdiction participating business is not written in a distinct fund and the Group refers to this as other participating business.
The Group’s products may be divided into the following main categories:
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
Traditional participating life assurance with DPF
Participating funds
Participating products include protection and savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the aggregate amount of which is determined by the performance of a distinct fund of assets and liabilities. The timing and bonus declarations is at the discretion of the insurer. Local regulators generally prescribed a minimum proportion of policyholder participation in declared dividend.
		Insurance contracts liabilities make provision for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders. For participating products with definite sharing mechanism, insurance contract liabilities make provision for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. Undistributed participating policy earnings account (“UPPEA”) is set up retrospectively for undistributed dividends or bonuses. In addition, deferred profit liabilities for limited payment contracts are recognized.	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as insurance contracts
	Other participating business Participating products include protection and savings elements.	Insurance contract liabilities make provision for the present value of guaranteed	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
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2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
	The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the timing or amount of which are at the discretion of the insurer taking into account factors such as investment experience.	benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders	insurance contracts
Takaful	Products combine savings with protection, with an arrangement based on mutual assistance under which takaful participants agree to contribute to a common fund (Family risk fund) providing for mutual financial benefits payable on the occurrence of pre-agreed events.	Insurance contract liabilities reflect the present value of future policy benefits to be paid, the future administration expenses that are directly related to the contract and the mutual financial benefits to be paid from the common fund, less the present value of estimated future gross premiums to be collected from policyholders.	Not applicable
Non-participating life assurance, annuities and other protection products	Benefits payable are not at the discretion of the insurer	Insurance contract liabilities reflect the present value of future policy benefits to be paid and the future administration expenses that are directly related to the contract, less the present value of estimated future net premiums to be collected from policyholders. In addition, deferred profit liabilities for limited payment contracts are recognized	Investment contract liabilities without DPF are measured at amortized cost
Universal life	Benefits are based on an account balance, credited with interest at a rate set by the insurer, and a death benefit, which may be varied by the customer.	Insurance contract liabilities reflect the accumulation value, representing premiums received and investment returns credited, less deductions for front-end loads, mortality and morbidity costs and expense charges.	Not applicable as such contracts generally contain significant insurance risk

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Basis of accounting for:
Policy type	Description of benefits payable	Insurance contract liabilities	Investment contract liabilities
In addition, liabilities for unearned revenue and additional insurance benefits are recorded
Unit-linked	These may be primarily savings products or may combine savings with an element of protection	Insurance contract liabilities reflect the accumulation value, representing premiums received and investment returns credited, less deductions for front-end loads, mortality and morbidity costs and expense charges. In addition, liabilities for unearned revenue and additional insurance benefits are recorded	Investment contract liabilities are measured at fair value (determined with reference to the accumulation value)
The basis of accounting for life insurance and investment contracts is further discussed below.
2.3.1   Life Insurance contracts and investment contracts with DPF
(1)
Premiums

For single premium business, premiums are recognized as revenue on the date when the policy becomes effective. Regular premiums from life insurance contracts, including participating policies, unit-linked contracts and annuity policies with life contingencies, are recognized as revenue when due from the policyholder. Benefits and expenses are provided in respect of such revenue so as to recognize profits over the estimated life of the policies. For limited payment contracts, premiums are recognized in profit or loss when due, with any excess profit deferred and recognized in income in a constant relationship to the insurance in-force or, for annuities, the amount of expected benefit payments.
Amounts collected as premiums from insurance contracts with investment features but with sufficient insurance risk to be considered as insurance contracts, such as universal life, and certain unit-linked contracts, are accumulated as deposits. Revenue from these contracts consists of policy fees for the cost of insurance, administration, and surrenders during the period.
Life insurance contract policyholders are charged fees for policy administration services, investment management services and surrenders. The fee income is recognized as revenue over the period in which the related services are performed. If the fees are for services to be provided in future periods, these are deferred and recognized in profit or loss as the service is provided over the term of the contract. Initial and other upfront fees are also deferred and recognized over the estimated life of the contracts to which they relate. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholder contract deposits and interest credited to policyholder deposits.
(2)
Unearned revenue liability

Unearned revenue liability represents upfront fees and other non-level charges that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for accumulation value is established.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(3)
Deferred profit liability

Deferred profit liability arising from traditional insurance contracts represent excess profits that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for future policy benefits is established.
(4)
Deferred acquisition costs (“DAC”)

The costs of acquiring new insurance contracts, including commissions and distribution costs, underwriting and other policy issue expenses which vary with, and are primarily related to, the production of new business or renewal of existing business, are deferred as an asset. DAC are assessed for recoverability in the year of policy issue to ensure that these costs are recoverable out of the estimated future margins to be earned on the policy. DAC are assessed for recoverability at least annually thereafter in the liability adequacy test together with the provision for life insurance liabilities and Value of Business Acquired (“VOBA”). Future investment income is also taken into account in assessing recoverability. To the extent that acquisition costs are not considered to be recoverable at inception or thereafter, these costs are expensed in the consolidated income statements.
DAC for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are consistently applied throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing (see below).
DAC for universal life and unit-linked contracts is amortized over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realized over the life of the contract. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly. The interest rate used to compute the present value of revised estimates of expected gross profits is locked-in at policy inception. Deviations of actual results from estimated experience are reflected in earnings.
In a limited number of cases where the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction, acquisition costs deemed recoverable are included as a component of insurance contact liabilities, and are therefore deferred and amortized over the life of the corresponding policies.
(5)
Deferred sales inducements

Deferred sales inducements, consisting of day one bonuses, persistency bonuses and enhanced crediting rates are deferred and amortized using the same methodology and assumptions used to amortize deferred acquisition costs when:
•
the sales inducements are recognized as part of insurance contract liabilities;

•
they are explicitly identified in the contract on inception;

•
they are incremental to amounts credited on similar contracts without sales inducements; and

•
they are higher than the expected ongoing credit rates for periods after the inducement.

(6)
Unbundling

The deposit component of an insurance contract is unbundled when both of the following conditions are met:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
•
the deposit component (including any embedded surrender option) can be measured separately (i.e. without taking into account the insurance component); and

•
the Group’s accounting policies do not otherwise require the recognition of all obligations and rights arising from the deposit component.

(7)
Bifurcation

To the extent that certain of the Group’s insurance contracts include embedded derivatives that are not clearly and closely related to the host contract, these are bifurcated from the insurance contracts and accounted for as derivatives.
(8)
Benefits and claims

Life insurance contract benefits reflect the cost of all maturities, surrenders, withdrawals and claims arising during the period, reinsurance recoveries, as well as policyholder dividends accrued in anticipation of dividend declarations.
Accident and health claims incurred include all losses occurring during the year, whether reported or not, related handling costs, a reduction for reinsurance recoveries, and any adjustments to claims outstanding from previous years. Death claims and surrenders are recorded on the basis of notifications received. Maturities and annuity payments are recorded when due.
Claims handling costs include internal and external costs incurred in connection with the negotiation and settlement of claims and policyholder bonuses. Internal costs include all direct expenses of the claims department and any part of the general administrative costs directly attributable to the claims function.
(9)
Life insurance contract liabilities (including liabilities in respect of investment contracts with DPF)

Insurance contract liabilities represent the estimated future policyholder benefit liability for life insurance policies. Future policy benefits for life insurance policies are calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders.
For investment linked contracts, contract liabilities are directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. The liabilities are carried at fair value determined with reference to the accumulation value and an unearned revenue liability and sales inducement liability where applicable.
Settlement options are accounted for as an integral component of the underlying insurance or investment contract unless they provide annuitization benefits, in which case an additional liability is established to the extent that the present value of expected annuitization payments at the expected annuitization date exceeds the expected account balance at that date. Where settlement options have been issued with guaranteed rate less than market interest rates, the insurance or investment contract liability does not reflect any provision for subsequent declines in market interest rate unless deficiency is identified through liability adequacy testing.
The Group accounts for insurance contract liabilities for participating business written in participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders assuming all performance were to be declared as a dividend based upon the Group’s rules on profit distribution. The Group accounts for

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders.
(10) Liability adequacy testing
The adequacy of liabilities is assessed by portfolio of contracts, in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts.
For life insurance contracts, insurance contract liabilities reduced by deferred acquisition costs and value of business acquired on purchased insurance contracts, are compared to the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortized balances of deferred acquisition costs and value of business acquired on purchased insurance contracts are written down to the extent of the deficiency. If, after writing down the unamortized balances for the specific portfolio of contracts to zero, a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
2.3.2   Investment contracts without DPF
Investment contracts do not contain sufficient insurance risk to be considered as insurance contracts and are accounted for as a financial liability.
Revenue from these contracts consists of various charges (policy fees, handling fees, management fees and surrender charges) made against the contract for the cost of insurance, expenses and early surrender. First year charges are amortized over the life of the contract as the services are provided.
(1)
Investment contract fee revenue

Customers are charged fees for policy administration, investment management, surrenders or other contract services. The fees may be fixed amounts or vary with the amounts being managed, and will generally be charged as an adjustment to the policyholder’s account balance. The fees are recognized as revenue in the period in which they are received unless they relate to services to be provided in future periods, in which case they are deferred and recognized as the service is provided.
Origination and other “upfront” fees (fees that are assessed against the account balance as consideration for origination of the contract) are charged on some non-participating investment and pension contracts. Where the investment contract is measured at fair value, the front-end fees that relate to the provision of investment management services are amortized and recognized as the services are provided.
(2)
Deferred origination costs

The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortized over the period that services are provided. Deferred origination costs are tested for recoverability at each reporting date.
The cost of acquiring new investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortized cost of the related investment contract liabilities.
(3)
Investment contract liabilities

Deposits collected and benefit payments under investment contracts without DPF are not accounted for through the consolidated income statements, except for the investment income and fees attributed to

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
those contracts, but are accounted for directly through the consolidated statements of financial position as an adjustment to the investment contract liability, which reflects the account balance.
The majority of the Group’s contracts classified as investment contracts are unit-linked contracts, with measurement directly linked to the underlying investment assets, which are portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. The liabilities are carried at fair value determined with reference to the accumulation value (current unit value) and an unearned revenue liability and sales inducement liability where applicable. The costs of policy administration, investment management, surrender charges and certain policyholder taxes assessed against customers’ account balances are included in revenue, and accounted for as described under “Investment contract fee revenue” above.
Non unit-linked investment contract liabilities are carried at amortized cost, being the fair value of consideration received at the date of initial recognition, less the net effect of principal payments such as transaction costs and front-end fees, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity value, and less any write-down for surrender payments. The effective interest rate equates the discounted cash payments to the initial amount. At each reporting date, the unearned revenue liability is determined as the value of the future best estimate cash flows discounted at the effective interest rate. Any adjustment is immediately recognized as income or expense in the consolidated income statements.
The amortized cost of the financial liability is never recorded at less than the amount payable on surrender, discounted for the time value of money where applicable, if the investment contract is subject to a surrender option.
(4)
Deferred fee income liability

Deferred fee income liability represents upfront fees and other non-level charges that have been collected and released to the consolidated income statements over the estimated life of the business. A separate liability for accumulation value is established.
2.3.3   Insurance and investment contracts
(1)
Reinsurance

The Group cedes insurance risk in the normal course of business, with retentions varying by line of business. Ceded reinsurance arrangements do not relieve the Group from its obligations to policyholders. The cost of reinsurance is accounted for over the life of the underlying reinsured policies, using assumptions consistent with those used to account for such policies.
Premiums ceded and claims reimbursed are presented on a gross basis in the consolidated income statements and consolidated statements of financial position.
Reinsurance assets consist of amounts recoverable from reinsurers and ceded insurance and investment contract liabilities. Ceded insurance and investment contract liabilities are estimated in a manner consistent with the reinsured insurance contract liabilities or benefits paid and in accordance with the relevant reinsurance contract.
To the extent that reinsurance contracts principally transfer financial risk (as opposed to insurance risk) they are accounted for directly through the consolidated statements of financial position and are not included in reinsurance assets or liabilities. A deposit asset or liability is recognized, based on the consideration paid or received less any explicitly identified premiums or fees to be retained by the reinsured.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Reinsurance assets are reviewed for impairment at each reporting date or more frequently when an indication of impairment arises during the reporting period. If a reinsurance asset is impaired, the Group reduces the carrying amount accordingly and recognizes that impairment loss in the consolidated income statements. A reinsurance asset is impaired if there is objective evidence, as a result of an event that occurred after initial recognition of the reinsurance asset, that the Group may not receive all amounts due to it under the terms of the contract, and the impact on the amounts that the Group will receive from the reinsurer can be reliably measured.
The upfront premium rebate received on reinsurance contracts is a reinsurance liability. This liability is initially recognized as a reduction in deferred acquisition and origination costs up to the carrying value of associated deferred acquisition or associated value of business acquired, if any, with any excess being recognized in other liabilities. This reinsurance liability is released in line with the release of the underlying insurance contracts. Change in this reinsurance liability during the period is recognized as insurance and investment contract benefits ceded.
Ceding commissions in relation to the reinsurance contracts are deferred and amortized similarly to deferred acquisition costs, and are recognized in “Deferred ceding commissions.”
Reinsurance assets or liabilities are derecognized when the contractual rights are extinguished or expire or when the contract is transferred to another party.
(2)
Value of business acquired (“VOBA”)

VOBA in respect of a portfolio of long-term insurance and investment contracts, through the acquisition of a subsidiary, is recognized as an asset. It represents the difference between the fair value of insurance liabilities and the carrying value. VOBA is amortized over the estimated life of the contracts in the acquired portfolio on a systematic basis. The rate of amortization reflects the profile of the value of in-force business acquired. The carrying value of VOBA is reviewed annually for impairment and any reduction is charged to the consolidated income statements.
(3)
Insurance contracts (including investment contracts with DPF) liabilities measured with reference to statutory requirement

In a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction. The insurance contract liabilities of those countries are predominately measured at the net present value of future receipts from and payments to policyholders. The discount rate applied reflects the current market rate. The excess of premium received over claims and expenses (the margin) is recognized over the life of the contract in a manner that reflects the pattern of service provided to the policyholder. The movement in insurance contract liabilities recognized in the profit or loss reflects the planned release of this margin.
(4)
Other assessments and levies

The Group is potentially subject to various periodic insurance-related assessments or guarantee fund levies. Related provisions are established where there is a present obligation (legal or constructive) as a result of a past event. Such amounts are not included in insurance contract liabilities but are included under “Provisions” in the consolidated statements of financial position.
2.3.4   General insurance contracts
(1)
Premiums

General insurance premiums written are recognized at policy inception and earned on a pro rata basis over the term of the policy related coverage.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(2)
Deferred acquisition costs

For general insurance, DAC is amortized on a straight line basis over the life of the contracts and derecognized when the related contracts are settled or disposed of.
(3)
Benefits and claims

General insurance claims incurred include all claim losses occurring during the period, whether reported or not, including the related handling costs and other recoveries and any adjustments to claims outstanding from previous years.
(4)
General insurance contract liabilities

These liabilities include the provisions for outstanding claims, unearned premiums and unexpired risks. The outstanding claims provision is based on the estimated ultimate cost of all claims incurred but not settled at the end of the reporting period, whether reported or not, together with related claims handling costs, reduced by the expected value of salvage and other recoveries. Significant delays can be experienced in the notification and settlement of certain types of general insurance claims, particularly in respect of liability business, the ultimate cost of which cannot be known with certainty at the end of the reporting period. The liability is determined at the end of the reporting period using case estimates, supplemented by a range of standard actuarial claim projection techniques based on empirical data on current assumptions that may include a margin for adverse deviation. The liability is not discounted for the time value of money. No provision for equalization or catastrophic reserves is recognized. The liability is derecognized when the obligation to pay a claim expires, is discharged or is cancelled.
The proportion of written premiums attributable to subsequent periods is deferred as unearned premium, which includes premiums received for risks that have not yet expired. The change in the provision for unearned premium is taken to profit or loss such that revenue is recognized over the period of risk. The methods used are as follows:
Marine cargo business          25% method
Non-marine cargo business          365 days method
2.3.5   Insurance receivables
Insurance receivables are recognized when due and measured on initial recognition at the fair value of the consideration received or receivable. Subsequent to initial recognition, insurance receivables are measured at amortized cost, using the effective interest rate method. The carrying value of insurance receivables is the present value of estimated future cash flows discounted at the original effective interest rate. The carrying value of insurance receivables is reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable, with the impairment loss recorded in the consolidated income statements.
Insurance receivables are derecognized when the de-recognition criteria for financial assets, as described in “De-recognition of financial instruments” below, have been met.
2.3.6   Reinsurance contracts issued
Reinsurance contracts are defined as those containing significant insurance risk at the inception of the contract. The significance of insurance risk is dependent on both the probability of an insurance event and the magnitude of its potential effect.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Once a contract has been classified as a reinsurance contract, it remains a reinsurance contract for the rest of its life time, even if the insurance risk reduces significantly during this period, unless all rights and obligations are extinguished or expired.
2.3.7   Life reinsurance contracts
(1)
Premiums

Premiums are recognized as income when risk coverage is provided to ceding companies.
(2)
Deferred Acquisition Costs

The costs of acquiring new reinsurance contracts, including commissions and distribution costs, underwriting and other expenses which vary with, and are primarily related to, the production of new business or renewal of existing business, are deferred as an asset and amortized on the straight-line basis over the terms of life reinsurance policies.
(3)
Life reinsurance contract liabilities

Reinsurance contract liabilities represent the estimated future benefit liability for the life reinsurance policies. Future benefits are calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid to cedants, less the present value of estimated future net premiums to be collected from cedants.
(4)
Liability adequacy test

The liability adequacy test compares the carrying value of reinsurance contract liabilities less deferred acquisition costs with the fair value of the liabilities from the reinsurance portfolio recognized. If there is a deficiency, the unamortized balances of deferred acquisition costs are written down to the extent of the deficiency. If, after writing down the unamortized balances of deferred acquisition costs to zero, a deficiency still exists, the liability is increased by the amount of the remaining deficiency.
2.4   Financial Instruments
2.4.1   Classification and designation of financial instruments
(1)
Financial assets and liabilities at fair value through profit or loss

Financial assets and liabilities at fair value through profit or loss comprise two categories:
•
financial assets or liabilities designated at fair value through profit or loss upon initial recognition; and

•
financial assets or liabilities classified as held for trading.

Management designates financial assets and liabilities at fair value through profit or loss if this eliminates a measurement inconsistency or if the related assets and liabilities are actively managed on a fair value basis, including:
•
financial assets held to back unit-linked contracts and participating funds;

•
other financial assets managed on a fair value basis, consisting of the Group’s equity portfolio; and

•
compound instruments containing embedded derivatives, where the embedded derivative would otherwise require bifurcation.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Financial assets and liabilities classified as held for trading include financial assets acquired principally for the purpose of selling them in the near future and those that form part of a portfolio of financial assets in which there is evidence of short-term profit taking, as well as derivative assets and liabilities.
Dividend income from equity instruments designated at fair value through profit or loss is recognized in investment income in the consolidated income statements, generally when the security becomes ex-dividend. Interest income is recognized on an accrued basis. For all financial assets designated at fair value through profit or loss, changes in fair value are recognized in investment experience.
Transaction costs in respect of financial assets and liabilities at fair value through profit or loss are expensed as they are incurred.
(2)
Available for sale financial assets

Financial assets, other than those at fair value through profit or loss, and loans and receivables, are classified as available for sale.
The available for sale category is used where the relevant investments backing insurance and investment contract liabilities and shareholders’ equity are not managed on a fair value basis. These principally consists of the Group’s debt securities (other than those backing unit-linked contracts) which are neither classified as held for trading nor designated at fair value through profit or loss.
Available for sale financial assets are initially recognized at fair value plus attributable transaction costs. The difference between the initial recognition amount and par value is amortized. Interest income from available for sale debt securities is recognized in investment income in the consolidated income statements using the effective interest method. Available for sale debt securities are subsequently measured at fair value. Changes in the fair value, except for relevant foreign exchange gains and losses and impairment losses, are recognized in other comprehensive income and accumulated in a separate fair value reserve within equity. Foreign currency translation differences on these debt securities are calculated as if they were carried at amortized cost and are recognized in the consolidated income statements as investment experience. Impairment losses are recognized in the consolidated income statements.
(3)
Realized gains and losses on financial assets

Realized gains and losses on available for sale debt securities are determined as the difference between the sale proceeds and amortized costs.
Purchases and sales of financial instruments are recognized on the trade date, which is the date at which the Group commits to purchase or sell the assets.
(4)
Derecognition and offset of financial assets

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or where the Group has transferred substantially all risks and rewards of ownership. If the Group neither transfers nor retains substantially all the risks and rewards of ownership of a financial asset, it derecognizes the financial asset if it no longer has control over the asset. In transfers where control over the asset is retained, the Group continues to recognize the asset to the extent of its continuing involvement. The extent of continuing involvement is determined by the extent to which the Group is exposed to changes in the fair value of the asset.
Financial assets and liabilities are offset and the net amount reported in the consolidated statements of financial position only when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(5)
Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially recognized at fair value plus transaction costs. Subsequently, they are carried at amortized cost using the effective interest method less any impairment losses. Interest income from loans and receivables is recognized in investment income in the consolidated income statements using the effective interest method.
(6)
Term deposits

Deposits include time deposits with financial institutions which do not meet the definition of cash and cash equivalents as their maturity at acquisition exceeds three months. Certain of these balances are subject to regulatory or other restriction as disclosed in Note 17 Financial Investments. Deposits are stated at amortized cost using the effective interest method.
(7)
Cash and cash equivalents and restricted cash

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with maturities at acquisition of three months or less, which are held for cash management purposes. Cash and cash equivalents also include cash received as collateral for derivative transactions, and repo and reverse repo transactions, as well as cash and cash equivalents held for the benefit of policyholders in connection with unit-linked products. Cash and cash equivalents are measured at amortized cost using the effective interest method.
Bank deposits which are restricted to use are included in “restricted cash” within “other assets” in the consolidated statements of financial position. Restricted cash are excluded from cash and cash equivalents.
2.4.2    Fair values of non-derivative financial instruments
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, having regard to the specific characteristics of the asset or liability concerned, assuming that the transfer takes place in the most advantageous market to which the Group has access. The fair values of financial instruments traded in active markets (such as financial instruments at fair value through profit or loss and available for sale securities) are based on quoted market prices at the date of the consolidated statements of financial position. The quoted market price used for financial assets held by the Group is the current bid price, which is considered to be the price within the bid-ask spread that is most representative of the fair value in the circumstances. The fair values of financial instruments that are not traded in active markets are determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions at each reporting date. The objective of using a valuation technique is to estimate the price at which an orderly transaction would take place between market participants at the date of the consolidated statements of financial position.
Financial instruments carried at fair value are measured using a fair value hierarchy described in Note 19.
2.4.3   Impairment of financial assets
(1)
General

Financial assets are assessed for impairment on a regular basis. The Group assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset, or group of financial assets, is impaired and impairment losses are incurred only if there is

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.
For loans and receivables, the Group first assesses whether objective evidence of impairment exists for financial assets that are individually significant. If the Group determines that objective evidence of impairment does not exist for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.
(2)
Available for sale financial instruments

When a decline in the fair value of an available for sale asset has been recognized in other comprehensive income and there is objective evidence that the asset is impaired, the cumulative loss already recognized directly in other comprehensive income is recognized in current period profit or loss.
If the fair value of a debt security classified as available for sale increases in a subsequent period, and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through profit or loss. Where, following the recognition of an impairment loss in respect of an available for sale debt security, the asset suffers further falls in value, such further falls are recognized as an impairment only in the case when objective evidence exists of a further impairment event to which the losses can be attributed.
(3)
Loans and receivables

For loans and receivables, impairment is considered to have taken place if it is probable that the Group will not be able to collect principal and/or interest due according to the contractual terms of the instrument. When impairment is determined to have occurred, the carrying amount is decreased through a charge to profit or loss. The carrying amount of mortgage loans or receivables is reduced through the use of an allowance account, and the amount of any change in the allowance is recognized as an impairment loss in profit or loss.
2.4.4   Derivative financial instruments
Derivative financial instruments primarily include foreign exchange contracts, interest rate swaps and bond forwards that derive their value mainly from underlying foreign exchange rates, interest rates and bond prices. All derivatives are initially recognized in the consolidated statements of financial position at their fair value, which represents their cost excluding transaction costs, which are expensed, giving rise to a day one loss. They are subsequently remeasured at their fair value, with movements in this value recognized in profit or loss. Fair values are obtained from quoted market prices or, if these are not available, by using valuation techniques such as discounted cash flow models or option pricing models. All derivatives are carried as assets when the fair values are positive and as liabilities when the fair values are negative.
(1)
Derivative instruments for economic hedges

Whilst the Group enters into derivative transactions to provide economic hedges under the Group’s risk management framework, it adopts hedge accounting to these transactions only in limited circumstances. This is either because the transactions would not meet the specific IFRS rules to be eligible for hedge accounting or the documentation requirements to meet hedge accounting criteria would be unduly onerous. Where hedge accounting does not apply, these transactions are treated as held for trading and fair value movements are recognized immediately in investment experience.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Any gains or losses arising from changes in fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which is recognized in other comprehensive income.
•
Embedded derivatives that are not closely related to the host contract are classified consistently with the cash flows of the host contract.

•
Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instruments are classified as current portions and non-current portions only if a reliable allocation can be made.

(2)
Derivative instruments for hedge accounting

For the purpose of hedge accounting, hedges are classified as:
•
Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

•
Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment.

(i)
Fair value hedge

Where a derivative financial instrument is designated as a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (or an identified portion of such asset, liability or firm commitment), changes in the fair value of the derivative are recorded in the consolidated income statements within “Finance costs,” together with any changes in fair value of the hedged asset or liability that are attributable to the hedged risk.
When a hedging instrument expires or is sold, terminated or exercised, or no longer meets the criteria for hedge accounting; or the Group revokes the designation of the hedge relationship, the cumulative adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to the consolidated income statements over the residual period to maturity.
(ii)
Cash flow hedge

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized asset or liability, or a highly probable forecast transaction or the foreign currency risk of a committed future transaction, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated separately in the hedging reserve under equity. The ineffective portion of any gain or loss is recognized immediately in the consolidated income statements.
If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated cumulative gain or loss is removed from equity and included in the initial cost or other carrying amount of the non-financial asset or liability.
If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated cumulative gain or loss is removed from equity and recognized in the consolidated income statements in the same period or periods during which the asset acquired or liability assumed affects the consolidated income statements (such as when the interest income or expense is recognized).
For cash flow hedges, other than those covered by the preceding two policy statements, the associated cumulative gain or loss is removed from equity and recognized in the consolidated income statements in the same period or periods during which the hedged forecast transaction affects the consolidated income statements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
When a hedging instrument expires or is sold, terminated or exercised, or no longer meets the criteria for hedge accounting, or the Group revokes the designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the associated cumulative gain or loss at that point remains in equity and is recognized in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to occur, the cumulative unrealized gain or loss recognized in equity is recognized immediately in the consolidated income statements.
(3)
Embedded derivatives

Embedded derivatives are derivatives embedded within other non-derivative host financial instruments to create hybrid instruments. Where the economic characteristics and risks of the embedded derivatives are not closely related to the economic characteristics and risks of the host instrument, and where the hybrid instrument is not measured at fair value with changes in fair value recognized in profit or loss, the embedded derivative is bifurcated and carried at fair value as a derivative in accordance with IAS 39.
2.5   Segment reporting
An operating segment is a component of the Group that engages in business activity from which it earns revenues and incurs expenses and, for which, discrete financial information is available, and whose operating results are regularly reviewed by the Group’s chief operating decision-maker for the purposes of allocating resources to, and assessing the performance of, the Group’s various geographical locations.
2.6   Foreign currency translation
(1)
Functional and presentation currency

Items included in the consolidated financial statements of each of the Group’s entities are measured in the currency of the primary economic environment in which that entity operates (the “functional currency”). The consolidated financial statements are presented in the United States dollars (“US dollar” or “US$”), which is the functional currency of the Company, unless otherwise stated.
(2)
Transactions and balances

Income statements and cash flows of foreign entities are translated into the Group’s presentation currency at average exchange rates for the period as this approximates to the exchange rates prevailing at the transaction date. Their statements of financial position are translated at year or period end exchange rates. Exchange differences arising from the translation of the net investment in foreign operations, are taken to the currency translation reserve within equity. On disposal of a foreign operation, such exchange differences are transferred out of this reserve and are recognized in the consolidated income statements as part of the gain or loss on sale.
Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies into functional currency, are recognized in the consolidated income statements.
Translation differences on financial assets designated at fair value through profit or loss are included in investment experience. For monetary financial assets classified as available for sale, translation differences are calculated as if they were carried at amortized cost and so are recognized in the consolidated income statements. Foreign exchange movements on non-monetary equities that are accounted for as available for sale are included in the fair value reserve.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.7   Property, plant and equipment and depreciation
Plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Right-of-use assets in relation to other leased property, plant and equipment are carried at cost less accumulated depreciation. The right-of-use asset in relation to a lease is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.
Depreciation is calculated using the straight-line method to allocate cost less any residual value over the estimated useful life, generally:
Leasehold improvements Over the lease terms
Furniture and fixtures and others 3 – 5 years
Computer equipment 3 – 5 years
Subsequent costs are included in the carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits will flow to the Group. Repairs and maintenance are charged to the consolidated income statements during the financial period in which they are incurred.
Residual values and useful lives are reviewed and adjusted, if applicable, at each reporting date. An asset is written down to its recoverable amount if the carrying value is greater than the estimated recoverable amount.
Any gain and loss arising on disposal of property, plant and equipment is measured as the difference between the net sale proceeds and the carrying amount of the relevant asset, and is recognized in the consolidated income statements.
2.8   Investment property
Property held for long-term rental or capital appreciation, or both that is not occupied by the Group is classified as investment property. Investment property, including land and buildings, is initially recognized at cost with changes in fair values in subsequent periods recognized in the consolidated income statements.
If an investment property becomes held for own use, it is reclassified as property, plant and equipment. Where a property is partly used as an investment property and partly for the use by the Group, these elements are recorded separately within investment property and property, plant and equipment, respectively, where the component used as investment property would be capable of separate sale or lease.
2.9   Goodwill and other intangible assets
(1)
Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary, associate or joint venture at the date of acquisition. Goodwill arising on the Group’s investment in subsidiaries is shown as a separate asset and is carried at cost less any accumulated impairment losses, whilst that on associates and joint ventures is included within the carrying value of those investments. All acquisition-related costs are expensed as incurred.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(2)
Distribution rights

Distribution rights represent contractual relationships for exclusive access to distribution networks, and are amortized over their estimated useful lives.
Costs associated with acquiring rights to access distribution networks are amortized on the basis of the expected pattern of consumption of the expected future economic benefits embodied in the intangible asset. These amortization charges are subsequently recorded and amortized as DAC.
(3)
Other intangible assets

Other intangible assets consist primarily of computer software, and are amortized over their estimated useful lives.
Purchased computer software licenses are capitalized on the basis of the costs incurred to purchase and bring to use the specific software. Costs associated with maintaining software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets where the following criteria are met:
•
it is technically feasible to complete the software so that it will be available for use;

•
management intends to complete the software and use or sell it;

•
there is an ability to use or sell the software;

•
it can be demonstrated how the software will generate probable future economic benefits;

•
adequate technical, financial and other resources to complete the development and to use or sell the software are available; and

•
the expenditure attributable to the software during its development can be reliably measured.

Costs of purchasing computer software licenses and incurred in the internal production of computer software are amortized using the straight-line method over the estimated useful life of the software, which does not generally exceed a period of 3 to 15 years. The amortization charge for the period is included in the consolidated income statements under “General expenses.”
2.10   Impairment of non-financial assets
Property, plant and equipment, and other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying values of goodwill and intangible assets with indefinite useful lives are reviewed at least annually or when circumstances or events indicate that there may be uncertainty over this value.
For the purposes of assessing impairment, assets are allocated to each of the Group’s cash-generating units, or group of cash-generating units, the lowest level for which there are separately identifiable cash flows.
An impairment loss is recognized to the extent that the carrying amount of the asset exceeds its recoverable amount, which is the higher of the fair value of the asset less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
The Group assesses at the end of each reporting period whether there is any objective evidence that its investments in associates and joint ventures are impaired. Such objective evidence includes whether there have been any significant adverse changes in the technological, market, economic or legal environment in which the associates and joint ventures operate or whether there has been a significant or prolonged decline in value below their cost. If there is an indication that an interest in an associate or a joint venture is impaired, the Group assesses whether the entire carrying amount of the investment (including goodwill) is recoverable. An impairment loss is recognized in profit or loss for the amount by which the carrying amount is lower than the higher of the investment’s fair value less costs to sell or value in use. Any reversal of such impairment loss in subsequent periods is reversed through profit or loss.
2.11   Non-current assets and disposal groups held for sale
Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sales transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of such assets or disposal groups and its sale must be highly probable. All assets and liabilities of a subsidiary classified as a disposal group are reclassified as held for sale regardless of whether the Group retains a non-controlling interest in its former subsidiary after the sale. Non-current assets and disposal groups (other than investment properties and financial assets) classified as held for sale are measured at the lower of their carrying amounts and fair values less costs to sell.
2.12   Collateral
The Group receives and pledges collateral in the form of cash or non-cash assets in respect of derivative transactions and reinsurance arrangements, in order to reduce the credit risk of these transactions. The amount and type of collateral depends on an assessment of the credit risk of the counterparty. Collateral received in the form of cash, which is not legally segregated from the Group, is recognized as an asset in the consolidated statements of financial position with a corresponding liability for the repayment. Non-cash collateral received is not recognized on the consolidated statements of financial position unless the Group sells these assets in the absence of default, at which point the obligation to return this collateral is recognized as a liability. To further minimize credit risk, the financial condition of counterparties is monitored on a regular basis.
Collateral pledged in the form of cash which is legally segregated from the Group is derecognized from the consolidated statements of financial position and a corresponding receivable established for its return. Non-cash collateral pledged is not derecognized (except in the event of default) and therefore continues to be recognized in the consolidated statements of financial position within the appropriate financial instrument classification.
2.13   Borrowings
Borrowings are recognized initially at their issue proceeds less transaction costs incurred. Subsequently, borrowings are stated at amortized cost, and any difference between net proceeds and redemption value is recognized in the consolidated income statements over the period of the borrowings using the effective interest method. All borrowing costs are expensed as they are incurred, except for borrowing costs directly attributable to the development of investment properties and other qualifying assets, which are capitalized as part of the cost of the asset.
2.14   Income taxes
Income tax comprises current and deferred tax. The current tax expense is based on the taxable profits for the period, including any adjustments in respect of prior years. Tax is allocated to profit or loss before taxation and amounts charged or credited to equity as appropriate.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Deferred tax is recognized in respect of temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements, except as described below.
The principal temporary differences arise from the basis of recognition of insurance and investment contract liabilities, revaluation of certain financial assets and liabilities including derivative contracts, value of business acquired and deferred acquisition costs. The rates enacted or substantively enacted at the date of the consolidated statements of financial position are used to determine deferred tax.
Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. In countries where there is a history of tax losses, deferred tax assets are only recognized in excess of deferred tax liabilities if there is evidence that future profits will be available.
Deferred taxes are not provided in respect of temporary differences arising from the initial recognition of goodwill or from goodwill for which amortization is not deductible for tax purposes, or from the initial recognition of an asset or liability in a transaction which is not a business combination and which affects neither accounting nor taxable profit or loss at the time of the transaction.
Deferred tax related to fair value remeasurement of available for sale investments and other amounts taken directly to equity, is recognized initially within the applicable component of equity. It is subsequently recognized in the consolidated income statements, together with the gain or loss arising on the underlying item.
Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.
In addition to paying tax on shareholders’ profits, certain of the Group’s life insurance businesses pay tax on policyholders’ investment returns (policyholder tax) at policyholder tax rates. Policyholder tax is accounted for as an income tax and is included in the total tax expense and disclosed separately.
2.15   Revenue
(1)
Investment return

Investment income consists of dividends, interest and rents receivable for the reporting period. Investment experience comprises realized gains and losses, impairments and unrealized gains and losses on investments held at fair value through profit or loss. Interest income is recognized as it accrues, taking into account the effective yield on the investment. Dividend income is recognized on the date the shares become quoted ex-dividend. Rental income on investment property is recognized on an accrual basis. Investment return consists of investment income and investment experience.
The realized gain or loss on disposal of an investment is the difference between the proceeds received, net of transaction costs, and its original cost or amortized cost as appropriate. Unrealized gains and losses represent the difference between the carrying value at the period end and the carrying value at the previous year end or purchase price if purchased during the period, less the reversal of previously recognized unrealized gains and losses in respect of disposals made during the period.
(2)
Other fee and commission income

Other fee and commission income consist primarily of fund management fees, income from any incidental non-insurance activities, distribution fees from mutual funds and commissions on reinsurance ceded.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
Income is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. In case of variable consideration contracts, revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved.
2.16   Employee benefits
(1)
Annual leave

The Group provides annual leave to its employees under their employment contracts on a calendar year basis. Under certain circumstances, such leave which remains untaken as at the end of a reporting period is permitted to be carried forward and utilized by the respective employees in the following year. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the reporting date.
(2)
Post-retirement benefit obligations

The Group operates a number of funded and unfunded post-retirement employee benefit schemes, whose members receive benefits on either a defined benefit basis (generally related to salary and length of service) or a defined contribution basis (generally related to the amount invested, investment return and annuity rates).
For defined benefit plans, the costs are assessed using the projected unit credit method. Under this method, the cost of providing benefits is charged to the consolidated income statements so as to spread the regular cost over the service lives of employees, in accordance with the advice of qualified actuaries. The obligation is measured as the present value of the estimated future cash outflows, using a discount rate based on market yields for high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related liability. The resulting scheme surplus or deficit appears as an asset or liability in the consolidated statements of financial position.
Remeasurements arising from defined benefit plans comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). The Group recognizes them immediately in other comprehensive income and all other expenses related to defined benefit plans in “Employee benefits expenses” in the consolidated income statements.
When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment, is recognized immediately in consolidated income statements when the plan amendment or curtailment occurs.
For defined contribution retirement benefits schemes, the Group pays contributions to independently administered funds. Once the contributions have been paid, the Group, as employer, does not have any further payment obligations. The Group’s contributions are charged to the consolidated income statements in the reporting period to which they relate and are included in “Employee benefits expenses.” When an employee leaves the scheme prior to his/her interest in the Group’s employer contributions becoming fully vested, the ongoing contributions payable by the Group may be reduced by the relevant amount of forfeited contributions.
The Group’s obligations under defined benefits plans and defined contribution plans are included in “Provisions” of the consolidated statement of financial position.
(3)
Long service payments

Certain employees of the Group are eligible for long service payments in the event of the termination of their employment according to certain local Employment Ordinances. The Group is liable to make such payments in the event that such a termination of employment meets the circumstances specified in those Employment Ordinances.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
(4)
Share-based compensation

The Group launched a share-based compensation plan, under which the Group awards restricted shares units (“RSU”) and/ or share options of the Group to certain key employees as part of compensation for services provided in achieving shareholder value targets. This share-based compensation plan is known as the FWD Share Option and RSU Plan.
The Group’s share-based compensation plan is equity-settled plan. Under equity-settled share-based compensation plan, the fair value of the employee services received in exchange for the award of RSU and/or share options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.
The total amount to be expensed over the vesting period is determined by reference to the fair value of the RSU and/or share options awarded on respective grant date. Non-market vesting conditions are included in assumptions about the number of RSU and/or share options that are expected to be vested. At each period end, the Group revises its estimates of the number of RSU and/or share options that are expected to be vested. Any impact of the revision to original estimates is recognized in profit or loss with a corresponding adjustment to equity. Where awards of share-based payment arrangements have graded vesting terms, each tranche is recognized as a separate award, and therefore the fair value of each tranche is recognized over the applicable vesting period.
The Group estimates the fair value of the awards using appraisal value method (Embedded Value plus a multiple of Value of New Business) for the RSU and Black-Scholes model for the share options.
Where modification or cancellation of an equity-settled share-based compensation plan occurs, the grant date fair value continues to be recognized, together with any incremental value arising on the date of modification if non-market conditions are met.
(5)
Termination benefits

Termination benefits are payable and recognized at the earlier of: (a) when employment is terminated by the Group before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to present value.
2.17   Provisions and contingencies
Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract held, the reimbursement is recognized as a separate asset only when the reimbursement is virtually certain. Provisions comprise of provisions in respect of regulatory matters, litigation, reorganization and restructuring.
The Group recognizes a provision for onerous contracts when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under the contract.
Contingencies are disclosed if material and if there is a possible future obligation as a result of a past event, or if there is a present obligation as a result of a past event, but either a payment is not probable or the amount cannot be reliably estimated.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.18   Lease
(1)   Policy applicable before January 1, 2019
Group as a lessor
Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets subject to such leases are included in investment property. Rentals from such leases are credited to the consolidated income statements on a straight-line basis over the period of the relevant lease.
Group as a lessee
Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under the operating leases net of any incentives received from the lessor are charged to profit or loss on a straight-line basis over the lease terms.
(2)   Policy applicable from January 1, 2019
Group as a lessor
Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets subject to such leases are included in investment property. Rentals from such leases are credited to the consolidated income statements on a straight-line basis over the period of the relevant lease.
Group as a lessee
The Group leases various premises, car parks, equipment and other small items as a lessee. These leases, except for short-term leases and leases of low-value assets, are recognized as right-of-use assets and lease liabilities at the date at which the leased assets are available for use by the Group. Right-of-use assets are presented as a component of property, plant and equipment while lease liabilities are presented as a component of other liabilities (see Notes 13 and 27). Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. The depreciation charge for right-of-use assets, by class of underlying asset, and finance cost on lease liabilities are disclosed in Note 8.
Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:
•
fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•
variable lease payments that are based on an index or a rate;

•
amounts expected to be payable by the lessee under residual value guarantees;

•
the exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and

•
payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
The lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate of the respective business unit (as the lessee) within the Group. Furthermore, a maturity analysis of the Group’s lease liabilities is disclosed in Note 30.
Right-of-use assets are measured at cost comprising the following:
•
the amount of initial measurement of lease liability;

•
any lease payments made at or before the commencement date less any lease incentives received;

•
any initial direct costs; and

•
restoration costs.

In determining the lease term, management considers all facts and circumstances that create an economic incentive for the lessee to exercise an extension option, or not exercise a termination option. Extension and termination options are included in a number of leases across the Group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the Group and not by the respective lessor. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated) by the lessee. The assessment is reviewed if a significant event or a significant change in circumstances occurs which affects this assessment and that is within the control of the lessee.
Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise computer hardware and small items of furniture and fixtures that are individually, when new, below US$5,000. Expenses relating to short-term leases are disclosed in Note 8.
2.19   Share capital
Ordinary shares, preference shares and convertible preference shares are classified in equity when there is no contractual obligation to transfer cash or other assets or to deliver a variable number of the Group’s own equity instruments to the holders.
Incremental external costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds of the issue.
Dividends are recognized when they have been approved by shareholders.
2.20   Presentation of the consolidated statements of financial position
The Group’s insurance and investment contract liabilities and related assets are realized and settled over periods of several years, reflecting the long-term nature of the Group’s products. Accordingly, the Group presents the assets and liabilities in its statements of financial position in approximate order of liquidity, rather than distinguishing current and non-current assets and liabilities. The Group regards its intangible assets, investments in associates and joint ventures, property, plant and equipment, investment property and deferred acquisition and origination costs as non-current assets as these are held for the longer-term use of the Group.
2.21   Fiduciary activities
Assets and income arising from fiduciary activities, together with related undertakings to return such assets to customers, are excluded from these consolidated financial statements where the Group does not have contractual rights to the assets and acts in a fiduciary capacity such as nominee, trustee or agent.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
2.   SIGNIFICANT ACCOUNTING POLICIES (continued)
2.22   Consolidated statements of cash flow
The consolidated statements of cash flow presents movements in cash and cash equivalents and bank overdrafts as shown in the consolidated statements of financial position.
Purchases and sales of financial investments are included in operating cash flows as the purchases are funded from cash flows associated with the origination of insurance and investment contracts, net of payments of related benefits and claims. Purchases and sales of investment property are included within cash flows from investing activities.
2.23   Related parties
Transactions with related parties are recorded at amounts mutually agreed and transacted between the parties to the arrangement.
2.24   Earnings/loss per share
Basic earnings/loss per share is calculated by dividing net profit/loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares in issue during the period. For the calculation of diluted earnings/loss per share, net profit/loss attributable to ordinary shareholders of the Company for basic earnings/loss per share is adjusted by the effect of dilutive securities issued by subsidiaries, to assume conversion of all dilutive potential ordinary shares. Dilutive effects of share-based awards issued by subsidiaries are adjusted under treasury stock method. Potential or contingent share issuances are treated as dilutive when their conversion to shares would decrease basic earnings per share or increase basic loss per share.
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS
The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. All estimates are based on management’s knowledge of current facts and circumstances, assumptions based on that knowledge and predictions of future events and actions. Actual results can always differ from those estimates, possibly significantly. Key judgments, estimates and assumptions are described below.
3.1   Product classification
The Group issues contracts that transfer insurance risk or financial risk or both. Insurance contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. The Group exercises significant judgement to determine whether there is a scenario (other than those lacking commercial substance) in which an insured event would require the Group to pay significant additional benefits to its customers. In the event the Group has to pay significant additional benefits to its customers, the contract is accounted for as an insurance contract.
The judgements exercised in determining the level of insurance risk in product classification affect the amounts recognized in the consolidated financial statements as insurance and investment contract liabilities and deferred acquisition and origination costs. The accounting policy on product classification is described in Note 2.3.
3.2   Life insurance contracts (including liabilities in respect of investments contracts with DPF)
The Group calculates the insurance contract liabilities for traditional life insurance using a net level premium valuation method, whereby the liability represents the present value of estimated future policy

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. This method uses best estimate assumptions at inception adjusted for a provision for the risk of adverse deviation for mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises on liability adequacy testing. Interest rate assumptions can vary by geographical market, year of issuance and product. Mortality, surrender and expense assumptions are based on actual experience by each geographical market, modified to allow for variations in policy form. The Group exercises significant judgement in making appropriate assumptions.
For contracts with an explicit account balance, such as universal life and unit-linked contracts, insurance contract liabilities represent the accumulation value, which represents premiums received and investment returns credited to the policy less deductions for mortality and morbidity costs and expense charges. Significant judgement is exercised in making appropriate estimates of gross profits which are based on historical and anticipated future experiences, these estimates are regularly reviewed by the Group.
In a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction. The insurance contract liabilities of those countries are predominately measured at the net present value of future receipts from and payments to policyholders. The discount rate applied reflects the current market rate. Significant judgment is exercised in making appropriate assumptions of the cash flows.
The judgments exercised in the valuation of insurance contract liabilities affect the amounts recognized in the consolidated financial statements as insurance contract benefits and insurance contract liabilities. Further details of the related accounting policies, key risks and variables, and the sensitivities of assumptions to the key variables in respect of insurance contract liabilities are provided in Notes 2.3, 22 and 24.
3.3   General insurance contract liabilities
For general insurance contracts, estimates have to be made both for the expected ultimate cost of claims reported at the end of the reporting period and for the expected ultimate cost of claims incurred but not yet reported (“IBNR”) at the end of the reporting period. It can take a significant period of time before the ultimate claims cost can be established with certainty and, for some types of policies, IBNR claims form the majority of the claims provision. The primary technique adopted by management in estimating the cost of notified and IBNR claims is the use of past claim settlement trends to predict future claims settlement trends. At each reporting date, prior year claims estimates are reassessed for adequacy and changes are made to the provision. General insurance claims provisions are not discounted for the time value of money.
Similar judgments are made in assessing the adequacy of the unearned premium provision, whereby assessments are made of the expected future claim costs arising from the unexpired portion of contracts in force at the end of the reporting period.
Further details of the related accounting policy, key risk and variables, and the sensitivities of assumptions to the key variables in respect of general insurance contract liabilities are provided in Notes 2.3, 22 and 24.
3.4   Deferred acquisition and origination costs
The judgments exercised in the deferral and amortization of acquisition and origination costs affect amounts recognized in the consolidated financial statements as deferred acquisition costs and insurance contract benefits.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
As described in Note 2.3, deferred acquisition costs for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are applied consistently throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing.
As described in Note 2.3, deferred acquisition costs for universal life and unit-linked contracts are amortized over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits to be realized over the life of the contract. Significant judgment is exercised in making appropriate estimates of gross profits. The expensing of acquisition costs is accelerated following adverse investment performance. Likewise, in periods of favorable investment performance, previously expensed acquisition costs are reversed (but not in excess of the amount initially deferred).
Additional details of deferred acquisition costs are provided in Notes 2.3 and 16.
3.5   Liability adequacy testing
The Group evaluates the adequacy of its insurance and investment contract liabilities at least annually. Significant judgment is exercised in determining the level of aggregation at which liability adequacy testing is performed and in selecting best estimate assumptions. Liability adequacy is assessed on a portfolio of contracts in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts.
The judgments exercised in liability adequacy testing affect amounts recognized in the consolidated financial statements such as commission and other acquisition expenses, deferred acquisition costs, insurance contract benefits and investment contract liabilities.
3.6   Value of business acquired
The judgments exercised in the valuation and amortization of the fair value of insurance contracts of the acquired company in business combinations that affect amounts recognized in the consolidated financial statements as value of business acquired.
As described in Note 2.3, value of business acquired is an asset that reflects the present value of estimated net cash flows before tax embedded in the insurance contracts of an acquired company which existed at the time of business combination. It represents the difference between the fair value of insurance liabilities and the carrying value. In all cases, the VOBA is amortized over the estimated life of contracts in the acquired portfolio on a systematic basis. The rate of amortization reflects the profile of the value of in-force business acquired. The carrying value of VOBA is reviewed annually for impairment and any reduction is charged to the consolidated income statements.
Additional details of value of business acquired are provided in Notes 2.3 and 16.
3.7   Fair value of financial assets
The Group determines the fair values of financial assets traded in active markets using quoted bid prices as of each reporting date. The fair values of financial assets that are not traded in active markets are typically determined using a variety of other valuation techniques, such as prices observed in recent transactions and values obtained from current bid prices of comparable investments. More judgement is used in measuring the fair value of financial assets for which market observable prices are not available or are available only infrequently.
The degree of judgement used in measuring the fair value of financial assets generally correlates with the level of pricing observability. Pricing observability is affected by a number of factors, including the type

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.
Changes in the fair value of financial assets held by the Group’s participating funds affect not only the value of financial assets, but are also reflected in corresponding movements in insurance and investment contract liabilities. This is due to an insurance liability being recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders if all relevant surplus at the date of the consolidated statements of financial position were to be declared as a policyholder dividend based on current local regulations. Both of the foregoing changes are reflected in the consolidated income statements.
Changes in the fair value of financial assets held to back the Group’s unit-linked contracts result in a corresponding change in insurance and investment contract liabilities. Both of the foregoing changes are also reflected in the consolidated income statements.
Further details of the fair value of financial assets and the sensitivity analysis to interest rates and equity prices are provided in Notes 19 and 30.
3.8   Fair value of investment property
The Group uses independent professional valuers to determine the fair value of investment property on the basis of the highest and best use of the investment property that is physically possible, legally permissible and financially feasible. In most cases, current use of the investment property is considered to be the highest and best use for determining the fair value. The discounted cash flow approach is used by reference to net rental income allowing for reversionary income potential to estimate the fair value of the investment property.
Further details of the fair value of investment property are provided in Notes 14 and 19.
3.9   Impairment of goodwill and other intangible assets
For the purposes of impairment testing, goodwill and other intangible assets are grouped into cash-generating units or groups of cash generating units. These assets are tested for impairment by comparing the carrying amount of the cash-generating unit (group of units), including goodwill, to the recoverable amount of that cash-generating unit (group of units). The determination of the recoverable amount requires significant judgement regarding the selection of appropriate valuation techniques and assumptions. Further details of the impairment of goodwill and other intangible assets during the period are provided in Note 11.
3.10   Share based compensation
The Group launched a share-based compensation plan, under which the Group offers RSU and/or share options of the Group to certain key employees.
(1)
RSU

The Group utilizes an appraisal value method (Embedded Value (“EV”) plus a multiple of Value of New Business (“VNB”)) to estimate the fair value of the RSU, taking into account the terms and conditions upon which the awards were granted. The Group determines appraisal value on the following basis:
•
For life insurance businesses, the appraisal value equals EV plus a multiplier of VNB for the calendar year at the end of each performance period. The multiplier was agreed with the shareholders for the purpose of assessing the performance conditions.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
3.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)
•
For non-life businesses, the appraisal value is calculated as the net asset value plus a multiplier of the net profits for the calendar year at the end of each performance period.

•
For non-operating entities, the appraisal value is equal to the net asset value for the calendar year at the end of each performance period.

In assessing the achievement of performance conditions, the Group takes into account all monthly cash flow items during the performance period and the appraisal value determined in accordance with the guidelines approved by the Compensation Committee.
The judgments exercised in the determination of appraisal value and the assessment of achievement of performance conditions affect the amounts recognized in the consolidated financial statements as share-based payment expense and share-based payment reserve. Further details of the related accounting policies and movements in outstanding awards are provided in Notes 2.16 and 32.
(2)
Share Options

The Group estimates the fair value of share options using the Black-Scholes model taking into account the terms and conditions upon which the awards were granted. The Group determines the fair value of share options by using the following input:
•
Dividend yield

•
Expected share price volatility

•
Risk-free interest rate

•
Expected life of the share options

•
Appraisal value per share, using the same valuation methodology as is used in the RSU plan

The assessment of achievement of performance conditions of share options is the same as described above for RSU.
The judgments exercised in the determination of share-option fair value and the assessment of achievement of performance condition affect the amounts recognized in the consolidated financial statements as share-based payment expense and share-based payment reserve. Further details of the related accounting policies and movements in outstanding awards are provided in Notes 2.16 and 32.
3.11   Income taxes
Significant management judgment on the future tax treatment of certain transactions is required in determining income tax provisions. The Group carefully evaluates tax implications of transactions and tax provisions are set up accordingly. The tax treatment of such transactions is reconsidered periodically to take into account developments in tax laws. Tax laws evolve over time, and in some cases taxation positions are uncertain because the tax laws are subject to varied interpretation. When this is the case, management seeks to adopt a supportable and prudent tax treatment after consultation with professional tax advisers. However, as judicial and non-judicial interpretations develop, these taxation positions may change in the future.
3.12   Valuation of deferred tax assets
Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits with future tax planning strategies. Further details are contained in Note 9 to the consolidated financial statements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
4.   EXCHANGE RATES
The Group’s principal operations during the reporting years were located within the Asia-Pacific region. The results and cash flows of these operations have been translated into US Dollars at the following average rates:
	US dollar exchange rate
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Hong Kong	7.84	7.84	7.76
Japan	110.43	109.01	106.75
Thailand	32.32	31.05	31.30
Assets and liabilities have been translated into US Dollars at the following year end rates:
	US dollar exchange rate
	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	7.83	7.79	7.75
Japan	109.91	108.55	103.11
Thailand	32.36	29.74	29.95
Exchange rates are expressed in units of local currency per US$1.
5.   CHANGES IN GROUP COMPOSITION
This Note provides details of the major acquisitions of subsidiaries that the Group has made and held for sale for the years ended December 31, 2018, 2019 and 2020.
5.1   Acquisitions
(a)   FWD Takaful Berhad
On March 22, 2019, the Group acquired a 49% interest in HSBC Amanah Takaful (Malaysia) Berhad, a family takaful operator offering Takaful insurance products in Malaysia, which was subsequently renamed as FWD Takaful Berhad (“FWD Malaysia”). The Group became the largest shareholder of FWD Malaysia and obtained majority representation on the board which allows it to control FWD Malaysia. The acquisition represents a strategic milestone in expanding the Group’s insurance business in Malaysia. The consideration with respect to this acquisition was Malaysian Ringgit (“RM”) 82m or US$20m at exchange rate on the date of the acquisition.
The Group incurred US$2m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of FWD Malaysia are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Financial investments	17,19
Available for sale debt securities		150
At fair value through profit or loss		153
Reinsurance assets	15	11
Other assets	20	12
Value of business acquired (“VOBA”)	16	10
Cash and cash equivalents	21	15
Insurance contract liabilities	22	(299)
Other liabilities	27	(12)
Deferred tax liabilities	9	(3)
Net identifiable assets acquired		37
Non-controlling interest measured with proportionate share approach		(17)
Total considerations		20
Less:
Cash and cash equivalents held in acquired subsidiaries		(15)
Net change in cash and cash equivalents		5
Impact of acquisition on the results of the Group
FWD Malaysia contributed revenues of US$33m and loss before tax of US$6m to the Group’s consolidated income statements for the period from the acquisition date to December 31, 2019. If the acquisition had occurred on January 1, 2019, the Group’s consolidated pro-forma revenue and loss before tax for the year ended December 31, 2019 would have been US$6,247m and US$339m, respectively. This financial information is prepared in accordance to the accounting policies of FWD Malaysia.
(b)   SCB Life Assurance Public Company Limited
On September 26, 2019, the Group acquired 99.2% of share capital of SCB Life Assurance Public Company Limited (“SCB Life”) from Siam Commercial Bank Public Company Limited (“SCB”), obtaining control of its majority voting rights (the “SCB Life Acquisition”). Concurrently, SCB Life and SCB entered into a distribution agreement (“SCB Distribution Agreement”) to establish a long-term life bancassurance partnership in Thailand. The acquisition and bancassurance partnership presents the Group with an extensive customer reach and distribution capabilities in Thailand. The SCB Distribution Agreement is recognized as “Intangible Assets” in the Group’s consolidated statements of financial position.
Total consideration was Thai Baht (“THB”) 94,006m or US$3,072m at the exchange rate on the date of acquisition, that has been allocated to the SCB Life Acquisition of THB73,711m or US$2,409m and the SCB Distribution Agreement of THB37,927m or US$1,239m, which included a deferred payment of THB17,632m or US$576m.
The Group incurred US$5m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of SCB Life, and SCB Distribution Agreement are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Intangible assets	11	19
SCB Distribution Agreement	11	1,239
Property, plant and equipment	13	22
Reinsurance assets	15	7
Value of business acquired (“VOBA”)	16	151
Financial investments	17,18,19
Loans and deposits		681
Available-for-sale debt securities		10,895
Equity securities at fair value through profit or loss		417
Derivative financial instruments		169
Investment and other receivables	20	39
Other assets	20	148
Cash and cash equivalents	21	86
Insurance contract liabilities	22	(10,270)
Deferred tax liabilities	9	(145)
Other liabilities	27	(276)
Distribution agreement payable	27	(576)
Provisions		(10)
Net identifiable assets acquired		2,596
Non-controlling interest measured with proportionate share approach(1)		(21)
Goodwill arising on acquisition	11	497
Total considerations		3,072
Less:
Cash and cash equivalents held in acquired subsidiaries		(86)
Net change in cash and cash equivalents		2,986

Note:
(1)
Non-controlling interest includes the proportionate share of the fair values of net identifiable assets acquired and the fair value of SCB Distribution Agreement.

Goodwill
The goodwill recognized is mainly attributable to the distribution strengths and synergies and other benefits from combining SCB Life and the Group’s operations in Thailand. It will not be deductible for income tax purposes.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
Impact of acquisition on the results of the Group
SCB Life contributed revenues of US$357m and loss before tax of US$29m to the Group for the period from the acquisition date to December 31, 2019. If the SCB Life Acquisition had occurred on January 1, 2019, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2019 would have been US$7,710m and US$241m, respectively. This financial information is prepared in accordance to the accounting policies of SCB Life.
On October 1, 2020, SCB Life and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited.
(c)   FWD Assurance VietNam Company Limited
On April 8, 2020, the Group acquired 100% of the share capital of Vietcombank-Cardif Life Insurance Limited Company (“VCLI”), a life insurance joint venture from Joint Stock Commercial Bank for Foreign Trade of Vietnam (“Vietcombank”) and BNP Paribas Cardif in Vietnam (the “VCLI Acquisition”). On April 13, 2020, FWD Vietnam Life Insurance Company Limited and Vietcombank launched a long-term bancassurance partnership in Vietnam pursuant to a distribution agreement (the “Vietcombank Distribution Agreement”). The Vietcombank Distribution Agreement is recognized as an “Intangible Asset” in the Group’s consolidated statements of financial position. Subsequently, VCLI was renamed as FWD Assurance VietNam Company Limited.
Total consideration of Vietnamese Dong (“VND”) 9,759,017m or US$414m, at the exchange rate on the date of the transaction, that has been allocated to the VCLI Acquisition of VND940,840m or US$40m and the Vietcombank Distribution Agreement of VND10,218,960m or US$434m, which included a deferred payment of VND1,400,783m or US$60m.
The Group incurred US$1m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of VCLI and Vietcombank Distribution Agreement are set out as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
US$m	Notes	Fair values as at the date of acquisition
Value of business acquired	16	3
Financial investments – Loans and deposits	17	64
Other assets	20	8
Cash and cash equivalents	21	1
Insurance contract liabilities	22	(40)
Deferred tax liabilities	9	(1)
Other liabilities	27	(4)
Net identifiable assets acquired		31
Goodwill arising on acquisition	11	9
Fair value of consideration for acquisition		40
Vietcombank Distribution Agreement	11	434
Distribution agreement payable		(60)
Total considerations		414
Less:
Cash and cash equivalents held in acquired subsidiaries		(1)
Net change in cash and cash equivalents		413
(d)   PT FWD Insurance Indonesia
On June 4, 2020, the Group acquired 100% of the share capital of PT Commonwealth Life and its subsidiary in Indonesia (collectively referred to as “PTCL”) from Commonwealth International Holdings Pty Limited, CMG Asia Life Holdings Limited, PT Gala Arta Jaya and PT Bank Commonwealth (“PTBC”) (the “PTCL Acquisition”). Concurrently, PT Commonwealth Life entered into a 15-year life insurance distribution partnership with PTBC (the “PTCL Distribution Agreement”) to establish extensive customer reach and distribution capabilities in Indonesia. The PTCL Distribution Agreement is recognized as an “Intangible Asset” in the Group’s consolidated statements of financial position. Subsequently, PTCL was renamed as PT FWD Insurance Indonesia and PT FWD Asset Management.
Total considerations of IDR5,982,503m or US$424m, at the exchange rate on the date of the transaction, has been allocated to the PTCL Acquisition of IDR4,992,503m or US$354m and the PTCL Distribution Agreement of IDR990,000m or US$70m.
The Group incurred US$8m of acquisition-related costs which were recognized as “other expenses” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of PTCL are set out as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
US$m	Notes	Fair values as at the date of acquisition
PTCL Distribution Agreement	11	70
Property, plant and equipment	13	2
Reinsurance assets	15	2
Value of business acquired (“VOBA”)	16	70
Financial investments	17,18,19
Loans and deposits		33
Available-for-sale debt securities		157
At fair value through profit or loss		221
Other assets	20	18
Cash and cash equivalents	21	77
Insurance contract liabilities	22	(336)
Deferred tax liabilities	9	(12)
Other liabilities	27	(23)
Provisions		(4)
Net identifiable assets acquired		275
Goodwill arising on acquisition	11	149
Total considerations		424
Less:
Cash and cash equivalents held in acquired subsidiaries		(77)
Net change in cash and cash equivalents		347
Goodwill
The goodwill recognized is mainly attributable to the synergies and other benefits from combining PTCL and the Group’s operation in Indonesia. It will not be deductible for income tax purposes.
Impact of acquisition on the results of the Group
PTCL contributed revenues of US$142m and loss before tax of US$7m to the Group for the period from the acquisition date to December 31, 2020. If the PTCL Acquisition had occurred on January 1, 2020, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2020 would have been US$9,527m and US$217m, respectively. This financial information is prepared in accordance to the accounting policies of PTCL.
On November 30, 2020, PTCL and PT FWD Life Indonesia merged. The merged company is named PT FWD Insurance Indonesia.
(e)   FWD Life (Hong Kong) Limited and FWD Life Assurance Company (Hong Kong) Limited
On June 30, 2020, the Group acquired 100% of the share capital of (i) MetLife Limited from MetLife Worldwide Holdings, LLC and (ii) Metropolitan Life Insurance Company of Hong Kong Limited from MetLife International Holdings, LLC and Natiloportem Holdings LLC. MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited are collectively referred to as “MetLife”. The consideration

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
with respect to this acquisition was US$344m. Subsequently, MetLife Limited and Metropolitan Life Insurance Company of Hong Kong Limited were renamed as FWD Life (Hong Kong) Limited and FWD Life Assurance Company (Hong Kong) Limited, respectively.
The Group incurred US$1m of acquisition-related costs which were recognized as “other expense” in the Group’s consolidated income statements.
Details of the fair value of the assets and liabilities acquired and the goodwill arising from the acquisition of MetLife are set out as follows:
US$m	Notes	Fair values as at the date of acquisition
Intangible assets	11	4
Property, plant and equipment	13	10
Reinsurance assets	15	8
Value of business acquired (“VOBA”)	16	56
Financial investments	17,18,19
Loans and deposits		9
Available-for-sale debt securities		2,292
At fair value through profit or loss		111
Other assets	20	62
Cash and cash equivalents	21	196
Insurance contract liabilities	22	(2,245)
Deferred tax liabilities	9	(6)
Other liabilities	27	(158)
Provisions		(8)
Net identifiable assets acquired		331
Goodwill arising on acquisition	11	13
Total considerations		344
Less:
Cash and cash equivalents held in acquired subsidiaries		(196)
Net change in cash and cash equivalents		148
Goodwill
The goodwill recognized is mainly attributable to the synergies and other benefits from combining MetLife and the Group’s operation in Hong Kong. It will not be deductible for income tax purposes.
Impact of acquisition on the results of the Group
MetLife contributed revenues and profit before tax of US$233m and US$71m to the Group for the period from the acquisition date to December 31, 2020. If the Metlife Acquisition had occurred on January 1, 2020, consolidated pro-forma revenue and loss before tax for the year ended December 31, 2020 would have been US$9,554m and US$202m, respectively. This financial information is prepared in accordance with the accounting policies of MetLife.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
(f)   FWD Life Insurance (Cambodia) Plc.
On December 9, 2020, the Group acquired 100% of the share capital of Bangkok Life Assurance (Cambodia) Plc. from Bangkok Life Assurance Public Company Limited, PT Asuransi Central Asia of Indonesia, Bangkok Insurance Public Company Limited and Asia Insurance Company Limited at a consideration of US$4m. Cash and cash equivalents acquired was US$2m. Subsequently, Bangkok Life Assurance (Cambodia) Plc. was renamed as FWD Life Insurance (Cambodia) Plc.
5.2   Discontinued operations
(a)   The Pension Business
On August 3, 2016, the Group signed an Agreement with Sun Life Hong Kong Limited (“Sun Life”) and, announced the disposal of FWD’s Mandatory Provident Fund (“MPF”) and Occupational Retirement Schemes (“ORSO”) business, including the disposal of the pension trustee entity, FWD Pension Trust Limited (collectively referred to as “the Pension Business”). The Group and Sun Life also entered into a 15-year strategic distribution agreement commenced on October 3, 2017, which allows FWD’s tied agency to distribute Sun Life’s MPF and ORSO products in the Hong Kong market. On October 3, 2017, the Group disposed of its 100% interest in FWD Pension Trust Limited and the MPF business (excluding policies relating to products classified as Class G of Long Term Business under the Hong Kong Insurance Ordinance (“Class G Policies”)), for a total consideration of US$38m. The required legal and regulatory approvals, consents and orders for the transfer of assets of the ORSO business and Class G Policies were obtained and the transfer was completed on February 1, 2021 for an additional net consideration of US$10m.
The operating results of the remaining Pension Business are presented below:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Profit for the year – fees and commission income	2	2	2
The major classes of assets and liabilities of the Pension Business are as follows:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total Assets(1)	346	359	375
Total Liabilities(2)	346	359	375
Net Assets	—	—	—

Notes:
(1)
Mainly consist of Financial assets at fair value through profit or loss

(2)
Mainly consist of Investment contract liabilities

There were no net cash flows from the Pension Business during year ended December 31, 2018, 2019 and 2020.
(b)   General insurance business
In March 2020, management committed to a plan to sell certain subsidiaries of the Group’s general insurance business (“GI Disposal Group”) and accordingly these subsidiaries were classified as a disposal group held for sale and as a discontinued operations.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
On December 8, 2020, the Group sold a subsidiary of the GI Disposal Group to a related party for a total consideration of US$77m. The gain on the disposal recognized in the Group’s consolidated income statements was US$17m. The sale of the remaining subsidiaries of the GI Disposal Group was completed in February 2021.
The operating results and cash flow information of these subsidiaries are as follows:
US$’m	Year ended December 31, 2018	Year ended December 31, 2019	Disposed GI subsidiary For the period from January 1, to December 8, 2020	Remaining GI Disposal Group Year ended December 31, 2020
Net premiums and fee income	31	33	28	—
Investment return	2	3	1	—
Other operating revenue	9	12	—	2
Total revenue	42	48	29	2
Net insurance and investment contract benefits	(18)	(18)	(12)	—
Commission and commission related expenses	(13)	(15)	—	(1)
Other operating expenses	(11)	(32)	(8)	(7)
Total expenses	(42)	(65)	(20)	(8)
Profit/(loss) before tax	—	(17)	9	(6)
Tax expense	—	(1)	(2)	—
Profit/(Loss) for the period	—	(18)	7	(6)
Net cash inflow/(outflow) from operating activities	7	3	6	(7)
Net cash inflow/(outflow) from investing activities	(1)	(12)	5	(4)
Net cash inflow/(outflow) from financing activities	(5)	12	—	14
Net increase in cash generated by the subsidiaries	1	3	11	3
(b)   General insurance business
The major classes of assets and liabilities of these subsidiaries are as follows:
US$’m	Disposed GI subsidiary As at December 8, 2020	Remaining GI Disposal Group Year ended December 31, 2020
Assets
Reinsurance assets	24	—
Deferred acquisition costs	9	—
Available for sale financial assets	112	—
Other assets	16	15
Cash and cash equivalents	18	10
Total Assets	179	25
Liabilities
Insurance contract liabilities	(81)	—
Deferred ceding commission	(3)	—
Current tax liabilities	(3)	—

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
5.   CHANGES IN GROUP COMPOSITION (continued)
US$’m	Disposed GI subsidiary As at December 8, 2020	Remaining GI Disposal Group Year ended December 31, 2020
Other liabilities	(26)	(3)
Total Liabilities	(113)	(3)
Net assets	66	22
Amounts included in accumulated other comprehensive income:
Fair value reserve	(6)	—
Foreign currency translation reserve	—	1
An analysis of the net inflow of cash and cash equivalents in respect of the disposed GI subsidiary is as follows:
US$’m	Disposed GI subsidiary As at December 8, 2020
Cash consideration	77
Cash and cash equivalents disposed of	(18)
Net cash inflows in respect of the disposed GI Subsidiary	59
6.   SEGMENT INFORMATION
The Group’s operating segments represent those of FL, FGL and their subsidiaries, associates and joint venture (collectively referred to as the “Operating Group”). The operating segments, based on the reports received by the Operating Group’s Executive Committee preceding the Merger, are each of the geographical markets in which the Operating Group operates.
Each of the reportable segments, other than the “Corporate and Others” segment, writes life insurance business, providing life insurance, accident and health insurance and savings plans to customers in its local market, and distributes related investment and other financial service products. Certain businesses also write general insurance business (“Non-core business”). The reportable segments are Hong Kong (including Macau), Thailand (including Cambodia), Japan, Emerging Markets and Corporate and Others. Emerging Markets includes the Operating Group’s insurance operations in Indonesia, Malaysia, the Philippines, Singapore and Vietnam. The activities of the Corporate and Others segment consist of the Operating Group’s corporate functions, shared services and eliminations of intragroup transactions.
The acquired subsidiaries and their respective operations in 2019, SCB Life and FWD Malaysia, are included in Thailand and Emerging Markets, respectively. The acquired subsidiaries and their respective operations in 2020 are Metlife which is included in the Hong Kong, and PTCL and VCLI which are included in Emerging Markets.
As each reportable segment other than the Corporate and Others segment focuses on serving the life insurance needs of its local market, there are limited transactions between reportable segments. The key performance indicators reported in respect of each segment are:
•
Total weighted premium income attributable to equity holders of FL and FGL (“TWPI”) (Note 6.4);

•
investment return (Note 6.1)

•
operating expenses (Note 6.1);

•
adjusted operating profit before tax attributable to equity holders of FL and FGL (Note 6.2);

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
•
adjusted operating profit after tax attributable to equity holders of FL and FGL (Note 6.2); and

•
expense ratio, measured as operating expenses attributable to equity holders of FL and FGL divided by TWPI (Note 6.1);

The segment information has been prepared by (i) combining the carrying amounts of consolidated assets, liabilities, equities, income and expenses of the Operating Group and (ii) eliminating the inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Operating Group. A reconciliation of adjusted operating profit after tax to loss from continuing operations after tax has been included in Notes 6.2 and 6.3.
The shareholders’ allocated segment equity represents the segment assets less segment liabilities in respect of each reportable segment less perpetual securities, fair value reserve and non-controlling interests of FL and FGL.
In presenting net capital in/(out) flows to reportable segments, capital outflows consist of dividends and profit distributions to the Corporate and Others segment and capital inflows consist of capital injections into reportable segments by the Corporate and Others segment. Emerging Markets’ capital inflows also include capital allocation for corporate functions. For the Operating Group, net capital in/(out) flows reflect the amount received from shareholders by way of capital contributions and the amount received from the issuance of perpetual securities, less amounts distributed to holders of perpetual securities.
6.1   Segment results
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2018
TWPI(2)	1,183	795	1,655	177	—	3,810
Premiums and fee income	1,837	878	2,028	245	(1)	4,987
Premiums ceded to reinsurers	(433)	(7)	(429)	(13)	—	(882)
Other operating revenue	71	1	37	2	(12)	99
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,475	872	1,636	234	(13)	4,204
Investment return	330	126	67	(9)	5	519
Total revenue(1)	1,805	998	1,703	225	(8)	4,723
Net insurance and investment contract benefits	1,407	781	1,342	189	—	3,719
Commission and commission related expenses	139	88	65	5	—	297
Operating expenses	123	76	226	112	102	639
Finance costs and other expenses	23	5	14	—	—	42
Total expenses(1)	1,692	950	1,647	306	102	4,697
Share of profit/(loss) from associates and a joint venture	17	—	—	—	1	18
Segmental adjusted operating profit/(loss) before tax	130	48	56	(81)	(109)	44

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Implementation costs for IFRS 9 and 17 and Group-wide Supervision						(5)
Adjusted operating profit before tax						39
Key operating ratio:
Expense ratio(2)	10.4%	9.5%	13.7%	63.3%	—%	16.8%
Adjusted operating profit/(loss) before tax includes:
Finance costs	—	—	2	—	—	2
Depreciation and amortization	6	12	12	12	3	45

Notes:
(1)
Excludes results of the Non-core business, comprising of US$56m total revenue and US$87m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(1)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2018
Total assets	15,084	4,896	8,832	784	483	30,079
Total liabilities	12,697	3,762	8,385	607	606	26,057
Total equity	2,387	1,134	447	177	(123)	4,022
Shareholders’ allocated equity	2,525	1,012	449	174	(1,120)	3,040
Net capital (out)/in flows	(27)	—	43	143	317	476
Total assets include:
Investment in associates and a joint venture	245	—	—	—	55	300

Notes:
(1)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments and other non-operating investment return	Other non- operating items	Operating Group Total
Year ended December 31, 2018
Net premiums, fee income and other operating revenue	4,204	—	55	4,259	Net premiums, fee income and other operating revenue
Investment return	519	(90)	—	429	Investment return
Total revenue	4,723	(90)	55	4,688	Total revenue
Net insurance and investment contract benefits	3,719	(6)	50	3,763	Net insurance and investment contract benefits
Finance costs and other expenses	978	—	196	1,174	Finance costs and other expenses
Total expenses	4,697	(6)	246	4,937	Total expenses
Share of profit from associates and a joint venture	18	—	—	18	Share of profit from associates and a joint venture
Segmental adjusted operating profit before tax	44
Implementation costs for IFRS 9 and 17 and Group-wide Supervision	(5)	—	5	—
Adjusted operating profit before tax	39	(84)	(186)	(231)	Adjusted Loss before tax from continuing operations of the Operating Group
				33	Tax benefit from continuing operations
				(198)	Adjusted net loss from continuing operations of the Operating Group after tax
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2019
TWPI(2)	1,443	1,140	1,801	271	—	4,655
Premiums and fee income	1,911	1,355	2,350	363	(2)	5,977
Premiums ceded to reinsurers	(243)	(14)	(611)	(26)	—	(894)
Other operating revenue	70	5	67	4	(5)	141
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,738	1,346	1,806	341	(7)	5,224
Investment return	533	244	104	28	10	919

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Total revenue(1)	2,271	1,590	1,910	369	3	6,143
Net insurance and investment contract benefits	1,748	1,288	1,452	309	—	4,797
Commission and commission related expenses	193	122	102	(3)	—	414
Operating expenses	193	128	262	158	95	836
Finance costs and other expenses	18	11	23	3	1	56
Total expenses(1)	2,152	1,549	1,839	467	96	6,103
Share of profit/(loss) from associates and a joint venture	9	—	—	—	(2)	7
Segmental adjusted operating profit/(loss) before tax	128	41	71	(98)	(95)	47
Implementation costs for IFRS 9 and 17 and Group-wide Supervision						(18)
Adjusted operating profit before tax						29
Key operating ratio:
Expense ratio(2)	13.4%	11.2%	14.5%	53.4%	—%	17.8%
Adjusted operating profit/(loss) before tax includes:
Finance costs	2	—	3	2	1	8
Depreciation and amortization	26	15	30	19	14	104

Notes:
(1)
Excludes results of the Non-core business, comprising of US$54m total revenue and US$117m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(2)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2019
Total assets	17,027	21,137	10,618	1,912	263	50,957
Total liabilities	13,824	16,476	10,119	1,250	3,696	45,365
Total equity	3,203	4,661	499	662	(3,433)	5,592
Shareholders’ allocated equity	2,862	4,274	371	654	(5,079)	3,082
Net capital in/(out) flows(1)	241	3,071	(125)	578	(3,052)	713
Total assets include:
Investment in associates and a joint venture	248	—	—	—	48	296

Notes:
(1)
Net capital inflows for Thailand and Emerging Markets include the consideration of US$3,071m for the SCB Life Acquisition and of US$20m for the acquisition of FWD Malaysia, respectively. Additionally, Hong Kong and Emerging Markets net capital

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
inflows include approximately US$59m and US$364m for the acquisitions of VCLI and PTCL, respectively, which were acquisitions completed in 2020. Further details on the acquisitions are provided in Note 5.
(2)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments and other non-operating investment return	Other non- operating items	Operating Group Total
Year ended December 31, 2019
Net premiums, fee income and other operating revenue	5,224	—	54	5,278	Net premiums, fee income and other operating revenue
Investment return	919	35	1	955	Investment return
Total revenue	6,143	35	55	6,233	Total revenue
Net insurance and investment contract benefits	4,797	50	38	4,885	Net insurance and investment contract benefits
Finance costs and other expenses	1,306	—	383	1,689	Finance costs and other expenses
Total expenses	6,103	50	421	6,574	Total expenses
Share of profit from associates and a joint venture	7	—	—	7	Share of profit from associates and a joint venture
Segmental adjusted operating profit before tax	47
Implementation costs for IFRS 9 and 17 and Group-wide Supervision	(18)	—	18	—
Adjusted operating profit before tax	29	(15)	(348)	(334)	Adjusted Loss before tax from continuing operations of the Operating Group
				20	Tax benefit from continuing operations
				(314)	Adjusted net loss from continuing operations of the Operating Group after tax
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Year ended December 31, 2020
TWPI(2)	1,730	2,255	2,131	430	—	6,546
Premiums and fee income	2,697	2,575	2,839	641	(2)	8,750
Premiums ceded to reinsurers	(239)	(28)	(778)	(31)	—	(1,076)
Other operating revenue	78	9	113	13	(3)	210
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	2,536	2,556	2,174	623	(5)	7,884
Investment return	629	425	118	111	(1)	1,282

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Total revenue(1)	3,165	2,981	2,292	734	(6)	9,166
Net insurance and investment contract benefits	2,494	2,419	1,677	616	—	7,206
Commission and commission related expenses	314	228	227	14	—	783
Operating expenses	196	222	265	187	108	978
Finance costs and other expenses	21	26	23	4	—	74
Total expenses(1)	3,025	2,895	2,192	821	108	9,041
Share of profit/(loss) from associates and a joint venture	1	—	—	—	(1)	—
Segmental adjusted operating profit/(loss) before tax	141	86	100	(87)	(115)	125
Implementation costs for IFRS 9 and 17 and Group-wide Supervision						(24)
Adjusted operating profit before tax						101
Key operating ratios:
Expense ratio(2)	11.3%	9.8%	12.4%	40.6%	—	14.7%
Adjusted operating profit/(loss) before tax includes:
Finance costs	2	2	3	4	—	11
Depreciation and amortization	34	34	42	25	10	145

Notes:
(1)
Excludes results of the Non-core business, comprising of US$16m total revenue and US$29m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 6.3.
US$m	Hong Kong(2)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2020
Total assets	22,669	22,475	12,970	3,409	1,027	62,550
Total liabilities	18,500	17,751	12,321	2,227	3,526	54,325
Total equity	4,169	4,724	649	1,182	(2,499)	8,225
Shareholders’ allocated equity	3,408	4,269	500	1,153	(4,099)	5,231
Net capital in/(out) flows(1)	406	27	36	640	1,234	2,343
Total assets include:
Investment in associates and a joint venture	244	—	—	18	45	307

Notes:
(1)
Net capital inflows for Hong Kong include the consideration of US$343m for the Metlife acquisition and for Emerging Markets include US$40m for the VCLI acquisition, US$427m for the distribution agreement with Vietcombank, respectively. Further details on the acquisitions and distribution agreements are provided in Note 5 and Note 35.

(2)
Includes assets and liabilities of the pension business. Refer to Note 5.2.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 6.3, as shown below:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments and other non-operating investment return	Other non- operating items	Operating Group Total
Year ended December 31, 2020
Net premiums, fee income and other operating revenue	7,884	—	21	7,905	Net premiums, fee income and other operating revenue
Investment return	1,282	297	1	1,580	Investment return
Total revenue	9,166	297	22	9,485	Total revenue
Net insurance and investment contract benefits	7,206	168	(79)	7,295	Net insurance and investment contract benefits
Finance costs and other expenses	1,835	—	537	2,372	Finance costs and other expenses
Total expenses	9,041	168	458	9,667	Total expenses
Share of loss from associates and a joint venture	—	—	(1)	(1)	Share of loss from associates and a joint venture
Segmental adjusted operating profit before tax	125
Implementation costs for IFRS 9 and 17 and Group-wide supervision	(24)	—	24	—
Adjusted operating profit before tax	101	129	(413)	(183)	Adjusted loss before tax from continuing operations of the Operating Group
				(53)	Tax expense from continuing operations
				(236)	Adjusted net loss from continuing operations of the Operating Group after tax
6.2 Adjusted operating profit
The long-term nature of the Group’s operations means that, for management’s decision-making and internal performance management purposes, the Group evaluates its results and its operating segments using a financial performance measure referred to as “adjusted operating profit”. Adjusted operating profit is provided to assist in the comparison of business trends in different reporting periods on a consistent basis and to enhance overall understanding of financial performance.
Adjusted operating profit includes among others the expected long-term investment returns for investments in equities and real estate based on the assumptions applied by the Group in the Supplementary Embedded Value Information. The Group defines adjusted operating profit as loss of the Group from continuing operations after tax adjusted to exclude the following items:
•
Short-term fluctuations in investment return related to equities and property investments;

•
Finance costs related to borrowings and long-term payables;

•
Amortization of Value of Business Acquired (VOBA);

•
M&A, business set up and restructuring related costs;

•
IPO related costs including incentive costs; and

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
•
Any other items which, in the Directors’ view, should be disclosed separately to enable a full understanding of the Group’s financial performance.

The Group considers that the presentation of adjusted operating profit enhances the understanding and comparability of its performance and that of its operating segments on an ongoing basis. The Group considers that trends can be more clearly identified without the significant impact of the amortization of VOBA, the one-off costs of integration activities and the costs of servicing debt used to finance acquisition activities and the fluctuating effects of other non-operating items which are largely dependent on market factors.
Adjusted net loss of the Group from continuing operations after tax is reconciled to the adjusted operating profit/(loss) after tax as follows:
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Adjusted net loss of the Operating Group from continuing operations after tax	6.3	(198)	(314)	(236)
Tax on adjusted operating profit before tax		29	34	50
Tax impact from non-operating items		(62)	(54)	3
Adjusted loss of the Operating Group before tax from continuing operations		(231)	(334)	(183)
Non-operating items, net of related changes in insurance and investment contract liabilities:
Short-term fluctuations in investment return related to equities and property investments		66	(40)	104
Other non-operating investment return		18	55	(233)
Finance costs related to borrowings and long-term payables		29	99	162
Amortization of value of business acquired		40	31	82
M&A, business set up and restructuring related costs		71	100	151
IPO related costs including incentive costs		—	2	40
Other non-operating items		46	116	(22)
Adjusted operating profit before tax	6.1	39	29	101
Tax on adjusted operating profit before tax		(29)	(34)	(50)
Adjusted operating profit/(loss) after tax		10	(5)	51
Adjusted operating profit before tax attributable to:
Equity holders of FL and FGL		39	31	107
Non-controlling interests		—	(2)	(6)
Adjusted operating profit/(loss) after tax attributable to:
Equity holders of FL and FGL		10	(3)	57
Non-controlling interests		—	(2)	(6)
6.3 Adjusted results and financial position
The adjusted results and financial positions are the loss from continuing operations after tax and net loss of the Operating Group for the years ended December 31, 2018, 2019 and 2020, and the total assets,

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
liabilities and equity of the Operating Group as at December 31, 2018, 2019 and 2020 excluding the results and certain balances attributable to the Transfer and Novation of Borrowings and Related Parties Balances and Exchange of Share Capital of FL and FGL, and the results and certain balances of the Company and the Financing Entities. Refer to Note 1.2 for further details on the History and Reorganization of the Group.
Adjusted net loss of the Operating Group from continuing operations after tax
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Loss of the Group from continuing operations after tax	(198)	(316)	(272)
Less:
Net loss of the Company and Financing Entities(1)	—	2	36
Adjusted net loss of the Operating Group from continuing operations after tax	(198)	(314)	(236)
Attributable to:
Shareholders of the Company	(223)	(349)	(288)
Perpetual securities	26	38	65
Non-controlling interests	(1)	(3)	(13)
Adjusted net loss of the Operating Group
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net Loss of the Group	(196)	(332)	(252)
Less:
Net loss of the Company and Financing Entities(1)	—	2	36
Adjusted net loss of the Operating Group	(196)	(330)	(216)
Attributable to:
Shareholders of the Company	(221)	(365)	(268)
Perpetual securities	26	38	65
Non-controlling interests	(1)	(3)	(13)

Note:
(1)
Mainly consists of finance costs on bank borrowings and guaranteed notes of US$nil, US$2m and US$36m for the years ended December 31, 2018, 2019 and 2020, respectively, that were transferred to PCGI Holdings Limited as part of the Reorganization disclosed in Note 1.2.2.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Finance costs presented in the segmental information can be reconciled to the consolidated income statements as follows:
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Finance costs, principally related to leases, included in adjusted operating profit	6.1	2	8	11
Finance costs related to borrowings and long-term payables	6.2	29	99	162
Finance costs of the Company and Financing Entities		—	2	36
Total		31	109	209
Adjusted total assets of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total assets of the Group	30,080	51,305	62,550
Less:
Cash and cash equivalents(1)	—	(348)	—
Amount due from related parties	(1)	—	—
Adjusted total assets of the Operating Group	30,079	50,957	62,550

Note:
(1)
Cash and cash equivalents of US$348m includes cash related to the Company and PCGI Limited of US$249m and US$99m, respectively.

Adjusted total liabilities of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total liabilities of the Group	26,057	45,775	54,325
Less:
Borrowings	—	(346)	—
Interests payable	—	(4)	—
Amount due to related parties	—	(60)	—
Adjusted total liabilities of the Operating Group	26,057	45,365	54,325

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Adjusted total equity of the Operating Group
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Total equity of the Group attributable to:
Shareholders of the Company	2,315	2,918	4,898
Perpetual securities	997	1,608	1,607
Non-controlling interests	711	1,004	1,720
Total equity of the Group	4,023	5,530	8,225
Add:
Share capital and share premium	710	1,028	1,713
Less:
Non-controlling interests	(711)	(966)	(1,713)
Adjusted total equity of the Operating Group attributable to:
Shareholders of the Company	3,025	3,946	6,611
Perpetual securities	997	1,608	1,607
Non-controlling interests	—	38	7
Adjusted total equity of the Operating Group	4,022	5,592	8,225
6.4 Total Weighted Premium Income
For management decision-making and internal performance management purposes, the Group measures business volumes during the period using a performance measure referred to as TWPI. TWPI is presented based on the Group’s effective ownership interest in the Insurance Business.
TWPI consists of 100 per cent of renewal premiums, 100 per cent of first year premiums and 10 per cent of single premiums, before reinsurance ceded, and includes deposits and contributions for contracts that are accounted for as deposits in accordance with the Group’s accounting policies. TWPI represents the amount attributable to the equity holders of FL and FGL.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
Management considers that TWPI provides an indicative volume measure of transactions undertaken in the reporting period that have the potential to generate profits for shareholders. The amounts shown are not intended to be indicative of premiums and fee income recorded in the consolidated income statements.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
US$m
TWPI by geography
Hong Kong	1,183	1,443	1,730
Thailand	795	1,140	2,255
Japan	1,655	1,801	2,131
Emerging Markets	177	271	430
Total	3,810	4,655	6,546
First year premiums by geography
Hong Kong	308	401	283
Thailand	192	238	584
Japan	366	256	516
Emerging Markets	89	119	172
Total	955	1,014	1,555
Single premiums by geography
Hong Kong	635	418	969
Thailand	82	229	344
Japan	—	—	—
Emerging Markets	70	76	190
Total	787	723	1,503
Renewal premiums by geography
Hong Kong	811	1,000	1,350
Thailand	595	879	1,637
Japan	1,289	1,545	1,615
Emerging Markets	81	145	239
Total	2,776	3,569	4,841
TWPI is reconciled to Premiums and fee income in the Consolidated Income Statements as shown below:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
6.   SEGMENT INFORMATION (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
TWPI	3,810	4,655	6,546
90% of Single premium	709	651	1,353
Premium not included in TWPI(1)	455	641	783
Gross written premium	4,974	5,947	8,682
Fee Income and change in unearned premium	79	100	94
Premiums and fee income	5,053	6,047	8,776

Note:
(1)
Mainly comprises certain premium from reinsurance contracts, non core business and amounts attributable to non controlling interests.

7.   REVENUE
Investment return
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Interest income	478	619	867
Dividend income	80	82	140
Rental income(1)	8	21	25
Investment income	566	722	1,032
Available for Sale
Net realized gains/(losses) from debt securities	(19)	65	217
Impairment of available-for-sale financial assets	—	(3)	(7)
Net gains/(losses) of available-for-sale financial assets reflected in the consolidated income statements	(19)	62	210
At fair value through profit or loss
Net gains/(losses) of debt securities	(2)	7	32
Net gains/(losses) of equity securities	(118)	278	316
Net fair value movement on derivatives	24	(81)	9
Net gains/(losses) in respect of financial instruments at fair value through profit or loss	(96)	204	357
Net fair value movement of investment property	1	6	(8)
Net foreign exchange gains/(losses)	(26)	(40)	(33)
Other net realized gains/(losses)	3	1	23
Investment experience	(137)	233	549
Investment return	429	955	1,581

Note:
(1)
Represents rental income from operating lease contracts of the Group’s investment property portfolio. Further details are included in Note 14.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
7.   REVENUE (continued)
Foreign currency movements resulted in the following losses recognized in the consolidated income statements (other than gains and losses arising on items measured at fair value through profit or loss):
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Foreign exchange losses	(2)	(14)	(19)
Other operating revenue
Other operating revenue largely consists of ceding commissions from reinsurance arrangements as well as administrative fees and asset management fees.
8.   EXPENSES
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Insurance contract benefits	1,546	2,200	3,301
Change in insurance contract liabilities	2,766	3,140	4,596
Investment contract benefits	90	22	44
Insurance and investment contract benefits	4,402	5,362	7,941
Insurance and investment contract benefits ceded	(639)	(477)	(646)
Insurance and investment contract benefits, net of reinsurance ceded	3,763	4,885	7,295
Commission and other acquisition expenses incurred	1,072	1,249	1,525
Deferral and amortization of acquisition expenses	(773)	(833)	(693)
Commission and other acquisition expenses	299	416	832
Employee benefits expenses	360	439	624
Depreciation	19	70	78
Amortization	15	24	42
Marketing and advertising	56	83	55
Professional service fees	60	114	165
Information technology expenses	82	100	121
Operating lease rentals	34	7	6
Other general expenses(1)	114	173	121
General expenses	740	1,010	1,212
Investment management expenses	41	47	62
Amortization of value of business acquired	40	31	82
Others	23	77	13
Other expenses	104	155	157
Finance costs	31	109	209
Total	4,937	6,575	9,705

Note:
(1)
Includes travel and entertainment, bank charges, office related expenses and other general operating expenses.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
8.   EXPENSES (continued)
General expenses may be analyzed as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Operating expenses	639	836	978
Non-operating expenses	101	174	234
Total general expenses(1)	740	1,010	1,212

Note:
(1)
Includes (i) M&A, business set up and restructuring related costs, and (ii) implementation costs for new accounting standards and other mandatory regulatory changes and IPO related costs including incentive costs. Refer to Note 6 for further details.

Depreciation consists of:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Leasehold improvements, furniture and fixtures, computer equipment and others	19	25	26
Right-of-use assets
– Premises and car park	—	38	48
– Equipment and Others	—	7	4
Total	19	70	78
Finance costs may be analyzed as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Borrowings	29	94	168
Lease liabilities	—	6	6
Others	2	9	35
Total	31	109	209
Employee benefits consist of:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Wages and salaries	280	356	486
Share-based compensation	38	30	31
Pension costs	10	14	33
Other employee benefits expenses	32	39	74
Total	360	439	624
9.   INCOME TAX
(1)   Tax benefit/(expense) from continuing operations
Taxes on assessable profits have been calculated at the rates of tax prevailing in the countries (or jurisdictions) in which the Group operates.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
9.   INCOME TAX (continued)
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Current income tax	(26)	(6)	(60)
Deferred income tax on temporary differences	59	26	7
Total	33	20	(53)
The tax benefit/(expense) attributable to life insurance policyholder returns in Malaysia and Vietnam is included in the tax benefit/(expense) and is analyzed separately in the consolidated income statements in order to permit comparison of the underlying effective rate of tax attributable to shareholders from year to year. The tax expense attributable to policyholders’ returns included above is US$nil, US$1m and US$4m for the year ended December 31, 2018, 2019 and 2020, respectively.
The table below reflects the principal rates of corporate income tax as at the end of each year. The rates reflect enacted or substantively enacted corporate tax rates throughout the year in each jurisdiction.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Hong Kong	16.5%	16.5%	16.5%
Thailand	20%	20%	20%
Japan	28%	28%	28%
Others	12% – 30%	12% – 30%	12% – 30%
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Income tax reconciliation
Loss before tax from continuing operations	(231)	(336)	(219)
Tax benefit / (expense) calculated at domestic tax rates applicable to profits in the respective jurisdictions	66	80	41
Increase in tax benefit / reduction in tax expense from:
Income not subject to tax	10	16	17
Credit in respect of a previously unrecognized tax loss or temporary difference from a prior period	24	27	16
Amount over provided in prior years	6	—	—
	40	43	33
Decrease in tax benefit / increase in tax expense from:
Disallowed expenses	(37)	(60)	(62)
Unrecognized deferred tax assets	(35)	(38)	(56)
Amount under provided in prior years	—	(4)	(9)
Others	(1)	(1)	—
	(73)	(103)	(127)
Total income tax benefit/(expense)	33	20	(53)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
9.   INCOME TAX (continued)
(2)   Deferred tax
The movement in net deferred tax liabilities in the year may be analyzed as set out below:
US$m	Net deferred tax asset/(liability) at January 1	Acquisition of subsidiaries	Credited/ (charged) to income statements	Credited/(charged) to other comprehensive income			Net deferred tax asset/(liability) at December 31
				Fair value reserve(1)	Foreign exchange	Others
December 31, 2018
Revaluation of financial instruments	(266)	—	99	57	(1)	—	(111)
Deferred acquisition costs	(201)	—	(58)	—	(1)	—	(260)
Insurance and investment contract liabilities	194	—	50	—	3	—	247
Value of business acquired	(144)	—	7	—	(1)	—	(138)
Intangible assets	(6)	—	(7)	—	—	—	(13)
Losses available for offset against future taxable income	61	—	(32)	—	10	—	39
Others	101	—	—	—	(8)	—	93
Total	(261)	—	59	57	2	—	(143)
December 31, 2019
Revaluation of financial instruments	(111)	(297)	50	(204)	(16)	—	(578)
Deferred acquisition costs	(260)	—	(125)	—	(7)	—	(392)
Insurance and investment contract liabilities	247	180	(27)	—	14	—	414
Value of business acquired	(138)	(33)	8	—	(1)	—	(164)
Intangible assets	(13)	1	16	—	1	—	5
Losses available for offset against future taxable income	39	—	34	—	—	—	73
Others	93	1	70	—	(2)	(3)	159
Total	(143)	(148)	26	(204)	(11)	(3)	(483)
December 31, 2020
Revaluation of financial instruments	(578)	(1)	37	(89)	—	—	(631)
Deferred acquisition costs	(392)	—	22	—	(1)	—	(371)
Insurance and investment contract liabilities	414	(6)	(173)	—	(1)	—	234
Value of business acquired	(164)	(13)	12	—	1	—	(164)
Intangible assets	5	—	(3)	—	—	—	2
Losses available for offset against future taxable income	73	—	65	—	—	—	138
Others	159	1	47	—	7	5	219
Total	(483)	(19)	7	(89)	6	5	(573)

Note:
(1)
Of the fair value reserve deferred tax charge/(credit) of US$(63m), US$217m and US$114m for the year ended December 31,

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
9.   INCOME TAX (continued)
2018, 2019 and 2020, respectively, relates to fair value gains and losses on available for sale financial assets, and US$6m, US$(13m) and US$(25m) for the year ended December 31, 2018, 2019 and 2020, respectively, relates to fair value gains and losses on available for sale financial assets transferred to income on disposal and impairment.
Deferred tax assets are recognized to the extent that sufficient future taxable profits will be available for realization. The Group has not recognized tax losses of US$503m, US$500m and US$527m as at December 31, 2018, 2019 and 2020, as it is not considered probable that sufficient taxable profits will be available against which these tax losses can be further utilized in the foreseeable future.
The Group has unused income tax losses carried forward in Hong Kong, China, Japan, the Philippines, Singapore, Malaysia, Macau, Thailand and Vietnam. The tax losses in Hong Kong and Singapore can be carried forward indefinitely. The tax losses of remaining subsidiaries can be carried forward for three years (the Philippines and Macau), five years (China, Thailand and Vietnam) and seven years (Malaysia). The tax losses in Japan for fiscal years ending before April 1, 2018 can be carried forward for nine years and the tax losses incurred thereafter can be carried forward for ten years.
10.   LOSS PER SHARE
Basic loss per share
The calculation of loss per share is based on the loss attributable to ordinary shareholders of the Company and the weighted average number of ordinary shares in issue during the year.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Loss attributable to ordinary shareholders of the Company (US$m)
Continuing operations	(171)	(266)	(257)
Add: Adjustment for vested but not yet exercised share options issued by subsidiaries under share option award plan(1)	—	—	1
	(171)	(266)	(256)
Discontinued operations	2	(12)	14
	(169)	(278)	(242)
Weighted average number of ordinary shares in issues(2)	584,599,500	584,599,500	584,599,500
Basic loss per share attributable to ordinary shareholders of the Company (US$ per share)
Continuing operations	(0.29)	(0.46)	(0.44)
Discontinued operations	—	(0.02)	0.03
Total basic loss per share (US$ per share)	(0.29)	(0.48)	(0.41)

Note:
(1)
For the purpose of calculating basic loss per share, the vested but not yet exercised share options issued by FL and FGL of the Group, which are exercisable at nominal price, are considered as if they had been exercised on the respective vesting dates. Accordingly, the corresponding impact to the loss attributable to ordinary shareholders of the Company is adjusted.

(2)
In determining the weighted average number of ordinary shares in issue, the 18,486,640 ordinary shares issued by the Company

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
10.   LOSS PER SHARE (continued)
pursuant to the Reorganization and the Share Split and Share Surrender which took place on August 20, 2021, were treated as if they had been in issue since January 1, 2018. Refer to Note 1.2.2 for details.
Diluted loss per share
During the years ended December 31, 2018, 2019 and 2020, the Group has potentially dilutive instruments which are issued by FL and FGL, including convertible preference shares as described in Note 28.4 and share awards and share-option awards granted to eligible employees as described in Note 32. Diluted loss per share is calculated by adjusting the loss attributable to ordinary shareholders of the Company to assume conversion of all dilutive instruments issued by FL and FGL.
The potential dilutive instruments issued by FL and FGL were anti-dilutive during the years ended December 31, 2018, 2019 and 2020, and accordingly, the diluted losses per share for the respective years were same as the basic losses per share.
11.   INTANGIBLE ASSETS
US$m	Goodwill	Distribution rights	Computer software and others	Total
Cost
At January 1, 2018	970	676	54	1,700
Additions	—	27	40	67
Disposals	—	—	(2)	(2)
Foreign exchange movements	(1)	5	1	5
At December 31, 2018	969	708	93	1,770
Acquisition	497	—	19	516
Additions	—	1,239	54	1,293
Foreign exchange movements	20	96	(4)	112
At December 31, 2019	1,486	2,043	162	3,691
Acquisitions	171	—	6	177
Additions	—	504	64	568
Disposals	—	(672)	(10)	(682)
Assets held for sale	(1)	—	—	(1)
Foreign exchange movements	(4)	(48)	7	(45)
At December 31, 2020	1,652	1,827	229	3,708
Accumulated amortization and impairment
At January 1, 2018	(14)	(19)	(17)	(50)
Amortization charge for the year	—	(11)	(15)	(26)
Impairment	(23)	—	—	(23)
At December 31, 2018	(37)	(30)	(32)	(99)
Amortization charge for the year	—	(11)	(24)	(35)
Impairment	—	(63)	—	(63)
Foreign exchange movements	(1)	(4)	(2)	(7)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
11.   INTANGIBLE ASSETS (continued)
US$m	Goodwill	Distribution rights	Computer software and others	Total
At December 31, 2019	(38)	(108)	(58)	(204)
Amortization charge for the year	—	(29)	(42)	(71)
Disposals	—	91	4	95
Assets held for sale	1	—	—	1
Foreign exchange movements	—	5	(3)	2
At December 31, 2020	(37)	(41)	(99)	(177)
Net book value
At December 31, 2018	932	678	61	1,671
At December 31, 2019	1,448	1,935	104	3,487
At December 31, 2020	1,615	1,786	130	3,531
Goodwill
Goodwill arises in respect of the Group’s insurance business and is allocated to each segment as follows:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	902	903	915
Thailand	26	540	536
Japan	4	4	4
Emerging markets(1)	—	1	160

Note:
(1)
Includes goodwill of US$1m from the operation in Vietnam as at December 31, 2019; and US$150m and US$10m from the operations in Indonesia and Vietnam as at December 31, 2020, respectively.

Impairment tests for goodwill
Goodwill is tested for impairment by comparing the carrying amount of the CGU, including goodwill, to the recoverable amount of that CGU. If the recoverable amount of the CGU exceeds the carrying amount of the CGU, the goodwill allocated to that CGU shall be regarded as not impaired. The recoverable amount is the value in use of the CGU unless otherwise stated.
The value in use is calculated as an actuarially determined appraisal value, based on (i) the Embedded Value (“EV”) with respect to the in-force business together with (ii) the value of future new business.
EV captures the market value of the assets in excess of those backing the policy reserves and other liabilities as well as the value of all in-force policies as at the reporting date attributable to the shareholders of the Company.
The value of future new business is the aggregation of the present value of future expected profits on policies expected to be sold in the future (i.e. value of new business (“VNB”)). This is calculated based on a combination of indicators which include, among others, taking into account recent production mix, business strategy, market trends and risk associated with the future new business projects.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
11.   INTANGIBLE ASSETS (continued)
The key assumptions used in the embedded value calculations include risk discount rate, investment returns, mortality, morbidity, persistency, expenses and inflation. In the majority of instances these assumptions are aligned to those assumptions detailed in the Actuarial Consultant’s Report set forth in Appendix I. The present value of expected future new business is calculated based on a combination of indicators which include, among others, taking into account recent production mix, business strategy, market trends and risk associated with the future new business projections. The risk discount rates that are used in the value in use of in-force business and present value of expected future new business ranges from 9% to 16%, 9% to 10.8% and 6% to 14% as at December 31, 2018, 2019 and 2020, respectively. The Group projected new sales over the next 15 years to estimate the VNB, using growth rates in the current five-year approved financial budgets which reflect management’s best estimate of future profit based on historical experience and operating assumptions such as premium and expenses, and 3% thereafter. The Group may apply alternative method to estimate the value of future new business if the described method is not appropriate under the circumstances.
With regard to the assessment of value in use, management does not believe a reasonably possible change in any of the key assumptions would cause the carrying value of the CGU to exceed its recoverable amount.
During the year ended December 31, 2018, impairment loss of US$23m was recognized in “Other expenses” for the full amount of goodwill of Emerging Market — PT FWD Life Indonesia.
Distribution rights
Distribution rights represent exclusive bancassurance and distribution agreements in Thailand, Indonesia, Vietnam and the Philippines. During the years ended December 31, 2018, 2019 and 2020, the Group has entered new distribution agreements. Refer to Note 5 for further details.
The Group entered into a 15-year exclusive bancassurance contract with TMB Bank Public Company Limited (“TMB”) in Thailand in 2017. On April 1, 2020, the Group novated the exclusive distribution agreement with TMB Bank Public Company Limited to Prudential Life Assurance (Thailand) Public Company Limited with a transition period of nine months ended December 31, 2020 for a total consideration of approximately US$580m. Accordingly, the Group reduced the carrying amounts of the distribution rights by US$63m for the year ended December 31, 2019.
12.   INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Group
Investments in associates	55	48	64
Investments in a joint venture	245	248	243
Total	300	296	307
The Group’s interest in its key associate and joint venture are as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
12.   INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE (continued)
Entity	Place of incorporation	Principal activity	Type of investments	Type of shares held	Group’s interest %
					As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
CompareAsia Group Capital Limited	Cayman Islands	Operation of online platforms and provision of insurance brokerage and marketing services	Associate	Ordinary	—	25.50%	25.40%
One George Street LLP	Singapore	Investment in real estate properties in Singapore	Joint venture	Ordinary	50.00%	50.00%	50.00%
All associates and the joint venture are unlisted.
On August 31, 2020, the Group acquired 40% of the share capital of IPP Financial Advisers Pte. Ltd, a licensed financial advisor in Singapore (“IPPFA Acquisition”). The total consideration was US$18m, of which US$16m was paid on the transaction date and US$2m will be paid no later than thirty months after the agreement signing date. The Group accounts for this investment as an associate.
Summarized financial information of associates and joint venture
(a)   Financial information of One George Street LLP (“OGS”)
Summarized statements of financial position of OGS:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Assets	850	868	860
Liabilities	(441)	(453)	(457)
Equity	409	415	403
The Group’s share in equity – 50%	205	208	202
Goodwill	40	40	41
Group’s carrying amount of the investment in OGS LLP	245	248	243
Summarized income statements and other comprehensive income of OGS:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Revenue	37	38	37
Expenses	(3)	(19)	(35)
Profit for the year	34	19	2
Other comprehensive income/(loss) for the year	(8)	6	6
Total comprehensive income for the year	26	25	8
Group’s share of total comprehensive income for the year – 50%	13	13	4
Dividend received from OGS during the years ended December 31, 2018, 2019 and 2020 was US$7m, US$9m and US$10m, respectively.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
12.   INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE (continued)
(b)   Aggregated financial information of the associates
The following table analyses, in aggregate, the share of profit and other comprehensive income of the associates.
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net profit/(loss)	1	(2)	(2)
Other comprehensive income/(loss)	—	—	—
Total comprehensive income/(loss)	1	(2)	(2)
13.   PROPERTY, PLANT AND EQUIPMENT
US$m	Property, plant and equipment				Right-of-use assets		Total
	Leasehold improvements	Furniture and fixtures and others	Computer equipment	Property held for own use	Premises and car parks	Equipment and others
Cost
At January 1, 2018	34	14	40	10	—	—	98
Additions	12	2	17	—	—	—	31
Disposals	(1)	(7)	(1)	—	—	—	(9)
Foreign exchange movements	—	6	—	—	—	—	6
At December 31, 2018	45	15	56	10	—	—	126
Opening adjustment on adoption of IFRS 16	—	—	—	—	98	17	115
At January 1, 2019, as adjusted	45	15	56	10	98	17	241
Acquisition of subsidiaries	2	2	5	—	12	1	22
Additions	14	2	15	—	35	3	69
Disposals	(2)	(1)	(1)	—	(1)	—	(5)
Foreign exchange movements	(1)	—	2	1	3	—	5
At December 31, 2019	58	18	77	11	147	21	332
Acquisition of subsidiaries	3	1	—	—	8	—	12
Additions	11	—	2	—	58	8	79
Disposals	(3)	(6)	(2)	—	(19)	(4)	(34)
Disposal of subsidiaries	—	—	(1)	—	—	—	(1)
Foreign exchange movements	1	—	1	—	3	—	5
At December 31, 2020	70	13	77	11	197	25	393
Accumulated depreciation
At January 1, 2018	(17)	(5)	(25)	—	—	—	(47)
Disposals	1	—	1	—	—	—	2
Depreciation charge for the year	(7)	(3)	(9)	—	—	—	(19)
At December 31, 2018	(23)	(8)	(33)	—	—	—	(64)
Disposals	1	1	1	—	—	—	3
Depreciation charge for the year	(9)	(3)	(13)	—	(38)	(7)	(70)
Impairment	(5)	—	(1)	—	—	(9)	(15)
Foreign exchange movements	(1)	—	(1)	—	—	—	(2)
At December 31, 2019	(37)	(10)	(47)	—	(38)	(16)	(148)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
13.   PROPERTY, PLANT AND EQUIPMENT (continued)
US$m	Property, plant and equipment				Right-of-use assets		Total
	Leasehold improvements	Furniture and fixtures and others	Computer equipment	Property held for own use	Premises and car parks	Equipment and others
Accumulated depreciation
At December 31, 2019	(37)	(10)	(47)	—	(38)	(16)	(148)
Additions	(3)	—	—	—	—	—	(3)
Disposals	2	4	8	—	16	4	34
Disposal of subsidiaries	—	—	1	—	—	—	1
Depreciation charge for the year	(10)	(2)	(14)	—	(48)	(4)	(78)
Foreign exchange movements	(1)	—	(1)	—	(3)	—	(5)
At December 31, 2020	(49)	(8)	(53)	—	(73)	(16)	(199)
Net book value
At December 31, 2018	22	7	23	10	—	—	62
At December 31, 2019	21	8	30	11	109	5	184
At December 31, 2020	21	5	24	11	124	9	194
The Group obtains right to use various office premises, residential units, car parks, office equipment, IT-related and other assets for a period of time through lease arrangements. Lease arrangements are negotiated on an individual basis and contain a wide range of different terms and conditions including lease payments and lease terms ranging from 1 to 12 years. Right-of-use assets are carried at cost less accumulated depreciation.
During the year ended December 31, 2019, an impairment loss of US$15m was recognized in the Corporate and Others segment for a leased premise and related leasehold improvements and equipment, due to adverse market conditions. The impairment loss for the leased premise was determined by considering the estimated future cash flows for the remaining lease term, discounted at a rate of 4.49% on a pre-tax basis.
14.   INVESTMENT PROPERTY
US$m
Fair value
At January 1, 2018	—
Additions	305
Fair value gains/(losses)	1
At December 31, 2018	306
Additions	226
Fair value gains/(losses)	6
Foreign exchange movements	4
At December 31, 2019	542
Additions	44
Fair value gains/(losses)	(8)
Foreign exchange movements	31
At December 31, 2020	609
The Group acquired commercial investment properties, residential property, hotel building and parcels of land in Japan.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
14.   INVESTMENT PROPERTY (continued)
Investment properties are carried at fair value at the reporting date as determined by independent professional valuers. Details of valuation techniques and process are disclosed in Note 19.
The Group leases out its investment properties under operating lease contracts with terms varying from 1 to 10 years. Rental income generated from investment properties amounted to US$8m, US$20m and US$25m for the years ended December 31, 2018, 2019 and 2020, respectively. Direct operating expenses, including repair and maintenance, amounted to US$1m, US$2m and US$5m for the years ended December 31, 2018, 2019 and 2020, respectively.
The future minimum operating lease rental income under non-cancellable operating leases that the Group expects to receive in future periods are disclosed in Note 35.
15.   REINSURANCE ASSETS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Amounts recoverable from reinsurers	305	484	383
Ceded insurance and investment contract liabilities	2,030	2,396	2,849
Total(1)	2,335	2,880	3,232

Note:
(1)
Includes US$319m, US$539m and US$635m at December 31, 2018, 2019 and 2020, respectively, expected to be recovered within 12 months after the end of the reporting period.

16.   DEFERRED ACQUISITION COSTS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Carrying amount
Deferred acquisition costs on insurance contracts	2,078	2,961	3,738
Value of business acquired	669	805	853
Total	2,747	3,766	4,591
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Movements in the year
At beginning of year	2,010	2,747	3,766
Deferral and amortization of acquisition costs	694	749	662
Acquisition of subsidiaries	—	161	129
Disposal of business	—	—	(5)
Foreign exchange movements	4	57	82
Other movements	39	52	(43)
At end of year	2,747	3,766	4,591
Deferred acquisition costs are expected to be recoverable over the mean term of the Group’s insurance and investment contracts, and liability adequacy testing is performed at least annually to confirm their

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
16.   DEFERRED ACQUISITION COSTS (continued)
recoverability. Accordingly, the annual amortization charge, which varies with investment performance for certain products, approximates to the amount which is expected to be realized within 12 months of the end of the reporting period.
17.   FINANCIAL INVESTMENTS
The following tables analyze the Group’s financial investments by type and nature. The Group manages its financial investments in two distinct categories: Unit-linked Investments and Policyholder and Shareholder Investments.
The investment risk in respect of Unit-linked Investments is generally wholly borne by the customers, and does not directly affect the profit for the period before tax. Furthermore, unit-linked contract holders are responsible for allocation of their policy values amongst investment options offered by the Group. Although profit for the period before tax is not affected by Unit-linked Investments, the investment return from such financial investments is included in the Group’s profit for the period before tax, as the Group has elected the fair value option for all Unit-linked Investments with corresponding changes in insurance and investment contract liabilities for unit-linked contracts. Policyholder and Shareholder Investments include all financial investments other than Unit-linked Investments. The investment risk in respect of Policyholder and Shareholder Investments is partially or wholly borne by the Group.
Policyholder and Shareholder Investments are further categorized as Participating Funds, other participating business with discretionary expected sharing with policyholders and underlying distinct investment portfolios (“Other Participating Business with distinct Portfolios”) and Other Policyholder and Shareholder investments. Other Participating Business with distinct Portfolios refers to business where it is expected that the policyholder will receive, at the discretion of the insurer, additional benefits based on the performance of underlying segregated investment assets where this asset segregation is supported by an explicit statutory reserve and reporting in the relevant territory.
The reason for separately analyzing financial investments held by Participating Funds and Other Participating Business with distinct Portfolios is that Participating Funds are subject to local regulations that generally prescribe a minimum proportion of policyholder participation in declared dividends and for Other Participating Business with distinct Portfolios it is, as explained above, expected that the policyholder will receive, at the discretion of the insurer, additional benefits based on the performance of the underlying segregated investment assets where this asset segregation is supported by an explicit statutory reserve and reporting in the relevant territory. The Group has elected the fair value option for debt and equity securities of Participating Funds. The Group’s accounting policy is to record an insurance liability for the proportion of net assets of the Participating Funds that would be allocated to policyholders assuming all performance would be declared as a dividend based upon local regulations as at the date of the statements of financial position. As a result, the Group’s net profit before tax for the period is impacted by the proportion of investment return that would be allocated to shareholders as described above. For Other Participating Business with distinct Portfolios, the Group either have discretion as to the timing or amount of additional benefits to the policyholders. The Group has elected the fair value option for equity securities and the available for sale classification of the majority of debt securities. The investment risk from Other Participating Business with distinct Portfolios directly impacts the Group’s financial statements, but it is expected that a proportion of investment return may be allocated to policyholders through policyholder dividends.
Other Policyholder and Shareholder Investments are distinct from Unit-linked Investments, Participating Funds and Other Participating Business with distinct Portfolios as there is not any direct contractual or regulatory requirement governing the amount, if any, for allocation to policyholders or it is not expected that the policyholder will receive at the discretion of the insurer additional benefits based on the performance of the underlying segregated investment assets where this asset segregation is supported by an

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
explicit statutory reserve and reporting in the relevant territory. The Group has elected to apply the fair value option for equity securities in this category and the available for sale classification in respect of the majority of debt securities in this category. The investment risk from investments in this category directly impacts the Group’s financial statements. Although a proportion of investment return may be allocated to policyholders through policyholder dividends, the Group’s accounting policy for insurance and certain investment contract liabilities utilizes a net level premium methodology that includes best estimates as at the date of issue for non-guaranteed participation. To the extent investment return from these investments either is not allocated to participating contracts or varies from the best estimates, it will impact the Group’s profit before tax.
In the following tables, “FVTPL” indicates financial investments classified at fair value through profit or loss and “AFS” indicates financial investments classified as available-for-sale.
17.1   Debt securities
In compiling the tables below, external international issue ratings have been used in accordance with the Group’s credit risk assessment framework. Where external international issue ratings are not readily available, external local issue ratings are used by mapping to external international ratings based on an internal rating methodology. Where there is no external international or local issue rating, the external credit rating of the issuer is used and if not available, the debt security is classified as not-rated.
Standard and Poor’s and Fitch	Moody’s	Internal ratings reported as
AAA	Aaa	AAA
AA+ to AA-	Aa1 to Aa3	AA
A+ to A-	A1 to A3	A
BBB+ to BBB-	Baa1 to Baa3	BBB
BB+ to BB-	Ba1 to Ba3	BB
B+ to B-	B1 to B3	B
CCC and below	Caa1 and below	Not rated
Debt securities by type comprise the following:
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2018
Government bonds – issued in local currency
United States	—	781	—	173	954
Japan	—	—	—	3,290	3,290
Thailand	—	—	—	1,874	1,874
Other	—	3	—	64	67
Sub-total	—	784	—	5,401	6,185

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
Government bonds – issued in foreign currency
Belgium	—	—	—	57	57
Saudi Arabia	—	73	—	—	73
Mexico	—	—	—	60	60
Indonesia	—	14	—	64	78
Other	—	37	—	53	90
Sub-total	—	124	—	234	358
December 31, 2018
Government agency bonds(1)
AAA	—	15	—	260	275
AA	6	54	—	332	392
A	—	21	—	141	162
BBB	—	—	—	102	102
Below investment grade	—	—	—	30	30
Not rated	—	—	—	23	23
Sub-total	6	90	—	888	984
Corporate bonds
AAA	—	19	—	1	20
AA	23	245	—	130	398
A	28	3,022	—	897	3,947
BBB	3	2,633	—	1,092	3,728
Below investment grade	—	35	—	253	288
Not rated	—	41	—	19	60
Sub-total	54	5,995	—	2,392	8,441
Structured securities(2)
AAA	—	25	—	—	25
AA	—	—	—	499	499
Sub-total	—	25	—	499	524
Others
Redeemable investment funds	—	—	—	254	254
Certificate of deposits	—	—	—	21	21
Others	—	—	—	2	2
Sub-total	—	—	—	277	277
Total(3)	60	7,018	—	9,691	16,769

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2018, debt securities of US$768m and US$200m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2019
Government bonds – issued in local currency
United States	—	671	—	284	955
Japan	—	—	—	2,534	2,534
Thailand	—	—	—	11,155	11,155
Other	—	6	20	131	157
Sub-total	—	677	20	14,104	14,801
Government bonds – issued in foreign currency
Belgium	—	59	—	—	59
Saudi Arabia	—	82	—	—	82
Mexico	—	—	—	61	61
Indonesia	—	19	—	19	38
Other	2	37	—	44	83
Sub-total	2	197	—	124	323
Government agency bonds(1)
AAA	—	21	—	175	196
AA	5	70	—	343	418
A	—	14	—	141	155
BBB	—	4	—	134	138
Below investment grade	—	—	—	28	28
Not rated	—	—	—	26	26
Sub-total	5	109	—	847	961
Corporate bonds
AAA	—	23	—	1	24
AA	22	233	—	112	367
A	34	3,026	23	1,847	4,930
BBB	3	3,306	—	3,580	6,889
Below investment grade	—	12	—	1,410	1,422
Not rated	—	47	—	70	117
Sub-total	59	6,647	23	7,020	13,749
Structured securities(2)
AAA	—	70	—	2	72
AA	—	2	—	663	665
A	—	20	—	—	20
BBB	—	3	—	2	5
Below investment grade	—	5	—	3	8
Sub-total	—	100	—	670	770

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
Others
Redeemable investment funds	—	—	—	313	313
Certificate of deposits	—	—	—	24	24
Others	—	—	—	5	5
Sub-total	—	—	—	342	342
Total(3)	66	7,730	43	23,107	30,946

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2019, debt securities of US$3,745m and US$199m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2020
Government bonds – issued in local currency
United States	—	1,028	—	327	1,355
Japan	—	—	—	2,561	2,561
Thailand	—	—	—	12,903	12,903
Indonesia	—	—	—	133	133
Vietnam	—	7	—	38	45
Malaysia	—	—	23	71	94
Other	—	1	—	48	49
Sub-total	—	1,036	23	16,081	17,140
Government bonds – issued in foreign currency
Qatar	—	53	—	9	62
Belgium	—	62	—	—	62
Mexico	—	—	—	64	64
Saudi Arabia	—	177	—	—	177
Indonesia	—	25	—	57	82
China	—	58	—	—	58
Other	3	58	—	49	110
Sub-total	3	433	—	179	615

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
US$m	Policyholder and shareholder investments
	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
Government agency bonds(1)
AAA	—	12	—	10	22
AA	17	154	—	295	466
A	—	23	—	741	764
BBB	—	12	—	879	891
Below investment grade	—	—	—	28	28
Not rated	—	—	—	—	—
Sub-total	17	201	—	1,953	2,171
Corporate bonds
AAA	—	86	—	7	93
AA	7	409	—	153	569
A	39	4,083	27	2,399	6,548
BBB	2	4,041	—	3,309	7,352
Below investment grade	—	85	—	1,291	1,376
Not rated	1	223	—	91	315
Sub-total	49	8,927	27	7,250	16,253
Structured securities(2)
AAA	—	445	—	6	451
AA	—	95	—	659	754
A	—	71	—	16	87
BBB	—	39	—	20	59
Below investment grade	—	13	—	25	38
Not rated	—	—	—	2	2
Sub-total	—	663	—	728	1,391
Others
Redeemable investment funds	—	—	—	260	260
Certificate of deposits	6	97	—	30	133
Others	—	1	4	—	5
Sub-total	6	98	4	290	398
Total(3)	75	11,358	54	26,481	37,968

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
(3)
As at December 31, 2020, debt securities of US$4,065m and US$223m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

As at December 31, 2018, 2019 and 2020, AFS debt securities of US$nil, US$nil and US$429m, are subject to repurchase and forward agreements, whereby securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. The securities related to the repurchase and forward agreements are not derecognized from the consolidated statements of financial position, but are retained within the appropriate financial asset classification. During the term of the repurchase and forward agreements, the Group is restricted from selling or pledging the transferred debt securities. Refer to Note 27 for additional information on the associated liabilities.
Debt securities classified at fair value through profit or loss are all designated at fair value through profit or loss.
17.2   Equity securities
Equity securities measured at fair value through profit and loss comprise the following:
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2018
Equity shares	104	295	399	—	399
Interests in investment funds	875	142	1,017	1,218	2,235
Total	979	437	1,416	1,218	2,634
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2019
Equity shares	524	568	1,092	—	1,092
Interests in investment funds	1,166	250	1,416	1,603	3,019
Total	1,690	818	2,508	1,603	4,111
US$m	Policyholder and shareholder		Sub-total	Unit-linked	Total
	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder
December 31, 2020
Equity shares	811	563	1,374	—	1,374
Interests in investment funds	1,592	404	1,996	2,370	4,366
Total	2,403	967	3,370	2,370	5,740

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
17.   FINANCIAL INVESTMENTS (continued)
17.3   Debt and equity securities
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Debt securities
Listed	11,036	12,758	17,182
Unlisted	5,733	18,188	20,786
Total	16,769	30,946	37,968
Equity securities
Policyholder and shareholder
Listed	676	1,988	1,474
Unlisted	740	520	1,896
Unit-linked
Listed	44	68	382
Unlisted	1,174	1,535	1,988
Total	2,634	4,111	5,740
17.4   Loans and deposits
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Policy loans	368	797	856
Secured loans	6	6	11
Accreting deposits and promissory notes	341	813	717
Term deposits	65	83	171
Other financial receivables	4	7	1
Provision for impairment	(2)	(5)	(2)
At end of year	782	1,701	1,754
Policy loans are stated at amortized cost, interest-bearing at market interest rates and repayable at the discretion of the policyholders as long as the interest plus the principal of the loans do not exceed the cash value. As at December 31, 2018, 2019 and 2020, the policy loans bear interest rates ranging from 2.25% to 10% per annum.
Accreting deposits and promissory notes are stated at amortized cost. As at December 31, 2018, 2019 and 2020, the accreting deposits and promissory notes bear interest rates ranging from 3.5% to 5.0% per annum, 1.9% to 5.7% per annum and 1.9% to 5.7% per annum, respectively, and are repayable upon maturity.
Certain term deposits of US$11m, US$11m and US$12m as at December 31, 2018, 2019 and 2020, respectively, are restricted due to local regulatory requirements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS
The followings summarized the Group’s derivative exposure:
US$m	Notional amount	Fair value
		Assets	Liabilities
December 31, 2018
Foreign exchange contracts
Forwards	4,667	27	(17)
Cross-currency swaps	23	2	—
Total foreign exchange contracts	4,690	29	(17)
Others
Warrants and options	28	—	—
Bond forward contracts	133	1	(4)
Total	4,851	30	(21)
December 31, 2019
Foreign exchange contracts
Forwards	7,092	5	(97)
Cross-currency swaps	722	68	(40)
Total foreign exchange contracts	7,814	73	(137)
Interest rate swaps	1,027	1	(30)
Others
Bond forward contracts	768	119	—
Total	9,609	193	(167)
December 31, 2020
Foreign exchange contracts
Forwards	8,798	55	(82)
Cross-currency swaps	1,002	33	(48)
Total foreign exchange contracts	9,800	88	(130)
Interest rate swaps	2,376	2	(12)
Others
Warrants and options	8	8	—
Bond forward contracts	1,340	82	(37)
Credit default swaps	1,500	—	(35)
Total	15,024	180	(214)
The Group’s derivatives are over-the-counter (OTC) derivatives. OTC derivative contracts are individually negotiated between contracting parties and not cleared through an exchange. OTC derivatives include forwards, swaps and options. Derivatives are subject to various risks including market, liquidity and credit risks, similar to those related to the underlying financial instruments.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS (continued)
Derivatives assets and derivative liabilities are recognized in the consolidated statements of financial position as financial assets at fair value through profit or loss and derivative financial liabilities, respectively. The Group’s derivative contracts are established to economic hedge financial exposures. The Group adopts hedge accounting in limited circumstances. The notional or contractual amounts associated with derivative financial instruments are not recorded as assets or liabilities in the consolidated statements of financial position as they do not represent the fair value of these transactions. The notional amounts in the previous table reflect the aggregate of individual derivative positions on a gross basis and so give an indication of the overall scale of derivative transactions.
Foreign exchange contracts
Foreign exchange forward and futures contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed price and settlement date. Currency options are agreements that give the buyer the right to exchange the currency of one country for the currency of another country at agreed prices and settlement dates. Currency swaps are contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to gains and losses on the foreign exchange contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, implied volatility of the underlying indices and the timing of payments.
Interest rate swaps
Interest rate contracts are contractual agreements between two parties to exchange periodic payments in the same currency, each of which is computed on a different interest rate basis, on a specified notional amount. Most interest rate contracts involve the net exchange of payments calculated as the difference between the fixed and floating rate interest payments.
Other derivatives
Forward contracts are contractual obligations to buy or sell a financial instrument on a predetermined future date at a specified price. Credit default swaps represent agreements under which the Group has purchased default protection on certain underlying corporate bonds held in its portfolio. These credit default swaps allow the Group to sell the protected bonds at par value to the counterparty if a default event occurs in exchange for periodic payments made by the Group for the life of the agreement.
Collateral under derivative transactions
As at December 31, 2018, the Group held cash collateral of US$29m for assets and posted cash collateral of US$3m and debt securities with a carrying value of US$1m for liabilities. As at December 31, 2019, the Group held cash collateral of US$168m for assets and pledged debt securities with a carrying value of US$649m for liabilities. As at December 31, 2020, the Group held cash collateral of US$112m and debt securities collateral with a carrying value of US$244m for assets and posted cash collateral of US$14m and debt securities with a carrying value of US$44m for liabilities. The Group did not sell or repledge the collateral received. These transactions are conducted under terms that are usual and customary to collateralized transactions. Further information relating to cash collateral is included in Note 20 and Note 27.
Derivatives designated as hedging instruments
The Group did not designate interest rate swaps in hedge relationships as at December 31, 2018 and 2019. During the year ended December 31, 2020, the Group designated interest rate swaps as cash flow

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
18.   DERIVATIVE FINANCIAL INSTRUMENTS (continued)
hedges of variable rate interest payments arising from bank borrowings. The terms of the interest rate swaps have been negotiated to match the terms of the variable rate interest payments. As a result, these hedging relationships are considered highly effective at inception and December 31, 2020. The changes in counterparty credit risk had no material effect on the hedge effectiveness assessment. As at December 31, 2020, the fair value of the interest rate swaps designated as hedging instruments was US$4m.
The Group has designated certain foreign exchange derivative liabilities with fair values of US$nil, US$31m and US$30m as at December 31, 2018, 2019 and 2020, respectively, in cash flow hedges of foreign exchange risk. The Group has also designated certain bond forward derivative assets with fair values of US$1m, US$12m and US$14m, and certain bond forward derivative liabilities with fair values of US$5m, US$nil and US$37m, as at December 31, 2018, 2019 and 2020, respectively, in cash flow hedges of bond price risk. These hedging relationships were considered highly effective as at December 31, 2018, 2019 and 2020.
19.   FAIR VALUE MEASUREMENT
Fair value hierarchy
The fair value is the amount that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Assets and liabilities recorded at fair value in the consolidated statements of financial position are measured and classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure their fair values (“Fair Value Hierarchy”) as discussed below:
•
Level 1:   Fair value measurements that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access as of the measurement date. Market price data is generally obtained from exchange or dealer markets. The Group does not adjust the quoted price for such instruments. Assets measured at fair value on a recurring basis and classified as Level 1 are actively traded equities and debt securities.

•
Level 2:   Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices). Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs other than quoted prices that are observable for the asset and liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include debt securities, equity securities, and derivative contracts.

•
Level 3:   Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Unobservable inputs are only used to measure fair value to the extent that relevant observable inputs are not available, allowing for circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 mainly include investment properties and private equity fund investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgement. In making the assessment, the Group considers factors specific to the asset or liability.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
19.1   Fair value measurements on a recurring basis
The Group measures investment properties, financial instruments classified at fair value through profit or loss, available for sale securities portfolios, derivative assets and liabilities, and investment contract liabilities at fair value on a recurring basis. The following methods and assumptions were used by the Group to estimate the fair value.
Debt securities and equity securities
Fair values for fixed interest securities are based on quoted market prices, where available. For those securities not actively traded, fair values are estimated using values obtained from brokers, private pricing services or by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment. Priority is given to values from independent sources when available, but overall the source of pricing and/or valuation technique is chosen with the objective of arriving at the price at which an orderly transaction would take place between market participants on the measurement date. The inputs to determining fair value that are relevant to fixed interest securities include, but not limited to risk-free interest rates, the obligor’s credit spreads, foreign exchange rates and credit default rates.
The fair values of listed equity securities are based on quoted market prices. The transaction price is used as the best estimate of fair value at inception. The fair values of unlisted private equity funds are based on the reported net assets value (“NAV”) in their audited financial statements, considering various factors including the accounting policies adopted by the investees, the restrictions and barriers preventing the Group from disposing the investments, the Group’s ownership percentage over the investee and other relevant factors.
Derivative financial instruments
The Group values its derivative financial assets and liabilities using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value a derivative depends on the contract terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. The Group generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgement. Examples of inputs that are generally observable include foreign exchange spot and forward rates, benchmark interest rate curves and volatilities for commonly traded option products. Examples of inputs that may be unobservable include volatilities for less commonly traded option products and correlations between market factors.
Investment property
The Group engaged external, independent and qualified valuers to determine the fair value of the investment properties at least on an annual basis. Investment properties are valued on the basis of the highest and best use of the properties that is physically possible, legally permissible and financially feasible. The current use of the investment property is considered to be its highest and best use; records of recent sales and offerings of similar property are analyzed and comparison made for such factors as size, location, quality and prospective use.
The fair values of the Group’s investment properties are determined based on the discounted cash flow approach which may be used by reference to net rental income allowing for reversionary income potential to

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
estimate the fair value. Other inputs that are taken into consideration include value of comparable property and adjustments for factors such as size, location, quality and prospective use. The fair value measurement of the Group’s investment properties is classified as Level 3.
Investment contract liabilities
For investment contract liabilities without DPF, the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. For investment contracts where the investment risk is borne by the policyholder, the fair value generally approximates to the fair value of the underlying assets.
Investment contracts with DPF enable the contract holder to receive additional benefits as a supplement to guaranteed benefits. These are referred to as participating business and are measured according to the Group practice for insurance contract liabilities. These are not measured at fair value as there is currently not an agreed definition of fair value for investment and insurance contracts with DPF under IFRS. In the absence of any agreed methodology, it is not possible to provide a range of estimates within which fair value is likely to fall.
A summary of assets and liabilities carried at fair value on a recurring basis according to fair value hierarchy is given below:
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
December 31, 2018
Recurring fair value measurements
Non-financial assets
Investment property	—	—	306	306
Financial assets
Available for sale
Debt securities	1,216	15,486	7	16,709
Government bonds	1,022	5,521	—	6,543
Government agency bonds	—	978	—	978
Corporate bonds	42	8,340	5	8,387
Structured securities	—	524	—	524
Others	152	123	2	277
At fair value through profit or loss
Debt securities	—	60	—	60
Government agency bonds	—	6	—	6
Corporate bonds	—	54	—	54
Equity securities	720	971	943	2,634
Derivative financial instruments	—	30	—	30
Financial assets measured at fair value and held by discontinued operations	—	346	—	346
Total assets on a recurring fair value measurement basis	1,936	16,893	1,256	20,085
% of Total	10%	84%	6%	100%

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
Financial liabilities
Investment contract liabilities without DPF	—	—	182	182
Derivative financial instruments	—	21	—	21
Financial liabilities measured at fair value and held by discontinued operations	—	346	—	346
Total liabilities on a recurring fair value measurement basis	—	367	182	549
% of Total	—%	67%	33%	100%
December 31, 2019
Recurring fair value measurements
Non-financial assets
Investment property	—	—	542	542
Financial assets
Loans and deposits	—	—	—	—
Available for sale
Debt securities	1,297	29,523	17	30,837
Government bonds	1,006	14,096	—	15,102
Government agency bonds	—	956	—	956
Corporate bonds	90	13,563	14	13,667
Structured securities	—	770	—	770
Others	201	138	3	342
Equity securities	—	—	—	—
At fair value through profit or loss
Debt securities	—	109	—	109
Government bonds	—	22	—	22
Government agency bonds	—	5	—	5
Corporate bonds	—	82	—	82
Equity securities	2,056	733	1,322	4,111
Derivative financial instruments	—	193	—	193
Financial assets measured at fair value and held by discontinued operations	—	359	—	359
Total assets on a recurring fair value measurement basis	3,353	30,917	1,881	36,151
% of Total	9%	86%	5%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	184	184
Derivative financial instruments	—	167	—	167
Financial liabilities measured at fair value and held by discontinued operations	—	359	—	359
Total liabilities on a recurring fair value measurement basis	—	526	184	710
% of Total	—%	74%	26%	100%

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Fair value hierarchy			Total
	Level 1	Level 2	Level 3
December 31, 2020
Recurring fair value measurements
Non-financial assets
Investment property	—	—	609	609
Financial assets
Available for sale
Debt securities	1,921	35,879	39	37,839
Government bonds	1,449	16,280	—	17,729
Government agency bonds	—	2,154	—	2,154
Corporate bonds	329	15,810	38	16,177
Structured securities	—	1,390	1	1,391
Others	143	245	—	388
At fair value through profit or loss
Debt securities	—	125	4	129
Government bonds	—	26	—	26
Government agency bonds	—	17	—	17
Corporate bonds	—	76	—	76
Others	—	6	4	10
Equity securities	1,856	2,078	1,806	5,740
Derivative financial instruments	7	173	—	180
Financial assets measured at fair value and held by discontinued operations	—	400	—	400
Total assets on a recurring fair value measurement basis	3,784	38,655	2,458	44,897
% of Total	8%	86%	6%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	179	179
Derivative financial instruments	—	214	—	214
Financial liabilities measured at fair value and held by discontinued operations	—	378	—	378
Total liabilities on a recurring fair value measurement basis	—	592	179	771
% of Total	—%	77%	23%	100%
The Group’s policy is to recognize transfers of assets and liabilities between Level 1 and Level 2 at their fair values as at the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. During the years ended December 31, 2018, 2019 and 2020, there were no movements of financial assets between Level 1 and Level 2.
The Group’s Level 2 financial instruments include debt securities, equity securities, and derivative instruments. The fair values of Level 2 financial instruments are estimated using values obtained from private pricing services and brokers corroborated with internal review as necessary. When the quotes from third-party pricing services and brokers are not available, internal valuation techniques and inputs will be used to derive the fair value for the financial instruments.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
The tables below set out a summary of changes in the Group’s Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2018, 2019 and 2020. The tables reflect gains and losses, including gains and losses on assets and liabilities categorized as Level 3 as at December 31, 2018, 2019 and 2020.
Level 3 assets and liabilities
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2018	—	3	449	(201)
Net movement on investment contract liabilities	—	—	—	19
Total gains/(losses)
Reported under investment return in the consolidated income statements	1	—	71	—
Purchases	305	4	426	—
Transfers out of Level 3	—	—	(3)	—
As at December 31, 2018	306	7	943	(182)
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	1	—	71	—
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2019	306	7	943	(182)
Net movement on investment contract liabilities	—	—	—	(2)
Total gains/(losses)
Reported under investment return in the consolidated income statements	6	—	62	—
Reported under fair value reserve and foreign currency translation reserve in the consolidated statements of comprehensive income	4	—	—	—
Purchases	226	10	329	—
Sales	—	—	(10)	—
Transfers out of Level 3	—	—	(2)	—
As at December 31, 2019	542	17	1,322	(184)
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	6	—	62	—

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
US$m	Investment property	Debt securities	Equity securities	Investment contract liabilities without DPF
As at January 1, 2020	542	17	1,322	(184)
Net movement on investment contract liabilities	—	—	—	5
Total gains/(losses)
Reported under investment return in the consolidated income statements	(8)	—	190	—
Reported under fair value reserve and foreign currency translation reserve in the consolidated statements of comprehensive income	31	2	—	—
Purchases	44	24	310	—
Settlements	—	—	(8)	—
Transfer out of level 3	—	—	(8)	—
As at December 31, 2020	609	43	1,806	(179)
Change in unrealized gains/(losses) included in the consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	(8)	—	190	—
Movements in investment contract liabilities at fair value are offset by movements in the underlying portfolio of matching assets. Details of the movement in investment contract liabilities are provided in Note 23.
Assets transferred out of Level 3 mainly relate to equity securities of which market-observable inputs became available during the period and were used in determining the fair value.
Level 3 equity securities
As at December 31, 2018, 2019 and 2020, equity securities classified as level 3 mainly include unlisted investment funds. The Group determines the fair values of these investment funds based on the reported NAV in their audited financial statements and may make adjustments where appropriate. The Group considers that the change in the input to the valuation technique would not have a significant impact on the consolidated financial statements. No quantitative analysis has been presented.
Level 3 investment property
Under the discounted cash flow approach, both income and expenses over a certain number of years from the date of valuation are itemized and projected annually taking into account the current rental revenue and the expected growth of income and expenses of each of the properties. The net cash flow over the period is discounted at an appropriate rate of return. There were no changes to the valuation techniques during the years ended 2018, 2019 and 2020.
The discount rates are estimated based on the risk profile of the properties being valued. The higher the rates, the lower the fair value. Prevailing market rents are estimated based on recent lettings, within the subject properties and other comparable properties. The lower the rents, the lower the fair value. Occupancy rate is the aggregated leased area as a percentage of total leasable area. The higher the rate, the higher the fair value.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
Significant unobservable inputs used in the discounted cash flow approach are disclosed as below.
	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Monthly market rental income (US$ per sq.m.)	59 – 402	60 – 566	63 – 595
Discount rate per annum	3.45% – 5.40%	2.70% – 5.40%	2.70% – 5.40%
Occupancy rate	97%	97% – 100%	97% – 100%
Level 3 investment contract liabilities
For investment contract liabilities, the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The discount rates used are 5.28%, 5.03% and 4.68% for the years ended December 31, 2018, 2019 and 2020, respectively. The higher the interest rates, the lower the fair value.
19.2   Fair value measurements for disclosure purpose
Fair values of financial assets and liabilities for disclosure purpose are determined using the same Fair Value Hierarchy.
Loans and deposits
For loans and deposits that are repriced frequently and have not had any significant changes in credit risk, carrying amounts represent a reasonable estimate of fair values. The fair values of other loans are estimated by discounting expected future cash flows using interest rate offered for similar loans to borrowers with similar credit ratings. The fair values of fixed rate policy loans are estimated by discounting cash flows at the interest rates charged on policy loans of similar policies currently being issued.
Loans with similar characteristics are aggregated for purposes of the calculations. The carrying value of loans and receivables approximate to their fair values, except for accreting deposits.
Cash and cash equivalents
The carrying amount of cash approximates its fair value.
Reinsurance receivables
The carrying amount of amounts receivable from reinsurers is not considered materially different to their fair value.
Other assets
The carrying amount of other financial assets is not materially different to their fair value.
Borrowings
The fair values of borrowings with stated maturities have been estimated based on discounting future cash flows using the interest rates currently applicable to deposits of similar maturities or prices obtained from brokers.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
19.   FAIR VALUE MEASUREMENT (continued)
Other liabilities
The fair values of other unquoted financial liabilities is estimated by discounting expected future cash flows using current market rates applicable to their yield, credit quality and maturity, except for those without stated maturity, where the carrying value approximates to fair value.
A summary of fair value hierarchy of assets and liabilities not carried at fair value but for which the fair value is disclosed as at December 31, 2018, 2019 and 2020 is given below.
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2018
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	342	—	342
Total assets for which the fair value is disclosed	—	342	—	342
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term/ subordinated/ guaranteed notes	333	—	—	333
Total liabilities for which the fair value is disclosed	333	—	—	333
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	850	—	850
Total assets for which the fair value is disclosed	—	850	—	850
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term / subordinated notes / guaranteed notes	1,776	—	—	1,776
Total liabilities for which the fair value is disclosed	1,776	—	—	1,776
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2020
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	681	—	681
Total assets for which the fair value is disclosed	—	681	—	681
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term / subordinated notes	1,290	—	—	1,290
Total liabilities for which the fair value is disclosed	1,290	—	—	1,290

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
20.   OTHER ASSETS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Insurance receivables due from insurance and investment contract holders	237	347	524
Accounts receivable(1)	26	42	355
Accrued investment income	165	238	234
Restricted cash	40	177	50
Deposits	25	28	30
Prepayments	61	55	80
Others	36	22	12
Total	590	909	1,285

Note:
(1)
Accounts receivable as at December 31, 2020 includes US$276m relating to the novation of the TMB distribution agreement which will be settled in the first quarter of 2021. Refer to Notes 11 and 37 for further details.

Accounts receivable as at December 31, 2018, 2019 and 2020 also includes US$3m, US$nil and US$9m, respectively, relating to the cash collateral posted for derivative liabilities.
As at December 31, 2018, 2019 and 2020, bank deposits of US$40m, US$119m and US$48m were mainly from restrictions for use in accordance with the covenant requirements of bank borrowings. Refer to Note 26 for details of the bank borrowings. As at December 31, 2019, cash of US$58m was placed in an escrow account for the VCLI Acquisition. Refer to Note 5 for further details. As at December 31, 2020, US$2m was restricted for the IPPFA acquisition. Refer to Note 12 for further details.
All amounts other than certain prepayments are generally expected to be recovered within 12 months after the end of the reporting period. An aging analysis of insurance receivable has not been provided as all amounts are expected to be recovered within less than one year.
21.   CASH AND CASH EQUIVALENTS
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Cash	1,234	1,743	2,555
Cash equivalents	259	168	175
Total	1,493	1,911	2,730
Cash comprises cash at bank and cash in hand. Cash equivalents comprise bank deposits with maturities at acquisition of three months or less.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES
The movements of insurance contract liabilities are shown as follows:
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	19,809	22,731	37,342
Valuation premiums and deposits	4,157	4,822	7,583
Life insurance contracts(1)
New business	1,595	1,494	2,534
In-force business	2,558	3,323	5,046
General insurance contracts(2)
New business	34	43	47
In-force business	(30)	(38)	(44)
Expected investment return	328	482	831
Liabilities released for policy termination, or other policy benefits paid and related expenses	(1,957)	(2,552)	(4,053)
Life insurance contracts
New business	(112)	(101)	(300)
In-force business	(1,852)	(2,460)	(3,745)
General insurance contracts
New business	4	6	(4)
In-force business	3	3	(4)
Interest accrued and change in unit price	205	432	478
Impact of changes in assumptions	3	(16)	(7)
Acquisition of subsidiaries	—	10,569	2,621
Foreign exchange movements	186	779	517
Disposal of business	—	—	(80)
Other movement	—	95	(51)
At end of year	22,731	37,342	45,181

Note:
(1)
Represents the portion of premiums received from life insurance contracts that are set aside to pay future insurance benefits.

(2)
Represents the change in unearned premiums for general insurance contracts.

Insurance contract liabilities comprise of following:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Deferred profit	548	877	1,589
Unearned revenue	414	485	568
Policyholders’ share of participating surplus	142	257	451

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Liabilities for future policyholder benefits	21,627	35,723	42,573
Total	22,731	37,342	45,181

The following table summarizes the key variables on which insurance and investment contract cash flows depend.
Type of contract	Material terms and conditions	Nature of benefits and compensation for claims	Factors affecting contract cash flows	Key reportable segments
Traditional participating life assurance with DPF	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends, the timing or amount of which is at the discretion of the insurer taking into account factors such as investment experience.	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations.	• Investment performance • Expenses • Mortality • Lapses • Morbidity • Dividend / bonus rates	All
Takaful	Products combine savings with protection, with an arrangement based on mutual assistance under which takaful participants agree to contribute to a common fund (Family risk fund) providing for mutual financial benefits payable on the occurrence of pre-agreed events.	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations.	• Investment performance • Expenses • Mortality • Lapses • Morbidity • Partial withdrawals • Premium holidays	Emerging markets (Malaysia and Indonesia)
Traditional non-participating life	Benefits paid on death, maturity, sickness or disability that are fixed and guaranteed and not at the discretion of	Benefits, defined in the insurance contract, are determined by the contract and are not affected by	• Mortality • Morbidity • Lapses • Expenses	All

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
Type of contract	Material terms and conditions	Nature of benefits and compensation for claims	Factors affecting contract cash flows	Key reportable segments
	the insurer.	investment performance or the performance of the contract as a whole.
Accident and health non-participating	These products provide morbidity or sickness benefits and include health, disability, critical illness and accident cover.	Benefits, defined in the insurance contract, are determined by the contract and are not affected by investment performance or the performance of the contract as a whole.	• Mortality • Morbidity • Lapses • Expenses	All
Universal Life	Universal Life contracts combine savings with protection. Account balances are credited with interest at a rate set by the insurer.	Benefits are based on the account balance and death and living benefits.	• Investment performance • Crediting rates • Lapses • Partial withdrawals • Premium holidays • Expenses • Mortality • Morbidity	Hong Kong, Emerging Markets (Vietnam only)
Unit-linked	Investment-linked contracts combine savings with protection, the cash value of the policy depending on the value of unitized funds.	Benefits are based on the value of the unitized funds and death and living benefits.	• Investment performance • Lapses • Partial withdrawals • Premium holidays • Expenses • Mortality • Morbidity	Hong Kong, Thailand, Emerging markets (Malaysia, Indonesia and Philippines only)
Methodology and assumptions
The most significant items to which profit or loss for the period and shareholders’ equity are sensitive are market, insurance and lapse risks which are shown in the table below. Indirect exposure indicates that there is a second order impact. For example, whilst the profit or loss for the period attributable to shareholders is not directly affected by investment income earned where the investment risk is borne by policyholders (for example, in respect of unit-linked contracts), there is a second order effect through the investment management fees which the Group earns by managing such investments. The distinction between direct and indirect exposure is not intended to indicate the relative sensitivity to each of these items. Where the direct

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
exposure is shown as being “net neutral”, this is because the exposure to market and credit risk is offset by a corresponding movement in insurance contract liabilities.
Market and credit risk
Direct exposure
Type of contract	Insurance contract liabilities	Risks associated with related investment portfolio	Indirect exposure	Significant insurance and lapse risks
Traditional participating life assurance with DPF	• Net neutral except for the insurer’s share of participating investment performance • Guarantees	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance	• Persistency • Mortality • Morbidity
Takaful	• Net neutral except for the insurer’s share of participating investment performance • Guarantees	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance	• Persistency • Mortality • Morbidity • Partial withdrawals • Premium holidays
Traditional non-participating life assurance	• Investment performance • Asset-liability mismatch risk	• Asset-liability mismatch risk • Credit Risk • Investment performance	• Not applicable	• Mortality • Morbidity • Persistency
Accident and health non-participating	• Loss ratio • Asset-liability mismatch risk	• Investment performance • Credit risk • Asset-liability mismatch risk	• Not applicable	• Morbidity • Persistency
Universal Life	• Guarantees • Asset-liability mismatch risk	• Investment performance • Credit risk • Asset-liability mismatch risk	• Spread between earned rate and crediting rate to policyholders	• Mortality • Persistency • Partial withdrawals • Premium holidays
Unit-Linked	• Net neutral	• Net neutral	• Performance-related investment management fees	• Mortality • Persistency • Partial withdrawals • Premium holidays
The Group is also exposed to foreign currency risk in respect of its operations, and to interest rate risk, credit risk and equity price risk on assets representing net shareholders’ equity, and to expense risk to the

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
22.   INSURANCE CONTRACT LIABILITIES (continued)
extent that actual expenses exceed those that can be charged to insurance contract holders on non-participating business. Expense assumptions applied in the Group’s actuarial valuation models assume a continuing level of business volumes.
Valuation interest rates
As at December 31, 2018, 2019 and 2020, the range of applicable valuation interest rates for traditional insurance contracts, which vary by operating segment, year of issuance and products, within the first 20 years are as follows:
	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Hong Kong	3.15% – 7.07%	2.53% – 7.07%	0.40% – 7.07%
Thailand	3.25% – 4.79%	1.75% – 4.79%	1.75% – 4.79%
Japan	0.60% – 1.15%	0.14% – 1.27%	-1.47% – 1.40%
Singapore	1.88% – 2.40%	1.73% – 2.65%	2.15% – 2.65%
Malaysia	n/a	3.02% – 3.83%	1.76% – 3.53%
Indonesia	5.50% – 6.50%	5.50% – 6.50%	5.41% – 7.62%
Philippines	2.70% – 4.05%	2.70% – 4.05%	2.70% – 4.05%
Vietnam	3.40% – 6.50%	3.45% – 6.50%	2.70% – 6.50%
23.   INVESTMENT CONTRACT LIABILITIES
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	360	316	314
Premium received	5	5	4
Surrenders and withdrawals	(47)	(22)	(35)
Interest accrual and change in unit price	(1)	14	16
Others	(1)	1	1
At end of year	316	314	300
24.   EFFECT OF CHANGES IN ASSUMPTIONS AND ESTIMATES
The table below sets out the sensitivities of the assumptions in respect of insurance and investment contracts to key variables. This disclosure only allows for the impact on liabilities and related assets, such as reinsurance, and deferred acquisition costs and does not allow for offsetting movements in the fair value of financial assets backing those liabilities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
24.   EFFECT OF CHANGES IN ASSUMPTIONS AND ESTIMATES (continued)
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
(Increase)/decrease in insurance contract liabilities, increase/ (decrease) in equity and profit before tax
0.5% increase in investment return	3	4	8
0.5% decrease in investment return	(3)	(4)	(7)
10% increase in expenses	(49)	(66)	(96)
10% increase in mortality	(12)	(14)	(20)
10% increase in morbidity	(14)	(20)	(31)
10% increase in lapse/discontinuance rates	(81)	(111)	(141)
Future policy benefits for traditional life insurance policies (including investment contracts with DPF) are calculated using a net premium valuation method with reference to best estimate assumptions set at policy inception date unless a deficiency arises on liability adequacy testing. There is no impact of the above assumptions sensitivities on the carrying amount of traditional life insurance liabilities as the sensitivities presented would have not triggered a liability adequacy adjustment. During the years presented there were was no effect of changes in assumptions and estimates on the Group’s traditional life products.
For interest sensitive insurance contracts, such as universal life products and unit-linked contracts, assumptions are made at each reporting date including mortality, persistency, expenses, future investment earnings and future crediting rates.
The impact of changes in assumptions on the valuation of insurance and investment contracts was US$2m, US$9m and US$5m increase in profit for the years ended December 31, 2018, 2019 and 2020, respectively.
25.   DEFERRED CEDING COMMISSION
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
At beginning of year	313	538	724
Commission income deferred during the year	296	277	375
Amortization during the year	(73)	(95)	(141)
Foreign exchange difference	2	4	32
At end of year	538	724	990
The annual amortization charge, which varies for certain products, approximates to the amount which is expected to be realized within 12 months of the end of the reporting period.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
26.   BORROWINGS
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Bank borrowings		271	2,223	2,234
Medium term notes		322	323	323
Subordinated notes		—	902	900
Subtotal		593	3,448	3,457
Guaranteed notes of the Financing Entities(1)	1.2	—	498	—
Total		593	3,946	3,457

Note:
(1)
On December 23, 2020, the Company transferred its shareholding in the Financing entities to PCGI Holdings Limited by way of capitalization as part of the Reorganization. Refer to Note 1.2 for further details.

Interest expense on borrowings is shown in Note 8. Further information relating to interest rates and the maturity profile of borrowings is presented in Note 30.
Outstanding bank borrowings and notes placed to the market as at December 31, 2020:
Issue date	Nominal amount	Interest rate	Tenor
Bank borrowings
July 31, 2018	US$275m	LIBOR + 2%	3 years
February 4, 2019	US$175m	LIBOR + 2%	3 years
September 13, 2019	US$1,800m	LIBOR + 1.5%	3 years
Medium term notes
September 24, 2014	US$325m	5.00%	10 years
Subordinated notes
July 9, 2019	US$550m	5.75%	5 years
July 23, 2019	US$250m	5.75%	5 years
July 30, 2019	US$100m	5.75%	5 years
During the years ended December 31, 2018, 2019 and 2020, the Group has issued the following borrowings and settled or transferred to PCGI Holdings Limited:
Issue date	Nominal amount	Interest rate
Bank borrowings
March 6, 2020(1)	US$800m	LIBOR + 1.5%	Transferred
October 23, 2020	US$440m	Base rate + 0.4%	Settled
Guaranteed notes
October 28, 2019(1)	US$250m	4.75%	Transferred
November 22, 2019(1)	US$250m	5.50%	Transferred

Note:
(1)
The bank borrowing and guaranteed notes were transferred to PCGI Holdings Limited at total carrying value of US$1,296m as part of the Reorganization disclosed in Note 1.2.2.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
26.   BORROWINGS (continued)
These medium-term notes, subordinated notes and guaranteed notes are listed on The Stock Exchange of Hong Kong Limited. The net proceeds from the issuance of the medium-term notes, subordinated notes, guaranteed notes and the bank credit facilities are used for acquisitions, general corporate purposes and funding requirements of the Group.
27.   OTHER LIABILITIES
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
Trade and other payables(1)	846	1,179	1,510
Reinsurance-related payables	476	426	385
Distribution agreement payable	—	599	686
Lease liabilities	—	130	145
Obligations under repurchase and forward arrangements	—	—	429
Subtotal	1,322	2,334	3,155
Payable to a related party(2)	—	60	—
Total	1,322	2,394	3,155

Note:
(1)
Other payables as at December 31, 2020 includes US$22m relating to the novation of the TMB distribution which were settled in January 2021. Refer to Notes 11 and 37 for further details. Other payables as at December 31, 2018, 2019 and 2020 also includes US$29m, US$168m and US$112m, respectively, relating to the cash collateral held for derivative assets.

(2)
Payable to a related party was novated to PCGI Holdings Limited as part of the Reorganization. Refer to Note 1.2 for further details.

All trade and other payables and reinsurance-related payables are generally expected to be settled within 12 months after the end of the reporting period. Accordingly, no aging analysis has been provided.
Distribution agreement payable represents the deferred payments to be paid in accordance with the terms set out in SCB Distribution Agreement and Vietcombank Distribution Agreement. Refer to Note 5.1 for further details.
The total cash outflow for leases for the years ended December 31, 2019 and 2020 was US$52m and US$58m, respectively.
During the year ended December 31, 2020, the Group has entered into repurchase and forward agreements whereby certain debt securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. Refer to Note 17.1 for details.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES
28.1   Share capital and share premium
	Number of ordinary shares	Share capital nominal value US$’m	Share premium US$’m	Total share capital and share premium US$’m
Authorized:
Ordinary shares of US$1 each as at December 31, 2018, 2019 and 2020	25,000,000	25	—	25
Issued and fully paid:
Ordinary shares of US$1 each as at December 31, 2018 and 2019	1,000,010	1	479	480
Issue of ordinary shares pursuant to Reorganization (Note 1.2.2)	18,486,640	18	1,831	1,849
Capitalization for the Transfer and Novation of Borrowings and Related Party Balances pursuant to Reorganization (Note 1.2.2)	—	—	1,716	1,716
As at December 31, 2020	19,486,650	19	4,026	4,045
Share capital and share premium as at December 31, 2018 and 2019 represents the combined share capital and share premium of the Company and PCGI Limited prior to the Merger. Refer to Note 1.2 for details.
28.2   Reserves
(a)   Fair value reserve
The fair value reserve comprises the cumulative net change in the fair value of available for sale securities held at the end of the reporting period.
(b)   Foreign currency translation reserve
The foreign currency translation reserve comprises all foreign currency exchange differences arising from the translation of the financial statements of foreign operations.
(c)   Cash flow hedge reserve
The cash flow hedge reserve represents the cumulative gain or loss on the hedging instrument from inception of the cash flow hedge.
(d)   Other reserves
Other reserves mainly include capital redemption reserve and share-based compensation reserve.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
28.3 Perpetual securities
FL and FGL issued the following perpetual securities:
	Nominal amount		Distribution rate	Tenor
January 24, 2017	US$	250m	6.250%	Perpetual
June 15, 2017	US$	500m	Note 1	Perpetual
July 6, 2017	US$	250m	Note 1	Perpetual
February 1, 2018	US$	200m	5.500%	Perpetual
September 16, 2019	US$	600m	6.375%	Perpetual

Note 1: 0% for first 5 years, then US treasury benchmark rate +4.865% afterwards
Carrying amount of the perpetual securities:
US$m	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
January 24, 2017	255	255	255
June 15, 2017	360	360	360
July 6, 2017	179	179	179
February 1, 2018	203	203	203
September 16, 2019	—	611	610
	997	1,608	1,607
FL and FGL may, at its sole option, defer the distributions by giving notice to the holders. In the event of any distribution deferral, FL and FGL cannot declare or pay any dividend on its ordinary or preference share capital, except if payments are declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors, or consultants. The perpetual securities have been treated as equity in the Group’s consolidated statements of financial position. FL and FGL use the proceeds from the issuance for general corporate purposes, potential transactions and/or repayment of the Group’s own indebtedness.
During the years ended December 31, 2018, 2019 and 2020, the Group paid distributions of US$22m, US$27m and US$65m, respectively.
28.4 Non-controlling interests
Non-controlling interests represent ordinary shares, preference shares and convertible preference shares which are not attributable to the Company. The key terms of the preference shares and convertible preference shares are summarized below.
(a) Preference shares
Preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of preference shares are entitled to the same voting rights as each ordinary share in FL and FGL.
The preference shares rank pari passu with all other shares on any payment of dividend or distribution or return of capital (other than on a liquidation event). On a liquidation event, the assets of FL and FGL

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
available for distribution amongst the shareholders shall be applied to pay the preference shareholders pari passu with the holders of the convertible preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
(b) Convertible preference shares
Convertible preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of convertible preference shares are not entitled to attend or vote at general meetings of FL and FGL.
The convertible preference shares rank pari passu with all other shares, with the exception that (i) on any payment of a dividend or distribution or return of capital (other than on a liquidation event), certain holders of the convertible preference shares shall have the benefit of an increased entitlement to such dividend or distribution and (ii) on a liquidation event, the assets of FL and FGL available for distribution amongst the shareholders shall be applied to pay the convertible preference shareholders pari passu with the holders of the preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
28.5 Transactions with non-controlling interests
During the year ended December 31, 2018, FL and FGL issued an aggregate of 1,897,008 convertible preference shares with a par value of US$0.01 each to a non-controlling shareholder for a total consideration of US$299m.
During the year ended December 31, 2019, FL and FGL issued an aggregate of 379,402 convertible preference shares with a par value of US$0.01 each to PCGIL and the Company for a total consideration of US$60m. In addition, FL and FGL also issued an aggregate of and 505,870 convertible preference shares with a par value of US$0.01 each to non-controlling shareholders for a total consideration of US$80m.
During the year ended December 31, 2020:
i.
on February 14, 2020, PCGI Limited and the Company acquired an aggregate of 420,084 convertible preference shares issued by FL and FGL, respectively, for a total consideration of US$101m;

ii.
FL and FGL issued Zero Coupon Subordinated Capital Securities (the “Mandatory Convertible Securities”) to PCGI Limited and the Company for an aggregate cash consideration of US$1,512m, and an existing shareholder for an aggregate cash consideration of US$210m. Subsequently, PCGI Limited and the Company transferred their Mandatory Convertible Securities of an aggregate principal amount of US$2m to another existing shareholder for nil consideration. On October 23, 2020, each of FL and FGL issued 4,774,750 and 670,664 convertible preference shares with a par value of US$0.01 each, to PCGI Limited (in relation to FL), the Company (in relation to FGL) and the non-controlling shareholders, respectively, in consideration for the transfer of the Mandatory Convertible Securities of an aggregate principal amount of US$1,722m to FL and FGL. FL and FGL subsequently cancelled all US$1,722m of the Mandatory Convertible Securities. These convertible preference shares have substantially the same terms as previously issued convertible preference shares and are accounted for as equity instruments of FL and FGL.

iii.
on October 27, 2020, PCGI Limited and the Company transferred an aggregate of 4,146,538 convertible preference shares issued by FL and FGL to an existing convertible preference shareholder for a total consideration of US$680m;

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
28.   SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
iv.
on December 29, 2020, FL and FGL issued an aggregate of 2,339,568 convertible preference shares with a par value of US$0.01 for a total consideration of US$370m to the Company. These convertible preference shares have substantially the same terms as previously issued convertible preference shares and are accounted for as equity instruments of FL and FGL; and

v.
the Group also acquired an additional interest in the common shares of FWD Life Insurance Public Company Limited (“FWD Thailand”) from existing minority shareholders for a total cash consideration of US$22m. As a result, the Group has a total of 99.96% effective ownership interest in FWD Thailand.

29.   GROUP CAPITAL STRUCTURE
Capital Management Approach
The Group’s capital management objectives focus on maintaining a strong capital base to support the development of the business, maximizing shareholders’ value and satisfying regulatory capital requirements at all times.
The Group’s capital management function oversees all capital-related activities of the Group and assists senior management in making capital decisions. The capital management function participates in decisions concerning asset-liability management, strategic asset allocation and ongoing solvency management. This includes ensuring capital considerations are paramount in the strategy and business planning processes.
Subsidiary dividend restrictions and restricted net assets
The Company’s ability to distribute dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. These distributions may be subject to restrictions, specifically related to the need by local insurance regulators for certain subsidiaries to maintain specific capital or solvency levels, and the need to meet other specific local regulations such as those relating to legal capital levels or foreign exchange restrictions.
Payments of dividends to the Company by its insurance subsidiaries are subject to certain restrictions imposed by the relevant regulatory authorities. With respect to the insurance subsidiaries, the payment of any dividend may require formal approval from the relevant insurance regulator in the particular jurisdiction that the subsidiary is domiciled.
Disclosed below are further details of the levels of capital and solvency required by specific jurisdictional regulators for the Group to maintain, and hence act as a restriction on the ability to distribute dividend from the insurance subsidiaries to the Company.
Regulatory Solvency
The Group is in compliance with the solvency and capital adequacy requirements applied by its regulators at all times. The primary insurance regulators for the Group’s key operating companies are:
Subsidiary	Primary insurance regulator	Solvency regulation
FWD Life Insurance Company (Bermuda) Limited	Insurance Authority (“HKIA”)	Hong Kong Insurance Ordinance (“HKIO”)
FWD Life Insurance Public Company Limited	Thailand Office of Insurance Commission (“THOIC”)	Life Insurance Act of Thailand

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
29.   GROUP CAPITAL STRUCTURE (continued)
Subsidiary	Primary insurance regulator	Solvency regulation
SCB Life Assurance Public Company Limited	Thailand Office of Insurance Commission (“THOIC”)	Life Insurance Act of Thailand
FWD Fuji Life Insurance Company, Limited	Financial Services Agency (“FSA”)	Insurance Business Act
The HKIA (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Hong Kong. The HKIA requires FWD Life Insurance Company (Bermuda) Limited to maintain an excess of assets over liabilities of not less than the required minimum solvency margin. The amount required under the HKIO is 100 per cent of the required minimum solvency margin.
The Life Insurance Act of Thailand (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Thailand. The Life Insurance Act of Thailand requires FWD Life Insurance Public Company Limited and SCB Life to maintain a required minimum solvency margin of 100%.
The Enforcement Ordinance of the Insurance Business Act and Comprehensive Guidelines for Supervision of Insurance Companies sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Japan. The Comprehensive Guidelines for Supervision of Insurance Companies Section II-2-2-2 requires FWD Fuji Life Insurance Company, Limited to maintain a required minimum solvency margin ratio of 200%.
The capital positions of the Group’s key operating companies at December 31, 2018, 2019 and 2020 is as follows:
	December 31, 2018			December 31, 2019			December 31, 2020
US$m	Total available capital	Regulatory minimum capital	Solvency Ratio	Total available capital	Regulatory minimum capital	Solvency Ratio	Total available capital	Regulatory minimum capital	Solvency Ratio
FWD Life Insurance Company (Bermuda) Limited	763	328	233%	1,183	369	321%	1,279	442	290%
FWD Life Insurance Public Company Limited(1)	326	135	241%	460	137	335%	1,730	397	436%
SCB Life Assurance Public Company Limited(1)	—	—	—%	1,146	286	401%	—	—	—%
FWD Fuji Life Insurance Company, Limited	878	168	1,043%	986	189	1,043%	1,219	212	1,151%

Note:
(1)
On October 1, 2020, SCB Life Assurance Public Company Limited and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited

For these purposes, the Group defines total available capital as the amount of assets in excess of liabilities measured in accordance with the relevant local regulations and “regulatory minimum capital” as the minimum required margin of solvency calculated in accordance with the relevant local regulations. The solvency ratio is the ratio of total available capital to regulatory minimum capital.
The Group’s individual subsidiaries are subject to the supervision of government regulators in the jurisdictions in which the subsidiaries and their parent entity operate and, in relation to subsidiaries, in which they are incorporated. The various regulators overseeing the Group actively monitor our local solvency

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
29.   GROUP CAPITAL STRUCTURE (continued)
positions. The Group submits its annual filing to the HKIA of their solvency margin position based on the annual audited financial statements.
Capital and Regulatory Orders Specific to the Group
At December 31, 2018, 2019 and 2020, the requirements and restrictions summarized below may be considered material to the Group and remain in effect unless otherwise stated.
Hong Kong Insurance Authority
Undertakings have been given to the HKIA that:
i)
FWD Life Insurance Company (Bermuda) Limited will maintain and continue to maintain a solvency ratio target of 150% per cent to 200% at all times and if the solvency ratio falls below the minimum target range, FWD Life Insurance Company (Bermuda) Limited will reinstate it within 90 days or a period of time as agreed with the HKIA; and

ii)
Prior written consent from the HKIA will be obtained before declaring or paying dividends to shareholders.

30.   RISK MANAGEMENT
Risk management framework
The Group’s Risk Management Framework has been established for the identification, evaluation and management of the key risks faced by the organization within its stated Risk Appetite. The framework includes an established risk governance structure with clear oversight and assignment of responsibility for monitoring and management of financial and non-financial risks.
The Group issues contracts that transfer insurance risks, financial risks or both. The insurance risks and financial risks associated with the Group’s operations and the Group’s management of these risks are summarized below:
Insurance risks
Life insurance contracts
Insurance risks comprise product design risk, underwriting and expense overrun risk, lapse risk and claims risk.
(a)
Product design risk

Product design risk refers to potential defects in the development of a particular insurance product. The Group manages product design risk through its product approval process where products are reviewed against pricing, design and operational risk parameters. New products and product enhancements are reviewed and approved by the Group Chief Actuary.
The Group closely monitors the performance of new products and actively manages the product portfolio to minimize risks in the in-force book and new products. A portion of the Group’s life insurance business is participating in nature. In the event of a volatile investment environment and/or unusual claims experience, the Group has the option of adjusting non-guaranteed bonuses and dividends payable to policyholders.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
(b)
Underwriting and expense overrun risk

Underwriting and expense overrun risk refers to the possibility of product-related income being inadequate to support future obligations arising from an insurance product. The Group manages underwriting risk by adhering to underwriting guidelines. Each operating unit maintains a team of professional underwriters who review and select risks that are consistent with the underwriting strategy of the Group. In certain circumstances where insufficient experience data is available, the Group makes use of reinsurers to obtain underwriting expertise. In pricing insurance products, the Group manages expense overrun risk by allowing for an appropriate level of expenses that reflects a realistic medium-to long-term view of the underlying cost structure. A disciplined expense budgeting and management process is followed to control expenses.
(c)
Lapse risk

Lapse risk refers to the possibility that lapse experience diverges from that assumed when products were priced. It includes potential financial loss due to early termination of contracts where the acquisition costs incurred may not be recoverable from future revenue. The Group carries out regular reviews of persistency experience. In addition, many of the Group’s products include surrender charges that entitle the Group to additional fees on early termination by the policyholder, thereby reducing exposure to lapse risk.
(d)
Claims risk

Claims risk refers to the possibility that the frequency or severity of claims arising from insurance contracts exceeds the level assumed when the products were priced. The Group seeks to mitigate claims risk by conducting regular experience studies, including reviews of mortality and morbidity experience, reviewing internal and external data, and considering the impact of these on product design, pricing and reinsurance needs.
Reinsurance solutions are used to help reduce concentration and volatility risk, especially with large policies or new risks, and as protection against catastrophes. Although the Group has reinsurance arrangements in place, it is not relieved of its direct obligations to its policyholders and thus a credit exposure exists with respect to reinsurance ceded, to the extent that any reinsurer is unable to meet its obligations assumed under such reinsurance arrangements.
Non-life insurance contracts
The Group’s non-life insurance business is diversified over seven classes of business. The Group has developed a robust underwriting framework to ensure that all risks accepted meet the guidelines and standards of the Group.
The Group’s non-life insurance business is primarily derived from Hong Kong and Singapore. The Group has developed a reinsurance strategy to ensure that a prudent and appropriate reinsurance program is in place, which manages such concentration of insurance risks based on historical experience of loss frequency and severity of similar risks and in similar geographical zones. The primary objectives of the Group’s reinsurance strategy include protection of shareholders’ funds, reduction in volatility of the Group’s underwriting result and diversified credit risk. At each reporting date, management performs an assessment of creditworthiness of reinsurers and updates the reinsurance strategy, ascertaining suitable allowance for impairment of reinsurance assets.
(i)
Case estimates

For non-life insurance contracts, the case estimate for each reported claim is set up based on the best estimate of the ultimate claim settlement amount considering all the information available for the claim.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
The case estimate is revised from time to time according to the latest information available. When setting case estimates for larger claims, reference is made to the advice of independent consultants such as loss adjusters and solicitors where applicable.
(ii)
Key assumptions

Generally accepted actuarial methodologies, such as chain-ladder and Bornhuetter-Ferguson methods, are used to project the ultimate claims by class of business. The Group’s past experience and claim development patterns are important assumptions for such projections. Other assumptions include average claim costs, claims handling expenses and claims inflation. The projected ultimate claim amount may also be judgmentally adjusted by external factors such as prevailing trends in judicial decisions, the economic environment and relevant government legislation.
Concentration Risk
Concentration risk is managed at the Group level and within each Business Unit. The Group will determine concentration limits and then cascades these to the Business Units. Limits are set for single issuers, groups of related issuers, country of risk, sectors and currencies. The Group’s investment system maintains a set of rules monitoring such limits. Violations of such rules trigger alerts or pre-trade approvals depending on materiality. The investment team works with external managers to ensure asset exposures stay within the stated limits. Exposures exceeding limits needs to be tabled at the relevant Business Unit’s and the Group’s Asset and Liability Management Committee or Investment Committee. These committees decide the course of action required to address limit violations should they occur. Limit monitoring takes place at both the Group level and Business Unit level. Asset concentration reports are tabled at the relevant committees.
The Group actively assesses and manages concentration of insurance risk, either geographical or product concentration risk, of the Group's operations, as below:
(i)
Concentration of insurance risk arises from a lack of geographical and product diversification within the Group’s insurance portfolio, and could result in significant financial losses in the case certain events exhibiting geographical and/or product concentrations occur and give rise to higher levels of claims;

(ii)
From a geographical standpoint, because the Group operates across multiple markets, its results of operations are not substantially dependent on any one of its individual markets. Such regional footprint provides a natural benefit of geographical diversification of insurance and other risks associated with the Group’s operations (e.g., regulatory, competitive and political risks of a localized and single-market nature);

(iii)
From a product exposure standpoint, despite the Group’s primary focus on long-term life insurance, it has a range of product offerings with different extent and nature of risk coverage, e.g., participating, critical illness, unit-linked, term life and medical. This naturally also reduces the Group’s exposures to concentrations of mortality or morbidity risk;

(iv)
Concentrations of risk are managed within each market through the monitoring of product sales and size of the in-force book by product group. As a result of the Group’s growing operating history and scale, a substantial amount of experience data has been accumulated which assists in evaluation, pricing and management of insurance risk; and

(v)
In addition, reinsurance solutions are used to help reduce concentration and volatility risk, especially with large policies or new risks, and as protection against catastrophes, and the Group has developed a reinsurance strategy to ensure that a prudent and appropriate reinsurance program

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
is in place, which manages such concentration of insurance risks based on historical experience of loss frequency and severity of similar risks and in similar geographical zones.
Financial risks
The Group is exposed to a range of financial risks, including credit risk, market risk, and liquidity risk. The Group applies a consistent risk management philosophy that is embedded in management processes and controls such that both existing and emerging risks are considered and addressed.
The following section summarizes the Group’s key risk exposures and the primary policies and processes used by the Group to manage its exposures to these risks.
Credit risk
Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Although the primary source of credit risk is the Group’s investment portfolio, credit risk also arises in reinsurance, settlement and treasury activities.
The level of credit risk the Group accepts is managed and monitored by the Asset and Liability Management Committee, through establishment of an exposure limit for each counterparty or group of counterparties, reporting of credit risk exposures, monitoring compliance with exposure limits, and a regular review of limits due to changes in the macro-economic environment.
The Group actively manages its investments to ensure that there is no significant concentration of credit risk.
Interest rate risk
The Group’s exposure to interest rate risk predominantly arises from any difference between the tenor of the Group’s liabilities and assets, or any difference between the return on investments and the return required to meet the Group’s commitments, predominantly its traditional insurance liabilities. This exposure is heightened in products with inherent interest rate options or guarantees.
The Group seeks to manage interest rate risk by ensuring appropriate product design and underlying assumptions as part of the product approval process and by matching, to the extent possible and appropriate, the duration of investment assets with the duration of insurance contracts. Given the long duration of policy liabilities and the uncertainty of future cash flows arising from these contracts, it is not possible to acquire assets that will perfectly match the policy liabilities. This results in interest rate risk, which is managed and monitored by the Asset and Liability Management Committee of the Group. The duration of interest bearing financial assets is regularly reviewed and monitored by referencing the estimated duration of insurance contract liabilities.
The table below summarizes the nature of the interest rate risk associated with financial assets and financial liabilities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2018
Financial assets
Debt securities	939	15,574	256	16,769
Cash and cash equivalents	844	—	649	1,493
Loans and deposits	369	409	4	782
Equity securities	—	—	2,634	2,634
Derivative financial instruments	—	—	30	30
Reinsurance receivables	—	—	305	305
Accrued investment income	—	—	165	165
Other assets	40	—	324	364
Total financial assets	2,192	15,983	4,367	22,542
Financial liabilities
Borrowings	271	322	—	593
Other liabilities	—	—	1,322	1,322
Derivative financial instruments	—	—	21	21
Total financial liabilities	271	322	1,343	1,936
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2019
Financial assets
Debt securities	1,466	29,164	316	30,946
Cash and cash equivalents	942	—	969	1,911
Loans and deposits	797	897	7	1,701
Equity securities	—	—	4,111	4,111
Derivative financial instruments	—	—	193	193
Reinsurance receivables	—	—	484	484
Accrued investment income	—	—	238	238
Other assets	119	—	497	616
Total financial assets	3,324	30,061	6,815	40,200
Financial liabilities
Borrowings	2,223	1,723	—	3,946
Other liabilities	—	729	1,665	2,394
Derivative financial instruments	—	—	167	167
Total financial liabilities	2,223	2,452	1,832	6,507

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2020
Financial assets
Debt securities	2,021	35,696	251	37,968
Cash and cash equivalents	1,713	—	1,017	2,730
Loans and deposits	83	1,670	1	1,754
Equity securities	—	—	5,740	5,740
Derivative financial instruments	—	—	180	180
Reinsurance receivables	—	—	383	383
Accrued investment income	—	—	234	234
Other assets	48	—	923	971
Total financial assets	3,865	37,366	8,729	49,960
Financial liabilities
Borrowings(1)	—	3,457	—	3,457
Other liabilities	—	1,272	1,883	3,155
Derivative financial instruments	—	—	214	214
Total financial liabilities	—	4,729	2,097	6,826

Note:
(1)
Borrowings of US$2,234m bear variable interest rates and are hedged with interest rate swaps. Refer to Note 18 for details.

The analysis below illustrates the sensitivity of shareholders’ equity to changes in interest rates. The analysis illustrates the impact of changing interest rates in isolation, and does not quantify potential impacts arising from changes in other assumptions. The Group’s accounting policies lock in interest rate assumptions for traditional insurance contracts at policy inception and incorporate a provision for adverse deviation. As a result, the level of interest rate movement illustrated in this sensitivity analysis does not result in loss recognition and so there is no corresponding effect on insurance liabilities.
	December 31, 2018		December 31, 2019		December 31, 2020
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Interest rate risk
+50 basis points shift in yield curves	10	(670)	4	(1,350)	18	(1,611)
-50 basis points shift in yield curves	(10)	684	(4)	1,381	(17)	1,664
Equity price risk
The Group’s equity price risk exposure relates to financial assets and liabilities whose values fluctuate as a result of changes in equity market prices, principally investment securities not held for the account of investment-linked policyholders.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
The Group manages these risks by setting and monitoring investment limits in each country and sector. The Group’s principal equity price risk relates to movement in the fair value of its equity securities.
Equity price risk is managed through the selection process of equity funds and portfolio criteria for segregated equity mandates, which includes tracking errors based on benchmarks or specific concentration limits. Equity exposures are considered for each private equity investment to avoid concentration risk.
The analysis below illustrates the estimated impact on profits and shareholders’ equity arising from a change in a single variable before taking into account the effects of taxation.
	December 31, 2018		December 31, 2019		December 31, 2020
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Equity price risk
10 per cent increase in equity prices	117	—	184	—	229	—
10 per cent decrease in equity prices	(117)	—	(184)	—	(229)	—
Foreign exchange rate risk
The Group’s financial assets are predominantly denominated in the same currencies as its insurance liabilities, which serves to mitigate the foreign exchange rate risk. The level of currency risk the Group accepts is managed and monitored by the Asset and Liability Management Committee of the Group, through regular monitoring of currency positions of financial assets and insurance contracts.
The Group’s net foreign currency exposures and the estimated impact of changes in foreign exchange rates are set out in the tables below after taking into account derivative contracts entered into to hedge foreign exchange rate risk. Currencies for which net exposure is not significant are excluded from the analysis below.
The Group has more United States dollar denominated assets than it has corresponding United States dollar denominated liabilities due to the much deeper pool of investment assets available in United States dollars. As a result, some of the United States dollar-denominated assets are used to back Hong Kong dollar denominated liabilities. This currency mismatch is then hedged, using forward currency contracts, to reduce the currency risk.
In compiling the table below, the impact of a five percent strengthening of original currency of the relevant operation is stated relative to the functional currency of the Group (US dollar). The impact of a five percent strengthening of the US dollar is also stated relative to the original currency of the relevant operation. Currency exposure reflects the net notional amount of currency derivative positions as well as net equity by currency.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
Foreign exchange rate net exposure
US$m	United States Dollar	Hong Kong Dollar	Thai Baht	Japanese Yen
December 31, 2018
Equity analyzed by original currency	5,200	(2,087)	909	(1,487)
Net notional amounts of currency derivatives	(3,484)	2,625	23	1,861
Currency exposure	1,716	538	932	374
5% strengthening of original currency
Impact on profit before tax	21	221	—	—
Impact on other comprehensive income	(14)	(194)	47	19
Impact on total equity	7	27	47	19
5% strengthening of the US dollar
Impact on profit before tax	21	(217)	—	—
Impact on other comprehensive income	(14)	190	(47)	(19)
Impact on total equity	7	(27)	(47)	(19)
December 31, 2019
Equity analyzed by original currency	3,956	(2,369)	3,519	(3,112)
Net notional amounts of currency derivatives	(4,550)	3,328	478	3,448
Currency exposure	(594)	959	3,997	336
5% strengthening of original currency
Impact on profit before tax	3	218	(1)	1
Impact on other comprehensive income	5	(170)	201	16
Impact on total equity	8	48	200	17
5% strengthening of the US dollar
Impact on profit before tax	3	(213)	1	(1)
Impact on other comprehensive income	5	165	(201)	(16)
Impact on total equity	8	(48)	(200)	(17)
December 31, 2020
Equity analyzed by original currency	7,868	(3,784)	3,943	(4,058)
Net notional amounts of currency derivatives	(5,872)	3,817	712	4,565
Currency exposure	1,996	33	4,655	507
5% strengthening of original currency
Impact on profit before tax	128	231	2	3
Impact on other comprehensive income	(89)	(229)	231	22
Impact on total equity	39	2	233	25
5% strengthening of the US dollar
Impact on profit before tax	128	(227)	(2)	(3)
Impact on other comprehensive income	(89)	225	(231)	(22)
Impact on total equity	39	(2)	(233)	(25)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
Liquidity risk
Liquidity risk primarily refers to the possibility of having insufficient cash available to meet payment obligations when they become due. The Group is exposed to liquidity risk in respect of insurance contracts that permit surrender, withdrawal or other forms of early termination for a cash surrender value specified in the contractual terms and conditions.
To manage liquidity risk the Group has implemented a variety of measures, with an emphasis on flexible insurance product design, so that it can retain the greatest flexibility to adjust contract pricing or crediting rates. The Group also seeks to match, to the extent possible and appropriate, the duration of its investment assets with the duration of its insurance contracts. The Group performs regular monitoring of its liquidity position through cash flow projections.
The table below summarizes financial assets and liabilities of the Group into their relevant maturity groupings based on the remaining period at the end of the reporting year to their contractual maturities or expected repayment dates. Most of the Group’s assets are used to support its insurance contract liabilities, which are not shown in the table below. Refer to Note 22 for additional information on the Group’s insurance contract liabilities, as well as to the Insurance Risks section within this Note.
December 31, 2018
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	16,709	779	1,596	1,933	12,145	256
Fair value through profit or loss	2,694	7	21	21	11	2,634
Loans and deposits	782	221	1	16	259	285
Derivatives financial instruments	30	26	—	2	2	—
Reinsurance receivables	305	305	—	—	—	—
Other assets	529	464	15	43	1	6
Cash and cash equivalents	1,493	1,493	—	—	—	—
Assets of disposal group classified as held for sale	346	346	—	—	—	—
Total	22,888	3,641	1,633	2,015	12,418	3,181
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	18,939	615	344	365	17,615	—
Borrowings	593	—	—	270	323	—
Derivative financial instruments	21	9	6	2	4	—
Other liabilities	1,322	830	45	2	213	232
Liabilities directly associated with the assets of disposal group classified as held for sale	346	346	—	—	—	—
Total	21,221	1,800	395	639	18,155	232

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
December 31, 2019
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	30,837	1,017	2,471	3,091	23,932	326
Fair value through profit or loss	4,220	52	25	11	21	4,111
Loans and deposits	1,701	413	11	22	723	532
Derivatives financial instruments	193	5	12	1	175	—
Reinsurance receivables	484	484	—	—	—	—
Other assets	854	524	54	81	1	194
Cash and cash equivalents	1,911	1,911	—	—	—	—
Assets of disposal group classified as held for sale	359	359	—	—	—	—
Total	40,559	4,765	2,573	3,206	24,852	5,163
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	32,299	813	356	392	30,738	—
Borrowings	3,946	—	272	3,674	—	—
Derivative financial instruments	167	72	14	22	59	—
Other liabilities	2,264	1,095	126	486	216	341
Lease liabilities	130	33	67	19	11	—
Liabilities directly associated with the assets of disposal group classified as held for sale	359	359	—	—	—	—
Total	39,165	2,372	835	4,593	31,024	341

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
30.   RISK MANAGEMENT (continued)
December 31, 2020
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	37,839	1,324	1,818	5,131	29,303	263
Fair value through profit or loss	5,869	21	16	33	59	5,740
Loans and deposits	1,754	292	123	342	980	17
Derivatives financial instruments	180	75	47	46	12	—
Reinsurance receivables	383	383	—	—	—	—
Other assets	1,205	1,075	51	25	38	16
Cash and cash equivalents	2,730	2,730	—	—	—	—
Assets of disposal group classified as held for sale	400	400	—	—	—	—
Total	50,360	6,300	2,055	5,577	30,392	6,036
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	38,894	1,506	207	732	36,449	—
Borrowings	3,457	274	1,960	1,223	—	—
Derivative financial instruments	214	104	1	72	37	—
Other liabilities	3,010	2,016	122	473	369	30
Lease liabilities	145	66	27	39	13	—
Liabilities directly associated with the assets of disposal group classified as held for sale	378	378	—	—	—	—
Total	46,098	4,344	2,317	2,539	36,868	30
31.   EMPLOYEE BENEFIT OBLIGATIONS
(a)
Defined benefit plans

The Group operates funded and unfunded benefit plans that provide life and medical benefits for participating employees after retirement and a lump sum benefit on cessation of employment. The locations covered by these plans include Thailand, Japan, the Philippines and Indonesia. The independent actuaries’ valuation of the plans at December 31, 2020 were prepared by external credentialed actuaries. All the actuaries are qualified members of professional actuarial organizations to render the actuarial opinions. The actuarial valuations indicate that the Group’s obligations under these defined benefit retirement plans are 71%, 52% and 60% for the years ended December 31, 2018, 2019 and 2020, respectively, covered by the plan assets held by the trustees. The fair value of plan assets as at year end was US$18m, US$22m and US$26m for the years ended December 31, 2018, 2019 and 2020, respectively. The total expenses relating to these plans recognized in the income statements was US$3m, US$4m and US$16m for the years ended December 31, 2018, 2019 and 2020, respectively.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
31.   EMPLOYEE BENEFIT OBLIGATIONS (continued)
(b)
Defined contribution plans

The Group operates a number of defined contribution pension plans. The total expenses relating to these plans for the years ended December 31, 2018, 2019 and 2020 was US$7m, US$10m and US$17m, respectively. Employees and the employer are required to make monthly contributions equal to a certain percentage of the employee’s monthly basic salaries, depending on the jurisdictions and the years of service and subject to any applicable caps of monthly relevant income in different jurisdictions. For defined contribution pension plans with vesting conditions, any forfeited contributions by employers on behalf of employees who leave the scheme prior to vesting fully in such contributions are used by the employer to reduce any future contributions. The amount of forfeited contributions used to reduce the existing level of contributions is not material.
32.   SHARE-BASED COMPENSATION
During the years ended December 31, 2018, 2019 and 2020, the Group operated the Share Option and RSU Plan to reward eligible participants for their services and the achievement of shareholder value targets. These RSUs and share options are in the form of a contingent right to receive ordinary shares or a conditional allocation of ordinary shares. These awards have vesting periods of up to four years and are at nil or nominal cost to the eligible participant. Save for in certain circumstances, vesting of awards is conditional upon the eligible participant being in active employment at the time of vesting. Vesting of certain other awards is, in addition, subject to certain performance conditions. Award holders do not have any right to dividends or voting rights attaching to the shares prior to delivery of the shares. Each share option has a 10-year exercise period.
(i) RSU
The following table shows the movement in outstanding RSU under the Group’s Share Option and RSU Plan:
Number of shares	2018	2019	2020
Outstanding at beginning of the year	1,587,500	1,319,920	1,150,782
Awarded	67,670	178,502	129,596
Vested	(335,250)	(347,640)	(357,122)
Outstanding at end of the year	1,319,920	1,150,782	923,256
Valuation methodology
To calculate the fair value of the awards with performance conditions, the Group utilizes an appraisal value methodology (Embedded Value plus a multiple of Value of New Business) and an assessment of performance conditions, taking into account the terms and conditions upon which the awards were granted. The fair value calculated for the awards is inherently subjective due to the assumptions made.
The total fair value of RSU granted during the years ended December 31, 2018, 2019 and 2020 was US$7m, US$21m and US$13m, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of RSU is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
32.   SHARE-BASED COMPENSATION (continued)
The total expense recognized in the consolidated financial statements related to RSU granted under the Share Option and RSU Plan by the Group for the years ended December 31, 2018, 2019 and 2020 was US$17m, US$13m and US$20m, respectively.
(ii) Share options
The following table shows the movement in outstanding share options under the Group’s Share Option and RSU Plan:
Number of share-options	2018	2019	2020
Outstanding at beginning of the year	—	561,390	663,427
Awarded	611,538	200,028	204,470
Forfeited	(2,508)	(18,157)	(197,817)
Vested	(47,640)	(79,834)	(79,829)
Outstanding at end of the year	561,390	663,427	590,251
Valuation methodology
To calculate the fair value of the awards with performance conditions, the Group estimates the fair value of share options using the Black-Scholes model and an assessment of performance conditions, taking into account the terms and conditions upon which the awards were granted. The fair value calculated for share awards is inherently subjective due to the assumptions made.
The Group determines the fair value of share options by the following input:
	2018	2019	2020
Risk-free interest rate	1.82%	0.84%	0.02%
Volatility	30.00%	30.00%	30.00%
Dividend yield	0.00%	0.00%	0.00%
Exercise price (US$ per share)	0.01	0.01	0.01
Expected life of share options (in years)	2.50	1.50	0.50
Weighted average share price (US$ per share)	216.94	228.17	202.11
- FWD Group Limited	112.46	121.84	104.42
- FWD Limited	104.48	106.33	97.69
The expected volatility reflects the assumption that historical volatility patterns continue, which may not be the actual outcome.
Share price per share is determined by appraisal value per share, using the same valuation methodology as is used in RSU.
The total fair value of share options granted for the Group during the years ended December 31, 2018, 2019 and 2020 was US$66m, US$23m and US$21m, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of share options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
32.   SHARE-BASED COMPENSATION (continued)
The total expense recognized in the consolidated financial statements related to share options granted under the Share Option and RSU Plan by the Group for the years ended December 31, 2018, 2019 and 2020 was US$21m, US$17m and US$11m, respectively.
33.   REMUNERATION OF KEY MANAGEMENT PERSONNEL
Key management personnel of the Group are those that have the authority and responsibility for planning, directing and controlling the activities of the Group. Accordingly, the summary of compensation of key management personnel is as follows.
US$m	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Short-term employee benefits	19	18	17
Share-based payments	24	16	20
Other long-term benefits	2	1	2
Total	45	35	39
34.   RELATED PARTY TRANSACTIONS
(a)
Compensation of Directors and key management personnel of the Group:

Remuneration of Directors and key management personnel is disclosed in Note 33.
(b)
Transactions and balances with related parties:

The Group has transactions with certain related companies and these consolidated financial statements reflect the effect of these transactions which are conducted in accordance with terms mutually agreed between the parties. In addition to the transactions detailed elsewhere in the consolidated financial statements, the Group had the following related party transactions during the period.
(i)
Related companies charged US$18m, US$24m and US$26m for the provision of telecommunication, IT and investment advisory services to the Group for the years ended December 31, 2018, 2019 and 2020, respectively.

(ii)
The Group has underwritten various group insurance contracts with related companies. The total premium revenue from those contracts for the years ended December 31, 2018, 2019 and 2020 was US$2m, US$2m and US$41m, respectively.

(iii)
The Group has entered into reinsurance contract arrangements with related companies. The total premiums ceded, claim recoveries received and commission income received for year ended December 31, 2018 was US$35m, US$28m and US$3m, respectively. The total premiums ceded, claim recoveries received and commission income received for the year ended December 31, 2019 was US$41m, US$27m and US$4m, respectively. The total premiums ceded, claim recoveries received and commission income received for the year ended December 31, 2020 was US$53m, US$36m and US$10m, respectively.

(iv)
The Group has accepted certain liabilities in connection with a reinsurance contract from a related company during 2020. The total premium revenue, claims incurred, and commissions paid from this contract for the year ended December 31, 2020 was US$231m, US$166m and US$60m, respectively.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
34.   RELATED PARTY TRANSACTIONS (continued)
(v)
The Group charged related parties US$19m for administration services related to the GI Disposal Group during the year ended December 31, 2020.

(vi)
Related companies charged US$2m, US$2m and US$2m for the rental and provision of management fee services for the years ended December 31, 2018, 2019 and 2020, respectively.

(vii)
During the year ended December 31, 2020, the Group sold a subsidiary of the GI Disposal Group to a related party for a total consideration of US$77m. Refer to Note 5.2 for details.

(viii)
The Group held financial investments of US$nil, US$348m and US$85m controlled by related parties as at December 31, 2018, 2019 and 2020, respectively. The investment income earned was US$nil, US$9m, US$9m, for the years ended December 31, 2018, 2019 and 2020, respectively.

(ix)
Related companies invested in the guaranteed notes and perpetual securities issued by the Group with aggregate principal amounts of US$15m, US$406m and US$214m as at December 31, 2018, 2019 and 2020, respectively. The total interest and distributions paid to related companies for the years ended December 31, 2018, 2019 and 2020 was US$nil, US$5m, US$10m, respectively. Refer to Notes 26 and 28.3 for further details.

(x)
The Group had amounts due from related companies of US$1m, US$nil and US$17m as at December 31, 2018, 2019 and 2020, respectively. The amounts due are unsecured, interest-free and repayable on demand.

(xi)
The Group and Company had outstanding payable to a related company of US$nil, US$60m and US$nil as at December 31, 2018, 2019 and 2020, respectively, which were novated to PCGI Holdings Limited as part of the Reorganization. Refer to Note 1.2 for further details.

(xii)
In addition, the Group had outstanding payables to related companies of US$8m, US$6m and US$6m as at December 31, 2018, 2019 and 2020, respectively. The payables are unsecured, interest-free and payable on demand.

(xiii)
FWD Malaysia had loans of US$3m due to non-controlling interest holders which were settled on December 31, 2019.

(xiv)
The subsidiary of the Group had loans to disposal group at US$14m, US$nil and US$nil during 2020 which are unsecured, interest-free and payable on demand.

(c)
Transactions and balances with associates:

(i)
The Group has entered into broker and non-exclusive distribution agreements with associates, pursuant to which the total commission expenses recognized by the Group for the years ended December 31, 2018, 2019 and 2020 were US$4m, US$5m and US$4m, respectively.

(ii)
The Group had an amount due from an associate of US$2m, US$nil and US$1m as at December 31, 2018, 2019 and 2020, respectively. The amounts due are unsecured, interest-free and repayable on demand.

35.   COMMITMENTS AND CONTINGENCIES
Operating lease commitments — Group as a lessee
As indicated in Note 2, the Group has adopted IFRS 16 retrospectively from January 1, 2019, but has not restated comparatives for the 2018 reporting period as permitted under the specific transition provisions

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
35.   COMMITMENTS AND CONTINGENCIES (continued)
in the standard. Prior to the adoption of IFRS 16, the Group had future aggregate minimum lease payments under non-cancellable operating leases as at December 31, 2018 as follows:
US$m	December 31, 2018
Properties and others expiring
Within one year	47
In the second to fifth years, inclusive	79
Over five years	4
Total	130
The future aggregate minimum lease payments under non-cancellable operating leases as at December 31, 2019 and 2020 have been recorded as lease liabilities and disclosed in the liquidity risk table in Note 30 .
Operating lease commitments — Group as a lessor
As of December 31, 2018, 2019 and 2020, the Group leased its investment property portfolio consisting of certain commercial buildings and land. These leases have terms of between 1 and 10 years. The Group had total future minimum rental receivable under non-cancellable operating leases falling due as follows:
US$m	December 31, 2018	December 31, 2019	December 31, 2020
Within one year	13	18	20
In the second to fifth years	22	39	42
Over five years	43	55	52
Total	78	112	114
Investment and capital commitments
As of December 31, 2018, 2019 and 2020, the Group has investments and capital commitments to invest in its private equity partnerships.
US$m	December 31, 2018	December 31, 2019	December 31, 2020
Within one year	251	289	293
In the second to fifth years	1,009	1,087	1,033
Over five years	—	—	—
Total	1,260	1,376	1,326
Commitments in Malaysia
As of December 31, 2019 and 2020, the Group had planned to invest a total of US$223m and US$189m, respectively, in Malaysia from 2021 to 2024.
Capital commitment for acquisitions and investments
The Group agreed to make initial and additional payments in aggregate amounts of US$316m and up to US$214m, respectively, in relation to acquisitions and investments.
Capital commitment for investment properties
On December 18, 2020, the Group signed a sale and purchase agreement to purchase an interest in investment property in Japan at approximately US$40m. The transaction completed on April 28, 2021.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
35.   COMMITMENTS AND CONTINGENCIES (continued)
On December 24, 2020, the Group signed a sale and purchase agreement to purchase an investment property in Malaysia at approximately US$17m. The transaction completed on April 16, 2021.
Contingencies
The Group is subject to regulation in each of the geographical markets in which it operates from insurance business, and other regulators and is exposed to the risk of regulatory actions in response to perceived or actual non-compliance with regulations relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties. The Group believes that these matters have been adequately provided for in these financial statements.
The Group is exposed to risk exposures including legal proceedings, complaints etc. from its activities including those arising from commercial activities, sales practices, suitability of products, policies and claims. The Group believes that these matters are adequately provided for in these financial statements.
36.   SUBSIDIARIES
The principal subsidiary companies which materially contribute to the net income of the Group or hold a material element of its assets and liabilities are:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
36.   SUBSIDIARIES (continued)
	Place of incorporation and operation		As at December 31, 2018		As at December 31, 2019		As at December 31, 2020
Name of entity		Principal activity	Group’s interest %	NCI’s interest %	Group’s interest %	NCI’s interest %	Group’s interest %	NCI’s interest %
FWD Limited	Cayman Islands	Investment holding	76%	24%	75%	25%	73%	27%
FWD Group Limited	Cayman Islands	Investment holding	76%	24%	75%	25%	73%	27%
FWD Financial Services Pte. Ltd.	Singapore	Investment holding	100%	—	100%	—	100%	—
FWD Group Financial Services Pte. Ltd.	Singapore	Investment holding	100%	—	100%	—	100%	—
FWD Group Management Holdings Limited	Hong Kong	Group management	100%	—	100%	—	100%	—
FWD Management Holdings Limited	Hong Kong	Investment holding	100%	—	100%	—	100%	—
FWD Life Insurance Company (Bermuda) Limited	Bermuda/ Hong Kong	Life insurance	100%	—	100%	—	100%	—
FWD Life (Hong Kong) Limited(1)	Hong Kong	Life insurance	—	—	—	—	100%	—
FWD Life Assurance Company (Hong Kong) Limited(2)	Hong Kong	Life insurance	—	—	—	—	100%	—
FWD Life Insurance Company (Macau) Limited	Macau	Life insurance	100%	—	100%	—	100%	—
FWD Life Insurance Public Company Limited(3)	Thailand	Life insurance	87%	13%	87%	13%	87%	13%
SCB Life Assurance Public Company Limited(3)	Thailand	Life insurance	—	—	86%	14%	N/A	N/A
FWD Fuji Life Insurance Company, Limited	Japan	Life insurance	100%	—	100%	—	100%	—
FWD Reinsurance SPC, Ltd.	Cayman Islands	Life reinsurance	100%	—	100%	—	100%	—
FWD Life Insurance Corporation	Philippines	Life insurance	100%	—	100%	—	100%	—
PT FWD Insurance Indonesia(4)	Indonesia	Life insurance	79%	21%	79%	21%	79%	21%
FWD Singapore Pte. Ltd.	Singapore	Life and general insurance	98%	2%	100%	—	100%	—
FWD Takaful Berhad	Malaysia	Life Insurance	—	—	49%	51%	49%	51%
FWD Vietnam Life Insurance Company Limited	Vietnam	Life insurance	100%	—	100%	—	100%	—
FWD Assurance VietNam Company Limited(5)	Vietnam	Life insurance	—	—	—	—	100%	—
FWD Life Insurance (Cambodia) Public Limited Company(6)	Cambodia	Life insurance	—	—	—	—	100%	—

Notes:
(1)
Formerly known as MetLife Limited

(2)
Formerly known as Metropolitan Life Insurance Company of Hong Kong Limited

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT
ACCOUNTING POLICIES
36.   SUBSIDIARIES (continued)
(3)
On October 1, 2020, SCB Life Assurance Public Company Limited and FWD Life Insurance Public Company Limited amalgamated. The amalgamated company is named FWD Life Insurance Public Company Limited

(4)
On December 1, 2020, PT FWD Life Indonesia and PT FWD Insurance Indonesia (formerly known as PT Commonwealth Life) merged. The merged company is named PT FWD Insurance Indonesia

(5)
Formerly known as Vietcombank-Cardif Life Insurance Limited Company

(6)
Formerly known as Bangkok Life Assurance (Cambodia) Public Limited Company

All subsidiaries are unlisted.
Except for FWD Limited, FWD Group Limited, FWD Takaful Berhad and FWD Life Insurance Public Company Limited, the subsidiaries are fully consolidated in the consolidated financial statements reflecting the economic interests to the Group.
37.   EVENTS AFTER REPORTING YEAR
On January 25, 2021, the Group invested an aggregate amount of US$69m in ordinary shares of a company controlled by a related party, and recognized as financial investment.
On January 29, 2021, US$276m of accounts receivable and US$22m of other payable relating to the novation of the TMB distribution agreement were settled. Refer to Notes 11 , 20 and 27 for further details.
On February 1, 2021, the transfer of assets and liabilities of the ORSO business and Class G Policies was completed. The net consideration received upon the transfer was US$10m. Refer to Note 5 for further details.
On February 3, 2021, the remaining two subsidiaries of the Group’s GI Disposal Group were sold to a related party for a total consideration of US$32m, which included US$14m for settlement of the Group’s loans to GI Disposal Group. Refer to Note 5 and Note 34(b)(xiv) for further details. On February 8, 2021, the Group received US$30m from the related party as a reimbursement and settlement of expenses incurred for the GI Disposal Group in 2018 and 2019, and US$14m to settle the receivable for payments made on behalf of the GI Disposal Group in 2020. The Group also has a call option with 5-year exercise period pursuant to which the Group has the right to acquire a minority stake in the related party at a discounted price.
On March 2, 2021, the Group has completed its initial investment in a minority stake in BRI Life, the life insurance subsidiary of PT Bank Rakyat Indonesia (Persero) Tbk (“BRI”). The consideration of this initial investment is US$273m. Concurrently, BRI Life has entered into a 15-year life insurance distribution agreement with BRI. Refer to Note 35 for further details.
On April 16, 2021, the Group has completed the purchase on an investment property in Malaysia at approximately US$17m from a related party. Refer to Note 35 for further details. Concurrently, the Group also entered into an agreement to lease the investment property to the related party.
On April 20, 2021, the Company transferred 2,439,934 convertible preference shares issued by FL and FGL in aggregate to an existing convertible preference shareholder for a total consideration of approximately US$400m.
On April 28, 2021, the Group completed the purchase of an interest in investment property in Japan at approximately US$40m.
In April, the Group granted 289,558 RSU under the Share Option and RSU Plan to the eligible participants, with vesting periods of 3 to 4 years. The Group is in the process of finalizing the fair value measurement.
On May 13, 2021, the Company issued 2,142,858 ordinary shares to PCGI Holdings Limited at a consideration of US$600m which is restricted for use until the initial public offering of the Company.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited) SCHEDULE II
CONDENSED FINANCIAL INFORMATION
CONDENSED INCOME STATEMENTS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
REVENUE
Interest income		—	—	6
Other income	3	—	—	4
Total revenue		—	—	10
EXPENSES
General expenses		—	—	1
Finance costs		—	2	19
Total expenses		—	2	20
Loss before tax		—	(2)	(10)
Income tax		—	—	—
Net loss and total comprehensive loss for the year		—	(2)	(10)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
SCHEDULE II
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF FINANCIAL POSITION
US$m	Notes	As at December 31, 2018	As at December 31, 2019	As at December 31, 2020
ASSETS
Investment in subsidiaries		480	542	3,713
Due from a related party		1	—	—
Cash and cash equivalents		—	249	316
Total assets		481	791	4,029
LIABILITIES
Loan from a Financing entity	2	—	251	—
Due to a related party		—	60	—
Other liabilities		—	1	1
Total liabilities		—	312	1
EQUITY
Share capital and share premium		480	480	4,045
Retained earnings/(Accumulated losses)		1	(1)	(17)
Total equity		481	479	4,028
Total liabilities and equity		481	791	4,029

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
SCHEDULE II
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CASH FLOWS
US$m	Notes	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax		—	(2)	(10)
Adjustments for:
Increase in amount due to a related party			61	112
Non-cash operating items		—	1	10
Operating cash items:
Interest received		—	—	1
Interest paid		—	—	—
Net cash provided by operating activities		—	60	113
CASH FLOWS FROM INVESTING ACTIVITIES
Subscription of note issued by a Financing entity		—	—	(137)
Note interest received		—	—	4
Proceeds used for capital injection and acquisition of additional interests in subsidiaries		—	(60)	(471)
Proceeds from partial disposal of interest in a subsidiary		—	—	123
Subscription of mandatory convertible securities issued by a subsidiary		—	—	(274)
Net cash used in investing activities		—	(60)	(755)
CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds from a Financing entity		—	249	—
Interest paid to a Financing entity		—	—	(14)
Loan proceeds from PCGI Limited		—	—	160
Cash and cash equivalents of PCGI Limited upon Merger	1	—	—	563
Net cash provided by financing activities		—	249	709
NET INCREASE IN CASH AND CASH EQUIVALENTS		—	249	67
Cash and cash equivalents at beginning of the year		—	—	249
CASH AND CASH EQUIVALENTS AT END OF YEAR		—	249	316

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
SCHEDULE II
NOTES TO THE CONDENSED FINANCIAL INFORMATION
1.   Organization and basis of presentation
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (the “Company”, or the “Parent Company”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands on March 18, 2013. As at December 31, 2018, 2019 and 2020, the immediate and ultimate holding company of the Company was PCGI Holdings Limited. PCGI Holdings Limited is wholly owned by Mr. Li Tzar Kai, Richard, the ultimate controlling shareholder of the Group (the “Ultimate Controlling Shareholder”).
The condensed financial information of the Company should be read in conjunction with the consolidated financial statements of the Company and its subsidiaries (the “Group”) and the notes thereto (the “Consolidated Financial Statements”).
The historical holding structure of the Company and its subsidiaries prior to the completion of the reorganization was as follows:
•
The Company was and continues to be the immediate holding company of FWD Group Limited (“FGL”).

•
PCGI Limited was the immediate holding company of FWD Limited (“FL”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. As at December 31, 2018 and 2019, PCGI Limited were wholly owned by Mr. Richard Li Tzar Kai.

•
PCGI Limited and the Company were the immediate holding companies of PCGI Intermediate Limited and PCGI Intermediate Holdings (II) Limited (each as “Financing entity” and collectively, the “Financing entities”), respectively.

During 2020, the Group underwent the following reorganization steps (“Reorganization”):
1.
On December 17, 2020, the Company and PCGI Limited carried out a merger under the laws of the Cayman Islands (the “Merger”), pursuant to which:

i.
The Company assumed all the assets, liabilities and business of PCGI Limited, and PCGI Limited ceased to exist according to the laws of the Cayman Islands; and

ii.
The Company issued 18,486,640 ordinary shares to Mr. Richard Li Tzar Kai on a one-to-one basis of his holding of ordinary shares of PCGI Limited.

Following the Merger, the share capital and share premium of the Company increased by US$18m and US$1,831m, respectively. The Company became the immediate investment holding company of FL, FGL and the Financing Entities.
2.
On December 23, 2020, Mr. Richard Li Tzar Kai transferred his holding of 18,486,640 ordinary shares of the Company to PCGI Holdings Limited, the immediate and ultimate holding company of the Company, in exchange for 18,486,640 ordinary shares of PCGI Holdings Limited. Following such transfer, the Company became the wholly owned subsidiary of PCGI Holdings Limited.

3.
On December 23, 2020, the Company transferred its shareholding in the Financing entities and novated the bank borrowings and guaranteed notes of US$1,296m and a related party balance of US$420m to PCGI Holdings Limited by way of capitalization (the “Transfer and Novation of Borrowings and Related Parties Balances”). PCGI Holdings Limited replaced the Company (itself and as successor of PCGI Limited) as the guarantor of certain notes issued by the Financing entities. After the completion of the Transfer and Novation of Borrowings and Related Parties Balances, US$1,716m was capitalized as share premium.

Refer to Note 1.2.2 of the Consolidated Financial Statements for further details.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
SCHEDULE II
NOTES TO THE CONDENSED FINANCIAL INFORMATION
The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Consolidated Financial Statements. The accounting policies applicable to investment in subsidiaries and the Merger are as follows:
•
The Company accounted for the assets and liabilities of PCGI Limited assumed pursuant to the Merger as a contribution using the existing book values.

•
Apart from the investment in subsidiaries of PCGI Limited assumed pursuant to the Merger, the Company accounted for the investment in subsidiaries at cost.

2.   Related party transactions and balances
During the year ended December 31, 2019, the Company obtained an interest-bearing loan of US$250m from PCGI Intermediate Holdings (II) Limited. The Company recognized interest expense of US$2m and US$14m during the years ended December 31, 2019 and 2020.
During the year ended December 31, 2020:
•
The Company obtained an interest-bearing loan of US$160m from PCGI Limited and recognized an interest expense of US$4m;

•
The Company subscribed 4.75% Guaranteed Notes due 2024 issued by PCGI Intermediate Limited for a consideration of US$137m and recognized interest income of US$5m.

Pursuant to the Merger, the Company assumed all the assets and liabilities of PCGI Limited, and therefore, the balance due to PCGI Limited was settled. Pursuant to the Transfer and Novation of Borrowings and Related Parties Balances, the balances due to PCGI Intermediate Holdings (II) Limited and from PCGI Intermediate Limited were transferred to PCGI Holdings Limited.
3.   Other income
During the year ended December 31, 2020, the Company has transferred 2,073,269 convertible preference shares issued by FGL to an existing convertible preference shareholder for a total consideration of US$123m, and recognized a gain on disposal of US$4m.

Unaudited Condensed Consolidated Financial Statements
FWD Group Holdings Limited
(Formerly known as PCGI Intermediate Holdings Limited)
For the nine months ended September 30, 2020 and 2021

FWD Group Holdings Limited (Formerly known as PCGI Intermediate Holdings Limited)

1 Corporate information
2 Basis of preparation and statement of compliance
3 Exchange rates
4 Changes in Group composition
5 Segment information
6 Revenue
7 Expenses
8 Income tax
9 Earnings/(Loss) per share
10 Intangible assets
11 Investments in associates and a joint venture
12 Property, plant and equipment
13 Investment property
14 Financial investments
15 Derivative financial instruments
16 Fair value measurement of financial instruments
17 Other assets
18 Cash and cash equivalents
19 Insurance contract liabilities
20 Borrowings
21 Other liabilities
22 Share capital, Share premium and Reserves
23 Group capital structure
24 Risk management
25 Share-based compensation
26 Remuneration of key management personnel
27 Related party transactions
28 Commitments and contingencies
29 Events after reporting period

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED INCOME STATEMENTS
US$m	Notes	Nine months ended September 30, 2020	Nine months ended September 30, 2021
		(Unaudited)	(Unaudited)
REVENUE
Premiums and fee income		6,398	7,922
Premiums ceded to reinsurers		(855)	(884)
Net premiums and fee income		5,543	7,038
Investment return	6	613	1,453
Other operating revenue	6	157	196
Total revenue		6,313	8,687
		—	—
EXPENSES
Insurance and investment contract benefits		5,505	7,062
Insurance and investment contract benefits ceded		(519)	(593)
Net insurance and investment contract benefits		4,986	6,469
Commission and commission related expenses		577	865
General expenses		857	852
Finance costs		157	117
Other expenses		102	133
Total expenses	7	6,679	8,436
Profit/(loss) before share of profit/(loss) from associates and a joint venture		(366)	251
Share of loss from associates and a joint venture		(3)	(1)
Profit/(loss) before tax from continuing operations		(369)	250
Tax expense attributable to policyholders’ returns		(2)	—
Profit/(loss) from continuing operations before tax attributable to shareholders’ profits		(371)	250
Tax benefit/(expense) from continuing operations	8	15	(74)
Tax expense attributable to policyholders’ returns		2	—
Tax benefit/(expense) attributable to shareholders’ profits		17	(74)
Profit/(loss) from continuing operations after tax		(354)	176
Profit from discontinued operations, net of tax	4	1	49
Net profit/(loss)		(353)	225
Profit/(loss) from continuing operations after tax attributable to:
Shareholders of the Company		(307)	95
Perpetual securities		49	49
Non-controlling interests		(96)	32
Net profit/(loss) attributable to:
Shareholders of the Company		(306)	131
Perpetual securities		49	49
Non-controlling interests		(96)	45
Earnings/(loss) per share from continuing operations (US$):
Basic	9	(0.52)	0.15
Diluted	9	(0.52)	0.15
Earnings/(loss) per share (US$):
Basic	9	(0.52)	0.21
Diluted	9	(0.52)	0.21

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Net profit/(loss)	(353)	225
OTHER COMPREHENSIVE INCOME
Items that may be reclassified subsequently to profit or loss
Fair value gains/(losses) on available for sale financial assets (net of tax of: September 30, 2020 US$(42)m, September 30, 2021 US$261m)	447	(1,211)
Fair value (gains)/losses on available for sale financial assets transferred to income (net of tax of: September 30, 2020 US$14m, September 30, 2021 US$10m)	(96)	(59)
Foreign currency translation adjustments	(281)	(509)
Share of other comprehensive loss from associates and a joint venture	(4)	(5)
Total other comprehensive income/(loss)	66	(1,784)
Total comprehensive loss	(287)	(1,559)
Total comprehensive loss attributable to:
Shareholders of the Company	(257)	(1,164)
Perpetual securities	49	49
Non-controlling interests	(79)	(444)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
US$m	Notes	As at December 31, 2020	As at September 30, 2021
ASSETS			(Unaudited)
Intangible assets	10	3,531	3,299
Investments in associates and a joint venture	11	307	566
Property, plant and equipment	12	194	181
Investment property	13	609	675
Reinsurance assets		3,232	3,366
Deferred acquisition costs		4,591	4,636
Financial investments	14,16
Loans and deposits		1,754	1,623
Available for sale debt securities		37,839	35,746
At fair value through profit or loss
Debt securities		129	96
Equity securities		5,740	7,596
Derivative financial instruments	15	180	116
		45,642	45,177
Deferred tax assets		5	9
Current tax recoverable		24	19
Other assets	17	1,285	1,893
Cash and cash equivalents	18	2,730	1,839
Assets classified as held-for-sale	4	400	103
Total assets		62,550	61,763
LIABILITIES
Insurance contract liabilities	19	45,181	46,653
Investment contract liabilities		300	258
Deferred ceding commission		990	1,023
Borrowings	20	3,457	3,016
Derivative financial instruments	15	214	194
Provisions		21	20
Deferred tax liabilities		578	349
Current tax liabilities		51	16
Other liabilities	21	3,155	2,545
Liabilities directly associated with assets classified as held-for-sale	4	378	64
Total liabilities		54,325	54,138

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)
US$m	Notes	As at December 31, 2020	As at September 30, 2021
			(Unaudited)
EQUITY
Share capital and share premium	22	4,045	4,630
Other reserves	22	65	87
Accumulated losses		(390)	(210)
Amounts reflected in other comprehensive income		1,178	(117)
Fair value reserve	22	1,004	82
Cash flow hedge reserve	22	(11)	(11)
Foreign currency translation reserve	22	178	(192)
Share of other comprehensive income of associates and a joint venture		7	4
Total equity attributable to Shareholders of the Company		4,898	4,390
Perpetual securities	22	1,607	1,591
Non-controlling interests	22	1,720	1,644
Total equity		8,225	7,625
Total liabilities and equity		62,550	61,763
Approved and authorized for issue by the board of directors on
Director	Director

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m		Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income/(loss) of associates and joint venture	Perpetual securities	Non- controlling interests	Total equity
(Unaudited)
Balance as at January 1, 2020		2,329	58	(305)	650	6	175	5	1,608	1,004	5,530
Net gains/(losses)		—	—	(306)	—	—	—	—	49	(96)	(353)
Fair value gains on available for sale financial assets		—	—	—	338	—	—	—	—	109	447
Fair value gains on available for sale financial assets transferred to income on disposal		—	—	—	(73)	—	—	—	—	(23)	(96)
Foreign currency translation adjustments		—	—	—	—	—	(213)	—	—	(68)	(281)
Share of other comprehensive loss from associates and a joint venture		—	—	—	—	—	—	(3)	—	(1)	(4)
Total comprehensive income/(loss) for the period		—	—	(306)	265	—	(213)	(3)	49	(79)	(287)
Issuance of shares by subsidiaries		—	(12)	5	(4)	—	—	—	—	11	—
Distribution paid	22	—	—	—	—	—	—	—	(65)	—	(65)
Share-based compensation	25	—	19	—	—	—	—	—	—	6	25
Acquisition of non-controlling interests		—	1	(84)	6	—	2	—	—	(45)	(120)
Transfer to legal reserve		—	1	(1)	—	—	—	—	—	—	—
Others		—	—	(8)	1	—	5	—	(1)	—	(3)
Balance as at September 30, 2020		2,329	67	(699)	918	6	(31)	2	1,591	897	5,080

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
		Attributable to Shareholders of the Company
					Other comprehensive income
US$m		Share Capital and share premium	Other reserves	Accumulated losses	Fair value reserve	Cash flow hedge reserve	Foreign currency translation reserve	Share of other comprehensive income/(loss) of associates and joint venture	Perpetual securities	Non- controlling interests	Total equity
(Unaudited)
Balance as at January 1, 2021		4,045	65	(390)	1,004	(11)	178	7	1,607	1,720	8,225
Net gains		—	—	131	—	—	—	—	49	45	225
Fair value losses on available for sale financial assets		—	—	—	(879)	—	—	—	—	(332)	(1,211)
Fair value gains on available for sale financial assets transferred to income on disposal		—	—	—	(43)	—	—	—	—	(16)	(59)
Foreign currency translation adjustments		—	—	—	—	—	(369)	—	—	(140)	(509)
Share of other comprehensive loss from associates and a joint venture		—	—	—	—	—	—	(4)	—	(1)	(5)
Total comprehensive income/(loss) for the period		—	—	131	(922)	—	(369)	(4)	49	(444)	(1,559)
Issuance of shares	22	600	—	—	—	—	—	—	—	—	600
Share Surrender	22	(15)	15	—	—	—	—	—	—	—	—
Issuance of shares by subsidiaries		—	(10)	2	—	—	—	—	—	8	—
Distribution paid	22	—	—	—	—	—	—	—	(65)	—	(65)
Share-based compensation	25	—	17	—	—	—	—	—	—	6	23
Acquisition of non-controlling interests	22	—	3	(207)	4	(4)	—	—	—	204	—
Transactions with non-controlling interests	22	—	(3)	256	(5)	4	—	—	—	148	400
Others		—	—	(2)	1	—	(1)	1	—	2	1
Balance as at September 30, 2021		4,630	87	(210)	82	(11)	(192)	4	1,591	1,644	7,625

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
US$m	Notes	Nine months ended September 30, 2020	Nine months ended September 30, 2021
		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Profit/(loss) before tax:
From continuing operations		(371)	250
From discontinued operations	4	3	50

Adjustments for:
Financial investments		(3,370)	(1,884)
Insurance and investment contract liabilities, and deferred acquisition and origination costs		2,266	1,341
Other non-cash operating items, including investment income and the effect of exchange rate changes on certain operating items		1,058	(950)
Operating cash items:
Dividend received		79	195
Interest received		730	774
Interest paid		(2)	—
Income tax paid		(17)	(45)
Net cash provided by/(used in) operating activities		376	(269)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries and distribution agreements, net of cash acquired		(909)	(120)
Acquisition of interest in an associate	11	(16)	(273)
Dividend from a joint venture	11	6	8
Payments for intangible assets		(41)	(29)
Payments for investment properties	13	(44)	(114)
Payments for property, plant and equipment		(15)	(13)
Proceeds from disposal of subsidiaries, net of cash disposed	4	—	9
Proceeds from disposal of a business	4	—	10
Proceeds from disposals of intangible assets		381	233
Restricted cash for acquisitions		56	—
Net cash used in investing activities		(582)	(289)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
US$m	Notes	Nine months ended September 30, 2020	Nine months ended September 30, 2021
		(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank borrowings	20	—	(450)
Issuance of ordinary shares	22.1	—	600
Restricted cash	17	71	(593)
Proceeds from bank borrowings		793	—
Proceeds from mandatory convertible securities		210	—
Distributions paid on perpetual securities	22.3	(65)	(65)
Acquisition of non-controlling interests		(120)	—
Transaction with non-controlling interests	22.5	—	400
Principal portion of lease payments		(40)	(42)
Finance costs paid on lease liabilities		(4)	(4)
Finance costs paid on borrowings		(138)	(106)
Finance costs paid on distribution agreement payable	21	—	(8)
Payment for listing related expenses		(1)	(4)
Net cash provided by/(used in) financing activities		706	(272)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		500	(830)
Cash and cash equivalents at beginning of the period		1,911	2,730
Effect of exchange rate changes on cash and cash equivalents		(25)	(59)
CASH AND CASH EQUIVALENTS AT END OF PERIOD		2,386	1,841
Included in cash and cash equivalents per the condensed consolidated statements of financial position	18	2,350	1,839
Included in the assets classified as held-for-sale		36	2

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
1. CORPORATE INFORMATION
1.1 General information
FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) (the “Company”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands on 18 March 2013. The address of the Company registered office is Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.
The Company is a holding company. The Company and its subsidiaries (collectively, “FWD Group” or the “Group”) are principally engaged in the provision of products and services focusing on life insurance, general insurance, and investment services (the “Insurance Business”).
As at September 30, 2021, the immediate and ultimate holding company of the Company was PCGI Holdings Limited. PCGI Holdings Limited is wholly owned by Mr. Richard Li Tzar Kai, the ultimate controlling shareholder of the Group (the “Ultimate Controlling Shareholder”).
2. BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE
The condensed consolidated financial statements for the nine months ended September 30, 2021 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”).
The condensed consolidated financial statements have been prepared, on a going concern basis, under the historical cost convention, except for investment property, the re-measurement of available-for-sale financial assets, certain financial assets and liabilities designated at fair value through profit or loss and derivative financial instruments, all of which are carried at fair value. Disposal groups held for sale are stated at the lower of their carrying amounts and fair values less costs to sell further explained in Note 4. The condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual consolidated financial statements for the years ended December 31, 2018, 2019 and 2020.
The accounting policies adopted in these condensed consolidated financial statements are consistent with those followed in the consolidated financial statements for the years ended December 31, 2018, 2019 and 2020, except for the adoption of the following new amendments to the standards from January 1, 2021.
(a)
New amendments adopted for the financial year ending December 31, 2021

i.
Amendments to IAS 39, IFRS 7, IFRS 4 and IFRS 16 — Interest Rate Benchmark Reform Phase 2

The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). The amendments include the following practical expedients:
•
A practical expedient to require contractual changes, or changes to cash flows that are directly required by the reform, to be treated as changes to a floating interest rate, equivalent to a movement in a market rate of interest;

•
Permit changes required by IBOR reform to be made to hedge designations and hedge documentation without the hedging relationship being discontinued; and

•
Provide temporary relief to entities from having to meet the separately identifiable requirement when an RFR instrument is designated as a hedge of a risk component.

The amendments do not have a significant impact on the condensed consolidated financial statements of the Group for the nine months ended September 30, 2021. The Group intends to use the practical expedients in future periods if they become applicable.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
2. BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE (continued)
ii.
Amendment to IFRS 16 Covid-19-Related Rent Concessions beyond June 30, 2021

In March 2021, the IASB amended IFRS 16 to extend the availability of the practical expedient by one year (the “2021 Amendment”). The practical expedient in the 2021 Amendment applies to rent concessions for which any reduction in lease payments affects only payments originally due on or before June 30, 2022, provided the other conditions for applying the practical expedient are met. The amendment applies to annual reporting periods beginning on or after April 1, 2021, and early adoption is permitted.
The Group has early adopted the 2021 Amendment for the financial year ending December 31, 2021, and applies the practical expedient to all rent concessions that meet the above specified conditions. During the nine months ended September 30, 2021, the amount of the changes in lease payments that arise from rent concessions is insignificant.
(b)
Temporary exemption from adoption for the financial year beginning January 1, 2021

The following relevant new standards and requirements have been issued but are not effective for the financial year beginning January 1, 2021 for which the Group has elected to apply temporary exemption options:
i.
IFRS 9 Financial Instruments

IFRS 9 Financial Instruments, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 requires financial assets to be classified into separate measurement categories: those measured as at fair value with changes either recognized in profit or loss or in other comprehensive income and those measured at amortized cost. The determination is made at initial recognition depending on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. In addition, a revised expected credit losses model will replace the incurred loss impairment model in IAS 39.
For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than profit or loss, unless this creates an accounting mismatch. In addition, the new standard revises the hedge accounting model to more closely align with the entity’s risk management strategies. The IASB made further changes to two areas of IFRS 9. Financial assets containing prepayment features with negative compensation can be measured at amortized cost or at fair value through comprehensive income if the cash flow represents solely payments of principal and interest (“SPPI”). Non-substantial modifications or exchange of financial liabilities that do not result in derecognition will be required to be recognized in profit or loss.
The Group has not yet fully completed its assessment of the impact of the standard on its financial position and results of operations.
The standard is mandatorily effective for financial periods beginning on or after January 1, 2018. Amendments to IFRS 4 Insurance Contracts allow a temporary exemption option for companies whose activities are predominantly connected with insurance to defer the effective date of IFRS 9 until the earlier of the effective date of IFRS 17 and financial reporting periods beginning on or after January 1, 2023. The Group made a reassessment during the period following certain disposals in 2021 and confirmed that the Group remained qualified for the temporary exemption. The Group has elected to apply the temporary exemption option to defer the effective date of IFRS 9 in order to implement the changes in parallel with IFRS 17 Insurance Contracts.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
2. BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE (continued)
ii.
Amendments to IAS 28: Long-term interests in Associates and Joint Ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). Therefore, an entity applies IFRS 9, rather than IAS 28, including the impairment requirements under IFRS 9, in accounting for such long-term interests. The amendments also clarified that, in applying IFRS 9, an entity does not take into account of any adjustments to the carrying amount of long-term interests that arise from applying IAS 28 Investments in Associates and Joint Ventures. The Group will apply these amendments concurrently with the application of IFRS 9, and expects no significant impact to its consolidated financial statements.
(c)
Issued but not yet effective and have not been early adopted for the financial year beginning January 1, 2021

The following relevant new standards and amendments to standards have been issued but are not effective for the financial year beginning January 1, 2021 and have not been early adopted:
i.
IFRS 17 Insurance Contracts

IFRS 17 Insurance Contracts will replace IFRS 4 Insurance Contracts, and will materially change the recognition and measurement of insurance contracts and the corresponding presentation and disclosures in the Group’s consolidated financial statements.
Under IFRS 17, insurance contracts are measured by the general model which is based on a discounted cash flow model with an explicit risk adjustment, and a contractual service margin that defers unearned profits. The deferred profit is recognized gradually over time when insurance contract services are provided to policyholders. The general model is supplemented by the variable fee approach for contracts that meet certain requirements and provide insurance coverage together with substantial investment-related service, and the premium allocation approach that applies to short-duration contracts. Insurance revenue will no longer be measured by premium, but recognized by the provision of services to policyholders throughout the term of the insurance contracts. Additionally, IFRS 17 introduces a new presentation format for the statements of comprehensive income and requires more extensive disclosures.
On June 25, 2020, the IASB issued amendments to IFRS 17 and the effective date of IFRS 17 is deferred to annual reporting periods beginning on or after January 1, 2023, with retrospective application and restatement of comparative figures required. If full retrospective application to a group of contracts is impracticable, IFRS 17 requires using either the modified retrospective approach that allows certain specific modifications, or the fair value approach.
IFRS 17 will require significant changes to the accounting policies for insurance contract liabilities and enhancements to the IT, finance and actuarial systems of the Group, and a group-wide project is in progress to implement the new standard. The Group is assessing the implications of IFRS 17 and expects that it will have significant impact on the profit or loss, total equity, financial statements presentation and disclosures of the Group.
ii.
Other new amendments to standards that have been issued but are not yet effective and have not been early adopted

•
Amendments to IAS 16, Property, Plant and Equipment: Proceeds before intended use (2022)

•
Amendments to IAS 37, Onerous Contracts — Cost of Fulfilling a Contract (2022)

•
Amendments to IFRS 3, Reference to the Conceptual Framework (2022)

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
2. BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE (continued)
•
Annual Improvements to IFRS Standards 2018 — 2020 (2022)

•
Amendments to IAS 1, Classification of Liabilities as Current or Non-Current (2023)

•
Amendments to IAS 1 and IFRS Practice Statement 2, Disclosure of Accounting Policies (2023)

•
Amendments to IAS 8, Definition of Accounting Estimates (2023)

•
Amendments to IAS 12, Deferred Tax related to Assets and Liabilities arising from a Single Transaction (2023)

•
Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate of Joint Venture (Deferred)

The Group is assessing the impact of these amendments.
3. EXCHANGE RATES
The Group’s principal operations during the reporting periods were located within the Asia-Pacific region. The results and cash flows of these operations have been translated into US Dollars at the following average rates:
	US dollar exchange rate
	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Hong Kong	7.76	7.77
Japan	107.52	108.51
Thailand	31.53	31.52
Assets and liabilities have been translated into US Dollars at the following period end rates:
	US dollar exchange rate
	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Hong Kong	7.75	7.79
Japan	103.11	111.89
Thailand	29.95	33.82
Exchange rates are expressed in units of local currency per US$1.
4. CHANGES IN GROUP COMPOSITION
4.1 Discontinued operations
(a)
The Pension Business

On August 3, 2016, the Group signed an Agreement with Sun Life Hong Kong Limited (“Sun Life”) and, announced the disposal of FWD’s Mandatory Provident Fund (“MPF”) and Occupational Retirement Schemes (“ORSO”) business, including the disposal of the pension trustee entity, FWD Pension Trust Limited (collectively referred to as “the Pension Business”). The Group and Sun Life also entered into a

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
4. CHANGES IN GROUP COMPOSITION (continued)
15-year strategic distribution agreement commenced on October 3, 2017, which allows FWD’s tied agency to distribute Sun Life’s MPF and ORSO products in the Hong Kong market. On October 3, 2017, the Group disposed of its 100% interest in FWD Pension Trust Limited and the MPF business (excluding policies relating to products classified as Class G of Long Term Business under the Hong Kong Insurance Ordinance (“Class G Policies”)), for a total consideration of US$38m. The required legal and regulatory approvals, consents and orders for the transfer of assets of the ORSO business and Class G Policies were obtained and the transfer was completed on February 1, 2021 with a net consideration of US$10m. The gain on disposal of US$10m is recognized in the Group’s condensed consolidated income statements.
The operating results of the Pension Business are presented below:
US$m	Nine months ended September 30, 2020	From January 1 to February 1, 2021
	(Unaudited)	(Unaudited)
Profit for the period – fees and commission income	1	—
The major classes of assets and liabilities of the Pension Business are as follows:
US$m	As at December 31, 2020	As at February 1, 2021
		(Unaudited)
Total Assets(1)	375	376
Total Liabilities(2)	375	376
Net Assets	—	—

Notes:
(1)
Mainly consist of Financial assets at fair value through profit or loss

(2)
Mainly consist of Investment contract liabilities

There was no net cash flows from the Pension Business during the nine months ended September 30, 2020 and the period from January 1, 2021 to February 1, 2021.
(b) General insurance business
In March 2020, management committed to a plan to sell certain subsidiaries of the Group’s general insurance business (“GI Disposal Group”) and accordingly these subsidiaries were classified as a disposal group held for sale and as a discontinued operation.
On December 8, 2020, the Group sold a subsidiary of the GI Disposal Group to a related party for a total consideration of US$77m. The gain on the disposal recognized in the Group’s consolidated income statements was US$17m. On February 3, 2021, the Group sold the remaining subsidiaries of the GI Disposal Group to a related party for a total consideration of US$32m, which included US$14m for settlement of the Group’s loans to the GI Disposal Group. The gain on the disposal recognized in the Group’s condensed consolidated income statements was US$11m. On February 8, 2021, the Group received US$30m from the related party as a reimbursement and settlement of expenses incurred for the GI Disposal Group in 2018 and 2019 and recognized in the Group’s condensed consolidated income statements for the period ended September 30, 2021, and US$14m to settle the Group’s receivable for payments made on behalf of the GI Disposal Group in 2020.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
4. CHANGES IN GROUP COMPOSITION (continued)
The operating results and cash flows information of these subsidiaries are as follows:
US$m	Nine months ended September 30, 2020	For the period from January 1 to February 3, 2021
	(Unaudited)	(Unaudited)
Net premiums and fee income	20	—
Investment return	1	—
Other operating revenue	17	—
Total revenue	38	—
Net insurance and investment contract benefits	(10)	—
Commission and commission related expenses	(14)	—
Other operating expenses	(12)	(1)
Total expenses	(36)	(1)
Profit/(loss) before tax	2	(1)
Tax expense	(2)	—
Loss for the period	—	(1)
Net cash inflow/(outflow) from operating activities	9	(1)
Net cash outflow from investing activities	(3)	(1)
Net cash inflow from financing activities	14	1
Net increase/(decrease) in cash generated by the disposed subsidiaries	20	(1)
(b) General insurance business
The major classes of assets and liabilities of these subsidiaries are as follows:
US$m	As at December 31, 2020	As at February 3, 2021
		(Unaudited)
Assets
Other assets	15	14
Cash and cash equivalents	10	9
Total Assets	25	23
Liabilities
Other liabilities	(3)	(17)
Total Liabilities	(3)	(17)
Net assets	22	6
Amounts included in accumulated other comprehensive income:
Fair value reserve	—	—
Foreign currency translation reserve	1	1
An analysis of the net inflow of cash and cash equivalents in respect of the disposal of GI subsidiaries is as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
4. CHANGES IN GROUP COMPOSITION (continued)
US$m	As at February 3, 2021
(Unaudited)
Cash consideration	32
Settlement of the Group’s loans to the GI Disposal Group	(14)
Cash and cash equivalents disposed of	(9)
Net cash inflows in respect of the disposed GI subsidiaries	9
4.2 Disposal group classified as held for sale
FWD Assurance VietNam Company Limited
On June 18, 2021, the Group entered into an agreement to sell 100% of the share capital of FWD Assurance VietNam Company Limited. The disposal is subject to regulatory approvals. Accordingly, FWD Assurance VietNam Company Limited is classified as a disposal group held for sale.
The major classes of assets and liabilities are as follows:
US$m	As at September 30, 2021
(Unaudited)
Assets
Deferred acquisition costs	2
Loans and deposits	71
Available for sale financial assets	23
Other assets	5
Cash and cash equivalents	2
Total Assets	103
Liabilities
Insurance contract liabilities	(61)
Deferred tax liabilities	(1)
Other liabilities	(2)
Total Liabilities	(64)
Net assets	39
Amounts included in accumulated other comprehensive income:
Fair value reserve	(2)
Foreign currency translation reserve	(2)
5. SEGMENT INFORMATION
The Group’s operating segments represent those of FWD Limited (“FL”), FWD Group Limited (“FGL”) and their subsidiaries, associates and joint venture (collectively referred to as the “Operating Group”). The operating segments, based on the reports received by the Operating Group’s Executive Committee preceding the Merger (as defined in Note 1.2.2 of the Consolidated Financial Statements as at 31 December 2018, 2019 and 2020), are each of the geographical markets in which the Operating Group operates.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
Each of the reportable segments, other than the “Corporate and Others” segment, writes life insurance business, providing life insurance, accident and health insurance and savings plans to customers in its local market, and distributes related investment and other financial service products. Certain businesses also write general insurance business (“Non-core business”). The reportable segments are Hong Kong (including Macau), Thailand (including Cambodia), Japan, Emerging Markets and Corporate and Others. Emerging Markets includes the Operating Group’s insurance operations in Indonesia, Malaysia, the Philippines, Singapore and Vietnam. The activities of the Corporate and Others segment consist of the Operating Group’s corporate functions, shared services and eliminations of intragroup transactions.
As each reportable segment other than the Corporate and Others segment focuses on serving the life insurance needs of its local market, there are limited transactions between reportable segments. The key performance indicators reported in respect of each segment are:
•
Total weighted premium income attributable to equity holders of FL and FGL (“TWPI”) (Note 5.4);

•
Investment return (Note 5.1);

•
Operating expenses (Note 5.1);

•
Adjusted operating profit before tax attributable to equity holders of FL and FGL (Note 5.2);

•
Adjusted operating profit after tax attributable to equity holders of FL and FGL (Note 5.2); and

•
Expense ratio, measured as operating expenses attributable to equity holders of FL and FGL divided by TWPI (Note 5.1).

The segment information has been prepared by (i) combining the carrying amounts of consolidated assets, liabilities, equities, income and expenses of the Operating Group and (ii) eliminating the inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Operating Group. A reconciliation of adjusted operating profit after tax to profit/(loss) from continuing operations after tax has been included in Notes 5.2 and 5.3.
The shareholders’ allocated segment equity represents the segment assets less segment liabilities in respect of each reportable segment less perpetual securities, non-controlling interests of FL and FGL and fair value reserve.
In presenting net capital in/(out) flows to reportable segments, capital outflows consist of dividends and profit distributions to the Corporate and Others segment and capital inflows consist of capital injections into reportable segments by the Corporate and Others segment. Emerging Markets’ capital inflows also include capital allocation for corporate functions. For the Operating Group, net capital in/(out) flows reflect the amount received from shareholders by way of capital contributions and the amount received from the issuance of perpetual securities, less amounts distributed to holders of perpetual securities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
5.1 Segment results
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Nine months ended September 30, 2020 (Unaudited)
TWPI(2)	1,195	1,710	1,660	293	—	4,858
Premiums and fee income	1,803	1,946	2,211	422	(1)	6,381
Premiums ceded to reinsurers	(195)	(21)	(605)	(22)	—	(843)
Other operating revenue	51	7	85	9	(6)	146
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,659	1,932	1,691	409	(7)	5,684
Investment return	416	290	78	(29)	1	756
Total revenue(1)	2,075	2,222	1,769	380	(6)	6,440
Net insurance and investment contract benefits	1,593	1,814	1,298	303	—	5,008
Commission and commission related expenses	238	150	174	14	—	576
Operating expenses	134	169	202	133	62	700
Finance costs and other expenses	14	19	16	3	—	52
Total expenses(1)	1,979	2,152	1,690	453	62	6,336
Share of loss from associates and a joint venture	(2)	—	—	—	(1)	(3)
Segmental adjusted operating profit/(loss) before tax	94	70	79	(73)	(69)	101
Implementation costs for IFRS 9 and 17 and Group-wide Supervision						(18)
Adjusted operating profit before tax						83
Key operating ratio:
Expense ratio(2)	11.2%	9.9%	12.2%	42.2%	—%	14.2%
Adjusted operating profit/(loss) before tax includes:
Finance costs	2	1	3	3	—	9
Depreciation and amortization	24	28	31	18	7	108

Notes:
(1)
Excludes results of the Non-core business, comprising of US$12m total revenue and US$30m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 5.3.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Hong Kong(2)	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
December 31, 2020
Total assets	22,669	22,475	12,970	3,409	1,027	62,550
Total liabilities	18,500	17,751	12,321	2,227	3,526	54,325
Total equity	4,169	4,724	649	1,182	(2,499)	8,225
Shareholders’ allocated equity	3,408	4,269	500	1,153	(4,099)	5,231
Net capital inflows(1)	406	27	36	640	1,234	2,343
Total assets include:
Investment in associates and a joint venture	244	—	—	18	45	307

Notes:
(1)
Net capital inflows for Hong Kong include the consideration of US$343m for the Metlife acquisition and for Emerging Markets include US$40m for the FWD Assurance VietNam Company Limited acquisition and US$427m for the distribution agreement with Vietcombank.

(2)
Includes assets and liabilities of the pension business.

Segment information is reconciled to the Adjusted net loss from continuing operations of the Operating Group after tax disclosed in Note 5.3, as shown below:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments and other non-operating investment return	Other non-operating items	Operating Group Total
Nine months ended September 30, 2020 (Unaudited)
Net premiums, fee income and other operating revenue	5,684	—	15	5,699	Net premiums, fee income and other operating revenue
Investment return	756	(144)	—	612	Investment return
Total revenue	6,440	(144)	15	6,311	Total revenue
Net insurance and investment contract benefits	5,008	35	(57)	4,986	Net insurance and investment contract benefits
Finance costs and other expenses	1,328	—	338	1,666	Finance costs and other expenses
Total expenses	6,336	35	281	6,652	Total expenses
Share of loss from associates and a joint venture	(3)	—	—	(3)	Share of loss from associates and a joint venture
Segmental adjusted operating profit before tax	101
Implementation costs for IFRS 9 and 17 and Group-wide Supervision	(18)	—	18	—
Adjusted operating profit before tax	83	(179)	(248)	(344)	Adjusted loss of the Operating Group from continuing operations before tax
				15	Tax benefit from continuing operations
				(329)	Adjusted net loss of the Operating Group from continuing operations after tax

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Total
Nine months ended September 30, 2021 (Unaudited)
TWPI(2)	1,390	1,750	1,666	423	—	5,229
Premiums and fee income	2,943	2,001	2,279	685	—	7,908
Premiums ceded to reinsurers	(147)	(28)	(669)	(28)	—	(872)
Other operating revenue	52	10	116	14	(2)	190
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	2,848	1,983	1,726	671	(2)	7,226
Investment return	449	358	75	26	(16)	892
Total revenue(1)	3,297	2,341	1,801	697	(18)	8,118
Net insurance and investment contract benefits	2,571	1,889	1,304	580	—	6,344
Commission and commission related expenses	429	190	225	19	—	863
Operating expenses	157	149	164	166	63	699
Finance costs and other expenses	18	16	19	2	—	55
Total expenses(1)	3,175	2,244	1,712	767	63	7,961
Share of profit/(loss) from associates and a joint venture	8	—	—	(5)	(4)	(1)
Segmental adjusted operating profit/(loss) before tax	130	97	89	(75)	(85)	156
Implementation costs for IFRS 9 and 17 and Group-wide Supervision						(21)
Adjusted operating profit before tax						135
Key operating ratios:
Expense ratio(2)	11.3%	8.5%	9.8%	37.1%	—	13.2%
Adjusted operating profit/(loss) before tax includes:
Finance costs	2	1	2	3	—	8
Depreciation and amortization	25	33	17	20	10	105

Notes:
(1)
Excludes results of the Non-core business, comprising of US$9m total revenue and US$14m total expenses.

(2)
Represents the amount attributable to the equity holders of FL and FGL.

Segment information below represents adjusted financial position of the Operating Group and is reconciled to the consolidated statements of financial position in Note 5.3.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Hong Kong	Thailand	Japan	Emerging Markets	Corporate and Others	Adjusted Financial Position
September 30, 2021 (Unaudited)
Total assets	23,792	19,725	13,197	4,057	992	61,763
Total liabilities	19,825	16,172	12,533	2,558	3,050	54,138
Total equity	3,967	3,553	664	1,499	(2,058)	7,625
Shareholders’ allocated equity	3,650	3,841	588	1,490	(3,649)	5,920
Net capital (out)/in flows(1)	(55)	10	(31)	439	573	936
Total assets include:
Investment in associates and a joint venture	238	—	—	288	40	566

Notes:
(1)
Net capital in-flows for Emerging Markets include the consideration of US$273m for the BRI acquisition. Further details are provided in Note 11.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
Segment information is reconciled to the Adjusted net profit from continuing operations of the Operating Group after tax disclosed in Note 5.3, as shown below:
US$m	Segment information	Short-term fluctuations in investment return related to equities and property investments and other non-operating investment return	Other non-operating items	Operating Group Total
Nine months ended September 30, 2021 (Unaudited)
Net premiums, fee income and other operating revenue	7,226	—	8	7,234	Net premiums, fee income and other operating revenue
Investment return	892	346	215	1,453	Investment return
Total revenue	8,118	346	223	8,687	Total revenue
Net insurance and investment contract benefits	6,344	—	125	6,469	Net insurance and investment contract benefits
Finance costs and other expenses	1,617	—	350	1,967	Finance costs and other expenses
Total expenses	7,961	—	475	8,436	Total expenses
Share of loss from associates and a joint venture	(1)	—	—	(1)	Share of loss from associates and a joint venture
Segmental adjusted operating profit before tax	156
Implementation costs for IFRS 9 and 17 and Group-wide Supervision	(21)	—	21	—
Adjusted operating profit before tax	135	346	(231)	250	Adjusted profit of the Operating Group from continuing operations before tax
Tax on operating profit before tax				(74)	Tax expense from continuing operations
Operating profit after tax				176	Adjusted net profit of the Operating Group from continuing operations after tax

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
5.2. Adjusted operating profit
Adjusted net profit/(loss) of the Group from continuing operations after tax is reconciled to the adjusted operating profit after tax as follows:
US$m	Notes	Nine months ended September 30, 2020	Nine months ended September 30, 2021
		(Unaudited)	(Unaudited)
Adjusted net profit/(loss) of the Operating Group from continuing operations after tax	5.3	(329)	176
Tax on adjusted operating profit before tax		35	39
Tax impact from non-operating items		(50)	35
Adjusted profit/(loss) of the Operating Group from continuing operations before tax		(344)	250
Non-operating items, net of related changes in insurance and investment contract liabilities:
Short-term fluctuations in investment return related to equities and property investments		287	(374)
Other non-operating investment return		(108)	28
Finance costs related to borrowings and long-term payables		122	109
Amortization of value of business acquired		55	84
M&A, business set up and restructuring related costs		94	74
IPO related costs including incentive costs		29	56
Other non-operating items		(52)	(92)
Adjusted operating profit before tax	5.1	83	135
Tax on adjusted operating profit before tax		(35)	(39)
Adjusted operating profit after tax		48	96
Adjusted operating profit before tax attributable to:
Equity holders of FL and FGL		87	136
Non-controlling interests		(4)	(1)
Adjusted operating profit after tax attributable to:
Equity holders of FL and FGL		53	97
Non-controlling interests		(5)	(1)
Adjusted operating profit is determined using, among others, expected long-term investment return for equities and property investments. Short-term fluctuations between expected long-term investment return and actual investment return for these asset classes are excluded from adjusted operating profit.
5.3. Adjusted results and financial position
The following illustrates the profit/(loss) from continuing operations after tax and net profit/(loss) of the Operating Group for the nine months ended September 30, 2020 and 2021, and the total assets, liabilities and equity of the Operating Group as at December 31, 2020 and September 30, 2021 excluding the results and certain balances attributable to the Transfer and Novation of Borrowings and Related Parties Balances

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
and Exchange of Share Capital of FL and FGL (as defined in Note 1.2.2 of the Consolidated Financial Statements as at 31 December 2018, 2019 and 2020), and the results and certain balances of the Company and the Financing Entities.
Adjusted net profit/(loss) of the Operating Group from continuing operations after tax
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Profit/(loss) of the Group from continuing operations after tax	(354)	176
Less:
Net loss of the Company and Financing Entities(1)	25	—
Adjusted profit/(loss) of the Operating Group from continuing operations after tax	(329)	176
Attributable to:
Shareholders of the Company	(371)	131
Perpetual securities	49	49
Non-controlling interests	(7)	(4)
Adjusted net profit/(loss) of the Operating Group
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Net profit/(loss) of the Group	(353)	225
Less:
Net loss of the Company and Financing Entities(1)	25	—
Adjusted net profit/(loss) of the Operating Group	(328)	225
Attributable to:
Shareholders of the Company	(370)	180
Perpetual securities	49	49
Non-controlling interests	(7)	(4)

Note:
(1)
Mainly consists of finance costs on bank borrowings and guaranteed notes of US$26m and US$nil for the nine months ended September 30, 2020 and 2021, respectively, that were transferred to PCGI Holdings Limited as part of the Reorganization.

Finance costs presented in the segmental information can be reconciled to the consolidated income statements as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Notes	Nine months ended September 30, 2020	Nine months ended September 30, 2021
		(Unaudited)	(Unaudited)
Finance costs, principally related to leases, included in adjusted operating profit	5.1	9	8
Finance costs related to borrowings and long-term payables	5.2	122	109
Finance costs of the Company and Financing Entities		26	—
Total		157	117
Adjusted total assets and total liabilities of the Operating Group
The Transfer and Novation of Borrowings and Related Parties Balances and Exchange of Share Capital of FL and FGL had no impact on the total assets and the total liabilities of the Operating Group as at December 31, 2020 and September 30, 2021.
Adjusted total equity of the Operating Group
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Total equity of the Group attributable to:
Shareholders of the Company	4,898	4,390
Perpetual securities	1,607	1,591
Non-controlling interests	1,720	1,644
Total equity of the Group	8,225	7,625
Add:
Share capital and share premium	1,713	1,643
Less:
Non-controlling interests	(1,713)	(1,643)
Adjusted total equity of the Operating Group attributable to:
Shareholders of the Company	6,611	6,033
Perpetual securities	1,607	1,591
Non-controlling interests	7	1
Adjusted total equity of the Operating Group	8,225	7,625
5.4. Total Weighted Premium Income
For management decision-making and internal performance management purposes, the Group measures business volumes during the period using a performance measure referred to as TWPI. TWPI is presented based on the Group’s effective ownership interest in the Insurance Business.
TWPI consists of 100 per cent of renewal premiums, 100 per cent of first year premiums and 10 per cent of single premiums, before reinsurance ceded, and includes deposits and contributions for contracts that are accounted for as deposits in accordance with the Group’s accounting policies. TWPI represents the amount attributable to the Shareholders of FL and FGL.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
Management considers that TWPI provides an indicative volume measure of transactions undertaken in the reporting period that have the potential to generate profits for shareholders. The amounts shown are not intended to be indicative of premiums and fee income recorded in the condensed consolidated income statements.
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
TWPI by geography
Hong Kong	1,195	1,390
Thailand	1,710	1,750
Japan	1,660	1,666
Emerging Markets	293	423
Total	4,858	5,229
First year premiums by geography
Hong Kong	202	202
Thailand	473	330
Japan	393	176
Emerging Markets	116	136
Total	1,184	844
Single premiums by geography
Hong Kong	598	1,661
Thailand	252	275
Japan	—	—
Emerging Markets	116	227
Total	966	2,163
Renewal Premiums by geography
Hong Kong	933	1,022
Thailand	1,212	1,392
Japan	1,267	1,490
Emerging Markets	165	264
Total	3,577	4,168
TWPI is reconciled to Premiums and fee income in the condensed consolidated income statements as shown below:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
5. SEGMENT INFORMATION (continued)
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
TWPI	4,858	5,229
90% of Single premium	869	1,947
Premium not included in TWPI(1)	605	658
Gross written premium	6,332	7,834
Fee Income and change in unearned premium	66	88
Premiums and fee income	6,398	7,922

Note:
(1)
Mainly comprises certain premium from reinsurance contracts, non-core business and amounts attributable to non-controlling interests.

6. REVENUE
Investment return
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Interest income	634	701
Dividend income	76	197
Rental income(1)	18	21
Investment income	728	919
Available for Sale
Net realized gains from debt securities	120	74
Impairment of available-for-sale financial assets	(7)	(4)
Net gains of available-for-sale financial assets reflected in the condensed consolidated income statements	113	70
At fair value through profit or loss
Net gains/(losses) of debt securities	(45)	2
Net gains/(losses) of equity securities	(159)	571
Net fair value movement on derivatives	6	(434)
Net gains/(losses) in respect of financial instruments at fair value through profit or loss	(198)	139
Net fair value movement of investment property	(7)	—
Net foreign exchange gains/(losses)	(38)	322
Other net realized gains	15	3
Investment experience	(115)	534
Investment return	613	1,453

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
6. REVENUE (continued)

Note:
(1)
Represents rental income from operating lease contracts of the Group’s investment property portfolio.

Foreign currency movements resulted in the following gains/(losses) recognized in the condensed consolidated income statements (other than gains and losses arising on items measured at fair value through profit or loss):
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Foreign exchange gains/(losses)	(39)	308
Other operating revenue
Other operating revenue largely consists of ceding commissions from reinsurance arrangements as well as administrative fees and asset management fees.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
7. EXPENSES
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Insurance contract benefits	2,430	2,687
Change in insurance contract liabilities	3,058	4,364
Investment contract benefits	17	11
Insurance and investment contract benefits	5,505	7,062
Insurance and investment contract benefits ceded	(519)	(593)
Insurance and investment contract benefits, net of reinsurance ceded	4,986	6,469
Commission and other acquisition expenses incurred	1,110	1,233
Deferral and amortization of acquisition expenses	(533)	(368)
Commission and other acquisition expenses	577	865
Employee benefits expenses	449	420
Depreciation	57	58
Amortization	30	21
Marketing and advertising	34	32
Professional service fees	109	123
Information technology expenses	87	93
Operating lease rentals	4	4
Other general expenses(1)	87	101
General expenses	857	852
Investment management expenses	43	48
Amortization of value of business acquired	55	84
Others	4	1
Other expenses	102	133
Finance costs	157	117
Total	6,679	8,436

Note:
(1)
Includes travel and entertainment, bank charges, office related expenses and other general operating expenses.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
7. EXPENSES (continued)
General expenses may be analyzed as follows:
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Operating expenses	700	699
Non-operating expenses	157	153
Total general expenses(1)	857	852

Note:
(1)
Includes (i) M&A, business set up and restructuring related costs, (ii) implementation costs for new accounting standards and other mandatory regulatory changes and IPO related costs including incentive costs. Refer to Note 5 for further details.

8. INCOME TAX
Tax benefit/(expense) from continuing operations
Taxes on assessable profits have been calculated at the rates of tax prevailing in the countries (or jurisdictions) in which the Group operates.
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Current income tax	(44)	(28)
Deferred income tax on temporary differences	59	(46)
Total	15	(74)
The tax expense attributable to life insurance policyholder returns in Malaysia and Vietnam is included in the tax benefit/(expense) and is analyzed separately in the condensed consolidated income statements in order to permit comparison of the underlying effective rate of tax attributable to shareholders from year to year. The tax expense attributable to policyholders’ returns included above is US$2m and US$nil for the nine months ended September 30, 2020 and 2021, respectively.
The Group calculates income tax benefit/(expense) from continuing operations for the nine months ended September 30, 2020 and 2021 using the tax rate that would be applicable to the expected total annual profit/(loss) before tax from continuing operations. The Group’s effective tax rate for the nine months ended September 30, 2020 and 2021 was 4.1% and 29.6% respectively. The difference is primarily explained by changes to the Group’s recognition of deferred tax assets and non-taxable/deductible items.
The table below reflects the principal rates of corporate income tax as at the end of each period. The rates reflect enacted or substantively enacted corporate tax rates throughout the period in each jurisdiction.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
8. INCOME TAX (continued)
	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Hong Kong	16.5%	16.5%
Thailand	20%	20%
Japan	28%	28%
Others	12% – 30%	12% – 25%
9. EARNINGS/(LOSS) PER SHARE
Basic earnings/(loss) per share
The calculation of earnings/(loss) per share is based on the earnings/(loss) attributable to ordinary shareholders of the Company and the weighted average number of ordinary shares in issue during the period.
	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Profit/(loss) attributable to ordinary shareholders of the Company (US$m):
Continuing operations	(307)	95
Add: Adjustment for vested but not yet exercised share options issued by subsidiaries under share option award plan(1)	1	(1)
	(306)	94
Discontinued operations	1	36
	(305)	130
Weighted average number of ordinary shares in issue for basic earnings/(loss) per share(2)	584,599,500	617,687,760
Basic earnings/(loss) per share attributable to ordinary shareholders of the Company (US$ per share)
Continuing operations	(0.52)	0.15
Discontinued operations	—	0.06
Total basic earnings/(loss) per share (US$ per share)	(0.52)	0.21

Note:
(1)
For the purpose of calculating basic loss/earnings per share, the vested but not yet exercised share options issued by FL and FGL of the Group, which are exercisable at nominal price, are considered as if they had been exercised on the respective vesting dates. Accordingly, the corresponding impact to the loss attributable to ordinary shareholders of the Company is adjusted.

(2)
In determining the weighted average number of ordinary shares in issue, the 18,486,640 ordinary shares issued by the Company pursuant to the Reorganization and the Share Split and Share Surrender (refer to Note 22.1) which took place on August 20, 2021, were treated as if they had been effective since January 1, 2020. Ordinary shares issued by the Company during the nine months ended September 30, 2021 were accounted for on a time apportionment basis.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
9. EARNINGS/(LOSS) PER SHARE (continued)
Diluted earnings/(loss) per share
During the nine months ended September 30, 2020 and 2021, the Group has potentially dilutive instruments which are issued by FL and FGL, including convertible preference shares as described in Note 22.4 and RSU and share options granted to eligible participants as described in Note 25. Diluted earnings/(loss) per share is calculated by adjusting the net profit/(loss) attributable to ordinary shareholders of the Company to assume conversion of all dilutive instruments issued by FL and FGL.
	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Profit/(loss) attributable to ordinary shareholders of the Company (US$m):
Continuing operations, used in calculating basic earnings/(loss) per share	(306)	94
Effects of RSU and share options granted by subsidiaries(1)	—	(1)
	(306)	93
Discontinued operations, used in calculating basic earnings/ (loss) per share	1	36
	(305)	129
Weighted average number of ordinary shares in issue for diluted earnings/(loss) per share(2)	584,599,500	617,687,760
Diluted earnings/(loss) per share attributable to ordinary shareholders of the Company (US$ per share)
Continuing operations	(0.52)	0.15
Discontinued operations	—	0.06
Total diluted earnings/(loss) per share (US$ per share)	(0.52)	0.21

Note:
(1)
During the nine months ended September 30, 2020, the effects of RSU and share options granted by FL and FGL of the Group were not included in the calculation of diluted loss per share as they were anti-dilutive.

(2)
During the nine months ended September 30, 2020 and 2021, there were no potentially dilutive instruments issued by the Company. Therefore, the weighted average numbers of ordinary shares in issue are the same for both basic and diluted earnings/(loss) per share.

Other potential dilutive instruments issued by FL and FGL were anti-dilutive during the nine months ended September 30, 2020 and 2021.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
10. INTANGIBLE ASSETS
US$m	Goodwill	Distribution rights	Computer software and others	Total
Cost
At December 31, 2020	1,652	1,827	229	3,708
Additions	—	—	34	34
Disposals	—	—	(7)	(7)
Foreign exchange movements	(64)	(142)	(19)	(225)
At September 30, 2021 (Unaudited)	1,588	1,685	237	3,510
Accumulated amortization and impairment
At December 31, 2020	(37)	(41)	(99)	(177)
Amortization charge for the period	—	(27)	(21)	(48)
Disposals	—	—	2	2
Foreign exchange movements	1	4	7	12
At September 30, 2021 (Unaudited)	(36)	(64)	(111)	(211)
Net book value
At December 31, 2020	1,615	1,786	130	3,531
At September 30, 2021 (Unaudited)	1,552	1,621	126	3,299
11. INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Group
Investments in associates	64	330
Investments in a joint venture	243	236
Total	307	566
The Group’s interest in its key associates and joint venture are as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
11. INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE (continued)
					Group’s interest %
Entity	Place of incorporation	Principal activity	Type of investments	Type of shares held	As at December 31, 2020	As at September 30, 2021
						(Unaudited)
PT Asuransi BRI Life (“BRI Life”)	Indonesia	Life insurance	Associate	Ordinary	—	29.86%
CompareAsia Group Capital Limited	Cayman Islands	Operation of online platforms and provision of insurance brokerage and marketing services	Associate	Ordinary	25.40%	25.40%
One George Street LLP	Singapore	Investment in real estate properties in Singapore	Joint venture	Ordinary	50.00%	50.00%
All associates and the joint venture are unlisted.
Dividend received from One George Street LLP during the nine months ended September 30, 2020 and 2021 was US$6m and US$8m, respectively.
On March 2, 2021, the Group has completed its initial investment in a minority stake of 29.86% in BRI Life, the life insurance subsidiary of PT Bank Rakyat Indonesia (Persero) Tbk (“BRI”) at a consideration of US$273m. Concurrently, BRI Life has entered into a 15-year life insurance distribution agreement with BRI.
The Group utilizes the acquisition method of accounting to determine the Group’s share of the net fair value of assets and liabilities for its initial investment in BRI Life. As at September 30, 2021, this is incomplete for the valuation of certain assets and liabilities, and related income taxes. Accordingly, the goodwill may be adjusted subsequently.
Summarized financial information of BRI Life
Summarized statement of financial position of BRI Life are set out as follows:
US$m	As at September 30, 2021
(Unaudited)
Assets	1,447
Liabilities	(929)
Net assets	518
The Group’s share in net assets – 29.86%	155
Goodwill	115
Group’s carrying amount of the investment in BRI Life	270

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
11. INVESTMENTS IN ASSOCIATES AND A JOINT VENTURE (continued)
Summarized income statement and other comprehensive income of BRI Life:
US$m	From March 2 to September 30, 2021
(Unaudited)
Revenue	235
Expenses	(254)
Loss for the period	(19)
Other comprehensive income for the period	8
Total comprehensive loss for the period	(11)
Group’s share of total comprehensive loss for the period – 29.86%	(3)
12. PROPERTY, PLANT AND EQUIPMENT
During the nine months ended September 30, 2021, the Group acquired property plant and equipment and right-of-use assets with cost of US$13m and US$50m, respectively. There is no additional impairment or reversal of impairment made during the nine months ended September 30, 2021.
13. INVESTMENT PROPERTY
US$m
Fair value
At December 31, 2020	609
Additions	114
Foreign exchange movements	(48)
At September 30, 2021 (Unaudited)	675
On April 16, 2021, the Group acquired an investment property in Malaysia at a cost of US$17m from a related party. The investment property represents a commercial building together with the associated parcel of land. Concurrently, the Group also entered into an agreement to lease the investment property to the related party for an initial period of 3 years, with options to extend the lease for additional periods as set out under the terms of the lease.
On April 28, 2021, the Group acquired an investment property in Japan at approximately US$40m. The investment property represents a residential building together with the associated parcel of land.
On May 28, 2021, the Group acquired an investment property in Japan at approximately US$57m. The investment property represents a commercial building together with the associated parcel of land.
14. FINANCIAL INVESTMENTS
In the following tables, “FVTPL” indicates financial investments classified at fair value through profit or loss and “AFS” indicates financial investments classified as available-for-sale.
14.1 Debt securities
In compiling the tables below, external international issue ratings have been used in accordance with the Group’s credit risk assessment framework. Where external international issue ratings are not readily

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
available, external local issue ratings are used by mapping to external international ratings based on an internal rating methodology. Where there is no external international or local issue rating, the external credit rating of the issuer is used and if not available, the debt security is classified as not-rated.
Standard and Poor’s and Fitch	Moody’s	Internal ratings reported as
AAA	Aaa	AAA
AA+ to AA-	Aa1 to Aa3	AA
A+ to A-	A1 to A3	A
BBB+ to BBB-	Baa1 to Baa3	BBB
BB+ to BB-	Ba1 to Ba3	BB
B+ to B-	B1 to B3	B
CCC and below	Caa1 and below	Not rated
Debt securities by type comprise the following:
	Policyholder and shareholder investments
US$m	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2020
Government bonds – issued in local currency
United States	—	1,028	—	327	1,355
Japan	—	—	—	2,561	2,561
Thailand	—	—	—	12,903	12,903
Indonesia	—	—	—	133	133
Vietnam	—	7	—	38	45
Malaysia	—	—	23	71	94
Other	—	1	—	48	49
Sub-total	—	1,036	23	16,081	17,140
Government bonds – issued in foreign currency
Qatar	—	53	—	9	62
Belgium	—	62	—	—	62
Mexico	—	—	—	64	64
Saudi Arabia	—	177	—	—	177
Indonesia	—	25	—	57	82
China	—	58	—	—	58
Other	3	58	—	49	110
Sub-total	3	433	—	179	615

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
	Policyholder and shareholder investments
US$m	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder		Total
	FVTPL	AFS	FVTPL	AFS
December 31, 2020
Government agency bonds(1)
AAA	—	12	—	10	22
AA	17	154	—	295	466
A	—	23	—	741	764
BBB	—	12	—	879	891
Below investment grade	—	—	—	28	28
Sub-total	17	201	—	1,953	2,171
Corporate bonds
AAA	—	86	—	7	93
AA	7	409	—	153	569
A	39	4,083	27	2,399	6,548
BBB	2	4,041	—	3,309	7,352
Below investment grade	—	85	—	1,291	1,376
Not rated	1	223	—	91	315
Sub-total	49	8,927	27	7,250	16,253
Structured securities(2)
AAA	—	445	—	6	451
AA	—	95	—	659	754
A	—	71	—	16	87
BBB	—	39	—	20	59
Below investment grade	—	13	—	25	38
Not rated	—	—	—	2	2
Sub-total	—	663	—	728	1,391
Others
Redeemable investment funds	—	—	—	260	260
Certificate of deposits	6	97	—	30	133
Others	—	1	4	—	5
Sub-total	6	98	4	290	398
Total(3)	75	11,358	54	26,481	37,968

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

(3)
As at December 31, 2020, debt securities of US$4,065m and US$223m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

	Policyholder and shareholder investments
US$m	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder investments		Total
	FVTPL	AFS	FVTPL	AFS
September 30, 2021 (Unaudited)
Government bonds – issued in local currency
United States	—	831	—	399	1,230
Japan	—	—	—	2,825	2,825
Thailand	—	—	—	10,945	10,945
Indonesia	—	—	—	157	157
Vietnam	—	7	—	15	22
Malaysia	—	—	30	65	95
Other	—	1	—	53	54
Sub-total	—	839	30	14,459	15,328
Government bonds – issued in foreign currency
Qatar	—	191	—	15	206
Belgium	—	57	—	—	57
Saudi Arabia	—	229	—	4	233
Indonesia	—	21	—	76	97
China	—	55	—	2	57
United Arab Emirates	1	175	—	7	183
Other	1	61	—	43	105
Sub-total	2	789	—	147	938

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
	Policyholder and shareholder investments
US$m	Participating funds and other participating business with distinct portfolios		Other policyholder and shareholder Investments		Total
	FVTPL	AFS	FVTPL	AFS
September 30, 2021 (Unaudited)
Government agency bonds(1)
AAA	—	3	—	3	6
AA	16	178	—	154	348
A	—	27	—	640	667
BBB	—	11	—	693	704
Below investment grade	—	—	—	24	24
Sub-total	16	219	—	1,514	1,749
Corporate bonds
AAA	—	77	—	8	85
AA	4	496	—	201	701
A	16	4,334	26	2,353	6,729
BBB	—	4,175	—	2,863	7,038
Below investment grade	—	90	—	1,298	1,388
Not rated	—	86	—	21	107
Sub-total	20	9,258	26	6,744	16,048
Structured securities(2)
AAA	—	346	—	2	348
AA	—	81	—	765	846
A	—	103	—	24	127
BBB	—	74	—	23	97
Below investment grade	—	12	—	17	29
Sub-total	—	616	—	831	1,447
Others
Redeemable investment funds	—	—	—	233	233
Certificate of deposits	2	68	—	28	98
Others	—	1	—	—	1
Sub-total	2	69	—	261	332
Total(3)	40	11,790	56	23,956	35,842

Notes:
(1)
Government agency bonds comprise bonds issued by government-sponsored institutions such as national, provincial and municipal authorities and government-related entities.

(2)
Structured securities include collateralized debt obligations, mortgage-backed securities and other asset-backed securities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
(3)
As at September 30, 2021, debt securities of US$3,681m and US$274m are restricted due to local regulatory requirements in Thailand and Macau, respectively.

As at December 31, 2020 and September 30, 2021, AFS debt securities of US$429m and US$190m are subject to repurchase and forward agreements, whereby securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. The securities related to the repurchase and forward agreements are not de-recognized from the condensed consolidated statements of financial position, but are retained within the appropriate financial asset classification. During the term of the repurchase and forward agreements, the Group is restricted from selling or pledging the transferred debt securities. Refer to Note 21 for additional information on the associated liabilities.
Debt securities classified at fair value through profit or loss are all designated at fair value through profit or loss.
14.2 Equity securities
Equity securities measured at fair value through profit and loss comprise the following:
	Policyholder and shareholder
US$m	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder	Sub-total	Unit-linked	Total
December 31, 2020
Equity shares	811	563	1,374	—	1,374
Interests in investment funds	1,592	404	1,996	2,370	4,366
Total	2,403	967	3,370	2,370	5,740
	Policyholder and shareholder
US$m	Participating funds and other participating business with distinct portfolios	Other policyholder and shareholder	Sub-total	Unit-linked	Total
September 30, 2021 (Unaudited)
Equity shares(1)	1,438	844	2,282	—	2,282
Interests in investment funds	2,275	636	2,911	2,403	5,314
Total	3,713	1,480	5,193	2,403	7,596

Note:
(1)
As at September 30, 2021, equity securities of US$13m are restricted due to local regulatory requirements in Macau.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
14. FINANCIAL INVESTMENTS (continued)
14.3 Debt and equity securities
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Debt securities
Listed	17,182	18,034
Unlisted	20,786	17,808
Total	37,968	35,842
Equity securities
Policyholder and shareholder
Listed	1,474	2,362
Unlisted	1,896	2,831
Unit-linked
Listed	382	370
Unlisted	1,988	2,033
Total	5,740	7,596
14.4 Loans and deposits
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Policy loans	856	782
Secured loans	11	16
Accreting deposits and promissory notes	717	663
Term deposits	171	161
Other financial receivables	1	3
Provision for impairment	(2)	(2)
Total	1,754	1,623
Policy loans are stated at amortized cost, interest-bearing at market interest rates and repayable at the discretion of the policyholders as long as the interest plus the principal of the loans do not exceed the cash value. As at December 31, 2020 and September 30, 2021, the policy loans bear interest rates ranging from 2.25% to 10% per annum.
Accreting deposits and promissory notes are stated at amortized cost. As at December 31, 2020 and September 30, 2021, the accreting deposits and promissory notes bear interest rates ranging from 1.9% to 5.7% and 2.26% to 5.2% per annum respectively and are repayable upon maturity.
Certain term deposits of US$12m and US$17m as at December 31, 2020 and September 30, 2021, respectively, are restricted due to local regulatory requirements.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
15. DERIVATIVE FINANCIAL INSTRUMENTS
The following summarized the Group’s derivative exposure:
		Fair value
US$m	Notional amount	Assets	Liabilities
December 31, 2020
Foreign exchange contracts
Forwards	8,798	55	(82)
Cross-currency swaps	1,002	33	(48)
Total foreign exchange contracts	9,800	88	(130)
Interest rate swaps	2,376	2	(12)
Others
Warrants and options	8	8	—
Bond forward contracts	1,340	82	(37)
Credit default swaps	1,500	—	(35)
Total	15,024	180	(214)
September 30, 2021 (Unaudited)
Foreign exchange contracts
Forwards	10,297	41	(102)
Cross-currency swaps	1,090	2	(78)
Total foreign exchange contracts	11,387	43	(180)
Interest rate swaps	1,808	2	(12)
Others
Warrants and options	9	41	—
Bond forward contracts	504	31	(11)
Total	13,708	116	(194)
The Group’s derivatives are over-the-counter (OTC) derivatives. OTC derivative contracts are individually negotiated between contracting parties and not cleared through an exchange. OTC derivatives include forwards, swaps and options. Derivatives are subject to various risks including market, liquidity and credit risks, similar to those related to the underlying financial instruments.
Derivatives assets and derivative liabilities are recognized in the condensed consolidated statements of financial position as financial assets at fair value through profit or loss and derivative financial liabilities, respectively. The Group’s derivative contracts are established to economic hedge financial exposures. The Group adopts hedge accounting in limited circumstances. The notional or contractual amounts associated with derivative financial instruments are not recorded as assets or liabilities in the condensed consolidated statements of financial position as they do not represent the fair value of these transactions. The notional amounts in the previous table reflect the aggregate of individual derivative positions on a gross basis and so give an indication of the overall scale of derivative transactions.
Foreign exchange contracts
Foreign exchange forward and futures contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed price and settlement date. Currency options are agreements that give the buyer the right to exchange the currency of one country for the currency of another

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
15. DERIVATIVE FINANCIAL INSTRUMENTS (continued)
country at agreed prices and settlement dates. Currency swaps are contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to gains and losses on the foreign exchange contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, implied volatility of the underlying indices and the timing of payments.
Interest rate swaps
Interest rate contracts are contractual agreements between two parties to exchange periodic payments in the same currency, each of which is computed on a different interest rate basis, on a specified notional amount. Most interest rate contracts involve the net exchange of payments calculated as the difference between the fixed and floating rate interest payments.
Other derivatives
Forward contracts are contractual obligations to buy or sell a financial instrument on a predetermined future date at a specified price. Credit default swaps represent agreements under which the Group has purchased default protection on certain underlying corporate bonds held in its portfolio. These credit default swaps allow the Group to sell the protected bonds at par value to the counterparty if a default event occurs in exchange for periodic payments made by the Group for the life of the agreement.
Collateral under derivative transactions
As at December 31, 2020, the Group held cash collateral of US$112m and debt securities collateral with a carrying value of US$244m for assets and posted cash collateral of US$14m and debt securities with a carrying value of US$44m for liabilities. As at September 30, 2021, the Group held cash collateral of US$16m and debt securities collateral with a carrying value of US$16m for assets and posted cash collateral of US$37m and debt securities with a carrying value of US$73m for liabilities. The Group did not sell or repledge the collateral received. These transactions are conducted under terms that are usual and customary to collateralized transactions. Further information relating to cash collateral is included in Note 17 and Note 21.
Derivatives designated as hedging instruments
During the year ended December 31, 2020 and nine months ended September 30, 2021, the Group designated interest rate swaps as cash flow hedges of variable rate interest payments arising from bank borrowings. The terms of the interest rate swaps have been negotiated to match the terms of the variable rate interest payments. As a result, these hedging relationships are considered highly effective at inception, December 31, 2020 and September 30, 2021. The changes in counterparty credit risk had no material effect on the hedge effectiveness assessment. As at December 31, 2020 and September 30, 2021, the fair value of the interest rate swaps designated as hedging instruments was US$4m and US$3m, respectively.
The Group has designated certain foreign exchange derivative liabilities with fair values of US$30m and US$24m as at December 31, 2020 and September 30, 2021, respectively, in cash flow hedges of foreign exchange risk. The Group has also designated certain bond forward derivative assets with fair values of US$14m and US$5m, and certain bond forward derivative liabilities with fair values of US$37m and US$11m, as at December 31, 2020 and September 30, 2021, respectively, in cash flow hedges of bond price risk. These hedging relationships were considered highly effective as at December 31, 2020 and September 30, 2021.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
16. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS
16.1 Fair value hierarchy for fair value measurement on a recurring basis
A summary of assets and liabilities carried at fair value on a recurring basis according to fair value hierarchy is given below:
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
December 31, 2020
Recurring fair value measurements
Financial assets
Available for sale
Debt securities	1,921	35,879	39	37,839
Government bonds	1,449	16,280	—	17,729
Government agency bonds	—	2,154	—	2,154
Corporate bonds	329	15,810	38	16,177
Structured securities	—	1,390	1	1,391
Others	143	245	—	388
At fair value through profit or loss
Debt securities	—	125	4	129
Government bonds	—	26	—	26
Government agency bonds	—	17	—	17
Corporate bonds	—	76	—	76
Others	—	6	4	10
Equity securities	1,856	2,078	1,806	5,740
Derivative financial instruments	7	173	—	180
Financial assets measured at fair value and held by discontinued operations	—	400	—	400
Total assets on a recurring fair value measurement basis	3,784	38,655	1,849	44,288
% of Total	9%	87%	4%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	179	179
Derivative financial instruments	—	214	—	214
Financial liabilities measured at fair value and held by discontinued operations	—	378	—	378
Total liabilities on a recurring fair value measurement basis	—	592	179	771
% of Total	—%	77%	23%	100%

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
16. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS (continued)
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
September 30, 2021 (Unaudited)
Recurring fair value measurements
Financial assets
Available for sale
Debt securities	2,230	33,465	51	35,746
Government bonds	1,451	14,783	—	16,234
Government agency bonds	—	1,733	—	1,733
Corporate bonds	660	15,291	51	16,002
Structured securities	—	1,447	—	1,447
Others	119	211	—	330
At fair value through profit or loss
Debt securities	—	96	—	96
Government bonds	—	32	—	32
Government agency bonds	—	16	—	16
Corporate bonds	—	46	—	46
Others	—	2	—	2
Equity securities	2,732	2,058	2,806	7,596
Derivative financial instruments	3	77	36	116
Financial assets measured at fair value and held by disposal group	—	103	—	103
Total assets on a recurring fair value measurement basis	4,965	35,799	2,893	43,657
% of Total	11%	82%	7%	100%
Financial liabilities
Investment contract liabilities without DPF	—	—	160	160
Derivative financial instruments	—	194	—	194
Financial liabilities measured at fair value and held by disposal group	—	64	—	64
Total liabilities on a recurring fair value measurement basis	—	258	160	418
% of Total	—%	62%	38%	100%
The Group’s policy is to recognize transfers of assets and liabilities between Level 1 and Level 2 at their fair values as at the end of each reporting period, consistent with the date of the determination of fair value. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. During the year ended December 31, 2020 and nine months ended September 30, 2021, there were no movements of financial assets between Level 1 and Level 2.
The Group’s Level 2 financial instruments include debt securities, equity securities, and derivative instruments. The fair values of Level 2 financial instruments are estimated using values obtained from private pricing services and brokers corroborated with internal review as necessary. When the quotes from third-party pricing services and brokers are not available, internal valuation techniques and inputs will be used to derive the fair value for the financial instruments.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
16. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS (continued)
The table below sets out a summary of changes in the Group’s Level 3 financial instruments measured at fair value on a recurring basis for the nine months ended September 30, 2021. The table reflects gains and losses, including gains and losses on financial instruments categorized as Level 3 as at September 30, 2021.
Level 3 financial instruments
US$m	Debt securities	Equity securities	Derivative financial assets/(liabilities)	Investment contract liabilities without DPF
As at January 1, 2021	43	1,806	—	(179)
Net movement on investment contract liabilities	—	—	—	19
Total gains/(losses)
Reported under investment return in the condensed consolidated income statements	—	427	36	—
Reported under fair value reserve and foreign currency translation reserve in the consolidated statements of comprehensive income	1	—	—	—
Purchases	13	643	—	—
Sales	(1)	(35)	—	—
Settlements	—	(12)	—	—
Transfer out of level 3	(5)	(23)	—	—
As at September 30, 2021 (Unaudited)	51	2,806	36	(160)
Change in unrealized gains/losses included in the condensed consolidated income statements for assets and liabilities held at the end of the reporting period, under investment return and other expenses	—	427	—	—
Movements in investment contract liabilities at fair value are offset by movements in the underlying portfolio of matching assets.
Assets transferred out of Level 3 mainly relate to equity securities of which market-observable inputs became available during the period and were used in determining the fair value.
Level 3 equity securities
As at September 30, 2021, equity securities classified as level 3 mainly include unlisted investment funds. The Group determines the fair values of these investment funds based on the reported NAV in their audited financial statements and may make adjustments where appropriate. The Group considers that the change in the input to the valuation technique would not have a significant impact on the condensed consolidated financial statements. No quantitative analysis has been presented.
Level 3 investment contract liabilities
For investment contract liabilities, the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The discount rate used is 4.68% for the nine months ended September 30, 2021. The higher the interest rates, the lower the fair value.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
16. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS (continued)
16.2 Fair value measurements for disclosure purpose
Fair values of financial assets and liabilities for disclosure purpose are determined using the same Fair Value Hierarchy.
Loans and deposits
For loans and deposits that are repriced frequently and have not had any significant changes in credit risk, carrying amounts represent a reasonable estimate of fair values. The fair values of other loans are estimated by discounting expected future cash flows using interest rate offered for similar loans to borrowers with similar credit ratings. The fair values of fixed rate policy loans are estimated by discounting cash flows at the interest rates charged on policy loans of similar policies currently being issued.
Loans with similar characteristics are aggregated for purposes of the calculations. The carrying value of loans and receivables approximate to their fair values, except for accreting deposits.
Cash and cash equivalents
The carrying amount of cash approximates its fair value.
Reinsurance receivables
The carrying amount of amounts receivable from reinsurers is not considered materially different to their fair value.
Other assets
The carrying amount of other financial assets is not materially different to their fair value.
Borrowings
The fair values of borrowings with stated maturities have been estimated based on discounting future cash flows using the interest rates currently applicable to deposits of similar maturities or prices obtained from brokers.
Other liabilities
The fair values of other unquoted financial liabilities is estimated by discounting expected future cash flows using current market rates applicable to their yield, credit quality and maturity, except for those without stated maturity, where the carrying value approximates to fair value.
A summary of fair value hierarchy of assets and liabilities not carried at fair value but for which the fair value is disclosed as at September 30, 2021 is given below.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
16. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS (continued)
	Fair value hierarchy
US$m	Level 1	Level 2	Level 3	Total
September 30, 2021 (Unaudited)
Assets for which the fair value is disclosed
Financial assets
Accreting deposits	—	664	—	664
Total assets for which the fair value is disclosed	—	664	—	664
Liabilities for which the fair value is disclosed
Financial liabilities
Medium term / subordinated notes	1,274	—	—	1,274
Total liabilities for which the fair value is disclosed	1,274	—	—	1,274
17. OTHER ASSETS
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Insurance receivables due from insurance and investment contract holders	524	442
Accounts receivable	355	358
Accrued investment income	234	320
Restricted cash	50	643
Deposits	30	28
Prepayments	80	87
Others	12	15
Total	1,285	1,893
As of December 31, 2020, accounts receivable includes US$276m relating to the novation of the TMB distribution agreement which were settled in 2021. As of December 31, 2020 and September 30, 2021, accounts receivable also includes US$9m and US$34m, respectively, relating to the cash collateral posted for derivative liabilities.
As of December 31, 2020 and September 30, 2021, restricted cash includes bank deposits of US$48m and US$41m which were mainly restricted for use in accordance with the covenant requirements of bank borrowings. Refer to Note 20 for details of the bank borrowings. As of September 30, 2021, restricted cash also includes bank deposits of US$600m which was restricted for use until the initial public offering of the Company. Refer to Note 22.1 for details.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
18. CASH AND CASH EQUIVALENTS
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Cash	2,555	1,710
Cash equivalents	175	129
Total	2,730	1,839
Cash comprises cash at bank and cash in hand. Cash equivalents comprise bank deposits with maturities at acquisition of three months or less.
19. INSURANCE CONTRACT LIABILITIES
The movements of insurance contract liabilities are shown as follows:
US$m	Nine months ended September 30, 2021
At beginning of period	45,181
Valuation premiums and deposits	6,934
Life insurance contracts(1)
New business	2,527
In-force business	4,407
General insurance contracts(2)
New business	10
In-force business	(10)
Expected investment return	808
Liabilities released for policy termination, or other policy benefits paid and related expenses	(3,381)
Life insurance contracts
New business	(150)
In-force business	(3,230)
General insurance contracts
In-force business	(1)
Interest accrued and change in unit price	167
Impact of changes in assumptions	(2)
Foreign exchange movements	(2,930)
Disposal of business	(61)
Other movement	(63)
At end of period	46,653

Note:
(1)
Represents the portion of premiums received from life insurance contracts that are set aside to pay future insurance benefits.

(2)
Represents the change in unearned premiums for general insurance contracts.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
19. INSURANCE CONTRACT LIABILITIES (continued)
Insurance contract liabilities comprise of following:
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Deferred profit	1,589	2,356
Unearned revenue	568	631
Policyholders’ share of participating surplus	451	636
Liabilities for future policyholder benefits	42,573	43,030
Total	45,181	46,653
20. BORROWINGS
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Bank borrowings	2,234	1,792
Medium term notes	323	324
Subordinated notes	900	900
Total	3,457	3,016
Outstanding bank borrowings and notes placed to the market as at September 30, 2021:
Issue date	Nominal amount	Interest rate	Tenor
Bank borrowings
September 13, 2019	US$1,800m	LIBOR + 1.5%	3 years
Medium term notes
September 24, 2014	US$325m	5.00%	10 years
Subordinated notes
July 9, 2019	US$550m	5.75%	5 years
July 23, 2019	US$250m	5.75%	5 years
July 30, 2019	US$100m	5.75%	5 years
These medium-term notes and subordinated notes are listed on The Stock Exchange of Hong Kong Limited. The net proceeds from the issuance of the medium-term notes, subordinated notes and the bank credit facilities are used for acquisitions, general corporate purposes and funding requirements of the Group.
On July 26, 2021, the Group settled a US$275m bank borrowing on its scheduled maturity date. On August 10, 2021, the Group voluntarily settled a US$175m bank borrowing before its scheduled maturity date.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
21. OTHER LIABILITIES
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
Trade and other payables(1)	1,510	1,286
Reinsurance-related payables	385	417
Distribution agreement payable	686	514
Lease liabilities	145	136
Obligations under repurchase and forward arrangements	429	192
Total	3,155	2,545

Note:
(1)
Other payables as at December 31, 2020 and September 30, 2021 includes US$112m and US$16m, respectively, relating to the cash collateral held for derivative assets.

Distribution agreement payable represents the deferred payments to be paid in accordance with the terms set out in SCB Distribution Agreement and Vietcombank Distribution Agreement.
The Group has entered into repurchase and forward agreements whereby certain debt securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date. Refer to Note 14.1 for details.
The total cash outflow for leases for the nine months ended September 30, 2020 and 2021 was US$48m and US$50m, respectively.
22. SHARE CAPITAL, SHARE PREMIUM AND RESERVES
22.1 Share capital and share premium
	Number of ordinary shares	Share capital nominal value US$m	Share premium US$m	Total share capital and share premium US$m
Authorized:
Ordinary shares of US$1 each as at December 31, 2020 and January 1, 2021	25,000,000	25	—	25
Share Split	2,475,000,000	—	—	—
Ordinary shares of US$0.01 each as at September 30, 2021 (Unaudited)	2,500,000,000	25	—	25
Issued and fully paid:
Ordinary shares of US$1 each as at December 31, 2020 and January 1, 2021	19,486,650	19	4,026	4,045
Issue of ordinary shares	2,142,858	2	598	600
Share Split	2,141,321,292	—	—	—
Share Surrender	(1,514,065,560)	(15)	—	(15)
Ordinary shares of US$1 each as at September 30, 2021 (Unaudited)	648,885,240	6	4,624	4,630

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
22. SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
On May 13, 2021, the Company issued 2,142,858 ordinary shares to PCGI Holdings Limited at a consideration of US$600m which is restricted for use until the initial public offering of the Company.
On August 20, 2021, the Company effected a share split of all of the Company’s issued and outstanding ordinary shares on a 1-for-100 basis (“Share Split”), pursuant to which the par value of each ordinary share was adjusted from US$1 to US$0.01. On the same date, PCGI Holdings Limited surrendered 1,514,065,560 ordinary shares of US$0.01 each for nil consideration pursuant to a form of surrender letter (“Share Surrender”). Accordingly, the par value of the ordinary shares surrendered at an amount of US$15m was transferred from share capital to capital redemption reserve. The Share Split and Share Surrender effectively resulted in a 1-for-30 split of the Company’s issued ordinary shares.
22.2 Reserves
(a) Fair value reserve
The fair value reserve comprises the cumulative net change in the fair value of available for sale securities held at the end of the reporting period.
(b) Foreign currency translation reserve
The foreign currency translation reserve comprises all foreign currency exchange differences arising from the translation of the financial statements of foreign operations.
(c) Cash flow hedge reserve
The cash flow hedge reserve represents the cumulative gain or loss on the hedging instrument from inception of the cash flow hedge.
(d) Other reserves
Other reserves mainly include capital redemption reserve and share-based compensation reserve.
22.3 Perpetual securities
FL and FGL issued the following perpetual securities as at December 31, 2020 and September 30, 2021:
	Nominal amount	Distribution rate	Tenor
January 24, 2017	US$250m	6.250%	Perpetual
June 15, 2017	US$500m	Note 1	Perpetual
July 6, 2017	US$250m	Note 1	Perpetual
February 1, 2018	US$200m	5.500%	Perpetual
September 16, 2019	US$600m	6.375%	Perpetual

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
22. SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)

Note 1: 0% for first 5 years, then US treasury benchmark rate +4.865% afterwards
Carrying amount of the perpetual securities:
US$m	As at December 31, 2020	As at September 30, 2021
		(Unaudited)
January 24, 2017	255	252
June 15, 2017	360	360
July 6, 2017	179	179
February 1, 2018	203	200
September 16, 2019	610	600
	1,607	1,591
FL and FGL may, at its sole option, defer the distributions by giving notice to the holders. In the event of any distribution deferral, FL and FGL cannot declare or pay any dividend on its ordinary or preference share capital, except if payments are declared, paid or made in respect of an employee benefit plan or similar arrangement with or for the benefit of employees, officers, directors, or consultants. The perpetual securities have been treated as equity in the Group’s condensed consolidated statements of financial position. FL and FGL use the proceeds from the issuance for general corporate purposes, potential transactions and/or repayment of the Group’s own indebtedness.
During the nine months ended September 30, 2020 and 2021, the Group paid distributions of US$65m and US$65m, respectively.
22.4 Non-controlling interests
Non-controlling interests represent ordinary shares, preference shares and convertible preference shares which are not attributable to the Company. The key terms of the preference shares and convertible preference shares are summarized below.
(a) Preference shares
Preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of preference shares are entitled to the same voting rights as each ordinary share in FL and FGL.
The preference shares rank pari passu with all other shares on any payment of dividend or distribution or return of capital (other than on a liquidation event). On a liquidation event, the assets of FL and FGL available for distribution amongst the shareholders shall be applied to pay the preference shareholders pari passu with the holders of the convertible preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
(b) Convertible preference shares
Convertible preference shares issued by FL and FGL do not have fixed maturity, participate in discretionary dividends and are redeemable within the control of the Group. The holders of convertible preference shares are not entitled to attend or vote at general meetings of FL and FGL.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
22. SHARE CAPITAL, SHARE PREMIUM AND RESERVES (continued)
The convertible preference shares rank pari passu with all other shares, with the exception that (i) on any payment of a dividend or distribution or return of capital (other than on a liquidation event), certain holders of the convertible preference shares shall have the benefit of an increased entitlement to such dividend or distribution and (ii) on a liquidation event, the assets of FL and FGL available for distribution amongst the shareholders shall be applied to pay the convertible preference shareholders pari passu with the holders of the preference shares (in priority to any payment to the holders of any other class of shares in the capital of FL and FGL).
22.5 Transactions with non-controlling interests
i.
On April 20, 2021, the Company transferred an aggregate of 2,439,934 convertible preference shares issued by FL and FGL to an existing convertible preference shareholder for a total consideration of approximately US$400m.

ii.
On May 14, 2021, FL and FGL issued an aggregate of 9,392,856 ordinary shares with a par value of US$0.01 for an aggregate consideration of US$1,315m to the Company.

23. GROUP CAPITAL STRUCTURE
Capital Management Approach
The Group’s capital management objectives focus on maintaining a strong capital base to support the development of the business, maximizing shareholders’ value and satisfying regulatory capital requirements at all times.
The Group’s capital management function oversees all capital-related activities of the Group and assists senior management in making capital decisions. The capital management function participates in decisions concerning asset-liability management, strategic asset allocation and ongoing solvency management. This includes ensuring capital considerations are paramount in the strategy and business planning processes.
Regulatory Solvency
The Group is in compliance with the solvency and capital adequacy requirements applied by its regulators at all times. The primary insurance regulators for the Group’s key operating companies are:
Subsidiary	Primary insurance regulator	Solvency regulation
FWD Life Insurance Company (Bermuda) Limited	Insurance Authority (“HKIA”)	Hong Kong Insurance Ordinance (“HKIO”)
FWD Life Insurance Public Company Limited	Thailand Office of Insurance Commission (“THOIC”)	Life Insurance Act of Thailand
FWD Fuji Life Insurance Company, Limited	Financial Services Agency (“FSA”)	Insurance Business Act
The HKIA (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Hong Kong. The HKIA requires FWD Life Insurance Company (Bermuda) Limited to maintain an excess of assets over liabilities of not less than the required minimum solvency margin. The amount required under the HKIO is 100 per cent of the required minimum solvency margin.
The Life Insurance Act of Thailand (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Thailand. The

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
23. GROUP CAPITAL STRUCTURE (continued)
Life Insurance Act of Thailand requires FWD Life Insurance Public Company Limited to maintain a required minimum solvency margin of 100%.
The Enforcement Ordinance of the Insurance Business Act and Comprehensive Guidelines for Supervision of Insurance Companies sets minimum solvency margin requirements that an insurer must meet in order to be authorized to carry on insurance business in or from Japan. The Comprehensive Guidelines for Supervision of Insurance Companies Section II-2-2-2 requires FWD Life Insurance Company, Limited to maintain a required minimum solvency margin ratio of 200%.
The capital positions of the Group’s key operating companies at December 31, 2020 and September 30, 2021 is as follows:
	December 31, 2020			September 30, 2021 (Unaudited)
US$m	Total available capital	Regulatory minimum capital	Solvency Ratio	Total available capital	Regulatory minimum capital	Solvency Ratio
FWD Life Insurance Company (Bermuda) Limited	1,279	442	290%	1,434	501	286%
FWD Life Insurance Public Company Limited	1,730	397	436%	1,428	431	331%
FWD Fuji Life Insurance Company, Limited	1,219	212	1,151%	1,210	194	1,244%
For these purposes, the Group defines total available capital as the amount of assets in excess of liabilities measured in accordance with the relevant local regulations and “regulatory minimum capital” as the minimum required margin of solvency calculated in accordance with the relevant local regulations. The solvency ratio is the ratio of total available capital to regulatory minimum capital.
The Group’s individual subsidiaries are subject to the supervision of government regulators in the jurisdictions in which the subsidiaries and their parent entity operate and, in relation to subsidiaries, in which they are incorporated. The various regulators overseeing the Group actively monitor our local solvency positions. The Group submits its annual filing to the HKIA of their solvency margin position based on the annual audited financial statements.
Capital and Regulatory Orders Specific to the Group
At December 31, 2020 and September 30, 2021, the requirements and restrictions summarized below may be considered material to the Group and remain in effect unless otherwise stated.
Hong Kong Insurance Authority
Undertakings have been given to the HKIA that:
i) FWD Life Insurance Company (Bermuda) Limited will maintain and continue to maintain a solvency ratio target of 150% per cent to 200% at all times and if the solvency ratio falls below the minimum target range, FWD Life Insurance Company (Bermuda) Limited will reinstate it within 90 days or a period of time as agreed with the HKIA; and
ii) Prior written consent from the HKIA will be obtained before declaring or paying dividends to shareholders.
24. RISK MANAGEMENT
The Group is exposed to a range of financial risks, including credit risk, market risk, and liquidity risk. The Group applies a consistent risk management philosophy that is embedded in management processes and controls such that both existing and emerging risks are considered and addressed.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
The following section summarizes the Group’s key risk exposures and the primary policies and processes used by the Group to manage its exposures to these risks.
Credit risk
Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Although the primary source of credit risk is the Group’s investment portfolio, credit risk also arises in reinsurance, settlement and treasury activities.
The level of credit risk the Group accepts is managed and monitored by the Asset and Liability Management Committee, through establishment of an exposure limit for each counterparty or group of counterparties, reporting of credit risk exposures, monitoring compliance with exposure limits, and a regular review of limits due to changes in the macro-economic environment.
The Group actively manages its investments to ensure that there is no significant concentration of credit risk.
Interest rate risk
The Group’s exposure to interest rate risk predominantly arises from any difference between the tenor of the Group’s liabilities and assets, or any difference between the return on investments and the return required to meet the Group’s commitments, predominantly its traditional insurance liabilities. This exposure is heightened in products with inherent interest rate options or guarantees.
The Group seeks to manage interest rate risk by ensuring appropriate product design and underlying assumptions as part of the product approval process and by matching, to the extent possible and appropriate, the duration of investment assets with the duration of insurance contracts. Given the long duration of policy liabilities and the uncertainty of future cash flows arising from these contracts, it is not possible to acquire assets that will perfectly match the policy liabilities. This results in interest rate risk, which is managed and monitored by the Asset and Liability Management Committee of the Group. The duration of interest bearing financial assets is regularly reviewed and monitored by referencing the estimated duration of insurance contract liabilities.
The table below summarizes the nature of the interest rate risk associated with financial assets and financial liabilities.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
December 31, 2020
Financial assets
Debt securities	2,021	35,696	251	37,968
Cash and cash equivalents	1,713	—	1,017	2,730
Loans and deposits	83	1,670	1	1,754
Equity securities	—	—	5,740	5,740
Derivative financial instruments	—	—	180	180
Reinsurance receivables	—	—	383	383
Accrued investment income	—	—	234	234
Other assets	48	—	923	971
Total financial assets	3,865	37,366	8,729	49,960
Financial liabilities
Borrowings	—	3,457	—	3,457
Other liabilities	—	1,272	1,883	3,155
Derivative financial instruments	—	—	214	214
Total financial liabilities	—	4,729	2,097	6,826

Note:
(1)
Borrowings of US$2,234m bear variable interest rates and are hedged with interest rate swaps. Refer to Note 15 for details.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
US$m	Variable interest rate	Fixed interest rate	Non-interest bearing	Total
September 30, 2021 (Unaudited)
Financial assets
Debt securities	2,170	33,437	235	35,842
Cash and cash equivalents	1,380	—	459	1,839
Loans and deposits	95	1,523	5	1,623
Equity securities	—	—	7,596	7,596
Derivative financial instruments	—	—	116	116
Reinsurance receivables	—	—	312	312
Accrued investment income	—	—	320	320
Other assets	64	607	815	1,486
Assets of disposal group classified as held for sale	1	94	6	101
Total financial assets	3,710	35,661	9,864	49,235
Financial liabilities
Borrowings(1)	—	3,016	—	3,016
Other liabilities	—	849	1,696	2,545
Derivative financial instruments	—	—	194	194
Liabilities directly associated with the assets of disposal group classified as held for sale	—	—	2	2
Total financial liabilities	—	3,865	1,892	5,757

Note:
(1)
Borrowings of US$1,792m bear variable interest rates and are hedged with interest rate swaps. Refer to Note 15 for details.

The analysis below illustrates the sensitivity of shareholders’ equity to changes in interest rates. The analysis illustrates the impact of changing interest rates in isolation, and does not quantify potential impacts arising from changes in other assumptions. The Group’s accounting policies lock in interest rate assumptions for traditional insurance contracts at policy inception and incorporate a provision for adverse deviation. As a result, the level of interest rate movement illustrated in this sensitivity analysis does not result in loss recognition and so there is no corresponding effect on insurance liabilities.
	December 31, 2020		September 30, 2021 (Unaudited)
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Interest rate risk
+50 basis points shift in yield curves	18	(1,611)	16	(1,601)
-50 basis points shift in yield curves	(17)	1,664	(16)	1,707

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
Equity price risk
The Group’s equity price risk exposure relates to financial assets whose values fluctuate as a result of changes in equity market prices, principally investment securities not held for the account of investment-linked policyholders.
The Group manages these risks by setting and monitoring investment limits in each country and sector. The Group’s principal equity price risk relates to movement in the fair value of its equity securities.
Equity price risk is managed through the selection process of equity funds and portfolio criteria for segregated equity mandates, which includes tracking errors based on benchmarks or specific concentration limits. Equity exposures are considered for each private equity investment to avoid concentration risk.
The analysis below illustrates the estimated impact on profits and shareholders’ equity arising from a change in a single variable before taking into account the effects of taxation.
	December 31, 2020		September 30, 2021 (Unaudited)
US$m	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)	Impact on profit before tax	Impact on other components of equity (before the effects of taxation)
Equity price risk
10 per cent increase in equity prices	229	—	314	—
10 per cent decrease in equity prices	(229)	—	(314)	—
Foreign exchange rate risk
The Group’s financial assets are predominantly denominated in the same currencies as its insurance liabilities, which serves to mitigate the foreign exchange rate risk. The level of currency risk the Group accepts is managed and monitored by the Asset and Liability Management Committee of the Group, through regular monitoring of currency positions of financial assets and insurance contracts.
The Group’s net foreign currency exposures and the estimated impact of changes in foreign exchange rates are set out in the tables below after taking into account derivative contracts entered into to hedge foreign exchange rate risk. Currencies for which net exposure is not significant are excluded from the analysis below.
The Group has more United States dollar denominated assets than it has corresponding United States dollar denominated liabilities due to the much deeper pool of investment assets available in United States dollars. As a result, some of the United States dollar-denominated assets are used to back Hong Kong dollar denominated liabilities. This currency mismatch is then hedged, using forward currency contracts, to reduce the currency risk.
In compiling the table below, the impact of a five percent strengthening of original currency of the relevant operation is stated relative to the functional currency of the Group (US dollar). The impact of a five percent strengthening of the US dollar is also stated relative to the original currency of the relevant operation. Currency exposure reflects the net notional amount of currency derivative positions as well as net equity by currency.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
Foreign exchange rate net exposure
US$m	United States Dollar	Hong Kong Dollar	Thai Baht	Japanese Yen
December 31, 2020
Equity analyzed by original currency	7,868	(3,784)	3,943	(4,058)
Net notional amounts of currency derivatives	(5,872)	3,817	712	4,565
Currency exposure	1,996	33	4,655	507
5% strengthening of original currency
Impact on profit before tax	128	231	2	3
Impact on other comprehensive income	(89)	(229)	231	22
Impact on total equity	39	2	233	25
5% strengthening of the US dollar
Impact on profit before tax	128	(227)	(2)	(3)
Impact on other comprehensive income	(89)	225	(231)	(22)
Impact on total equity	39	(2)	(233)	(25)
September 30, 2021 (Unaudited)
Equity analyzed by original currency	8,489	(4,267)	2,677	(4,057)
Net notional amounts of currency derivatives	(3,863)	4,059	820	5,649
Currency exposure	4,626	(208)	3,497	1,592
5% strengthening of original currency
Impact on profit before tax	(37)	265	3	1
Impact on other comprehensive income	(15)	(275)	172	79
Impact on total equity	(52)	(10)	175	80
5% strengthening of the US dollar
Impact on profit before tax	(37)	(263)	(3)	(1)
Impact on other comprehensive income	(15)	273	(172)	(79)
Impact on total equity	(52)	10	(175)	(80)
Liquidity risk
Liquidity risk primarily refers to the possibility of having insufficient cash available to meet payment obligations when they become due. The Group is exposed to liquidity risk in respect of insurance contracts that permit surrender, withdrawal or other forms of early termination for a cash surrender value specified in the contractual terms and conditions.
To manage liquidity risk the Group has implemented a variety of measures, with an emphasis on flexible insurance product design, so that it can retain the greatest flexibility to adjust contract pricing or crediting rates. The Group also seeks to match, to the extent possible and appropriate, the duration of its investment assets with the duration of its insurance contracts. The Group performs regular monitoring of its liquidity position through cash flow projections.

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
The table below summarizes financial assets and liabilities of the Group into their relevant maturity groupings based on the remaining period at the end of the reporting year to their contractual maturities or expected repayment dates. Most of the Group’s assets are used to support its insurance contract liabilities, which are not shown in the table below. Refer to Note 19 for additional information on the Group’s insurance contract liabilities.
December 31, 2020
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	37,839	1,324	1,818	5,131	29,303	263
Fair value through profit or loss	5,869	21	16	33	59	5,740
Loans and deposits	1,754	292	123	342	980	17
Derivatives financial instruments	180	75	47	46	12	—
Reinsurance receivables	383	383	—	—	—	—
Other assets	1,205	1,075	51	25	38	16
Cash and cash equivalents	2,730	2,730	—	—	—	—
Assets of disposal group classified as held for sale	400	400	—	—	—	—
Total	50,360	6,300	2,055	5,577	30,392	6,036
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	38,894	1,506	207	732	36,449	—
Borrowings	3,457	274	1,960	1,223	—	—
Derivative financial instruments	214	104	1	72	37	—
Other liabilities	3,010	2,016	122	473	369	30
Lease liabilities	145	66	27	39	13	—
Liabilities directly associated with the assets of disposal group classified as held for sale	378	378	—	—	—	—
Total	46,098	4,344	2,317	2,539	36,868	30

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
24. RISK MANAGEMENT (continued)
September 30, 2021 (Unaudited)
US$m	Total	Due in one year or less	Due after one year through two years	Due after two year through five years	Due after five years	No fixed maturity
Financial assets
Available-for-sale debt securities	35,746	1,000	1,426	4,917	28,169	234
Fair value through profit or loss	7,692	7	14	18	57	7,596
Loans and deposits	1,623	288	162	296	850	27
Derivatives financial instruments	116	46	13	52	5	—
Reinsurance receivables	312	312	—	—	—	—
Other assets	1,806	1,760	9	17	5	15
Cash and cash equivalents	1,839	1,839	—	—	—	—
Assets of disposal group classified as held for sale	103	103	—	—	—	—
Total	49,237	5,355	1,624	5,300	29,086	7,872
Financial and insurance liabilities
Insurance and investment liabilities (net of DAC and reinsurance)	39,967	2,476	202	853	36,436	—
Borrowings	3,016	1,792	—	1,224	—	—
Derivative financial instruments	194	99	12	42	41	—
Other liabilities	2,409	1,607	398	28	369	7
Lease liabilities	136	30	25	47	34	—
Liabilities directly associated with the assets of disposal group classified as held for sale	64	64	—	—	—	—
Total	45,786	6,068	637	2,194	36,880	7
25. SHARE-BASED COMPENSATION
During the nine months ended September 30, 2020 and 2021, the Group operated the Share Option and RSU Plan to reward eligible participants for their services and the achievement of shareholder value targets. These RSUs and share options are in the form of a contingent right to receive ordinary shares or a conditional allocation of ordinary shares. Save for in certain circumstances, vesting of awards is conditional upon the eligible participant being in active employment at the time of vesting. These awards have vesting periods of up to four years and are at nil or nominal cost to the eligible participant. In addition to time-vested awards, vesting of certain other awards is subject to certain performance conditions. Award holders do not have any right to dividends or voting rights attaching to the shares prior to delivery of the shares. Each share option has a 10-year exercise period.
(i) RSU
The following table shows the movement in outstanding RSU under the Group’s Share Option and RSU Plan:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
25. SHARE-BASED COMPENSATION (continued)
Number of shares	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Outstanding at the beginning of the period	1,150,782	923,256
Awarded	129,596	333,724
Forfeited	(111,834)	(162,311)
Vested	(245,288)	(152,643)
Outstanding at end of the period	923,256	942,026
The total fair value of RSU granted for the Group during the nine months ended September 30, 2020 and 2021 was US$13m and US$52m, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of shares is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.
The total expense recognized in the condensed consolidated financial statements related to RSU granted under the Share Option and RSU Plan by the Group for the nine months ended September 30, 2020 and 2021 was US$11m and US$20m, respectively.
(ii) Share options
The following table shows the movement in outstanding share options under the Group’s Share Option and RSU Plan:
Number of share-options	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Outstanding at the beginning of the period	663,427	590,251
Awarded	204,470	—
Forfeited	(197,818)	(55,884)
Vested	(79,829)	(123,856)
Outstanding at end of the period	590,250	410,511
The total fair value of share-option awards granted for the Group during the nine months ended September 30, 2020 and 2021 was US$21m and US$nil, respectively.
Recognized compensation cost
The fair value of the employee services received in exchange for the grant of share-options is recognized as an expense in profit or loss over the vesting period with a corresponding amount recorded in equity.
The total expense recognized in the condensed consolidated financial statements related to share options granted under the Share Option and RSU Plan by the Group for the nine months ended September 30, 2020 and 2021 was US$14m and US$5m, respectively.
(iii) One-off Share Award Plan
On August 16, 2021, the board of directors approved the one-off Share Award Plan to attract and retain eligible participants. The one-off Share Award Plan will take effect when certain conditions are met

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
25. SHARE-BASED COMPENSATION (continued)
including the commencement of trading of the Company’s shares on a recognized stock exchange. The total number of the Company’s shares in respect of awards under the plan will not exceed 16,700,000.
26. REMUNERATION OF KEY MANAGEMENT PERSONNEL
Key management personnel of the Group are those that have the authority and responsibility for planning, directing and controlling the activities of the Group. Accordingly, the summary of compensation of key management personnel is as follows.
US$m	Nine months ended September 30, 2020	Nine months ended September 30, 2021
	(Unaudited)	(Unaudited)
Short-term employee benefits	13	13
Share-based payments	15	15
Other long-term benefits	1	2
Total	29	30
27. RELATED PARTY TRANSACTIONS
(a)
Compensation of Directors and key management personnel of the Group:

Remuneration of Directors and key management personnel is disclosed in Note 26.
(b)
Transactions and balances with related parties:

The Group has transactions with certain related companies and these condensed consolidated financial statements reflect the effect of these transactions which are conducted in accordance with terms mutually agreed between the parties. In addition to the transactions detailed elsewhere in the condensed consolidated financial statements, the Group had the following related party transactions during the period.
(i)
Related companies charged US$20m and US$29m for the provision of telecommunication, IT, investment advisory, advertising and consulting services to the Group for the nine months ended September 30, 2020 and 2021, respectively.

(ii)
The Group has underwritten various group insurance contracts with related companies. The total premium revenue from those contracts for the nine months ended September 30, 2020 and 2021 was US$1m and US$2m, respectively.

(iii)
The Group has entered into reinsurance contract arrangements with related companies. The total premiums ceded, claim recoveries received, commission income received and surplus distribution received for the nine months ended September 30, 2020 was US$42m, US$14m, US$8m and US$nil, respectively. The total premiums ceded, claim recoveries received, commission paid and surplus distribution received for the nine months ended September 30, 2021 was US$32m, US$17m, US$1m and US$1m, respectively.

(iv)
The Group has accepted certain liabilities in connection with reinsurance contract from related companies. The total premium revenue, claims incurred, and commissions paid from this contract for the nine months ended September 30, 2020 was US$192m, US$45m and US$46m, respectively. The total premium revenue, claims incurred, and commissions paid from this contract for the nine months ended September 30, 2021 was US$193m, US$55m and US$42m, respectively.

(v)
The Group charged related parties US$16m during the nine months ended September 30, 2020

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
27. RELATED PARTY TRANSACTIONS (continued)
and paid US$nil during the nine months ended September 30, 2021, for administration services related to the GI Disposal Group.
(vi)
Related companies charged US$2m and US$2m for the rental and provision of management fee services for the nine months ended September 30, 2020 and 2021, respectively.

(vii)
The Group held financial investments of US$85m and US$119m controlled by related parties as at December 31, 2020 and September 30, 2021, respectively. The investment income earned was US$9m and US$nil for the nine months ended September 30, 2020 and 2021, respectively.

(viii)
Related companies invested in the perpetual securities issued by the Group with aggregate principal amounts of US$214m and US$146m as at December 31, 2020 and September 30, 2021, respectively. The total interest and distributions paid to related companies for the nine months ended September 30, 2020 and 2021 was US$13m and US$7m, respectively. Refer to Notes 20 and Notes 22.3 for further details.

(ix)
On April 16, 2021, the Group acquired an investment property in Malaysia with a cost of US$17m from a related party. Refer to Notes 13 for further details.

(x)
During the nine months ended September 30, 2021, the Group sold two subsidiaries of the GI Disposal Group to a related party for a total consideration of US$32m which included US$14m for settlement of the Group’s loans to the GI Disposal Group. The Group received US$30m from the related party as a reimbursement and settlement of expenses incurred for the GI Disposal Group in 2019 and 2018 and US$14m to settle the receivable for payments made on behalf of the GI Disposal Group in 2020. The Group also has a call option with a 5-year exercise period pursuant to which the Group has the right to acquire a minority stake in the related party at a discounted price. As of September 30, 2021, the fair value of the call option was US$36m.

(xi)
The Group had amounts due from related companies of US$17m and US$2m as at December 31, 2020 and September 30, 2021, respectively. The amounts due are unsecured, interest-free and repayable on demand.

(xii)
The Group had outstanding payables to related companies of US$6m and US$8m as at December 31, 2020 and September 30, 2021, respectively. The payables are unsecured, interest-free and payable on demand.

(xiii)
A subsidiary of the Group had loans to disposal group of US$14m and US$nil as at December 31, 2020 and September 30, 2021, respectively. The loans are unsecured, interest-free and payable on demand.

(c)
Transactions and balances with associates:

(i)
The Group has entered into broker and non-exclusive distribution agreements with associates, pursuant to which the total commission expenses recognized by the Group for the nine months ended September 30, 2020 and 2021 was US$3m and US$9m, respectively.

(ii)
The Group had amounts due from an associate of US$1m and US$4m as at December 31, 2020 and September 30, 2021, respectively. The amounts due are unsecured, interest-free and repayable on demand.

28. COMMITMENTS AND CONTINGENCIES
Operating lease commitments — Group as a lessor
As of December 31, 2020 and September 30, 2021, the Group leased its investment property portfolio consisting of certain commercial buildings and land. These leases have terms of between 1 and 20 years. The Group had total future minimum rental receivable under non-cancellable operating leases falling due as follows:

FWD GROUP HOLDINGS LIMITED (Formerly known as PCGI Intermediate Holdings Limited)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 and 2021
28. COMMITMENTS AND CONTINGENCIES (continued)
US$m	December 31, 2020	September 30, 2021
		(Unaudited)
Within one year	20	25
In the second to fifth years	42	51
Over five years	52	95
Total	114	171
Investment and capital commitments
As of December 31, 2020 and September 30, 2021, the Group has investments and capital commitments to invest in its private equity partnerships.
US$m	December 31, 2020	September 30, 2021
		(Unaudited)
Within one year	293	314
In the second to fifth years, inclusive	1,033	974
Over five years	—	—
Total	1,326	1,288
Commitments in Malaysia
As of December 31, 2020 and September 30, 2021, the Group had planned to invest a total of US$189m and US$121m, respectively, in Malaysia from 2021 to 2024.
Capital commitment for acquisitions and investments
The Group agreed to make initial and additional payments in aggregate amounts of US$44m and up to US$208m, respectively, in relation to acquisitions and investments.
Contingencies
The Group is subject to regulation in each of the geographical markets in which it operates from insurance business, and other regulators and is exposed to the risk of regulatory actions in response to perceived or actual non-compliance with regulations relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties. The Group believes that these matters have been adequately provided for in these financial statements.
The Group is exposed to risk exposures including legal proceedings, complaints etc. from its activities including those arising from commercial activities, sales practices, suitability of products, policies and claims. The Group believes that these matters are adequately provided for in these financial statements.
29. EVENTS AFTER REPORTING PERIOD
On November 12, 2021, One George Street LLP (“OGS”), the Group’s joint venture, entered into an agreement with a third party to dispose its investment property (the “Property”). Upon completion of the disposal, the Group will enter into an agreement to lease a specific area of the Property for the purpose of displaying three façade signages for an initial period of three years, with options to extend the lease for additional periods as set out under the terms of the lease.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.
Under the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.
Recent Sales of Unregistered Securities

During the past three years, we have issued shares to Mr. Li Tzar Kai, Richard and PCGI Holdings Limited as set forth in the table below. We believe that the issuances of these shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering.
Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount
1. Li Tzar Kai, Richard	December 17, 2020	18,486,640	US$0	Not applicable
2. PCGI Holdings Limited	May 13, 2021	2,142,858	US$600,000,240	Not applicable
On August 20, 2021, we effected a share sub-division whereby each of our then authorized ordinary shares, par value US$1.00 each, was divided into one hundred ordinary shares, par value US$0.01 each. Following such share sub-division, PCGI Holdings Limited owned 2,162,950,800 ordinary shares in our company and surrendered for no consideration 1,514,065,560 ordinary shares to our company for cancellation, following which PCGI Holdings Limited owns 648,885,240 ordinary shares in our company.
Item 8.
Exhibits and Financial Statement Schedules

(a)
Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.
(b)
Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.
Item 9.
Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1**	Plan of Merger dated December 17, 2020 between PCGI Intermediate Holdings Limited and PCGI Limited
2.2**†	Implementation Agreement dated September 24, 2021 between, among others, PCGI Intermediate Holdings Limited, FWD Limited and FWD Group Limited
3.1**	Memorandum and Articles of Association of the Registrant
3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant
3.3*	Form of Registration Rights Agreement among the Registrant, the shareholders of the Registrant and certain other parties named therein
4.1*	Specimen of Ordinary Share Certificate
4.2*	Specimen of American Depositary Receipt (included in Exhibit 4.3)
4.3*	Form of Deposit Agreement among the Registrant, J P Morgan Chase Bank, N.A., as depositary, and the holders and beneficial owners of ADSs issued thereunder
4.4*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)
5.1*	Opinion of Walkers (Hong Kong) regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1*	Opinion of Walkers (Hong Kong) regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2**	Share Option and RSU Plan
10.3**	One-Off Share Award Plan
10.4**	Long Term Incentive Plan
10.5**	Senior Executive Option Plan
10.6**	Employee Share Purchase Plan
10.7**	Business Collaboration Agreement dated December 8, 2020 between FWD Limited, FWD Group Limited and bolttech Holdings Limited
10.8**†	Amended and Restated Quota Share Retrocession Agreement dated November 21, 2020 between Swiss Re and FWD Reinsurance
10.9**	Fiscal Agency Agreement dated September 24, 2014 between FWD Limited and The Hongkong and Shanghai Banking Corporation Limited
10.10**	Fiscal Agency Agreement dated January 24, 2017 between FWD Limited and The Hongkong and Shanghai Banking Corporation Limited
10.11**	Fiscal Agency Agreement dated November 16, 2017 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.12**	Supplemental Fiscal Agency Agreement dated January 11, 2019 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.13**	Fiscal Agency Agreement dated July 9, 2019 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.14**	Supplemental Fiscal Agency Agreement dated July 23, 2019 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.15**	Supplemental Fiscal Agency Agreement dated July 30, 2019 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited

Exhibit No.	Description of Exhibit
10.16**	Fiscal Agency Agreement dated September 13, 2019 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.17**	Fiscal Agency Agreement dated June 15, 2017 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.18**	Supplemental Fiscal Agency Agreement dated July 6, 2017 between FWD Group Limited and The Hongkong and Shanghai Banking Corporation Limited
10.19**	Fiscal Agency Agreement dated February 1, 2018 between FWD Limited and The Hongkong and Shanghai Banking Corporation Limited
10.20**	HSBC Facility Agreement dated February 4, 2019 between FGL, FWD Group Financial Services Pte. Ltd, HSBC Bank Plc, the financial institutions listed in Schedule 1 thereto and The Hongkong and Shanghai Banking Corporation Limited
10.21**	Amendments to the HSBC Facility Agreement dated July 18, 2019, August 1, 2019, September 6, 2019, November 4, 2019, January 7, 2020, March 4, 2020 and October 5, 2020
10.22**	SCB Facility Agreement dated September 10, 2019 between FGL FWD Group Financial Services Pte. Ltd, the financial institutions listed in Schedule 1 thereto and Standard Chartered Bank (Hong Kong) Limited
10.23**	Amendments to the SCB Facility Agreement dated September 25, 2019, March 27, 2020 and October 5, 2020
10.24**	Insurance Services and Products Agreement dated December 24, 2020 between FWD Life Insurance Company (Bermuda) Limited and HKT Services Limited.
10.25**	Insurance and Related Services Agreement dated December 24, 2020 between FWD Life Insurance Company (Bermuda) Limited and HKT Financial Services (IA) Limited.
10.26**	Telecommunications and Related Services Agreement dated December 24, 2020 between FWD Group Management Holdings Limited and Hong Kong Telecommunications (HKT) Limited.
10.27**	Information Technology and Related Services Agreement dated December 24, 2020 between FWD Group Management Holdings Limited and PCCW Solutions Limited.
10.28**	Insurance Services and Products Agreement dated December 24, 2020 between FWD Life Insurance Company (Bermuda) Limited and PCCW Services Limited.
10.29**†	Proportional Reinsurance Treaty dated December 17, 2020 between FWD General Insurance Company Limited and FWD Life Insurance Company (Bermuda) Limited
10.30**	Subscription Agreement dated September 23, 2021 by and between FWD Group Holdings Limited and Athene Life Re Ltd.
10.31**†
Post IPO Lock-Up Agreement dated September 24, 2021 between PCGI Holdings Limited, the Registrant, Swiss Re Ltd, Swiss Re Principal Investments Company Asia Pte. Ltd., FWD Limited and FWD Group Limited.

21.1**	Subsidiaries of Registrant
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)
23.3**	Consent of Milliman Limited
23.4**	Consent of N.M.G. Financial Services Consulting Limited
24.1**	Powers of Attorney (included on signature page)

*
To be filed by amendment

**
Previously filed

†
Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore on November 23, 2021.
FWD Group Holdings Limited
By:
/s/ Huynh Thanh Phong

Name:  Huynh Thanh Phong
Title:
Group Chief Executive Officer and Executive Director

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
/s/ Huynh Thanh Phong Huynh Thanh Phong	Group Chief Executive Officer and Executive Director (Principal Executive Officer)	November 23, 2021
/s/ Jon Nielsen Jon Nielsen	Managing Director and Group Chief Financial Officer (Principal Accounting and Financial Officer)	November 23, 2021
* Ronald Arculli	Chairman and Non-Executive Director	November 23, 2021
* Li Tzar Kai, Richard	Executive Director	November 23, 2021
* Yijia Tiong	Independent Non-Executive Director	November 23, 2021
* Chung Kit Hung, Martina	Independent Non-Executive Director	November 23, 2021
* Dirk Sluimers	Independent Non-Executive Director	November 23, 2021
* John Baird	Independent Non-Executive Director	November 23, 2021

Signature	Capacity	Date
* Guido Fürer	Non-Executive Director	November 23, 2021
* Walter Kielholz	Non-Executive Director	November 23, 2021
* Kyoko Hattori	Independent Non-Executive Director	November 23, 2021
* Si-Hang Ma, Frederick	Independent Non-Executive Director	November 23, 2021
*By: /s/ Huynh Thanh Phong Name: Huynh Thanh Phong Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) has signed this registration statement or amendment thereto in New York on November 23, 2021.
Authorized Representative in the United States
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title: Senior Vice-President